As filed with the U.S. Securities and Exchange Commission on June 12, 2023

Registration No. 333-269739

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1

to

Form F-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

THE FLEXI GROUP HOLDINGS LTD

(Company number: 2111418)

(Exact Name of Registrant as Specified in its Articles of Association)

British Virgin Islands	6512	Not Applicable
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Wisma UOA Damansara II, Penthouse 16-1 Level 16, No. 6

Changkat Semantan, Bukit Damansara

50490 Kuala Lumpur, Malaysia

+60 3 2011 9888

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Cogency Global Inc.

122 East 42nd Street, 18th Floor

New York, New York 10168

+1 (212) 947-7200

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Christopher Haunschild Joseph Lucosky Lucosky Brookman LLP 101 Wood Avenue South Woodbridge, New Jersey 08830 +1 (732) 395-4400	Penny Minna Kevin Criddle DLA Piper LLP (US) 6225 Smith Avenue Baltimore, MD 21209 +1 (410) 580-3000

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this Registration Statement becomes effective and all other conditions to the business combination contemplated by the Business Combination Agreement described in the included proxy statement/prospectus have been satisfied or waived.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third party Tender Offer) ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary proxy statement/prospectus is not complete and may be changed. The Registrant may not issue these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary proxy statement/prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROXY STATEMENT
SUBJECT TO COMPLETION, DATED JUNE 12, 2023

Letter to Stockholders of TG Venture Acquisition Corp.

TG VENTURE ACQUISITION CORP.

1390 Market Street, Suite 200
San Francisco, CA 94102

To the stockholders of TG Venture Acquisition Corp.:

You are cordially invited to attend a special meeting of stockholders (the “Special Meeting”) of TG Venture Acquisition Corp. (“TGVC”) on      at          , Eastern Time. The meeting will be held virtually over the internet by means of a live audio webcast. You will be able to attend and vote your shares during the Special Meeting via a live webcast available at www.virtualshareholdermeeting.com/TGVC2023SM2.

At the Special Meeting, our stockholders will be asked to consider and vote upon a proposal (the “Business Combination Proposal”) to approve and adopt the Business Combination Agreement dated December 5, 2022 (as it may be amended, supplemented, or otherwise modified from time to time, the “Business Combination Agreement”), by and among TGVC, The Flexi Group Limited, a business company with limited liability incorporated under the laws of the British Virgin Islands (“Flexi”), The Flexi Group Holdings Ltd, a business company with limited liability incorporated under the laws of the British Virgin Islands and a direct, wholly owned subsidiary of Flexi (“PubCo”), The Flexi Merger Co. Ltd, a business company with limited liability incorporated under the laws of the British Virgin Islands and a direct, wholly owned subsidiary of PubCo (“Target Merger Sub”), and Flexi Merger Co. LLC, a Delaware limited liability company and a direct, wholly owned subsidiary of PubCo (“SPAC Merger Sub”), and the transactions contemplated by the Business Combination Agreement and certain related agreements. The Business Combination Agreement provides for, among other things, (i) the merger of Flexi with and into Target Merger Sub (the “Initial Merger”), upon which the separate existence of Target Merger Sub will cease and Flexi will be the surviving corporation and a direct, wholly owned subsidiary of PubCo, and (ii) the merger of TGVC with and into SPAC Merger Sub (the “TGVC Merger” and together with the Initial Merger, the “Mergers” and the transactions contemplated by the Business Combination Agreement, including the Mergers, the “Business Combination”), upon which the separate existence of SPAC Merger Sub will cease and TGVC will be the surviving corporation and a direct, wholly owned subsidiary of PubCo.

PubCo is offering up to (i) 26,997,863 ordinary shares, par value $0.0001 per share (“PubCo Ordinary Shares”) and (ii) 17,057,500 warrants to purchase PubCo Ordinary Shares (“PubCo Warrants”) in the Business Combination. PubCo intends to apply to list the PubCo Ordinary Shares and PubCo Warrants on The Nasdaq Stock Market LLC with the ticker symbols “FLXG” and “FLXGW” respectively.

As a result of the Mergers, (i) all outstanding shares of Flexi will be automatically cancelled in exchange for the right to receive a number of PubCo Ordinary Shares determined by reference to the “Flexi Exchange Ratio” calculated in accordance with the Business Combination Agreement, which as of June 9, 2023 was 74.82141, (ii) each outstanding TGVC Unit, comprised of one share of TGVC Class A Common Stock and one warrant to purchase one share of TGVC Class A Common Stock for $11.50 per share (each whole warrant, a “TGVC Warrant”), will be automatically detached and the holder thereof will be deemed to hold one share of TGVC Class A Common Stock and one TGVC Warrant, (iii) each outstanding share of TGVC Class B Common Stock will automatically convert into one share of TGVC Class A Common Stock, (iv) each outstanding share of TGVC Class A Common Stock will be cancelled in exchange for the right to receive one PubCo Ordinary Share, and (v) each outstanding TGVC Warrant will be converted into a PubCo Warrant. Following the Mergers, the Flexi Shareholders will have the right to receive up to an additional 2,900,000 PubCo Ordinary Shares based on PubCo’s achievement of certain revenue thresholds during the two-year period following the closing of the Business Combination.

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Upon Closing, we anticipate that (i) existing TGVC Stockholders (other than the Initial Holders (as defined in the accompanying proxy statement/prospectus)) will own approximately 5.6% of the outstanding PubCo Ordinary Shares, (ii) the Flexi Shareholders will own approximately 78.8% of the outstanding PubCo Ordinary Shares, (iii) TGVC’s directors and officers and the Sponsor Related Parties (as defined in the accompanying proxy statement/prospectus) will own approximately 12.0% of the outstanding PubCo Ordinary Shares, (iv) certain third party advisors will own approximately 3.4% of the outstanding PubCo Ordinary Shares and (v) ThinkEquity, LLC will own approximately 0.2% of the outstanding PubCo Ordinary Shares.

The ownership percentages with respect to PubCo following the Business Combination are based upon the number of Flexi Shares and shares of TGVC Common Stock issued and outstanding as of June 9, 2023 and are subject to a number of assumptions. These relative percentages assume (i) no exercise of TGVC Warrants, (ii) no Flexi Shareholder exercises his, her or its rights of appraisal, and (iii) after the May Redemptions (as defined in the accompanying proxy statement/prospectus), no TGVC Public Stockholder exercises redemption rights in connection with his, her or its TGVC Public Shares. If TGVC Public Stockholders exercise any redemption rights in respect of TGVC Public Shares, or any of the other assumptions are not correct, these percentages will be different.

At the Special Meeting, the TGVC Stockholders will also be asked to consider and vote to approve a proposal to adjourn the Special Meeting to a later date or dates, if necessary (the “Adjournment Proposal” and together with the Business Combination Proposal, the “Proposals”).

When TGVC completed its initial public offering on November 5, 2021, TGVC had until May 5, 2023 (or such later date as may be approved by the TGVC Stockholders) to complete its initial business combination. On May 4, 2023, TGVC held a special meeting of stockholders (the “Extension Meeting”), where the stockholders of TGVC approved amending (i) TGVC’s then existing amended and restated certificate of incorporation and (ii) the Investment Management Trust Agreement, dated November 2, 2021, by and between Continental Stock Transfer & Trust Company and TGVC, to extend the date by which TGVC must complete a business combination for an additional six months, from May 5, 2023 to November 5, 2023 (the “Extension”). In connection with the Extension, 10,164,304 TGVC Public Shares were tendered for redemption, which represented 88.4% of the total TGVC Public Shares outstanding at the time of redemption, and approximately $105.6 million was released from the Trust Account (as defined in the accompanying proxy statement/prospectus) to pay such redeeming TGVC Public Stockholders. As a result of this redemption, as of the date thereof there were 1,335,696 TGVC Public Shares issued and outstanding and there is approximately $14.2 million remaining in the Trust Account that is available for a business combination.

In connection with the Extension, (i) in order to induce TGVC Public Stockholders not to redeem their TGVC Public Shares, TGVC and TGVC’s sponsor entered into an agreement with Bulldog Investors, LLP (“Bulldog”) and Phillip Goldstein (together with Bulldog, the “Non-Redemption Investors”) whereby, among other things, TGVC’s sponsor paid $105,000 (the “Non-Redemption Payment”) to the Non-Redemption Investors in exchange for the Non-Redemption Investors agreeing to hold and not redeem certain TGVC Public Shares, (ii) TGVC amended its advisory agreement with ThinkEquity and agreed to pay ThinkEquity an advisory fee of $50,000, and (iii) a director of TGVC made a short-term loan of $105,000 to TGVC’s sponsor, which has been repaid. In addition, in order to induce TGVC Public Stockholders to not redeem their TGVC Public Shares and in connection with the Extension, TGVC’s sponsor will deposit an additional cash contribution of $0.04 per TGVC Public Share per month to the Trust Account (each, a “Monthly Extension Payment”). Assuming that TGVC will complete its initial business combination by November 5, 2023, a total of up to $320,567 from six Monthly Extension Payments will be deposited in the Trust Account by October 5, 2023. As of the date hereof, two Monthly Extension Payments, in the aggregate principal amount of $106,854, have been deposited into the Trust Account. Each Monthly Extension Payment will be evidenced by an unsecured promissory note (an “Extension Note”) issued by TGVC’s sponsor to TGVC, each in the principal amount equal to the Monthly Extension Payment. Each Extension Note will bear no interest and be payable in full upon TGVC’s consummation of a business combination. If TGVC does not consummate a business combination by November 5, 2023, the Extension Notes will be repaid only from funds held outside of the Trust Account or will be forfeited, eliminated or otherwise forgiven.

The Board of Directors of TGVC (the “TGVC Board”) has fixed the close of business on                  , 2023 as the record date (the “Record Date”) for the determination of stockholders entitled to notice of, and to vote at, the Special Meeting or any postponement or adjournment thereof. Stockholders should carefully read the accompanying Notice of Special Meeting and proxy statement/prospectus for a more complete statement of the Proposals to be considered at the Special Meeting.

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The TGVC Board has unanimously approved and adopted the Business Combination Agreement and unanimously recommends that the TGVC Stockholders vote “FOR” each of the Proposals presented to TGVC Stockholders at the Special Meeting. When you consider the TGVC Board’s recommendation of these Proposals, you should keep in mind that the directors and officers of TGVC have interests in the Business Combination that may conflict with your interests as a stockholder. See the section titled “The Business Combination Proposal; Terms of the Business Combination—Interests of the Initial Holders in the Business Combination” in the accompanying proxy statement/prospectus.

Pursuant to the TGVC Charter, TGVC Public Stockholders have redemption rights in connection with the Business Combination. TGVC Public Stockholders are not required to affirmatively vote for or against the Business Combination in order to redeem their TGVC Public Shares for cash. This means that TGVC Public Stockholders who hold shares of TGVC Class A Common Stock on or before , 2023 (two business days before the Special Meeting) will be eligible to elect to have their shares of TGVC Class A Common Stock redeemed for cash in connection with the Special Meeting, whether or not they are holders as of the Record Date, and whether or not such shares are voted at the Special Meeting.

By Order of the TGVC Board,

Sincerely,
Pui Lan Patrick Tsang
Chief Executive Officer and Chairman
, 2023

This proxy statement/prospectus is dated                     , 2023 and is first being mailed to TGVC Stockholders on or about                       , 2023.

THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS PROVIDES THE TGVC STOCKHOLDERS WITH DETAILED INFORMATION ABOUT THE BUSINESS COMBINATION AND OTHER MATTERS TO BE CONSIDERED AT THE SPECIAL MEETING. WE ENCOURAGE YOU TO READ THIS ENTIRE DOCUMENT, INCLUDING THE ANNEXES AND OTHER DOCUMENTS REFERRED TO THEREIN, CAREFULLY AND IN THEIR ENTIRETY. YOU SHOULD ALSO CAREFULLY CONSIDER THE RISK FACTORS DESCRIBED IN “RISK FACTORS” BEGINNING ON PAGE  51 OF THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORY AGENCY HAS APPROVED OR DISAPPROVED THE TRANSACTIONS DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS  OR ANY OF THE SECURITIES TO BE ISSUED IN THE BUSINESS COMBINATION, PASSED UPON THE MERITS OR FAIRNESS OF THE BUSINESS COMBINATION OR RELATED TRANSACTIONS OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY CONSTITUTES A CRIMINAL OFFENSE.

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TG Venture Acquisition Corp.
1390 Market Street, Suite 200
San Francisco, CA 94102
(628) 251-1369

Notice of Special Meeting of Stockholders of TG Venture Acquisition Corp.

TO BE HELD ON            , 2023

TO THE STOCKHOLDERS OF TG VENTURE ACQUISITION CORP.:

NOTICE IS HEREBY GIVEN that a special meeting of the stockholders (the “Special Meeting”) of TG Venture Acquisition Corp., a Delaware corporation (“TGVC”) will be held at Eastern Time, on , 2023. The meeting will be held virtually over the internet by means of a live audio webcast. You will be able to attend and vote your shares during the Special Meeting via a live webcast available at www.virtualshareholdermeeting.com/TGVC2023SM2. At the Special Meeting, TGVC Stockholders will be asked to consider and vote upon the following proposals:

1.	Proposal No. 1 — The Business Combination Proposal — to adopt and approve the Business Combination Agreement dated December 5, 2022 (as it may be amended, supplemented, or otherwise modified from time to time, the “Business Combination Agreement”), by and among TGVC, The Flexi Group Limited, a business company with limited liability incorporated under the laws of the British Virgin Islands (“Flexi”), Flexi Group Holdings Ltd, a business company with limited liability incorporated under the laws of the British Virgin Islands and a direct, wholly owned subsidiary of Flexi (“PubCo”), The Flexi Merger Co. Ltd, a business company with limited liability incorporated under the laws of the British Virgin Islands and a direct, wholly owned subsidiary of PubCo (“Target Merger Sub”), and Flexi Merger Co. LLC, a Delaware limited liability company and a direct, wholly owned subsidiary of PubCo (“SPAC Merger Sub”), and to approve the transactions contemplated thereby (the “Business Combination”); and

2.	Proposal No. 2 — The Adjournment Proposal — to approve a proposal to adjourn the Special Meeting to a later date or dates, if necessary.

Only holders of record of TGVC Common Stock at the close of business on            , 2023 (the “Record Date”) are entitled to notice of the Special Meeting and to vote at the Special Meeting and any adjournments or postponements of the Special Meeting. The Special Meeting will be conducted via live audio webcast. You will be able to attend the Special Meeting by visiting www.virtualshareholdermeeting.com/TGVC2023SM2. We are pleased to utilize virtual stockholder meeting technology to provide enhanced access and cost savings for TGVC Stockholders and TGVC. The virtual meeting format allows attendance from any location in the world, but please note that you will not be able to attend the Special Meeting in person. TGVC recommends that you log in at least 15 minutes before the Special Meeting to ensure you are logged in when the meeting starts.

Pursuant to the TGVC Charter, TGVC is providing the TGVC Public Stockholders with the opportunity to redeem, upon the Closing, shares of TGVC Class A Common Stock then held by them for cash equal to their pro rata share of the aggregate amount on deposit (as of two business days prior to the Closing) in the Trust Account that holds the proceeds (including interest but less taxes payable) of TGVC’s initial public offering (the “IPO”). For illustrative purposes, based on funds in the Trust Account, which was approximately $14.2 million on June 9, 2023, the estimated redemption price per TGVC Public Share would have been approximately $10.66, without giving effect to taxes payable. TGVC Public Stockholders are not required to affirmatively vote for or against the Business Combination Proposal in order to redeem their shares of TGVC Class A Common Stock for cash. This means that TGVC Public Stockholders who hold shares of TGVC Class A Common Stock on or before              , 2023 (two business days before the Special Meeting) will be eligible to elect to have their shares of TGVC Class A Common Stock redeemed for cash in connection with the Special Meeting, whether or not they are holders as of the Record Date, and whether or not such shares are voted at the Special Meeting. A TGVC Public Stockholder, together with any of his, her or its affiliates or any other person with whom it is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended), will be restricted from redeeming in the aggregate his, her or its shares or, if part of such a group, the group’s shares, with respect to more than 15% of the shares of TGVC Class A Common Stock included in the TGVC Public Units sold in the IPO. Holders of the outstanding TGVC Public Warrants and TGVC Public Units do not have redemption rights with respect to such securities in connection with the Business Combination. Holders of outstanding TGVC Public Units must separate the underlying TGVC Public Shares and TGVC Public Warrants prior to exercising redemption rights with respect to the TGVC Public Shares. In connection with the IPO, the Initial Holders (as defined in the accompanying proxy statement/prospectus) agreed to waive any redemption rights with respect to shares of the TGVC Common Stock held by them in connection with the completion of the Business Combination. Currently, the Sponsor owns 39.95% of the issued and outstanding shares of TGVC Common Stock. The Initial Holders have agreed to vote any shares of TGVC Common Stock owned by them in favor of the Business Combination Proposal.

iv

A majority of the voting power of all outstanding shares of capital stock of TGVC entitled to vote must be present via the virtual meeting platform or by proxy to constitute a quorum for the transaction of business at the Special Meeting. Approval of the Business Combination Proposal and the Adjournment Proposal, if presented, requires the affirmative vote of a majority of the votes cast by the TGVC Stockholders as of the Record Date who attend or are represented by proxy at the Special Meeting, as determined in accordance with TGVC’s Governing Documents. The TGVC Board unanimously recommends that you vote “FOR” the Business Combination Proposal and “FOR” the Adjournment Proposal, if presented.

As of June 9, 2023, there was approximately $14.2 million in the Trust Account. Each share of TGVC Class A Common Stock redeemed by TGVC will decrease the amount in the Trust Account. Net tangible assets will be maintained at a minimum of $5,000,001 immediately prior to the closing of the Business Combination, as provided in the TGVC Charter.

We direct your attention to the proxy statement/prospectus accompanying this notice (including the annexes thereto) for a more complete description of the proposed Business Combination and related transactions and each of the Proposals. We encourage you to read the accompanying proxy statement/prospectus carefully. If you have any questions or need assistance voting your shares, please call at .

By Order of the TGVC Board,

Pui Lan Patrick Tsang
Chief Executive Officer and Chairman

v

The information in this proxy statement/prospectus is not complete and may be changed. We may not issue these securities until the registration statement filed with the Securities and Exchange Commission, of which this proxy statement/prospectus is a part, is declared effective. This proxy statement/prospectus does not constitute an offer to sell these securities and it is not soliciting an offer to buy these securities in any state, country or territory where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED          , 2023

PRELIMINARY PROXY STATEMENT FOR SPECIAL MEETING OF

TG VENTURE ACQUISITION CORP.

PROSPECTUS FOR UP TO 26,997,863 ORDINARY SHARES

AND 17,057,500 WARRANTS OF

THE FLEXI GROUP HOLDINGS LTD

The board of directors of TG Venture Acquisition Corp., a Delaware corporation (“TGVC”), has unanimously approved the Business Combination Agreement dated as of December 5, 2022 (the “Business Combination Agreement”), by and among (i) The Flexi Group Limited, a business company with limited liability incorporated under the laws of the British Virgin Islands (“Flexi”), (ii) The Flexi Group Holdings Ltd, a business company with limited liability incorporated under the laws of the British Virgin Islands and a direct, wholly owned subsidiary of Flexi (“PubCo”), (iii) The Flexi Merger Co. Ltd., a business company with limited liability incorporated under the laws of the British Virgin Islands and a direct, wholly owned subsidiary of PubCo (“Target Merger Sub”), and (iv) Flexi Merger Co. LLC, a Delaware limited liability company and a direct, wholly owned subsidiary of PubCo (“SPAC Merger Sub”). If the Business Combination Agreement is approved by the TGVC Stockholders and the transactions contemplated by the Business Combination Agreement are consummated, Flexi will merge with and into Target Merger Sub (the “Initial Merger”), upon which the separate existence of Target Merger Sub will cease and Flexi will be the surviving corporation and a direct, wholly owned subsidiary of PubCo, and TGVC will merge with and into SPAC Merger Sub (the “TGVC Merger” and, together with the Initial Merger, the “Mergers” and the transactions contemplated by the Business Combination Agreement, including the Mergers, the “Business Combination”), upon which the separate existence of SPAC Merger Sub will cease and TGVC will be the surviving corporation and a direct, wholly owned subsidiary of PubCo.

As a result of the Mergers, (i) all outstanding shares of Flexi will be automatically cancelled in exchange for the right to receive a number of PubCo Ordinary Shares determined by reference to the “Flexi Exchange Ratio” calculated in accordance with the Business Combination Agreement, which as of June 9, 2023 was 74.82141, (ii) each outstanding TGVC Unit, comprised of one share of TGVC Class A Common Stock and one warrant to purchase one share of TGVC Class A Common Stock for $11.50 per share (each whole warrant, a “TGVC Warrant”), will be automatically detached and the holder thereof will be deemed to hold one share of TGVC Class A Common Stock and one TGVC Warrant, (iii) each outstanding share of TGVC Class B Common Stock will automatically convert into one share of TGVC Class A Common Stock, (iv) each outstanding share of TGVC Class A Common Stock will be cancelled in exchange for the right to receive one PubCo Ordinary Share, and (v) each outstanding TGVC Warrant will be converted into a PubCo Warrant. Following the Mergers, the Flexi Shareholders will have the right to receive up to an additional 2,900,000 PubCo Ordinary Shares based on PubCo’s achievement of certain revenue thresholds during the two-year period following the closing of the Business Combination.

Upon closing of the Business Combination, we anticipate that (i) existing TGVC Stockholders (other than the Initial Holders (as defined in this proxy statement/prospectus)) will own approximately 5.6% of the outstanding PubCo Ordinary Shares, (ii) the Flexi Shareholders will own approximately 78.8% of the outstanding PubCo Ordinary Shares, (iii) TGVC’s directors and officers and the Sponsor Related Parties (as defined in this proxy statement/prospectus) will own approximately 12.0% of the outstanding PubCo Ordinary Shares, (iv) certain third party advisors will own approximately 3.4% of the outstanding PubCo Ordinary Shares, and (v) ThinkEquity will own approximately 0.2% of the outstanding PubCo Ordinary Shares.

vi

The ownership percentages with respect to PubCo following the Business Combination are based upon the number of Flexi Shares (as defined in this proxy statement/prospectus) and shares of TGVC Common Stock issued and outstanding as of June 9, 2023 and are subject to a number of assumptions. These relative percentages assume (i) no exercise of TGVC Warrants, (ii) no Flexi Shareholder exercises his, her or its rights of appraisal, and (iii) after the May Redemptions, no TGVC Public Stockholder exercises redemption rights in connection with his, her or its TGVC Public Shares. If TGVC Public Stockholders exercise any redemption rights in respect of TGVC Public Shares, or any of the other assumptions are not correct, these percentages will be different.

Proposals to approve the Business Combination Agreement and the other matters discussed in this proxy statement/prospectus will be presented at the special meeting of TGVC Stockholders scheduled to be held on , 2023 in virtual format.

Although PubCo is not currently a public reporting company, following the effectiveness of the registration statement of which this proxy statement/prospectus is a part and the closing of the Business Combination, PubCo will become subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). PubCo intends to apply for listing of the PubCo Ordinary Shares and PubCo Warrants on The Nasdaq Stock Market LLC (“Nasdaq”) under the proposed symbols “FLXG” and “FLXGW,” respectively, to be effective at the consummation of the Business Combination. It is a condition of the consummation of the transactions under the Business Combination Agreement that the PubCo Ordinary Shares are approved for listing on Nasdaq (subject only to official notice of issuance thereof and round lot holder requirements). While trading on Nasdaq is expected to begin on the first business day following the date of completion of the Business Combination, there can be no assurance that PubCo’s securities will be listed on Nasdaq or that a viable and active trading market will develop. See “Risk Factors” beginning on page 51 for more information.

This proxy statement/prospectus provides you with detailed information about the Business Combination and other matters to be considered at the TGVC Special Meeting. We encourage you to carefully read this entire document. You should also carefully consider the risk factors described in “Risk Factors” beginning on page 51 of this proxy statement/prospectus for a discussion of information that should be considered before voting on the proposed Business Combination and each of the other matters to be presented at the TGVC Special Meeting.

Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the Business Combination or the other transactions described in THIS proxy statement/prospectus or any of the securities to be issued in the Business Combination, passed upon the merits or fairness of the Business Combination or related transactions or passed upon the adequacy or accuracy of the disclosure in THIS proxy statement/prospectus. Any representation to the contrary is a criminal offense.

This proxy statement/prospectus is dated               , 2023, and is first being mailed to TGVC Stockholders on or about        , 2023.

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ANNEXES

ix

About This Proxy Statement/Prospectus

This document, which forms part of a registration statement on Form F-4 filed with the U.S. Securities and Exchange Commission (the “SEC”) by The Flexi Group Holdings Ltd, constitutes a prospectus of PubCo under Section 5 of the U.S. Securities Act of 1933, as amended (the “Securities Act”) with respect to the PubCo Ordinary Shares to be issued to TGVC Stockholders and the Flexi Shareholders, the PubCo Warrants to be issued to holders of TGVC Warrants, and the PubCo Ordinary Shares underlying such warrants, if the Business Combination is consummated. This document also constitutes a notice of meeting and a proxy statement under Section 14(a) of the Exchange Act with respect to the Special Meeting of TGVC Stockholders at which TGVC Stockholders shall be asked to consider and vote upon a proposal to approve the Business Combination by the adoption of the Business Combination Agreement, among other matters, and to adjourn the meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve the Business Combination Proposal.

References to “U.S. Dollars” and “$” in this proxy statement/prospectus are to United States dollars, the legal currency of the United States. Discrepancies in any table between totals and sums of the amounts listed are due to rounding. Certain amounts and percentages have been rounded; consequently, certain figures may add up to be more or less than the total amount and certain percentages may add up to be more or less than 100%. In particular and without limitation, amounts expressed in millions contained in this proxy statement/prospectus have been rounded to a single decimal place for the convenience of readers. Capitalized terms that are not otherwise defined herein shall have the meaning ascribed to them in the “Frequently Used Terms” section below.

Industry and Market Data

This proxy statement/prospectus contains estimates, projections, and other information concerning Flexi’s industry and business, as well as data regarding market research, estimates, and forecasts prepared by Flexi’s management. Information that is based on estimates, forecasts, projections, market research, or similar methodologies is inherently subject to uncertainties, and actual events or circumstances may differ materially from events and circumstances that are assumed in this information. The industry in which Flexi operates is subject to a high degree of uncertainty and risk due to a variety of factors, including those described in the section titled “Risk Factors.” Unless otherwise expressly stated, Flexi obtained industry, business, market, and other data from reports, research surveys, studies, and similar data prepared by market research firms and other third parties, industry and general publications, government data, and similar sources. Forecasts and other forward-looking information with respect to industry, business, market, and other data are subject to the same qualifications and additional uncertainties as the other forward-looking statements in this proxy statement/prospectus. See “Cautionary Note Regarding Forward-Looking Statements.”

ADDITIONAL INFORMATION

This proxy statement/prospectus incorporates important business and financial information about TGVC from other documents that are not included in or delivered with this proxy statement/prospectus. This information is available for you to review on the SEC’s website at www.sec.gov. You can also obtain the documents incorporated by reference into this proxy statement/prospectus free of charge by requesting them in writing or by telephone from the appropriate company at the following address:

The Flexi Group Holdings Ltd
Wisma UOA Damansara II, Penthouse 16-1 Level 16, No. 6,

Changkat Semantan, Bukit Damansara, 50490

Kuala Lumpur, Malaysia

+60 3 2011 9888

To obtain timely delivery, TGVC Stockholders must request the materials no later than five business days prior to the Special Meeting, or by                , 2023.

You may also obtain additional proxy cards and other information related to the proxy solicitation by contacting the appropriate contact listed above. You will not be charged for any of these documents that you request.

1

For a more detailed description of the information incorporated by reference in this proxy statement/prospectus and how you may obtain it, see the section entitled “Where You Can Find More Information.”

Financial Statement Presentation

TGVC

The historical financial statements of TGVC included in this proxy statement/prospectus were prepared in accordance with U.S. GAAP and are denominated in U.S. Dollars.

Flexi

Flexi’s audited consolidated financial statements as of and for the years ended December 31, 2022 and 2021 included in this proxy statement/prospectus have been prepared in accordance with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board (“IASB”) and are denominated in U.S. Dollars.

Flexi refers in various places in this proxy statement/prospectus to non-IFRS financial measures, including earnings before interest, taxes, depreciation, and amortization (“EBITDA”), which are more fully explained in “Selected Historical Financial Information and Operating Data of Flexi.” The presentation of non-IFRS information is not meant to be considered in isolation or as a substitute for Flexi’s audited consolidated financial results prepared in accordance with IFRS.

PubCo

PubCo was incorporated on November 10, 2022, for the sole purpose of effectuating the transactions described herein. PubCo has no material assets and does not operate any businesses. Accordingly, no financial statements of PubCo have been included in this proxy statement/prospectus.

The Business Combination is made up of the series of transactions provided for in the Business Combination Agreement as described within this proxy statement/prospectus. The transactions will be accounted for as a capital reorganization under IFRS.

Following the Business Combination, PubCo will qualify as a foreign private issuer and will prepare its financial statements in accordance with IFRS and will be denominated in U.S. Dollars.

Accordingly, the unaudited pro forma condensed combined financial information and the comparative per share information presented in this proxy statement/prospectus is prepared in accordance with IFRS and is denominated in U.S. Dollars.

Trademarks, Service Marks and Trade Names

The Flexi name, logos and other trademarks and service marks of Flexi appearing in this proxy statement/prospectus are the property of Flexi. Solely for convenience, some of the trademarks, service marks, logos and trade names referred to in this proxy statement/prospectus are presented without the ® and ™ symbols, but such references are not intended to indicate, in any way, that Flexi will not assert, to the fullest extent under applicable law, its rights or the rights of the applicable licensors to these trademarks, service marks and trade names. This proxy statement/prospectus contains additional trademarks, service marks and trade names of others. All trademarks, service marks and trade names appearing in this proxy statement/prospectus are, to our knowledge, the property of their respective owners. We do not intend our use or display of other companies’ trademarks, service marks, copyrights or trade names to imply a relationship with, or endorsement or sponsorship of us by, any other companies.

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Frequently Used Terms

In this document:

“2023 Promissory Note” means that certain promissory note, dated as of March 16, 2023, issued by TGVC to the Sponsor, under which TGVC may borrow up to $3,000,000 to be used to defray expenses in connection with the Business Combination, which is payable on the date on which TGVC consummates its initial business combination.

“Acquisition Entities” means, collectively, PubCo, Target Merger Sub and SPAC Merger Sub, and each, individually, an “Acquisition Entity.”

“Acquisition Proposal” means, as to Flexi or TGVC, other than the Transactions and other than the acquisition or disposition of equipment or other tangible personal property in the ordinary course of business, any offer or proposal relating to: (i) any acquisition or purchase, direct or indirect, of (a) 15% or more of the consolidated assets of such Person and its subsidiaries or (b) 15% or more of any class of equity or voting securities (for the avoidance of doubt, excluding a sale of warrant(s) issued by Flexi prior to the date of the Business Combination Agreement by a warrant holder) of (x) such Person or (y) one or more subsidiaries of such Person holding assets constituting, individually or in the aggregate, 15% or more of the consolidated assets of such Person and its subsidiaries; (ii) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in any Person beneficially owning 15% or more of any class of equity or voting securities of (a) such Person or (b) one or more subsidiaries of such Person holding assets constituting, individually or in the aggregate, 15% or more of the consolidated assets of such Person and its subsidiaries; or (iii) a merger, consolidation, share exchange, business combination, sale of substantially all of the assets, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving (a) such Person or (b) one or more subsidiaries of such Person holding assets constituting, individually or in the aggregate, 15% or more of the consolidated assets of such Person and its subsidiaries.

“Action” means any action, lawsuit, complaint, claim, petition, suit, audit, examination, assessment, arbitration, mediation or inquiry, or any proceeding or investigation, by or before any governmental authority.

“Adjournment Proposal” means the proposal to be considered at the Special Meeting to adjourn the Special Meeting to a later date or dates, if necessary to permit further solicitation and vote of proxies if it is determined by TGVC that more time is necessary or appropriate to approve one or more proposals at the Special Meeting.

“Ancillary Agreements” means, collectively: (i) the Shareholder Support Agreement; (ii) the Sponsor Support Agreement; (iii) the BCA Lock-Up Agreements; and (iv) the PubCo Governing Documents.

“Assumed TGVC Warrants” means the PubCo Warrants into which the outstanding TGVC Warrants will be converted at the Effective Time.

“BCA Lock-Up Agreements” means the separate lock-up agreements entered into concurrently with the execution of the Business Combination Agreement among TGVC, PubCo and the BCA Lock-Up Shareholders, pursuant to which 95% of the BCA Lock-Up Securities received by such BCA Lock-Up Shareholders will be locked-up and subject to transfer restrictions for a period of time following the Closing.

“BCA Lock-Up Shareholders” means certain Key Flexi Shareholders, the Sponsor Related Parties and TGVC’s directors and officers.

“BCA Lock-Up Securities” means the PubCo Ordinary Shares to be received by the BCA Lock-Up Shareholders in the Business Combination.

“Business Combination” means the Mergers and the other transactions to be consummated under the Business Combination Agreement.

“Business Combination Proposal” means the proposal to approve the adoption of the Business Combination Agreement and the Business Combination.

“BVI” means the British Virgin Islands.

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“BVI Act” means the BVI Business Companies Act, 2004, as amended.

“Closing” means the closing of the Business Combination.

“Closing Date” means the date on which the Business Combination is consummated.

“Code” means the Internal Revenue Code of 1986, as amended.

“DGCL” means the General Corporation Law of the State of Delaware.

“Disclosure Letters” means the Flexi Disclosure Letter and the TGVC Disclosure Letter, collectively.

“Dissenting Flexi Shares” means Flexi Shares that are outstanding immediately prior to the Initial Merger Effective Time and that are held by Flexi Shareholders who have not voted in favor of the Initial Merger nor consented thereto in writing and who have given a notice of election to dissent pursuant to section 179 of the BVI Act and otherwise complied with all of the provisions of the BVI Act relevant to the exercise and perfection of dissenters’ rights.

“Dragon” means Dragon Active Limited, a Hong Kong company, which is controlled by the managing director of the Sponsor.

“Earnout Shares” means an aggregate of up to 2,900,000 additional PubCo Ordinary Shares that Flexi Shareholders will have the right to receive based on the revenue of PubCo during the two-year period after the Closing Date.

“Extension” means the extension of the date by which TGVC must complete a business combination for an additional six months, from May 5, 2023 to November 5, 2023, which was effected by the amendments to the then existing TGVC Charter and the then existing Trust Agreement, approved by the TGVC Stockholders at the Extension Meeting.

“Extension Meeting” means TGVC’s special meeting of stockholders held on May 4, 2023, to vote on the Extension.

“Extension Notes” means those certain unsecured promissory notes issued by TGVC to the Sponsor, each in the amount of the Monthly Extension Payments.

“Flexi Companies” means, collectively, Flexi and its subsidiaries (but not, for the avoidance of doubt, PubCo) and “Flexi Company” means any one of the Flexi Companies.

“Flexi Disclosure Letter” means the disclosure letter that Flexi provided to TGVC in connection with the Business Combination Agreement.

“Flexi Exchange Ratio” means the quotient obtained by dividing the Price per Flexi Share by ten dollars ($10.00).

“Flexi Governing Documents” means, collectively, the Flexi Memorandum and the Amended and Restated Articles of Association of Flexi adopted on November 10, 2017, as may be amended and/or restated from time to time.

“Flexi Memorandum” means the Amended and Restated Memorandum of Association of Flexi adopted on November 10, 2017.

“Flexi Prospective Financial Information” means the financial projections of Flexi for the years ending December 31, 2022 through December 31, 2026, as prepared by Flexi’s management.

“Flexi Shareholder” means a holder of Flexi Shares.

“Flexi Shares” means the ordinary shares of Flexi, no par value, as defined in the Flexi Memorandum.

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“Flexi Transaction Expenses” means any out-of-pocket fees and expenses payable by any of the Flexi Companies or their respective affiliates (whether or not billed or accrued for) as a result of or in connection with the negotiation, documentation and consummation of the Transactions, including (i) all fees, costs, expenses, brokerage fees, commissions, finders’ fees and disbursements of financial advisors, investment banks, data room administrators, attorneys, accountants and other advisors and service providers; (ii) any change in control bonus, transaction bonus, retention bonus, termination or severance payment or payment relating to terminated options, warrants or other equity appreciation, phantom equity, profit participation or similar rights, in any case, to be made to any current or former employee, independent contractor, director or officer of any of the Flexi Companies at or after the Closing pursuant to any agreement to which any of the Flexi Companies is a party prior to the Closing that become payable (including if subject to continued employment) as a result of the execution of the Business Combination Agreement or the consummation of the Transactions; and (iii) filing fees paid to governmental authorities in connection with the Transactions in accordance with the Business Combination Agreement.

“Flexi Written Consent” means the written consent, in form and substance reasonably acceptable to TGVC, of the Key Flexi Shareholders in favor of the approval and adoption of the Business Combination Agreement, the Initial Merger and the other Transactions.

“Founder Shares” means 2,889,149 shares of TGVC Class B Common Stock owned by TGVC’s officers and directors and the Sponsor Related Parties (including any shares of TGVC Class A Common Stock issued upon conversion of such shares of TGVC Class B Common Stock and the PubCo Ordinary Shares issued in exchange thereof pursuant to the TGVC Merger).

“HFI” means HFI Limited, a company incorporated in the British Virgin Islands.

“IASB” means the International Accounting Standards Board.

“IFRS” means the International Financial Reporting Standards, as adopted by the IASB.

“Incentive Plan” means The Flexi Group Holdings Ltd 2023 Omnibus Securities and Incentive Plan.

“Initial Holders” means the Sponsor Related Parties, TGVC’s directors and officers, and ThinkEquity.

“Initial Merger” means the merger of Flexi with and into Target Merger Sub.

“Initial Merger Effective Time” means the date and time that the Initial Merger becomes effective in accordance with the Business Combination Agreement.

“IPO” means TGVC’s initial public offering of TGVC Units, consummated on November 5, 2021.

“IPO Lock-Up Agreement” means the Letter Agreement, dated November 2, 2021, by and among TGVC, the Sponsor Related Parties and ThinkEquity, pursuant to which all of the Founder Shares, all of the Representative Shares, all of the TGVC Placement Warrants and all of the Representative Warrants will be locked-up and subject to transfer restrictions for a period of time following the Closing.

“IPO Lock-Up Securities” means the Founder Shares and the Representative Shares.

“IPO Lock-Up Shareholders” means the Sponsor Related Parties and ThinkEquity.

“IRS” means the United States Internal Revenue Service.

“Key Flexi Shareholders” means certain holders of Flexi Shares specified in the Flexi Disclosure Letter.

“Marshall & Stevens” means Marshall & Stevens Transaction Advisory Services LLC, independent fairness opinion provider to the TGVC Board.

“May Redemptions” means the redemption of 10,164,304 TGVC Public Shares in connection with the Extension in May 2023.

“Monthly Extension Payments” means those certain additional cash contributions of $53,427, or $0.04 per TGVC Public Share, that the Sponsor will deposit monthly into the Trust Account.

“Nasdaq” means The Nasdaq Stock Market LLC.

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“NDA” means the confidentiality agreement, effective as of July 25, 2022, between TGVC and Flexi.

“Non-Redemption Investors” means, collectively, Bulldog Investors, LLP and Phillip Goldstein.

“Non-Redemption Payment” means that payment of $105,000 that the Sponsor made to the Non-Redemption Investors in exchange for the Non-Redemption Investors agreeing to hold and not redeem certain TGVC Public Shares in connection with the Extension.

“Person” means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, trust, estate, joint venture, joint stock company, governmental authority or instrumentality or other entity of any kind.

“PRC” means the People’s Republic of China.

“Price per Flexi Share” means the quotient obtained by dividing $190,000,000 by the total number of issued and outstanding Flexi Shares as of immediately prior to the Initial Merger Effective Time, determined on a fully diluted basis.

“Proposals” means the Business Combination Proposal and the Adjournment Proposal.

“PubCo Board” means the board of directors of PubCo.

“PubCo Governing Documents” means the Amended and Restated Memorandum of Association and Articles of Association of PubCo.

“PubCo Ordinary Shares” means the ordinary shares of PubCo, par value $0.0001 per share.

“PubCo Public Warrants” means PubCo Warrants that will be exchanged for the TGVC Public Warrants.

“PubCo Warrants” means all warrants to purchase PubCo Ordinary Shares.

“Record Date” means              , 2023, the record date for the Special Meeting.

“Regulatory Approvals” means any necessary or advisable regulatory approvals, Actions, nonactions or waivers in order to complete lawfully the Transactions.

“Representative Shares” means the shares of TGVC Class A Common Stock sold as part of the Representative Units in the IPO.

“Representative Units” means the units issued to ThinkEquity and/or its designees as part of ThinkEquity’s compensation simultaneously with the closing of the IPO, each containing one share of TGVC Class A Common Stock and one TGVC Warrant.

“Representative Warrants” means the TGVC Warrants sold as part of the Representative Units in the IPO.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the United States Securities Act of 1933, as amended.

“Shares Lock-Up Period” means the period ending on the earlier of (i) six months following the Closing or (ii) subsequent to the Closing, (x) if the last sale price of the PubCo Ordinary Shares equals or exceeds $12.00 per share (as adjusted for share splits, share dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Closing or (y) the date on which PubCo completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of the shareholders of PubCo having the right to exchange their PubCo Ordinary Shares for cash, securities or other property.

“Special Meeting” means the special meeting of the TGVC Stockholders, to be held virtually on            , 2023 at Eastern Time.

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“Sponsor” means Tsangs Group Holdings Limited.

“Sponsor Related Parties” means the Sponsor, Dragon, TriPoint and HFI, as the initial stockholders of TGVC Class B Common Stock, and any permitted transferees (excluding the TGVC independent directors and officers).

“TGVC Board” means the board of directors of TGVC.

“TGVC Bylaws” means the bylaws of TGVC in effect immediately prior to the TGVC Merger Effective Time, as amended or restated from time to time.

“TGVC Capital Stock” means, collectively, the TGVC Common Stock and the preferred stock of TGVC, par value $0.0001 per share.

“TGVC Charter” means the Amended and Restated Certificate of Incorporation of TGVC, dated November 1, 2021, as amended or restated from time to time.

“TGVC Class A Common Stock” means Class A Common Stock of TGVC, par value $0.0001 per share.

“TGVC Class B Common Stock” means Class B Common Stock of TGVC, par value $0.0001 per share.

“TGVC Common Stock” means, collectively, the TGVC Class A Common Stock and the TGVC Class B Common Stock.

“TGVC Disclosure Letter” means the disclosure letter that TGVC provided to Flexi in connection with the Business Combination Agreement.

“TGVC Governing Documents” means, collectively, the TGVC Charter and the TGVC Bylaws.

“TGVC Merger” means the merger of SPAC Merger Sub with and into TGVC.

“TGVC Merger Effective Time” means the date and time that the TGVC Merger becomes effective in accordance with the Business Combination Agreement.

“TGVC Placement Warrants” means the TGVC Warrants issued to the Sponsor in the TGVC Private Placement.

“TGVC Private Placement” means the private placement that closed concurrently with the closing of the IPO pursuant to which TGVC issued and sold to the Sponsor 5,500,000 TGVC Placement Warrants at a price of $1.00 per TGVC Placement Warrant, generating gross proceeds of $5,500,000.

“TGVC Public Shares” means the shares of TGVC Class A Common Stock sold as part of the TGVC Public Units in the IPO.

“TGVC Public Stockholders” means holders of shares of TGVC Class A Common Stock included as part of the TGVC Units sold in the IPO (whether such shares were purchased in the IPO or in the secondary market following the IPO and whether or not such holders are the Sponsor Related Parties or officers or directors of TGVC, or affiliates of any of the foregoing).

“TGVC Public Units” means the units issued to TGVC Public Stockholders in the IPO, each containing one share of TGVC Class A Common Stock and one TGVC Public Warrant.

“TGVC Public Warrants” means the TGVC Warrants sold as part of the TGVC Public Units in the IPO.

“TGVC Share Redemption” means the election by an eligible (as determined in accordance with the TGVC Governing Documents) holder of shares of TGVC Common Stock to redeem all or a portion of the shares of TGVC Common Stock held by such holder at a per-share price, payable in cash, equal to a pro rata share of the aggregate amount on deposit in the Trust Account (including any interest earned on the funds held in the Trust Account, but net of taxes payable and up to $100,000 to pay dissolution expenses) (as determined in accordance with the TGVC Governing Documents) in connection with the Proposals.

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“TGVC Stockholder” means any holder of any shares of TGVC Capital Stock.

“TGVC Stockholders’ Approval” means the approval of the Proposals, in each case, by an affirmative vote of a majority of the votes cast by the TGVC Stockholders as of the Record Date who attend or are represented by proxy at the Special Meeting (as determined in accordance with the TGVC Governing Documents).

“TGVC Transaction Expenses” means any out-of-pocket fees and expenses paid or payable by TGVC or Sponsor (whether or not billed or accrued for) as a result of or in connection with the negotiation, documentation and consummation of the Transactions, including (i) all fees, costs, expenses, brokerage fees, commissions, finders’ fees and disbursements of financial advisors, investment banks, data room administrators, attorneys, accountants and other advisors and service providers, (ii) transfer taxes, and (iii) filing fees paid to governmental authorities in connection with the Transactions in accordance with the Business Combination Agreement.

“TGVC Units” means the TGVC Public Units and the Representative Units, collectively.

“TGVC Warrant Agreement” means that certain Warrant Agreement, dated November 2, 2021, by and between TGVC and Continental Stock Transfer & Trust Company, as the warrant agent.

“TGVC Warrants” means warrants to purchase shares of TGVC Class A Common Stock for $11.50 per share, including the TGVC Public Warrants, the TGVC Placement Warrants and the Representative Warrants.

“ThinkEquity” means ThinkEquity, LLC, the representative of the underwriters in the IPO and the financial advisor to TGVC in connection with the Business Combination.

“Trading Day” means any day on which Nasdaq is open for trading.

“Transactions” means, collectively, the Mergers and each of the other transactions contemplated by the Business Combination Agreement or any of the Ancillary Agreements.

“Transfer Agent” means Continental Stock Transfer & Trust Company, TGVC’s transfer agent.

“TriPoint” means TriPoint Capital Management, LLC, a Delaware limited liability company.

“Trust Account” means the Trust Account of TGVC for the benefit of the TGVC Public Stockholders.

“Trust Agreement” means the Investment Management Trust Agreement, dated as of November 2, 2021, between TGVC and the Trustee, as amended from time to time.

“Trustee” means Continental Stock Transfer & Trust Company, as trustee pursuant to the Trust Agreement.

“U.S. GAAP” means accounting principles generally accepted in the United States of America.

“Warrant Lock-Up Period” means the period ending 30 days following the Closing.

“Working Capital Loans” means any loans that may be provided to TGVC by the Sponsor for working capital.

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Cautionary Note Regarding Forward-Looking Statements

This proxy statement/prospectus contains forward-looking statements regarding, among other things, the operational and financial plans, strategies and prospects of TGVC and Flexi. These statements are based on the beliefs and assumptions of the respective management of TGVC and Flexi. Although TGVC and Flexi believe that their respective plans, intentions and expectations reflected in or suggested by these forward-looking statements are reasonable, neither TGVC nor Flexi can assure you that either will achieve or realize these plans, intentions or expectations. Forward-looking statements are inherently subject to risks, uncertainties and assumptions. Generally, statements that are not historical facts, including statements concerning possible or assumed future actions, business strategies, events or results of operations, are forward-looking statements. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements in this proxy statement/prospectus include, but are not limited to, statements about:

●	the benefits from the Business Combination;

●	TGVC’s ability to consummate the Business Combination or, if TGVC does not complete the Business Combination, any other initial business combination;

●	any satisfaction or waiver (if applicable) of the conditions to the Business Combination, including, among other things: the satisfaction or waiver of certain customary Closing conditions (including the non-existence of a material adverse effect affecting TGVC or Flexi and receipt of certain stockholder approvals contemplated by this proxy statement/prospectus);

●	the occurrence of any other event, change or other circumstances that could give rise to the termination of the Business Combination Agreement;

●	PubCo’s ability to initially list, and once listed, maintain the listing of the PubCo Ordinary Shares on Nasdaq following the Business Combination;

●	PubCo Ordinary Shares’ potential liquidity and trading;

●	Flexi’s expectations regarding future growth and expansion;

●	Flexi’s future financial performance following the Business Combination, including expectations regarding changes in revenues and expenses and expected sources of income in the future;

●	the implementation, market acceptance and success of Flexi’s business model, including the benefits associated with its asset-light model;

●	TGVC’s officers and directors allocating their time to other businesses and potentially having conflicts of interest with TGVC’s business or in approving the Business Combination;

●	the impact of the COVID-19 pandemic;

●	PubCo’s ability to raise financing in the future;

●	the success of Flexi in retaining or recruiting, or changes required in, Flexi’s officers, key employees or directors following the completion of the Business Combination;

●	Flexi’s ability to raise additional financing following the consummation of the Business Combination or otherwise in the future; and

●	the use of proceeds not held in the Trust Account or available to TGVC from interest income on the Trust Account balance.

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These forward-looking statements are based on the beliefs and assumptions of TGVC and Flexi’s management as of the date of this proxy statement/prospectus. Although TGVC and Flexi believe that their respective plans, intentions, and expectations reflected in or suggested by these forward-looking statements are reasonable, neither TGVC nor Flexi can assure you that either will achieve or realize these plans, intentions or expectations. Forward-looking statements are inherently subject to risks, uncertainties, and assumptions. Accordingly, forward-looking statements should not be relied upon as representing TGVC or Flexi’s views as of any subsequent date, and they do not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date the statements were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

In addition, statements that TGVC or Flexi “believes,” and similar statements, reflect such parties’ beliefs and opinions on the relevant subject. These statements are based upon information available to such party as of the date of this proxy statement/prospectus, and while such party believes such information forms a reasonable basis for such statements, such information may be limited or incomplete, and these statements should not be read to indicate that either TGVC or Flexi has conducted an exhaustive inquiry into, or review of, all potentially available relevant information. These statements are inherently uncertain, and investors are cautioned not to unduly rely upon these statements.

You should not place undue reliance on these forward-looking statements in deciding how to grant your proxy or instruct how your vote should be cast or vote your shares on the proposals set forth in this proxy statement/prospectus. As a result of a number of known and unknown risks and uncertainties, our actual results or performance may be materially different from those expressed or implied by these forward-looking statements. Some factors that could cause PubCo’s actual results to differ include:

●	the inability to complete the Business Combination due to the failure to obtain approval of the TGVC Stockholders or Flexi Shareholders or the failure of other conditions to Closing in the Business Combination Agreement;

●	the occurrence of any event, change or other circumstances that could give rise to the termination of the Business Combination Agreement;

●	the outcome of any legal proceedings that may be instituted against TGVC, Flexi or others following announcement of the Business Combination and the transactions contemplated therein;

●	the risk that the proposed transaction disrupts current plans and operations as a result of the announcement and consummation of the Business Combination;

●	the ability to recognize the anticipated benefits of the Business Combination, which may be affected by, among other things, the ability of PubCo to grow and manage growth profitably, maintain relationships with customers, compete within its industry and retain its key employees;

●	costs related to the proposed Business Combination;

●	the possibility that TGVC or Flexi may be adversely impacted by other economic, business, or competitive factors;

●	the significant uncertainty created by the COVID-19 pandemic;

●	Flexi’s success in retaining or recruiting, or changes required in, Flexi’s officers, key employees or directors following the completion of the Business Combination;

●	Flexi may experience difficulties in managing its growth and expanding its operations;

●	the ability of PubCo to maintain an effective system of internal control over financial reporting;

●	the health of the commercial real estate industry;

●	risks associated with Flexi’s real estate assets and increased competition in the commercial real estate industry;

●	the ability of Flexi to manage, develop and refine its platform for managing and powering flexible workspaces and access to Flexi’s customer base;

●	the success of strategic relationships with third parties; and

●	other risks and uncertainties indicated in this proxy statement/prospectus, including those in the section titled “Risk Factors” herein, and other filings that have been made or will be made with the SEC by TGVC or PubCo.

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Questions and Answers About the Proposed Business Combination

The following questions and answers briefly address some commonly asked questions about the Business Combination and the proposals to be presented at the Special Meeting of TGVC Stockholders. The following questions and answers do not include all the information that is important to TGVC Stockholders or to Flexi Shareholders. We urge you to carefully read this entire proxy statement/prospectus, including the annexes and other documents referred to herein.

QUESTIONS AND ANSWERS ABOUT THE PROPOSALS — TGVC STOCKHOLDERS

Q:	Why am I receiving this proxy statement/prospectus?

A:	TGVC, Flexi, PubCo and other parties have agreed to the Business Combination under the terms of the Business Combination Agreement that is described in this proxy statement/prospectus. The Business Combination Agreement provides for, among other things, (i) the merger of Flexi with and into Target Merger Sub, upon which the separate existence of Target Merger Sub will cease and Flexi will be the surviving corporation and a direct, wholly owned subsidiary of PubCo, and (ii) the merger of TGVC with and into SPAC Merger Sub, upon which the separate existence of SPAC Merger Sub will cease and TGVC will be the surviving corporation and a direct, wholly owned subsidiary of PubCo.

As a result of the Mergers, (i) all outstanding shares of Flexi will be automatically cancelled in exchange for the right to receive such number of newly-issued PubCo Ordinary Shares that is equal to the Flexi Exchange Ratio calculated in accordance with the Business Combination Agreement, which as of June 9, 2023 was 74.82141, (ii) each outstanding TGVC Unit will be automatically detached and the holder thereof will be deemed to hold one share of TGVC Class A Common Stock and one TGVC Warrant, (iii) each outstanding share of TGVC Class B Common Stock will automatically convert into one share of TGVC Class A Common Stock, (iv) each outstanding share of TGVC Class A Common Stock will be cancelled in exchange for the right to receive one PubCo Ordinary Share, and (v) each outstanding TGVC Warrant will be converted into a PubCo Warrant.

This proxy statement/prospectus and its annexes contain important information about the proposed Business Combination and the other matters to be acted upon at the Special Meeting, along with important information about Flexi and the business of the Flexi Companies following consummation of the Business Combination. You should read this proxy statement/prospectus and its annexes carefully and in their entirety.

Q:	What proposals are TGVC Stockholders being asked to vote upon?

A:	At the Special Meeting, TGVC is asking holders of TGVC Common Stock to consider and vote upon the following proposals:

●	The Business Combination Proposal—To vote to approve the Business Combination Agreement and the transactions contemplated thereby. See the section entitled “The Business Combination Proposal; Terms of the Business Combination.”

●	The Adjournment Proposal—To vote upon a proposal to adjourn the Special Meeting to a later date or dates to permit further solicitation and voting of proxies if, based upon the tabulated vote at the time of the Special Meeting, there are not sufficient votes to approve the Business Combination Proposal. This proposal will only be presented at the Special Meeting if there are not sufficient votes to approve the Business Combination Proposal.

This proxy statement/prospectus contains important information about the proposed Business Combination and the other matters to be acted upon at the Special Meeting. TGVC Stockholders should read it carefully.

This stockholder vote is important. TGVC encourages all TGVC Stockholders to submit their completed proxy card as soon as possible after carefully reviewing this proxy statement/prospectus.

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Q:	Why is TGVC providing stockholders with the opportunity to vote on the Business Combination?

A:	Under the TGVC Charter, holders of the TGVC Public Shares must have the opportunity to have their TGVC Public Shares redeemed upon the consummation of TGVC’s initial business combination, either in conjunction with a tender offer or in conjunction with a stockholder vote. For business and other reasons, TGVC has elected to provide its stockholders with the opportunity to have their TGVC Public Shares redeemed in connection with a stockholder vote rather than a tender offer. Therefore, TGVC is seeking to obtain the approval of its stockholders of the Business Combination Proposal in order to allow TGVC Public Stockholders the opportunity to redeem their TGVC Public Shares in connection with the Closing.

Q:	How many votes do I have at the Special Meeting?

A:	TGVC Stockholders are entitled to one vote at the Special Meeting for each share of TGVC Common Stock held of record as of , 2023, the Record Date for the Special Meeting. As of the close of business on the Record Date, there were 4,282,345 shares of TGVC Common Stock issued and outstanding.

Q:	What vote is required to approve the proposals presented at the Special Meeting?

A:	Proposal No. 1 — The Business Combination Proposal: The approval of the Business Combination Proposal requires the affirmative vote of a majority of the votes cast by the TGVC Stockholders as of the Record Date who attend or are represented by proxy at the Special Meeting. Accordingly, under the DGCL, a TGVC Stockholder’s failure to vote, as well as a broker non-vote, will have no effect on the outcome of the vote on the Business Combination Proposal. Abstentions will be counted in connection with the determination of whether a valid quorum is established but will have no effect on the outcome of the vote on the Business Combination Proposal. The Initial Holders, who represent holders of a majority in voting power of TGVC Common Stock issued and outstanding, have agreed to vote their shares of TGVC Common Stock “FOR” the Business Combination Proposal. As a result, no TGVC Public Shares will be required to vote in favor of the Business Combination Proposal in order to approve the Business Combination.

Proposal No. 2 — The Adjournment Proposal: The approval of the Adjournment Proposal requires the affirmative vote of a majority of the votes cast by the TGVC Stockholders as of the Record Date who attend or are represented by proxy at the Special Meeting. Accordingly, under the DGCL, a TGVC Stockholder’s failure to vote, as well as a broker non-vote, will have no effect on the outcome of the vote on the Adjournment Proposal. Abstentions will be counted in connection with the determination of whether a valid quorum is established but will have no effect on the outcome of the vote on the Adjournment Proposal.

Q:	What constitutes a quorum at the Special Meeting?

A:	Holders of a majority in voting power of TGVC Common Stock issued and outstanding and entitled to vote at the Special Meeting constitute a quorum. In the absence of a quorum, the meeting chair has the power to adjourn the Special Meeting. As of the Record Date, 2,141,173 shares of TGVC Common Stock would be required to achieve a quorum.

Q:	How will the Initial Holders vote?

A:

The Initial Holders, who represent holders of a majority in voting power of TGVC Common Stock issued and outstanding, have agreed to vote any shares of TGVC Common Stock held by them in favor of TGVC’s initial business combination, which includes the Business Combination. Accordingly, the necessary stockholder approval will be received. As a result, no TGVC Public Shares will be required to vote in favor of the Business Combination Proposal in order to approve the Business Combination.

Q:	What interests do the Initial Holders have in the Business Combination?

A:	The Initial Holders have interests in the Business Combination that are different from or in addition to (and which may conflict with) your interest. These interests include:

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●	the TGVC Charter provides that the doctrine of corporate opportunity will not apply with respect to any of its officers or directors in circumstances where the application of the doctrine would conflict with any fiduciary duties or contractual obligations they may have, except as set forth in the TGVC Charter. TGVC does not believe that the pre-existing fiduciary duties or contractual obligations of its officers and directors materially impacted its search for an acquisition target. In the course of their other business activities, TGVC’s officers and directors may become aware of other investment and business opportunities that may be appropriate for presentation to TGVC as well as other entities with which they are affiliated. TGVC’s management has pre-existing fiduciary duties and contractual obligations, and if there is a conflict of interest in determining to which entity a particular business opportunity should be presented, any entities holding a pre-existing fiduciary obligation will be presented the opportunity before TGVC is presented with it;

●	on May 4, 2023, TGVC held the Extension Meeting, where the TGVC Stockholders approved the Extension. In connection with the Extension, 10,164,304 TGVC Public Shares were tendered for redemption, which represented approximately 88.4% of the total TGVC Public Shares outstanding at the time of redemption, and approximately $105.6 million was released from the Trust Account to pay such redeeming TGVC Public Stockholders. As a result of this redemption, as of the date hereof there are 1,335,696 TGVC Public Shares issued and outstanding and there is approximately $14.2 million remaining in the Trust Account that is available for a business combination. In connection with the Extension, (i) in order to induce TGVC Public Stockholders not to redeem their TGVC Public Shares, TGVC and the Sponsor entered into the Non-Redemption Agreement with the Non-Redemption Investors whereby, among other things, the Sponsor paid the Non-Redemption Payment to the Non-Redemption Investors in exchange for the Non-Redemption Investors agreeing to hold and not redeem certain TGVC Public Shares, (ii) TGVC amended its advisory agreement with ThinkEquity and paid ThinkEquity an advisory fee of $50,000, and (iii) a director of TGVC made a short-term loan of $105,000 to the Sponsor, which has been repaid;

●	additionally, in order to induce TGVC Public Stockholders not to redeem their TGVC Public Shares in connection with the Extension, the Sponsor will deposit Monthly Extension Payments into the Trust Account. Assuming that TGVC will complete its initial business combination by November 5, 2023, a total of up to $320,567 from six Monthly Extension Payments will be deposited in the Trust Account by October 5, 2023. As of the date hereof, two Monthly Extension Payments, in the aggregate principal amount of $106,854, have been deposited into the Trust Account. Each Monthly Extension Payment will be evidenced by an Extension Note, each in the principal amount equal to the Monthly Extension Payment. The Extension Notes bear no interest and are payable in full upon TGVC’s consummation of a business combination. If TGVC does not consummate a business combination by November 5, 2023, the Extension Notes will be repaid only from funds held outside of the Trust Account or will be forfeited, eliminated or otherwise forgiven;

●	unless TGVC consummates an initial business combination, TGVC’s officers and directors and the Sponsor will not receive reimbursement for any out-of-pocket expenses they incurred on behalf of TGVC ($506,000 of such expenses were incurred and had not been reimbursed as of the date hereof), to the extent that such expenses exceed the amount of available proceeds not held in the Trust Account;

●	the Sponsor has agreed that it will not sell or transfer its TGVC Placement Warrants until the expiration of the Warrant Lock-Up Period, subject to limited exceptions;

●	the fact that (i) the Sponsor Related Parties and TGVC’s directors and officers paid a nominal amount for the Founder Shares (of which they currently hold an aggregate of 2,889,149 shares), which Founder Shares, if unrestricted and freely tradeable, would be valued at approximately $30.3 million in the aggregate based on the closing price of TGVC Class A Common Stock on June 9, 2023, (ii) such shares will be worthless if TGVC does not consummate a business combination, and (iii) the Sponsor Related Parties and TGVC’s directors and officers can earn a positive rate of return on their investment even if the PubCo Ordinary Shares fall significantly below the per share value implied in the Business Combination of $10.00 per share and TGVC Public Stockholders experience a negative return following the consummation of the Business Combination;

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●	if TGVC does not complete an initial business combination by November 5, 2023 (or a later date approved by the TGVC Stockholders pursuant to the TGVC Charter), the proceeds from the sale of the TGVC Placement Warrants of $5.5 million will be included in the liquidating distribution to TGVC Public Stockholders and the TGVC Placement Warrants purchased by the Sponsor will expire worthless;

●	if the Trust Account is liquidated, including in the event that TGVC is unable to complete an initial business combination within the required time period, the Sponsor has agreed to indemnify TGVC to ensure that the proceeds in the Trust Account are not reduced below (i) $10.20 per TGVC Public Share or (ii) such lesser amount per TGVC Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, in each case net of the amount of interest withdrawn to pay taxes, by the claims of prospective target businesses with which TGVC has entered into an acquisition agreement or claims of any third party for services rendered or products sold to TGVC, but only if such a vendor or target business has not executed a waiver of any and all rights to seek access to the Trust Account;

●	the fact that the Sponsor Related Parties and TGVC’s officers and directors will lose their entire investment in TGVC, including loans and advances in the aggregate amount of approximately $5.6 million as of June 9, 2023, if TGVC does not complete an initial business combination;

●	the fact that TGVC’s three independent directors own an aggregate of 90,000 Founder Shares that the Sponsor transferred to them at a nominal cost, which if unrestricted and freely tradeable would be valued at $943,200 based on the closing price of TGVC Class A Common Stock on June 9, 2023;

●	the fact that TGVC’s existing officers and directors will be eligible for continued indemnification and coverage under a directors’ and officers’ liability insurance policy after the Closing and pursuant to the Business Combination Agreement;

●	the fact that Sponsor has the ability to designate two members of the PubCo Board, although we expect the Sponsor to decline to designate any of the initial members of the PubCo Board;

●	the fact that ThinkEquity, in addition to serving as the representative of the several underwriters in the IPO, also served as a financial advisor to TGVC in connection with the Business Combination in consideration for payment of an amount equal to the greater of either (i) 4.0% of the net funds from the Trust Account after investor redemptions, or (ii) $300,000, plus reimbursement of expenses incurred in connection with its services and the agreement by TGVC to indemnify ThinkEquity for certain liabilities arising out of the engagement; and

●	the fact that ThinkEquity additionally served as a financial advisor to TGVC in connection with the Extension Meeting in consideration for payment of $50,000.

The existence of the interests described above may result in a conflict of interest on the part of TGVC’s officers and directors in entering into the Business Combination Agreement and making their recommendation that you vote in favor of the approval of the Business Combination. In particular, the existence of the interests described above may incentivize TGVC’s officers and directors to complete an initial business combination, even if on terms less favorable to the TGVC Stockholders compared to liquidating TGVC, because, among other things, if TGVC is liquidated without completing an initial business combination, the Founder Shares held by TGVC’s officers and directors and the Sponsor Related Parties and the TGVC Placement Warrants held by the Sponsor would be worthless (which, if unrestricted and freely tradable, would be worth an aggregate of approximately $30.4 million based on the closing price of TGVC Class A Common Stock and TGVC Public Warrants on June 9, 2023).

Q:	Did the TGVC Board obtain a fairness opinion in determining whether or not to proceed with the Business Combination?

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A:	Yes. On November 28, 2022, at a meeting of the TGVC Board held to evaluate the proposed Business Combination, Marshall & Stevens delivered an oral opinion, subsequently confirmed by delivery of a written opinion to the TGVC Board, to the effect that, as of that date and subject to and based on the assumptions made, procedures followed, matters considered, limitations of the review undertaken and qualifications contained in such opinion, (i) the aggregate merger consideration comprised of (a) the Upfront Shares, as defined in the M&S Opinion in the section titled “The Business Combination Proposal; Terms of the Business Combination—Opinion of Marshall & Stevens,” valued at $10.00 per share, plus (b) the discounted fair value of the Earnout shares (collectively, the “Aggregate Merger Consideration”) is fair, from a financial point of view, to TGVC, and (ii) Flexi has a fair market value equal to at least 80% of the balance of funds in the Trust Account (excluding deferred underwriting commissions and taxes payable and subject to proportionate adjustments under Nasdaq’s 80% test) (the “80% Test”). For additional information, please see the section entitled “The Business Combination Proposal; Terms of the Business Combination—Opinion of Marshall & Stevens” and the written opinion of Marshall & Stevens attached as Annex C hereto.

Q:	What factors did the TGVC Board consider in determining whether or not to proceed with the Business Combination?

A:	The TGVC Board considered a number of factors pertaining to the Business Combination as generally supporting its decision to enter into the Business Combination Agreement and the transactions contemplated thereby, including, but not limited to (i) a large addressable market and workspace trends providing Flexi significant growth potential, (ii) the belief that Flexi has sustainable competitive advantages with respect to its venue depth in the Asia-Pacific region and multi-brand strategy, (iii) Flexi’s increasing pursuit of an asset-light model, which will allow it to efficiently manage its capital and cashflows, and (iv) Flexi’s technological capabilities in the flexible workspace industry. The TGVC Board also considered a variety of uncertainties and risks and other potentially negative factors concerning the Business Combination, including, but not limited to, macroeconomic risks generally and in the flexible workspace industry, risks that Flexi’s business plan and projections may not be achieved, and risks related to TGVC’s valuation of Flexi’s business. See the section titled “The Business Combination Proposal; Terms of the Business Combination—The TGVC Board’s Reasons for Approval of the Business Combination.”

Q:	What happens if I sell my shares of TGVC Class A Common Stock before the Special Meeting?

A:	The Record Date is earlier than the date of the Special Meeting. If you transfer your shares of TGVC Class A Common Stock after the Record Date, but before the date of the Special Meeting, unless the transferee obtains from you a proxy to vote those shares, you will retain your right to vote at the Special Meeting. However, you will not be able to seek redemption of your shares because you will no longer be able to deliver them for cancellation upon consummation of the Business Combination in accordance with the provisions described herein. If you transfer your shares of TGVC Class A Common Stock prior to the Record Date, you will have no right to vote those shares at the Special Meeting.

Q:	What happens if I vote against the Business Combination Proposal?

A:	Pursuant to the TGVC Charter, if the TGVC Stockholders do not approve the Business Combination Proposal and TGVC does not otherwise consummate an alternative business combination by November 5, 2023 (or a later date approved by the TGVC Stockholders pursuant to the TGVC Charter), TGVC will be required to dissolve and liquidate the Trust Account by returning the then remaining funds in such account to TGVC Stockholders, subject to payment of TGVC’s tax obligations and up to $100,000 of dissolution expenses.

Q:	How do the TGVC Public Warrants differ from the TGVC Placement Warrants and what are the related risks to any holders of TGVC Public Warrants following the Business Combination?

A:	The TGVC Placement Warrants are identical to the TGVC Public Warrants in all material respects, except that the TGVC Placement Warrants will not be transferable, assignable or salable until the expiration of the Warrant Lock-Up Period and they will not be redeemable by PubCo so long as they are held by the Sponsor or its permitted transferees. If the TGVC Placement Warrants are held by holders other than the Sponsor or its permitted transferees, the TGVC Placement Warrants will be redeemable by PubCo in all redemption scenarios and exercisable by the holders on the same basis as the TGVC Public Warrants.

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Following the Business Combination, PubCo may redeem the PubCo Public Warrants prior to their exercise at a time that is disadvantageous to the holder, thereby significantly impairing the value of such warrants. PubCo will have the ability to redeem outstanding PubCo Public Warrants at any time after they become exercisable and prior to their expiration, at a price of $0.01 per warrant, provided that the closing price of the PubCo Ordinary Shares equals or exceeds $18.00 per share (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 Trading Days within a 30-Trading Day period ending on the third Trading Day prior to the date on which a notice of redemption is sent to the warrant holders. PubCo will not redeem the warrants as described above unless a registration statement under the Securities Act covering the PubCo Ordinary Shares issuable upon exercise of such warrants is effective and a current prospectus relating to those PubCo Ordinary Shares is available throughout the 30-day redemption period. If and when the PubCo Public Warrants become redeemable by PubCo, if PubCo has elected to require the exercise of PubCo Public Warrants on a cashless basis, PubCo will not redeem the warrants as described above if the issuance of PubCo Ordinary Shares upon exercise of PubCo Public Warrants is not exempt from registration or qualification under applicable state securities laws or PubCo is unable to effect such registration or qualification. Redemption of the outstanding PubCo Public Warrants could force you to (i) exercise your PubCo Public Warrants and pay the exercise price therefor at a time when it may be disadvantageous for you to do so, (ii) sell your PubCo Public Warrants at the then-current market price when you might otherwise wish to hold your PubCo Public Warrants, or (iii) accept the nominal redemption price which, at the time the outstanding PubCo Public Warrants are called for redemption, is likely to be substantially less than the market value of your PubCo Public Warrants. The closing price for the TGVC Class A Common Stock as of June 9, 2023 was $10.48 and has never exceeded the $18.00 threshold that would trigger PubCo’s right to redeem the PubCo Public Warrants following the Closing.

PubCo may only call the PubCo Public Warrants for redemption upon a minimum of 30 days’ prior written notice of redemption to each registered holder pursuant to the terms of the TGVC Warrant Agreement (as assumed by PubCo at Closing), provided that holders will be able to exercise their PubCo Public Warrants prior to the time of redemption and, at PubCo’s election, PubCo may require that any such exercise be on a cashless basis.

Q:	Do I have redemption rights?

A:	Pursuant to the TGVC Charter, holders of TGVC Public Shares may elect to have their shares redeemed for cash at the applicable redemption price per share calculated in accordance with the TGVC Charter. As of June 9, 2023, based on funds in the Trust Account of approximately $14.2 million, this would have amounted to $10.66 per TGVC Public Share, without giving effect to taxes payable. If a holder exercises its redemption rights, then such holder will be exchanging its shares of TGVC Class A Common Stock for cash. Such a holder will be entitled to receive cash for TGVC Public Shares only if he, she or it properly demands redemption and delivers its shares (either physically or electronically) to the Transfer Agent prior to the Special Meeting. See the question “How do I exercise my redemption rights?” below, and the section titled “Special Meeting of TGVC Stockholders—Redemption Rights” for the procedures to be followed if you wish to redeem your TGVC Public Shares for cash.

Q:	Will how I vote affect my ability to exercise redemption rights?

A:	No. You may exercise your redemption rights regardless of whether you vote or, if you vote, irrespective of whether you vote “FOR” or “AGAINST,” or if you abstain from voting, on the Business Combination Proposal or the Adjournment Proposal. As a result, the Business Combination Agreement can be approved by stockholders who will redeem their shares and no longer remain TGVC Stockholders, leaving stockholders who choose not to redeem their shares holding shares in a company with a potentially less liquid trading market, fewer stockholders, potentially less cash and the potential inability to meet Nasdaq’s listing standards.

Q:	How do I exercise my redemption rights?

A:	In order to exercise your redemption rights, you must, prior to 5:00 p.m., Eastern Time on , 2023 (two business days before the Special Meeting), tender your shares physically or electronically and submit a request in writing that we redeem your TGVC Public Shares for cash to the Transfer Agent, at the following address:

Continental Stock Transfer & Trust Company
One State Street Plaza, 30th Floor
New York, New York 10004
Tel: (212) 845-3233
E-mail: fwolf@continentalstock.com

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Please also affirmatively certify in your request to the Transfer Agent for redemption if you “ARE” or “ARE NOT” acting in concert or as a “group” (as defined in Section 13d-3 of the Exchange Act) with any other stockholder with respect to TGVC Public Shares. A holder of the TGVC Public Shares, together with any of its affiliates or any other Person with whom such holder is acting in concert or as a “group” (as defined in Section 13d-3 of the Exchange Act), will be restricted from seeking redemption rights with respect to an aggregate of more than 15% of the TGVC Public Shares. Accordingly, all TGVC Public Shares in excess of the 15% threshold beneficially owned by a TGVC Public Stockholder or group will not be redeemed for cash. Stockholders seeking to exercise their redemption rights and opting to deliver physical certificates should allot sufficient time to obtain physical certificates from the Transfer Agent and to effect delivery. It is TGVC’s understanding that stockholders should generally allot at least two weeks to obtain physical certificates from the Transfer Agent. However, TGVC does not have any control over this process and it may take longer than two weeks. Stockholders who hold their shares in street name will need to coordinate with their bank, broker or other nominee to have the shares certificated or delivered electronically.

Any demand for redemption, once made, may be withdrawn at any time until the deadline for exercising redemption requests and thereafter, with TGVC’s consent, until the vote is taken with respect to the Business Combination. If you deliver your shares for redemption to the Transfer Agent and decide within the required timeframe not to exercise your redemption rights, you may request that the Transfer Agent return the shares (physically or electronically). You may make such request by contacting the Transfer Agent at the phone number or address listed under the question “Who can help answer my questions?” below.

Q:	What are the U.S. federal income tax consequences of exercising my redemption rights?

A:	TGVC expects that a U.S. Holder (as defined below in “Material Tax Considerations—U.S. Federal Income Tax Considerations”) that exercises its redemption rights to receive cash from the Trust Account in exchange for all of its TGVC Public Shares will generally be treated as selling such shares, resulting in the recognition of capital gain or capital loss. There may be certain circumstances in which the redemption may be treated as a distribution for U.S. federal income tax purposes, or as integrated with the Business Combination. Additionally, the Excise Tax (as defined below) may apply to the Business Combination. For a more complete discussion of the U.S. federal income tax considerations of an exercise of redemption rights, see “Material Tax Considerations—Material U.S. Federal Income Tax Consequences of the Redemption to the Holders of TGVC Common Stock” and “Risk Factors—Risks Related to U.S. Federal Income Taxation.”

TAX MATTERS ARE COMPLICATED, AND THE TAX CONSEQUENCES OF EXERCISING YOUR REDEMPTION RIGHTS WILL DEPEND ON THE FACTS OF YOUR OWN SITUATION. YOU SHOULD CONSULT YOUR OWN TAX ADVISOR AS TO THE SPECIFIC TAX CONSEQUENCES OF THE EXERCISE OF REDEMPTION RIGHTS TO YOU IN YOUR PARTICULAR CIRCUMSTANCES.

Q:	What is the impact of the Inflation Reduction Act on redemptions?

A:	On August 16, 2022, the Inflation Reduction Act of 2022 (the “IR Act”) was signed into federal law. The IR Act provides for, among other things, a new U.S. federal 1% excise tax on certain repurchases of stock by publicly traded U.S. domestic corporations and certain U.S. domestic subsidiaries of publicly traded foreign corporations occurring on or after January 1, 2023 (the “Excise Tax”). The Excise Tax is imposed on the repurchasing corporation itself, not its shareholders from whom shares are repurchased. The amount of the Excise Tax is generally 1% of the fair market value of the shares repurchased at the time of the repurchase. However, for purposes of calculating the Excise Tax, repurchasing corporations are permitted to net the fair market value of certain new stock issuances against the fair market value of stock repurchases during the same taxable year. In addition, certain exceptions apply to the Excise Tax. The U.S. Department of the Treasury (the “Treasury”) has been given authority to provide regulations and other guidance to carry out and prevent the abuse or avoidance of the Excise Tax. As of the time of this filing, the Treasury has issued Notice 2023-2, which provides some guidance regarding the Excise Tax.

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Any redemptions occurring in connection with the Business Combination, the Extension or otherwise, may be subject to the Excise Tax. Whether and to what extent TGVC would be subject to the Excise Tax in connection with the Business Combination, the Extension or otherwise would depend on a number of factors, including (i) the fair market value of the redemptions and repurchases in connection with the Business Combination, the Extension or otherwise, (ii) the structure of the Business Combination, (iii) the nature and amount of any “PIPE” or other equity issuances in connection with the Business Combination (or otherwise issued not in connection with the Business Combination but issued within the same taxable year as the Business Combination) and (iv) the content of regulations and other future guidance from the Treasury. In addition, because the Excise Tax would be payable by TGVC and not by the redeeming holder, the mechanics of any required payment of the Excise Tax have not been determined.

For the avoidance of doubt, the proceeds deposited in the Trust Account and the interest earned thereon will not be used to pay for any Excise Tax due under the IR Act in connection with any redemptions of the TGVC Public Shares prior to or in connection with the Business Combination. As of the date of this filing, there was approximately $14.2 million in the Trust Account. The redemption price per share at the Special Meeting or TGVC’s subsequent liquidation (assuming no additional TGVC Public Shares were redeemed and no additional Extension Payments are made) will be approximately $10.66 per TGVC Public Share. TGVC does intend to continue to use the accrued interest in the Trust Account to pay its franchise and income taxes.

Q:	If I am a TGVC Warrant holder, can I exercise redemption rights with respect to my TGVC Warrants?

A:	No. The holders of TGVC Warrants have no redemption rights with respect to such TGVC Warrants.

Q:	If I am a holder of TGVC Units, can I exercise redemption rights with respect to my TGVC Units?

A:	Holders of outstanding TGVC Public Units must separate the underlying TGVC Public Shares and TGVC Public Warrants prior to exercising redemption rights with respect to the TGVC Public Shares.

If you hold TGVC Public Units registered in your own name, you must deliver the certificate for such TGVC Public Units to the Transfer Agent, with written instructions to separate such TGVC Public Units into TGVC Public Shares and TGVC Public Warrants. This must be completed far enough in advance to permit the mailing of the TGVC Public Share certificates back to you so that you may then exercise your redemption rights upon the separation of the TGVC Public Shares from the TGVC Public Units. See the question “How do I exercise my redemption rights?” above. The address of the Transfer Agent is listed under the question “Who can help answer my questions?” below.

If a broker, dealer, commercial bank, trust company or other nominee holds your TGVC Public Units, you must instruct such nominee to separate your TGVC Public Units. Your nominee must send written instructions by facsimile to the Transfer Agent. Such written instructions must include the number of TGVC Public Units to be split and the nominee holding such TGVC Public Units. Your nominee must also initiate electronically, using DTC’s deposit withdrawal at custodian (DWAC) system, a withdrawal of the relevant TGVC Public Units and a deposit of an equal number of TGVC Public Shares and TGVC Public Warrants. This must be completed far enough in advance to permit your nominee to exercise your redemption rights upon the separation of the TGVC Public Shares from the TGVC Public Units. While this is typically done electronically the same business day, you should allow at least one full business day to accomplish the separation. If you fail to cause your TGVC Public Shares to be separated in a timely manner, you will likely not be able to exercise your redemption rights.

Q:	What happens if a substantial number of the TGVC Public Stockholders vote in favor of the Business Combination Proposal and exercise their redemption rights?

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A:	The Business Combination Agreement provides that completion of the Business Combination is conditioned on, among other things, TGVC having net tangible assets of not less than $5,000,001 immediately prior to Closing, after deducting (i) the amount required to satisfy TGVC’s obligations to its stockholders that exercise their redemption rights, and (ii) the value of the TGVC Transaction Expenses (the “Net Tangible Assets Condition”). The Net Tangible Assets Condition may operate, in effect, as a minimum cash requirement and make it more difficult for TGVC to complete the Business Combination as contemplated. If a substantial number of TGVC Public Stockholders exercise their redemption rights and the Net Tangible Assets Condition is not satisfied, then the Business Combination Agreement could be terminated and the Business Combination may not be consummated. In addition, in no event will we redeem TGVC Public Shares in an amount that would cause TGVC’s net tangible assets to be less than $5,000,001, as provided in the TGVC Charter.

The sensitivity table below shows the potential impact of redemptions on (i) the ownership of current TGVC Public Stockholders and Flexi Shareholders and (ii) the pro forma book value per share of the shares owned by TGVC Public Stockholders under different redemption scenarios, taking into account certain potential sources of dilution as detailed below. The sensitivity table below does not include (a) warrants underlying the Working Capital Loans and (b) the Earnout Shares as potential sources of dilution as such warrants and such Earnout Shares may never be issued upon consummation of the Business Combination given that (x) the Sponsor (or its designees) is under no obligation to convert the principal balance of the Working Capital Loans into warrants and (y) PubCo may not achieve the revenue thresholds required for the issuance of the Earnout Shares.

	No Additional Redemptions		50% Maximum Redemptions (1)		Maximum Redemptions (2)
	Shares	%	Shares	%	Shares	%
Flexi Shareholders	19,000,000	78.8%	19,000,000	79.3%	19,000,000	79.7%
TGVC Public Stockholders (3)	1,335,696	5.6%	1,206,493	5.0%	1,077,289	4.6%
TGVC’s directors and officers and the Sponsor Related Parties (4)	2,889,149	12.0%	2,889,149	12.1%	2,889,149	12.1%
Third party advisors	815,518	3.4%	810,148	3.4%	804,778	3.4%
ThinkEquity (5)	57,500	0.2%	57,500	0.2%	57,500	0.2%
Total PubCo Ordinary Shares outstanding at Closing, not reflecting potential sources of dilution	24,097,863	100%	23,963,290	100%	23,828,716	100%

Total PubCo Ordinary Shares outstanding at Closing, not reflecting potential sources of dilution	24,097,863	58.6%	23,963,290	58.5%	23,828,716	58.3%
Potential sources of dilution:
Shares underlying TGVC Public Warrants	11,500,000	27.9%	11,500,000	28.0%	11,500,000	28.1%
Shares underlying TGVC Placement Warrants	5,500,000	13.4%	5,500,000	13.4%	5,500,000	13.5%
Shares underlying Representative Warrants	57,500	0.1%	57,500	0.1%	57,500	0.1%
Total PubCo Ordinary Shares outstanding at Closing	41,155,363	100%	41,020,790	100%	40,886,216	100%
Total Pro Forma Equity Value of PubCo Ordinary Shares outstanding at Closing (6)	$411,553,630		$410,207,900		$408,862,160
Per Share Pro Forma Equity Value of PubCo Ordinary Shares outstanding at Closing (7)	$10.00		$10.00		$10.00
Per Share Pro Forma Book Value of PubCo Ordinary Shares outstanding at Closing (7)	$7.10		$7.23		$7.38

(1)	This scenario assumes that, after the May Redemptions, TGVC Public Stockholders exercise their redemption rights with respect to 129,203 TGVC Public Shares for $1.3 million upon consummation of the Business Combination at a redemption price of approximately $10.39 per share.

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(2)	This scenario assumes that, after the May Redemptions, TGVC Public Stockholders exercise their redemption rights with respect to 258,407 TGVC Public Shares for $2.7 million upon consummation of the Business Combination at a redemption price of approximately $10.39 per share. The maximum redemptions amount reflects the maximum number of the TGVC Public Shares that can be redeemed without violating the conditions of the Business Combination Agreement or the requirement of the TGVC Charter that TGVC cannot redeem TGVC Public Shares if it would result in TGVC having a minimum net tangible asset value of less than $5,000,001, after giving effect to the payments to redeeming stockholders.

(3)	Excluding 11,500,000 shares underlying the TGVC Public Warrants.

(4)	Excluding 5,500,000 shares underlying the TGVC Placement Warrants.

(5)	Excluding 57,500 shares underlying the Representative Warrants.

(6)	In each redemption scenario, the per share pro forma equity value of the shares will be $10.00 at Closing in accordance with the terms of the Business Combination Agreement.

(7)	The per share pro forma book value of the shares is based on the pro forma book value of equity at Closing.

Q:	Is there a limit on the number of shares you may redeem?

A:	Yes. The TGVC Charter provides that TGVC may not redeem TGVC Public Shares in an amount that would result in TGVC’s failure to have net tangible assets in excess of $5,000,001 or any greater net tangible asset or cash requirement that may be contained in the Business Combination Agreement. In addition, the Business Combination Agreement provides that it may be terminated in the event that TGVC does not meet the Net Tangible Assets Condition. The Net Tangible Assets Condition may operate, in effect, as a minimum cash requirement and make it more difficult for TGVC to complete the Business Combination as contemplated if a substantial number of TGVC Public Stockholders exercise their redemption rights.

Furthermore, under the TGVC Charter, in connection with an initial business combination, you, together with any affiliate or any other Person with whom you are acting in concert or as a “group” (as defined under Section 13(d)(3) of the Exchange Act), will be restricted from seeking redemption rights with respect to more than 15% of the TGVC Public Shares held by you or the group. For more information, see “Risk Factors—Risks Related to the Redemption—If you or a “group” of TGVC Stockholders of which you are a part is deemed to hold an aggregate of more than 15% of the TGVC Public Shares, you (or, if a member of such a group, all of the members of such group in the aggregate) will lose the ability to redeem all such shares in excess of 15% of the TGVC Public Shares.”

Based on the amount of cash and securities as of June 9, 2023, including approximately $14.2 million in the Trust Account, approximately 258,407 TGVC Public Shares may be redeemed and still enable TGVC to have sufficient cash to satisfy the Closing conditions in the Business Combination Agreement. We refer to this as the “Maximum Redemptions Scenario” in this proxy statement/prospectus.

Q:	Do I have appraisal rights if I object to the proposed Business Combination?

A:	No. There are no appraisal rights available to holders of TGVC Common Stock, TGVC Units or TGVC Warrants in connection with the Business Combination.

Q:	What happens to the funds deposited in the Trust Account upon consummation of the Business Combination?

A:	If the Business Combination is consummated, the funds held in the Trust Account will be released to:

●	pay TGVC Public Stockholders who properly exercise their redemption rights;

●	pay certain other fees, costs and expenses (including regulatory fees, legal fees, accounting fees, printer fees, and other professional fees) that were incurred by TGVC or Flexi in connection with the Business Combination and pursuant to the terms of the Business Combination Agreement;

●	repay any loans owed by TGVC to the Sponsor for any TGVC Transaction Expenses or other administrative expenses incurred by TGVC; and

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●	provide for general corporate purposes of PubCo including, but not limited to, working capital for Flexi.

Q:	What happens if the Business Combination is not consummated?

A:	There are certain circumstances under which the Business Combination Agreement may be terminated. See the section titled “The Business Combination Proposal; Terms of the Business Combination—The Business Combination Agreement—Termination” for information regarding the parties’ specific termination rights.

If, as a result of the termination of the Business Combination Agreement or otherwise, TGVC is unable to complete the Business Combination or another initial business combination transaction by November 5, 2023 (or a later date approved by the TGVC Stockholders pursuant to the TGVC Charter), the TGVC Charter provides that TGVC will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible, but not more than 10 business days thereafter, subject to lawfully available funds therefor, redeem 100% of the TGVC Public Shares in consideration of a per-share price, payable in cash, equal to the quotient obtained by dividing (A) the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to it to pay its taxes (less up to $100,000 of such net interest to pay for dissolution expenses), by (B) the total number of then outstanding TGVC Public Shares, which redemption will completely extinguish rights of the TGVC Public Stockholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining TGVC Stockholders and the TGVC Board in accordance with applicable law, dissolve and liquidate, subject in the case of clauses (ii) and (iii) to its obligations under the DGCL to provide for claims of creditors and requirements of other applicable law.

TGVC expects that the amount of any distribution the TGVC Public Stockholders will be entitled to receive upon its dissolution will be approximately the same as the amount they would have received if they had redeemed their shares in connection with the Business Combination, subject in each case to TGVC’s obligations under the DGCL to provide for claims of creditors and requirements of other applicable law. Holders of Founder Shares have waived any right to any liquidation distribution with respect to those shares.

In the event of liquidation, there will be no distribution with respect to outstanding TGVC Warrants. Accordingly, the TGVC Warrants will expire worthless.

Q:	What are the U.S. federal income tax consequences to me of the Business Combination?

A:	As discussed more fully in “Material Tax Considerations—Material U.S. Federal Income Tax Consequences of the Business Combination,” the Business Combination has been structured to qualify as a “reorganization” within the meaning of Section 368(a) of the Code, though there is substantial uncertainty as to whether the requirements for a “reorganization” can be satisfied. Specifically, it is uncertain whether PubCo will satisfy the continuity of business enterprise requirement under Treas. Reg. § 1.368-1(d). Due to this uncertainty, counsel to TGVC will not be able to issue an opinion on whether the Business Combination qualifies as a “reorganization.”

If the Business Combination qualifies as a “reorganization” despite the lack of an opinion to this effect, U.S. Holders (as defined below) should generally not recognize gain or loss for U.S. federal income tax purposes with respect to the receipt of PubCo Ordinary Shares in exchange for such U.S. Holder’s TGVC Class A Common Stock that they own as a result of the Business Combination and generally should not recognize gain or loss for U.S. federal income tax purposes with respect to such U.S. Holder’s TGVC Warrants being assumed by PubCo as a result of the Business Combination.

In the event that the Business Combination does not satisfy the requirements of a “reorganization,” the Business Combination will qualify as a transaction described in Section 351(a) of the Code. As a result, U.S. Holders generally will not recognize gain or loss for U.S. federal income tax purposes with respect to the receipt of PubCo Ordinary Shares in exchange for such U.S. Holder’s TGVC Class A Common Stock as a result of the Business Combination. However, the exchange of TGVC Warrants for PubCo Warrants likely will be taxable under this scenario.

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However, Section 367(a) of the Code and the Treasury regulations promulgated thereunder, in certain circumstances, may impose additional requirements for certain U.S. Holders to qualify for tax-deferred treatment with respect to the exchange of TGVC Common Stock and/or the conversion of the TGVC Warrants. If it is determined that Section 367(a) of Code does apply, then a U.S. Holder would generally recognize gain, if any, in an amount equal to the excess of (i) the fair market value of the PubCo Ordinary Shares (and, if such U.S. Holders also hold TGVC Warrants that pursuant to the terms of the TGVC Warrants convert into PubCo Warrants, the converted PubCo Warrants) received over (ii) such U.S. Holder’s adjusted tax basis in such TGVC Class A Common Stock (and TGVC Warrants, if any). This could result in a U.S. Holder of TGVC Class A Common Stock (and TGVC Warrants, if any) recognizing a greater amount of gain for U.S. federal income tax purposes than such U.S. Holder would have recognized if Section 368(a) or Section 351(a) of the Code applied or Section 367(a) of the Code did not apply.

For a more complete discussion of the U.S. federal income tax considerations of the Business Combination, see “Material Tax Considerations—Material U.S. Federal Income Tax Consequences of the Business Combination” and “Risk Factors—Risks Related to U.S. Federal Income Taxation.”

Q:	When and where is the Special Meeting?

A:	TGVC is pleased to conduct the Special Meeting virtually via the internet through a live webcast and online shareholder tools. TGVC believes that a virtual format facilitates stockholder attendance and participation by leveraging technology to allow TGVC to communicate more effectively and efficiently with its stockholders. This format empowers TGVC Stockholders around the world to participate at no cost. TGVC will use the virtual format to enhance stockholder access and participation and protect stockholder rights.

The Special Meeting will be held at  Eastern Time, on , 2023, as a virtual meeting. The meeting will be held virtually over the internet by means of a live audio webcast. You will be able to attend and vote your shares during the Special Meeting via a live webcast available at www.virtualshareholdermeeting.com/TGVC2023SM2.

Q:	How can I attend the Special Meeting virtually?

A:	You will be able to attend and vote your shares during the Special Meeting via a live webcast available at www.virtualshareholdermeeting.com/TGVC2023SM2.

Q:	What do I need to do now?

A:	We urge you to read carefully and consider the information contained in this proxy statement/prospectus, including the annexes, and to consider how the Business Combination will affect you as a stockholder and/or warrant holder of TGVC. Stockholders should then vote as soon as possible in accordance with the instructions provided in this proxy statement/prospectus and on the enclosed proxy card or, if you hold your shares of TGVC Common Stock through a brokerage firm, bank or other nominee, on the voting instruction form provided by the broker, bank or other nominee.

Q:	How do I vote?

A:	If you are a holder of record of TGVC Common Stock on , 2023, the Record Date, you may vote with respect to the Proposals at the Special Meeting via the virtual meeting platform, or by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided. If you hold your shares in “street name,” which means your shares are held of record by a broker, bank or other nominee, you should follow the instructions provided by your broker, bank or other nominee to ensure that votes related to the shares you beneficially own are properly counted. In this regard, you must provide the record holder of your shares with instructions on how to vote your shares or, if you wish to attend the Special Meeting and vote via the virtual meeting platform, obtain a proxy from your broker, bank or other nominee.

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Q:	What will happen if I abstain from voting or fail to vote at the Special Meeting?

A:	At the Special Meeting, we will count a properly executed proxy marked “ABSTAIN” with respect to a particular Proposal as present for purposes of determining whether a quorum is present. For purposes of approval, neither a broker non-vote nor an abstention will have any effect on the outcome of the vote on the Business Combination Proposal or the Adjournment Proposal.

Q:	What will happen if I sign and return my proxy card without indicating how I wish to vote?

A:	Signed and dated proxies received by TGVC without an indication of how the stockholder intends to vote on a proposal will be voted “FOR” each proposal presented to the stockholders at the Special Meeting. The proxyholders may use their discretion to vote on any other matters which properly come before the Special Meeting.

Q:	If I am not going to attend the Special Meeting, should I return my proxy card instead?

A:	Yes. Whether you plan to attend the Special Meeting or not, please read the enclosed proxy statement/prospectus carefully, and vote your shares by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided.

Q:	If my shares are held in “street name,” will my broker, bank or other nominee automatically vote my shares for me?

A:	No. Under the rules of various national and regional securities exchanges, your broker, bank or other nominee cannot vote your shares with respect to non-discretionary matters unless you provide instructions on how to vote in accordance with the information and procedures provided to you by your broker, bank or other nominee. TGVC believes that the Proposals presented to the TGVC Stockholders will be considered non-discretionary and therefore your broker, bank or other nominee cannot vote your shares without your instruction. Your bank, broker or other nominee can vote your shares only if you provide instructions on how to vote. You should instruct your bank, broker or other nominee to vote your shares in accordance with directions you provide.

Q:	May I change my vote after I have mailed my signed proxy card?

A:	Yes. Stockholders may send a later-dated, signed proxy card to TGVC’s Secretary at the address set forth below under the question “Who can help answer my questions?” so that it is received by TGVC’s Secretary prior to the Special Meeting or attend the Special Meeting and vote via the virtual meeting platform. Stockholders also may revoke their proxy by sending a notice of revocation to TGVC’s Secretary, which TGVC’s secretary must receive prior to the Special Meeting.

Q:	What should I do if I receive more than one set of voting materials?

A:	Stockholders may receive more than one set of voting materials, including multiple copies of this proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive in order to cast a vote with respect to all of your shares.

Q:	Who will solicit and pay the cost of soliciting proxies?

A:	TGVC will pay the cost of soliciting proxies for the Special Meeting. TGVC has engaged Okapi Partners LLC (“Okapi”) to assist in the solicitation of proxies for the Special Meeting. TGVC has agreed to pay to Okapi a fee of approximately $45,000, plus disbursements. TGVC will reimburse Okapi for reasonable out-of-pocket expenses and will indemnify its affiliates against certain claims, liabilities, losses, damages and expenses. TGVC will also reimburse banks, brokers and other custodians, nominees and fiduciaries representing beneficial owners of shares of TGVC Common Stock for their expenses in forwarding soliciting materials to beneficial owners of the TGVC Common Stock and in obtaining voting instructions from those owners. TGVC’s directors, officers and employees may also solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.

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Q:	Who can help answer my questions?

A:	If you have questions about the Business Combination or the Proposals, or if you need additional copies of the proxy statement/prospectus or the enclosed proxy card, you should contact:

TG Venture Acquisition Corp.
1390 Market Street, Suite 200
San Francisco, CA 94102
Tel: (628) 521-1369
E-mail: TGVC@tsangsgroup.co

You may also contact Okapi, our proxy solicitor, at:

Okapi Partners LLC

Tel: Banks and brokerage firms, please call: (212) 297-0720

Shareholders and all others call toll-free: (855) 208-8903

Email: info@okapipartners.com

To obtain timely delivery, TGVC Stockholders must request the materials no later than , 2023.

You may also obtain additional information about TGVC from documents filed with the SEC by following the instructions in the section titled “Where You Can Find More Information.”

If you intend to seek redemption of your TGVC Public Shares, you will need to send a letter demanding redemption and deliver your stock (either physically or electronically) to the Transfer Agent prior to the Special Meeting in accordance with the procedures detailed under the question “How do I exercise my redemption rights?” If you have questions regarding the certification of your position or delivery of your stock, please contact:

Continental Stock Transfer & Trust Company
One State Street Plaza, 30th Floor
New York, New York 10004
Tel: (212) 845-3233
E-mail: fwolf@continentalstock.com

QUESTIONS AND ANSWERS ABOUT THE PROPOSED BUSINESS COMBINATION — FLEXI SHAREHOLDERS

Q:	Why am I receiving this proxy statement/prospectus?

A:	TGVC, Flexi, PubCo and other parties have agreed to the Business Combination under the terms of the Business Combination Agreement that is described in this proxy statement/prospectus. The Business Combination Agreement provides for, among other things, (i) the merger of Flexi with and into Target Merger Sub, upon which the separate existence of Target Merger Sub will cease and Flexi will be the surviving corporation and a direct, wholly owned subsidiary of PubCo, and (ii) the merger of TGVC with and into SPAC Merger Sub, upon which the separate existence of SPAC Merger Sub will cease and TGVC will be the surviving corporation and a direct, wholly owned subsidiary of PubCo.

As a result of the Mergers, all outstanding shares of Flexi will be automatically cancelled in exchange for the right to receive such number of newly-issued PubCo Ordinary Shares that is equal to the Flexi Exchange Ratio calculated in accordance with the Business Combination Agreement, which as of June 9, 2023 was 74.82141. Flexi Shareholders may also receive additional PubCo Ordinary Shares constituting the Earnout Shares if the conditions for the issuance thereof are satisfied, as further discussed in this proxy statement/prospectus. This constitutes an offer by PubCo of such PubCo Ordinary Shares, and this document is a prospectus of PubCo with respect to PubCo’s offer and issuance of such PubCo Ordinary Shares in connection with the Business Combination. As a Flexi Shareholder, you are being offered such PubCo Ordinary Shares in exchange for your Flexi Shares in connection with the Business Combination, and that is why you are receiving this proxy statement/prospectus.

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This proxy statement/prospectus and its annexes contain important information about the proposed Business Combination, along with important information about PubCo and the business of PubCo and its subsidiaries following consummation of the Business Combination. You should read this proxy statement/prospectus and its annexes carefully and in their entirety.

Q:	Does the proposed Business Combination need to be approved by Flexi Shareholders? Will Flexi be holding a special meeting of its shareholders?

A:	Yes. Pursuant to the BVI Act, the Initial Merger must be approved by a resolution of the Flexi Shareholders, passed by a simple majority. In addition, the Amended and Restated Shareholders Agreement Related to The Hive Worldwide Limited (“Hive Worldwide”) dated June 1, 2022, by and among Common Ground Works Pte Ltd (“Common Ground”), Hive Worldwide, and the Flexi Shareholders (the “Shareholders Agreement”) requires that Flexi obtain the unanimous approval of the Flexi Shareholders of the Initial Merger. Further, the Business Combination Agreement requires that Flexi obtain the written consent of certain Flexi Shareholders, who own an aggregate of approximately 92.4% of the Flexi Shares, in favor of the approval and adoption of the Business Combination Agreement, the Initial Merger and the other Transactions (including as required under the BVI Act and the Flexi Governing Documents) within five business days after the Registration Statement of which this proxy statement/prospectus forms a part becomes effective, and that Flexi will forward to all Flexi Shareholders a consent solicitation statement with respect to soliciting the written consent of the Flexi Shareholders, which with respect to Flexi Shareholders accompanies this proxy statement/prospectus.

As Flexi is asking its shareholders to provide their written consent to adopt and approve the Business Combination Agreement, the Initial Merger, and the other Transactions, Flexi will not hold a meeting of its shareholders to approve these matters.

Q:	What vote is required to approve and adopt the Business Combination Agreement, the Initial Merger, and the other Transactions?

A:	In accordance with the Shareholders Agreement, the approval and adoption of the Business Combination Agreement, the Initial Merger, and the other Transactions requires unanimous approval of the Flexi Shareholders; in other words, each Flexi Shareholder must approve these matters in order for us to obtain the requisite shareholder approval to consummate the Business Combination.

Q:	What do I need to do now?

A:	We urge you to read carefully and consider the information contained in this proxy statement/prospectus, including the annexes, and to consider how the Business Combination will affect you as a Flexi Shareholder. Flexi Shareholders should then review and execute the written consent accompanied by this proxy statement/prospectus and return it to Flexi as instructed therein.

Q:	May I change my vote after I have submitted my written consent?

A:	No, the written consents are irrevocable.

Q:	Do I have appraisal rights if I object to the proposed Business Combination?

A:	Yes. Flexi Shareholders are entitled to dissent from the Initial Merger that forms part of the Business Combination and to receive payment of the “fair value” of their shares determined in accordance with the BVI Act. Where a Flexi Shareholder who exercises such dissent rights and Flexi are unable to agree on the “fair value” of such shares, a statutory appraisal process is required to determine the “fair value.”

Q:	Did the board of directors of Flexi obtain a fairness opinion in determining whether or not to proceed with the Business Combination?

A:	No.

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Q:	What happens if the Business Combination is not consummated?

A:	There are certain circumstances under which the Business Combination Agreement may be terminated. See the section titled “The Business Combination Proposal; Terms of the Business Combination—The Business Combination Agreement—Termination” for information regarding the parties’ specific termination rights.

If TGVC and Flexi do not complete the Business Combination by November 5, 2023 (or a later date approved by the TGVC Stockholders pursuant to the TGVC Charter), TGVC will cease its operations (except for the purpose of winding up) and must redeem 100% of the TGVC Public Shares, Flexi will remain an independent company and you will continue to hold the Flexi Shares you currently own. Similarly, if one or both of TGVC or Flexi terminate the Business Combination Agreement in accordance with its terms, the Business Combination will not be consummated, Flexi will remain an independent company, and you will continue to hold the Flexi Shares that you currently own.

Q:	Will PubCo adopt an equity incentive plan in anticipation of the Business Combination?

A:	PubCo intends to adopt the Incentive Plan in anticipation of the Business Combination in order to help PubCo attract, retain and provide incentives to key management employees, non-employee directors and consultants of PubCo and its affiliates and to align the interests of these service providers and PubCo’s shareholders. See “Management of PubCo Following the Business Combination—2023 Omnibus Securities and Incentive Plan” and the full text of the Incentive Plan attached as Annex D hereto.

QUESTIONS AND ANSWERS ABOUT THE PROPOSED BUSINESS COMBINATION — TGVC STOCKHOLDERS AND FLEXI SHAREHOLDERS

Q:	What equity stake will the TGVC Stockholders and the Flexi Shareholders hold in PubCo upon completion of the Business Combination?

A:	We anticipate that upon consummation of the Business Combination, PubCo will become a new public company and the former holders of securities of TGVC and Flexi will all become securityholders of PubCo.

We anticipate that upon Closing, (i) the TGVC Public Stockholders will own approximately 5.6% of the outstanding PubCo Ordinary Shares, (ii) the Flexi Shareholders will own approximately 78.8% of the outstanding PubCo Ordinary Shares, (iii) TGVC’s directors and officers and the Sponsor Related Parties will own approximately 12.0% of the outstanding PubCo Ordinary Shares, (iv) certain third party advisors will own approximately 3.4% of the outstanding PubCo Ordinary Shares, and (v) ThinkEquity will own approximately 0.2% of the outstanding PubCo Ordinary Shares.

The ownership percentages with respect to PubCo following the Business Combination are based upon the number of Flexi Shares and shares of TGVC Common Stock issued and outstanding as of June 9, 2023 and are subject to a number of assumptions. These relative percentages assume that (i) no Earnout Shares are issued, (ii) no TGVC Public Warrants are exercised, (iii) no Flexi Shareholder exercises its rights of appraisal, and (iv) after the May Redemptions, no TGVC Public Stockholders exercise redemption rights in connection with their TGVC Public Shares. If TGVC Public Stockholders exercise any redemption rights in respect of TGVC Public Shares, or any of the other assumptions are not correct, these percentages will be different.

Please see “Unaudited Pro Forma Condensed Combined Financial Information” for further information.

In addition, future issuances of PubCo Ordinary Shares, including any Earnout Shares or PubCo Ordinary Shares issued pursuant to any awards that may be granted under the Incentive Plan to be adopted in connection with the Business Combination, would dilute current stockholders’ ownership percentage. See “Risk Factors—Risks Related to PubCo—Upon consummation of the Business Combination, TGVC Public Stockholders will experience dilution as a consequence of, among other transactions, the issuance of PubCo Ordinary Shares by PubCo as consideration in the Business Combination. Having a minority share position may reduce the influence that current TGVC Stockholders have on the management of PubCo.”

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The following table presents the share ownership of various holders of PubCo Ordinary Shares upon the Closing and is based on (i) the assumptions set forth above, (ii) a Closing Date of December 31, 2022, (iii) no additional equity securities of TGVC being issued at or prior to Closing, and (iv) the following redemption scenarios:

No Additional Redemptions: This scenario assumes that, after the May Redemptions, no TGVC Public Stockholders exercise redemption rights in connection with the approval of the Business Combination with respect to their TGVC Public Shares.

50% of Maximum Redemptions: This scenario assumes that, after the May Redemptions, TGVC Public Stockholders exercise redemption rights with respect to approximately 129,203 TGVC Public Shares (9.7% of the issued, outstanding and unredeemed TGVC Public Shares) in connection with the approval of the Business Combination, at a price of $10.39 per share.

Maximum Redemptions: This scenario assumes that, after the May Redemptions, TGVC Public Stockholders exercise redemption rights with respect to 258,407 TGVC Public Shares (19.4% of the issued, outstanding and unredeemed TGVC Public Shares) in connection with the approval of the Business Combination, at a price of $10.39 per share. Assuming this “Maximum Redemptions” scenario and a price of $10.39 per TGVC Public Share, PubCo would have a public float of approximately $11.8 million.

	No Additional Redemptions		50% of Maximum Redemptions		Maximum Redemptions
	Number		Number		Number
Shareholders of	of PubCo		of PubCo		of PubCo
PubCo Post Business	Ordinary	% of	Ordinary	% of	Ordinary	% of
Combination	Shares	Total(1)	Shares	Total(1)	Shares	Total(1)
TGVC Public Stockholders	1,335,696	5.6%	1,206,493	5.0%	1,077,289	4.6%
Flexi Shareholders	19,000,000	78.8%	19,000,000	79.3%	19,000,000	79.7%
TGVC’s directors and officers and the Sponsor Related Parties	2,889,149	12.0%	2,889,149	12.1%	2,889,149	12.1%
Third party advisors	815,518	3.4%	810,148	3.4%	804,778	3.4%
ThinkEquity	57,500	0.2%	57,500	0.2%	57,500	0.2%

Total	24,097,863	100.0%	23,963,290	100.0%	23,828,716	100.0%

(1)	Approximate percentage of total outstanding PubCo Ordinary Shares following the Closing.

The following table presents the share ownership of various holders of PubCo Ordinary Shares upon the Closing on a fully diluted basis.

	No Additional Redemptions		50% of Maximum Redemptions		Maximum Redemptions
	Number of PubCo Ordinary Shares	% of Total	Number of PubCo Ordinary Shares	% of Total	Number of PubCo Ordinary Shares	% of Total
Total PubCo Ordinary Shares outstanding at Closing, not reflecting potential sources of dilution	24,097,863	58.6%	23,963,290	58.5%	23,828,716	58.3%
Potential sources of dilution:
Shares underlying TGVC Public Warrants	11,500,000	27.9%	11,500,000	28.0%	11,500,000	28.1%
Share underlying TGVC Placement Warrants	5,500,000	13.4%	5,500,000	13.4%	5,500,000	13.5%
Shares underlying Representative Warrants	57,500	0.1%	57,500	0.1%	57,500	0.1%
Total PubCo Ordinary Shares outstanding at Closing	41,155,363	100%	41,020,790	100%	40,886,216	100%

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Q:	What conditions must be satisfied to complete the Business Combination?

A:	There are a number of Closing conditions in the Business Combination Agreement, including but not limited to, the following:

●	approval of the Business Combination Proposal by the TGVC Stockholders;

●	receipt, termination or expiration of, as the case may be, all Regulatory Approvals;

●	the effectiveness of the Registration Statement on Form F-4 in which this proxy statement/prospectus is included and the absence of any issued or pending stop order by the SEC;

●	receipt of approval for the PubCo Ordinary Shares and the Assumed TGVC Warrants to be listed on Nasdaq, subject to round lot holder requirements;

●	the absence of any law or order preventing or prohibiting the consummation of the Transactions; and

●	satisfaction of the Net Tangible Assets Condition by TGVC, which may operate, in effect, as a minimum cash requirement and make it more difficult for TGVC to complete the Business Combination as contemplated.

For a summary of all of the conditions that must be satisfied or waived prior to completion of the Business Combination, see the section entitled “The Business Combination Proposal; Terms of the Business Combination—The Business Combination Agreement—Conditions to the Closing of the Business Combination.”

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Summary of the Proxy Statement/Prospectus

This summary, together with the section titled “Questions and Answers About the Proposed Business Combination,” summarizes certain information contained in this proxy statement/prospectus, but may not contain all of the information that is important to you. To better understand the Business Combination and the Proposals to be considered at the Special Meeting, you should carefully read this entire proxy statement/prospectus, including the annexes. See also the section titled “Where You Can Find More Information.”

Unless otherwise indicated or the context otherwise requires, references in this Summary of the Proxy Statement/Prospectus to “PubCo” refer to PubCo and its consolidated subsidiaries (including TGVC and Flexi) after giving effect to the Business Combination, references to “TGVC” refer to TG Venture Acquisition Corp. and references to “Flexi” refer to The Flexi Group Limited and its consolidated subsidiaries.

Unless otherwise specified, all share calculations (i) assume no exercise of redemption rights by the TGVC Public Stockholders in connection with the Business Combination and (ii) do not include any shares of TGVC Common Stock issuable upon the exercise of the TGVC Warrants.

Information About the Parties to the Business Combination

TG Venture Acquisition Corp.

TGVC is a special purpose acquisition company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. TGVC Class A Common Stock, TGVC Units, and TGVC Warrants are currently listed on Nasdaq under the symbols “TGVC,” “TGVCU” and “TGVCW,” respectively. The mailing address of TGVC’s principal executive office is 1390 Market Street, Suite 200, San Francisco, CA 94102.

For more information about TGVC, see the sections entitled “TGVC’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Information About TGVC.”

Flexi

Flexi believes that it is a leading operator and pioneer of “asset-light” flexible workspaces across the Asia-Pacific region. With 43 locations in eight countries, Flexi builds beautifully designed workspaces that inspire genuine connections, unlock flexibility and drive productivity. Flexi has three distinct brands – the Hive, Common Ground and The Cluster – providing a wide range of flexible office solutions to businesses of all sizes, from “hot desk” memberships for start-ups to large, bespoke spaces designed for enterprise customers. Flexi expects that its asset-light growth strategy, whereby it partners with landlords and real estate owners on mutually advantageous joint venture structures rather than entering into traditional lease agreements, will allow it to quickly add new venues with lower capital outlay.

On a combined basis, Flexi has more than 25 years of experience in designing, building, and operating flexible workspaces in Australia, Singapore, Malaysia, Hong Kong, Taiwan, Thailand, the Philippines and Vietnam. Flexi was an early adopter of the asset-light flexible workspace model in the Asia-Pacific region, beginning implementation in 2017 when few, if any, competing operators employed this method.

Flexi was formed through the mergers of three prominent coworking brands in the Asia-Pacific region. Hong Kong Hive Limited was incorporated in January 2012 and leveraged award-winning design and accessibility to expand across Asia. Flexi was originally incorporated in February 2015 as Hive Worldwide to act as a holding company for Hong Kong Hive Limited and other related entities. In April 2021, Hive Worldwide acquired The Cluster, a pioneer of Australia’s coworking industry according to the Melbourne Guide and an established, premium brand. In June 2022, Hive Worldwide acquired Common Ground and began operating all three brands as “The Flexi Group.”

The mailing address of Flexi’s principal executive office is Wisma UOA Damansara II, Penthouse 16-1 Level 16, No. 6, Changkat Semantan, Bukit Damansara, 50490 Kuala Lumpur, Malaysia, and its phone number is + 60 3 2011 9888.

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PubCo

PubCo was incorporated under the laws of the BVI on November 10, 2022 and is a direct, wholly owned subsidiary of Flexi. PubCo was formed for the sole purpose of entering into and consummating the Business Combination. Accordingly, PubCo has no operations, only nominal assets, no liabilities or contingent liabilities, and no outstanding commitments other than as described in the Business Combination Agreement. As of the date of this proxy statement/prospectus, the directors of PubCo are Christopher Ian Edwards, Constant Tedder, Erman Akinci, Juhn Teo and Alexis Grolin.

The address of PubCo’s registered office is Conyers Trust Company (BVI) Limited, Wickhams Cay 1, PO Box 3140, Road Town, Tortola, BVI VG1110 and its registration number is 2111418. Upon the Closing, the principal office of PubCo will be that of Flexi: Wisma UOA Damansara II, Penthouse 16-1 Level 16, No. 6, Changkat Semantan, Bukit Damansara, 50490 Kuala Lumpur, Malaysia, and its phone number is + 60 3 2011 9888.

Upon the effectiveness of the registration statement of which this proxy statement/prospectus forms a part, PubCo will report under the Exchange Act as a non-U.S. public company with foreign private issuer status. Even after PubCo no longer qualifies as an emerging growth company, as long as PubCo continues to qualify as a foreign private issuer under the Exchange Act, PubCo will be exempt from certain provisions of the Exchange Act that are applicable to U.S. domestic public companies, including:

●	the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations in respect of a security registered under the Exchange Act;

●	the sections of the Exchange Act requiring insiders to file public reports of their stock ownership and trading activities and liability for insiders who profit from trades made in a short period of time; and

●	the rules under the Exchange Act requiring the filing with the SEC of quarterly reports on Form 10-Q containing unaudited financial and other specified information, or Current Reports on Form 8-K, upon the occurrence of specified significant events.

In addition, PubCo will not be required to file annual reports and financial statements with the SEC as promptly as U.S. domestic companies whose securities are registered under the Exchange Act, and will not be required to comply with Regulation FD, which restricts the selective disclosure of material information.

As a foreign private issuer, PubCo will be permitted to follow home country corporate governance practices instead of certain corporate governance practices required by Nasdaq for U.S. domestic issuers. For further information, see the section titled “Management of PubCo Following the Business Combination—Foreign Private Issuer Exemption.”

Target Merger Sub

Target Merger Sub was incorporated under the laws of the BVI on November 10, 2022. Target Merger Sub was formed solely in contemplation of the Business Combination, has not commenced any operations, has only nominal assets and has no liabilities or contingent liabilities, or any outstanding commitments other than as set forth in the Business Combination Agreement.

The address of Target Merger Sub’s registered office is Conyers Trust Company (BVI) Limited, Commerce House, Wickhams Cay 1, PO Box 3140, Road Town, Tortola, BVI VG1110.

SPAC Merger Sub

SPAC Merger Sub was formed under the laws of Delaware on October 21, 2022. SPAC Merger Sub was formed solely in contemplation of the Business Combination, has not commenced any operations, has only nominal assets and has no liabilities or contingent liabilities, or any outstanding commitments other than as set forth in the Business Combination Agreement.

The address of SPAC Merger Sub’s registered office is c/o Vcorp Services, LLC, 108 W. 13th Street, Suite 100, Wilmington, DE 19801.

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The Proposals to be Voted on by the TGVC Stockholders

The Business Combination Proposal

TGVC and Flexi have agreed to the Business Combination under the terms of the Business Combination Agreement. Pursuant to the terms and subject to the conditions set forth in the Business Combination Agreement, at the Closing, (i) the Initial Merger will be consummated pursuant to which Target Merger Sub will merge with and into Flexi, with Flexi continuing as the surviving corporation and becoming a direct, wholly owned subsidiary of PubCo, and (ii) immediately following confirmation of the effective filing of the Initial Merger, SPAC Merger Sub will merge with and into TGVC, with TGVC continuing as the surviving corporation of the TGVC Merger and becoming a direct, wholly owned subsidiary of PubCo. For more information about the Business Combination Agreement and the Business Combination (including the Mergers), see the section titled “The Business Combination Proposal; Terms of the Business Combination.”

The Adjournment Proposal

The Adjournment Proposal will only be presented to TGVC Stockholders in the event that based upon the tabulated vote at the time of the Special Meeting there are insufficient votes for the approval of the Business Combination Proposal. The Adjournment Proposal, if adopted, will allow the Chair of the Special Meeting to adjourn the Special Meeting to a later date or dates to permit further solicitation of proxies. For more information about the Adjournment Proposal, see the section titled “The Adjournment Proposal.”

Transaction Agreements

The Business Combination Agreement

On December 5, 2022, TGVC, PubCo, Target Merger Sub, SPAC Merger Sub and Flexi entered into the Business Combination Agreement.

Pursuant to the Business Combination Agreement, subject to the terms and conditions set forth therein, upon the Closing, (i) Target Merger Sub will merge with and into Flexi, whereby the separate corporate existence of Target Merger Sub will cease and Flexi will be the surviving corporation and become a direct, wholly owned subsidiary of PubCo, and (ii) immediately following confirmation of the effective filing of the Initial Merger, SPAC Merger Sub will merge with and into TGVC, whereby the separate corporate existence of SPAC Merger Sub will cease and TGVC will be the surviving corporation of the TGVC Merger and become a direct, wholly owned subsidiary of PubCo.

As a result of the Mergers, (i) all outstanding shares of Flexi will be automatically cancelled in exchange for the right to receive such number of newly-issued PubCo Ordinary Shares that is equal to the Flexi Exchange Ratio calculated in accordance with the Business Combination Agreement, which as of June 9, 2023 was 74.82141, (ii) each outstanding TGVC Unit will be automatically detached and the holder thereof will be deemed to hold one share of TGVC Class A Common Stock and one TGVC Warrant, (iii) each outstanding share of TGVC Class B Common Stock will automatically convert into one share of TGVC Class A Common Stock, (iv) each outstanding share of TGVC Class A Common Stock will be cancelled in exchange for the right to receive one PubCo Ordinary Share, and (v) each outstanding TGVC Warrant will be converted into a PubCo Warrant.

The Flexi Shareholders will have the right to receive an aggregate of up to an additional 2,900,000 PubCo Ordinary Shares based on PubCo’s achievement of certain revenue thresholds during the two-year period following the Closing Date, in accordance with the Business Combination Agreement. See the section titled “The Business Combination Proposal; Terms of the Business Combination —Earnout” below.

Representations, Warranties and Covenants

The Business Combination Agreement contains customary representations and warranties of the parties, which will not survive the Closing. Many of the representations and warranties are qualified by materiality, Flexi Material Adverse Effect or TGVC Material Adverse Effect (each as defined in the section entitled “The Business Combination Proposal; Terms of the Business Combination—The Business Combination Agreement—Material Adverse Effect”).

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The Business Combination Agreement also contains pre-Closing covenants of the parties, including obligations of the parties to use reasonable efforts to operate their respective businesses in the ordinary course consistent with past practice, and to refrain from taking certain specified actions without the prior written consent of the other applicable parties, in each case, subject to certain exceptions and qualifications. Additionally, the parties have agreed not to solicit, negotiate, or enter into competing transactions, as further provided in the Business Combination Agreement. The covenants do not survive the Closing (other than those that are to be performed after the Closing).

TGVC and Flexi have agreed, as promptly as practicable after the execution of the Business Combination Agreement, to prepare, and TGVC and PubCo have agreed to file with the SEC, a registration statement on Form F-4 (as amended, the “Registration Statement”) in connection with the registration under the Securities Act of the issuance of the PubCo Ordinary Shares and the PubCo Warrants to be issued to the TGVC Stockholders and the Flexi Shareholders, and containing a proxy statement/prospectus for the purpose of (i) TGVC soliciting proxies from its stockholders to obtain the TGVC Stockholders’ Approval at the Special Meeting and providing the TGVC Public Stockholders an opportunity, in accordance with the TGVC Governing Documents, to have their TGVC Public Shares redeemed, and (ii) Flexi soliciting the written consent of the Flexi Shareholders to adopt and approve the Business Combination Agreement, the Initial Merger, and the other Transactions.

Conditions to the Parties’ Obligations to Consummate the Mergers

Under the Business Combination Agreement, the obligations of the parties to consummate (or cause to be consummated) the Business Combination are subject to a number of customary conditions for, including, among others, the following: (i) the approval of the Initial Merger and the other Transactions by the Flexi Shareholders and the approval of the Proposals by the TGVC Stockholders; (ii) all Regulatory Approvals having been obtained or having expired or terminated, as applicable; (iii) the effectiveness of the Registration Statement; (iv) PubCo’s initial listing application with Nasdaq having been conditionally approved and, immediately following the Closing, PubCo shall satisfy any applicable initial and continuing listing requirements of Nasdaq and PubCo shall not have received any notice of non-compliance therewith; (v) the PubCo Ordinary Shares and the PubCo Warrants having been approved for listing on Nasdaq, subject to round lot holder requirements; (vi) the absence of any law or order preventing or prohibiting the consummation of the Transactions; and (vii) satisfaction of the Net Tangible Assets Condition by TGVC, which may operate, in effect, as a minimum cash requirement and make it more difficult for TGVC to complete the Business Combination as contemplated.

The obligations of TGVC to consummate (or cause to be consummated) the Business Combination are also subject to, among other things, (i) the representations and warranties of Flexi and of each Acquisition Entity contained in the Business Combination Agreement being true and correct, subject to the knowledge and materiality standards contained therein, (ii) material compliance by Flexi and each Acquisition Entity with its pre-Closing covenants, and (iii) there not being any event that has had, or would be reasonably expected to have, individually or in the aggregate, a Flexi Material Adverse Effect.

In addition, the obligations of Flexi to consummate (and cause to be consummated) the Business Combination are also subject to, among other things (i) the representations and warranties of TGVC contained in the Business Combination Agreement being true and correct, subject to the knowledge and materiality standards contained therein, (ii) material compliance by TGVC with its pre-Closing covenants, and (iii) there not being any event that has had, or would be reasonably expected to have, individually or in the aggregate, a TGVC Material Adverse Effect.

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Termination Rights

The Business Combination Agreement contains certain termination rights, including, among others, the following: (i) upon the mutual written consent of TGVC and Flexi; (ii) by either TGVC or Flexi if the consummation of the Business Combination is prohibited or prevented by a governmental order; (iii) by either TGVC or Flexi if the Closing has not occurred on or before May 5, 2023, (iv) in connection with an uncured breach of a representation, warranty, covenant or other agreement by a party; (v) by either TGVC or Flexi if the board of directors of the other party publicly changes its recommendation with respect to the Business Combination Agreement and the Business Combination and related shareholder approvals; (vi) by either TGVC or Flexi if TGVC holds the Special Meeting but does not obtain the TGVC Stockholders’ Approval; (vii) by TGVC if the audited and unaudited financials of Flexi for the first, second and third quarters of 2022 (to the extent required in accordance with the Business Combination Agreement) have not been delivered by January 4, 2023, with respect to the first and second quarters, and January 16, 2023, with respect to the third quarter; or (viii) by TGVC if Flexi does not receive the Flexi Written Consent within five business days after the Registration Statement has become effective.

None of the parties to the Business Combination Agreement are required to pay a termination fee or reimburse any other party for its expenses as a result of a termination of the Business Combination Agreement. However, each party will remain liable for willful and material breaches of the Business Combination Agreement prior to termination.

Trust Account Waiver

Flexi and each Acquisition Entity have agreed that it and its affiliates will not have any right, title, interest or claim of any kind in or to any monies in the Trust Account, and have agreed not to, and waived any right to, make any claim against the Trust Account (including any distributions therefrom).

Shareholder Support Agreement

Contemporaneously with the execution of the Business Combination Agreement, Flexi, PubCo and certain Flexi Shareholders entered into a Shareholder Support Agreement (the “Shareholder Support Agreement”) pursuant to which, among other things, certain Flexi Shareholders agreed: (i) to vote (including by execution of a written consent) their Flexi Shares in favor of the Business Combination Agreement, the Initial Merger and the other Transactions; (ii) to waive any rights to seek appraisal, rights of dissent, or any similar rights in connection with the Business Combination Agreement, the Business Combination and the transactions contemplated thereby; and (iii) to consent to the termination of certain shareholder agreements with Flexi (with certain exceptions), effective at Closing, subject to the terms and conditions contemplated by the Shareholder Support Agreement. The shareholders party to the Shareholder Support Agreement collectively have a sufficient number of votes to approve the Business Combination Agreement, the Initial Merger, and the other Transactions. For more information, see “The Business Combination Proposal; Terms of the Business Combination—Related Agreements—Shareholder Support Agreement.”

Sponsor Support Agreement

Contemporaneously with the execution of the Business Combination Agreement, TGVC entered into a Sponsor Support Agreement (the “Sponsor Support Agreement”) with the Sponsor Related Parties and TGVC’s directors and officers, Flexi and PubCo, pursuant to which, among other things, the Sponsor Related Parties and TGVC’s directors and officers agreed to vote (including by execution of a written consent) their shares of TGVC Common Stock in favor of the Business Combination Agreement, the TGVC Merger and the other Transactions, subject to the terms and conditions contemplated by the Sponsor Support Agreement. For more information, see “The Business Combination Proposal; Terms of the Business Combination—Related Agreements—Sponsor Support Agreement.”

Lock-Up Agreements

In connection with the IPO, TGVC entered into the IPO Lock-Up Agreement with the IPO Lock-Up Shareholders, pursuant to which all of the IPO Lock-Up Securities held by such persons will be locked-up and subject to transfer restrictions, subject to certain exceptions, until the expiration of the Shares Lock-Up Period.

In addition, pursuant to the IPO Lock-Up Agreement, all of the TGVC Warrants (or securities issued or issuable upon the exercise thereof) held by the IPO Lock-Up Shareholders will be locked-up and subject to transfer restrictions until the expiration of the Warrant Lock-Up Period.

Concurrently with the execution of the Business Combination Agreement, TGVC and PubCo entered into separate BCA Lock-Up Agreements with the BCA Lock-Up Shareholders, pursuant to which 95% of the BCA Lock-Up Securities held by such persons will be locked-up and subject to transfer restrictions, subject to certain exceptions, until the expiration of the Shares Lock-Up Period.

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Executive Officers of PubCo

The executive officers of PubCo upon the Closing will be the executive officers of Flexi immediately prior to the Closing, as further described in the section titled “—Interests of Flexi’s Directors and Officers in the Business Combination” below.

Board of Directors of PubCo

Upon the Closing, the PubCo Board will consist of no less than five individuals, two of whom may be designated by the Sponsor. We expect that the Sponsor will decline to designate any initial members of the PubCo Board and, as a result, the PubCo Board will initially consist of Christopher Ian Edwards, Constant Tedder, Erman Akinci, Juhn Teo and Alexis Grolin. Under current Nasdaq rules, as a foreign private issuer, PubCo will not be required to have a majority-independent board of directors.

TGVC’s Reasons for the Business Combination

The TGVC Board considered a variety of factors in connection with its evaluation of the Business Combination. In light of the complexity of those factors, the TGVC Board, as a whole, did not consider it practicable to, nor did it attempt to, quantify or otherwise assign relative weights to the specific factors it took into account in reaching its decision. The TGVC Board viewed its decision as being based on all of the information available and the factors presented to and considered by it. In addition, individual members of the TGVC Board may have given different weight to different factors. This explanation of the reasons for the TGVC Board’s approval of the Business Combination, and all other information presented in this section, is forward-looking in nature and, therefore, should be read in light of the factors discussed in the section entitled “Cautionary Note Regarding Forward-Looking Statements.”

Before reaching its decision, the TGVC Board reviewed Flexi’s business model, certain historical financial information, the Flexi Prospective Financial Information, and the results of the due diligence conducted by TGVC’s management and legal and financial advisors. TGVC’s due diligence process took place over approximately a 13-week period beginning on or about September 6, 2022 and continuing through the signing of the Business Combination Agreement on December 5, 2022. TGVC’s management, as well as its directors and advisors, have many years of experience in both operational management and investment and financial management and analysis and, in the opinion of the TGVC Board, was suitably qualified to oversee the due diligence conducted by TGVC’s legal and financial advisors and to conduct the portions of the due diligence and other investigations performed by TGVC’s management in connection with the search for a business combination partner. A detailed description of the professional experience of TGVC’s executive officers and directors is included in the section entitled “TGVC’s Management.” The due diligence conducted by TGVC’s management team and/or TGVC’s legal and financial advisors included:

●	Meetings and calls with Flexi’s management and accounting teams regarding Flexi’s locations, business model, operations, customers, software and forecasts;

●	review of Flexi’s material contracts;

●	review of Flexi’s software and intellectual property matters;

●	review of financial, tax, legal, and accounting due diligence, including a review of Flexi’s finance and accounting staff and finance and accounting staff needs;

●	consultation with TGVC’s legal, financial and accounting advisors; and

●	review of the historical financial statements of Flexi and the Flexi Prospective Financial Information.

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Prior to reaching the decision to approve the Business Combination and the Business Combination Agreement, the TGVC Board consulted with TGVC’s management, as well as with its legal and financial advisors. In making its determination with respect to the Business Combination, the TGVC Board also considered the financial analysis undertaken by Marshall & Stevens, an independent fairness opinion provider to the TGVC Board in connection with the Business Combination. On November 28, 2022, at a meeting of the TGVC Board held to evaluate the proposed Business Combination, Marshall & Stevens delivered an oral opinion, subsequently confirmed by delivery of a written opinion to the TGVC Board, to the effect that, as of that date and subject to and based on the assumptions made, procedures followed, matters considered, limitations of the review undertaken and qualifications contained in such opinion, (i) the Aggregate Merger Consideration is fair, from a financial point of view, to TGVC, and (ii) based upon Flexi’s enterprise value range of approximately $167,500,000 to $213,700,000, the midpoint of the range of $190,600,000 was sufficient to pass the 80% Test. See the section entitled “The Business Combination Proposal; Terms of the Business Combination—Opinion of Marshall & Stevens—Reconciled Conclusion of Value.” The full text of Marshall & Stevens’ written opinion is attached as Annex C to this proxy statement/prospectus and is incorporated herein by reference.

In the prospectus for the IPO, TGVC stated that, while it may pursue an acquisition in any business industry or sector, TGVC intended to focus on prospective target companies in the technology, financial technology and the technology, media and telecom, or TMT, industries (but would not undertake any business combination with an entity that conducts a majority of its business or is headquartered in China, including Hong Kong and Macau). The TGVC Board considered these factors identified in the prospectus in its evaluation of Flexi. Furthermore, in light of the due diligence conducted on Flexi by the TGVC management team and its third party advisors, and taking into account Flexi’s focus on flexible workspaces in Asia and Australia with a robust technology infrastructure offering for customers, the TGVC Board determined that Flexi met the criteria in TGVC’s prospectus for the IPO.

In approving the Business Combination, the TGVC Board considered the factors that include, but are not limited to, those set forth above as well as the following positive factors, several of which are based upon TGVC’s due diligence:

●	Large Venue Depth. Flexi’s large network of flexible workspaces in the Asia-Pacific region with a flexible, decentralized structure and a broad collection of localized venues.

●	Multi-Brand Strategy. Flexi’s multi-brand strategy to cater to different price points, customer industries and market segments.

●	Asset-light Model. Flexi’s increasing pursuit of an asset-light model, which may allow Flexi to expand more quickly, with a lower capital outlay, than if it used a traditional leasing model.

●	Top-Tier Partners. Flexi’s key partnerships with large developers and real estate owners in the Asia-Pacific region.

●	Marshall & Stevens Opinion. The TGVC Board obtained an opinion from Marshall & Stevens to the effect that, as of December 5, 2022 and based on and subject to the matters described in its opinion, the Aggregate Merger Consideration in the transaction was fair, from a financial point of view, to TGVC. Based upon Marshall & Stevens’ reconciled fair market value range for Flexi, the midpoint of the range of fair market value was sufficient to pass the 80% Test.

●	Due Diligence. Due diligence examinations of Flexi by TGVC management, as well as by TGVC’s legal, financial and other advisors, and discussions with Flexi’s management.

●	Negotiated Transaction. The financial and other terms of the Business Combination Agreement and the related agreements, including the fact that such terms and conditions are reasonable and were the product of arm’s length negotiations between TGVC and Flexi.

●	Other Alternatives. The TGVC Board’s belief, after a thorough review of other business combination opportunities reasonably available to TGVC, that the Business Combination represents the best potential business combination for TGVC and the TGVC Stockholders. No opportunity came to the attention of any member of TGVC’s management or the TGVC Board in his or her personal capacity, that impacted TGVC’s search for an acquisition target.

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●	Flexi Shareholder Support Agreement. Flexi, PubCo and certain Flexi Shareholders entered into a Shareholder Support Agreement, pursuant to which, among other things, certain Flexi Shareholders agreed to: (i) vote (including by execution of a written consent) their Flexi Shares in favor of the Business Combination Agreement, the Initial Merger and the other Transactions; (ii) waive any rights to seek appraisal or rights of dissent in connection with the Business Combination Agreement, the Initial Merger and the other Transactions contemplated thereby; and (iii) consent to the termination of certain shareholder agreements with Flexi (with certain exceptions), effective at Closing, subject to the terms and conditions contemplated by the Shareholder Support Agreement, such that Flexi would have a sufficient number of votes to approve the Initial Merger and increasing the likelihood Flexi would satisfy such condition to Closing.

●	Continued Support by Existing Flexi Shareholders. Existing Flexi Shareholders would not receive any cash consideration in connection with the Initial Merger; instead existing Flexi Shareholders will own over 37% of PubCo on a fully-diluted basis immediately after the Closing (assuming no additional redemptions by TGVC Public Stockholders); and certain Key Flexi Shareholders agreed to have their ownership subjected to post-Closing lock-up arrangements, such that 95% of the BCA Lock-Up Securities held by such persons will be locked-up and subject to transfer restrictions until the expiration of the Shares Lock-Up Period.

●	Public Company Risk. The risks that are associated with being a publicly traded company that is in its early, developmental stage with a management team with limited to no experience operating a public company.

●	Redemption Risk. The risk that the TGVC Public Stockholders would redeem their TGVC Public Shares for cash in connection with the consummation of the Business Combination, thereby reducing the amount of cash available to PubCo following the consummation of the Business Combination. In addition, the consummation of the Business Combination is conditioned upon, among other things, the Net Tangible Assets Condition by TGVC, which may operate, in effect, as a minimum cash requirement and make it more difficult for TGVC to complete the Business Combination as contemplated.

●	Stockholder Vote Risk. The risk that the TGVC Stockholders may fail to provide the votes necessary to effect the Business Combination.

●	Closing Conditions Risk. The risk that completion of the Business Combination is conditioned on the satisfaction of certain Closing conditions that are not within TGVC’s control.

●	Benefits May Not Be Achieved Risk. The risk that the potential benefits of the Business Combination may not be fully achieved or may not be achieved within the expected timeframe.

●	Termination Date. The risk that the Business Combination may not be consummated by the date that is 18 months from the closing of the IPO, or May 5, 2023 (such date was subsequently extended to November 5, 2023, and may be further extended by the TGVC Stockholders).

●	Liquidation of TGVC. The risks and costs to TGVC if the Business Combination is not completed, including the risk of diverting management focus and resources from other business combination opportunities, which could result in TGVC being unable to effect a business combination by May 5, 2023 (such deadline was subsequently extended to November 5, 2023, and may be further extended by the TGVC Stockholders), and could force it to liquidate and the TGVC Placement Warrants would expire worthless.

●	Litigation Risk. The risk of litigation challenging the Business Combination or that an adverse judgment granting permanent injunctive relief could indefinitely enjoin consummation of the Business Combination.

●	Post-Business Combination Corporate Governance. The amount of equity to be held by existing Flexi Shareholders and the fact that TGVC Public Stockholders will likely hold a minority position in PubCo following consummation of the Business Combination, which will limit an investor’s ability to influence the outcome of important transactions, including a change in control.

●	Fees, Expenses and Time Risk. The risk of incurring significant fees and expenses associated with completing the Business Combination and the substantial time and effort of management required to complete the Business Combination.

●	Other Risk Factors. Various other risk factors associated with Flexi’s business, as described in the section entitled “Risk Factors.”

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In the course of its deliberations, the TGVC Board also considered a variety of uncertainties, risks and other potentially negative factors relevant to the Business Combination, including the following:

In addition to considering the factors described above, the TGVC Board also considered that the Initial Holders may have interests in the Business Combination that are in addition to, and that may be different from, the interests of TGVC Stockholders. These interests include, among others, the fact that (i) unless TGVC consummates an initial business combination, TGVC’s officers and directors and the Sponsor Related Parties will not receive reimbursement for any out-of-pocket expenses they incurred on behalf of TGVC, and (ii) if TGVC does not complete an initial business combination by May 5, 2023 (such date was subsequently extended to November 5, 2023, and may be further extended to a later date approved by the TGVC Stockholders pursuant to the TGVC Charter), the proceeds from the sale of the TGVC Placement Warrants of $5.5 million will be included in the liquidating distribution to TGVC Public Stockholders and the TGVC Placement Warrants will expire worthless. TGVC’s independent directors reviewed and considered these interests during the negotiation of the Business Combination and in evaluating and unanimously approving, as members of the TGVC Board, the Business Combination Agreement and the Business Combination. For more information, see the section entitled “The Business Combination Proposal; Terms of the Business Combination—Interests of the Initial Holders in the Business Combination.”

The TGVC Board concluded that the potential benefits that it expects TGVC and the TGVC Stockholders to achieve as a result of the Business Combination outweigh the potentially negative factors associated with the Business Combination. Accordingly, the TGVC Board, based on its consideration of the specific factors listed above, unanimously (a) determined that the Business Combination and the other Transactions are advisable, fair to, and in the best interests of TGVC and the TGVC Stockholders, (b) authorized and approved in all respects the Business Combination Agreement, and the agreements and transactions contemplated thereby, (c) in accordance with the DGCL, directed that the Business Combination Agreement and the Business Combination, be submitted for consideration by the TGVC Stockholders for approval, and (d) recommended that the TGVC Stockholders approve the Business Combination Agreement and the Business Combination.

The above discussion of the material factors considered by the TGVC Board is not intended to be exhaustive but does set forth the principal factors considered by the TGVC Board.

Organizational Structure

The following diagram illustrates the transaction structure of the Business Combination and the organizational structure of the parties thereto prior to Closing.

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The following diagram illustrates the organizational structure of PubCo upon consummation of the Business Combination.

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We anticipate that, upon the completion of the Business Combination:

●	TGVC Stockholders (other than the Initial Holders) will own approximately 5.6% of the outstanding PubCo Ordinary Shares,

●	the Flexi Shareholders will own approximately 78.8% of the outstanding PubCo Ordinary Shares,

●	TGVC’s officers and directors and Sponsor Related Parties will own approximately 12.0% of the outstanding PubCo Ordinary Shares,

●	certain third party advisors will own approximately 3.4% of the outstanding PubCo Ordinary Shares, and

●	ThinkEquity will own approximately 0.2% of the outstanding PubCo Ordinary Shares.

The ownership percentages with respect to PubCo following the Business Combination are based upon the number of Flexi Shares and shares of TGVC Common Stock issued and outstanding as of June 9, 2023 and are subject to a number of assumptions. These relative percentages assume that (i) no Earnout Shares are issued, (ii) no TGVC Public Warrants are exercised, (iii) no Flexi Shareholder exercises its rights of appraisal, and (iv) no TGVC Stockholder exercises redemption rights in connection with its TGVC Public Shares. If TGVC Public Stockholders exercise any redemption rights in respect of TGVC Public Shares, or if any of the other assumptions are not correct, these percentages will be different.

Please see “Unaudited Pro Forma Condensed Combined Financial Information” for further information.

In addition, future issuances of PubCo Ordinary Shares, including any Earnout Shares or any PubCo Ordinary Shares issued pursuant to awards that may be granted under the Incentive Plan to be adopted in connection with the Business Combination, would dilute current TGVC Stockholders’ ownership percentage. See “Risk Factors—Risks Related to PubCo—Upon consummation of the Business Combination, TGVC Public Stockholders will experience dilution as a consequence of, among other transactions, the issuance of PubCo Ordinary Shares by PubCo as consideration in the Business Combination. Having a minority share position may reduce the influence that current TGVC Stockholders have on the management of PubCo.”

The following table presents the share ownership of various holders of PubCo Ordinary Shares upon the Closing and is based on (i) the assumptions set forth above, (ii) a Closing Date of December 31, 2022, (iii) no additional equity securities of TGVC being issued at or prior to Closing, and (iv) the following redemption scenarios:

No Additional Redemptions: This scenario assumes that, after the May Redemptions, no TGVC Public Stockholders exercise redemption rights in connection with the approval of the Business Combination with respect to their TGVC Public Shares.

50% of Maximum Redemptions: This scenario assumes that, after the May Redemptions, TGVC Public Stockholders exercise redemption rights with respect to approximately 129,203 TGVC Public Shares (9.7% of the issued, outstanding and unredeemed TGVC Public Shares) in connection with the approval of the Business Combination, at a price of $10.39 per share.

Maximum Redemptions: This scenario assumes that, after the May Redemptions, TGVC Public Stockholders exercise redemption rights with respect to approximately 258,407 TGVC Public Shares (19.4% of the issued, outstanding and unredeemed TGVC Public Shares) in connection with the approval of the Business Combination, at a price of $10.39 per share. Assuming this “Maximum Redemptions” scenario and a price of $10.39 per TGVC Public Share, PubCo would have a public float of approximately $11.8 million.

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	No Additional Redemptions		50% of Maximum Redemptions		Maximum Redemptions
	Number		Number		Number
Shareholders of	of PubCo		of PubCo		of PubCo
PubCo Post Business	Ordinary	% of	Ordinary	% of	Ordinary	% of
Combination	Shares	Total(1)	Shares	Total(1)	Shares	Total(1)
TGVC Public Stockholders	1,335,696	5.6%	1,206,493	5.0%	1,077,289	4.6%
Flexi Shareholders	19,000,000	78.8%	19,000,000	79.3%	19,000,000	79.7%
TGVC’s directors and officers and the Sponsor Related Parties	2,889,149	12.0%	2,889,149	12.1%	2,889,149	12.1%
Third party advisors	815,518	3.4%	810,148	3.4%	804,778	3.4%
ThinkEquity	57,500	0.2%	57,500	0.2%	57,500	0.2%

Total	24,097,863	100.0%	23,963,290	100.0%	23,828,716	100.0%

(1)	Approximate percentage of total outstanding PubCo Ordinary Shares following the Closing.

Date, Time and Place of Special Meeting

The Special Meeting will be held at Eastern Time, on , 2023, as a virtual meeting. The meeting will be held virtually over the internet by means of a live audio webcast. You will be able to attend and vote your shares during the Special Meeting via a live webcast available at www.virtualshareholdermeeting.com/TGVC2023SM2.

Record Date; Outstanding Shares of TGVC Common Stock and TGVC Warrants; TGVC Stockholders and TGVC Warrant Holders Entitled to Vote

TGVC has fixed the close of business on , 2023 as the Record Date for determining the TGVC Stockholders entitled to notice of and to attend and vote at the Special Meeting.

As of the close of business on the Record Date there were 4,282,345 shares of TGVC Common Stock outstanding and entitled to vote, consisting of 1,335,696 TGVC Public Shares, 57,500 Representative Shares and 2,889,149 shares of TGVC Class B Common Stock, and 17,557,500 TGVC Warrants, consisting of 11,500,000 TGVC Public Warrants, 5,500,000 TGVC Placement Warrants and 57,500 Representative Warrants.

Each share of TGVC Common Stock is entitled to one vote per share at the Special Meeting. TGVC Warrants have no voting rights at the Special Meeting. TGVC’s officers and directors and the Sponsor Related Parties own an aggregate of 2,889,149 shares of TGVC Common Stock entitled to vote at the Special Meeting.

Quorum and Required Vote for the Proposals

A quorum of TGVC Stockholders is necessary to hold a valid meeting. A quorum will be present at the Special Meeting if a majority of the shares of TGVC Common Stock issued and outstanding and entitled to vote at the Special Meeting is present via the virtual meeting platform or represented by proxy at the Special Meeting. Abstentions will count as present for the purposes of establishing a quorum. Broker non-votes will not be counted for purposes of establishing a quorum.

The approval of the Business Combination Proposal requires the affirmative vote of a majority of the votes cast by the TGVC Stockholders as of the Record Date who attend or are represented by proxy at the Special Meeting. Accordingly, under the DGCL, a TGVC Stockholder’s failure to vote, as well as a broker non-vote, will have no effect on the outcome of the vote on the Business Combination Proposal. Abstentions will be counted in connection with the determination of whether a valid quorum is established but will have no effect on the outcome of the vote on the Business Combination Proposal.

The approval of the Adjournment Proposal requires the affirmative vote of a majority of the votes cast by the TGVC Stockholders as of the Record Date who attend or are represented by proxy at the Special Meeting. Accordingly, under the DGCL, a TGVC Stockholder’s failure to vote, as well as a broker non-vote, will have no effect on the outcome of the vote on the Adjournment Proposal. Abstentions will be counted in connection with the determination of whether a valid quorum is established but will have no effect on the outcome of the vote on the Adjournment Proposal.

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It is important for you to note that in the event that the Business Combination Proposal does not receive the requisite vote for approval, we will not then consummate the Business Combination. If TGVC does not consummate the Business Combination and fails to complete an initial business combination by November 5, 2023 (or a later date approved by the TGVC Stockholders pursuant to the TGVC Charter), TGVC will be required to dissolve and liquidate the Trust Account by returning the then remaining funds in such account to the TGVC Public Stockholders in accordance with the TGVC Charter, subject to payment of TGVC’s tax obligations and up to $100,000 of dissolution expenses.

Proxy Solicitation

Proxies may be solicited by telephone, by facsimile, by mail, on the Internet or in person. We have engaged Okapi to assist in the solicitation of proxies. If a stockholder grants a proxy, it may still vote its shares via the virtual meeting platform if it revokes its proxy before the Special Meeting. A stockholder may also change its vote by submitting a later-dated proxy, as described in the section titled “Special Meeting of TGVC Stockholders—Revoking Your Proxy.”

Redemption Rights

Under the TGVC Charter, TGVC Public Stockholders may elect to have their TGVC Public Shares redeemed for cash at the applicable redemption price per share equal to the quotient obtained by dividing (a) the aggregate amount on deposit in the Trust Account as of two business days prior to the Closing, including interest (which interest shall be net of taxes payable), by (b) the total number of the then-issued and outstanding TGVC Public Shares provided that TGVC will not redeem any TGVC Public Shares to the extent that such redemption would result in TGVC having net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) of less than $5,000,001. As of June 9, 2023, this would have amounted to $10.66 per share. TGVC Public Stockholders on or before , 2023 (two business days before the Special Meeting) may exercise redemption rights whether or not they are holders as of the Record Date and whether or not such shares are voted at the Special Meeting. However, under the TGVC Charter, in connection with an initial business combination, a TGVC Public Stockholder, together with any affiliate or any other Person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13(d)(3) of the Exchange Act), is restricted from seeking redemption rights with respect to more than 15% of the TGVC Public Shares held by the TGVC Public Stockholder or the group.

If a holder exercises its redemption rights, then such holder will be exchanging its TGVC Public Shares for cash, will no longer own TGVC Public Shares and will not receive PubCo Ordinary Shares in connection with the Business Combination. Such a holder will be entitled to receive cash for its TGVC Public Shares only if it properly demands redemption and delivers its shares (either physically or electronically) to the Transfer Agent in accordance with the procedures described herein. See the section titled “Special Meeting of TGVC Stockholders—Redemption Rights” for the procedures to be followed if you wish to redeem your shares for cash. A stockholder holding both TGVC Public Shares and TGVC Public Warrants may redeem its TGVC Public Shares but retain the TGVC Public Warrants, which if the Business Combination closes, will be exchanged for PubCo Public Warrants.

Interests of the Initial Holders in the Business Combination

The Initial Holders have interests in the Business Combination that are different from or in addition to (and which may conflict with) the interests of TGVC Public Stockholders. These interests include, among other things:

●	the TGVC Charter provides that the doctrine of corporate opportunity will not apply with respect to any of its officers or directors in circumstances where the application of the doctrine would conflict with any fiduciary duties or contractual obligations they may have, except as set forth in the TGVC Charter. TGVC does not believe that the pre-existing fiduciary duties or contractual obligations of its officers and directors materially impacted its search for an acquisition target. In the course of their other business activities, TGVC’s officers and directors may become aware of other investment and business opportunities that may be appropriate for presentation to TGVC as well as other entities with which they are affiliated. TGVC’s management has pre-existing fiduciary duties and contractual obligations and if there is a conflict of interest in determining to which entity a particular business opportunity should be presented, any entities holding a pre-existing fiduciary obligation will be presented the opportunity before TGVC is presented with it;

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●	on May 4, 2023, TGVC held the Extension Meeting, where the TGVC Stockholders approved the Extension. In connection with the Extension, 10,164,304 TGVC Public Shares were tendered for redemption, which represented approximately 88.4% of the total TGVC Public Shares outstanding at the time of redemption, and approximately $105.6 million was released from the Trust Account to pay such redeeming TGVC Public Stockholders. As a result of this redemption, as of the date hereof there are 1,335,696 TGVC Public Shares issued and outstanding and there is approximately $14.2 million remaining in the Trust Account that is available for a business combination. In connection with the Extension, (i) in order to induce TGVC Public Stockholders not to redeem their TGVC Public Shares, TGVC and the Sponsor entered into the Non-Redemption Agreement with the Non-Redemption Investors whereby, among other things, the Sponsor paid the Non-Redemption Payment to the Non-Redemption Investors in exchange for the Non-Redemption Investors agreeing to hold and not redeem certain TGVC Public Shares, (ii) TGVC amended its advisory agreement with ThinkEquity and paid ThinkEquity an advisory fee of $50,000, and (iii) a director of TGVC made a short-term loan of $105,000 to the Sponsor, which has been repaid;

●	additionally, in order to induce TGVC Public Stockholders not to redeem their TGVC Public Shares in connection with the Extension, the Sponsor will deposit Monthly Extension Payments into the Trust Account. Assuming that TGVC will complete its initial business combination by November 5, 2023, a total of up to $320,567 from six Monthly Extension Payments will be deposited in the Trust Account by October 5, 2023. As of the date hereof, two Monthly Extension Payments, in the aggregate principal amount of $106,854, have been deposited into the Trust Account. Each Monthly Extension Payment will be evidenced by an Extension Note, each in the principal amount equal to the Monthly Extension Payment. The Extension Notes bear no interest and are payable in full upon TGVC’s consummation of a business combination. If TGVC does not consummate a business combination by November 5, 2023, the Extension Notes will be repaid only from funds held outside of the Trust Account or will be forfeited, eliminated or otherwise forgiven;

●	unless TGVC consummates an initial business combination, TGVC’s officers and directors and the Sponsor will not receive reimbursement for any out-of-pocket expenses they incurred on behalf of TGVC ($506,000 of such expenses were incurred and had not been reimbursed as of the date hereof), to the extent that such expenses exceed the amount of available proceeds not held in the Trust Account;

●	the Sponsor has agreed that it will not sell or transfer its TGVC Placement Warrants until the expiration of the Warrant Lock-Up Period, subject to limited exceptions;

●	the fact that (i) the Sponsor Related Parties and TGVC’s directors and officers paid a nominal amount for the Founder Shares (of which they currently hold an aggregate of 2,889,149 shares), which Founder Shares, if unrestricted and freely tradeable, would be valued at approximately $30.3 million in the aggregate based on the closing price of TGVC Class A Common Stock on June 9, 2023, (ii) such shares will be worthless if TGVC does not consummate a business combination, and (iii) the Sponsor Related Parties and TGVC’s directors and officers can earn a positive rate of return on their investment even if the PubCo Ordinary Shares fall significantly below the per share value implied in the Business Combination of $10.00 per share and TGVC Public Stockholders experience a negative return following the consummation of the Business Combination;

●	if TGVC does not complete an initial business combination by November 5, 2023 (or a later date approved by the TGVC Stockholders pursuant to the TGVC Charter), the proceeds from the sale of the TGVC Placement Warrants of $5.5 million will be included in the liquidating distribution to TGVC Public Stockholders and the TGVC Placement Warrants purchased by the Sponsor will expire worthless;

●	if the Trust Account is liquidated, including in the event that TGVC is unable to complete an initial business combination within the required time period, the Sponsor has agreed to indemnify TGVC to ensure that the proceeds in the Trust Account are not reduced below (i) $10.20 per TGVC Public Share or (ii) such lesser amount per TGVC Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, in each case net of the amount of interest withdrawn to pay taxes, by the claims of prospective target businesses with which TGVC has entered into an acquisition agreement or claims of any third party for services rendered or products sold to TGVC, but only if such a vendor or target business has not executed a waiver of any and all rights to seek access to the Trust Account;

●	the fact that the Sponsor Related Parties and TGVC’s officers and directors will lose their entire investment in TGVC, including loans and advances in the aggregate amount of approximately $5.6 million as of June 9, 2023, if TGVC does not complete an initial business combination;

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●

the fact that TGVC’s three independent directors own an aggregate of 90,000 Founder Shares that the Sponsor transferred to them at a nominal cost, which if unrestricted and freely tradeable would be valued at $943,200 based on the closing price of TGVC Class A Common Stock on June 9, 2023;

●	the fact that TGVC’s existing officers and directors will be eligible for continued indemnification and coverage under a directors’ and officers’ liability insurance policy after the Closing and pursuant to the Business Combination Agreement;

●	the fact that the Sponsor has the ability to designate two members of the PubCo Board, although we expect the Sponsor to decline to designate any of the initial members of the PubCo Board;

●	the fact that ThinkEquity, in addition to serving as the representative of the several underwriters in the IPO, also served as a financial advisor to TGVC in connection with the Business Combination in consideration for payment of an amount equal to the greater of either (i) 4.0% of the net funds from the Trust Account after investor redemptions, or (ii) $300,000, plus reimbursement of expenses incurred in connection with its services and the agreement by TGVC to indemnify ThinkEquity for certain liabilities arising out of the engagement; and

●	the fact that ThinkEquity additionally served as a financial advisor to TGVC in connection with the Extension Meeting in consideration for payment of $50,000.

The existence of the interests described above may result in a conflict of interest on the part of TGVC’s officers and directors in entering into the Business Combination Agreement and making their recommendation that you vote in favor of the approval of the Business Combination. In particular, the existence of the interests described above may incentivize TGVC’s officers and directors to complete an initial business combination, even if on terms less favorable to the TGVC Stockholders compared to liquidating TGVC, because, among other things, if TGVC is liquidated without completing an initial business combination, the Founder Shares held by TGVC’s officers and directors and the Sponsor Related Parties and the TGVC Placement Warrants held by the Sponsor would be worthless (which, if unrestricted and freely tradable, would be worth an aggregate of approximately $30.4 million based on the closing price of TGVC Class A Common Stock and TGVC Public Warrants on June 9, 2023), and out-of-pocket expenses advanced by the Sponsor would not be repaid to the extent such amounts exceed cash held by TGVC outside of the Trust Account.

Interests of Flexi’s Directors and Officers in the Business Combination

In considering the recommendation of the TGVC Board to vote in favor of the approval of the Business Combination Proposal, you should keep in mind that certain members of the board of directors of Flexi and executive officers of Flexi have interests in the Business Combination Proposal that are different from, or in addition to, those of TGVC Stockholders and of the Flexi Shareholders. In particular, Flexi’s directors and executive officers are expected to become and/or remain directors and/or executive officers of PubCo upon the completion of the Business Combination. We expect the following individuals who are currently directors of Flexi and PubCo to remain directors of PubCo upon completion of the Business Combination: Christopher Ian Edwards, Constant Tedder, Erman Akinci, Juhn Teo and Alexis Grolin. In addition, we expect Christopher Ian Edwards, the current Chief Executive Officer of Flexi and PubCo, to remain Chief Executive Officer of PubCo following completion of the Business Combination.

Recommendation to Stockholders

The TGVC Board believes that the Proposals to be presented at the Special Meeting are in the best interests of TGVC and its stockholders and unanimously recommends that the TGVC Stockholders vote “FOR” each of the Proposals.

For more information about the TGVC Board’s recommendation and the Proposals, see the sections titled “Special Meeting of TGVC Stockholders—Recommendation of the TGVC Board” beginning on page 86 and “The Business Combination Proposal; Terms of the Business Combination—TGVC Board’s Reasons for Approval of the Business Combination” beginning on page 105.

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Appraisal/Dissenters’ Rights

TGVC Stockholders do not have appraisal rights in connection with the Proposals, including the Business Combination Proposal.

Flexi Shareholders are entitled to dissent from the Initial Merger that forms part of the Business Combination and to receive payment of the “fair value” of their shares determined in accordance with the laws of the BVI following consummation of the Initial Merger. Where a Flexi Shareholder who exercises such dissent rights and Flexi are unable to agree on the “fair value” of such shares, a statutory appraisal process is required to determine the “fair value.”

Sources and Uses of Funds for the Business Combination

The following table summarizes the sources and uses for funding the Business Combination, calculated as of June 9, 2023. These figures assume that, after the May Redemptions, no TGVC Public Stockholders exercise their redemption rights and that no Flexi Shareholders exercise their appraisal rights in connection with the Business Combination.

Sources (in millions)		Uses (in millions)
Cash and investments held in the Trust Account	$14.2	Transaction expenses	$8.7
		Cash to Balance Sheet	$5.5
Total Sources	$14.2	Total Uses	$14.2

Expected Accounting Treatment

The Business Combination will be accounted for as a capital reorganization under IFRS. See the subsection titled “The Business Combination Proposal; Terms of the Business Combination —Expected Accounting Treatment.”

Regulatory Approvals

The Business Combination is not subject to any regulatory requirement or approval, except for (i) filings with the State of Delaware and the Registrar of Corporate Affairs of the BVI, and (ii) filings required with the SEC pursuant to the reporting requirements applicable to TGVC, and the requirements of the Securities Act and the Exchange Act to disseminate this proxy statement/prospectus to TGVC Stockholders. The Business Combination is not subject to any required filings or notices under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), or the expiration or termination of any applicable waiting period under the HSR Act.

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Summary of Risk Factors

The consummation of the Business Combination and the business and financial condition of PubCo subsequent to Closing are subject to numerous risks and uncertainties, including those highlighted in the section entitled “Risk Factors” of this proxy statement/prospectus. The occurrence of one or more of the events or circumstances described below, alone or in combination with other events or circumstances, may adversely affect TGVC’s or Flexi’s ability to effect the Business Combination, and may have an adverse effect on the business, cash flows, financial condition and results of operations of TGVC or Flexi prior to the Business Combination and that of PubCo subsequent to the Business Combination. Such risks include, but are not limited to:

●	Flexi has a history of losses and may not be able to achieve or maintain profitability in the future;

●	If Flexi is unable to effectively manage the growth in its workforce and operations, its financial performance and future prospects will be adversely affected;

●	Flexi increasingly pursues asset-light arrangements with real estate owners via joint venture arrangements, which may allow its landlord partners to terminate Flexi’s agreements more easily than they could under a traditional landlord-tenant relationship;

●	Flexi’s success depends on its ability to maintain the value and reputation of its brands and the success of its partnerships;

●	Flexi may not be able to continue to retain existing members, most of whom enter into membership agreements with short-term commitments, or attract new members in sufficient numbers or at sufficient rates to sustain and increase its memberships or at all;

●	An economic downturn or subsequent declines in market rents may result in increased member terminations and could adversely affect Flexi’s results of operations;

●	Security breaches and other disruptions could disrupt Flexi’s business, result in the disclosure of confidential information, damage its reputation, and create significant financial and legal exposure;

●	Flexi operates a sizeable portion of its business in Southeast Asia, and therefore it may be exposed to risks in operating or investing within this region;

●	A material portion of Flexi’s revenues are generated in Hong Kong. The business, financial condition, results of operations, and prospects of Flexi may be materially and adversely affected if certain laws and regulations of the PRC become applicable to Flexi or its subsidiaries. Flexi may be subject to the risks and uncertainties associated with the evolving laws and regulations in the PRC, their interpretation and implementation, and the legal and regulatory system in the PRC more generally, including with respect to the enforcement of laws and the possibility of changes of rules and regulations with little or no advance notice. For a more complete discussion, see “Risk Factors—Risks Related to Flexi’s Operations in Hong Kong”;

●	The recent state government interference into business activities on U.S. listed Chinese companies may negatively impact our existing and future operations in Hong Kong and China;

●	The Chinese government may exert more control over offerings conducted overseas and/or foreign investment in China-based issuers, which could result in a material change in Flexi’s operations and/or the value of PubCo’s securities. In addition, actions by the Chinese government to exert more oversight and control over offerings that are conducted overseas and/or foreign investment in China-based issuers could significantly limit or completely hinder PubCo’s ability to offer or continue to offer securities to investors and cause the value of such securities to significantly decline or be worthless;

●	The PRC’s legal and judicial system may not adequately protect Flexi’s business and operations and the rights of Flexi’s investors;

●	Interpretation of PRC laws and their implementation in Hong Kong involve uncertainty;

●	PubCo may be exposed to liabilities under the Foreign Corrupt Practices Act and Chinese anti-corruption law;

●	The PRC government may issue further restrictive measures in the future;

●	PubCo’s Hong Kong subsidiaries may be subject to a variety of laws and other obligations regarding cyber security and data protection, and any failure to comply with applicable laws and obligations could have a material and adverse effect on their business, financial condition and results of operations;

●	It may be difficult for overseas shareholders and/or regulators to conduct investigation or collect evidence within China (including Hong Kong);

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●	The Hong Kong legal system embodies uncertainties which could limit the legal protections available to PubCo;

●	The Sponsor Related Parties and each of TGVC’s officers and directors have agreed to vote in favor of the Business Combination, regardless of how the TGVC Public Stockholders vote;

●	The Initial Holders have interests that are different, or in addition to (and which may conflict with), the interests of TGVC Public Stockholders, and a conflict of interest may have existed in determining whether the Business Combination is appropriate as TGVC’s initial business combination. Such interests include that the Sponsor will lose its entire investment in TGVC if a business combination is not completed;

●	If TGVC were considered to be a “foreign person,” it might not be able to complete an initial business combination with a U.S. target company if such initial business combination is subject to U.S. foreign investment regulations or review by a U.S. government entity, such as the Committee on Foreign Investment in the United States (“CFIUS”);

●	The Sponsor is based in Hong Kong and could, in the future, expose TGVC to legal and operational risks associated with the PRC’s laws and regulations, which could jeopardize TGVC’s ability to consummate the Business Combination;

●	The exercise of the TGVC Board’s discretion in agreeing to changes or waivers in the terms of the Business Combination Agreement and related agreements, including Closing conditions, may result in a conflict of interest when determining whether such changes to the terms or waivers of conditions are appropriate and in TGVC Stockholders’ best interest;

●	TGVC may not be able to consummate the Business Combination if the Net Tangible Assets Condition is not satisfied;

●	Subsequent to consummation of the Business Combination, PubCo may be exposed to unknown or contingent liabilities and may be required to subsequently take write-downs or write-offs, restructuring and impairment or other charges that could have a significant negative effect on PubCo’s financial condition, results of operations and the price of its securities, which could cause you to lose some or all of your investment;

●	The COVID-19 pandemic has adversely impacted Flexi’s business and may continue to do so, thereby exposing it to risks associated with member bankruptcy, fluctuating revenue streams, and financial position;

●	The historical financial results of Flexi and unaudited pro forma financial information included elsewhere in this proxy statement/prospectus may not be indicative of what Flexi’s actual financial position or results of operations would have been if it were a public company;

●	The Sponsor Related Parties or TGVC’s or Flexi’s respective directors, officers, advisors or respective affiliates may elect to purchase shares of TGVC Class A Common Stock from TGVC Public Stockholders prior to the consummation of the Business Combination, which may reduce the public “float” of the TGVC Class A Common Stock;

●	TGVC Stockholders may be held liable for claims by third parties against TGVC to the extent of distributions received by them upon redemption of their TGVC Public Shares;

●	TGVC Public Stockholders who wish to redeem their TGVC Public Shares for a pro rata portion of the Trust Account must comply with specific requirements for redemption that may make it more difficult for them to exercise their redemption rights prior to the deadline. If TGVC Public Stockholders fail to comply with the redemption requirements specified in this proxy statement/prospectus, they will not be entitled to redeem their TGVC Public Shares for a pro rata portion of the funds held in the Trust Account; and

●	As a foreign private issuer, PubCo may follow certain home country corporate governance practices instead of otherwise applicable Nasdaq corporate governance requirements, and this may result in less investor protection than that accorded to investors under rules applicable to domestic U.S. issuers.

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Selected Historical Financial Information and Operating Data of Flexi

The information presented below is derived from Flexi’s audited consolidated financial statements as of and for the fiscal years ended December 31, 2022, and December 31, 2021, included elsewhere in this proxy statement/prospectus. The information presented below should be read alongside Flexi’s consolidated financial statements and accompanying footnotes included elsewhere in this proxy statement/prospectus. You should read the following financial data together with “Risk Factors,” and “Flexi’s Management’s Discussion and Analysis of Financial Condition and Results of Operations.” The summary consolidated financial data in this section are not intended to replace Flexi’s consolidated financial statements and related notes and are qualified in their entirety thereby. Flexi’s historical results are not necessarily indicative of the results to be expected in the future or for any full year period.

	For the year ended
	December 31, 2022	December 31, 2021

Balance Sheet Data:
Total assets	$99,975,678	$27,197,194
Total liabilities	48,837,632	25,745,182
Total equity	$51,138,046	$1,452,012

	For the year ended
	December 31, 2022	December 31, 2021
Income Statement Data:
Revenue from operations	$18,105,055	$11,937,078
Cost of sales	(7,725,291)	(6,366,591)
Gross profit	10,379,764	5,570,487

Other income/(expense)	139,223	(743,857)
Administration expenses	(13,033,558)	(7,951,446)
Net impairment losses of financial assets	(47,620)	—
Finance cost	(1,177,589)	(996,728)
Share of profit from equity accounted investments	(140,142)	—
Loss before income tax expense	(3,879,922)	(4,121,544)
Income tax (expense)/benefit	(182,145)	828,632
Loss for the year	(4,062,067)	(3,292,912)
Loss attributable to
Non-controlling interest	(36,864)	—
Owners of the parent	$(4,025,203)	$(3,292,912)

	For the year ended
	December 31, 2022	December 31, 2021
Cash Flow Statement Data:
Net cash from operating activities	$6,970,784	$3,604,384
Net cash used in investing activities	(590,190)	(2,421,525)
Net cash used in financing activities	(8,380,651)	(2,915,687)
Net increase in cash and cash equivalents	(2,000,057)	(1,732,826)
Cash and cash equivalents at beginning of year	2,251,884	2,720,412
Effect of foreign exchange rate changes	(99,074)	1,264,299
Cash acquired on acquisition	3,144,732	—
Cash and cash equivalents at end of year	$3,297,485	$2,251,884

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Selected Historical Financial Information of TGVC

The following tables present TGVC’s selected historical financial information derived from TGVC’s audited financial statements included elsewhere in this proxy statement/prospectus as of December 31, 2022, and for the year ended December 31, 2022 and as of December 31, 2021, and for the period from February 8, 2021 (inception) through December 31, 2021, and TGVC’s unaudited financial statements included elsewhere in this proxy statement/prospectus as of March 31, 2023 and for the three months ended March 31, 2023.

The financial data set forth below should be read in conjunction with, and is qualified by reference to, “TGVC’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the financial statements and notes thereto included elsewhere in this proxy statement/prospectus. TGVC’s financial statements are prepared and presented in accordance with U.S. GAAP.

	For the three months ended March 31, 2023	For the year ended December 31, 2022	For the period from February 8, 2021 (inception) to December 31, 2021
Income Statement Data:
Loss from operations	$(1,284,724)	$(2,238,122)	$(375,267)
Net loss	$(280,912)	$(857,534)	$(1,073,167)
Weighted average shares outstanding, Class A Common Stock subject to possible redemption	11,557,500	11,557,500	2,014,610
Basic and diluted net loss per share, Class A Common Stock subject to possible redemption	$(0.02)	$(0.06)	$(0.26)
Weighted average shares outstanding, Class B Common Stock	2,889,149	2,889,149	2,095,139
Basic and diluted net loss per share, Class B Common Stock	$(0.02)	$(0.06)	$(0.26)

	March 31, 2023	December 31, 2022	December 31, 2021
Balance Sheet Data:
Cash and investments held in the Trust Account	$120,003,208	$118,956,557	$117,307,730
Total assets	$120,139,564	$119,244,269	$118,547,455
Total liabilities	$3,006,277	$1,830,070	$275,722
Common stock subject to possible redemption	$119,248,338	$118,309,040	$117,300,000
Total stockholders’ (deficit) equity	$(2,115,051)	$(894,841)	$971,733

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Selected Unaudited Pro Forma Condensed Combined Financial Information

The unaudited pro forma condensed combined financial statements do not necessarily reflect what the combined company’s financial condition or results of operations would have been had the Business Combination occurred on the dates indicated. The unaudited pro forma condensed combined financial statements also may not be useful in predicting the future financial condition and results of operations of the combined company. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors. The unaudited pro forma condensed combined financial statements are presented for illustrative purposes only.

The unaudited pro forma condensed combined financial information has been prepared using the assumptions below with respect to the potential redemption into cash of TGVC Class A Common Stock:

●	Assuming No Additional Redemptions: This presentation assumes that, after the May Redemptions, no TGVC Public Stockholders exercise redemption rights with respect to their TGVC Public Shares upon consummation of the Business Combination.

●	Assuming Maximum Redemptions: This presentation assumes that, after the May Redemptions, TGVC Public Stockholders exercise their redemption rights with respect to 258,407 TGVC Public Shares for $2.7 million upon consummation of the Business Combination at a redemption price of approximately $10.39 per share. The maximum redemptions amount reflects the maximum number of the TGVC Public Shares that can be redeemed without violating the conditions of the Business Combination Agreement or the requirement of the TGVC Governing Documents that TGVC cannot redeem TGVC Public Shares if it would result in TGVC having a minimum net tangible asset value of less than $5,000,001, after giving effect to the payments to redeeming stockholders. This scenario includes all adjustments contained in the “No Additional Redemptions” scenario and presents additional adjustments to reflect the effect of the maximum redemptions.

The following table sets out share ownership of PubCo on a pro forma basis assuming the No Additional Redemptions Scenario and the Maximum Redemptions Scenario:

	No Additional Redemptions Scenario	Maximum Redemptions Scenario
Flexi Shareholders	19,000,000	19,000,000
TGVC Public Stockholders	1,335,696	1,077,289
TGVC’s directors and officers and the Sponsor Related Parties	2,889,149	2,889,149
Third party advisors	815,518	804,778
ThinkEquity	57,500	57,500
Total	24,0978,863	23,828,716

The following table sets out summary data derived from the unaudited pro forma condensed combined statement of financial position and the unaudited pro forma condensed combined statement of operations. The summary unaudited pro forma condensed combined balance sheet as of December 31, 2022 gives effect to the Business Combination as if it had occurred on December 31, 2022. The summary unaudited pro forma condensed combined statement of operations for the year ended December 31, 2022, gives effect to the Business Combination as if it had occurred on January 1, 2022:

	No Additional Redemptions Scenario	Pro Forma Combined Maximum Redemptions Scenario
Summary Unaudited Pro Forma Condensed Combined Statement of Operations Data For the Year Ended December 31, 2022
Net loss	(47,404,682)	$(47,164,340)
Net loss per share – basic and diluted	(1.97)	$(1.98)
Weighted average shares outstanding of common stock – basic and diluted	24,097,863	23,828,716
Summary Unaudited Pro Forma Condensed Combined Balance Sheet Data As of December 31, 2022
Total assets	$108,623,007	$106,047,837
Total liabilities	$50,628,390	$50,628,390
Total equity	$57,994,617	$55,419,447

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Comparative Per Share Information

The following table sets forth the historical comparative share information for Flexi and TGVC on a stand-alone basis and pro forma combined per share information after giving effect to the Business Combination assuming that (i) after the May Redemptions, no TGVC Public Stockholders exercise redemption rights with respect to their TGVC Public Shares upon the consummation of the Business Combination; (ii) after the May Redemptions, TGVC Public Stockholders exercise their redemption rights with respect to a maximum of 258,407 TGVC Public Shares upon consummation of the Business Combination and (iii) in each case, no Flexi Shareholders exercise their appraisal rights with respect to Flexi Shares.

The historical financial statements of Flexi have been prepared in accordance with IFRS as issued by the IASB and in its presentation currency of U.S. Dollars. The historical financial statements of TGVC have been prepared in accordance with U.S. GAAP in its presentation currency of U.S. Dollars. The historical financial information of TGVC has been adjusted to give effect to the differences between U.S. GAAP and IFRS for the purposes of the pro forma combined financial information.

The historical information should be read in conjunction with the information in the sections entitled “Selected Historical Financial Information and Operating Data of Flexi” and “Selected Historical Financial Information of TGVC” and the historical financial statements of Flexi and TGVC included elsewhere in this proxy statement/prospectus. The pro forma combined per share information is derived from, and should be read in conjunction with, the information contained in the section of this proxy statement/prospectus entitled “Unaudited Pro Forma Condensed Combined Financial Information.”

The pro forma combined share information below does not purport to represent what the actual results of operations or the earnings per share would have been had the companies been combined during the periods presented, nor to project PubCo’s results of operations or earnings per share for any future date or period. The pro forma combined shareholders’ equity per share information below does not purport to represent what the value of Flexi and TGVC would have been had the companies been combined during the periods presented.

			Pro Forma Combined
			Assuming	Assuming
	Flexi	TGVC	No Additional	Maximum
Year Ended December 31, 2022	(Historical)	(Historical)	Redemptions	Redemptions
Net loss	$(5,754,244)	$(857,534)	$(47,404,682)	$(47,164,340)
Shareholders’ equity (deficit)	$51,138,046	$(849,841)	$57,994,617	$55,419,447
Shareholders’ equity per share basic and diluted	$—	$(0.06)	$2.41	$2.33
Cash dividends	$—	$—	$—	$—
Weighted average shares basic and diluted	—	14,446,649	24,097,863	23,828,716
Net loss per share basic and diluted	$—	$(0.06)	$(1.97)	$(1.98)

Shareholders’ equity per share = total equity/shares outstanding

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Risk Factors

TGVC Stockholders should carefully consider the following risk factors, together with all of the other information included in this proxy statement/prospectus, before they decide whether to vote or instruct their vote to be cast to approve the Proposals described in this proxy statement/prospectus.

Unless otherwise indicated or the context otherwise requires, references in this section to PubCo refer to PubCo and its consolidated subsidiaries (including TGVC and Flexi) after giving effect to the Business Combination. References in this section to “TGVC” refer to TG Venture Acquisition Corp. and references in this section to “Flexi” refer to The Flexi Group Limited and its subsidiaries.

Risks Related to Flexi’s Business and Industry

Flexi has a history of losses and may not be able to achieve or maintain profitability in the future.

On a pro forma basis Flexi has incurred net losses in each fiscal year since its inception. As of December 31, 2022, Flexi had accumulated losses of $28.3 million. Flexi expects to continue to incur significant costs and expenses associated with the operation and development of an expanding business. These efforts may prove more expensive than Flexi currently anticipates, and Flexi may not succeed in increasing its revenue sufficiently, or at all, to offset these higher expenses and to achieve and maintain profitability. Growth of Flexi’s revenue may slow or revenue may decline for a number of possible reasons, including a decrease in Flexi’s ability to attract and retain members, a failure to increase the number of Flexi’s landlord partners, an increase in competition, and a decrease in the growth of Flexi’s overall markets compared to current expectations. If Flexi is unable to address these risks and challenges as it encounters them, Flexi’s business and operating results may be adversely affected, and it may not be able to achieve or sustain profitability.

Flexi’s workforce and operations have grown substantially since its inception, and Flexi expects that they will continue to do so. If Flexi is unable to effectively manage that growth, its financial performance and future prospects will be adversely affected.

Flexi has experienced rapid growth since its inception. For example, the number of Flexi’s full-time employees has increased from 63 as of December 31, 2017, to 172 as of December 31, 2022. Flexi is committed to expanding its global operations. Such expansion will increase the complexity of Flexi’s business and place significant strain on its management, personnel, operations, systems, technical performance, financial resources, and internal financial control and reporting functions. Flexi may not be able to manage its growth effectively, which could damage Flexi’s reputation, limit its growth, increase its costs, and negatively affect its results of operations. In part due to Flexi’s increased headcount, Flexi has increased its reliance on third party providers, which has introduced additional complexities, including more complex and expanded reporting structures. Flexi’s business is becoming increasingly more complex, and this complexity and Flexi’s rapid growth have demanded, and will continue to demand, substantial resources and attention from Flexi’s management.

To accommodate Flexi’s expected growth, Flexi must improve and maintain its technology, systems, and network infrastructure. Failure to effectively upgrade its technology or network infrastructure could result in unanticipated system disruptions, slow response times, and/or poor experiences for Flexi’s customers. Flexi’s current and planned personnel, systems, procedures, and controls may not be adequate to support its future operations. If Flexi is unable to expand its operations in an efficient manner, it could adversely affect customer satisfaction and cause Flexi’s expenses to grow disproportionately relative to its revenue, and its financial performance and future prospects will be adversely affected.

The COVID-19 pandemic has adversely impacted Flexi’s business and may continue to do so, thereby exposing it to risks associated with member bankruptcy, fluctuating revenue streams, and financial position.

The global spread and unprecedented impact of COVID-19, including variants of the virus, have resulted in significant disruption and created additional risks to Flexi’s business, its landlord partners, Flexi’s industry, and the global economy generally. During the COVID-19 pandemic, governments in Flexi’s countries of operations imposed numerous restrictions at different times, including travel bans and restrictions, quarantines, stay-at-home orders, social distancing requirements, and mandatory closure of “non-essential” businesses in an effort to curb the spread of COVID-19.

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As a result, Flexi’s and its landlord partners’ businesses were significantly disrupted and their operations significantly reduced. These included varying degrees of government enforced restrictions on movement and accessibility of the workplace across the majority of Flexi’s countries of operation. These restrictions ranged from:

Australia	March 2020 to October 2020 February 2021 May 2021 to October 2021
Hong Kong	January 2021 to March 2021 May 2021 to September 2021
Japan	April 2020 to September 2021 November 2021 to October 2022
Malaysia	March 2020 to October 2021
The Philippines	March 2020 to September 2021
Singapore	April 2020 to June 2022
Taiwan	No major restrictions
Thailand	No major restrictions
Vietnam	July 2021 to October 2021

COVID-19 was first prevalent in Flexi’s markets of operation in March 2020, and, as such, it is pertinent to discuss the adverse impacts when analyzing 2019 to 2020. Flexi’s revenues decreased 0.1% from 2019 to 2020, when the COVID-19 pandemic hit most of Flexi’s markets of operation and governments enforced restrictions on movement and accessibility of the workplace. This decrease was offset by the opening of four new locations in 2019, which accounted for approximately 8.6% of gross revenue in 2019 and 15.0% of gross revenue in 2020. Typically, new openings take 10-12 months to achieve stabilized performance, which coincided with slowdown across legacy locations due to COVID-19 restrictions, allowing Flexi to maintain gross revenue stability across 2019 to 2020.

Space rental income decreased by approximately 58.9% from 2019 to 2020 and other revenues decreased by approximately 15.0% across the same period.

Similar to 2020, 2021 saw continued government enforced restrictions on movement and workplace accessibility in most of Flexi’s markets. During this period, however, Flexi increased revenues by approximately 18.6%. Any slowdown in performance within Flexi’s legacy locations was offset by the four new locations opened in 2019 achieving stable performance, as well as two additional new locations and the acquisition of The Cluster in April 2021. Together, these new locations accounted for 29.2% of gross revenue in 2021.

For locations under the Common Ground brand, Flexi experienced an average monthly churn rate of 8.0% in 2020 and 7.0% in 2021, compared to 5.0% in 2022. For locations under the Hive and The Cluster brands, Flexi experienced an average monthly churn rate of 3.0% in 2020, 5.0% in 2021 and 1.0% in 2022. Flexi believes that the higher churn rates in 2020 and 2021 were due to increased COVID-19 related restrictions on movement and workplace accessibility in the majority of its markets. While such restrictions are not currently in place, it is possible that such measures could be re-imposed in the future based on developments with COVID-19, in particular, the emergence of new strains of the virus. In addition, the spread of COVID-19 has caused Flexi to modify its business practices (including employee travel, employee work locations and cancellation of physical participation in meetings, events and conferences), and Flexi may take further actions, as may be required by government authorities or that Flexi determines are in the best interests of its employees and members. There is no certainty that such measures will be sufficient to mitigate the risks that continue to be posed by COVID-19, and Flexi’s ability to perform critical functions, including operating its locations, could be further adversely affected.

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Flexi also experienced a reduction in new memberships, membership renewals, and sales of ancillary products and services since the start of the COVID-19 pandemic, which negatively affected, and may continue to negatively affect, Flexi’s results of operations. While Flexi is unable to quantify how many members terminated or did not renew their memberships due to the COVID-19 pandemic, members cited the following reasons for non-renewal: inability to utilize the office space due to government enforced restrictions on people’s movement and accessibility of the workspace; inability to travel to the office space if based overseas; slowdown of business performance or complete shutdown / bankruptcy; or increased adoption of work from home workplace strategies. As of the date hereof, 826 of Flexi’s members, including those with virtual memberships, representing approximately $112,603 or approximately 5.6% of monthly membership income may cancel their memberships in any one calendar month. Flexi was also, and may continue to be, adversely impacted by non-payment (or delayed payment) from its members seeking payment concessions or deferrals as a result of the COVID-19 pandemic.

Flexi may not be able to retain existing members, most of whom enter into membership agreements with short-term commitments, or attract new members in sufficient numbers or at sufficient rates to sustain or increase its membership.

A significant portion of Flexi’s business is generated from the sale of memberships, which can expire without renewal or be subject to downgrades or early terminations. Due to the COVID-19 pandemic, Flexi has experienced, and may continue to experience, higher levels of membership non-renewals. While Flexi is unable to quantify how many members terminated or did not renew their memberships due to the COVID-19 pandemic, during the period from March 2020 to December 31, 2021, members cited the following reasons for non-renewal: inability to utilize the office space due to government enforced restrictions on people’s movement and accessibility of the workspace; inability to travel to the office space if based overseas; slowdown of business performance or complete shutdown/ bankruptcy; or increased adoption of work from home workplace strategies. Flexi has seen this occur across all of its markets. In addition, while Flexi’s membership agreements provide that they are not terminable by the member prior to their expiration date, members may nevertheless abandon their space without making further payments and leaving outstanding payments. Although the amount of outstanding payments as a result of such abandonments to date has not been material, such outstanding payments, in the aggregate, may have a material adverse effect on Flexi’s results of operations. Non-renewal of or non-payment on membership contracts may occur for many reasons, including, but not limited to, underutilized office space, a downward trend in performance of a member’s business, a member’s lack of cash flow or need to reduce its expenses, a member’s perception that alternative work environments may provide a better value or a more preferable experience, or a change in a member’s senior management. As of the date hereof, 826 of Flexi’s members, including those with virtual memberships, representing approximately $112,603 or approximately 5.6% of Flexi’s monthly membership income, may cancel their memberships in any one calendar month.

In addition, Flexi’s results of operations could be adversely affected by a decline in demand for its memberships. Demand for Flexi’s memberships has been and may continue to be negatively affected by public health concerns, including COVID-19, and could also be affected by a number of other factors, including geopolitical uncertainty, cybersecurity incidents, decline in Flexi’s reputation, competition, and saturation in the markets where Flexi operates and prevailing general and local economic conditions. Current and potential members that are small- and mid-sized businesses may be disproportionately affected by adverse economic conditions.

Flexi must continually add new members both to replace departing members and to expand its current member base. However, Flexi may not be able to attract new members in sufficient numbers to fully replace departing members. For these and other reasons, Flexi may continue to experience a decline in its revenue growth, which could adversely affect its results of operations.

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An economic downturn or subsequent decline in market rents may result in increased member terminations and could adversely affect Flexi’s results of operations.

While Flexi believes that it has a durable business model in all economic cycles, there can be no assurance that this will be the case in an economic downturn. A significant portion of Flexi’s member base consists of small- and mid-sized businesses and freelancers who may be disproportionately affected by adverse economic conditions. In addition, Flexi’s concentration in specific cities magnifies the risk to Flexi of adverse localized economic conditions in those cities or the surrounding regions. Economic downturns in Flexi’s current markets may have an adverse effect on Flexi’s ability to retain members, in particular members that are small- and mid-sized businesses, which may require Flexi to expend time and resources on sales and marketing activities that may not be successful. Furthermore, an outbreak of a contagious disease, such as a resurgence of COVID-19 or any similar illness, has had and may continue to have a disproportionate effect on businesses located in large metropolitan areas, as larger cities may be more likely to institute a quarantine or “shelter-in-place” requirements. In addition, Flexi’s business may be affected by generally prevailing economic conditions in the markets where it operates, which can result in a general decline in real estate activity, reduce demand for Flexi’s products and services, and exert downward pressure on its revenue.

The long-term and fixed-cost nature of a portion of Flexi’s leases may limit its ability to operate effectively and could adversely affect Flexi’s liquidity and financial performance.

Currently, approximately 46.5% of Flexi’s locations are operated pursuant to traditional leases, 39.5% of Flexi’s locations are operated pursuant to hybrid agreements, 9.3% of Flexi’s locations are operated pursuant to management agreements, and 4.7% of Flexi’s locations are operated pursuant to enterprise agreements. Flexi’s leases, hybrid agreements, management agreements and enterprise agreements each include some features of a traditional lease. Except for limited exceptions, Flexi is not permitted to terminate these traditional, enterprise and hybrid agreements prior to the end of their term. Flexi’s obligations to landlords under these agreements extend for periods that generally exceed the length of Flexi’s agreements with its members.

Flexi’s traditional leases generally provide for fixed monthly or quarterly payments that are not tied to space utilization or the size of Flexi’s member base, and the majority of its hybrid agreements contain variable or minimum rental payment obligations.

As a result, in locations where Flexi does not generate sufficient revenue from members at a particular space, including if members terminate their membership agreements with Flexi and Flexi is not able to replace these departing members or Flexi ceases to operate at leased spaces, Flexi’s lease cost expense may exceed its revenue. In addition, Flexi may not be able to negotiate lower fixed monthly payments under its leases to rates that are commensurate with the lower rates Flexi may agree to for its monthly membership fees, which may also result in its rent expense exceeding its membership and service revenue at these locations. At certain locations, Flexi has not been able to, and may not be able to, reduce its rent under the lease or otherwise terminate the lease, whether in accordance with its terms or by negotiation.

If Flexi experiences a prolonged reduction in revenues at a particular leased location, including as a result of any resurgence in COVID-19, its results of operations in respect of that space would be adversely affected unless and until the lease or hybrid agreement expires or Flexi is able to assign the lease or sublease the space to a third party or otherwise renegotiate the terms of the lease or an exit from that space. Flexi’s ability to assign a lease or sublease for a particular space to a third party may be constrained by provisions in the agreement that restrict these transfers without notice to, or the prior consent of, the landlord. Additionally, Flexi could incur significant costs if it decides to assign or sublease unprofitable leases or hybrid agreements, as Flexi may incur transaction costs associated with finding and negotiating with potential transferees, and the ultimate transferee may require upfront payments or other inducements. Flexi is also party to a variety of lease agreements and other types of occupancy agreements containing a variety of contractual rights and obligations that may be subject to interpretation. Flexi’s interpretation of such contracts may be disputed by its landlords or members, which could result in litigation, damage to its reputation, or contractual or other legal remedies becoming available to such landlords and members and may negatively impact its results of operations.

Flexi’s consolidated financial condition and results of operations depend on its ability to perform its obligations under its leases and other agreements over time. Flexi’s business, reputation, financial condition, and results of operations depend on Flexi’s ongoing compliance with its leases and other agreements.

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Should there be a change in market conditions that negatively affects Flexi’s business and its ability to sustain demand for any particular location, Flexi’s financial performance may suffer as the location sustains losses.

Flexi’s current and projected portfolio contains a significant portion of joint venture agreements with developers, asset owners, and landlords, and a portion contain early termination clauses, which may impact Flexi’s revenues and profitability at any time.

Flexi’s growth strategy includes and has historically included entering into joint ventures with landlords in non-U.S. jurisdictions, such as Australia, Hong Kong, Malaysia, Philippines, Singapore, Taiwan, Thailand and Vietnam. Flexi’s success in these locations is therefore partially dependent on third parties whose actions Flexi cannot control.

Joint venture arrangements with Flexi’s landlord partners come in varying forms and with varying termination clauses, such as, but not limited to, the failure to achieve performance hurdles, the failure to make timely payments, and the failure to report correctly, which may provide Flexi’s landlord partners the ability to terminate Flexi’s agreements more easily than they would under traditional lease arrangements. Any dispute arising from the failure to uphold all clauses within joint venture arrangements can lead to a risk of early termination. There are also variations within each form of agreement such that Flexi’s arrangements with its landlord partners may differ from deal to deal, landlord to landlord, or country to country. For example, Flexi includes a variable rent provision providing that rent can vary from $0 to market rate based on landlords and market rental expectations. Some of Flexi’s locations operate under traditional leases, which can be more expensive for flexible workspace operators than asset-light arrangements.

A significant part of Flexi’s growth strategy will be through joint ventures with developers, asset owners and landlords, and disputes with Flexi’s partners may adversely affect its interest in these joint ventures.

Joint venture arrangements with Flexi’s landlord partners come in varying forms and with varying clauses that require partner consent, such as but not limited to, consent on repairs and maintenance of a location, approvals on commissions payable, approval on barter deals, and so on. Flexi’s partners in these joint ventures may have interests that differ from Flexi’s, and Flexi may disagree with its partners on a resolution of a particular issue or as to the management or conduct of the business in general. Any dispute arising from issues within joint venture arrangements can lead to a risk of a lengthy dispute and could have a material adverse effect on Flexi’s interest in the joint venture or the business of the joint venture in general. In addition, Flexi has entered into and may continue to enter into agreements that provide its partners with exclusivity or other pre-emptive rights in agreed-upon geographic areas, which may limit Flexi’s ability to pursue business opportunities in the manner that Flexi desires.

Flexi’s success depends on its ability to maintain the value and reputation of its brands and the success of its partnerships.

Flexi’s workspace brands are integral to its business. Maintaining, promoting, and positioning the Hive, Common Ground, and The Cluster brands will depend largely on Flexi’s ability to provide a consistently high-quality member experience and on its marketing and community-building efforts. To the extent that Flexi’s locations, workspace solutions, or product or service offerings are perceived to be of low quality or otherwise are not compelling to new and existing members, Flexi’s ability to maintain positive brand reputations may be adversely affected.

In addition, failure by third parties on whom Flexi relies but whose actions it cannot control, such as joint venture partners, general contractors, and construction managers who oversee its construction activities, or their respective facilities management staff, to uphold a high and consistent standard of workmanship, ethics, conduct, and legal compliance could subject Flexi to reputational harm based on their association with Flexi and its brands.

Unfavorable publicity or member perception or experience with Flexi’s offerings, practices, or services could adversely affect Flexi’s reputation, resulting in difficulties in attracting and retaining employees, members, landlords, and other partners, regulatory scrutiny, and litigation, and limiting the success of Flexi’s community-building efforts and the range of products and services that Flexi is able to offer. Any or all of these could have a material adverse effect on Flexi’s business, prospects, financial condition, and results of operations.

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Flexi may be unable to adequately protect or prevent unauthorized use of its intellectual property rights and Flexi may be prevented by third parties from using or registering its intellectual property.

To protect its intellectual property rights, Flexi relies on a combination of trademark, copyright, trade dress, and trade secret protection laws, and protective agreements with its employees and third parties, and physical and electronic security measures. Flexi has obtained a strategic set of intellectual property registrations and applications, including for the Hive, Common Ground, and The Cluster brands and Ambition Engine, in certain jurisdictions throughout the world. Nevertheless, these applications may not proceed to registration or issuance or otherwise be granted protection. Flexi may not be able to adequately protect or enforce its intellectual property rights or prevent others from copying or using Flexi’s intellectual property in certain jurisdictions throughout the world and in jurisdictions where intellectual property laws may not be adequately developed or favorable to Flexi. In addition, third parties may attack Flexi’s trademarks by opposing said applications or cancelling registrations on a variety of bases, including validity and non-use. Third parties may claim that Flexi is infringing their intellectual property rights or challenge the validity or enforceability of Flexi’s intellectual property rights, and Flexi may not be successful in defending these claims. These claims, even if they are without merit, could result in the prevention of Flexi registering or enforcing its intellectual property. These claims can also cause Flexi to stop using certain intellectual property and force Flexi to rebrand or redesign its marketing, product, or technology. Additionally, the agreements and security measures that Flexi has in place may be inadequate or otherwise fail to effectively accomplish their protective purposes. In some cases, Flexi may need to litigate these claims or negotiate a settlement that can include a monetary payment or license arrangement or cause it to stop using certain intellectual property. This may also trigger certain indemnification provisions in third party license agreements. Flexi may be unable to defend its proprietary rights or prevent infringement or misappropriation without substantial expense to it and this may negatively impact its intellectual property rights.

Third parties may also infringe or misappropriate Flexi’s intellectual property rights, including its brands or Ambition Engine, and Flexi may not be successful in asserting intellectual property rights against third parties. There may be instances where Flexi may need to resort to litigation or other proceedings to enforce its intellectual property rights, which may be costly and result in counterclaims against Flexi.

Further, Flexi licenses certain intellectual property rights, including the Hive, Common Ground, and The Cluster brands, to joint venture partners and other third parties. If a licensee fails to maintain the quality of the services used in connection with Flexi’s trademarks, Flexi’s rights to and the value of its trademarks could be diminished. Failure to maintain, control and protect Flexi’s brand and other intellectual property could negatively affect Flexi’s ability to acquire members, and ultimately, negatively affect its business. If the licensees misuse Flexi’s intellectual property, then this could lead to third party claims against Flexi and could negatively affect its brands.

Many companies have encountered significant problems in protecting and defending intellectual property rights in certain of the jurisdictions in which Flexi operates. The legal systems in certain jurisdictions outside of the United States, particularly those in certain developing countries, do not favor the enforcement of trademarks, trade secrets, and other intellectual property protection, which could make it difficult to stop any infringement, misappropriation, or other violation of Flexi’s intellectual property rights. Flexi may not prevail in proceedings that it initiates and the damages or other remedies awarded to Flexi, if any, may not be meaningful or fully address the resulting harms to it.

If the measures that Flexi has taken to protect its brands, Ambition Engine, and its other proprietary rights are inadequate to prevent unauthorized use or misappropriation by third parties or if Flexi is prevented from using intellectual property due to successful third party claims, the value of its brands and other intangible assets may be diminished and its business and results of operations may be adversely affected.

Security breaches and other disruptions could disrupt Flexi’s business, result in the disclosure of confidential information, damage Flexi’s reputation, and create significant financial and legal exposure.

As further discussed in “Business of Flexi and Certain Information About Flexi,” a significant portion of Flexi’s operations are dependent on its in-house designed, developed, and operated proprietary software that manages the core of its business, which is used by members to, among other things, pay invoices and book meeting rooms and event spaces, and by Flexi’s employees to manage its locations. As a result, Flexi’s operations are dependent upon its ability to protect its computer systems and network infrastructure against damage from physical break-ins, cybersecurity breaches, and other disruptive problems caused by internet problems, other users, or unrelated third parties.

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In September 2022, Flexi discovered that Googlebot had spammed Flexi’s server with random URL suffix and that Google search results showed non-existent commonground.work URLs, which led to spam sites. As a result, Flexi’s server slowed down from the constant spamming from Googlebot, and Flexi’s search engine optimization results were affected.

While this incident did not cause material problems or result in the loss of any data, any further such incidents, cyber attacks, and other disruptions could jeopardize the security of information stored in and transmitted through Flexi’s computer systems and network infrastructure, including proprietary business information or member information (including personal information of third parties). Despite the security measures that Flexi has put in place it may be subject to cyber attacks that could threaten Flexi’s data, systems, and networks.

The occurrence of any system failures, interruption, or breach of security could damage Flexi’s reputation and result in a loss of existing and potential members and other business, or expose Flexi to litigation and possible financial liability. Any of these events could have a material adverse effect on Flexi’s business, prospects, financial condition, and results of operations.

Flexi’s inability to secure new locations may be adversely affected by changes in market conditions or its health.

A significant portion of Flexi’s growth will occur through its ability to secure new locations on joint venture arrangements with developers, asset owners, and landlords. Any changes to market conditions, reputational damage involving Flexi or its brands, or Flexi’s financial position may impact its ability to scale at projected rates, which will have a negative impact on Flexi’s ability to meet its growth plans and, as a result, will have an adverse effect on its financial performance.

A portion of Flexi’s growth relies on its ability to execute on acquisitions, often in markets where it does not have any footprint or experience. This inherently holds risks as acquisitions may not bring the desired results, may divert management’s attention or Flexi may not be successful in pursuing investment and acquisition opportunities.

Flexi has completed strategic acquisitions in the past and plans to explore additional acquisitions in the future. For example, Flexi acquired The Cluster in Australia in 2021 and merged Hive Worldwide, The Cluster and Common Ground together in 2022.

Strategic acquisitions and the subsequent integration of new businesses and assets with Flexi’s business can require significant attention from Flexi’s management and result in a diversion of resources from Flexi’s existing business, which in turn could adversely affect its business operations. There is a risk that acquisitions may fail to meet Flexi’s strategic objectives or that the acquired business may not perform in line with expectations. The process of integrating an acquired company, business or technology may also create unforeseen operating difficulties and expenses, and Flexi may fail to achieve expected synergies, cost savings, returns, and other benefits as a result of integration challenges. There is also a risk that customers of acquired businesses do not remain customers after such acquisition, for example, if they are unwilling to pay higher prices or do not agree with any changes in membership structure. Any future acquisitions could also fail to achieve anticipated revenue, earnings, or cash flow, and Flexi may be unable to maintain the key customers, business relationships, suppliers, and brand potential of any acquired companies. In addition, there may be difficulties and expenses in assimilating particular portions of any acquisitions, such as their operations, products, technology, information systems, or personnel. Further, there may be challenges and increased demands on Flexi’s personnel associated with the management of additional locations and revenue streams. Any such negative developments could adversely affect Flexi’s business, financial condition, and results of operations.

Acquisitions inherently involve the risk of incurring liability for the past acts, omissions, or liabilities of the acquired business that are unforeseen or greater than anticipated. In such cases, Flexi may be subject to legal, operational, tax, and other risks, its financial and operating performance and growth prospects may be adversely impacted, and its reputation and that of its existing or acquired brands may be harmed. Flexi may continue to be exposed to such risks and liabilities for a period after the actual acquisition as it reviews and integrates its acquisitions and, where necessary, improve the acquired business’ reporting, compliance, and other functions.

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While Flexi expects to undertake due diligence investigations in respect of its acquisition targets and may engage external advisors to provide it with reports on due diligence matters, it may not be able to identify all risks (including but not limited to, risks relating to finance, legal, operational, or tax matters) or verify the accuracy, reliability, or completeness of information obtained during its diligence investigations. These risks may increase when there are limitations or restrictions on the scope or nature of the due diligence that Flexi is able to undertake.

Flexi’s expansion and ability to accelerate growth is limited by the risks associated with the design, development, and construction of the locations into which it expands.

Flexi does not have long-term contractual commitments with its contractors, subcontractors, or materials suppliers. The prices Flexi pays for the labor or materials that these third parties provide, or other construction-related costs, could unexpectedly increase, which could have an adverse effect on the viability of the projects Flexi pursues and on its results of operations and liquidity. Skilled parties and high-quality materials may not continue to be available at reasonable rates in the markets in which Flexi pursues its construction activities.

The people that Flexi engages in connection with a construction project are subject to the usual hazards associated with providing construction and related services on construction project sites, which can cause personal injury and loss of life, damage to or destruction of property, plant and equipment, and environmental damage. Flexi’s insurance coverage may be inadequate in scope or coverage amount to fully compensate it for any losses that it may incur arising from any such events at a construction site it operates or oversees. In some cases, general contractors and their subcontractors may use improper construction practices or defective materials. Improper construction practices or defective materials can result in the need to perform extensive repairs to Flexi’s spaces, loss of revenue during the repairs and, potentially, personal injury or death. Flexi also can suffer damage to its reputation, and may be exposed to possible liability, if these third parties fail to comply with applicable laws.

Flexi incurs costs relating to the preparation, maintenance, repair, refurbishment, and reinstatement of its locations, which may be higher than it has anticipated.

The terms of a portion of Flexi’s leases generally require that it maintain, refurbish, and reinstate to their original shell condition its locations. Flexi is also responsible for a portion of such costs under its hybrid agreements with its landlord partners. The costs associated with such repair, maintenance, refurbishment, and reinstatement are often significant, may be ad-hoc, and may not be part of or may vary from Flexi’s projections or forecasts, for example, if there is a major unanticipated repair or early termination of a lease. In addition, Flexi may incur significantly greater expenses, with greater frequency, to maintain its accommodations in a condition that is satisfactory to local codes, ordinances, or regulations. For example, all land in Hong Kong is state property and the government of Hong Kong manages the use and development, as well as lease or grant to individuals or organizations for use and development. Any failure to comply with local codes, ordinances or regulation will materially adversely impact Flexi’s business, results of operations, and financial condition.

Flexi’s only material assets are its ownership interests in its subsidiaries that own and operate each of Flexi’s locations, and Flexi is accordingly dependent upon distributions from its subsidiaries to pay dividends and expenses.

Flexi is a holding company and has no material assets other than its ownership interests in its subsidiaries that own and operate each of Flexi’s locations. Flexi has no independent means of generating revenue. Flexi intends to cause its subsidiaries to make distributions in an amount sufficient to cover all applicable taxes and other expenses payable and dividends, if any, declared by it. To the extent that Flexi needs funds, and one or more of its subsidiaries is restricted from making such distributions under applicable law or regulation, or is otherwise unable to provide such funds, it could materially adversely affect Flexi’s liquidity and financial condition.

Risks Related to Flexi’s Operations in Hong Kong

The business, financial condition, results of operations, and prospects of Flexi may be materially and adversely affected if certain laws and regulations of the PRC become applicable to Flexi or its subsidiaries. Flexi may be subject to the risks and uncertainties associated with the evolving laws and regulations in the PRC, their interpretation and implementation, and the legal and regulatory system in the PRC more generally, including with respect to the enforcement of laws and the possibility of changes of rules and regulations with little or no advance notice.

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Flexi currently does not have operations in mainland China. Accordingly, Flexi is not regulated by any regulatory authorities in mainland China. Pursuant to the Basic Law, which is a national law of the PRC and the constitutional document for Hong Kong, national laws of the PRC shall not be applied in Hong Kong except for those listed in Annex III of the Basic Law and applied locally by promulgation or local legislation. The Basic Law expressly provides that the national laws of the PRC, which may be listed in Annex III of the Basic Law, shall be confined to those relating to defense and foreign affairs as well as other matters outside the autonomy of Hong Kong. While the National People’s Congress of the PRC has the power to amend the Basic Law, the Basic Law also expressly provides that no amendment to the Basic Law shall contravene the basic policies of the PRC regarding Hong Kong. As a result, national laws of the PRC not listed in Annex III of the Basic Law do not apply to Hong Kong-based businesses.

However, the laws and regulations in the PRC continue to evolve, and their enactment timetable, interpretation, and implementation involve significant uncertainties. To the extent that any PRC laws and regulations become applicable to Flexi, Flexi may be subject to the risks and uncertainties associated with the evolving laws and regulations of the PRC, their interpretation and implementation, and the legal and regulatory system in the PRC more generally, including with respect to the enforcement of laws and the possibility of changes of rules and regulations with little or no notice. If certain PRC laws and regulations, including existing laws and regulations and those enacted or promulgated in the future, were to become applicable to companies such as Flexi or its subsidiaries in the future, the application of such laws and regulations may have a material adverse impact on the business, financial condition, results of operations, and prospects of Flexi and its ability to offer securities to investors, any of which may, in turn, cause the value of Flexi’s securities to significantly decline or become worthless.

Relevant organizations of the PRC government have made recent statements or recently taken regulatory actions related to data security, anti-monopoly, and overseas listings of mainland China businesses. For example, in addition to the PRC Data Security Law and the Measures for Cybersecurity Review issued by the Cyberspace Administration of China (“CAC”) that became effective on February 15, 2022 (the “Cybersecurity Review Measures”), relevant PRC government agencies have recently taken anti-trust enforcement action against certain mainland China-based businesses. Flexi’s management understands that such enforcement action was taken pursuant to the PRC Anti-Monopoly Law that applies to monopolistic activities in domestic economic activities in mainland China and monopolistic activities outside mainland China that eliminate or restrict market competition in mainland China. In addition, in July 2021, the PRC government provided new guidance on PRC-based companies raising capital outside of the PRC, including through arrangements called variable interest entities (“VIEs”). In light of such developments, the SEC has imposed enhanced disclosure requirements on China-based companies seeking to register securities with the SEC.

While Flexi currently does not have any operations in mainland China, there is no guarantee that the recent statements or regulatory actions by the relevant organizations of the PRC government, including statements relating to the PRC Data Security Law, the PRC Personal Information Protection Law, and VIEs as well as the anti-monopoly enforcement actions will continue not to apply to Flexi. Should such statements or regulatory actions apply to companies such as Flexi or its subsidiaries in the future, it could have a material adverse impact on Flexi’s business, financial condition, results of operations, and prospects, its ability to accept foreign investments, and its ability to offer or continue to offer securities to investors on a U.S. or other international securities exchange, any of which may, in turn, cause the value of Flexi’s securities to significantly decline or become worthless. Flexi cannot predict the extent of such impact if such events were to occur.

Flexi may also become subject to the laws and regulations of the PRC to the extent that it commences business and customer facing operations in mainland China as a result of any future partnership, acquisition, expansion, or organic growth.

The recent state government interference into business activities on U.S. listed Chinese companies may negatively impact Flexi’s existing and future operations in Hong Kong and China.

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Recently, the Chinese government announced that it would step up supervision of Chinese firms listed offshore. Under the new measures, China will improve regulation of cross-border data flows and security, crack down on illegal activity in the securities market and punish fraudulent securities issuance, market manipulation and insider trading. China will also check sources of funding for securities investment and control leverage ratios. The CAC has also opened a cyber-security probe into several U.S.-listed tech giants focusing on anti-monopoly, financial technology regulation and more recently, with the passage of the Data Security Law, how companies collect, store, process and transfer data. If Flexi’s Hong Kong subsidiary is subject to such a probe or if it is required to comply with stepped-up supervisory requirements, Flexi may have to expend valuable management time and money in complying and/or responding to the probe and requirements, thus diverting valuable resources and attention away from its operations. This may, in turn, negatively impact Flexi’s operations.

PubCo is headquartered in the BVI. PubCo is not a Chinese operating company but a BVI holding company and after consummation of the Business Combination, it will have operations conducted by its subsidiary based in Hong Kong. This structure involves unique risks to investors. Flexi does not and PubCo does not intend to use VIEs in their corporate structure. Flexi is a flexible workspace operator that provides a wide range of flexible office solutions to businesses. This business activity does not appear to be within the current targeted areas of concern for the Chinese government. Following the Business Combination, Flexi will explore a consolidation strategy in several jurisdictions, including APAC, North America, the Middle East and Europe. Nonetheless, Flexi intends to keep Hong Kong as part of its operating structure going forward and this would potentially subject it to political and economic influence from China to the extent of such operations.

Because of Flexi’s subsidiary in Hong Kong and its operations there and given the Chinese government’s significant oversight and discretion over the conduct of Flexi’s Hong Kong subsidiary’s business operations there, there is always a risk that the Chinese government may, in the future, seek to affect operations of any company with any level of operations in China including its ability to offer securities to investors, list its securities on a U.S. or other foreign exchange, conduct its business or accept foreign investment. In light of China’s recent extension of authority not only in China but into Hong Kong, there are risks and uncertainties that PubCo and Flexi cannot presently foresee, and rules and regulations in China can change quickly with little or no advance notice. The Chinese government may intervene or influence Flexi’s current and future operations in Hong Kong at any time, or may exert more control over offerings conducted overseas and/or foreign investment in issuers like PubCo.

If any or all of the foregoing were to occur, this could lead to a material change in Flexi’s Hong Kong subsidiary’s operations and/or the value of the PubCo Ordinary Shares and/or significantly limit or completely hinder PubCo’s ability to offer or continue to offer securities to investors and cause the value of such securities to significantly decline or be worthless.

The PRC’s legal and judicial system may not adequately protect Flexi’s business and operations and the rights of Flexi’s and, following the Business Combination, PubCo’s, investors.

Flexi conducts a significant amount of its operations in Hong Kong through its Hong Kong Hive Ltd subsidiary. The legal and judicial systems in China are still rudimentary, and enforcement of existing laws is uncertain. It may be impossible to obtain swift and equitable enforcement of laws that do exist or to obtain enforcement of the judgment of one court by a court of another jurisdiction. China’s legal system is based on the civil law regime, that is, it is based on written statutes. A decision by one judge does not set a legal precedent that is required to be followed by judges in other cases. In addition, the interpretation of Chinese laws may be varied to reflect domestic political changes. As a result, Flexi’s, and after the Business Combination, PubCo’s, investors may have more difficulty in protecting their interests through actions against Flexi’s or PubCo’s management, directors or major stockholders than would investors of a corporation doing business entirely or predominantly within the U.S.

Interpretation of PRC laws and their implementation of National Security Law in Hong Kong involve uncertainty.

The PRC’s legal system is based on written statutes, and prior court decisions can only be used as a reference. Since 1979, the PRC’s government has promulgated laws and regulations in relation to economic matters such as foreign investment, corporate organization and governance, commerce, taxation and trade, with a view to developing a comprehensive system of commercial law, including laws relating to property ownership and development. However, because these laws and regulations have not been fully developed, and because of the limited volume of published cases and the non-binding nature of prior court decisions, interpretation of the PRC’s laws and regulations involves a degree of uncertainty. Some of these laws may be changed with little advance notice, without immediate publication or may be amended with retroactive effect.

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On June 30, 2020, China’s top legislature unanimously passed a new National Security Law for Hong Kong that was enacted on the same day. Similar to the PRC’s laws and regulations, the interpretation of National Security Law involves a degree of uncertainty.

Depending on the government agency or how an application or case is presented to such agency, Flexi or PubCo may receive less favorable interpretations of laws and regulations than its competitors, particularly if a competitor has long been established in the locality and has developed a relationship with such agency. In addition, any litigation may be protracted and result in substantial costs and a diversion of resources and management attention. All of these uncertainties may cause difficulties in the enforcement of Flexi’s land use rights, entitlements under its permits and other statutory and contractual rights and interests.

PubCo may be exposed to liabilities under the Foreign Corrupt Practices Act and Chinese anti-corruption law.

In connection with any future offering, PubCo may be subjected to the U.S. Foreign Corrupt Practices Act (“FCPA”) and other laws that prohibit improper payments or offers of payments to foreign governments and their officials and political parties by U.S. persons and issuers as defined by the statute for the purpose of obtaining or retaining business. PubCo and/or Flexi may also be subjected to Chinese anti-corruption laws, which strictly prohibit the payment of bribes to government officials. Going forward, Flexi’s Hong Kong subsidiary may have operations, agreements with third parties, and sell its memberships in Hong Kong, and it may experience corruption. Flexi’s Hong Kong subsidiary’s future activities in Hong Kong may create the risk of unauthorized payments or offers of payments by one of its employees, because these employees are out of Flexi’s direct control. Violations of the FCPA or Chinese anti-corruption laws may result in severe criminal or civil sanctions, and PubCo and/or Flexi may be subject to other liabilities, which could negatively affect their business, operating results and financial condition. In addition, the government may seek to hold PubCo liable for successor liability for FCPA violations committed by companies in which PubCo invests or that it acquires.

The PRC government may issue further restrictive measures in the future that could adversely affect PubCo’s business and prospects.

PubCo cannot assure you that the PRC’s government will not issue further restrictive measures in the future. The PRC government’s restrictive regulations and measures could increase PubCo’s existing and future operating costs in adapting to these regulations and measures, limit its access to capital resources or even restrict its existing and future business operations, which could further adversely affect its business and prospects.

Flexi’s Hong Kong subsidiary may be subject to a variety of laws and other obligations regarding cyber security and data protection, and any failure to comply with applicable laws and obligations could have a material and adverse effect on its business, financial condition and results of operations.

Flexi’s Hong Kong subsidiary may be subject to various risks and costs associated with the collection, use, sharing, retention, security, and transfer of confidential and private information, such as personal information and other data. This data is wide ranging and relates to employees, contractors and other counterparties and third parties. The relevant PRC laws apply not only to third-party transactions, but also to transfers of information between Flexi, its subsidiaries and other parties with which they have commercial relations.

The PRC regulatory and enforcement regime with regard to privacy and data security is still evolving. The PRC Cyber Security Law, which was promulgated on November 7, 2016 and became effective on June 1, 2017, provides that personal information and important data collected and generated by operators of critical information infrastructure in the course of their operations in the PRC should be stored in the PRC, and the law imposes heightened regulation and additional security obligations on operators of critical information infrastructure. According to the Cyber Security Review Measures promulgated by the CAC and certain other PRC regulatory authorities in April 2020, which became effective in June 2020, operators of critical information infrastructure must pass a cyber-security review when purchasing network products and services that do or may affect national security. If they provide or are deemed to

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provide such network products and services to critical information infrastructure operators, or they are deemed to be a critical information infrastructure operator, they would be required to follow cyber security review procedures. There can be no assurance that Flexi would be able to complete the applicable cyber security review procedures in a timely manner, or at all, if it was required to follow such procedures. Any failure or delay in the completion of the cyber security review procedures may prevent it from using or providing certain network products and services, and may result in fines of up to ten times the purchase price of such network products and services being imposed upon it, if it is deemed a critical information infrastructure operator using network products or services without having completed the required cyber security review procedures. The PRC government is increasingly focused on data security, recently launching cyber security review against a number of mobile apps operated by several US-listed Chinese companies and prohibiting these apps from registering new users during the review period.

On June 10, 2021, the Standing Committee of the National People’s Congress of China promulgated the Data Security Law which took effect in September 2021. The Data Security Law provides for data security and privacy obligations of entities and individuals carrying out data activities, prohibits entities and individuals in China from providing any foreign judicial or law enforcement authority with any data stored in China without approval from the competent PRC authority, and sets forth the legal liabilities of entities and individuals found to be in violation of their data protection obligations, including rectification order, warning, fines of up to RMB10 million, suspension of relevant business, and revocation of business permits or licenses.

On August 20, 2021, the Standing Committee of the National People’s Congress adopted the Personal Information Protection Law, which became effective November 1, 2021. The Personal Information Protection Law includes the basic rules for personal information processing, the rules for cross-border provision of personal information, the rights of individuals in personal information processing activities, the obligations of personal information processors, and the legal responsibilities for illegal collection, processing, and use of personal information.

In addition, on December 28, 2021, the CAC, the National Development and Reform Commission, and several other administrations jointly issued the revised Measures for Cybersecurity Review (the “Cybersecurity Revised Review Measures”), which became effective and replaced the Cyber Security Review Measures on February 15, 2022. The Cybersecurity Revised Review Measures require any “online platform operator” that possesses personal data of more than one million users and intends to list in a foreign country to apply for a cybersecurity review. The PRC National Security Law covers various types of national security, including technology security and information security.

Flexi’s Hong Kong subsidiary does not collect, process or use personal information of entities or individuals other than what is necessary for its business and does not disseminate such information. It does not operate mobile apps and it does not possess information on more than one million entities/individuals. Although Flexi believes that it currently is not required to obtain clearance from the CAC under the Cybersecurity Revised Review Measures or the Opinions on Strictly Cracking Down on Illegal Securities Activities, it faces uncertainties as to the interpretation or implementation of such regulations or rules, and if required, whether such clearance can be timely obtained, or at all.

Compliance with the PRC Cyber Security Law, the PRC National Security Law, the Data Security Law, the Personal Information Protection Law, and the Cybersecurity Revised Review Measures, as well as additional laws and regulations that PRC regulatory bodies may enact in the future, including data security and personal information protection laws, may result in additional expenses to PubCo and subject PubCo to negative publicity, which could harm its reputation among users and negatively affect the trading price of the PubCo Ordinary Shares in the future. The PRC Cyber Security Law, the PRC National Security Law and the Data Security Law are still relatively new and subject to interpretation by regulators, and as such there are uncertainties with respect to how they will be implemented and interpreted in practice. PRC regulators have been increasingly focused on regulation in the areas of data security and data protection and are enhancing the protection of privacy and data security by rulemaking and enforcement actions at central and local levels. PubCo expects that these areas will receive greater and continued attention and scrutiny from regulators and the public going forward, which could increase Flexi’s Hong Kong subsidiary’s compliance costs and subject it to heightened risks and challenges associated with data security and protection. If Flexi’s Hong Kong subsidiary is unable to manage these risks, it could become subject to penalties, including fines, suspension of business, prohibition against new user registration (even for a short period of time) and revocation of required licenses, and its reputation and results of operations could be materially and adversely affected.

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It may be difficult for overseas shareholders and/or regulators to conduct investigation or collect evidence within China (including Hong Kong).

Shareholder claims or regulatory investigation that are common in the United States generally are difficult to pursue as a matter of law or practicality in China. For example, in China, there are significant legal and other obstacles to providing information needed for regulatory investigations or litigation initiated outside China. Although the authorities in China may establish a regulatory cooperation mechanism with the securities regulatory authorities of another country or region to implement cross-border supervision and administration, such cooperation with the securities regulatory authorities in the United States may not be efficient in the absence of mutual and practical cooperation mechanism. Furthermore, according to Article 177 of the PRC Securities Law, which became effective in March 2020, no overseas securities regulator is allowed to directly conduct investigation or evidence collection activities within the territory of the PRC, although in August 2022 the U.S. Public Company Accounting Oversight Board signed an agreement with Chinese authorities that allows it to inspect and investigate audit firms based in China and Hong Kong whose clients trade on U.S. exchanges. While detailed interpretation or implementation of rules under Article 177 have yet to be promulgated, the inability for an overseas securities regulator, such as the Department of Justice, the SEC, and other authorities, to directly conduct investigation or evidence collection activities within China may further increase difficulties faced by you in protecting your interests.

Some of Flexi’s business operations are conducted in Hong Kong through its Hong Kong subsidiary. In the event that U.S. regulators carry out an investigation of Flexi or PubCo and there is a need to conduct an investigation or collect evidence within the territory of the PRC, the U.S. regulators may not be able to carry out such investigation or evidence collection directly in the PRC under the PRC laws. U.S. regulators may consider cross-border cooperation with securities regulatory authority of the PRC by way of judicial assistance, diplomatic channels or regulatory cooperation mechanism established with the securities regulatory authority of the PRC.

The Hong Kong legal system embodies uncertainties that could limit the legal protections available to Flexi and PubCo.

Hong Kong is a Special Administrative Region of the PRC and enjoys a high degree of autonomy under the “one country, two systems” principle. The Hong Kong Special Administrative Region’s constitutional document, the Basic Law, ensures that the current political situation will remain in effect for 50 years. Hong Kong has enjoyed the freedom to function in a high degree of autonomy for its affairs, including currencies, immigration and custom, independent judiciary system and parliamentary system. However, we are not in any position to guarantee the implementation of the “one country, two systems” principle and the level of autonomy as currently in place at the moment. Any changes in the state of political environment in Hong Kong may materially and adversely affect Flexi’s and/or PubCo’s business and operations. These uncertainties could limit the legal protections available Flexi, including Flexi’s ability to enforce its agreements with its clients.

Risks Related to Flexi’s Geographic Operations

Fluctuations in currency exchange rates could result in declines in Flexi’s reported revenue and operating results.

Flexi conducts its operations entirely outside of the United States and most of its operations will continue to be conducted outside the U.S. going forward. As a result, Flexi’s revenues and expenses are denominated in currencies other than U.S. Dollars. As Flexi reports its operating results in U.S. Dollars, however, its reported operating results are subject to effects of fluctuations in currency exchange rates. Fluctuations in the exchange rates between the U.S. Dollar and other currencies could result in the U.S. Dollar equivalent of Flexi’s revenues being lower or the U.S. Dollar equivalent of its expenses being higher. This could have a negative impact on Flexi’s operating results. Although Flexi may in the future decide to undertake foreign exchange hedging transactions to cover a portion of its foreign currency exchange exposure, Flexi currently does not hedge its exposure to foreign currency exchange risks.

Flexi operates a significant portion of its business in Southeast Asia, and therefore it may be exposed to risks in operating or investing within this region.

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A significant portion of Flexi’s business is located in Southeast Asian or emerging market countries such as Malaysia, Philippines, Thailand, and Vietnam. Emerging market countries are typically subject to greater political, policy, legal, economic, taxation, and other risks and uncertainties, including but not limited to the risk of expropriation, nationalization and commercial or governmental disputes, inflation, interest rate, and currency fluctuations, and greater difficulty in enforcing or collecting payment against contracts or in having certainty that all required governmental and regulatory approvals necessary to run Flexi’s business are in place and will be renewed. Additionally, intellectual property rights and confidentiality protections in these countries may not be as effective as in the United States or other countries. Asian markets are inherently non-homogenous and require bespoke business models for each country in which Flexi operates, which adds complexity and reduces economies of scale.

Emerging market countries in which Flexi operates may have less sophisticated legal, taxation, and regulatory systems and frameworks compared to countries with advanced economies such as the United States and European Union countries, including but not limited to unexpected changes in, or inconsistent application, interpretation, or enforcement of, applicable laws and regulatory requirements. In particular, because legislation and other laws and regulations in emerging markets are often undeveloped, it is frequently difficult to interpret those laws and regulations with certainty. Regulatory authorities may adopt different interpretations of such laws and regulations than Flexi or may revise laws, regulations, or interpretations, potentially with retrospective effect, in ways that adversely affect Flexi’s business, financial condition, and results of operations. This gives rise to increased risks relating to labor practices, foreign ownership restrictions, tax regulation and enforcement, difficulty in enforcing contracts, changes to or uncertainty in the relevant legal and regulatory regimes, and other issues in a number of the markets in which Flexi currently operates or may operate in the future. Such risks could interrupt or adversely impact some or all of Flexi’s business and may adversely affect its business, prospects, financial condition, and results of operations.

General Business Risks

Negative publicity could damage Flexi’s brand image and corporate reputation and may cause its business to suffer.

Flexi’s success depends on its ability to build and maintain the brand image for its existing and acquired brands, its existing products and services, new products and services, and brand extensions and to maintain Flexi’s corporate reputation. There can be no assurance that Flexi’s advertising, marketing, and promotional programs and its commitment to product and service quality will have the desired impact on its brand image and on consumer preferences and demand. Claims regarding product and service quality, Flexi’s culture and workforce, or adverse publicity reports or other media attention regarding Flexi or any of its subsidiaries or brands and/or publicity about events or controversy at any or all of its locations, even if false or unfounded, could tarnish the image of its brands and may cause consumers to choose other brands. Consumer demand for Flexi’s products and services could diminish significantly if Flexi, its employees, or its business partners fail to preserve the quality of its products and services, act or are perceived to act in an unethical, illegal, discriminatory, unequitable, or socially irresponsible manner, including with respect to the service and treatment of Flexi’s customers or the use of customer data. Furthermore, Flexi’s brand image or perceived product or service quality could be adversely affected by regulatory or other governmental inquiries and proposed or new legislation affecting its industry. Negative postings or comments on social media or networking websites about Flexi or any one of its brands, even if inaccurate or malicious, could generate adverse publicity that could damage the reputation of Flexi or its brands. Business incidents, whether isolated or recurring and whether originating from Flexi or its business partners that erode consumer trust can significantly reduce brand value and can have a negative impact on consumer demand for Flexi’s products and services as well as its reputation and financial results. The impact of such incidents may be exacerbated if they receive considerable publicity, including rapid dissemination through social or digital media, and may result in litigation.

Flexi operates in a hyper-competitive industry, often competing with dozens of other operators for the same business.

Flexi operates in a competitive market with well-established organizations such as WeWork, International Workplace Group, and ServCorp. Some of Flexi’s competitors have longer operating histories with a longer track record of sustained growth and profitability and greater resources than Flexi, and they could use their substantial financial resources to develop a competing business model, develop products or services that are more attractive to potential customers than those that Flexi offers, or convince Flexi’s potential customers that they provide financing arrangements that are impractical for smaller companies to offer. As well as competing for new customers, Flexi also competes in new locations, in all markets with all competitors. Increased competition from both local and international competitors may also impact Flexi’s ability to sell its products and services at market and historical rates, which would reduce the volume and price at which Flexi can sell its products and services. Flexi’s competitors may offer similar products and services at

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prices below cost, devote significant sales forces to competing with Flexi, or attempt to recruit Flexi’s key personnel by increasing compensation, any of which could improve their competitive positions. These competitive factors could make it more difficult for Flexi to attract and retain customers, cause Flexi to lower its prices in order to compete, or reduce Flexi’s market share and revenue, any of which could have a material adverse effect on Flexi’s financial condition and operating results. Flexi can provide no assurance that it will continue to compete effectively against its current competitors or additional companies that may enter its markets. In addition, market conditions may change, which could impact Flexi’s ability to scale as rapidly as its competitors. For example, increased demand for flexible workspace in any one of Flexi’s markets may provide an opportunity for growth to Flexi’s competitors, who may not be limited by low investable capital. This will impact Flexi’s ability to maintain market share and show sustainable growth in these markets.

Flexi’s business depends on hiring, developing, retaining, and motivating highly skilled and dedicated team members, and failure to do so, including turnover in Flexi’s senior management and other key personnel, could have a material adverse effect on Flexi’s business.

Flexi relies upon the performance, expertise, and experience of its key management personnel, board of directors, and employees. Because Flexi’s service value is about going the extra mile for all of its members, with its teams acting as concierge, office manager, and reliable friends, any loss or changes to the quantity or quality of the operational services provided by these key personnel, or an inability to attract qualified and motivated personnel to provide these services, could adversely affect Flexi’s financial performance. In addition, given the increasingly competitive market for talent, it may be difficult for Flexi to find suitable replacements for departing personnel on a timely basis, on competitive terms, or at all. Flexi has experienced and may continue to experience operational disruptions in the process of building out its senior management team. Changes to or turnover among senior management or other key personnel could disrupt Flexi’s strategic focus or create uncertainty for management, employees, members, partners, landlords, and stockholders. These changes, and the potential failure to retain and recruit senior management and other key employees, could have a material adverse effect on Flexi’s operations and ability to manage the day-to-day aspects of its business. Unexpected or abrupt departures may result in the failure to effectively transfer institutional knowledge and may impede Flexi’s ability to act quickly and efficiently in executing its business strategy as it devotes resources to recruiting new personnel or transitioning existing personnel to fill those roles. If Flexi is unable to effectively manage employee turnover and retain existing key personnel or timely address its hiring needs or successfully integrate new hires, its employee morale, productivity, and retention could suffer, which could adversely affect its business, prospects, financial condition, and results of operations. In addition, the success of each of Flexi’s new and existing locations depends on its ability to hire and retain dedicated community managers and community team members. As Flexi enters new geographic markets, it may experience difficulty attracting employees in the areas it requires.

Risks Related to TGVC and the Business Combination

Each of TGVC’s officers and directors and the Sponsor Related Parties have agreed to vote in favor of the Proposals, including the Business Combination Proposal, to be presented at the Special Meeting, regardless of how TGVC Public Stockholders vote.

Each of TGVC’s officers and directors and the Sponsor Related Parties have agreed to, among other things, vote in favor of the Proposals, including the Business Combination Proposal, to be presented at the Special Meeting. As of the date of this proxy statement/prospectus, TGVC’s officers and directors and the Sponsor Related Parties own an aggregate of approximately 67.5% of the outstanding shares of TGVC Common Stock. Accordingly, the necessary stockholder approval will be received.

As the Initial Holders have interests that are different, or in addition to (and which may conflict with), the interests of other TGVC Stockholders, a conflict of interest may have existed in determining whether the Business Combination is appropriate as TGVC’s initial business combination. Such interests include that TGVC’s officers and directors and the Sponsor Related Parties will lose their entire investment in TGVC if TGVC does not complete an initial business combination. Accordingly, TGVC’s officers and directors may be incentivized to complete an initial business combination, even on terms less favorable to the TGVC Stockholders than liquidating TGVC.

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When you consider the recommendation of the TGVC Board in favor of approval of the Proposals, including the Business Combination Proposal, you should keep in mind that the Sponsor and TGVC’s officers and directors have interests that are different from, or in addition to, those of TGVC Public Stockholders and warrant holders generally. The TGVC Board was aware of and considered these interests, among other matters, in evaluating and negotiating the Business Combination and transaction agreements and in recommending to TGVC Stockholders that they vote in favor of the Proposals presented at the Special Meeting, including the Business Combination Proposal. TGVC Stockholders should take these interests into account in deciding whether to approve the Proposals, including the Business Combination Proposal. These interests include, among other things:

●	the TGVC Charter provides that the doctrine of corporate opportunity will not apply with respect to any of its officers or directors in circumstances where the application of the doctrine would conflict with any fiduciary duties or contractual obligations they may have, except as set forth in the TGVC Charter. TGVC does not believe that the pre-existing fiduciary duties or contractual obligations of its officers and directors materially impacted its search for an acquisition target. In the course of their other business activities, TGVC’s officers and directors may become aware of other investment and business opportunities that may be appropriate for presentation to TGVC as well as other entities with which they are affiliated. TGVC’s management has pre-existing fiduciary duties and contractual obligations and if there is a conflict of interest in determining to which entity a particular business opportunity should be presented, any entities holding a pre-existing fiduciary obligation will be presented the opportunity before TGVC is presented with it;

●	on May 4, 2023, TGVC held the Extension Meeting, where the TGVC Stockholders approved the Extension. In connection with the Extension, 10,164,304 TGVC Public Shares were tendered for redemption, which represented approximately 88.4% of the total TGVC Public Shares outstanding at the time of redemption, and approximately $105.6 million was released from the Trust Account to pay such redeeming TGVC Public Stockholders. As a result of this redemption, as of the date hereof there are 1,335,696 TGVC Public Shares issued and outstanding and there is approximately $14.2 million remaining in the Trust Account that is available for a business combination. In connection with the Extension, (i) in order to induce TGVC Public Stockholders not to redeem their TGVC Public Shares, TGVC and the Sponsor entered into the Non-Redemption Agreement with the Non-Redemption Investors whereby, among other things, the Sponsor paid the Non-Redemption Payment to the Non-Redemption Investors in exchange for the Non-Redemption Investors agreeing to hold and not redeem certain TGVC Public Shares, (ii) TGVC amended its advisory agreement with ThinkEquity and paid ThinkEquity an advisory fee of $50,000, and (iii) a director of TGVC made a short-term loan of $105,000 to the Sponsor, which has been repaid;

●	additionally, in order to induce TGVC Public Stockholders not to redeem their TGVC Public Shares in connection with the Extension, the Sponsor will deposit Monthly Extension Payments into the Trust Account. Assuming that TGVC will complete its initial business combination by November 5, 2023, a total of up to $320,567 from six Monthly Extension Payments will be deposited in the Trust Account by October 5, 2023. As of the date hereof, two Monthly Extension Payments, in the aggregate principal amount of $106,854, have been deposited into the Trust Account. Each Monthly Extension Payment will be evidenced by an Extension Note, each in the principal amount equal to the Monthly Extension Payment. The Extension Notes bear no interest and are payable in full upon TGVC’s consummation of a business combination. If TGVC does not consummate a business combination by November 5, 2023, the Extension Notes will be repaid only from funds held outside of the Trust Account or will be forfeited, eliminated or otherwise forgiven;

●	unless TGVC consummates an initial business combination, TGVC’s officers and directors and the Sponsor will not receive reimbursement for any out-of-pocket expenses they incurred on behalf of TGVC ($506,000 of such expenses were incurred and had not been reimbursed as of the date hereof), to the extent that such expenses exceed the amount of available proceeds not held in the Trust Account;

●	the Sponsor has agreed that it will not sell or transfer its TGVC Placement Warrants until the expiration of the Warrant Lock-Up Period, subject to limited exceptions;

●	the fact that (i) the Sponsor Related Parties and TGVC’s directors and officers paid a nominal amount for the Founder Shares (of which they currently hold an aggregate of 2,889,149 shares), which Founder Shares, if unrestricted and freely tradeable, would be valued at approximately $30.3 million in the aggregate based on the closing price of TGVC Class A Common Stock on June 9, 2023, (ii) such shares will be worthless if TGVC does not consummate a business combination, and (iii) the Sponsor Related Parties and TGVC’s directors and officers can earn a positive rate of return on their investment even if the PubCo Ordinary Shares fall significantly below the per share value implied in the Business Combination of $10.00 per share and TGVC Public Stockholders experience a negative return following the consummation of the Business Combination;

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●	if TGVC does not complete an initial business combination by November 5, 2023 (or a later date approved by the TGVC Stockholders pursuant to the TGVC Charter), the proceeds from the sale of the TGVC Placement Warrants of $5.5 million will be included in the liquidating distribution to TGVC Public Stockholders and the TGVC Placement Warrants purchased by the Sponsor will expire worthless;

●	if the Trust Account is liquidated, including in the event that TGVC is unable to complete an initial business combination within the required time period, the Sponsor has agreed to indemnify TGVC to ensure that the proceeds in the Trust Account are not reduced below (i) $10.20 per TGVC Public Share or (ii) such lesser amount per TGVC Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, in each case net of the amount of interest withdrawn to pay taxes, by the claims of prospective target businesses with which TGVC has entered into an acquisition agreement or claims of any third party for services rendered or products sold to TGVC, but only if such a vendor or target business has not executed a waiver of any and all rights to seek access to the Trust Account;

●	the fact that the Sponsor Related Parties and TGVC’s officers and directors will lose their entire investment in TGVC, including loans and advances in the aggregate amount of approximately $5.6 million as of June 9, 2023, if TGVC does not complete an initial business combination;

●	the fact that TGVC’s three independent directors own an aggregate of 90,000 Founder Shares that the Sponsor transferred to them at a nominal cost, which if unrestricted and freely tradeable would be valued at $943,200, based on the closing price of TGVC Class A Common Stock on June 9, 2023;

●	the fact that TGVC’s existing officers and directors will be eligible for continued indemnification and coverage under a directors’ and officers’ liability insurance policy after the Closing and pursuant to the Business Combination Agreement;

●	the fact that the Sponsor has the ability to designate two members of the PubCo Board, although we expect the Sponsor to decline to designate any of the initial members of the PubCo Board;

●	the fact that ThinkEquity, in addition to serving as the representative of the several underwriters in the IPO, also served as a financial advisor to TGVC in connection with the Business Combination in consideration for payment of an amount equal to the greater of either (i) 4.0% of the net funds from the Trust Account after investor redemptions, or (ii) $300,000, plus reimbursement of expenses incurred in connection with its services and the agreement by TGVC to indemnify ThinkEquity for certain liabilities arising out of the engagement; and

●	the fact that ThinkEquity additionally served as a financial advisor to TGVC in connection with the Extension Meeting in consideration for payment of $50,000.

The existence of financial and personal interests of one or more of TGVC’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of TGVC and its stockholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that stockholders vote for the Proposals. See the section titled “The Business Combination Proposal; Terms of the Business Combination—Interests of the Initial Holders in the Business Combination” for a further discussion of these considerations.

The financial and personal interests of the Initial Holders may have influenced their motivation in identifying and selecting Flexi as a business combination target, completing an initial business combination with Flexi and influencing the operation of the business following the initial business combination. In considering the recommendations of the TGVC Board to vote for the Proposals, its stockholders should consider these interests.

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If TGVC were considered to be a “foreign person,” it might not be able to complete an initial business combination with a U.S. target company if such initial business combination is subject to U.S. foreign investment regulations or review by a U.S. government entity, such as CFIUS.

The Sponsor is a Hong Kong limited liability company, controlled by or that has substantial ties with non-U.S. persons. Acquisitions and investments by non-U.S. persons in certain U.S. businesses may be subject to rules or regulations that limit foreign ownership. CFIUS is an interagency committee authorized to review certain transactions involving investments by foreign persons in U.S. businesses that have a nexus to critical technologies, critical infrastructure and/or sensitive personal data in order to determine the effect of such transactions on the national security of the United States. If TGVC was considered to be a “foreign person” under such rules and regulations, any proposed business combination between TGVC and a U.S. business engaged in a regulated industry or that may affect national security could be subject to such foreign ownership restrictions, CFIUS review and/or mandatory filings.

If TGVC’s potential initial business combination with a U.S. business falls within the scope of foreign ownership restrictions, it may be unable to consummate an initial business combination with such business. In addition, if TGVC’s potential business combination falls within CFIUS’ jurisdiction, it may be required to make a mandatory filing or determine to submit a voluntary notice to CFIUS, or proceed with the initial business combination without notifying CFIUS and risk CFIUS intervention, before or after closing of the initial business combination. CFIUS may decide to block or delay TGVC’s initial business combination, impose conditions to mitigate national security concerns with respect to such initial business combination or order TGVC to divest all or a portion of a U.S. business of the combined company if TGVC had proceeded without first obtaining CFIUS clearance. The potential limitations and risks may limit the attractiveness of a transaction with TGVC or prevent TGVC from pursuing certain initial business combination opportunities that TGVC believes would otherwise be beneficial to it and the TGVC Stockholders. As a result, the pool of potential targets with which it could complete an initial business combination may be limited and TGVC may be adversely affected in terms of competing with other special purpose acquisition companies that do not have similar foreign ownership issues. Moreover, the process of government review, whether by CFIUS or otherwise, could be lengthy.

Because TGVC has only a limited time to complete its initial business combination, TGVC’s failure to obtain any required approvals within the requisite time-period may require it to liquidate. If TGVC liquidates, the TGVC Public Stockholders may only receive their pro rata share of amounts held in the Trust Account, and the TGVC Warrants will expire worthless. This will also cause the TGVC Stockholders to lose any potential investment opportunity in a target company and the chance of realizing future gains on their investment through any price appreciation in the combined company.

The Sponsor is based in Hong Kong and could, in the future, expose TGVC to legal and operational risks associated with the PRC’s laws and regulations, which could jeopardize TGVC’s ability to consummate the Business Combination.

TGVC does not believe that, as of the date of this filing, there are legal or operational risks to TGVC associated with the Sponsor being based in Hong Kong. Hong Kong is a Special Administrative Region of the PRC and enjoys its own limited autonomy as defined by the Basic Law. Hong Kong’s legal system, which is different from that of the PRC, is based on common law and has its own laws and regulations, but some of the national laws of the PRC are made applicable in Hong Kong under the Basic Law.

Although TGVC does not believe that, as of the date hereof, there are legal or operational risks associated with the Sponsor being based in Hong Kong, changes in the policies, regulations, rules and the enforcement of laws of the PRC government may be made quickly with little or no advance notice. Additionally, the PRC government may intervene or influence the Sponsor’s operations at any time, or may exert more control over offerings conducted overseas and/or foreign investment in China-based issuers.

Pursuant to the Basic Law, which is a national law of the PRC and the constitutional document for Hong Kong, national laws of the PRC shall not be applied in Hong Kong except for those relating to defense, foreign affairs and other matters outside the autonomy of Hong Kong, which may be listed in Annex III of the Basic Law and applied locally by promulgation or local legislation. While the National People’s Congress of the PRC has the power to amend the Basic Law, the Basic Law expressly provides that no amendment to the Basic Law shall contravene the established basic policies of the PRC regarding Hong Kong. As a result, national laws of the PRC not listed in Annex III of the Basic Law (and any regulatory notices issued pursuant to those national laws) do not apply in Hong Kong.

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If, prior to the expiration of the Combination Period, certain PRC laws and regulations were to become applicable in Hong Kong, the application of such laws and regulations may have a material impact on the Sponsor’s business, financial condition and results of operations, as well as the Sponsor’s ability to provide interim funding for TGVC expenses, fulfill its contractual commitments to TGVC or vote its shares of TGVC Class B Common Stock, any of which could jeopardize TGVC’s ability to consummate the Business Combination. In addition, the laws and regulations in the PRC continue to evolve, and their enactment timetable, interpretation and implementation involve significant uncertainties. To the extent that any PRC laws and regulations become applicable to the Sponsor’s business prior to the expiration of the Combination Period, the Sponsor may be subject to the risks and uncertainties associated with the legal system in the PRC, including with respect to the enforcement of laws and the possibility of changes of rules and regulations with little or no advance notice. If TGVC is unable to consummate the Business Combination, the value of PubCo’s securities could significantly decline or be worthless.

There are risks to TGVC Stockholders who are not affiliates of the Sponsor of becoming shareholders of PubCo through the Business Combination rather than acquiring securities of Flexi directly in an underwritten public offering, including no independent due diligence review by an underwriter and conflicts of interest of the Sponsor.

Because there is no independent third party underwriter involved in the Business Combination or the issuance of PubCo Ordinary Shares and PubCo Warrants in connection therewith, investors will not receive the benefit of any outside independent review of TGVC’s and Flexi’s respective finances and operations. Underwritten public offerings of securities conducted by a licensed broker-dealer are subjected to a due diligence review by the underwriter or dealer manager to satisfy statutory duties under the Securities Act, the rules of Financial Industry Regulatory Authority, Inc. and the national securities exchange where such securities are listed. Additionally, underwriters or dealer-managers conducting such public offerings are subject to liability for any material misstatements or omissions in a registration statement filed in connection with the public offering. As no such review will be conducted in connection with the Business Combination, TGVC Stockholders must rely on the information in this proxy statement/prospectus and will not have the benefit of an independent review and investigation of the type normally performed by an independent underwriter in a public securities offering. Although TGVC performed a due diligence review and investigation of Flexi in connection with the Business Combination, TGVC has different incentives and objectives in the Business Combination than an underwriter would in a traditional initial public offering. The lack of an independent due diligence review and investigation may increase the risk of an investment in PubCo because it may not have uncovered facts that would be important to a potential investor.

In addition, because PubCo will not become a public reporting company by means of a traditional underwritten initial public offering, securities or industry analysts may not provide, or may be less likely to provide, coverage of PubCo. Investment banks may also be less likely to agree to underwrite securities offerings on behalf of PubCo than they might if PubCo became a public reporting company by means of a traditional underwritten initial public offering, because they may be less familiar with PubCo as a result of more limited coverage by analysts and the media. The failure to receive research coverage or support in the market for the PubCo Ordinary Shares could have an adverse effect on PubCo’s ability to develop a liquid market for the PubCo Ordinary Shares. See  “— Risks Related to PubCo — If, following the Business Combination, securities or industry analysts do not publish or cease publishing research or reports about PubCo, its business, or its market, or if they change their recommendations regarding PubCo’s securities adversely, the price and trading volume of PubCo’s securities could decline.”

Certain of TGVC’s officers and directors are now, and all of them may in the future become, affiliated with entities engaged in business activities similar to those intended to be conducted by TGVC and, accordingly, may have conflicts of interest in allocating their time and determining to which entity a particular business opportunity should be presented.

Until TGVC consummates its initial business combination, it intends to engage in the business of identifying and combining with one or more businesses. The Sponsor and TGVC’s officers and directors are, and may in the future become, affiliated with entities (such as operating companies or investment vehicles) that are engaged in a similar business, including other special purpose acquisition companies with a class of securities registered under the Exchange Act.

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TGVC’s officers and directors also may become aware of business opportunities that may be appropriate for presentation to TGVC and the other entities to which they owe certain fiduciary or contractual duties. The TGVC Charter provides that TGVC renounces its interest in any corporate opportunity offered to any director or officer unless such opportunity is expressly offered to such person solely in his or her capacity as TGVC’s director or officer and such opportunity is one that TGVC is legally and contractually permitted to undertake and would otherwise be reasonable for TGVC to pursue, and to the extent that the director or officer is permitted to refer that opportunity to TGVC without violating any legal obligation.

In the absence of the “corporate opportunity” waiver in the TGVC Charter, certain candidates would not be able to serve as an officer or director. TGVC believes that it substantially benefits from having representatives who bring significant, relevant and valuable experience to its management and, as a result, that the inclusion of the “corporate opportunity” waiver in the TGVC Charter provides it with greater flexibility to attract and retain the officers and directors that it believes are the best candidates.

However, the personal and financial interests of TGVC’s directors and officers may influence their motivation in timely identifying and selecting a target business and completing a business combination. The different timelines of competing business combinations could cause TGVC’s directors and officers to prioritize a different business combination over finding a suitable acquisition target for TGVC’s business combination. Consequently, TGVC’s directors’ and officers’ discretion in identifying and selecting a suitable target business may result in a conflict of interest when determining whether the terms, conditions and timing of a particular business combination are appropriate and in TGVC Stockholders’ best interest, which could negatively impact the timing for a business combination. TGVC is not aware of any such conflicts of interest and does not believe that any such conflicts of interest impacted TGVC’s search for an acquisition target.

The exercise of the TGVC Board’s discretion in agreeing to changes or waivers in the terms of the Business Combination Agreement and related agreements, including Closing conditions, may result in a conflict of interest when determining whether such changes to the terms or waivers of conditions are appropriate and in TGVC Stockholders’ best interest.

In the period leading up to the Closing, events may occur that, pursuant to the Business Combination Agreement, would require TGVC to agree to amend the Business Combination Agreement, to consent to certain actions taken by Flexi or to waive rights to which TGVC is entitled under the Business Combination Agreement, including those related to Closing conditions. Such events could arise because of changes in the course of Flexi’s businesses or a request by Flexi to undertake actions that would otherwise be prohibited by the terms of the Business Combination Agreement or the occurrence of other events that would have a material adverse effect on Flexi’s business and would entitle TGVC to terminate the Business Combination Agreement. In any of such circumstances, it would be at TGVC’s discretion, acting through the TGVC Board, to grant its consent or waive those rights. The existence of financial and personal interests of one or more of the directors described in the preceding risk factors (and described elsewhere in this proxy statement/prospectus) may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is best for TGVC and its stockholders and what he, she or they may believe is best for himself, herself or themselves in determining whether or not to take the requested action. As of the date of this proxy statement/prospectus, TGVC does not believe that there will be any changes or waivers that the TGVC Board would be likely to make after stockholder approval of the Business Combination Proposal has been obtained. While certain changes could be made without further stockholder approval, TGVC will circulate a new or amended proxy statement/prospectus and resolicit TGVC Stockholders if changes to the terms of the Business Combination that would have a material impact on its stockholders are required prior to the vote on the Business Combination Proposal.

While TGVC and Flexi work to complete the Business Combination, Flexi’s management’s focus and resources may be diverted from operational matters and other strategic opportunities.

Successful completion of the Business Combination may place a significant burden on management and other internal resources of Flexi. The diversion of management’s attention and any difficulties encountered in the transition process could harm Flexi’s and, following the Business Combination, PubCo’s, business, financial condition, results of operations and prospects. In addition, uncertainty about the effect of the Business Combination on Flexi’s employees, consultants, customers, suppliers, partners, and other third parties, including regulators, may have an adverse effect on PubCo following the Business Combination. These uncertainties may impair PubCo’s ability to attract, retain and motivate key personnel for a period of time after the completion of the Business Combination.

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Subsequent to consummation of the Business Combination, PubCo may be exposed to unknown or contingent liabilities and may be required to subsequently take write-downs or write-offs, restructuring and impairment or other charges that could have a significant negative effect on PubCo’s financial condition, results of operations and the price of its securities, which could cause you to lose some or all of your investment.

TGVC cannot assure you that the due diligence conducted in relation to Flexi has identified all material issues or risks associated with Flexi, its business or the industry in which it competes. Furthermore, TGVC cannot assure you that factors outside of Flexi’s and TGVC’s control will not later arise. As a result of these factors, PubCo may be exposed to liabilities and incur additional costs and expenses and it may be forced to later write down or write off assets, restructure its operations, or incur impairment or other charges that could result in PubCo reporting losses. Even if TGVC’s due diligence has identified certain risks, unexpected risks may arise, and previously known risks may materialize in a manner not consistent with its preliminary risk analysis. If any of these risks materialize, this could have a material adverse effect on PubCo’s financial condition and results of operations and could contribute to negative market perceptions about PubCo or its securities, including the PubCo Ordinary Shares. Additionally, neither TGVC nor PubCo have indemnification rights against Flexi Shareholders under the Business Combination Agreement and all of the transaction consideration other than the Earnout Shares will be delivered to Flexi Shareholders at the Closing, in accordance with section titled “The Business Combination Proposal; Terms of the Business Combination—Earnout” below. Accordingly, any TGVC Stockholders and holders of TGVC Warrants who choose not to redeem or otherwise dispose of their TGVC Common Stock or TGVC Warrants will become PubCo shareholders and warrant holders following the Business Combination and could suffer a reduction in the value of their PubCo Ordinary Shares or PubCo Warrants. Such TGVC Stockholders or warrant holders are unlikely to have a remedy for such reduction in value.

Following the consummation of the Business Combination, PubCo will incur significant increased expenses and administrative burdens as a public company, which could have an adverse effect on its business, financial condition and results of operations.

Following the consummation of the Business Combination, PubCo will face a significant increase in insurance, legal, accounting, administrative and other costs and expenses as a public company that Flexi does not incur as a private company. The Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), including the requirements of Section 404, as well as rules and regulations subsequently implemented by the SEC, the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) and the rules and regulations promulgated and to be promulgated thereunder, the Public Company Accounting Oversight Board, the SEC and the securities exchanges, impose additional reporting and other obligations on public companies. Compliance with public company requirements will increase costs and make certain activities more time-consuming. A number of those requirements will require PubCo to carry out activities that Flexi has not engaged in previously. For example, PubCo will create new board committees and adopt new internal controls and disclosure controls and procedures. In addition, PubCo will incur expenses associated with SEC reporting requirements that Flexi has never incurred. Furthermore, if any issues in complying with those requirements are identified (for example, if the auditors identify a material weakness or significant deficiency in the internal control over financial reporting), PubCo could incur additional costs rectifying those issues, and the existence of those issues could adversely affect PubCo’s reputation or investor perceptions of it. Being a public company could make it more difficult or costly for PubCo to obtain certain types of insurance, including director and officer liability insurance, and PubCo may be forced to accept reduced policy limits and coverage with increased self-retention risk or incur substantially higher costs to obtain the same or similar coverage. Being a public company could also make it more difficult and expensive for PubCo to attract and retain qualified persons to serve on the PubCo Board, board committees or as executive officers. Furthermore, if PubCo is unable to satisfy its obligations as a public company, it could be subject to delisting of the PubCo Ordinary Shares, fines, sanctions and other regulatory action and potentially civil litigation.

The additional reporting and other obligations imposed by various rules and regulations applicable to public companies will increase legal and financial compliance costs and the costs of related legal, accounting and administrative activities. These increased costs will require PubCo to divert a significant amount of money that it could otherwise use to expand its business and achieve strategic objectives. Advocacy efforts by shareholders and third parties may also prompt additional changes in governance and reporting requirements, which could further increase costs.

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The historical financial results of Flexi and unaudited pro forma financial information included elsewhere in this proxy statement/prospectus may not be indicative of what Flexi’s actual financial position or results of operations would have been if it were a public company.

The historical financial results of Flexi included in this proxy statement/prospectus do not reflect the financial condition, results of operations or cash flows that it would have achieved as a public company during the periods presented or those that PubCo will achieve in the future. PubCo’s financial condition and future results of operations could be materially different from amounts reflected in Flexi’s historical financial statements included elsewhere in this proxy statement/prospectus, so it may be difficult for investors to compare PubCo’s future results to historical results or to evaluate its relative performance or trends in its business.

As a privately-held company, Flexi has not been required to comply with many corporate governance and financial reporting practices and policies required of a publicly-traded company. As a result of the Business Combination, PubCo will be a public company with significant operations, and as such (and particularly after it is no longer an “emerging growth company” or, if ever, a “foreign private issuer”), will face increased legal, accounting, administrative and other costs and expenses as a public company that Flexi did not incur as a private company. Compliance with public company requirements will increase costs and make certain activities more time-consuming. A number of those requirements will require PubCo to carry out activities that Flexi has not engaged in previously. In addition, PubCo will incur expenses associated with SEC reporting requirements. If any issues in complying with those requirements are identified (for example, if the auditors identify a significant deficiency or additional material weaknesses in the internal control over financial reporting), PubCo could incur additional costs to rectify those issues, and the existence of those issues could adversely affect its reputation or investor perceptions. In addition, PubCo will purchase director and officer liability insurance, which has substantial additional premiums. Advocacy efforts by stockholders and third parties may also prompt additional changes in governance and reporting requirements, which could further increase costs. The additional reporting and other obligations associated with being a public company will increase legal and financial compliance costs and the costs of related legal, accounting and administrative activities.

Similarly, the unaudited pro forma financial information in this proxy statement/prospectus is presented for illustrative purposes only and has been prepared based on a number of assumptions including, but not limited to, Flexi being treated as the “acquiror” for financial reporting purposes in the Business Combination, the total debt obligations and the cash and cash equivalents of Flexi on the Closing Date and the number of TGVC Public Shares that TGVC redeems in connection with the Business Combination. Accordingly, such pro forma financial information may not be indicative of PubCo’s future operating or financial performance and PubCo’s actual financial condition and results of operations may vary materially from the pro forma results of operations and balance sheet contained elsewhere in this proxy statement/prospectus, including as a result of such assumptions not being accurate. See “Unaudited Pro Forma Condensed Combined Financial Information.”

Financial projections with respect to Flexi may not prove to be reflective of actual financial results.

In connection with the Business Combination, the TGVC Board considered, among other things, the Flexi Prospective Financial Information, the key elements of which are set forth in the section titled “The Business Combination Proposal; Terms of the Business Combination—The TGVC Board’s Reasons for Approval of the Business Combination.” Flexi does not, as a matter of general practice, publicly disclose long-term forecasts or internal projections of its future performance, revenue, financial condition or other results. None of these projections or forecasts were prepared with a view towards public disclosure or compliance with the published guidelines of the SEC, U.S. GAAP, IFRS or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of financial forecasts. These projections and forecasts are inherently based on various estimates and assumptions that are subject to the judgment of those preparing them. These projections and forecasts are also subject to significant economic, competitive, industry and other uncertainties and contingencies, all of which are difficult or impossible to predict and many of which are beyond Flexi’s control. There can be no assurance that PubCo’s financial condition, including its cash flows or results of operations, will be consistent with those set forth in such projections and forecasts, which could have an adverse impact on the market price of the PubCo Ordinary Shares or the business, financial condition and results of operations of PubCo following the Closing.

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The Sponsor or TGVC’s or Flexi’s respective directors, officers, advisors or respective affiliates may elect to purchase shares of TGVC Class A Common Stock from TGVC Public Stockholders prior to the consummation of the Business Combination, which may reduce the public “float” of the TGVC Class A Common Stock and make it difficult to obtain or maintain the quotation, listing or trading of PubCo’s securities on a national securities exchange.

At any time at or prior to the Business Combination, subject to applicable securities laws, the Sponsor or TGVC’s or Flexi’s respective directors, officers, advisors or respective affiliates may (i) purchase TGVC Public Shares from institutional and other investors who vote, or indicate an intention to vote, against any of the Proposals, or elect to redeem, or indicate an intention to redeem, TGVC Public Shares; (ii) execute agreements to purchase such shares from such investors in the future; or (iii) enter into transactions with such investors and others to provide them with incentives to acquire TGVC Public Shares, vote their TGVC Public Shares in favor of the Proposals or not redeem their TGVC Public Shares (similar to the Non-Redemption Payment provided to the Non-Redemption Investors in connection with the Extension). Such a purchase may include a contractual acknowledgement that such stockholder, although still the record holder of the shares of TGVC Class A Common Stock, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that the Sponsor or TGVC’s or Flexi’s respective directors, officers, advisors or respective affiliates purchase shares in privately negotiated transactions from TGVC Public Stockholders who have already elected to exercise their redemption rights, such selling stockholder would be required to revoke their prior elections to redeem their shares. The purpose of such share purchases and other transactions would be to limit the number of TGVC Public Shares that the TGVC Stockholders elect to redeem. Any such purchases will be reported pursuant to Section 13 and Section 16 of the Exchange Act to the extent such purchasers are subject to such reporting requirements. To the extent that any such shares of TGVC Class A Common Stock are so purchased, such shares will not be voted as required by Tender Offers and Schedules Compliance and Disclosure Interpretations Question 166.01 promulgated by the SEC.

Entering into any such arrangements may have a depressive effect on the price of TGVC Common Stock prior to consummation of the Business Combination or the PubCo Ordinary Shares following consummation of the Business Combination (e.g., by giving an investor or holder the ability to effectively purchase shares at a price lower than market, such investor or holder may therefore become more likely to sell the shares he, she or it owns, either at or prior to the Business Combination). If such purchases are made, the public “float” of the TGVC Public Shares and the number of beneficial holders of TGVC’s securities prior to the Business Combination (and consequently, the number of beneficial holders of PubCo Ordinary Shares following consummation of the Business Combination) may be reduced, possibly making it difficult to obtain or maintain the quotation, listing or trading of PubCo’s securities on a national securities exchange.

TGVC cannot be certain as to the number of TGVC Public Shares that will be redeemed and the potential impact to TGVC Stockholders who do not elect to redeem their TGVC Public Shares.

There is no guarantee that a TGVC Public Stockholder’s decision whether to redeem his, her, or its shares of TGVC Class A Common Stock for a pro rata portion of the Trust Account will put the TGVC Public Stockholder in a better future economic position. TGVC can give no assurance as to the price at which a TGVC Stockholder may be able to sell its PubCo Ordinary Shares following the Closing or its shares of TGVC Class A Common Stock following any alternative business combination. Certain events following the consummation of any initial business combination, including the Business Combination, and including redemptions of TGVC Public Shares may cause an increase or decrease in the share price of TGVC Common Stock or PubCo Ordinary Shares, as applicable, and may result in a lower value realized now than a TGVC Public Stockholder might realize in the future had the TGVC Public Stockholder not redeemed its TGVC Public Shares. Similarly, if a TGVC Public Stockholder does not redeem its TGVC Public Shares, the TGVC Public Stockholder will bear the risk of ownership of the TGVC Public Shares or PubCo Ordinary Shares, as applicable, after the consummation of any initial business combination, and we cannot assure you that a TGVC Stockholder will be able to sell his, her, or its shares in the future for a greater amount than the redemption price for TGVC Public Shares. A TGVC Public Stockholder should consult its own tax and/or financial advisor for assistance on how this may affect his, her, or its individual situation.

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On June 9, 2023, the closing price per share of TGVC Class A Common Stock was $10.48. TGVC Stockholders should be aware that while TGVC is unable to predict the price per PubCo Ordinary Share following the consummation of the Business Combination (and accordingly it is unable to calculate the potential impact of redemptions on the per share market price of TGVC Public Shares owned by non-redeeming TGVC Public Stockholders), increased levels of redemptions by TGVC Public Stockholders may be a result of the price per share of TGVC Class A Common Stock falling below the redemption price. We expect that more TGVC Public Stockholders may elect to redeem their TGVC Public Shares if the share price of the TGVC Class A Common Stock is below the projected redemption price of $10.00 per share, and we expect that more TGVC Public Stockholders may elect not to redeem their TGVC Public Shares if the share price of the TGVC Class A Common Stock is above the projected redemption price of $10.00 per share. Each TGVC Public Share that is redeemed will represent both (i) a reduction, equal to the amount of the redemption price, of the cash that will be available to PubCo from the Trust Account and (ii) an increase in each TGVC Stockholder’s pro rata ownership interest in PubCo following the consummation of the Business Combination.

If third parties bring claims against TGVC, the proceeds held in the Trust Account could be reduced and the per share redemption amount received by holders of TGVC Class A Common Stock may be less than $10.00 per share.

TGVC’s placing of funds in the Trust Account may not protect those funds from third party claims against TGVC. Although TGVC seeks to have all vendors, service providers (other than its independent registered public accounting firm), prospective target businesses and other entities with which TGVC does business execute agreements with TGVC waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account, there is no guarantee that they will execute such agreements or even if they execute such agreements that they would be prevented from bringing claims against the Trust Account, including, but not limited to, fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain advantage with respect to a claim against TGVC’s assets, including the funds held in the Trust Account. If any third party refuses to execute an agreement waiving such claims to the monies held in the Trust Account, TGVC’s management will perform an analysis of the alternatives available to it and will enter into an agreement with a third party that has not executed a waiver only if management believes that such third party’s engagement would be significantly more beneficial to TGVC than any alternative.

Examples of possible instances where TGVC may engage a third party that refuses to execute a waiver include the engagement of a third party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where TGVC is unable to find a service provider willing to execute a waiver. In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with TGVC and will not seek recourse against the Trust Account for any reason. Upon redemption of the TGVC Public Shares, if TGVC is unable to complete an initial business combination within the prescribed timeframe, or upon the exercise of a redemption right in connection with its initial business combination, TGVC will be required to provide for payment of claims of creditors that were not waived that may be brought against TGVC within the 10 years following redemption. Accordingly, the per share redemption amount received by TGVC Public Stockholders could be less than the $10.20 per share currently held in the Trust Account, due to claims of such creditors.

The Sponsor has agreed that it will be liable to TGVC if and to the extent that any claims by a third party (other than TGVC’s independent registered public accounting firm) for services rendered or products sold to TGVC, or a prospective target business with which TGVC has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below (i) $10.00 per TGVC Public Share or (ii) such lesser amount per TGVC Public Share held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in the value of the trust assets, in each case net of the interest that may be withdrawn to pay taxes, except as to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under TGVC’s indemnity of the underwriters of the IPO against certain liabilities, including liabilities under the Securities Act. Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third party claims. TGVC has not independently verified whether the Sponsor has sufficient funds to satisfy its indemnity obligations and TGVC has not asked the Sponsor to reserve for such indemnification obligations. As a result, if any such claims were successfully made against the Trust Account, the funds available for TGVC’s initial business combination and redemptions could be reduced to less than $10.00 per TGVC Public Share. In such event, TGVC may not be able to complete its initial business combination, and TGVC Public Stockholders would receive such lesser amount per share in connection with any redemption of the TGVC Public Shares. No member of TGVC’s management team will indemnify TGVC for claims by third parties including, without limitation, claims by vendors and prospective target businesses.

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If, after TGVC distributes the proceeds in the Trust Account to TGVC Public Stockholders, it files a bankruptcy petition or an involuntary bankruptcy petition is filed against TGVC that is not dismissed, a bankruptcy court may seek to recover such proceeds, and the members of the TGVC Board may be viewed as having breached their fiduciary duties to TGVC’s creditors, thereby exposing the members of the TGVC Board and TGVC to claims of punitive damages.

If, after TGVC distributes the proceeds in the Trust Account to TGVC Public Stockholders, TGVC files a bankruptcy petition or an involuntary bankruptcy petition is filed against TGVC that is not dismissed, any distributions received by stockholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover some or all amounts received by TGVC Public Stockholders. In addition, the TGVC Board may be viewed as having breached its fiduciary duty to TGVC’s creditors and/or having acted in bad faith by paying TGVC Public Stockholders from the Trust Account prior to addressing the claims of creditors, thereby exposing itself and TGVC to claims of punitive damages.

If, before distributing the proceeds in the Trust Account to TGVC Public Stockholders, TGVC files a bankruptcy petition or an involuntary bankruptcy petition is filed against TGVC that is not dismissed, the claims of creditors in such proceeding may have priority over the claims of TGVC Public Stockholders and the per-share amount that would otherwise be received by TGVC Public Stockholders in connection with TGVC’s liquidation may be reduced.

If, before distributing the proceeds in the Trust Account to TGVC Public Stockholders, TGVC files a bankruptcy petition or an involuntary bankruptcy petition is filed against TGVC that is not dismissed, the proceeds held in the Trust Account could be subject to applicable bankruptcy law, and, as a result, may be included in TGVC’s bankruptcy estate and subject to the claims of third parties with priority over the claims of TGVC Public Stockholders. To the extent that any bankruptcy claims deplete the Trust Account, TGVC Public Stockholders would receive a reduced per-share amount than they would otherwise receive in connection with TGVC’s liquidation.

The TGVC Board may decide not to enforce the indemnification obligations of the Sponsor, resulting in a reduction in the amount of funds in the Trust Account available for distribution to the TGVC Public Stockholders.

In the event that the proceeds in the Trust Account are reduced below the lesser of (i) $10.20 per share and (ii) the actual amount per share held in the Trust Account as of the date of the liquidation of the Trust Account if less than $10.20 per share due to reductions in the value of the trust assets, in each case net of the interest that may be withdrawn to pay taxes, and the Sponsor asserts that it is unable to satisfy its obligations or that it has no indemnification obligations related to a particular claim, TGVC’s independent directors would determine whether to take Action against the Sponsor to enforce its indemnification obligations.

While TGVC currently expects that its independent directors would take Action on TGVC’s behalf against the Sponsor to enforce its indemnification obligations to TGVC, it is possible that TGVC’s independent directors, in exercising their business judgment and subject to their fiduciary duties, may choose not to do so in any particular instance if, for example, TGVC’s independent directors deem the cost of such Action to be too high relative to the amount recoverable or if the independent directors determine that a favorable outcome is not likely. If TGVC’s independent directors choose not to enforce these indemnification obligations, the amount of funds in the Trust Account available for distribution to the TGVC Public Stockholders may be reduced below $10.20 per share.

TGVC Public Stockholders may be held liable for claims by third parties against TGVC to the extent of distributions they receive upon redemption of their TGVC Public Shares.

Under the DGCL, stockholders may be held liable for claims by third parties against a corporation to the extent of distributions they receive in a dissolution. TGVC’s distribution of the pro rata portion of the Trust Account to TGVC Public Stockholders upon the redemption of the TGVC Public Shares in the event that TGVC does not complete an initial business combination within the required time period may be considered a liquidating distribution under the DGCL. If a corporation complies with certain procedures set forth in Section 280 of the DGCL intended to ensure that it makes reasonable provision for all claims against it, including a 60-day notice period during which any third party claims can be brought against the corporation, a 90-day period during which the corporation may reject any claims brought, and an additional 150-day waiting period before any liquidating distributions are made to stockholders, any liability of stockholders with respect to a liquidating distribution is limited to the lesser of such stockholder’s pro rata share of the claim or the amount distributed to the stockholder, and any liability of the stockholder would be barred after the third anniversary of the dissolution. However, it is TGVC’s intention to redeem the TGVC Public Shares as soon as reasonably possible following the required time period in the event that TGVC does not complete an initial business combination and, therefore, it does not intend to comply with the foregoing procedures.

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As TGVC does not intend to comply with Section 280 of the DGCL, Section 281(b) of the DGCL requires it to adopt a plan, based on facts known to it at such time, that will provide for its payment of all existing and pending claims or claims that may be potentially brought against it within the 10 years following its dissolution. However, because TGVC is a blank check company, rather than an operating company, and TGVC’s operations are limited to searching for prospective target businesses to acquire, the only likely claims to arise would be from TGVC’s vendors (such as lawyers, investment bankers, accountants, auditors, consultants, etc.) or prospective target businesses. If TGVC’s plan of distribution complies with Section 281(b) of the DGCL, any liability of stockholders with respect to a liquidating distribution will be limited to the lesser of such stockholder’s pro rata share of the claim or the amount distributed to the stockholder, and any liability of the stockholder would likely be barred after the third anniversary of TGVC’s dissolution. There can be no assurances that TGVC will properly assess all claims that may be potentially brought against it. As such, TGVC Public Stockholders could potentially be liable for any claims to the extent of distributions they receive (but no more) and any liability of TGVC Public Stockholders may extend beyond the third anniversary of such date. Furthermore, if the pro rata portion of the Trust Account distributed to TGVC Public Stockholders upon the redemption of the TGVC Public Shares in the event that TGVC does not complete an initial business combination within the required time period is not considered a liquidating distribution under the DGCL and such redemption distribution is deemed to be unlawful, then pursuant to Section 174 of the DGCL, the statute of limitations for claims of creditors could then be six years after the unlawful redemption distribution, instead of three years, as in the case of a liquidating distribution.

The ability of PubCo’s management to operate the business successfully following the Closing will be largely dependent upon the efforts of certain key personnel of Flexi. The loss of such key personnel could negatively impact the operations and financial results of the combined business.

The ability of PubCo’s management to operate the business successfully following the Closing is dependent upon the efforts of certain key personnel of Flexi. Although TGVC expects key personnel to remain with PubCo following the Closing, there can be no assurance that they will do so. It is possible that Flexi or PubCo will lose some key personnel, the loss of which could negatively impact the operations and profitability of PubCo. Furthermore, following the Closing, certain of the key personnel of Flexi may be unfamiliar with the requirements of operating a company regulated by the SEC, which could cause PubCo to have to expend time and resources helping them become familiar with such requirements.

If the number of Dissenting Flexi Shares is larger than expected, Flexi may incur significant additional costs.

Flexi Shareholders are entitled to dissent from the Initial Merger that forms part of the Business Combination and to receive payment of the “fair value” of their shares following its consummation. See “The Business Combination Proposal; Terms of the Business Combination—Appraisal and Dissenting Rights” beginning on page 118. If the Business Combination is completed, a Flexi Shareholder who has complied with applicable requirements under section 179 of the BVI Act may, instead of receiving PubCo Ordinary Shares in exchange for his, her or its Flexi Shares in the Business Combination, require Flexi to pay the fair value of such dissenting Flexi Shareholder’s Flexi Shares in cash. To the extent that Flexi and a Flexi Shareholder who has exercised such rights to dissent are unable to agree on the “fair value,” a statutory appraisal procedure is required to determine the “fair value.” While the “fair value” of such Flexi Shares as determined under this appraisal procedure could be more than or the same as the value of the PubCo Ordinary Shares for which such Flexi Shares would be exchanged in the Business Combination, it could also be determined to be less than such value and the “fair value” would be determined as of the close of business on the day prior to the date on which the vote to approve the Business Combination was taken, excluding any appreciation or depreciation, directly or indirectly induced by the proposed Business Combination. TGVC and Flexi cannot predict the number of Flexi Shares that will constitute Dissenting Flexi Shares in the Initial Merger, the additional amount of cash that Flexi may be required to pay following the Initial Merger with respect to Dissenting Flexi Shares, or the expenses that may be incurred in connection with addressing any assertion of dissenters’ rights. If substantial costs are incurred in connection with any assertion of dissenters’ rights, it could have a material and adverse effect on PubCo.

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Legal proceedings in connection with the Business Combination, the outcomes of which are uncertain, could delay or prevent the completion of the Business Combination.

In connection with business combination transactions similar to the proposed Business Combination, it is not uncommon for lawsuits to be filed against the parties and/or their respective directors and officers alleging, among other things, that the proxy statement/prospectus provided to shareholders contains false and misleading statements and/or omits material information concerning the transaction. Although, to Flexi’s and TGVC’s knowledge, no such lawsuits have been filed in connection with the Business Combination, it is possible that such actions may arise and, if such actions do arise, they generally seek, among other things, injunctive relief and an award of attorneys’ fees and expenses. Defending such lawsuits could require PubCo, TGVC and/or Flexi to incur significant costs and draw the attention of their respective management teams away from the Business Combination. Further, the defense or settlement of any lawsuit or claim that remains unresolved at the time that the Business Combination is consummated may adversely affect PubCo’s business, financial condition, results of operations and cash flows. Such legal proceedings could delay or prevent the Business Combination from becoming effective within the expected timeframe.

The PubCo Ordinary Shares to be received by the TGVC Stockholders as a result of the Business Combination will have different rights from shares of TGVC Common Stock.

Following completion of the Business Combination, TGVC Stockholders will no longer be TGVC Stockholders but will instead be shareholders of PubCo. There will be important differences between your current rights as a TGVC Stockholder and your rights as a PubCo shareholder. See “Comparison of Corporate Governance and Shareholder Rights” for a discussion of the different rights associated with the securities.

Risks Related to PubCo

PubCo does not expect to declare any dividends in the foreseeable future.

PubCo does not anticipate declaring any cash dividends to holders of PubCo Ordinary Shares in the foreseeable future subsequent to the Closing. Consequently, investors may need to rely on sales of their shares after price appreciation, which may never occur, as the only way to realize any future gains on their investment.

If, following the Business Combination, securities or industry analysts do not publish or cease publishing research or reports about PubCo, its business, or its market, or if they change their recommendations regarding PubCo’s securities adversely, the price and trading volume of PubCo’s securities could decline.

The trading market for PubCo’s securities will be influenced by the research and reports that industry or securities analysts may publish about PubCo or its business, market or competitors. Securities and industry analysts do not currently, and may never, publish research on PubCo. If no securities or industry analysts commence coverage of PubCo, PubCo’s share price and trading volume would likely be negatively impacted. If any of the analysts who may cover PubCo change their recommendation regarding PubCo Ordinary Shares adversely, or provide more favorable relative recommendations about PubCo’s competitors, the price of PubCo Ordinary Shares would likely decline. If any analyst who may cover PubCo were to cease coverage of PubCo or fail to regularly publish reports on it, PubCo could lose visibility in the financial markets, which in turn could cause its share price or trading volume to decline.

Upon consummation of the Business Combination, TGVC Stockholders will experience dilution as a consequence of, among other transactions, the issuance of PubCo Ordinary Shares by PubCo as consideration in the Business Combination. Having a minority share position may reduce the influence that current TGVC Stockholders have on the management of PubCo.

The issuance of a significant number of PubCo Ordinary Shares by PubCo to Flexi Shareholders in the Business Combination will dilute the equity interest of existing TGVC Stockholders in PubCo and may adversely affect prevailing market prices for the PubCo Ordinary Shares and/or PubCo Warrants.

We anticipate that upon Closing, (i) existing TGVC Stockholders (other than the Initial Holders) will own approximately 2.6% of the outstanding PubCo Ordinary Shares, (ii) the Flexi Shareholders will own approximately 46.5% of the outstanding PubCo Ordinary Shares, (iii) TGVC’s directors and officers and the Sponsor Related Parties will own approximately 7.1% of the outstanding PubCo Ordinary Shares, (iv) certain third party advisors will own approximately 2.0% of the outstanding PubCo Ordinary Shares and (v) ThinkEquity will own approximately 0.1% of the outstanding PubCo Ordinary Shares.

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The ownership percentages with respect to PubCo following the Business Combination are based upon the number of Flexi Shares and shares of TGVC Common Stock issued and outstanding as of June 9, 2023 and are subject to a number of assumptions. These relative percentages assume that (i) no Earnout Shares are issued, (ii) all of the TGVC Warrants are exercised, (iii) no Flexi Shareholder exercises its rights of appraisal, and (iv) TGVC Public Stockholders exercise redemption rights in connection with the maximum number of their TGVC Public Shares. If any of the assumptions are not correct, these percentages will be different.

There can be no assurance that the PubCo Ordinary Shares that will be issued in connection with the Business Combination or the PubCo Warrants will remain listed on Nasdaq after approval of their listing following the Closing, or that PubCo will be able to comply with Nasdaq’s continued listing standards.

PubCo intends to apply for the listing of the PubCo Ordinary Shares and PubCo Warrants on Nasdaq. If, after listing, Nasdaq chooses to delist PubCo’s securities for failure to meet the listing standards, PubCo and its shareholders could face significant material adverse consequences including:

●	a limited availability of market quotations for its securities;

●	reduced liquidity for its securities;

●	a determination that PubCo Ordinary Shares are a “penny stock,” which will require brokers trading in the PubCo Ordinary Shares to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for its securities;

●	a limited amount of news and analyst coverage; and

●	a decreased ability to issue additional securities or obtain additional financing in the future.

The National Securities Markets Improvement Act of 1996, a U.S. federal statute, prevents or preempts U.S. states from regulating the sale of certain securities, which are referred to as “covered securities.” If the PubCo Ordinary Shares and PubCo Warrants are listed on Nasdaq, they will be covered securities. Although the states are preempted from regulating the sale of PubCo’s securities, the federal statute does allow the states to investigate companies if there is a suspicion of fraud, and, if there is a finding of fraudulent activity, then the states can regulate or bar the sale of covered securities in a particular case. While PubCo is not aware of a state, other than the State of Idaho, having used these powers to prohibit or restrict the sale of securities issued by blank check companies, certain state securities regulators view blank check companies unfavorably and might use these powers, or threaten to use these powers, to hinder the sale of securities of blank check companies in their states. Further, if PubCo’s securities were not listed on Nasdaq, its securities would not be covered securities and it would be subject to regulation in each state in which it offers its securities.

A market for PubCo’s securities may not continue, which would adversely affect the liquidity and price of PubCo’s securities.

Following the Business Combination, the price of PubCo’s securities may fluctuate significantly due to the market’s reaction to the Business Combination and general market and economic conditions. An active trading market for PubCo’s securities following the Business Combination may never develop or, if developed, it may not be sustained. In addition, the price of PubCo’s securities after the Business Combination may vary due to general economic conditions and forecasts, PubCo’s general business condition and the release of PubCo’s financial reports. Additionally, if PubCo’s securities are not listed on, or become delisted from, Nasdaq for any reason, the liquidity and price of its securities may be more limited than if it were listed on Nasdaq or another national securities exchange. You may be unable to sell your securities unless a market can be established or sustained.

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Any holders of PubCo Public Warrants following the Business Combination could face certain risks.

Following the Business Combination, PubCo may redeem your PubCo Public Warrants prior to their exercise at a time that is disadvantageous to you, thereby significantly impairing the value of such warrants. PubCo will have the ability to redeem outstanding PubCo Public Warrants at any time after they become exercisable and prior to their expiration, at a price of $0.01 per warrant, provided that the closing price of the PubCo Ordinary Shares equals or exceeds $18.00 per share (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 Trading Days within a 30-Trading Day period ending on the third Trading Day prior to the date on which a notice of redemption is sent to the warrant holders. PubCo will not redeem the warrants as described above unless a registration statement under the Securities Act covering the PubCo Ordinary Shares issuable upon exercise of such warrants is effective and a current prospectus relating to those PubCo Ordinary Shares is available throughout the 30-day redemption period. If and when the PubCo Public Warrants become redeemable by PubCo, if PubCo has elected to require the exercise of PubCo Public Warrants on a cashless basis, PubCo will not redeem the warrants as described above if the issuance of PubCo Ordinary Shares upon exercise of PubCo Public Warrants is not exempt from registration or qualification under applicable state securities laws or PubCo is unable to effect such registration or qualification. Redemption of the outstanding PubCo Public Warrants could force you to (i) exercise your PubCo Public Warrants and pay the exercise price therefor at a time when it may be disadvantageous for you to do so, (ii) sell your PubCo Public Warrants at the then-current market price when you might otherwise wish to hold your PubCo Public Warrants, or (iii) accept the nominal redemption price that, at the time the outstanding PubCo Public Warrants are called for redemption, is likely to be substantially less than the market value of your PubCo Public Warrants. The closing price for the TGVC Class A Common Stock as of June 9, 2023 was $10.48 and has never exceeded the $18.00 threshold that would trigger PubCo’s right to redeem the PubCo Public Warrants following the Closing.

If the Business Combination’s benefits do not meet the expectations of investors or securities analysts, the market price of TGVC’s securities or, following the Closing, PubCo’s securities, may decline.

If the perceived benefits of the Business Combination do not meet the expectations of investors or securities analysts, the market price of TGVC’s securities prior to the Closing may decline. The market values of PubCo’s securities at the time of the Business Combination may vary significantly from the prices of TGVC’s securities on the date the Business Combination Agreement was executed, the date of this proxy statement/prospectus, or the date on which the TGVC Stockholders vote on the Business Combination.

In addition, following the Business Combination, fluctuations in the price of PubCo’s securities could contribute to the loss of all or part of your investment. Currently, there is no public market for PubCo’s securities. Accordingly, the valuation ascribed to PubCo may not be indicative of the price that will prevail in the trading market following the Business Combination. If an active market for PubCo’s securities develops and continues, the trading price of PubCo’s securities following the Business Combination could be volatile and subject to wide fluctuations in response to various factors, some of which are beyond PubCo’s control. Any of the factors listed below could have a material adverse effect on your investment in PubCo’s securities and PubCo’s securities may trade at prices significantly below the amount of your investment in them. In such circumstances, the trading price of PubCo’s securities may not recover and may experience a further decline.

Factors affecting the trading price of PubCo’s securities may include:

●	actual or anticipated fluctuations in PubCo’s quarterly financial results or the quarterly financial results of companies perceived to be similar to it;

●	changes in the market’s expectations about PubCo’s operating results;

●	success of competitors;

●	PubCo’s operating results failing to meet the expectation of securities analysts or investors in a particular period;

●	changes in financial estimates and recommendations by securities analysts concerning PubCo or the industries in which it will operate;

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●	operating and share price performance of other companies that investors deem comparable to PubCo;

●	PubCo’s ability to market new and enhanced products and technologies on a timely basis;

●	changes in laws and regulations affecting PubCo’s business;

●	PubCo’s ability to meet compliance requirements;

●	commencement of, or involvement in, litigation involving PubCo;

●	changes in PubCo’s capital structure, such as future issuances of securities or the incurrence of additional debt;

●	the volume of PubCo Ordinary Shares available for public sale;

●	any major change in the PubCo Board or management;

●	sales of substantial amounts of PubCo Ordinary Shares by PubCo’s directors, executive officers or significant shareholders or the perception that such sales could occur; and

●	general economic and political conditions such as recessions, interest rates, international currency fluctuations and acts of war or terrorism.

Broad market and industry factors may materially harm the market price of PubCo’s securities irrespective of PubCo’s operating performance. The stock market in general, and Nasdaq in particular, have experienced price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of the particular companies affected. The trading prices and valuations of these securities, and of PubCo’s securities, may not be predictable. A loss of investor confidence in the market for retail securities or the securities of other companies that investors perceive to be similar to PubCo could depress PubCo’s share price regardless of PubCo’s business, prospects, financial conditions or results of operations. A decline in the market price of PubCo’s securities also could adversely affect PubCo’s ability to issue additional securities and to obtain additional financing in the future.

Failure to maintain effective internal control over financial reporting could have a material adverse effect on PubCo’s business, operating results and stock price.

Prior to the consummation of the Business Combination, PubCo is neither a publicly listed company nor an affiliate of a publicly listed company, and it has not dedicated accounting personnel and other resources to address internal control over financial reporting and other procedures commensurate with those of a publicly listed company. Effective internal control over financial reporting is necessary to increase the reliability of financial reports and all companies required to file Exchange Act reports with the SEC are required to maintain internal control over financial reporting.

The internal control over financial reporting standards are significantly more stringent than any financial reporting controls required of Flexi as a privately held company. Management may not be able to effectively and timely implement controls and procedures that adequately respond to the increased regulatory compliance and reporting requirements that will be applicable after the Business Combination. If PubCo is not able to implement required internal control over financial reporting in a timely manner or with adequate compliance, it may not be able to assess whether its internal control over financial reporting is effective, which may subject it to adverse regulatory consequences and could harm investor confidence and the market price of the PubCo Ordinary Shares.

Prior to the Business Combination, neither Flexi nor its auditors were required to perform an evaluation of internal control over financial reporting as of December 31, 2020, and 2021 in accordance with the provisions of the Sarbanes-Oxley Act as it was a private company. Following the Business Combination, PubCo’s independent registered public accounting firm will not be required to report on the effectiveness of its internal control over financial reporting until PubCo’s first Form 20-F following the date on which it ceases to qualify as an “emerging growth company,” which may be up to five full fiscal years following the date of its first sale of common equity securities pursuant to an effective registration statement. If such evaluation were performed, control deficiencies could be identified by PubCo’s management, and those control deficiencies could also represent one or more material weaknesses. PubCo cannot predict the outcome of any such determination and whether PubCo will need to implement remedial actions in order to implement effective control over financial reporting. If in subsequent years PubCo is unable to assert that PubCo’s internal control over financial reporting is effective, or if PubCo’s auditors express an opinion that PubCo’s internal control over financial reporting is ineffective, PubCo may fail to meet the future reporting obligations in a timely and reliable manner and its financial statements may contain material misstatements. Any such failure could also adversely cause PubCo’s investors to have less confidence in the accuracy and completeness of its financial reports, which could have a material adverse effect on the price of PubCo’s securities.

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Each of TGVC and Flexi have incurred and will incur substantial costs in connection with the Business Combination and the other Transactions, such as legal, accounting, consulting and financial advisory fees.

As part of the Business Combination, each of TGVC and Flexi are utilizing professional service firms for legal, accounting and financial advisory services. Although the parties have been provided with estimates of the costs for each advisory firm, the total actual costs for their legal, accounting and financial advisory fees may exceed those estimates. In addition, the companies may retain consulting services to assist in the integration of the businesses. These consulting services may extend beyond the current estimated timeframe, resulting in higher-than-expected costs and such higher costs may result in less funds available for PubCo’s general corporate purposes following the Business Combination.

The requirements of being a public company may strain PubCo’s resources, divert PubCo’s management’s attention and affect PubCo’s ability to attract and retain qualified board members.

PubCo will incur additional legal, accounting, and other expenses following completion of the Business Combination. PubCo will be subject to the reporting requirements of the Exchange Act, Nasdaq listing requirements, and other applicable securities rules and regulations. These expenses may increase even more if PubCo no longer qualifies as an “emerging growth company,” as defined in Rule 405 of the Securities Act. The Exchange Act requires, among other things, that PubCo file annual and current reports with respect to its business and operating results and maintain effective disclosure controls and procedures and internal control over financial reporting. PubCo may need to hire more employees post-Business Combination or engage outside consultants to comply with these requirements, which will increase its post-Business Combination costs and expenses.

Changing laws, regulations, and standards relating to corporate governance and public disclosure are creating uncertainty for public companies, increasing legal and financial compliance costs and making some activities more time-consuming. These laws, regulations and standards are subject to varying interpretations, in many cases due to their lack of specificity, and, as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies. This could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices. We expect that these laws and regulations will increase PubCo’s legal and financial compliance costs after the Business Combination and will render some activities more time-consuming and costly, although we are currently unable to estimate these costs with any degree of certainty.

PubCo’s anticipated management team has limited experience managing a publicly traded company, interacting with public company investors, and complying with the increasingly complex laws pertaining to public companies. PubCo’s management team may not successfully or efficiently manage the transition to being a public company subject to significant regulatory oversight and reporting obligations under the federal securities laws and regulations and the continuous scrutiny of securities analysts and investors. The need to establish the corporate infrastructure demanded of a public company may divert management’s attention from implementing its growth strategy, which could prevent PubCo from improving its business, financial condition, and results of operations. Furthermore, we expect these rules and regulations to make it more difficult and more expensive for PubCo to obtain director and officer liability insurance, and consequently PubCo may be required to incur substantial costs to obtain such coverage. These additional obligations could have a material adverse effect on PubCo’s business, financial condition, results of operations and prospects. These factors could also make it more difficult for PubCo to attract and retain qualified members to serve on the PubCo Board (particularly to serve on PubCo’s audit committee and, should it constitute such committees, compensation committee, and nominating committee), and qualified executive officers.

As a result of disclosure of information in this proxy statement/prospectus and in filings required of a public company, PubCo’s business and financial condition will become more visible, which may result in threatened or actual litigation, including by competitors and other third parties. If such claims are successful, PubCo’s business and operating results could be adversely affected, and, even if the claims do not result in litigation or are resolved in PubCo’s favor, these claims, and the time and resources necessary to resolve them, could have an adverse effect on its business, financial condition, results of operations and prospects.

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PubCo will be deemed to be an “emerging growth company” and, as a result of the reduced disclosure and governance requirements applicable to emerging growth companies, PubCo Ordinary Shares may be less attractive to investors.

PubCo will be deemed to be an “emerging growth company” as defined in Rule 12b-2 under the Exchange Act, and it intends to take advantage of some of the exemptions from reporting requirements that are available to emerging growth companies, including not being required to comply with the auditor attestation requirements in the assessment of PubCo’s internal control over financial reporting under Section 404(b) of the Sarbanes-Oxley Act.

PubCo may take advantage of these reporting exemptions until it is no longer an emerging growth company. PubCo will remain an emerging growth company until the earlier of (i) the last day of the fiscal year following the fifth anniversary of the date of its first sale of common equity securities pursuant to an effective registration statement, (ii) PubCo having total annual gross revenue of at least $1.235 billion, (iii) the date on which PubCo has issued more than $1.0 billion in non-convertible debt during the prior three-year period, and (iv) PubCo being deemed to be a large accelerated filer, which means the market value of PubCo Ordinary Shares that is held by non-affiliates exceeds $700 million as of the prior June 30th.

PubCo cannot predict if investors will find the PubCo Ordinary Shares less attractive because it will rely on the accommodations and exemptions available to emerging growth companies. If some investors find PubCo Ordinary Shares less attractive as a result, there may be a less active trading market for the PubCo Ordinary Shares and PubCo’s share price may be more volatile.

Risks Related to Investment in a BVI Company and PubCo’s Status as a Foreign Private Issuer

TGVC Stockholders may have limited remedies if their shares suffer a reduction in value following the Business Combination, and because PubCo, the entity in which such stockholders will hold shares following the Business Combination, is incorporated under the laws of the BVI, shareholders may face difficulties in protecting their interests, and a shareholder’s ability to protect its rights through the U.S. federal courts may be limited.

TGVC Stockholders who choose not to redeem their shares in the Business Combination could suffer a reduction in the value of their shares. Such stockholders are unlikely to have a remedy for such reduction in value, unless they are able to successfully claim that the reduction was due to the breach by TGVC’s officers or directors of a duty of care or other fiduciary duty, or if they are able to successfully bring a private claim under securities laws that the Registration Statement relating to the Business Combination contained an actionable material misstatement or material omission.

PubCo is incorporated under the laws of the BVI. PubCo’s BVI counsel is not aware of any reported class action having been brought in a BVI court. Derivative actions have been brought in BVI courts, and BVI courts have confirmed the availability of such actions. In most cases, PubCo will be the proper plaintiff in any claim based on a breach of duty owed to PubCo or to TGVC for duties owed prior to the Business Combination, and a claim against (for example) PubCo’s officers or directors or, for claims arising prior to consummation of the Business Combination, TGVC’s officers or directors usually may not be brought by a shareholder. However, based on English authorities, which would in all likelihood be of persuasive authority and be applied by a court in the BVI, exceptions to the foregoing principle apply in circumstances in which:

●	a company is acting, or proposing to act, illegally or beyond the scope of its authority;

●	the act complained of, although not beyond the scope of the authority, could be effected if duly authorized by more than the number of votes which have actually been obtained; or

●	those who control the company are perpetrating a “fraud on the minority.”

A shareholder may have a direct right of action against PubCo where the individual rights of that shareholder have been infringed or are about to be infringed by such company.

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Because PubCo is incorporated under the laws of the BVI, it may be more difficult for its shareholders to protect their rights than it would if they were shareholders of a company incorporated in another jurisdiction.

PubCo is a company incorporated under the laws of the BVI, and upon the consummation of the Business Combination, the majority of its assets will be located outside the United States. Furthermore, all of PubCo’s current and expected directors and officers reside outside the United States and all or a substantial portion of their assets are located outside the United States. As a result, investors may not be able to effect service of process within the United States upon PubCo’s directors or officers or enforce judgments obtained in U.S. courts against them, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States. It may also be difficult for PubCo shareholders to enforce in U.S. courts judgments obtained against these persons in courts located in jurisdictions outside the United States.

PubCo’s corporate affairs are to a large extent governed by the PubCo Governing Documents, the BVI Act, and the common law of the BVI. The rights of shareholders to take action against the directors, actions by minority shareholders and the fiduciary responsibilities of PubCo’s directors to it under the BVI law are to a large extent governed by the BVI Act and the common law of the BVI. The common law of the BVI is derived from English common law, and the decisions of the English courts are of persuasive authority but are not binding on a court in the BVI. The rights of PubCo’s shareholders and the fiduciary responsibilities of its directors under BVI law may not be as clearly established as they would be under statutes or judicial precedent in some jurisdictions in the United States. In particular, BVI has a less developed body of securities laws as compared to the United States, and some states, such as Delaware, have more fully developed and judicially interpreted bodies of corporate law.

In addition, the BVI Act permits the PubCo Board to refuse to permit a shareholder to review, copy or inspect certain documents (including the list of shareholders or directors or minutes and resolutions of shareholders) if the PubCo Board believes it would be contrary to its interests to allow review, copy or inspection. This may make it more difficult for you to obtain the information needed to establish any facts necessary for a shareholder motion or to solicit proxies from other shareholders in connection with a proxy contest. Furthermore, while statutory provisions do exist in BVI law for derivative actions to be brought in certain circumstances, shareholders in BVI companies may not have standing to initiate a shareholder derivative action in a federal court of the United States. The circumstances in which any such action may be brought, and the procedures and defenses that may be available in respect to any such action, may result in the rights of shareholders of a BVI company being more limited than those of shareholders of a company organized in the United States. Accordingly, shareholders may have fewer alternatives available to them if they believe that corporate wrongdoing has occurred.

As a result of all of the above, PubCo’s shareholders may have more difficulty in protecting their interests in the face of actions taken by management, members of the PubCo Board or controlling shareholders than they would as shareholders of a U.S. company.

Because PubCo is incorporated under the laws of the BVI, it may be more difficult for its shareholders to enforce judgments against PubCo than it would if they were shareholders of a company incorporated in another jurisdiction.

There is no statutory recognition in the BVI of judgments obtained in the United States, although any final and conclusive monetary judgment for a definite sum obtained against PubCo in U.S. federal or state courts would be treated by the BVI courts as a cause of action in itself and sued upon as a debt at common law so that no retrial of the issues would be necessary provided that:

●	the U.S. court issuing the judgment had jurisdiction in the matter and PubCo either submitted to such jurisdiction or was resident or carrying on business within such jurisdiction and was duly served with process;

●	the judgment given by the U.S. court was not in respect of penalties, taxes, fines or similar fiscal or revenue obligations of PubCo;

●	in obtaining judgment there was no fraud on the part of the person in whose favor judgment was given or on the part of the court;

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●	no new admissible evidence relevant to the action was submitted prior to the rendering of the judgment by the BVI courts;

●	recognition or enforcement of the judgment in the BVI would not be contrary to public policy; and

●	the proceedings pursuant to which judgment was obtained were not contrary to natural justice.

BVI courts are also unlikely:

●	to recognize or enforce judgments against PubCo of courts of the United States based on certain civil liability provisions of U.S. securities laws; and

●	to impose liabilities against PubCo in original actions brought in BVI based on certain civil liability provisions of U.S. securities laws that are penal in nature.

There are grounds upon which a BVI court may not enforce the judgments of U.S. courts and some remedies available under the laws of U.S. jurisdictions, including some remedies available under U.S. federal securities laws, may not be permitted under the BVI courts as contrary to public policy in the BVI. Furthermore, no claim may be brought in the BVI by or against PubCo or its directors and officers in the first instance for violation of U.S. federal securities laws because these laws have no extraterritorial application under BVI law and do not have force of law in the BVI, although a BVI court may impose civil liability, including the possibility of monetary damages, on PubCo or its directors and officers if the facts alleged in a complaint constitute or give rise to a cause of action under BVI law.

The rights of PubCo’s shareholders are not as extensive as those rights of shareholders of U.S. corporations.

The rights of PubCo’s shareholders will be governed by the PubCo Governing Documents, as interpreted in accordance with the laws of the BVI. Where any provision of any contractual arrangement between a shareholder and PubCo or any third party is inconsistent with the provisions of PubCo Governing Documents, the shareholder may be unable to claim certain remedies, including specific performance, for breach of such provision against PubCo. As well, principles of BVI corporate law relating to such matters as the validity of a company’s procedures, the fiduciary duties of management and the rights of a company’s shareholders may differ from those that would apply if PubCo were incorporated in a jurisdiction within the U.S. Under U.S. law, majority and controlling shareholders generally have certain “fiduciary” responsibilities to the minority shareholders. A U.S. shareholder action must be taken in good faith. Also, actions by controlling shareholders in a U.S. jurisdiction and executive compensation that are obviously unreasonable may be declared null and void. In addition, in the U.S., directors generally owe a fiduciary duty to the corporation and its shareholders, including a duty of care, pursuant to which directors must properly apprise themselves of all reasonably available information, and a duty of loyalty, pursuant to which they must protect the interests of the corporation and refrain from conduct that injures the corporation or its shareholders, that deprives the corporation or its shareholders of any profit or advantage or that allows them to take advantage of a corporate opportunity for their own benefit. Many U.S. jurisdictions have enacted various statutory provisions that permit the monetary liability of directors to be eliminated or limited. Under BVI law, liability of a director of a BVI company to the BVI company is primarily limited to the duties set out in the BVI company’s memorandum and articles of association, the BVI Act, and the common law of the BVI, as well as additional liability that can arise upon the insolvency of the company.

Further, BVI law may not protect the interests of minority shareholders to the extent that the law in the U.S. protects minority shareholders in U.S. corporations. PubCo’s shareholders may have difficulty in protecting their interests in the face of actions by the PubCo Board and may have more limited rights than they might have as shareholders of a company incorporated in many U.S. jurisdictions.

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As a foreign private issuer, PubCo will be exempt from a number of U.S. securities laws and rules promulgated thereunder and will be permitted to publicly disclose less information than U.S. public companies must. This may limit the information available to holders of the PubCo Ordinary Shares.

PubCo will qualify as a “foreign private issuer,” as defined in the SEC’s rules and regulations. Consequently, PubCo will not be subject to all of the disclosure requirements applicable to public companies organized within the United States. For example, PubCo will be exempt from certain rules under the Exchange Act that regulate disclosure obligations and procedural requirements related to the solicitation of proxies and consents or authorizations applicable to a security registered under the Exchange Act. In addition, PubCo’s officers and directors are exempt from the reporting and “short-swing” profit recovery provisions of Section 16 of the Exchange Act and related rules with respect to their purchases and sales of PubCo’s securities. For example, some of PubCo’s key executives may sell a significant amount of PubCo Ordinary Shares and such sales will not be required to be disclosed as promptly as would be the case for sales of securities of public companies organized within the United States. Accordingly, once such sales are eventually disclosed, the price of PubCo Ordinary Shares may decline significantly. Moreover, PubCo will not be required to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. public companies. PubCo will also not be subject to Regulation FD under the Exchange Act, which would prohibit PubCo from selectively disclosing material nonpublic information to certain persons without concurrently making a widespread public disclosure of such information. Accordingly, there may be less publicly available information concerning PubCo than there is for U.S. public companies.

As a foreign private issuer, PubCo will file an annual report on Form 20-F within four months of the close of each fiscal year ended December 31 and furnish reports on Form 6-K relating to certain material events promptly after PubCo publicly announces these events. However, because of the above exemptions for foreign private issuers, which PubCo intends to rely on, PubCo shareholders will not be afforded the same information generally available to investors holding shares in public companies that are not foreign private issuers.

As a foreign private issuer, PubCo may follow certain home country corporate governance practices instead of otherwise applicable Nasdaq corporate governance requirements, and this may result in less investor protection than that afforded to investors under rules applicable to domestic U.S. issuers.

As a foreign private issuer, PubCo will be permitted to follow certain home country corporate governance practices instead of those otherwise required under Nasdaq’s rules for domestic U.S. issuers, provided that it discloses which requirements it is not following and describes the equivalent home country requirement. Availing itself of any of the other corporate governance exemptions, as opposed to complying with the requirements that are applicable to a U.S. domestic issuer, may provide less protection to investors than is afforded to investors under Nasdaq’s corporate governance rules. Therefore, any foreign private issuer exemptions that PubCo may avail itself of may reduce the scope of information and protection to its investors. For further information, see the section titled “Management of PubCo Following the Business Combination—Foreign Private Issuer Exemption.”

PubCo may lose its foreign private issuer status in the future, which could result in significant additional costs and expenses. This would subject PubCo to U.S. GAAP reporting requirements that may be difficult for it to comply with.

As a “foreign private issuer,” PubCo would not be required to comply with all of the periodic disclosure and current reporting requirements of the Exchange Act and related rules and regulations. Under those rules, the determination of foreign private issuer status is made annually on the last business day of an issuer’s most recently completed second fiscal quarter, and, accordingly, the next determination will be made with respect to PubCo on June 30, 2023.

In the future, PubCo could lose its foreign private issuer status if a majority of the PubCo Ordinary Shares are held by residents of the United States and it fails to meet any one of the additional “business contacts” requirements. Although PubCo may follow certain practices that are consistent with U.S. regulatory provisions applicable to U.S. companies, PubCo’s loss of foreign private issuer status would make such provisions mandatory. The regulatory and compliance costs to PubCo under U.S. securities laws if it is deemed a U.S. domestic issuer may be significantly higher. If PubCo is not a foreign private issuer, PubCo will be required to file periodic reports and prospectuses on U.S. domestic issuer forms with the SEC, which are more detailed and extensive than the forms available to a foreign private issuer. Further, PubCo would become subject to Regulation FD, aimed at preventing issuers from making selective disclosures of material information. PubCo also may be required to modify certain of its policies to comply with good governance

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practices associated with U.S. domestic issuers, which would involve additional costs. In addition, PubCo may lose its ability to rely upon exemptions from certain Nasdaq corporate governance requirements that are available to foreign private issuers. For example, Nasdaq’s corporate governance rules require listed companies to have, among other things, a majority of independent board members and independent director oversight of executive compensation, nomination of directors, and corporate governance matters. Nasdaq rules also require shareholder approval of certain share issuances, including approval of equity compensation plans. As a foreign private issuer, PubCo would be permitted to follow home country practice in lieu of the above requirements. As long as PubCo relies on the foreign private issuer exemption to certain of Nasdaq’s corporate governance standards, a majority of the directors on the PubCo Board are not required to be independent directors, its compensation committee, if it forms one, is not required to be comprised entirely of independent directors, it will not be required to have a nominating and corporate governance committee and it will not be required to obtain shareholder approval of equity incentive plans and certain other equity issuances. Also, PubCo would be required to change its basis of accounting from IFRS as issued by the IASB to U.S. GAAP, which may be difficult and costly for it to comply with, if it no longer qualified as a foreign private issuer. If PubCo loses its foreign private issuer status and fails to comply with U.S. securities laws applicable to U.S. domestic issuers, Nasdaq may delist PubCo’s securities and it could be subject to investigation by the SEC, Nasdaq and other regulators, among other materially adverse consequences.

If PubCo elects to take advantage of the exemptions afforded to foreign private issuers, PubCo’s shareholders would not have the same protections afforded to shareholders of companies that are subject to all of Nasdaq corporate governance standards. For further information, see the section titled “Management of PubCo Following the Business Combination—Foreign Private Issuer Exemption.”

Risks Related to the Redemption

Upon the completion of the Business Combination, TGVC might have limited funds available in the Trust Account after payment of outstanding loans, relevant fees and expenses in connection with the Business Combination, which will impact PubCo’s ability to maintain its operations.

Except with respect to interest earned on the funds held in the Trust Account that may be released to TGVC to pay its tax obligations, the funds in the Trust Account will not be released from the Trust Account until the earliest of (i) the completion of TGVC’s initial business combination, (ii) the redemption of any TGVC Public Shares properly submitted in connection with a stockholder vote to amend the TGVC Charter (A) to modify the substance or timing of TGVC’s obligation to allow redemption in connection with its initial business combination or to redeem 100% of the TGVC Public Shares if TGVC does not complete its initial business combination by November 5, 2023 or (B) with respect to any other provision relating to TGVC Stockholders’ rights or pre-initial business combination activity and (iii) the redemption of the TGVC Public Shares if TGVC is unable to complete a business combination by November 5, 2023, subject to applicable law. The funds in the Trust Account could become subject to the claims of TGVC creditors, if any, which could have priority over the claims of the TGVC Public Stockholders.

In order to finance transaction costs in connection with an intended initial business combination, the Sponsor, an affiliate of the Sponsor, or certain of TGVC’s officers and directors may, but are not obligated to, loan TGVC funds as may be required. In the event that the Business Combination does not close, TGVC may use a portion of the working capital held outside the Trust Account to repay such loaned amounts but no funds held in the Trust Account would be used to repay such loaned amounts. If TGVC completes the Business Combination, all of the principal balance of the 2023 Promissory Note will be payable by PubCo on the date of the consummation of the Business Combination. As of the date hereof, TGVC has $350,000 of borrowings under the Working Capital Loans made by the Sponsor as evidenced by the 2023 Promissory Note. As a result, up to $350,000 under the 2023 Promissory Note may be repaid from the Trust Account if the Business Combination is completed.

In addition, in connection with the Extension, assuming that TGVC will complete its initial business combination by November 5, 2023, the Sponsor will deposit Monthly Extension Payments, each in the amount of $53,427, into the Trust Account, up to six times for an aggregate of $320,562 by October 5, 2023. As of the date hereof, two Monthly Extension Payments, in the aggregate principal amount of $106,854, have been deposited into the Trust Account, all of which were sourced by loans from the Sponsor as evidenced by the Extension Notes. The Extension Notes bear no interest and are payable in full upon TGVC’s consummation of a business combination. If TGVC completes the Business Combination, all of the principal balance of the Extension Notes will be payable by PubCo on the date of the consummation of the Business Combination. As of the date hereof, the Extension Notes have an aggregate principal balance of $106,854. As a result, up to $106,854 under the Extension Notes may be repaid from the Trust Account if the Business Combination is completed. In the event that TGVC does not complete a business combination, TGVC may use a portion of the working capital held outside the Trust Account to repay such loaned amounts but no funds held in the Trust Account would be used to repay the Extension Notes.

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As of June 9, 2023, TGVC had cash of approximately $0, net of cash held for expected taxes, held outside the Trust Account, which is available for use by TGVC to cover the costs associated with negotiating a business combination and for other general corporate uses. As of March 31, 2023, TGVC had total current liabilities of approximately $3.0 million. If TGVC completes the Business Combination, the funds available to TGVC outside the Trust Account may not be sufficient to repay the Working Capital Loans and the Extension Notes, and such loans may be repaid from the Trust Account. As a result, it is uncertain how much will remain in the Trust Account after payment of amounts due to TGVC Public Stockholders redeeming their TGVC Public Shares, the Working Capital Loans and the Extension Notes made by the Sponsor, deferred Business Combination fees and other fees and expenses. If the remaining funds in the Trust Account are limited, it may require PubCo to obtain additional funds to maintain its operations, and it is uncertain whether or not PubCo will be able to do so.

TGVC does not have a specified maximum redemptions threshold. The absence of such a redemption threshold may make it possible for TGVC to complete a Business Combination with which a substantial majority of TGVC Stockholders do not agree.

The TGVC Charter does not provide a specified maximum redemptions threshold, except that TGVC will not redeem the TGVC Public Shares in an amount that would cause TGVC’s net tangible assets to be less than $5,000,001 upon consummation of its initial business combination (such that TGVC is not subject to the SEC’s “penny stock” rules). Additionally, the Business Combination Agreement is conditioned upon TGVC meeting the Net Tangible Assets Condition. As a result, TGVC may be able to complete the Business Combination even though a portion of the TGVC Public Stockholders do not agree with the transaction and have redeemed their shares or have entered into privately negotiated agreements to sell their shares to the Sponsor, TGVC’s directors or officers or their affiliates. As of the date of this proxy statement/prospectus, no agreements with respect to the private purchase of TGVC Public Shares by TGVC or the persons described above have been entered into with any such investor or holder. TGVC will file a Current Report on Form 8-K with the SEC to disclose private arrangements entered into or significant private purchases made by any of the aforementioned persons that would affect the vote on the Business Combination Proposal or the Adjournment Proposal.

If TGVC does not meet the Net Tangible Assets Condition, it may make it more difficult for TGVC to complete the Business Combination as contemplated.

The Business Combination Agreement provides that the obligations of the parties thereto to consummate the Business Combination are conditioned on, among other things, satisfaction of the Net Tangible Assets Condition by TGVC. The Net Tangible Assets Condition may operate, in effect, as a minimum cash requirement and make it more difficult for TGVC to complete the Business Combination as contemplated. If the Net Tangible Assets Condition is not met, then the Business Combination Agreement could be terminated and the Business Combination may not be consummated. In addition, in no event will TGVC redeem TGVC Public Shares in an amount that would cause TGVC’s net tangible assets to be less than $5,000,001, as provided in the TGVC Charter.

The Excise Tax imposed by the Inflation Reduction Act could cause a reduction in the cash held outside of the Trust Account, which TGVC plans to use to complete a business combination.

On August 16, 2022, President Biden signed the IR Act into federal law. The IR Act provides for, among other things, a new U.S. federal 1% excise tax on certain repurchases (including redemptions) of stock by “covered corporations” (which include publicly traded (i.e., U.S.) corporations) occurring on or after January 1, 2023. The Excise Tax is imposed on the repurchasing corporation itself, not its shareholders from whom shares are repurchased. The amount of the Excise Tax is generally 1% of the fair market value of the shares repurchased at the time of the repurchase. However, for purposes of calculating the Excise Tax, repurchasing corporations are permitted to net the fair market value of certain new stock issuances against the fair market value of stock repurchases during the same taxable year. In addition, certain exceptions apply to the Excise Tax. The Treasury has been given authority to provide regulations and other guidance to carry out and prevent the abuse or avoidance of the Excise Tax.

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Any redemptions occurring in connection with a business combination, extension vote or otherwise may be subject to the Excise Tax. Whether and to what extent TGVC would be subject to the Excise Tax in connection with a business combination, extension vote or otherwise would depend on a number of factors, including (i) the fair market value of the redemptions and repurchases in connection with the business combination, extension or otherwise, (ii) the structure of the business combination, (iii) the nature and amount of any “PIPE” or other equity issuances in connection with the business combination (or otherwise issued not in connection with the business combination but issued within the same taxable year of a business combination) and (iv) the content of regulations and other guidance from the Treasury. In addition, because the Excise Tax would be payable by TGVC and not by the redeeming holder, the mechanics of any required payment of the Excise Tax have not been determined. The foregoing could cause a reduction in the cash held outside of the Trust Account, which TGVC plans to use to complete a business combination, including the Business Combination, and affect TGVC’s ability to complete a business combination.

On December 27, 2022, the Treasury published Notice 2023-2, which provides taxpayers with interim guidance on the Excise Tax that may be relied upon by taxpayers until the IRS issues Treasury Regulations on such matter. Although such notice clarifies certain aspects of the Excise Tax, the interpretation and operation of aspects of the Excise Tax (including its application and operation with respect to SPACs) remain unclear and such interim operating rules are subject to change. The notice generally provides that if a covered corporation completely liquidates under either Section 331 or Section 332(a) of the Code, distributions in such complete liquidation and other distributions by such corporation in the same taxable year in which the final distribution in complete liquidation and dissolution is made are not subject to the Excise Tax. Because we do not expect TGVC to undergo a complete liquidation under either Section 331 or Section 332(a) of the Code with respect to the Business Combination, we do not expect this exception to the Excise Tax to apply for redemptions made prior to the Business Combination.

If the Excise Tax applies to redemptions of the TGVC Public Shares in connection with the Business Combination, the value of TGVC’s securities may decrease. If existing TGVC Public Stockholders elect to redeem their TGVC Public Shares such that their redemptions would subject TGVC to the Excise Tax, the TGVC Public Stockholders that do not elect to redeem their TGVC Public Shares may economically bear the impact of the Excise Tax. The application of the Excise Tax in the event of a liquidation, except to the limited extent described above, is uncertain absent further guidance. Except for franchise taxes and income taxes, the proceeds placed in the Trust Account and the interest earned thereon may not be used to pay for possible excise taxes or any other fees or taxes that may be levied on TGVC pursuant to any current, pending or future rules or laws, including without limitation the Excise Tax.

For the avoidance of doubt, amounts in the Trust Account and the interest earned thereon will not be used to pay for any Excise Tax due under the IR Act in connection with any redemptions of the TGVC Public Shares prior to or in connection with the Business Combination. As of the date of this filing, there was approximately $14.2 million in the Trust Account. The redemption price per share at the Special Meeting or TGVC’s subsequent liquidation (assuming no additional TGVC Public Shares were redeemed and no additional Extension Payments are made) will be approximately $10.66 per TGVC Public Share. TGVC does intend to continue to use the accrued interest in the Trust Account to pay its franchise and income taxes.

TGVC Public Stockholders who wish to redeem their TGVC Public Shares for a pro rata portion of the Trust Account must comply with specific requirements for redemption that may make it more difficult for them to exercise their redemption rights prior to the deadline. If TGVC Public Stockholders fail to comply with the redemption requirements specified in this proxy statement/prospectus, they will not be entitled to redeem their TGVC Public Shares for a pro rata portion of the funds held in the Trust Account.

A TGVC Public Stockholder will be entitled to receive cash for any TGVC Public Shares to be redeemed only if such TGVC Public Stockholder: (i)(a) holds TGVC Public Shares, or (b) elects to separate its TGVC Public Units into the underlying TGVC Public Shares and TGVC Public Warrants prior to exercising its redemption rights with respect to the TGVC Public Shares; (ii) prior to 5:00 p.m. Eastern Time on               , 2023 (two business days before the scheduled date of the Special Meeting) submits a written request to the Transfer Agent, that TGVC redeem all or a portion of its TGVC Public Shares for cash, affirmatively certifying in its request if it “IS” or “IS NOT” acting in concert or as a “group” (as defined in Section 13d-3 of the Exchange Act) with any other stockholder with respect to TGVC Public Shares and (iii) delivers its TGVC Public Shares to the Transfer Agent physically or electronically through DTC. In order to obtain a physical stock certificate, a stockholder’s broker or clearing broker, DTC and the Transfer Agent will need to act to facilitate this request. It is TGVC’s understanding that stockholders should generally allot at least two weeks to obtain physical certificates from the Transfer Agent. However, because TGVC does not have any control over this process or over DTC, it may take significantly longer than two weeks to obtain a physical stock certificate. If it takes longer than anticipated to obtain a physical certificate, TGVC Public Stockholders who wish to redeem their TGVC Public Shares may be unable to obtain physical certificates by the deadline for exercising their redemption rights and thus will be unable to redeem their shares.

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If the Business Combination is consummated, and if a TGVC Public Stockholder properly exercises its right to redeem all or a portion of the TGVC Public Shares that it holds, including timely delivering its shares to the Transfer Agent, such TGVC Public Shares will be redeemed for a per-share price, payable in cash calculated as of two business days prior to the consummation of the Business Combination, including interest (net of taxes payable). Please see the section titled “Special Meeting of TGVC Stockholders—Redemption Rights” for additional information on how to exercise your redemption rights.

If a TGVC Public Stockholder fails to receive notice of TGVC’s offer to redeem TGVC Public Shares in connection with the Business Combination or fails to comply with the procedures for tendering its shares, such shares may not be redeemed.

If, despite TGVC’s compliance with the proxy rules, a TGVC Public Stockholder fails to receive TGVC’s proxy materials, such TGVC Public Stockholder may not become aware of the opportunity to redeem his, her or its TGVC Public Shares. In addition, the proxy materials that TGVC is furnishing to holders of TGVC Public Shares in connection with the Business Combination describe the various procedures that must be complied with in order to validly redeem the TGVC Public Shares. In the event that a TGVC Public Stockholder fails to comply with these procedures, its TGVC Public Shares may not be redeemed. Please see the section titled “Special Meeting of TGVC Stockholders—Redemption Rights” for additional information on how to exercise your redemption rights.

If you or a “group” of TGVC Public Stockholders of which you are a part is deemed to hold an aggregate of more than 15% of the TGVC Public Shares, you (or, if a member of such a group, all of the members of such group in the aggregate) will lose the ability to redeem all such shares in excess of 15% of the TGVC Public Shares.

A TGVC Public Stockholder, together with any of his, her or its affiliates or any other Person with whom he, she or it is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from redeeming in the aggregate his, her or its TGVC Public Shares or, if part of such a group, the group’s TGVC Public Shares, in excess of 15% of the TGVC Public Shares. In order to determine whether a TGVC Public Stockholder is acting in concert or as a group with another TGVC Public Stockholder, TGVC will require each TGVC Public Stockholder seeking to exercise redemption rights to certify to it whether such TGVC Public Stockholder is acting in concert or as a group with any other TGVC Public Stockholder. Such certifications, together with other public information relating to stock ownership available to TGVC at that time, such as Schedule 13D, Schedule 13G and Section 16 filings under the Exchange Act, will be the sole basis on which TGVC makes the above-referenced determination. A TGVC Public Stockholder’s inability to redeem any such excess shares will reduce its influence over TGVC’s ability to consummate the Business Combination and such TGVC Public Stockholder could suffer a material loss on its investment in TGVC if he, she or it sells such excess shares in open market transactions. Additionally, TGVC Public Stockholders will not receive redemption distributions with respect to such excess shares if TGVC consummates the Business Combination. As a result, TGVC Public Stockholders will continue to hold that number of shares aggregating to more than 15% of the TGVC Public Shares and, in order to dispose of such excess shares, would be required to sell their stock in open market transactions, potentially at a loss. TGVC cannot assure its stockholders that the value of such excess shares will appreciate over time following the Business Combination or that the market price of the TGVC Public Shares will exceed the per-share redemption price. Notwithstanding the foregoing, TGVC Public Stockholders may challenge TGVC’s determination as to whether a TGVC Public Stockholder is acting in concert or as a group with another TGVC Public Stockholder in a court of competent jurisdiction. A TGVC Public Stockholder’s ability to vote all of his, her or its shares (including such excess shares) for or against the Business Combination is not, however, restricted by this limitation on redemption.

TGVC Public Stockholders who redeem their TGVC Public Shares will receive PubCo Warrants in exchange for their TGVC Warrants, which will result in additional dilution to non-redeeming holders upon exercise of such PubCo Warrants.

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TGVC Public Stockholders who redeem their TGVC Public Shares will receive PubCo Warrants in exchange for TGVC Warrants they owned prior to redemption, which will result in additional dilution to non-redeeming holders upon exercise of such PubCo Warrants. Assuming (i) all redeeming TGVC Public Stockholders acquired TGVC Public Units in the IPO and continued to hold all the TGVC Public Warrants that were included in the TGVC Public Units, and (ii) maximum redemptions of the TGVC Public Shares held by the redeeming TGVC Public Stockholders, 11,500,000 TGVC Warrants would be retained by redeeming TGVC Public Stockholders (and exchanged for an equal number of PubCo Warrants), with an aggregate value of approximately $287,500 based on the closing price of $0.025 of the TGVC Warrants as of June 9, 2023. As a result, the redeeming TGVC Public Stockholders would recoup their entire investment and hold PubCo Warrants with an aggregate market value of approximately $287,500. In the event that the non-redeeming holders exercise such PubCo Warrants, non-redeeming TGVC Public Stockholders would suffer additional dilution in their percentage ownership and voting interest of PubCo.

Risks Related to U.S. Federal Income Taxation

The IRS may not agree that PubCo (i) should be treated as a non-U.S. corporation for U.S. federal income tax purposes and (ii) should not be treated as a “surrogate foreign corporation” for U.S. federal income tax purposes.

Under current U.S. federal income tax law, a corporation is generally considered a tax resident in the jurisdiction of its organization or incorporation. Thus, as a company incorporated under the laws of the BVI, PubCo should generally be classified as a non-U.S. corporation (and therefore as a non-U.S. tax resident) for U.S. federal income tax purposes. In certain circumstances, however, under Section 7874 of the Code, a corporation organized outside the U.S. will be treated as a U.S. corporation (and, therefore, a U.S. tax resident).

Based on the rules in effect at the time that the Business Combination Agreement was executed, the relative values of Flexi and TGVC, and the terms of the Business Combination, we do not expect that the Business Combination should result in PubCo being treated as a U.S. corporation for U.S. federal income tax purposes by virtue of Section 7874 of the Code. However, whether the requirements for such treatment have been satisfied must be finally determined after the completion of the Business Combination, by which time there could be adverse changes to the relevant facts and circumstances. Because the Section 7874 rules and exceptions are complex, are subject to factual and legal uncertainties, and may change in the future (possibly with retroactive effect), there can be no assurance that PubCo will not be treated as a U.S. corporation for U.S. federal income tax purposes. In addition, it is possible that a future acquisition of stock or assets of a U.S. corporation could result in PubCo being treated as a U.S. corporation at the time of the Business Combination.

If it were determined that PubCo should be treated as a U.S. corporation for U.S. federal income tax purposes under Section 7874 of the Code and the Treasury Regulations promulgated thereunder, PubCo would be liable for U.S. federal income tax on its income just like any other U.S. corporation, and certain distributions made by PubCo to Non-U.S. Holders (as defined in “Material Tax Considerations—U.S. Federal Income Tax Considerations”) of PubCo would be subject to U.S. withholding tax. In addition, even if PubCo is not treated as a U.S. corporation, it may be subject to unfavorable treatment as a “surrogate foreign corporation” in the event that ownership attributable to former TGVC Stockholders exceeds a threshold amount. If it were determined that PubCo should be treated as a “surrogate foreign corporation” for U.S. federal income tax purposes under Section 7874 of the Code and the Treasury Regulations promulgated thereunder, dividends paid by PubCo would not qualify for “qualified dividend income” treatment, and U.S. affiliates of PubCo after the completion of the Business Combination, including TGVC, could be subject to increased taxation under the inversion gain rules and Section 59A of the Code (See “Material Tax Considerations—U.S. Federal Income Tax Considerations—Treatment of PubCo—Treatment of PubCo as a ‘Surrogate Foreign Corporation' for U.S. Federal Income Tax Purposes”).

We urge you to consult your tax advisor to determine the tax consequences if the classification of PubCo as a non-U.S. corporation is not respected or if PubCo is treated as a “surrogate foreign corporation.”

The IRS may not agree that the Business Combination qualifies as a reorganization within the meaning of Section 368(a) of the Code or as a transfer of property to a corporation under Section 351 of the Code.

As discussed more fully in “Material Tax Considerations—Material U.S. Federal Income Tax Consequences of the Business Combination,” the Business Combination has been structured to qualify as a “reorganization” within the meaning of Section 368(a) of the Code, though there is substantial uncertainty as to whether the requirements for a “reorganization” can be satisfied. Specifically, it is uncertain whether PubCo will satisfy the continuity of business enterprise requirement under Treas. Reg. § 1.368-1(d). Due to this uncertainty, counsel to TGVC will not be able to issue an opinion on whether the Business Combination qualifies as a “reorganization.”

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If the Business Combination qualifies as a “reorganization” despite the lack of an opinion to this effect, U.S. Holders (as defined below) should generally not recognize gain or loss for U.S. federal income tax purposes with respect to the receipt of PubCo Ordinary Shares in exchange for such U.S. Holder’s TGVC Common Stock that they own as a result of the Business Combination and generally should not recognize gain or loss for U.S. federal income tax purposes with respect to such U.S. Holder’s TGVC Warrants being assumed by PubCo as a result of the Business Combination.

In the event that the Business Combination does not satisfy the requirements of a “reorganization,” the Business Combination will qualify as a transaction described in Section 351(a) of the Code. As a result, U.S. Holders generally will not recognize gain or loss for U.S. federal income tax purposes with respect to the receipt of PubCo Ordinary Shares in exchange for such U.S. Holder’s TGVC Common Stock as a result of the Business Combination. However, the exchange of TGVC Warrants for PubCo Warrants will be taxable under this scenario.

For a more complete discussion of the U.S. federal income tax considerations of the Business Combination, see “Material Tax Considerations—U.S. Federal Income Tax Considerations—Material U.S. Federal Income Tax Consequences of the Business Combination.”

The IRS may not agree with the position that Section 367(a) of the Code should not apply to cause PubCo to be treated as an entity other than a corporation for purposes of the Business Combination.

Section 367(a) of the Code and the Treasury Regulations promulgated thereunder, in certain circumstances, may impose additional requirements for qualifying for tax-deferred treatment with respect to the exchange of TGVC Common Stock and/or the conversion of the TGVC Warrants. If it is determined that Section 367(a) of Code does apply, then a U.S. Holder would generally recognize gain, if any, in an amount equal to the excess of (i) the fair market value of the PubCo Ordinary Shares (and, if such U.S. Holders also hold TGVC Warrants that pursuant to the terms of the TGVC Warrants convert into PubCo Warrants, the converted PubCo Warrants) received over (ii) such U.S. Holder’s adjusted tax basis in such TGVC Common Stock (and TGVC Warrants, if any). This could result in a U.S. Holder of TGVC Common Stock (and TGVC Warrants, if any) recognizing a greater amount of gain for U.S. federal income tax purposes than such U.S. Holder would have recognized if Section 368(a) or Section 351(a) of the Code applied, or Section 367(a) of the Code did not apply.

While we expect that the Business Combination will satisfy the applicable requirements under Section 367(a) of the Code and the Treasury Regulations promulgated thereunder in order for PubCo to qualify for tax-deferred treatment, we caution U.S. Holders that the potential application of Section 367(a) of the Code to the Business Combination is complex and depends on factors that cannot be determined until the Closing. In addition, in the case of a U.S. Holder that is a “five-percent transferee shareholder,” nonrecognition treatment requires filing of a gain recognition agreement with the IRS, as described in the section entitled “Material Tax Considerations—Material U.S. Federal Income Tax Consequences of the Business Combination.” There can be no assurance that the IRS will not take a position contrary to those described above or that a court will not agree with a contrary position of the IRS in the event of litigation. Accordingly, U.S. Holders should consult with their tax advisors regarding the potential application of Section 367(a) of the Code in their particular situation. If Section 367(a) of the Code applies to the Business Combination, it could result in holders recognizing a greater amount of gain for U.S. federal income tax purposes than they would have recognized if the TGVC Merger and the other Transactions had not qualified for nonrecognition of gain or loss or Section 367(a) of the Code had not applied.

For additional discussion of certain U.S. federal income tax considerations of the TGVC Merger, please see the section entitled “Material Tax Considerations—Material U.S. Federal Income Tax Consequences of the Business Combination—Additional Requirements for Tax Deferral.”

If PubCo is a “passive foreign investment company” for U.S. federal income tax purposes for any taxable year, U.S. Holders of PubCo Ordinary Shares could be subject to adverse U.S. federal income tax consequences.

If PubCo is or becomes a “passive foreign investment company” (“PFIC”), within the meaning of Section 1297 of the Code, for any taxable year during which a U.S. Holder holds PubCo Ordinary Shares or PubCo Warrants, such U.S. Holder may be subject to certain adverse U.S. federal income tax consequences and may be subject to additional reporting requirements.

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A non-U.S. corporation, such as PubCo, will be classified as a PFIC for U.S. federal income tax purposes for any taxable year in which, after applying certain look-through rules, either (i) 75% or more of its gross income for such year consists of certain types of “passive” income or (ii) 50% or more of the value of its assets (determined on the basis of a quarterly average) during such year produce or are held for the production of passive income. Passive income generally includes dividends, interest, royalties, rents, annuities, net gains from the sale or exchange of property producing such income and net foreign currency gains. Based on the anticipated timing of the Business Combination and the projected composition of PubCo’s income and assets, including goodwill, PubCo does not expect to be classified as a PFIC for its taxable year that includes the date of the Business Combination. However, the facts on which any determination of PFIC status are based may not be known until the close of each taxable year in question, and it is difficult to predict accurately future income and assets relevant to this determination. Further, the application of the PFIC rules is subject to uncertainty in several respects and, therefore, no assurances can be provided that the IRS will not assert that PubCo is a PFIC for the taxable year that includes the date of the Business Combination or in a future year.

Within 120 days after the end of each of PubCo’s taxable years for which it reasonably believes that it may be a PFIC, PubCo will determine its PFIC status and the PFIC status of each of its non-U.S. subsidiaries and make those statuses available to its shareholders. If PubCo determines that it was, or could reasonably be deemed to have been, a PFIC for any taxable year, PubCo shall use commercially reasonable efforts to provide, and cause its non-U.S. subsidiaries that are PFICs to provide, U.S. Holders with tax information necessary to enable a U.S. Holder to make a “qualified electing fund” (“QEF”) election with respect to PubCo and its non-U.S. subsidiaries, including a PFIC Annual Information Statement. PubCo’s obligation to determine its PFIC status and the PFIC status of each of its non-U.S. subsidiaries, and PubCo’s obligation to provide tax information, will last until the later of (x) five years after the end of PubCo’s current taxable year, or (y) such time as PubCo has reasonably determined that it is not a PFIC for three consecutive taxable years. After such period, PubCo currently intends to continue to determine its PFIC status and the PFIC status of each of its subsidiaries, and to provide the necessary information described above (including a PFIC Annual Information Statement), but there can be assurance that PubCo will in fact make those determinations or provide the necessary information.

If PubCo is treated as a PFIC in any taxable year in which a U.S. Holder holds PubCo Ordinary Shares or PubCo Warrants, the U.S. Holder may be subject to adverse U.S. federal income tax consequences, such as taxation at the highest marginal ordinary income tax rates on capital gains and on certain actual or deemed distributions, interest charges on certain taxes treated as deferred, and additional reporting requirements. See “Material Tax Considerations—U.S. Federal Income Tax Considerations—Tax Consequences to Ownership and Disposition of PubCo Ordinary Shares and PubCo Warrants—U.S. Holders—Passive Foreign Investment Company Rules.” TGVC Stockholders and Flexi Shareholders who expect to be U.S. Holders of PubCo Ordinary Shares and PubCo Warrants following the Business Combination should consult with their tax advisors regarding the potential application of these rules.

U.S. Holders that directly or indirectly own 10% or more of PubCo’s equity interests may be subject to adverse U.S. federal income tax consequences under rules applicable to U.S. shareholders of “controlled foreign corporations.”

A non-U.S. corporation generally will be classified as a “controlled foreign corporation” for U.S. federal income tax purposes (a “CFC”), if “10% U.S. equityholders” (as defined below) own, directly, indirectly or constructively, more than 50% of either (i) the total combined voting power of all classes of stock of such corporation entitled to vote or (ii) the total value of the stock of such corporation. Although the parties do not expect PubCo to be a CFC at the time of the Business Combination, CFC status is determined after taking into account complex constructive ownership rules. Accordingly, there can be no assurance in this regard. Additionally, subsequent changes to PubCo’s shareholder base could cause it to become characterized as a CFC in the future.

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The U.S. federal income tax consequences for U.S. Holders who at all times are not 10% U.S. equityholders would not be affected by the CFC rules. However, a U.S. Holder that owns (or is treated as owning, directly, indirectly or constructively, including by applying certain attribution rules), 10% or more of the combined voting power of all classes of PubCo’s equity securities entitled to vote or the total value of PubCo’s equity interests (including equity interests attributable to a deemed exercise of options and convertible debt instruments) (a “10% U.S. equityholder”), if PubCo were classified as a CFC, would generally be subject to current U.S. federal income taxation on a portion of PubCo’s applicable subsidiaries’ earnings and profits (as determined for U.S. federal income tax purposes) and PubCo’s earnings and profits, regardless of whether such 10% U.S. equityholder receives any actual distributions (with certain exceptions in the case of CFCs attributed through downward attribution). In addition, if PubCo were classified as a CFC, a portion of any gains realized on the sale of PubCo Ordinary Shares by a 10% U.S. equityholder may be treated as ordinary income. A 10% U.S. equityholder will also be subject to additional U.S. federal income tax information reporting requirements with respect to PubCo’s subsidiaries that are classified as CFCs and with respect to PubCo (if PubCo or any of its subsidiaries were classified as a CFC) and substantial penalties may be imposed for noncompliance.

We cannot provide any assurances that PubCo will assist U.S. Holders in determining whether PubCo or any of its subsidiaries are treated as a CFC for U.S. federal income tax purposes or whether any U.S. Holder is treated as a 10% U.S. equityholder with respect to any of such CFC or furnish to any holder information that may be necessary to comply with reporting and tax paying obligations if PubCo, or any of its subsidiaries, is treated as a CFC for U.S. federal income tax purposes. Each U.S. Holder should consult its own tax advisor regarding the CFC rules and whether such U.S. Holder may be a 10% U.S. equityholder for purposes of these rules.

There is uncertainty regarding the federal income tax consequences of the redemption to the holders of TGVC Class A Common Stock.

There is some uncertainty regarding the U.S. federal income tax consequences to holders of TGVC Class A Common Stock who exercise their redemption rights. This uncertainty relates primarily to the individual circumstances of the taxpayer and includes whether the redemption results in a dividend, taxable as ordinary income, or a sale, taxable as capital gain. Whether the redemption qualifies for sale treatment, resulting in taxation as capital gain rather than ordinary income, will depend largely on whether the holder owns (or is deemed to own) any shares of TGVC Class A Common Stock following the redemption, and if so, the total number of shares of TGVC Class A Common Stock held (or deemed to be held) by the holder both before and after the redemption relative to all shares of TGVC Class A Common Stock outstanding both before and after the redemption. The redemption generally will be treated as a sale, rather than a dividend, if the redemption (i) is “substantially disproportionate” with respect to the holder, (ii) results in a “complete termination” of the holder’s interest in TGVC or (iii) is “not essentially equivalent to a dividend” with respect to the holder. Due to the personal and subjective nature of certain of such tests and the absence of clear guidance from the IRS, there is uncertainty as to whether a holder who elects to exercise its redemption rights will be taxed on any gain from the redemption as ordinary income or capital gain. In addition, the redemption may be integrated with the Business Combination if a U.S. Holder exercises its redemption rights with respect to all or a portion of the TGVC Class A Common Stock and also participates in the Business Combination by exchanging TGVC Class A Common Stock for PubCo Ordinary Shares or TGVC Warrants for PubCo Warrants. In such a case, a U.S. Holder may be required to recognize more gain or income than if the redemption of TGVC Class A Common Stock was treated as a separate transaction. See the section entitled “Material Tax Considerations—U.S. Federal Income Tax Considerations.”

Additionally, the Excise Tax may apply to the Business Combination, which may have a material impact on the tax imposed on TGVC and ultimately PubCo (as described above). The Excise Tax is imposed on the repurchasing corporation itself, not its shareholders from whom shares are repurchased. The amount of the Excise Tax is generally 1% of the fair market value of the shares repurchased at the time of the repurchase. However, for purposes of calculating the Excise Tax, repurchasing corporations are permitted to net the fair market value of certain new stock issuances against the fair market value of stock repurchases during the same taxable year. In addition, certain exceptions apply to the Excise Tax. The Treasury has been given authority to provide regulations and other guidance to carry out and prevent the abuse or avoidance of the Excise Tax. Whether and to what extent TGVC would be subject to the Excise Tax in connection with a business combination, extension vote or otherwise would depend on a number of factors, including (i) the fair market value of the redemptions and repurchases in connection with the business combination, extension or otherwise, (ii) the structure of the business combination, (iii) the nature and amount of any “PIPE” or other equity issuances in connection with the business combination (or otherwise issued not in connection with the business combination but issued within the same taxable year of a business combination) and (iv) the content of regulations and other guidance from the Treasury.

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On December 27, 2022, the Treasury published Notice 2023-2, which provides taxpayers with interim guidance on the Excise Tax that may be relied upon by taxpayers until the IRS issues Treasury Regulations on such matter. Although such notice clarifies certain aspects of the Excise Tax, the interpretation and operation of aspects of the Excise Tax (including its application and operation with respect to SPACs) remain unclear and such interim operating rules are subject to change. The notice generally provides that if a covered corporation completely liquidates under either Section 331 or Section 332(a) of the Code, distributions in such complete liquidation and other distributions by such corporation in the same taxable year in which the final distribution in complete liquidation and dissolution is made are not subject to the Excise Tax. Because we do not expect TGVC to undergo a complete liquidation under either Section 331 or Section 332(a) of the Code with respect to the Business Combination, we do not expect this exception to the Excise Tax to apply for redemptions made prior to the Business Combination.

If the Excise Tax applies to redemptions of the TGVC Public Shares in connection with the Business Combination, the value of TGVC’s securities may decrease. If TGVC Public Stockholders elect to redeem their TGVC Public Shares such that their redemptions would subject TGVC to the Excise Tax, the TGVC Public Stockholders that do not elect to redeem their TGVC Public Shares may economically bear the impact of the Excise Tax. The application of the Excise Tax in the event of a liquidation, except to the limited extent described above, is uncertain absent further guidance. Except for franchise taxes and income taxes, the funds in the Trust Account and the interest earned thereon may not be used to pay for possible excise taxes or any other fees or taxes that may be levied on TGVC pursuant to any current, pending or future rules or laws, including without limitation the Excise Tax.

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ENFORCEABILITY OF CIVIL LIABILITIES

PubCo is incorporated under the laws of the British Virgin Islands as a business company with limited liability. PubCo is incorporated in the BVI to take advantage of benefits associated with being a BVI business company, such as political and economic stability, an effective judicial system, a favorable tax system, the absence of foreign exchange control or currency restrictions, and the availability of professional and support services. The BVI does, however, have a less-developed body of securities laws as compared to the United States and provides less protections for investors. In addition, BVI companies do not have standing to sue before the federal courts of the United States.

All of Flexi’s assets are, and all of PubCo’s assets will be, located outside the United States. In addition, all of Flexi’s officers and directors and PubCo’s current and intended officers and directors are nationals or residents of jurisdictions other than the United States and all or a substantial portion of their assets are located outside the United States. As a result, it may be difficult for investors to effect service of process within the United States upon PubCo or these persons, or to enforce judgments obtained in U.S. courts against any of them, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States. It may also be difficult for PubCo shareholders to enforce judgments obtained in U.S. courts based on the civil liability provisions of the U.S. federal securities laws against PubCo and its officers and directors.

PubCo has appointed Cogency Global Inc., located at 122 East 42nd Street, 18th Floor, New York, New York 10168, as its agent upon whom process may be served in any action brought against it under the securities laws of the United States.

Conyers Dill & Pearman, Flexi and PubCo’s BVI counsel, and Lucosky Brookman, Flexi and PubCo’s United States counsel, have advised Flexi and PubCo that the United States and the BVI do not have a treaty providing for reciprocal recognition and enforcement of judgments of courts of the United States in civil and commercial matters and that a final judgment for the payment of money rendered by any general or state court in the United States based on civil liability, whether or not predicated solely upon the U.S. federal securities laws, would not automatically be enforceable in the BVI. Conyers Dill & Pearman has also advised PubCo that a final and conclusive judgment obtained in U.S. federal or state courts under which a sum of money is payable as compensatory damages (i.e., not being a sum claimed by a revenue authority for taxes or other charges of a similar nature by a governmental authority, or in respect of a fine or penalty or multiple or punitive damages) may be the subject of an action on a debt in the court of the BVI under the common law doctrine of obligation.

The PubCo Governing Documents do not contain provisions requiring that disputes, including those arising under the securities laws of the United States, between PubCo, its officers and directors, and its shareholders be arbitrated.

Conyers Dill & Pearman has further advised PubCo that there is uncertainty as to whether the BVI would:

●	recognize or enforce judgments of United States courts obtained against PubCo or its directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States; or
●	entertain original actions brought in each respective jurisdiction against PubCo or its directors or officers predicated upon the securities laws of the United States or any state in the United States.

The Sponsor is a Hong Kong company and certain of TGVC’s directors and officers are nationals or residents of jurisdictions other than the United States and most of their assets are located outside the United States. As a result, it may be difficult, or in some cases impossible, for a TGVC Stockholder to effect service of process within the United States upon these individuals, to bring an action against the Sponsor or these individuals in the United States, or to enforce against the Sponsor or these individuals judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States.

In particular, the PRC does not have treaties providing for the reciprocal recognition and enforcement of judgments of courts with the United States and many other countries and regions. Therefore, recognition and enforcement in the PRC of judgements of U.S. courts in relation to any matter not subject to a binding arbitration provision may be difficult or impossible.

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A judgment of a court in the United States predicated upon U.S. federal or state securities laws may be enforced in Hong Kong at common law by bringing an action in a Hong Kong court on that judgment for the amount due thereunder, and then seeking summary judgment on the strength of the foreign judgment, provided that the foreign judgment, among other things, is (i) for a debt or a definite sum of money (not being taxes or similar charges to a foreign government taxing authority or a fine or other penalty) and (ii) final and conclusive on the merits of the claim, but not otherwise. Such a judgment may not, in any event, be so enforced in Hong Kong if (a) it was obtained by fraud; (b) the proceedings in which the judgment was obtained were opposed to natural justice; (c) its enforcement or recognition would be contrary to the public policy of Hong Kong; (d) the court of the United States was not jurisdictionally competent; or (e) the judgment was in conflict with a prior Hong Kong judgment.

Hong Kong has no arrangement for the reciprocal enforcement of judgments with the United States. As a result, there is uncertainty as to the enforceability in Hong Kong, in original actions or in actions for enforcement, of judgments of United States courts of civil liabilities predicated solely upon the federal securities laws of the United States or the securities laws of any state or territory within the United States.

TGVC has appointed Lou Taubman, located at Hunter, Taubman, Fischer & Li LLC, 950 Third Avenue, 19th Floor, New York, NY 10022, as its agent upon whom process may be served in any action brought against it under the securities laws of the United States.

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Unaudited Pro Forma Condensed Combined Financial Information

Introduction

The following unaudited pro forma condensed combined financial information presents the combination of financial information of TGVC and Flexi, adjusted to give effect to the Business Combination.

The following unaudited pro forma condensed combined balance sheet as of December 31, 2022 combines the historical audited consolidated balance sheet of Flexi as of December 31, 2022, with the historical audited balance sheet of TGVC as of December 31, 2022, giving pro forma effect to the Business Combination as if it had occurred as of December 31, 2022.

The following unaudited pro forma condensed combined statement of operations for the year ended December 31, 2022 combines the historical audited statement of operations of Flexi for the year ended December 31, 2022 and the historical audited statement of operations of TGVC for the year ended December 31, 2022 on a pro forma basis as if the Business Combination had occurred on January 1, 2022, the beginning of the earliest period presented.

The unaudited pro forma condensed combined balance sheet as of December 31, 2022 has been derived from:

●	the historical audited financial statements of TGVC as of December 31, 2022, and the related notes thereto included elsewhere in this proxy statement/prospectus; and

●	the historical audited consolidated financial statements of Flexi as of December 31, 2022, and the related notes thereto included elsewhere in this proxy statement/prospectus.

The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2022 has been derived from:

●	the historical audited financial statements of TGVC for the year ended December 31, 2022, and the related notes thereto included elsewhere in this proxy statement/prospectus; and

●	the historical audited financial statements of Flexi for the year ended December 31, 2022, and the related notes thereto included elsewhere in this proxy statement/prospectus.

On June 1, 2022, Flexi completed the acquisition of Common Ground.

The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X as in effect on the date of this proxy statement/prospectus, which incorporates transaction accounting adjustments. Flexi and TGVC have elected not to present any estimates related to potential synergies and other transaction effects that are reasonably expected to occur or have already occurred and are presenting Transaction Accounting Adjustments in the unaudited pro forma condensed combined financial information.

This information should be read together with the financial statements and related notes, as applicable, of each of Flexi and TGVC included in this proxy statement/prospectus, “Flexi’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “TGVC’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and other financial information included elsewhere in this proxy statement/prospectus.

Business Combination

On December 5, 2022, TGVC, PubCo, Target Merger Sub, SPAC Merger Sub and Flexi entered into the Business Combination Agreement.

Pursuant to the Business Combination Agreement, subject to the terms and conditions set forth therein, upon the Closing, (i) Target Merger Sub will merge with and into Flexi, whereby the separate corporate existence of Target Merger Sub will cease and Flexi will be the surviving corporation and become a direct, wholly owned subsidiary of PubCo, and (ii) immediately following confirmation of the effective filing of the Initial Merger, SPAC Merger Sub will merge with and into TGVC, whereby the separate corporate existence of SPAC Merger Sub will cease and TGVC will be the surviving corporation of the TGVC Merger and a direct, wholly owned subsidiary of PubCo.

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As a result of the Mergers, (i) all outstanding shares of capital stock of Flexi will be automatically cancelled in exchange for the right to receive such number of newly-issued PubCo Ordinary Shares that is equal to the Flexi Exchange Ratio calculated in accordance with the Business Combination Agreement, which as of June 9, 2023 was 74.82141, (ii) each outstanding TGVC Unit will be automatically detached and the holder thereof will be deemed to hold one share of TGVC Class A Common Stock and one TGVC Warrant, (iii) each outstanding share of TGVC Class B Common Stock will automatically convert into one share of TGVC Class A Common Stock, (iv) each outstanding share of TGVC Class A Common Stock will be cancelled in exchange for the right to receive one PubCo Ordinary Share, and (v) each outstanding TGVC Warrant will be converted into a PubCo Warrant.

The Flexi Shareholders will have the right to receive an aggregate of up to an additional 2,900,000 PubCo Ordinary Shares based on PubCo’s achievement of certain revenue thresholds during the two-year period following the Closing Date.

For a description of the Business Combination and certain agreements executed in connection therewith, see “Summary of the Proxy Statement/Prospectus—The Business Combination” and “Certain Agreements Related to the Business Combination.”

Accounting for the Business Combination

The Business Combination will be accounted for as a capital reorganization in accordance with IFRS. Under this method of accounting, TGVC will be treated as the “acquired” company for financial reporting purposes, and Flexi will be the accounting “acquirer.” This determination was primarily based on the assumption that:

●	Flexi Shareholders will hold a majority of the voting power of PubCo post Business Combination;

●	The business of Flexi will substantially comprise the ongoing operations of PubCo;

●	Flexi is the larger entity in terms of substantive operations and employee base;

●	Flexi’s designees will comprise a majority of the governing body of PubCo; and

●	Flexi’s senior management will be the senior management of PubCo.

Another determining factor was that TGVC does not meet the definition of a “business” pursuant to IFRS 3, and thus, for accounting purposes, the Business Combination will be accounted for as a capital reorganization, within the scope of IFRS 2. The net assets of TGVC will be stated at historical cost, with no goodwill or other intangible assets recorded. Any excess of fair value of PubCo Ordinary Shares issued to TGVC over the fair value of TGVC’s identifiable net assets acquired represents compensation for the service of a stock exchange listing for its shares and is expensed as incurred.

TGVC has elected to provide the unaudited pro forma condensed combined financial information under two different redemption scenarios of TGVC Public Shares into cash as more fully described below:

●	Scenario 1 — Assuming No Additional Redemptions: This presentation assumes that, after the May Redemptions, no TGVC Public Stockholders exercise redemption rights with respect to their TGVC Public Shares upon consummation of the Business Combination.

●	Scenario 2 — Assuming Maximum Redemptions: This presentation assumes that, after the May Redemptions, TGVC Public Stockholders exercise their redemption rights with respect to 258,407 TGVC Public Shares for $2.7 million upon consummation of the Business Combination at a redemption price of approximately $10.39 per share. The maximum redemptions amount reflects the maximum number of the TGVC Public Shares that can be redeemed without violating the conditions of the Business Combination Agreement or the requirement of the TGVC Charter that TGVC cannot redeem TGVC Public Shares if it would result in TGVC having a minimum net tangible asset value of less than $5,000,001, after giving effect to the payments to redeeming stockholders. This scenario includes all adjustments contained in the “No Additional Redemptions” scenario and presents additional adjustments to reflect the effect of the maximum redemptions.

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The following table sets out share ownership of PubCo on a pro forma basis assuming the No Additional Redemptions Scenario and the Maximum Redemptions Scenario:

	No Additional Redemptions		Maximum Redemptions
Pro Forma Ownership	Number of Shares	Percent Outstanding	Number of Shares	Percent Outstanding
Flexi Shareholders	19,000,000	78.8%	19,000,000	79.7%
TGVC Public Stockholders	1,335,696	5.6%	1,077,289	4.6%
TGVC’s directors and officers and the Sponsor Related Parties	2,889,149	12.0%	2,889,149	12.1%
Third party advisors	815,518	3.4%	804,778	3.4%
ThinkEquity	57,500	0.2%	57,500	0.2%
Total shares outstanding	24,097,863		23,828,716

The following unaudited pro forma condensed combined statement of financial position as of December 31, 2022 and the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2022 are based on the historical financial statements of TGVC and Flexi. The unaudited pro forma adjustments are based on information currently available, assumptions, and estimates underlying the pro forma adjustments and are described in the accompanying notes. Actual results may differ materially from the assumptions used to present the accompanying unaudited pro forma condensed combined financial statements.

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Unaudited Pro Forma Condensed Combined Balance Sheet
As Of DECEMBER 31, 2022(1)

				Scenario 1: No Additional Redemption Scenario			Scenario 2: Maximum Redemption Scenario
	Flexi (IFRS Historical)	TGVC (US GAAP Historical)	IFRS Conversion and Presentation Alignment (Note 4)	Transaction Accounting Adjustments		Pro Forma Combined	Transaction Accounting Adjustments		Pro Forma Combined
ASSETS
Non-current assets
Intangible assets	$55,163,275	$—	$—	$—		$55,163,275	$—		$55,163,275
Property, plant and equipment	7,505,270	—	—	—		7,505,270	—		7,505,270
Right-of-use assets	25,208,941	—	—	—		25,208,941	—		25,208,941
Deferred tax assets	895,395	—	—	—		895,395	—		895,395
Investments accounted for using equity method	1,841,418	—	—	—		1,841,418	—		1,841,418
Other long-term financial assets	2,966,618	—	—	400,000	B	3,366,618	—		3,366,618
Investments held in Trust Account	—	118,956,557	—	(13,879,535)	A	—	—		—
				(105,619,702)	J
				53,428	K
				489,252	L
Total non-current assets	93,580,917	118,956,557	—	(118,556,557)		93,980,917	—		93,980,917

Current assets
Trade and other receivables	3,068,361	—	—	—		3,068,361	—		3,068,361
Cash and cash equivalents	3,297,485	147,020	—	13,879,535	A	11,404,122	(2,685,170)	E	8,828,952
				(5,760,275)	B		110,000	B
				(159,643)	H
Current tax assets	28,915	—	—	—		28,915	—		28,915
Prepaid expenses	—	140,692	—	—		140,692	—		140,692
Total current assets	6,394,761	287,712	—	7,959,617		14,642,090	(2,575,170)		12,066,920
Total assets	$99,975,678	$119,244,269	$—	$(110,596,940)		$108,623,007	$(2,575,170)		$106,047,837

EQUITY
Flexi Group share premium	$74,947,921	$—	$—	$(74,947,921)	C	$—	$—		$—
Other reserves	3,261,913	—	—	—		3,261,913	—		3,261,913
TGVC preferred stock	—	—	—	—	—	—			—
TGVC Class A common stock	—	6	—	1,900	C	2,411	(26)	E	2,383
				134	E		(2)	I
				289	G
				82	I
TGVC Class B common stock	—	289	—	(289)	G	—	—		—
Additional paid-in capital	—	1,035,565	—	(718,600)	B	126,771,815	(2,685,144)	E	123,846,331
				74,946,021	C		(132,936)	F
				(6,639,279)	D		(107,404)	I
				12,689,204	E
				37,303,805	F
				8,155,099	I
Accumulated deficit	(28,282,924)	(1,930,701)	(1,023,450)	(3,685,128)	B	(73,252,658)	132,936	F	(72,902,316)
				6,639,279	D		110,000	B
				(37,303,805)	F		107,406	I
				(8,155,181)	I
				489,252	L
Non-controlling interests	1,211,136	—	—	—		1,211,136	—		1,211,136
Total equity	51,138,046	(894,841)	(1,023,450)	8,774,862		57,994,617	(2,575,170)		55,419,447

LIABILITIES
Non-current liabilities
Lease liabilities	19,715,742	—	—	—		19,715,742	—		19,715,742
Borrowings	250,952	—	—	—		250,952	—		250,952
Provision for restoration cost	1,868,035	—	—	—		1,868,035	—		1,868,035
Other payables	3,191,863	—	—	—		3,191,863	—		3,191,863
Warrant liabilities	—	—	1,023,450	—		1,023,450	—		1,023,450
Class A common stock subject to possible redemption	—	—	118,309,040	(12,689,338)	E	—	—		—
				(105,619,702)	J
Total non-current liabilities	25,026,592	—	119,332,490	(118,309,040)		26,050,042	—		26,050,042

Current liabilities
Trade and other payables	13,209,834	—	1,455,616	(956,547)	B	13,708,903	—		13,708,903
Lease liabilities	7,520,663	—	—	—		7,520,663	—		7,520,663
Borrowings	940,717	—	—	—		940,717	—		940,717
Contract and other liabilities	2,091,722	—	—	—		2,091,722	—		2,091,722
Current tax liabilities	48,104	—	—	—		48,104	—		48,104
Due to related parties	—	106,215	—	(159,643)	H	—	—		—
				53,428	K
Income taxes payable	—	268,239	—	—		268,239	—		268,239
Accounts payable and accrued expenses	—	1,455,616	(1,455,616)	—		—	—		—
Total current liabilities	23,811,040	1,830,070	—	(1,062,762)		24,578,348	—		24,578,348
Total liabilities	48,837,632	1,830,070	119,332,490	(119,371,802)		50,628,390	—		50,628,390

Class A common stock subject to possible redemption	—	118,309,040	(118,309,040)	—		—	—		—
Total equity and liabilities	$99,975,678	$119,244,269	$—	$(110,596,940)		$108,623,007	$(2,575,170)		$106,047,837

(1)	The unaudited pro forma condensed combined balance sheet as of December 31, 2022 combines the historical audited consolidated balance sheet of Flexi as of December 31, 2022, with the historical audited balance sheet of TGVC as of December 31, 2022.

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Unaudited Pro Forma Condensed Combined Statement of Operations
For the YEAR Ended DECEMBER 31, 2022

						Scenario 1: No Additional Redemption Scenario			Scenario 2: Maximum Redemption Scenario
	Flexi (IFRS Historical)	For the Period from January 1, 2022 Through May 31, 2022 Common Ground (Historical)	Flexi (Pro Forma)	TGVC (US GAAP Historical)	IFRS Conversion and Presentation Alignment (Note 4)	Transaction Accounting Adjustments		Pro Forma Combined	Transaction Accounting Adjustments		Pro Forma Combined
Revenue	$18,105,055	$3,347,619	$21,452,674	$—	$—	$—		$21,452,674	$—		$21,452,674
Cost of sales	(7,725,291)	(1,033,300)	(8,758,591)	—	—	—		(8,758,591)	—		(8,758,591)
Gross profit	10,379,764	2,314,319	12,694,083	—	—	—		12,694,083	—		12,694,083

Other income (expense)	(13,033,558)	245,893	(12,787,665)	—	(2,238,122)	(1,648,827)	AA	(60,479,433)	132,936	CC	(60,239,091)
					1,648,827	5,340	BB		107,406	DD
						(37,303,805)	CC
						(8,155,181)	DD
Administration expenses	139,223	(3,753,763)	(3,614,540)	—	—	—		(3,614,540)	—		(3,614,540)
Net impairment loss on financial assets	(47,620)	—	(47,620)	—	—	—		(47,620)	—		(47,620)
General and administrative expenses	—	—	—	(2,238,122)	2,238,122	—		—	—		—
Finance costs	(1,177,589)	(344,758)	(1,522,347)	—	—	—		(1,522,347)	—		(1,522,347)
Share of loss from equity accounted investments	(140,142)	(169,437)	(309,579)	—	—	—		(309,579)	—		(309,579)
Change in fair value of warrant liabilities	—	—	—	—	6,309,569	—		6,309,569	—		6,309,569
Interest income on marketable securities held in Trust Account	—	—	—	1,648,827	(1,648,827)	—		—	—		—
(Loss) income before income tax expense	(3,879,922)	(1,707,746)	(5,587,668)	(589,295)	6,309,569	(47,102,473)		(46,969,867)	240,342		(46,729,525)

Income tax expense	(182,145)	(21,295)	(203,440)	(268,239)	—	—		(471,679)	—		(471,679)

(Loss) income for the period	(4,062,067)	(1,729,041)	(5,791,108)	(857,534)	6,309,569	(47,102,473)		(47,441,546)	240,342		(47,201,204)
Non-controlling interest	(36,864)	—	(36,864)	—	—	—		(36,864)	—		(36,864)
Net (loss) income	$(4,025,203)	$(1,729,041)	$(5,754,244)	$(857,534)	$6,309,569	$(47,102,473)		$(47,404,682)	$240,342		$(47,164,340)
Basic and diluted net loss per share, Class A common stock subject to possible redemption				$(0.06)

Basic and diluted net loss per share, Class B common stock				$(0.06)

Pro forma weighted average number of shares outstanding - basic and diluted								24,097,863 (2)			23,828,716 (2)

Pro forma earnings per share - basic and diluted								$(1.97)			$(1.98)

(1)	The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2022 combines the historical audited statement of operations of Flexi for the year ended December 31, 2022, the historical unaudited statement of operations of Common Ground for the period from January 1, 2022 through May 31, 2022 and the historical audited statement of operations of TGVC for the year ended December 31, 2022.

(2)	Please refer to Note 8 – Net Earnings (Loss) per Share for details.

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Notes to Unaudited Pro Forma Condensed Combined Financial Statements

Note 1 — Description of the Proposed Transactions

On December 5, 2022, TGVC entered into the Business Combination Agreement with Flexi, PubCo, Target Merger Sub and SPAC Merger Sub. Pursuant to the Business Combination Agreement, subject to the terms and conditions set forth therein, (i) Target Merger Sub will merge with and into Flexi, whereby the separate existence of Target Merger Sub will cease and Flexi will be the surviving entity of the Initial Merger and become a direct wholly owned subsidiary of PubCo, and (ii) following confirmation of the effective filing of the documents required to implement the Initial Merger, SPAC Merger Sub will merge with and into TGVC, the separate existence of SPAC Merger Sub will cease and TGVC will be the surviving entity of the TGVC Merger and a direct, wholly owned subsidiary of PubCo.

As a result of the Mergers, among other things, (i) each outstanding Flexi Ordinary Share will be cancelled in exchange for the right to receive such number of PubCo Ordinary Shares that is equal to the Flexi Exchange Ratio, (ii) each outstanding TGVC Unit will be automatically detached and the holder thereof will be deemed to hold one share of TGVC Class A Common Stock and one TGVC Warrant, (iii) each outstanding share of TGVC Class B Common Stock will automatically convert into one share of TGVC Class A Common Stock, (iv) each outstanding share of TGVC Class A Common Stock will be cancelled in exchange for the right to receive one PubCo Ordinary Share, and (v) each outstanding TGVC Warrant will be converted into a PubCo Warrant.

The Business Combination Agreement, subject to the terms and conditions set forth therein, provides that Flexi Shareholders as of the Initial Merger will have the right to receive up to an aggregate of 2,900,000 additional PubCo Ordinary Shares based on the total annual revenues of PubCo in each of the two fiscal years following the Closing Date.

For a description of the Business Combination and certain agreements executed in connection therewith, see “Summary of the Proxy Statement/Prospectus—The Business Combination” and “Certain Agreements Related to the Business Combination.”

Note 2 — Basis of Presentation and Accounting Policies

The unaudited pro forma condensed combined financial information is for illustrative purposes only. The financial results may have been different had the companies always been combined. You should not rely on the unaudited pro forma condensed combined financial information as being indicative of the historical results that would have been achieved had the companies always been combined or the future results that Flexi will experience. Flexi and TGVC have not had any historical relationship prior to the Business Combination. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses.” Release No. 33-10786 replaces the existing pro forma adjustment criteria with simplified Transaction Accounting Adjustments and present the Management’s Adjustments. TGVC has elected not to present Management’s Adjustments and is presenting Transaction Accounting Adjustments only in the following unaudited pro forma condensed combined financial information.

TGVC does not meet the definition of a “business” pursuant to IFRS 3 as it is an empty listed shell holding only cash raised as part of its original equity issuance. As a result, the Business Combination does not qualify as a “business combination” within the meaning of IFRS 3, Business Combinations; rather, the Business Combination will be accounted for as a capital reorganization in accordance with IFRS 2, Share-Based Payments. See Note 3 – Accounting for the Business Combination for more details.

The historical financial statements of Flexi have been prepared in accordance with IFRS as issued by the IASB. The historical financial statements of TGVC have been prepared in accordance with U.S. GAAP. The unaudited pro forma condensed combined financial information reflects IFRS, the basis of accounting used by Flexi. Two adjustments required to convert TGVC’s financial statements from U.S. GAAP to IFRS for purposes of the unaudited pro forma condensed combined financial information were to (i) reclassify TGVC Class A Common Stock subject to possible redemption to non-current financial liabilities under IFRS 2, and (ii) reclassify TGVC Warrants to non-current financial liabilities under IAS 32.

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TGVC has elected to provide the unaudited pro forma condensed combined financial information under two different redemption scenarios of TGVC Public Shares into cash as more fully described below:

●	Scenario 1 — Assuming No Additional Redemptions: This presentation assumes that, after the May Redemptions, no TGVC Public Stockholders exercise redemption rights with respect to their TGVC Public Shares upon consummation of the Business Combination.

●	Scenario 2 — Assuming Maximum Redemptions: This presentation assumes that, after the May Redemptions, TGVC Public Stockholders exercise their redemption rights with respect to 258,407 TGVC Public Shares for $2.7 million upon consummation of the Business Combination at a redemption price of approximately $10.39 per share. The maximum redemptions amount reflects the maximum number of the TGVC Public Shares that can be redeemed without violating the conditions of the Business Combination Agreement or the requirement of the TGVC Charter that TGVC cannot redeem TGVC Public Shares if it would result in TGVC having a minimum net tangible asset value of less than $5,000,001, after giving effect to the payments to redeeming stockholders. This scenario includes all adjustments contained in the “No Additional Redemptions” scenario and presents additional adjustments to reflect the effect of the maximum redemptions.

After the Business Combination, the TGVC Public Stockholders, TGVC’s directors and officers and the Sponsor Related Parties, certain third party advisors, ThinkEquity, and current Flexi Shareholders, under the different redemption scenarios, would be expected to own approximately the following percentages of PubCo Ordinary Shares:

	No Additional Redemptions		Maximum Redemptions
Ownership percentage post-Business Combination	Number of Shares	Percent Outstanding	Number of Shares	Percent Outstanding
Flexi Shareholders	19,000,000	78.8%	19,000,000	79.7%
TGVC Public Stockholders	1,335,696	5.6%	1,077,289	4.6%
TGVC’s directors and officers and the Sponsor Related Parties	2,889,149	12.0%	2,889,149	12.1%
Third party advisors	815,518	3.4%	804,778	3.4%
ThinkEquity	57,500	0.2%	57,500	0.2%
Total shares outstanding	24,097,863		23,828,716

The pro forma adjustments do not have an income tax effect as they are either (i) incurred by legal entities that are not subject to a corporate income tax, or (ii) permanently non-deductible or non-taxable based on the laws of the relevant jurisdiction.

The share amounts and ownership percentages set forth above are not indicative of voting percentages and do not take into account TGVC Warrants that will remain outstanding immediately following the Business Combination and may be exercised thereafter.

Upon consummation of the Business Combination, management will perform a comprehensive review of the two entities’ accounting policies. As a result of the review, management may identify differences between the accounting policies of the two entities that, when conformed, could have a material impact on the financial statements of the post-combination company. Management did not identify any differences that would have a material impact on the unaudited pro forma condensed combined financial information. As a result, the unaudited pro forma condensed combined financial information does not assume any differences in accounting policies.

Note 3 — Accounting for the Business Combination

The Business Combination will be accounted for as a capital reorganization, in accordance with IFRS. Under this method of accounting, TGVC will be treated as the “acquired” company for financial reporting purposes, and Flexi will be the accounting “acquirer.” This determination was primarily based on the assumption that:

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●	Current Flexi Shareholders will hold a majority of the voting power of PubCo post Business Combination;

●	The business of Flexi will substantially comprise the ongoing operations of PubCo;

●	Flexi is the larger entity in terms of substantive operations and employee base;

●	Flexi’s designees will comprise a majority of the governing body of PubCo; and

●	Flexi’s senior management will be the senior management of PubCo.

Another determining factor was that TGVC does not meet the definition of a “business” pursuant to IFRS 3, and thus, for accounting purposes, the Business Combination will be accounted for as a capital reorganization, within the scope of IFRS 2. The net assets of TGVC will be stated at historical cost, with no goodwill or other intangible assets recorded. Any excess of fair value of shares issued to TGVC over the fair value of TGVC’s identifiable net assets acquired represents compensation for the service of a stock exchange listing for its shares and is expensed as incurred.

Note 4 — IFRS Conversion and Presentation Alignment

The historical financial information of TGVC has been adjusted to give effect to the differences between U.S. GAAP and IFRS as issued by the IASB for the purposes of the unaudited pro forma condensed combined financial information. Two adjustments required to convert TGVC’s financial statements from U.S. GAAP to IFRS for purposes of the unaudited pro forma condensed combined financial information were to (i) reclassify TGVC Class A Common Stock subject to redemption to non-current financial liabilities under IFRS 2, as shareholders have the right to require TGVC to redeem the TGVC Public Shares and TGVC has an irrevocable obligation to deliver cash for such redemption, and (ii) reclassify TGVC Warrants to non-current financial liabilities under IAS 32 measured at fair value through profit or loss, due to the “cashless” settlement provisions in the warrant agreement.

Further, as part of the preparation of the unaudited pro forma condensed combined financial information, certain reclassifications were made to align TGVC’s historical financial information in accordance with the presentation of Flexi’s historical financial information.

Note 5 — Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet as of December 31, 2022

The pro forma adjustments to the unaudited pro forma condensed combined balance sheet as of December 31, 2022 are as follows:

A.	Reflects the liquidation and reclassification of $13.8 million of funds held in the Trust Account to cash and bank balances that become available following the Business Combination.

B.	In the No Additional Redemptions Scenario, represents preliminary estimated transaction costs expected to be incurred by TGVC and Flexi of approximately $4.6 million and $1.7 million, respectively, for legal, accounting, printing and other fees incurred as part of the Business Combination. In the Maximum Redemptions Scenario, represents preliminary estimated transaction costs expected to be incurred by TGVC and Flexi of approximately $4.5 million and $1.7 million, respectively, for legal, accounting, printing and other fees incurred as part of the Business Combination.

For the TGVC Transaction Expenses, $0.1 million of these fees have been paid and $0.8 million accrued as of the pro forma balance sheet date. The remaining amount of $3.7 million in the No Additional Redemptions Scenario and the $3.6 million in the Maximum Redemptions Scenario is reflected as an adjustment to accumulated losses.

For the Flexi Transaction Expenses, $0.4 million of these fees have been paid and $0.2 million accrued as of the pro forma balance sheet date. An estimated $0.4 million is reflected as a prepayment of directors and officers’ insurance premium. The remaining $0.7 million is included as an adjustment to additional paid-in capital.

C.	Represents the exchange of outstanding Flexi Shares into 19,000,000 PubCo Ordinary Shares at par value of $0.0001 per share upon the Business Combination.

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D.	Represents the elimination of TGVC’s historical accumulated losses after recording the TGVC Transaction Expenses as described in (B) above and the recognition of share-based compensation by TGVC as described in (F) below.

E.	The No Additional Redemptions Scenario assumes that, after the May Redemptions, no TGVC Public Stockholders exercise their redemption rights for cash and the TGVC Public Shares subject to redemption amounting to $12.7 million would be transferred to permanent equity. The Maximum Redemptions Scenario reflects, after the May Redemptions, the redemption of 258,407 TGVC Public Shares for aggregate redemption payments of $2.7 million at a redemption price of approximately $10.39 per share. The $2.7 million, or 258,407 TGVC Public Shares, represents the permitted amount of redemptions while still satisfying the minimum net tangible asset requirement.

F.	The No Additional Redemptions Scenario represents the preliminary estimated expense recognized, in accordance with IFRS 2, for the excess of the deemed costs of the shares issued by PubCo and the fair value of TGVC’s identifiable net assets at the date of the Business Combination, resulting in a $37.3 million increase to accumulated loss. The Maximum Redemptions Scenario represents the preliminary estimated expense recognized, in accordance with IFRS 2, for the excess of the deemed costs of the shares issued by PubCo and the fair value of TGVC’s identifiable net assets at the date of the Business Combination, resulting in a $37.2 million increase to accumulated loss. PubCo has determined that the fair value of the Earnout Shares should be accounted for as a component of the deemed cost of the listing services upon consummation of the Business Combination. However, PubCo also determined that no separate adjustment is necessary as the fair value of the Earnout Shares will be inherently reflected within the quoted price of the shares of TGVC Common Stock used in valuing the consideration given to the TGVC Stockholders, in deriving the deemed cost of listing services. The fair value of PubCo Ordinary Shares issued was estimated based on a market price of $10.48 per share (as of May 23, 2023). The value is preliminary and will change based on fluctuations in the share price of the TGVC Common Stock through the Closing Date. In the No Additional Redemptions Scenario, a 1% change in the market price per share would result in a change of $0.4 million in the estimated expense. In the Maximum Redemptions Scenario, a 1% change in the market price per share would result in a change of $0.4 million in the estimated expense.

	No Additional Redemptions Scenario		Maximum Redemptions Scenario
	Shares	Dollars	Shares	Dollars
TGVC Stockholders
TGVC Public Stockholders	1,335,696		1,077,289
Sponsor Related Parties, TGVC’s directors and officers and ThinkEquity	2,946,649		2,946,649
Deemed costs of shares to be issued to TGVC Stockholders		$44,878,976		$42,170,870
Net assets of TGVC as of December 31,2022		117,414,199		117,414,199
Less: TGVC Transaction Expenses		(3,685,128)		(3,575,128)
Less: TGVC Warrant liabilities		(1,023,450)		(1,023,450)
Add: Interest earned in the Trust Account		489,252		489,252
Less: May Redemptions		(105,619,702)		(105,619,702)
Less: Effect of redemption of TGVC Class A Common Stock		—		(2,685,170)
Adjusted net assets of TGVC as of December 31, 2022		7,575,171		5,000,001
Difference being IFRS 2 charge for listing services		$37,303,805		$37,170,869

G.	Reflects the conversion of TGVC Class B Common Stock into TGVC Class A Common Stock on a one-for-one basis.

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H.	Reflects the repayment of TGVC’s due to related parties.

I.	Reflects the issuance of 815,518 PubCo Ordinary Shares, for an aggregate amount of $8.2 million, in the No Additional Redemptions scenario, or 804,778 PubCo Ordinary Shares, for an aggregate amount of $8.0 million in the Maximum Redemptions Scenario, to certain advisors at $10.00 per share in exchange for professional services provided in connection with the Business Combination.

J.	Reflects the redemption of 10,164,304 TGVC Public Shares for a cash payment of $105.6 million, or $10.39 per share, on May 4, 2023 to extend the date by which TGVC has to consummate a business combination from May 5, 2023 to November 5, 2023.

K.	Reflects additional borrowings from the Sponsor in order to fund the extension payments into the Trust Account.

L.	To record interest earned in the Trust Account subsequent to December 31, 2022.

Note 6 — Adjustments and Reclassifications to Unaudited Pro Forma Condensed Combined Statement of Operations for the Year Ended December 31, 2022

The pro forma adjustments included in the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2022 are as follows:

AA.	Reflects the elimination of interest income generated from the investments held in the Trust Account.

BB.	Reflects the elimination of office and administrative support fees paid by TGVC to the Sponsor.

CC.	Represents the preliminary estimated expense recognized, in accordance with IFRS 2, for the excess of the deemed costs of PubCo Ordinary Shares issued by PubCo over the fair value of TGVC’s identifiable net assets at the date of the Business Combination.

DD.	Reflects the expense related to the issuance of PubCo Ordinary Shares to certain advisors in exchange for professional services provided in connection with the Transactions.

Note 8 — Net Earnings (Loss) per Share

Represents the earnings (loss) per share calculated using the historical weighted average shares outstanding, and the issuance of additional shares in connection with the Business Combination, assuming the shares were outstanding since January 1, 2022. As the Business Combination is being reflected as if it had occurred at the beginning of the period presented, the calculation of weighted average shares outstanding for basic and diluted earnings (loss) per share assumes that the shares issued in connection with the Business Combination have been outstanding for the entire period presented. If the number of TGVC Public Shares described under the “Assuming Maximum Redemptions” scenario described above are redeemed, this calculation is retroactively adjusted to eliminate such shares for the entire period.

The unaudited pro forma condensed combined financial information has been prepared assuming two alternative levels of redemption of TGVC Public Shares:

	For the Year Ended December 31, 2022
	No Additional Redemption Scenario	Maximum Redemption Scenario
Weighted average shares outstanding – basic and diluted
Flexi Shares	19,000,000	19,000,000
TGVC Public Shares	1,335,696	1,077,289
Founder Shares	2,889,149	2,889,149
Shares held by third party advisors	815,518	804,778
Representative Shares	57,500	57,500
Total	24,097,863	23,828,716

	For the Year Ended December 31, 2022
	Assuming No Additional Redemptions	Assuming Maximum Redemptions
Pro forma net loss	$(47,404,682)	$(47,164,340)
Weighted average shares outstanding of common stock – basic and diluted	24,097,863	23,828,716
Net loss per share – basic and diluted	$(1.97)	$(1.98)
Excluded securities(1)
TGVC Public Warrants	11,500,000	11,500,000
TGVC Placement Warrants	5,500,000	5,500,000
Representative Warrants	57,500	57,500

(1)	The potentially dilutive outstanding securities were excluded from the computation of pro forma net loss per share, basic and diluted, because their effect would have been anti-dilutive.

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Special Meeting of TGVC Stockholders

General

TGVC is furnishing this proxy statement/prospectus to its stockholders as part of the solicitation of proxies by the TGVC Board for use at the Special Meeting to be held on , 2023 and at any adjournment or postponement thereof. This proxy statement/prospectus provides TGVC Stockholders with information they need to know to be able to vote or direct their vote to be cast at the Special Meeting.

Date, Time and Place

The Special Meeting will be held on        , at        Eastern Time. The meeting will be held virtually over the internet by means of a live audio webcast. You will be able to attend and vote your shares during the Special Meeting via a live webcast available at www.virtualshareholdermeeting.com/TGVC2023SM2.

Purpose of the Special Meeting

TGVC Stockholders are being asked to vote on the Business Combination Proposal and the Adjournment Proposal.

Voting Power; Record Date

You will be entitled to vote or direct votes to be cast at the Special Meeting if you owned shares of TGVC Common Stock at the close of business on         , 2023 which is the Record Date. You are entitled to one vote for each share of TGVC Common Stock that you owned as of the close of business on the Record Date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker, bank or other nominee to ensure that votes related to the shares you beneficially own are properly counted. On the Record Date, there were 4,282,345 shares of TGVC Common Stock outstanding, of which 1,335,696 are TGVC Public Shares, 57,500 are Representative Shares held by ThinkEquity and 2,889,149 are Founder Shares held by TGVC’s directors and officers and the Sponsor Related Parties.

Vote of the Initial Holders

In connection with the IPO and the appointment of each of its directors and officers, TGVC entered into agreements with the Initial Holders, who represent holders of a majority in voting power of TGVC Common Stock issued and outstanding, pursuant to which each agreed to vote any shares of TGVC Common Stock owned by it, him or her in favor of the Business Combination Proposal. As a result, no TGVC Public Shares will be required to vote in favor of the Business Combination Proposal in order to approve the Business Combination.

The Founder Shares held by TGVC’s officers and directors and the Sponsor Related Parties have no redemption rights upon TGVC’s liquidation and will be worthless if TGVC does not consummate a business combination by November 5, 2023 (or a later date approved by the TGVC Stockholders pursuant to the TGVC Charter).

Quorum and Required Vote for Proposals

A quorum of TGVC Stockholders is necessary to hold a valid meeting. A quorum will be present at the Special Meeting if a majority of the shares of TGVC Common Stock issued and outstanding and entitled to vote at the Special Meeting is present via the virtual meeting platform or represented by proxy at the Special Meeting. Abstentions will count as present for the purposes of establishing a quorum. Broker non-votes will not be counted for purposes of establishing a quorum.

The approval of the Business Combination Proposal requires the affirmative vote of a majority of the votes cast by the TGVC Stockholders as of the Record Date who attend or are represented by proxy at the Special Meeting. Accordingly, under the DGCL, a TGVC Stockholder’s failure to vote, as well as a broker non-vote, will have no effect on the outcome of the vote on the Business Combination Proposal. Abstentions will be counted in connection with the determination of whether a valid quorum is established but will have no effect on the outcome of the vote on the Business Combination Proposal.

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The approval of the Adjournment Proposal requires the affirmative vote of a majority of the votes cast by the TGVC Stockholders as of the Record Date who attend or are represented by proxy at the Special Meeting. Accordingly, under the DGCL, a TGVC Stockholder’s failure to vote, as well as a broker non-vote, will have no effect on the outcome of the vote on the Adjournment Proposal. Abstentions will be counted in connection with the determination of whether a valid quorum is established but will have no effect on the outcome of the vote on the Adjournment Proposal.

It is important for you to note that in the event that the Business Combination Proposal does not receive the requisite vote for approval, we will not then consummate the Business Combination. If TGVC does not consummate the Business Combination and fails to complete an initial business combination by November 5, 2023 (or a later date approved by the TGVC Stockholders pursuant to the TGVC Charter), TGVC will be required to dissolve and liquidate the Trust Account by returning the then remaining funds in such account to the TGVC Public Stockholders in accordance with the TGVC Charter, subject to payment of TGVC’s tax obligations and up to $100,000 of dissolution expenses.

Abstentions and Broker Non-Votes

Abstentions will be counted in connection with the determination of whether a valid quorum is established but will have no effect on the outcome of the vote on either of the Proposals.

Broker non-votes will not be counted as present for the purposes of establishing a quorum and will have no effect on the outcome of the vote on either of the Proposals.

Recommendation of the TGVC Board

The TGVC Board has unanimously determined that each of the Proposals is fair to and in the best interests of TGVC and its stockholders and has unanimously approved such Proposals. The TGVC Board unanimously recommends that stockholders vote “FOR” each of the Business Combination Proposal and the Adjournment Proposal (if presented).

When you consider the recommendation of the TGVC Board in favor of approval of the Proposals, you should keep in mind that the Initial Holders have interests in the Business Combination that are different from or in addition to (or that may conflict with) your interests as a stockholder. These interests include, among other things:

●	the TGVC Charter provides that the doctrine of corporate opportunity will not apply with respect to any of its officers or directors in circumstances where the application of the doctrine would conflict with any fiduciary duties or contractual obligations they may have, except as set forth in the TGVC Charter. TGVC does not believe that the pre-existing fiduciary duties or contractual obligations of its officers and directors materially impacted its search for an acquisition target. In the course of their other business activities, TGVC’s officers and directors may become aware of other investment and business opportunities that may be appropriate for presentation to TGVC as well as other entities with which they are affiliated. TGVC’s management has pre-existing fiduciary duties and contractual obligations and if there is a conflict of interest in determining to which entity a particular business opportunity should be presented, any entities holding a pre-existing fiduciary obligation will be presented the opportunity before TGVC is presented with it;

●	on May 4, 2023, TGVC held the Extension Meeting, where the TGVC Stockholders approved the Extension. In connection with the Extension, 10,164,304 TGVC Public Shares were tendered for redemption, which represented approximately 88.4% of the total TGVC Public Shares outstanding at the time of redemption, and approximately $105.6 million was released from the Trust Account to pay such redeeming TGVC Public Stockholders. As a result of this redemption, as of the date hereof there are 1,335,696 TGVC Public Shares issued and outstanding and there is approximately $14.2 million remaining in the Trust Account that is available for a business combination. In connection with the Extension, (i) in order to induce TGVC Public Stockholders not to redeem their TGVC Public Shares, TGVC and the Sponsor entered into the Non-Redemption Agreement with the Non-Redemption Investors whereby, among other things, the Sponsor paid the Non-Redemption Payment to the Non-Redemption Investors in exchange for the Non-Redemption Investors agreeing to hold and not redeem certain TGVC Public Shares, (ii) TGVC amended its advisory agreement with ThinkEquity and paid ThinkEquity an advisory fee of $50,000, and (iii) a director of TGVC made a short-term loan of $105,000 to the Sponsor, which has been repaid;

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●	additionally, in order to induce TGVC Public Stockholders not to redeem their TGVC Public Shares and in connection with the Extension, the Sponsor will deposit Monthly Extension Payments into the Trust Account. Assuming that TGVC will complete its initial business combination by November 5, 2023, a total of up to $320,567 from six Monthly Extension Payments will be deposited in the Trust Account by October 5, 2023. As of the date hereof, two Monthly Extension Payments, in the aggregate principal amount of $106,854, have been deposited into the Trust Account. Each Monthly Extension Payment will be evidenced by an Extension Note, each in the principal amount equal to the Monthly Extension Payment. The Extension Notes bear no interest and are payable in full upon TGVC’s consummation of a business combination. If TGVC does not consummate a business combination by November 5, 2023, the Extension Notes will be repaid only from funds held outside of the Trust Account or will be forfeited, eliminated or otherwise forgiven;

●	unless TGVC consummates an initial business combination, TGVC’s officers and directors and the Sponsor will not receive reimbursement for any out-of-pocket expenses they incurred on behalf of TGVC ($506,000 of such expenses were incurred and had not been reimbursed as of the date hereof), to the extent that such expenses exceed the amount of available proceeds not held in the Trust Account;

●	the Sponsor has agreed that it will not sell or transfer its TGVC Placement Warrants until the expiration of the Warrant Lock-Up Period, subject to limited exceptions;

●	the fact that (i) the Sponsor Related Parties and TGVC’s directors and officers paid a nominal amount for the Founder Shares (of which they currently hold an aggregate of 2,889,149 shares), which Founder Shares, if unrestricted and freely tradeable, would be valued at approximately $30.3 million in the aggregate based on the closing price of TGVC Class A Common Stock on June 9, 2023, (ii) such shares will be worthless if TGVC does not consummate a business combination, and (iii) the Sponsor Related Parties and TGVC’s directors and officers can earn a positive rate of return on their investment even if the PubCo Ordinary Shares fall significantly below the per share value implied in the Business Combination of $10.00 per share and TGVC Public Stockholders experience a negative return following the consummation of the Business Combination;

●	if TGVC does not complete an initial business combination by November 5, 2023 (or a later date approved by the TGVC Stockholders pursuant to the TGVC Charter), the proceeds from the sale of the TGVC Placement Warrants of $5.5 million will be included in the liquidating distribution to TGVC Public Stockholders and the TGVC Placement Warrants purchased by the Sponsor will expire worthless;

●	if the Trust Account is liquidated, including in the event that TGVC is unable to complete an initial business combination within the required time period, the Sponsor has agreed to indemnify TGVC to ensure that the proceeds in the Trust Account are not reduced below (i) $10.20 per TGVC Public Share or (ii) such lesser amount per TGVC Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, in each case net of the amount of interest withdrawn to pay taxes, by the claims of prospective target businesses with which TGVC has entered into an acquisition agreement or claims of any third party for services rendered or products sold to TGVC, but only if such a vendor or target business has not executed a waiver of any and all rights to seek access to the Trust Account;

●	the fact that the Sponsor Related Parties and TGVC’s officers and directors will lose their entire investment in TGVC, including loans and advances in the aggregate amount of approximately $5.6 million as of June 9, 2023, if TGVC does not complete an initial business combination;

●	the fact that TGVC’s three independent directors own an aggregate of 90,000 Founder Shares that the Sponsor transferred to them at a nominal cost, which if unrestricted and freely tradeable would be valued at $943,200 based on the closing price of TGVC Class A Common Stock on June 9, 2023;

●	the fact that TGVC’s existing officers and directors will be eligible for continued indemnification and coverage under a directors’ and officers’ liability insurance policy after the Closing and pursuant to the Business Combination Agreement;

●	the fact that the Sponsor has the ability to designate two members of the PubCo Board, although we expect the Sponsor to decline to designate any of the initial members of the PubCo Board;

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●	the fact that ThinkEquity, in addition to serving as the representative of the several underwriters in the IPO, also served as a financial advisor to TGVC in connection with the Business Combination in consideration for payment of an amount equal to the greater of either (i) 4.0% of the net funds from the Trust Account after investor redemptions, or (ii) $300,000, plus reimbursement of expenses incurred in connection with its services and the agreement by TGVC to indemnify ThinkEquity for certain liabilities arising out of the engagement; and

●	the fact that ThinkEquity additionally served as a financial advisor to TGVC in connection with the Extension Meeting in consideration for payment of $50,000.

For more information, see the section above entitled “The Business Combination Proposal; Terms of the Business Combination—Interests of the Initial Holders in the Business Combination.”

Voting Your Shares—Stockholders of Record

Each share of TGVC Common Stock that you own in your name entitles you to one vote. If you are a record owner of your shares, there are two ways to vote your shares of TGVC Common Stock at the Special Meeting:

●	You can vote by signing and returning the enclosed proxy card. If you vote by proxy card, your “proxy,” whose name is listed on the proxy card, will vote your shares as you instruct on the proxy card. If you sign and return the proxy card but do not give instructions on how to vote your shares, your shares will be voted as recommended by the TGVC Board “FOR” the Business Combination Proposal and the Adjournment Proposal (if presented). Votes received after a matter has been voted upon at the Special Meeting will not be counted.

●	You can attend the Special Meeting and vote during the meeting. You can access the Special Meeting by visiting the website listed below. You will need your control number for access. If you do not have a control number, please contact the Transfer Agent. Please allow up to 48 hours prior to the meeting for processing your control number. Instructions on how to attend and participate at the Special Meeting are available at .

Voting Your Shares—Beneficial Owners

If your TGVC Common Stock is held in an account at a brokerage firm, bank or other nominee, then you are the beneficial owner of shares held in “street name” and this proxy statement/prospectus is being sent to you by that broker, bank or other nominee. The broker, bank or other nominee holding your account is considered to be the stockholder of record for purposes of voting at the Special Meeting. As a beneficial owner, you have the right to direct your broker, bank or other nominee regarding how to vote the shares in your account by following the instructions that the broker, bank or other nominee provides you along with this proxy statement/prospectus. As a beneficial owner, if you wish to vote at the Special Meeting, you must get a proxy from the broker, bank or other nominee. Please see “—Attending the Special Meeting” below.

Attending the Special Meeting

Only TGVC Stockholders on the Record Date or their legal proxyholders may attend the Special Meeting. Please note that you will only be able to access the Special Meeting by means of remote communication. Please have your control number, which you can find on your proxy card, to join the Special Meeting. If you do not have a control number, please contact the Transfer Agent.

Revoking Your Proxy

If you are a record owner of your shares and you give a proxy, you may change or revoke it at any time before it is exercised by doing any one of the following:

●	you may send another proxy card with a later date;

●	you may notify TGVC’s secretary in writing before the Special Meeting that you have revoked your proxy; or

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●	you may attend the Special Meeting, revoke your proxy, and vote via the virtual meeting platform as described above.

If your shares are held in “street name” or are in a margin or similar account, you should contact your broker for information on how to change or revoke your voting instructions.

Who Can Answer Your Questions About Voting Your Shares

If you are a stockholder and have any questions about how to vote or direct a vote in respect of your TGVC Common Stock, you may call TGVC’s proxy solicitor at (212) 297-0720 (for banks and brokerage firms) and toll free at (855) 208-8903 (for stockholders and all others) or email them at info@okapipartners.com.

No Additional Matters May Be Presented at the Special Meeting

The Special Meeting has been called only to consider the approval of the Business Combination Proposal and the Adjournment Proposal (if presented). Under the TGVC Bylaws, other than procedural matters incident to the conduct of the Special Meeting, no other matters may be considered at the Special Meeting if they are not included in the Notice of the Special Meeting included with this proxy statement/prospectus.

Redemption Rights

Pursuant to the TGVC Charter, any holders of TGVC Public Shares may demand that such shares be redeemed in exchange for a pro rata share of the aggregate amount on deposit in the Trust Account, less taxes payable, calculated as of two business days prior to the consummation of the Business Combination. If demand is properly made and the Business Combination is consummated, these shares, immediately prior to the consummation of the Business Combination, will cease to be outstanding and will represent only the right to receive a pro rata share of the aggregate amount on deposit in the Trust Account which holds the proceeds of the IPO (calculated as of two business days prior to the consummation of the Business Combination, including interest earned on the funds held in the Trust Account and not previously released to pay TGVC’s taxes). For illustrative purposes, based on funds in the Trust Account of approximately $14.2 million on June 9, 2023, the estimated redemption price per TGVC Public Share would have been $10.66, without giving effect to taxes payable.

In order to exercise your redemption rights, you must:

●	Prior to 5:00 PM Eastern Time on , 2023 (two business days before the Special Meeting), tender your shares physically or electronically through DTC to the Transfer Agent and submit a request in writing that we redeem your TGVC Public Shares for cash to the Transfer Agent, at the following address:

Continental Stock Transfer & Trust Company
One State Street Plaza, 30th Floor
New York, New York 10004
Tel: (212) 845-3233
E-mail: fwolf@continentalstock.com

●	In your request to the Transfer Agent for redemption, affirmatively certify if you “ARE” or “ARE NOT” acting in concert or as a “group” (as defined in Section 13d-3 of the Exchange Act) with any other stockholder with respect to shares of TGVC Class A Common Stock.

Stockholders seeking to exercise their redemption rights and opting to deliver physical certificates should allot sufficient time to obtain physical certificates from the Transfer Agent and time to effect delivery. It is TGVC’s understanding that stockholders should generally allot at least two weeks to obtain physical certificates from the Transfer Agent. However, TGVC does not have any control over this process, and it may take longer than two weeks. Stockholders who hold their shares in street name will have to coordinate with their bank, broker or other nominee to have the shares certificated or delivered electronically. If you do not submit a written request and deliver your TGVC Public Shares as described above, your shares will not be redeemed.

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Any demand for redemption, once made, may be withdrawn at any time until the deadline for exercising redemption requests (and submitting shares to the Transfer Agent) and thereafter, with TGVC’s consent, until the vote is taken with respect to the Business Combination. If you deliver your shares for redemption to the Transfer Agent and decide within the required timeframe not to exercise your redemption rights, you may request that the Transfer Agent return the shares (physically or electronically). You may make such request by contacting the Transfer Agent at the phone number or address listed above.

Prior to exercising redemption rights, TGVC Stockholders should verify the market price of TGVC Common Stock as they may receive higher proceeds from the sale of their TGVC Common Stock in the public market than from exercising their redemption rights if the market price per share is higher than the redemption price. We cannot assure you that you will be able to sell your shares of TGVC Common Stock in the open market, even if the market price per share is higher than the redemption price stated above, as there may not be sufficient liquidity in TGVC Common Stock when you wish to sell your shares.

If you exercise your redemption rights, your shares of TGVC Common Stock will cease to be outstanding immediately prior to the Business Combination and will only represent the right to receive a pro rata share of the aggregate amount on deposit in the Trust Account. You will no longer own those shares and will have no right to participate in, or have any interest in, the future growth of PubCo, if any. You will be entitled to receive cash for these shares only if you properly and timely demand redemption.

If the Business Combination is not approved and TGVC does not consummate an initial business combination by November 5, 2023 (or a later date approved by the TGVC Stockholders pursuant to the TGVC Charter), TGVC will be required to dissolve and liquidate the Trust Account by returning the then remaining funds in such account to the TGVC Public Stockholders, subject to payment of TGVC’s tax obligations and up to $100,000 of dissolution expenses, and the TGVC Warrants will expire worthless.

In connection with the IPO, TGVC’s officers and directors and the Sponsor Related Parties agreed to waive any redemption rights with respect to any shares of TGVC Common Stock held by them in connection with the completion of an initial business combination, which includes the Business Combination. Such waivers are standard in transactions of this type and TGVC’s officers and directors and the Sponsor Related Parties did not receive separate consideration for the waiver.

Proxy Solicitation

TGVC is soliciting proxies on behalf of the TGVC Board. This solicitation is being made by mail but also may be made by telephone, on the internet or in person. TGVC and its directors, officers and employees may also solicit proxies in person. TGVC will file with the SEC all scripts and other electronic communications as proxy soliciting materials. TGVC will bear the cost of the solicitation.

TGVC has hired Okapi to assist in the proxy solicitation process. TGVC will pay Okapi a fee of $45,000, plus disbursements of its expenses in connection with services relating to the Special Meeting.

TGVC will ask banks, brokers and other institutions, nominees and fiduciaries to forward the proxy materials to their principals and to obtain their authority to execute proxies and voting instructions. TGVC will reimburse them for their reasonable expenses in connection with such efforts.

Stock Ownership

As of the Record Date, TGVC’s officers and directors and the Sponsor Related Parties beneficially own an aggregate of approximately 67.5% of the outstanding shares of TGVC Common Stock. TGVC’s officers and directors and the Sponsor Related Parties have agreed to vote all of their Founder Shares and any TGVC Public Shares acquired by them in favor of the Business Combination Proposal and the Adjournment Proposal. As of the date of this proxy statement/prospectus, the Sponsor has not acquired any TGVC Public Shares.

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The Business Combination Proposal; Terms of The Business Combination

General

Holders of TGVC Common Stock are being asked to approve and adopt the Business Combination Agreement and the Business Combination. TGVC Stockholders should carefully read this proxy statement/prospectus in its entirety for more detailed information concerning the Business Combination Agreement, which is attached as Annex A to this proxy statement/prospectus. Please see the section titled “—The Business Combination Agreement” below, for additional information and a summary of certain terms of the Business Combination Agreement. We urge you to carefully read the Business Combination Agreement in its entirety before voting on this proposal.

Because TGVC is holding a stockholder vote on the Business Combination, TGVC may consummate the Business Combination only if it is approved by the affirmative vote of a majority of the votes cast by the TGVC Stockholders as of the Record Date who attend or are represented by proxy at the Special Meeting.

The Business Combination Agreement

The following is a summary of the material terms of the Business Combination Agreement. A copy of the Business Combination Agreement is attached as Annex A to this proxy statement/prospectus and is incorporated by reference into this proxy statement/prospectus. The Business Combination Agreement has been attached to this proxy statement/prospectus to provide you with information regarding its terms. It is not intended to provide any other factual information about TGVC, Flexi or PubCo. The following description does not purport to be complete and is qualified in its entirety by reference to the Business Combination Agreement. You should refer to the full text of the Business Combination Agreement for details of the Business Combination and the terms and conditions of the Business Combination Agreement. Any defined terms used in this summary but not defined in this summary or in the section titled “Frequently Used Terms” shall have the meanings set forth in the Business Combination Agreement.

The Business Combination Agreement contains representations and warranties that TGVC, on the one hand, and Flexi and PubCo, on the other hand, have made to one another as of specific dates. These representations and warranties have been made for the benefit of the parties to the Business Combination Agreement and are not intended as statements of fact but rather as a way of allocating the risk among the parties if those statements prove to be incorrect. In addition, the assertions embodied in the representations and warranties are qualified by information in confidential Disclosure Letters exchanged by the parties in connection with signing the Business Combination Agreement. While TGVC and Flexi do not believe that these Disclosure Letters contain information required to be publicly disclosed under the applicable securities laws, other than information that has already been so disclosed, the Disclosure Letters do contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the attached Business Combination Agreement. Accordingly, you should not rely on the representations and warranties as current characterizations of factual information about TGVC, Flexi or PubCo, because they were made as of specific dates, are intended merely as a risk allocation mechanism among the parties and are modified by the Disclosure Letters.

General; Structure of the Business Combination; Closing

TGVC, PubCo, Target Merger Sub, SPAC Merger Sub and Flexi entered into the Business Combination Agreement on December 5, 2022, pursuant to which (i) Target Merger Sub will merge with and into Flexi, the separate existence of Target Merger Sub will cease and Flexi will be the surviving corporation and become a direct, wholly owned subsidiary of PubCo, (ii) immediately following confirmation of the effective filing of the Initial Merger, SPAC Merger Sub will merge with and into TGVC, the separate existence of SPAC Merger Sub will cease and TGVC will be the surviving corporation of the TGVC Merger and a direct, wholly owned subsidiary of PubCo, and (iii) the single share of PubCo outstanding immediately prior to the Initial Merger Effective Time will be cancelled for no consideration.

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The Initial Merger

Subject to the terms and conditions of the Business Combination Agreement, at the Initial Merger Effective Time, and by virtue of the Initial Merger and without any action on the part of TGVC, Flexi, PubCo, Target Merger Sub, SPAC Merger Sub or any holder of Flexi Shares, each Flexi Share that is issued and outstanding immediately prior to the Initial Merger Effective Time (other than (i) any treasury shares or shares held by Flexi or any of its affiliates, and (ii) any Dissenting Flexi Shares) will automatically be cancelled and cease to exist in exchange for the right to receive such number of newly issued PubCo Ordinary Shares that is equal to the Flexi Exchange Ratio, without interest, subject to rounding such fractional shares of each holder to the nearest whole number of PubCo Ordinary Share (after aggregating all fractional PubCo Ordinary Shares that otherwise would be received by such holder). Following the Closing, each holder of Flexi Shares may also receive additional PubCo Ordinary Shares in accordance with the terms of the earnout provision in the Business Combination Agreement, as described in the section titled “—Earnout” below.

The Flexi Exchange Ratio is equal to the number obtained by dividing $190,000,000 by the total number of issued and outstanding Flexi Shares as of immediately prior to the Initial Merger Effective Time, determined on a fully diluted basis, and dividing that amount by $10.00. There were 253,938 Flexi Shares outstanding on December 5, 2022, the date of the Business Combination Agreement, on both an issued and a fully diluted basis. Dividing $190,000,000 by 253,938 results in a figure (rounding to five spaces) of 748.21413, which divided by $10.00 equals (rounded to four spaces) 74.8214. To the extent that Flexi issues additional Flexi Shares or instruments such as options, restricted stock, warrants, or other equity appreciation, phantom equity, profit participation or similar rights for the purchase or acquisition of any Flexi Shares, or declares a stock split or stock dividend with respect to the Flexi Shares, prior to Closing, the Flexi Exchange Ratio will be lower than 78.8214. Similarly, to the extent that Flexi repurchases any Flexi Shares or declares a reverse stock split of the Flexi Shares, the Flexi Exchange Ratio will be higher than 78.8214. The Business Combination Agreement, however, prohibits Flexi, with limited exceptions, from taking any of these actions without TGVC’s written consent, and at present, Flexi does not anticipate issuing any additional Flexi Shares or instruments by which Flexi Shares may be acquired, repurchasing any Flexi Shares, or declaring a stock split, reverse stock split, or stock dividend and TGVC does not anticipate that it would consent to Flexi taking any such actions. As a result, we do not expect the Flexi Exchange Ratio to deviate from the 74.8214 figure calculated as of the date of the Business Combination Agreement.

The TGVC Merger

Subject to the terms and conditions of the Business Combination Agreement, at the TGVC Merger Effective Time, by virtue of the TGVC Merger and without any action on the part of TGVC, Flexi, PubCo, Target Merger Sub, SPAC Merger Sub or any holder of TGVC Units, TGVC Common Stock or TGVC Warrants:

●	each TGVC Unit issued and outstanding immediately prior to the TGVC Merger Effective Time will be automatically separated and the holder thereof will be deemed to hold one share of TGVC Class A Common Stock and one TGVC Warrant;

●	immediately following the separation of each TGVC Unit, (i) each share of TGVC Class B Common Stock will automatically convert into one share of TGVC Class A Common Stock (the “Initial Conversion”), and (ii) immediately following the Initial Conversion, each share of TGVC Class A Common Stock that is issued and outstanding immediately prior to the TGVC Merger Effective Time (including shares of TGVC Class B Common Stock that are converted into TGVC Class A Common Stock in the Initial Conversion, but excluding any treasury shares held by TGVC or shares held by any subsidiary of TGVC), will automatically be cancelled and cease to exist in exchange for the right to receive one newly issued PubCo Ordinary Share, without interest, subject to rounding up such fractional shares of each holder to the nearest whole PubCo Ordinary Share (after aggregating all fractional PubCo Ordinary Shares that otherwise would be received by such holder); and

●	each TGVC Warrant outstanding immediately prior to the TGVC Merger Effective Time will be assumed by PubCo and converted into an Assumed TGVC Warrant exercisable for one PubCo Ordinary Share at an exercise price of $11.50 per share. Each Assumed TGVC Warrant will otherwise continue to have and be subject to substantially the same terms and conditions as were applicable to such TGVC Warrant immediately prior to the TGVC Merger Effective Time.

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Earnout

The Business Combination Agreement provides that the Flexi Shareholders will have the right to receive an aggregate of up to 2,900,000 additional PubCo Ordinary Shares (which constitute the Earnout Shares) based on PubCo’s revenue in each of the two fiscal years following the Closing Date, in each case as reported on its audited consolidated statement of profit or loss and other comprehensive loss included in its Annual Report on Form 20-F for the applicable period. Specifically, if PubCo’s revenue is equal to or greater than:

●	$40,000,000 for the fiscal year ending December 31, 2023, then PubCo shall issue an aggregate of 500,000 PubCo Ordinary Shares to the Flexi Shareholders; and

●	$57,000,000 for the fiscal year ending December 31, 2024, then PubCo shall issue an aggregate of 2,400,000 PubCo Ordinary Shares to the Flexi Shareholders.

The Business Combination Agreement provides that the Flexi Shareholders will enter into a separate agreement with PubCo that establishes the manner in which the Earnout Shares will be allocated and will notify PubCo as to the amount of Earnout Shares to be issued to each Flexi Shareholder.

Material Adverse Effect

Under the Business Combination Agreement, certain representations and warranties of Flexi are qualified in whole or in part by a material adverse effect standard for purposes of determining whether a breach of such representations and warranties has occurred.

Pursuant to the Business Combination Agreement, a material adverse effect with respect to Flexi (a “Flexi Material Adverse Effect”) means any event that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on (i) the business, assets and liabilities, results of operations or financial condition of the Flexi Companies, taken as a whole or (ii) the ability of the Flexi Companies to consummate the Transactions; provided, however, that in no event would any of the following, alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a “Flexi Material Adverse Effect”: (a) any enactment of, or change or proposed change in, any applicable laws or IFRS or any interpretation thereof following the date of the Business Combination Agreement; (b) any change in interest rates or economic, political, business, securities, or financial market conditions generally; (c) the execution or public announcement of the Business Combination Agreement or the pendency or consummation of the Transactions, or any action or omission of a Flexi Company taken pursuant thereto or in contemplation thereof; (d) any natural disaster (including hurricanes, storms, tornados, flooding, earthquakes, volcanic eruptions or similar occurrences), epidemic, pandemic, disease or outbreak (including COVID-19 Measures or any Permitted COVID-19 Measures, or any change in COVID-19 Measures or binding interpretations of an applicable governmental authority with respect thereto following the date of the Business Combination Agreement), acts of nature or change in climate; (e) any acts of terrorism or war (whether or not declared), sabotage, civil unrest, terrorism, curfews, public disorder, riots, the outbreak or escalation of hostilities, geopolitical conditions, local, regional, state, national or international political conditions, or social conditions; (f) any failure in and of itself of any of the Flexi Companies to meet any projections, forecasts, guidance, estimates, milestones; budgets or financial or operating predictions of revenue, earnings, cash flow or cash position, provided that this exception shall not prevent or otherwise affect a determination that any change, effect or development underlying such change has resulted in or contributed to a Flexi Material Adverse Effect; (g) any events generally applicable to the industries or markets in which the Flexi Companies operate; (h) any matter existing as of the date of the Business Combination Agreement to the extent expressly set forth on the Flexi Disclosure Letter; (i) any action taken (or omission) by or at the express written request of an authorized officer of, or with the written approval or consent (except with respect to the matters requiring consent under the Business Combination Agreement, unless otherwise agreed by TGVC to be subject to this exception (i)) of, TGVC; (j) any events that are cured by Flexi prior to the Closing; (k) any downturn in general economic conditions, including changes in the credit, debt, securities, financial or capital markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets); or (l) any worsening of the events referred to in clauses (b), (d), (e), (g) or (k) to the extent existing as of the date of the Business Combination Agreement; provided, that in the case of each of clauses (a), (b), (d), (e) and (g), any such event to the extent it disproportionately affects the Flexi Companies, taken as a whole, relative to other participants in the industries or geographical areas in which such Persons operate shall not be excluded from the determination of whether there has been, or would reasonably be expected to be, a Flexi Material Adverse Effect.

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Under the Business Combination Agreement, certain representations and warranties of TGVC are qualified in whole or in part by a material adverse effect standard for purposes of determining whether a breach of such representations and warranties has occurred.

Pursuant to the Business Combination Agreement, a “Material Adverse Effect” with respect to TGVC (a “TGVC Material Adverse Effect”) means any event that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on (i) the business, assets and liabilities, results of operations or financial condition of TGVC or (ii) the ability of TGVC to consummate the Transactions; provided, however, that in no event would any of the following, alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a “TGVC Material Adverse Effect”: (a) any enactment of, or change or proposed change in, any applicable laws or GAAP or any interpretation thereof following the date of the Business Combination Agreement; (b) any change in interest rates or economic, political, business, securities or financial market conditions generally; (c) the taking of any action expressly required to be taken under the Business Combination Agreement or any Ancillary Agreement; (d) any natural disaster (including hurricanes, storms, tornados, flooding, earthquakes, volcanic eruptions or similar occurrences), epidemic, pandemic, disease or outbreak (including COVID-19 and any Permitted COVID-19 Measures, or any change in COVID-19 Measures or binding interpretations of an applicable governmental authority with respect thereto following the date of the Business Combination Agreement), acts of nature or change in climate; (e) any acts of terrorism or war (whether or not declared), sabotage, civil unrest, terrorism, riots, the outbreak or escalation of hostilities, geopolitical conditions, local, regional, state, national or international political conditions, or social conditions; (f) any matter as of the date of the Business Combination Agreement to the extent expressly set forth on the TGVC Disclosure Letter; (g) any action taken (or omission) by or at the express written request of an authorized officer of, or with the written approval or consent (except with respect to the matters requiring consent set forth in the Business Combination Agreement, unless otherwise agreed by Flexi to be subject to this exception (g)) of, Flexi; (h) any downturn in general economic conditions, including changes in the credit, debt, securities, financial or capital markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets); (i) any events that are cured by TGVC prior to the Closing; or (j) any worsening of the events referred to in clauses (b), (d), (e), or (h) to the extent existing as of the date of the Business Combination Agreement; provided, that in the case of each of clauses (a), (b), (d), (e), and (h), any such event to the extent it disproportionately affects TGVC relative to other participants in the industries in which TGVC operates shall not be excluded from the determination of whether there has been, or would reasonably be expected to be, a TGVC Material Adverse Effect.

Conditions to the Closing of the Business Combination

Conditions to Obligations of TGVC, the Acquisition Entities and Flexi to Consummate the Business Combination. The obligations of TGVC, the Acquisition Entities and Flexi to consummate the Transactions are subject to the satisfaction of or, if permitted by applicable law, waiver in writing by the party for whose benefit such condition exists, the following conditions:

●	The TGVC Stockholders’ Approval and the Flexi Written Consent have been obtained;

●	All Regulatory Approvals have been obtained or have expired or been terminated, as applicable;

●	The Registration Statement has become effective under the Securities Act, no stop order suspending the effectiveness of the Registration Statement has been issued and no proceedings for that purpose have been initiated or threatened by the SEC and not withdrawn;

●	(i) PubCo’s initial listing application with Nasdaq in connection with the Transactions has been conditionally approved and, immediately following the Closing, PubCo shall satisfy any applicable initial and continuing listing requirements of Nasdaq and PubCo has not received any notice of non-compliance therewith, and (ii) the PubCo Ordinary Shares and the Assumed TGVC Warrants to be issued in connection with the Transactions have been approved for listing on Nasdaq, subject to any requirement to have a sufficient number of round lot holders of the PubCo Ordinary Shares or Assumed TGVC Warrants, and the outstanding PubCo Ordinary Shares and Assumed TGVC Warrants held by TGVC Public Stockholders are listed on Nasdaq on the Closing Date;

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●	No governmental authority has enacted, issued, promulgated, enforced or entered any law (whether temporary, preliminary or permanent) or governmental order that is then in effect or pending and that has the effect of making the Transactions illegal or that otherwise prevents or prohibits consummation of the Transactions; and

●	Satisfaction of the Net Tangible Assets Condition by TGVC, which may operate, in effect, as a minimum cash requirement and make it more difficult for TGVC to complete the Business Combination as contemplated.

Conditions to Obligations of TGVC. TGVC’s obligations to consummate the Transactions at the Closing are subject to the satisfaction or, if permitted by applicable law, waiver in writing by TGVC, of the following additional conditions:

●	Each of the representations and warranties of Flexi and of each Acquisition Entity contained in the Business Combination Agreement are true and correct as of the date of the Business Combination Agreement and as of the Closing Date as though then made, except with respect to such representations and warranties that speak as to an earlier date, which representations and warranties must be true and correct at and as of such date, except for, in each case, inaccuracies or omissions that (without giving effect to any limitation as to “materiality” or “Flexi Material Adverse Effect” or another similar materiality qualification set forth therein), individually or in the aggregate, have not had, and would not reasonably be expected to have, a Flexi Material Adverse Effect;

●	Each of the covenants of Flexi and of each Acquisition Entity to be performed as of or prior to the Closing has been performed in all material respects;

●	There has not been any event that has had, or would reasonably be expected to have, individually or in the aggregate, a Flexi Material Adverse Effect;

●	All approvals, waivers or consents from any third parties set forth and described on the Flexi Disclosure Letter have been obtained;

●	Flexi has obtained executed counterparts to the Shareholder Support Agreement from all the Key Flexi Shareholders; and

●	Flexi has obtained executed counterparts to a BCA Lock-Up Agreement from the Key Flexi Shareholders and certain other holders of Flexi Shares together holding at least 90% of the total number of issued and outstanding Flexi Shares as of immediately prior to the Initial Merger Effective Time, determined on a fully diluted basis.

Conditions to Obligations of Flexi. Flexi’s obligations to consummate the Transactions at the Closing are subject to the satisfaction or, if permitted by applicable law, waiver in writing by Flexi, of the following additional conditions:

●	Each of the representations and warranties of TGVC contained in the Business Combination Agreement are true and correct as of the date of the Business Combination Agreement and as of the Closing Date, except with respect to such representations and warranties that speak as to an earlier date, which representations and warranties must be true and correct at and as of such date, and except for, in each case, inaccuracies or omissions that (without giving effect to any limitation as to “materiality” or “TGVC Material Adverse Effect” or another similar materiality qualification set forth therein) individually or in the aggregate, have not had, and would not reasonably be expected to have a TGVC Material Adverse Effect;

●	Each of the covenants of TGVC to be performed as of or prior to the Closing has been performed in all material respects; and

●	There has not been any event that has had, or would reasonably be expected to have, individually or in the aggregate, a TGVC Material Adverse Effect.

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Representations and Warranties

The Business Combination Agreement contains customary representations and warranties of the parties relating to, among other things: their ability to enter into the Business Combination Agreement; their outstanding capitalization, organization, good standing, corporate power and qualification; due authorization; compliance with other instruments; absence of changes; and brokers or finders. Flexi and TGVC also made other customary representations and warranties to each other, including, without limitation, with respect to tax matters and board approval. Finally, Flexi made other customary representations and warranties to TGVC, including, without limitation, with respect to: its subsidiaries; financial statements; material contracts; intellectual property; title to properties and assets; liens; real property; environmental matters; compliance with laws; litigation; insurance; governmental consents; permits; registration of the offer and sale of securities under the Securities Act and the absence, to its knowledge, of shareholder agreements with respect to the voting of Flexi Shares; related party transactions; labor agreements and actions; employee compensation; employee benefit plans; books and records; the Foreign Corrupt Practices Act; compliance with certain anti-money laundering laws; sanctions; and takeover statutes and stockholder rights plans.

The representations and warranties expire at the Closing and are subject to specified exceptions, such as materiality, Flexi Material Adverse Effect and TGVC Material Adverse Effect, knowledge and other qualifications contained in the Business Combination Agreement and may be further modified and limited by the confidential Disclosure Letters to the Business Combination Agreement.

Covenants of the Parties

Covenants of Flexi and the Acquisition Entities

Flexi and the Acquisition Entities made certain covenants under the Business Combination Agreement, including, among others, the following:

●	PubCo agreed that, from the date of the Business Combination Agreement through the Closing, PubCo will apply for, and shall use reasonable best efforts to cause, the PubCo Ordinary Shares and the Assumed TGVC Warrants to be approved for listing on Nasdaq and accepted for clearance by the Depository Trust Company, subject to official notice of issuance, prior to the Closing Date.

●	Flexi agreed that, in the event that any Key Flexi Shareholder fails to comply in any material respect with his, her or its obligations under the Shareholder Support Agreement in a timely manner, it will use the proxy granted to it under the Shareholder Support Agreement by such Key Flexi Shareholder to act for such Key Flexi Shareholder in accordance with the terms and conditions of the Shareholder Support Agreement, the BVI Act and other applicable law; provided that no such action by Flexi will be necessary if the failed action by such Key Flexi Shareholder is not necessary for any vote or written consent to be approved by a required percentage of shareholders.

●	PubCo agreed to take all action within its power so that effective immediately following the Closing, the PubCo Board will consist of no less than five directors, two of whom may be designated by the Sponsor and a majority of whom shall be independent directors in accordance with Nasdaq requirements applicable to PubCo (although the majority-independent board requirement will not apply to PubCo as a foreign private issuer), and that complies with all diversity requirements under applicable law.

●	Flexi agreed to not adopt any stockholder rights plan, “poison pill” or similar anti-takeover instrument or plan in effect to which any Flexi Company would be or become subject, party or otherwise bound.

●	Flexi acknowledged and agreed that it and each Flexi Company is aware of the restrictions imposed by U.S. federal securities laws and the rules and regulations of the SEC and Nasdaq promulgated thereunder on a Person possessing material nonpublic information about a publicly traded company. Flexi agreed that while it is in possession of such material nonpublic information it will not purchase or sell any securities of TGVC, take any action with respect to TGVC in violation of such laws, or cause or encourage any third party to do any of the foregoing.

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●	PubCo and Flexi (as the surviving corporation in the Initial Merger) agreed, after the Closing, to indemnify and hold harmless each present and former director and officer of the Flexi Companies, TGVC and any Acquisition Entity against any costs, expenses, damages or liabilities incurred in connection with any Actions, to the fullest extent that would have been permitted under applicable law and the applicable governing documents in effect on the date of the Business Combination Agreement. PubCo, Flexi (as the surviving corporation in the Initial Merger) and TGVC further agreed to purchase a prepaid noncancellable six-year “tail” for each current policy of directors’ and officers’ liability insurance with respect to claims existing or occurring at or prior to the Closing. The Flexi Companies, PubCo and TGVC, respectively, agree to maintain such policies in effect, fulfill all conditions (including without limitation relating to notice of claims thereunder), and honor all obligations thereunder.

Flexi also agreed that from the date of the Business Combination Agreement through the earlier of the Closing or the termination of the Business Combination Agreement (the “Interim Period”), it will, and will cause its subsidiaries and the Acquisition Entities to, except as otherwise contemplated by the Business Combination Agreement or the Ancillary Agreements, as set forth in the Flexi Disclosure Letter, as consented to by TGVC in writing (which consent will not be unreasonably conditioned, withheld or delayed), as required by applicable law or Permitted COVID-19 Measures, governmental authority or any contract to which any of the Flexi Companies is a party, or for the incurrence of Flexi Transaction Expenses, operate its business in the ordinary course and to not, and to cause its subsidiaries and the Acquisition Entities not to:

●	change or amend the governing documents of any Flexi Company or any Acquisition Entity;

●	make or declare any dividend or distribution to its stockholders or members, as applicable, of any Flexi Company or any Acquisition Entity or make any other distributions in respect of any of the Flexi Companies’ or any Acquisition Entity’s capital stock or equity interests, except dividends and distributions by a wholly owned subsidiary of a Flexi Company to such Flexi Company or another wholly-owned subsidiary of such Flexi Company;

●	split, combine, reclassify, recapitalize or otherwise amend any terms of any shares or series of the Flexi Companies’ or any Acquisition Entity’s capital stock or equity interests, except for any such transaction by a wholly owned subsidiary of a Flexi Company that remains a wholly owned subsidiary of such Flexi Company after consummation of such transaction;

●	purchase, repurchase, redeem or otherwise acquire any issued and outstanding share capital, shares, outstanding shares of capital stock, membership interests or other equity interests of any Flexi Company or any Acquisition Entity, except for transactions between a Flexi Company and any wholly owned subsidiary of such Flexi Company;

●	sell, assign, transfer, convey, lease or otherwise dispose of any material assets or properties of the Flexi Companies or any Acquisition Entity, except for (i) dispositions of equipment in the ordinary course, (ii) sales of inventory in the ordinary course or (iii) transactions solely among the Flexi Companies;

●	acquire any ownership interest in any real property, except in the ordinary course;

●	acquire by merger or consolidation with, or merge or consolidate with, or purchase substantially all or a material portion of the equity or assets of, any corporation, partnership, association, joint venture or other business organization or division thereof;

●	(i) make, change or revoke any material election in respect of taxes, except to comply with GAAP or IFRS, or settle or compromise any material United States federal, state, local or non-United States tax liability, except in the ordinary course, or (ii) change any annual tax accounting period, adopt or change any method of tax accounting, amend any tax returns or file claims for tax refunds, enter into any closing agreement, waive or extend any statute of limitations period in respect of an amount of taxes, settle any tax claim, audit or assessment, or surrender any right to claim a tax refund, offset or other reduction in tax liability;

●	take, agree to take, or fail to take, any action that could reasonably be expected to prevent the Transactions from qualifying for the Intended Tax Treatment;

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●	as applicable, issue any additional equity interests or securities exercisable for or convertible into equity interests of an Acquisition Entity or a Flexi Company, or grant any options, warrants, convertible equity instruments or other equity-based awards that relate to the equity of any Flexi Company;

●	adopt a plan of, or otherwise enter into or effect a, complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of any Flexi Company or any Acquisition Entity, merge or consolidate with any Person or be acquired by any Person, or file for bankruptcy in respect of any Flexi Company or any Acquisition Entity;

●	waive, release, settle, compromise, or otherwise resolve any actions, except in the ordinary course or where such waivers, releases, settlements or compromises involve only the payment of monetary damages in an amount less than $100,000 in the aggregate;

●	enter into, adopt or amend in any material respect, any collective bargaining agreements or similar contracts or arrangements with a labor union, labor management organization or other employee representative group that represents any employees or Contract Workers of any Flexi Company;

●	enter into or amend, in any material respect, any contracts or arrangements with offers of any Flexi Company, including with respect to wages, salary, bonus, incentive, profit-sharing or other compensation payable;

●	hire, engage or terminate, or offer to hire or engage, any employees, officers, directors or Contract Workers with annual base compensation in excess of $200,000;

●	establish, adopt or amend in any material respect or terminate any company benefit plan (except as required by applicable law), or grant or increase any material bonus, severance, retention or termination payments;

●	incur, assume or guarantee any indebtedness for borrowed money (other than in connection with the Bridge Loan (as defined herein), which shall not exceed $2,000,000) the principal amount of which exceeds $1,500,000 in the aggregate;

●	enter into, renew or amend in any material respect (i) certain affiliate transactions or contracts, (ii) any contract between any Flexi Company and any broker, finder, investment banker or financial advisor with respect to the Transactions, or (iii) except in the ordinary course of the business, had such contract been entered into on or before the date of the Business Combination Agreement, would have been required to be disclosed on the Flexi Disclosure Letter pursuant to certain disclosure requirements in the Business Combination Agreement;

●	limit the right of any Flexi Company to engage in any line of business or in any geographic area, to develop, market or sell products or services, or to compete with any Person; or

●	enter into any agreement or otherwise make a binding commitment to do any of the above-prohibited actions.

Flexi also agreed, as soon as reasonably practicable, but in no case later than 30 days after the date of the Business Combination Agreement, to deliver to TGVC (i) the consolidated statement of financial position and statements of the Flexi Companies as of December 31, 2020 and December 31, 2021, and the related consolidated statements of profit or loss, changes in equity and cash flows, for the years then ended, in each case audited in accordance with PCAOB standards and including the notes thereto and the report of BF Borgers CPA PC, and (ii) the unaudited consolidated statement of financial position and statements of profit or loss, changes in equity and cash flows, of the Flexi Companies as of and for the three-month period ended March 31, 2022 and for the three-month and six-month periods ended June 30, 2022, each subject to normal year-end adjustments and the absence of footnotes. Flexi also agreed to deliver to TGVC, as soon as reasonably practical, the unaudited consolidated statement of financial position and statements of profit or loss, changes in equity and cash flows, of the Flexi Companies as of and for the three-month and nine-month periods ended September 30, 2022.

Covenants of TGVC

TGVC made certain covenants under the Business Combination Agreement, including, among others, the following:

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●	Upon satisfaction or waiver of the conditions set forth in the Business Combination Agreement and the provision of notice thereof to the Trustee, at the Closing, in accordance with the Trust Agreement, to (i) cause any documents, opinions and notices required to be delivered to the Trustee pursuant to the Trust Agreement to be so delivered and (ii) use its reasonable best efforts to cause the Trustee to, and the Trustee shall thereupon be obligated to (a) pay as and when due all amounts payable to TGVC Stockholders pursuant to the TGVC Share Redemptions, and (b) immediately thereafter, disburse all remaining amounts then available in the Trust Account as directed by TGVC, subject to the Business Combination Agreement and the Trust Agreement and that thereafter, the Trust Account shall terminate.

●	From the date of the Business Combination Agreement until the Closing, to use reasonable best efforts to ensure that the TGVC Class A Common Stock, TGVC Warrants and TGVC Units remain listed on Nasdaq.

●	During the Interim Period, to comply in all material respects with, and continue performing under, as applicable, the TGVC Governing Documents, the Trust Agreement and all other material contracts to which it may be a party.

●	During the Interim Period, to keep current and timely file all reports required to be filed or furnished with the SEC and otherwise comply in all material respects with its reporting obligations under applicable securities laws.

TGVC also agreed, during the Interim Period, except as otherwise contemplated by the Business Combination Agreement (including the TGVC Disclosure Letter) and the Ancillary Agreements, as consented to by Flexi in writing (which consent will not be unreasonably conditioned, withheld or delayed) or as required by applicable law, governmental authority, or COVID-19 Measures, to operate its business in the ordinary course and not to:

●	change, modify or amend the Trust Agreement or the TGVC Governing Documents, or seek any approval from TGVC Stockholders to take any such action, except as contemplated by the Proposals;

●	change, modify or amend the TGVC Governing Documents;

●	change, modify or amend the TGVC Warrant Agreement, including by reducing the Warrant Price (as defined therein);

●	(i) make or declare any dividend or distribution to the TGVC Stockholders or make any other distributions in respect of its capital stock, share capital or equity interests, (ii) split, combine, reclassify or otherwise amend any terms of any shares or series of its capital stock or equity interests or (iii) purchase, repurchase, redeem or otherwise acquire any issued and outstanding share capital, outstanding shares of capital stock, share capital or membership interests, warrants or other equity interests, other than a redemption of TGVC Class A Common Stock (prior to the TGVC Merger Effective Time) made as part of the TGVC Share Redemptions;

●	merge, consolidate or amalgamate with or into, or acquire (by purchasing a substantial portion of the assets of or equity in, or by any other manner) any other Person or be acquired by any other Person;

●	(i) make, change or revoke any material election in respect of taxes, except to comply with GAAP or applicable law, or settle or compromise any material United States federal, state, local or non-United States tax liability, except in the ordinary course, or (ii) change any annual tax accounting period, adopt or change any method of tax accounting, amend any tax returns or file claims for tax refunds, enter into any closing agreement, waive or extend any statute of limitations period in respect of an amount of taxes, settle any tax claim, audit or assessment, or surrender any right to claim a tax refund, offset or other reduction in tax liability;

●	take, agree to take, or fail to take, any action that could reasonably be expected to prevent the transactions from qualifying for the Intended Tax Treatment;

●	enter into, renew, or amend in any material respect, any transaction or contract (i) with an affiliate of TGVC, other than any transaction or contract pursuant to which the Sponsor or any of its affiliates provides debt financing to TGVC, or (ii) with any TGVC Stockholder except as permitted or contemplated by the Business Combination Agreement;

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●	incur or assume any indebtedness or guarantee any indebtedness of another Person, issue or sell or guaranty any debt securities or warrants or other rights to acquire any debt securities or guaranty any debt securities of another Person, other than any (i) indebtedness for borrowed money or guarantee expressly contemplated by the Business Combination Agreement or (ii) debt financing provided by the Sponsor or any of its affiliates to TGVC;

●	make any material change in its accounting principles, policies, procedures or methods unless required by an amendment in GAAP made subsequent to the date of the Business Combination Agreement, as agreed to by its independent accountants;

●	engage in any conduct in a new line of business or engage in any material commercial activities (other than to consummate the Business Combination);

●	issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, any TGVC Capital Stock or securities exercisable for or convertible into TGVC Capital Stock;

●	grant any options, warrants or other equity-based awards with respect to TGVC Capital Stock not outstanding on the date of the Business Combination Agreement and disclosed in documents filed publicly with the SEC;

●	waive, release, compromise, settle or agree to waive, release, compromise, or settle any action except where such waivers, releases, settlements or compromises involve only the payment of monetary damages in an amount less than $250,000 in the aggregate;

●	(i) hire, or otherwise enter into any employment, consulting or similar agreement with, any person, (ii) grant any increase in the compensation of any current or former officer or director, (iii) adopt any benefit plan for the benefit of any current or former officer or director, or (iv) materially amend any existing agreement with any current or former officer or director;

●	make any loans, advances or capital contributions to, or investments in, any other Person (including to any of its officers, directors, agents or consultants, other than business expenses advanced to officers or directors in the ordinary course), make any change in its existing borrowing or lending arrangements for or on behalf of such Persons, or enter into any “keep well” or similar agreement to maintain the financial condition of any Person;

●	liquidate, dissolve, reorganize or otherwise wind-up its business and operations;

●	split, combine, reclassify, recapitalize or otherwise amend any terms of any shares or series of TGVC Capital Stock or equity interests;

●	purchase, repurchase, redeem (except for the exercise of the TGVC Share Redemption) or otherwise acquire any issued and outstanding share capital, outstanding shares of capital stock, membership interests or other equity interests of TGVC; or

●	enter into any agreement or otherwise make a binding commitment to do any above-prohibited action.

In addition, PubCo and TGVC agreed to, on terms to be approved in writing by Flexi (which approval shall not be unreasonably withheld, conditioned or delayed), enter into an assignment and assumption agreement pursuant to which TGVC will assign to PubCo all of its rights, interests, and obligations in and under the TGVC Warrant Agreement and amend the TGVC Warrant Agreement accordingly to change all references therein from warrants to purchase TGVC Class A Common Stock to warrants to purchase PubCo Ordinary Shares.

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Joint Covenants

Each party made certain joint covenants under the Business Combination Agreement, including, among others, the following:

●	Flexi, TGVC and the Acquisition Entities agreed to (i) promptly (and, in the case of the initial filing required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, within 20 business days after the date of the Business Combination Agreement) submit all notifications, reports, and other filings required to be submitted to a governmental authority in order to obtain the necessary Regulatory Approvals and provide all information reasonably required of such party in connection therewith and (ii) use their commercially reasonable efforts to cooperate in good faith with any governmental authority in connection with obtaining all such Regulatory Approvals and undertake promptly any and all action required to obtain the Regulatory Approvals and consummate the Transactions.

●	Flexi, TGVC and the Acquisition Entities agreed to (i) diligently and expeditiously defend and use commercially reasonable efforts to obtain any necessary clearance, approval, consent or Regulatory Approval under any applicable laws prescribed or enforceable by any governmental authority for the Transactions and to resolve any objections as may be asserted by any governmental authority with respect to the Transactions and (ii) cooperate fully with each other in the defense of such matters.

●	Flexi, on the one hand, and TGVC, on the other, each agreed to be responsible for and pay one-half of the filing fees payable to the governmental authorities in connection with the Transactions, including such filing fees payable by an Acquisition Entity.

●	Flexi, TGVC and each Acquisition Entity agreed to use their commercially reasonable efforts to cause the Registration Statement to comply in all material respects with all applicable laws including all rules and regulations promulgated by the SEC, respond as promptly as reasonably practicable to and resolve all comments received from the SEC concerning the Registration Statement, cause the Registration Statement to be declared effective under the Securities Act as promptly as practicable after such filing and to keep the Registration Statement effective as long as is necessary to consummate the Transactions.

●	TGVC agreed to, (i) prior to or as promptly as practicable after the Registration Statement is declared effective under the Securities Act, establish a record date for, and as promptly as reasonably practical after the Registration Statement is declared effective, to duly call, give notice of, and convene and hold a meeting of the TGVC Stockholders to vote on the Proposals, for a date no later than 30 days after the date that the proxy statement is mailed to TGVC Stockholders, (ii) solicit proxies from the TGVC Stockholders to vote in favor of the Business Combination Agreement and of each of the Proposals, and (iii) provide the TGVC Stockholders with the opportunity to elect to effect the TGVC Share Redemption.

●	Flexi agreed to, (i) as promptly as reasonably practicable but in any event within five business days after the Registration Statement becomes effective, (A) send to the Flexi Shareholders a consent solicitation statement and a copy of the Business Combination Agreement and the plan of merger to effect the Initial Merger, and (B) seek the Flexi Written Consent. Flexi also agreed to take all other actions necessary or advisable to obtain the Flexi Written Consent and to secure the vote or consent of its shareholders required by and in compliance with all applicable laws, Nasdaq rules, and the Flexi Governing Documents.

●	TGVC and Flexi agreed to, and Flexi agreed to cause the other Flexi Companies and the Acquisition Entities to, use reasonable best efforts to obtain all material consents and approvals of third parties that any Flexi Company or any of the Acquisition Entities and TGVC, as applicable, are required to obtain to consummate the Transactions, and take such other action as may be reasonably necessary or as another party to the Business Combination Agreement may reasonably request to satisfy the conditions to Closing or otherwise to comply with the Business Combination Agreement and to consummate the Transactions as soon as practicable. Notwithstanding the foregoing, TGVC, Flexi, the other Flexi Companies, and the Acquisition Entities and their affiliates will not be required to (i) engage in any Action except where expressly required under the Business Combination Agreement, (ii) seek to have a governmental order vacated or reversed, (iii) propose, negotiate, commit to or effect by consent decree, hold separate order or otherwise, the sale, divestiture, licensing or disposition of any assets or businesses of the Flexi Companies, (iv) limit the freedom of action of any of the Flexi Companies or TGVC with respect to, or the ability to retain, control or operate, or to exert full rights of ownership in respect of, any of the businesses, product lines or assets of the Flexi Companies or TGVC or (v) without limiting their express obligations under the Business Combination Agreement or the Ancillary Agreements, grant any financial, legal or other accommodation to any other Person.

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●	Each of PubCo, TGVC, Target Merger Sub, SPAC Merger Sub and Flexi agreed to use its respective reasonable best efforts to cause the Transactions to qualify and agreed not to permit or cause any of their affiliates or subsidiaries to take any action that to its knowledge could reasonably be expected to prevent or impede the Transactions from qualifying, for the Intended Tax Treatment. If TGVC or Flexi seeks a tax opinion from its respective tax advisor regarding the Intended Tax Treatment of the Transactions, or the SEC requests such a tax opinion, each party agreed to use reasonable best efforts to execute and deliver customary tax representation letters as the applicable tax advisor may reasonably request in form and substance reasonably satisfactory to such advisor.

●	Flexi and PubCo agreed to promptly advise TGVC, and TGVC agreed to promptly advise Flexi, of any Action commenced (or to the knowledge of Flexi, PubCo, or TGVC, as applicable, threatened) on or after the date of the Business Combination Agreement, against such party or any its subsidiaries or directors by any Flexi Shareholder or TGVC Stockholder with respect to the Business Combination Agreement, the Mergers or the other Transactions, in which case the defending party will control the defense or settlement of any such Action, subject to giving the other party an opportunity to participate in the defense and the defending party shall not settle without the other party’s prior written consent (not to be unreasonably withheld, conditioned or delayed).

●	Each of Flexi and TGVC agreed not to, and agreed to cause its representatives not to, during the Interim Period, (i) initiate any negotiations with any Person with respect to, or provide any non-public information or data concerning Flexi and TGVC or their respective subsidiaries, to any Person relating to an Acquisition Proposal or alternative transaction or afford to any Person access to the business, properties, assets or personnel of any Flexi Company or TGVC, as applicable, or any of its subsidiaries in connection with an Acquisition Proposal or alternative transaction, (ii) enter into any acquisition agreement, merger agreement or similar definitive agreement, or any letter of intent, memorandum of understanding or agreement in principle, or any other agreement relating to an Acquisition Proposal or alternative transaction, (iii) grant any waiver, amendment or release under any confidentiality agreement or the anti-takeover laws of any state relating to an Acquisition Proposal or alternative transaction, or (iv) otherwise knowingly facilitate any such inquiries, proposals, discussions, or negotiations or any effort or attempt by any Person to make an Acquisition Proposal or alternative transaction. Each of Flexi and TGVC agreed to, and agreed to cause its representatives to, immediately cease any and all existing discussions or negotiations with any person with respect to any alternative transaction or Acquisition Proposal. The parties agreed in the Business Combination Agreement that any violation of the restrictions set forth in this paragraph by a party or its affiliates or representatives would be deemed to be a breach of such section in the Business Combination Agreement by such party.

●	Each of Flexi, TGVC and the Acquisition Entities agreed, during the Interim Period, to the extent permitted by applicable law to, and to cause each of its subsidiaries to, (i) afford to the other party and its representatives reasonable access, during normal business hours and with reasonable advance notice, in such manner as to not materially interfere with the ordinary course of its operations, to all of its respective assets, properties, facilities, books, contracts, tax returns, records and appropriate officers, employees and other personnel and to furnish such representatives with all financial and operating data and other information concerning its affairs that are in its possession as such representatives may reasonably request, and (ii) cooperate with the other party and its representatives regarding all due diligence matters, including document requests. All information obtained by Flexi, TGVC, the Acquisition Entities and their respective representatives pursuant to the foregoing is subject to the NDA. Notwithstanding the foregoing, under the Business Combination Agreement, neither Flexi nor TGVC is required to directly or indirectly provide access to or disclose information where the access or disclosure would violate its obligations of confidentiality or similar legal restrictions with respect to such information, jeopardize the protection afforded under the attorney-client privilege or the attorney work product doctrine or contravene applicable law (though the parties agreed to use their reasonable best efforts to cause such information to be provided in a manner that would not result in such jeopardy or contravention).

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●	Flexi, PubCo and TGVC agreed to use their respective reasonable best efforts to cause the TGVC Units, TGVC Common Stock and TGVC Warrants to be delisted from Nasdaq (or be succeeded by the respective PubCo securities) and to terminate the registration of such securities with the SEC (or be succeeded by PubCo) as of the TGVC Merger Effective Time or as soon as practicable thereafter.

●	Flexi and TGVC agreed that Flexi may negotiate a bridge loan, which shall not exceed $2,000,000 (the “Bridge Loan”). The terms of the Bridge Loan shall be mutually agreed upon by Flexi and TGVC.

Survival of Representations, Warranties and Covenants

Except for certain covenants to be performed following the Closing, the representations, warranties and covenants of the parties contained in the Business Combination Agreement will not survive the Closing.

Termination

The Business Combination Agreement may be terminated prior to the Closing, as follows:

●	by mutual written consent of Flexi and TGVC;

●	by written notice from Flexi or TGVC to the other if any governmental order has become final and nonappealable that has the effect of making consummation of the Transactions illegal or otherwise preventing or prohibiting consummation of the Transactions;

●	by written notice from Flexi to TGVC within 10 business days after there has been a modification in recommendation of the TGVC Board with respect to any of the Proposals;

●	by written notice from TGVC to Flexi within 10 business days after there has been a modification in recommendation of the board of directors of Flexi with respect to the Business Combination Agreement, the Mergers and the other Transactions;

●	by written notice from Flexi or TGVC to the other if the TGVC Stockholders’ Approval has not been obtained by reason of the failure to obtain the required vote at the Special Meeting or at any adjournment or postponement thereof;

●	by written notice from TGVC to Flexi if the Flexi Written Consent has not been obtained within five business days after the Registration Statement becomes effective;

●	by written notice from TGVC to Flexi if the requisite audited financial statements and unaudited financials of Flexi for the first, second and third quarters of 2022 (to the extent required in accordance with the Business Combination Agreement) have not been delivered by January 4, 2023, with respect to the first and second quarters, and January 16, 2023, with respect to the third quarter;

●	prior to the Closing, by written notice to Flexi from TGVC in the event of certain uncured breaches of a representation, warranty, covenant or other agreement on the part of Flexi or if the Closing has not occurred on or before November 5, 2023, unless TGVC is in material breach of the Business Combination Agreement; or

●	prior to the Closing, by written notice to TGVC from Flexi in the event of certain uncured breaches of a representation, warranty, covenant or other agreement on the part of TGVC or if the Closing has not occurred on or before November 5, 2023, unless Flexi is in material breach of the Business Combination Agreement.

In the event of the termination of the Business Combination Agreement, the Business Combination Agreement will become void and have no effect other than with respect to certain provisions of the Business Combination Agreement (and the terms of the NDA) that will survive any termination of the Business Combination Agreement, and there will be no liability on the part of any party thereto or its respective affiliates, officers, directors, stockholders or other representatives, other than liability of Flexi, TGVC or any Acquisition Entity, as the case may be, for any willful and material breach of the Business Combination Agreement occurring prior to such termination.

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Amendments

The Business Combination Agreement may not be amended except by a duly authorized agreement in writing executed in the same manner as the Business Combination Agreement and that references the Business Combination Agreement.

Related Agreements

Shareholder Support Agreement

Contemporaneously with the execution of the Business Combination Agreement, Flexi, PubCo and certain Flexi Shareholders entered into a Shareholder Support Agreement pursuant to which, among other things, such Flexi Shareholders agreed (i) to vote (including by execution of a written consent) their Flexi Shares in favor of the Business Combination Agreement, the Initial Merger and the other Transactions, (ii) to waive any rights to seek appraisal or rights of dissent in connection with the Business Combination Agreement, the Mergers and the transactions contemplated thereby, and (iii) to consent to the termination of certain shareholder agreements with Flexi (with certain exceptions), effective at Closing, subject to the terms and conditions contemplated by the Shareholder Support Agreement. The Flexi Shareholders party to the Shareholder Support Agreement collectively have a sufficient number of votes to approve the Initial Merger.

The Shareholder Support Agreement and all of its provisions will terminate and be of no further force or effect upon the earlier of the Closing and termination of the Business Combination Agreement pursuant to its terms. Upon such termination of the Shareholder Support Agreement, all obligations of the parties under the Shareholder Support Agreement will terminate; provided, however, that such termination will not relieve any party thereto from liability arising in respect of any breach of the Shareholder Support Agreement prior to such termination.

Sponsor Support Agreement

Contemporaneously with the execution of the Business Combination Agreement, TGVC entered into the Sponsor Support Agreement with the Sponsor Related Parties and TGVC’s directors and officers, Flexi and PubCo, pursuant to which, among other things, the Sponsor Related Parties and TGVC’s directors and officers agreed to vote (including by execution of a written consent) their shares of TGVC Common Stock in favor of the Business Combination Agreement, the TGVC Merger and the other Transactions, subject to the terms and conditions contemplated by the Sponsor Support Agreement.

The Sponsor Support Agreement and all of its provisions will terminate and be of no further force or effect upon the earlier to occur of the Closing and termination of the Business Combination Agreement pursuant to its terms.

Lock-Up Agreements

In connection with the IPO, TGVC entered into the IPO Lock-Up Agreement with the IPO Lock-Up Shareholders, pursuant to which all of the IPO Lock-Up Securities held by such persons will be locked-up and subject to transfer restrictions, subject to certain exceptions, until the expiration of the Shares Lock-Up Period.

In addition, pursuant to the IPO Lock-Up Agreement, all of the TGVC Warrants (or securities issued or issuable upon the exercise thereof) held by the IPO Lock-Up Shareholders will be locked-up and subject to transfer restrictions until the expiration of the Warrant Lock-Up Period.

Concurrently with the execution of the Business Combination Agreement, TGVC and PubCo entered into separate BCA Lock-Up Agreements with the BCA Lock-Up Shareholders, pursuant to which 95% of the BCA Lock-Up Securities held by such persons will be locked-up and subject to transfer restrictions, subject to certain exceptions, until the expiration of the Shares Lock-Up Period.

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Background of the Business Combination

TGVC’S Initial Public Offering

TGVC is a blank check company incorporated in Delaware on February 8, 2021 and formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. TGVC sought to leverage the unique expertise of its directors and officers to identify unique opportunities across space technology, financial technology, and media and telecom (“TMT”) industries, but TGVC would not undertake its initial business combination with an entity that conducts a majority of its business or is headquartered in China (including Hong Kong and Macau). TGVC’s selection process sought to leverage its relationships with leading company founders, executives of private and public companies, venture capitalists and growth equity funds, in addition to the extensive industry and geographical reach of its platforms, as well as its founders’ reputation, experience and track record of making investments especially in the space technology, financial technology and TMT industries.

The proposed Business Combination was the result of an extensive search for a potential transaction using the network, investing and operating experience of our management team, and the terms of the Business Combination Agreement were the result of extensive negotiations between TGVC and Flexi (and their respective affiliates). The following is a brief description of the background of these negotiations.

On November 5, 2021, TGVC closed the IPO for the sale of 11,500,000 TGVC Public Units at a price of $10.00 per TGVC Public Unit, yielding gross proceeds of $115,000,000. Each TGVC Public Unit consists of one share of TGVC Class A Common Stock and one TGVC Warrant, with each TGVC Warrant entitling the holder thereof to purchase one share of TGVC Class A Common Stock for $11.50 per share. Simultaneously with the closing of the IPO, TGVC completed a private placement of 5,500,000 TGVC Placement Warrants issued to the Sponsor, generating total proceeds of $5.5 million. A total of $117,300,000 of the proceeds from the IPO and the sale of the TGVC Placement Warrants was placed in a U.S.-based trust account at J.P. Morgan Chase Bank, N.A., maintained by Continental Stock Transfer & Trust Company, acting as Trustee.

The Extension Meeting

On May 4, 2023, TGVC held the Extension Meeting, where the TGVC Stockholders approved the Extension. In connection with the Extension, 10,164,304 TGVC Public Shares were tendered for redemption, which represented approximately 88.4% of the total TGVC Public Shares outstanding at the time of redemption, and approximately $105.6 million was released from the Trust Account to pay such redeeming TGVC Public Stockholders. As a result of this redemption, as of the date hereof there are 1,335,696 TGVC Public Shares issued and outstanding and there is approximately $14.2 million remaining in the Trust Account that is available for a business combination. In connection with the Extension, (i) in order to induce TGVC Public Stockholders not to redeem their TGVC Public Shares, TGVC and the Sponsor entered into the Non-Redemption Agreement with the Non-Redemption Investors whereby, among other things, the Sponsor paid the Non-Redemption Payment to the Non-Redemption Investors in exchange for the Non-Redemption Investors agreeing to hold and not redeem certain TGVC Public Shares, (ii) TGVC amended its advisory agreement with ThinkEquity and paid ThinkEquity an advisory fee of $50,000, and (iii) a director of TGVC made a short-term loan of $105,000 to the Sponsor, which has been repaid.

Additionally, in order to induce TGVC Public Stockholders not to redeem their TGVC Public Shares in connection with the Extension, the Sponsor will deposit Monthly Extension Payments into the Trust Account. Assuming that TGVC will complete its initial business combination by November 5, 2023, a total of up to $320,567 from six Monthly Extension Payments will be deposited in the Trust Account by October 5, 2023. As of the date hereof, two Monthly Extension Payments, in the aggregate principal amount of $106,854, have been deposited into the Trust Account. Each Monthly Extension Payment will be evidenced by an Extension Note, each in the principal amount equal to the Monthly Extension Payment. The Extension Notes bear no interest and are payable in full upon TGVC’s consummation of a business combination. If TGVC does not consummate a business combination by November 5, 2023, the Extension Notes will be repaid only from funds held outside of the Trust Account or will be forfeited, eliminated or otherwise forgiven.

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Target Search

Prior to the consummation of the IPO, neither TGVC, nor anyone on its behalf, contacted any prospective target business or had any substantive discussions, formal or otherwise, with respect to a transaction with TGVC. Upon the consummation of the IPO, TGVC’s management team commenced an active search for prospective businesses to acquire in its initial business combination. Through the networks of relationships of its management team, the Sponsor and its affiliates, representatives of TGVC contacted, and representatives of TGVC were contacted by, a number of individuals, financial advisors and other entities who offered to present ideas for business combination opportunities.

During this search process, TGVC evaluated approximately 25 business combination opportunities across a broad range of sectors including space technology, financial technology, urban air mobility, medical technology, and TMT industries. During the course of the search for a business combination target, the Chief Executive Officer of TGVC kept members of the TGVC Board apprised of the details of such business combination opportunities, including overviews of the businesses, their target sectors, the material discussions with such businesses and the status thereof.

With respect to the companies it had evaluated, TGVC executed non-disclosure agreements with 21 potential target businesses and entered into substantive discussions with 10 of these potential target businesses, substantial stockholders thereof or transaction intermediaries. Among the potential targets with whom TGVC had substantive discussions, TGVC negotiated two letters of intent, which were ultimately not executed.

The first potential target that negotiated a letter of intent with TGVC was an international ride share company (“Target A”). TGVC engaged in due diligence and discussions with Target A from March 2022 to April 2022, when discussions between TGVC and Target A were terminated. Following those discussions, TGVC negotiated a letter of intent with a smart consumer video monitoring company (“Target B”). TGVC engaged in due diligence and discussions, including with respect to deal terms and structuring, with Target B from April 2022 to August 2022, at which point TGVC withdrew from discussions and focused on the potential Business Combination with Flexi.

Timeline of the Business Combination

On July 7, 2022, Mr. Yang Liu, a representative of Flexi, reached out to Quentin Luk, a representative of TGVC, to discuss Flexi’s business model and willingness to enter into a transaction. Flexi’s increasing pursuit of an asset-light business model appealed to TGVC’s management and both parties commenced in-depth discussions regarding a potential transaction.

On July 12, 2022, Mr. Luk reached out to Mr. Yang Liu, a representative of Flexi, about entering into a non-disclosure agreement and engaging further discussion regarding the potential Business Combination. On July 22, 2022, TGVC received a deck regarding the potential opportunity with Flexi. The parties executed a confidentiality agreement (the “Confidentiality Agreement”) effective July 25, 2022, that covers discussions and exchange of information that occurred prior to this date.

On July 31, 2022, Flexi provided TGVC and its representatives with access to a virtual data room (the “Data Room”) containing due diligence materials for TGVC to review and additional diligence materials that TGVC subsequently requested from Flexi.

On August 5, 2022, TGVC submitted an initial draft letter of intent to Flexi. TGVC’s initial draft letter of intent included a pre-transaction enterprise value of Flexi of $180 million plus earnout shares worth $45 million, totaling $225 million. The parties discussed the draft letter of intent on August 6, 2022.

Between August 7, 2022, and August 22, 2022, the parties exchanged multiple drafts of the letter of intent and held multiple video and telephonic calls at which the terms of the letter of intent were discussed. Key matters addressed in these drafts were, among other things, the pre-transaction enterprise value of Flexi, the structure of the transaction, the amount that the Sponsor would invest in Flexi as part of the transaction, the pro forma ownership of the post-transaction company, the lock-up applicable to the Flexi Shareholders, the exclusivity provision and the termination rights of the parties.

On August 22, 2022, TGVC and Flexi agreed to the terms of the letter of intent subject to approval by the TGVC Board and the board of directors of Flexi.

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On August 22, 2022, the TGVC Board held a special meeting. In advance of the special meeting, the TGVC Board was provided the then-current version of the proposed letter of intent between TGVC and Flexi. At the special meeting, the TGVC Board was informed that TGVC was negotiating the terms of a business combination with Flexi and had finalized negotiations on the letter of intent. At such special meeting, the TGVC Board discussed the proposed terms of a business combination between Flexi and TGVC. By a unanimous vote of the directors present at the meeting, the TGVC Board authorized TGVC to execute a letter of intent with Flexi in substantially the form provided to the TGVC Board.

As a result of multiple business affiliations, TGVC’s officers and directors may have legal obligations relating to presenting business opportunities to multiple entities. These include Mr. Tsang’s role as the Chairman of Tsangs Group Holdings Limited, TGVC’s sponsor, Mr. Rettger’s role as an operating manager of PUF Mining, LLC, and Ms. Ahmad’s role as a founder of Copia. Furthermore, the TGVC Governing Documents provide that, to the extent allowed by law, TGVC renounced its interest in any corporate opportunity offered to any director or officer unless such opportunity is expressly offered to such person solely in his or her capacity as a director or officer of TGVC and such opportunity is one TGVC is legally and contractually permitted to undertake and would otherwise be reasonable for TGVC to pursue. The TGVC Board believes that such pre-existing affiliations and obligations did not affect TGVC’s search for an acquisition target because the affiliated companies are generally closely held entities controlled by such officer or director and the industry of or markets served by the affiliated companies’ respective businesses was such that it was unlikely that a conflict would arise.

On August 22, 2022, TGVC’s financial advisor, on behalf of TGVC, provided Flexi with an initial due diligence request list setting forth the initial Flexi materials that TGVC wanted to review.

On August 23, 2022, TGVC and Flexi executed a letter of intent (the “LOI”). The LOI contemplated, among other things, a total enterprise value of Flexi of approximately $285 million, additional performance based earnout consideration of up to an additional $45 million, a methodology for how that enterprise value would equate to the merger consideration to be paid to Flexi Shareholders, and that Flexi would obtain support agreements at signing from Flexi Shareholders sufficient to approve the proposed Business Combination. The LOI also included additional customary terms including an exclusivity period and the delivery of audited Flexi financial statements.

As part of the negotiation of the LOI, due to Flexi’s incorporation in the BVI, along with the fact that Flexi’s assets and management are primarily located outside the United States, the parties agreed that the transaction would be structured as a “double dummy” whereby a newly incorporated, non-U.S. company would acquire both TGVC and Flexi and have its ordinary shares listed on a stock exchange, with the new public company registering its ordinary shares with the SEC under the Exchange Act and qualifying as a foreign private issuer.

On September 1, 2022, TGVC engaged its M&A legal counsel, DLA Piper LLP (US) (“DLA”), to represent it in connection with the Business Combination.

On September 18, 2022, TGVC verbally authorized Marshall & Stevens to prepare an analysis to be used to advise the TGVC Board in connection with the Business Combination and to perform a fairness analysis and issue a fairness opinion (the “Fairness Opinion”) in connection with the Business Combination. Marshall & Stevens was formally engaged by engagement letter on October 5, 2022.

On or about September 20, 2022, DLA commenced its legal due diligence and thereafter provided Flexi with a supplemental legal due diligence request list setting forth a list of additional legal due diligence queries required in connection with such legal due diligence process.

Beginning on or about September 20, 2022 and continuing through execution of the Business Combination Agreement, the TGVC management team, its advisors, representatives of TGVC’s financial and legal advisors continued their due diligence of Flexi, including reviewing all materials in the Data Room, requesting additional documentation, reviewing additional information provided, and holding multiple due diligence video and telephonic conference calls with Flexi’s management team, employees and advisors, including, in the case of TGVC management, virtual and in-person tours of Flexi’s offices in Hong Kong. Additional information was provided in the Data Room and a number of follow-up diligence calls were hosted as requested by TGVC during which TGVC and Flexi discussed an overview of Flexi and its current and future products, Flexi’s technology, operations, customer pipeline, sales and marketing, Flexi’s corporate legal structure and material contracts, Flexi’s intellectual property portfolio, Flexi’s historical, current and projected financial condition and financial modeling, Flexi’s employment structure, human resources and related matters and other diligence matters. Such diligence continued as requested by TGVC up through negotiation and finalization of the definitive documentation and associated schedules, including bring down diligence prior to signing the definitive transaction agreements.

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On September 22, 2022, TGVC and Flexi executed a First Amendment to the LOI, pursuant to which the parties agreed to extend the exclusivity period until October 28, 2022.

Additionally, following execution of the letter of intent, the attorneys for TGVC, which in addition to DLA included Ogier in the BVI, and the attorneys for Flexi, which in addition to Lucosky Brookman (“LB”), M&A legal counsel to Flexi, included Conyers Dill & Pearman in the BVI, held several calls to discuss the transaction structure and the BVI-related documentation required for the Business Combination.

Concurrently with the continuing due diligence process, DLA prepared an initial draft of the Business Combination Agreement. On September 29, 2022, DLA circulated with LB an initial draft of the Business Combination Agreement.

Prior to signing the Business Combination Agreement and related Ancillary Agreements, the Shareholder Support Agreement, the Sponsor Support Agreement, the Registration Rights Agreement and the BCA Lock-Up Agreement, several drafts of those documents were negotiated by the parties. From September 22, 2022 through December 4, 2022, representatives of TGVC, Flexi and their respective legal counsel conducted various telephonic conferences regarding the terms of the Business Combination Agreement and exchanged drafts and negotiated the terms of the Business Combination Agreement and the Ancillary Agreements. During this time, the parties negotiated and resolved open items in the Business Combination Agreement and the Ancillary Agreements.

On October 28, 2022, TGVC and Flexi executed a Second Amendment to the LOI, pursuant to which the parties agreed to extend the exclusivity period until November 11, 2022.

On or about October 30, 2022, and concurrent with the negotiation of the Business Combination Agreement and the Ancillary Agreements, the parties began discussions regarding the valuation of Flexi due to challenging developments in general market conditions.

TGVC’s management team considered the fact that, at the time of discussions with Flexi, the valuation of comparable flexible workspace companies was decreasing. The comparable flexible workspace companies reviewed were WeWork Inc., IWG plc, Victory Offices Limited, Servcorp Limited and Workspace Group plc., each of which had business models that were comparable to Flexi’s business. TGVC’s management team reviewed several valuation metrics for each comparable company, including, among others, enterprise value, market capitalization, and last twelve months revenues. During its review, TGVC’s management team noted that during the period of August 1, 2022 through October 6, 2022, many of the valuation metrics had decreased substantially for many of the comparable companies. For example, for the comparable companies as a group, the mean enterprise decreased by 14.9%, the mean market capitalization decreased by 29.9%, and the mean last twelve months revenues decreased by 1.4%. TGVC’s management team believed that compared to such companies, Flexi was increasingly moving towards an attractive asset-light business model (to be validated in due diligence). However, due to the challenges in the sector, as evidenced by the decreasing valuation metrics, TGVC’s management team believed that Flexi’s valuation had decreased. This belief was supported by TGVC’s management’s discussions with Marshall & Stevens, as discussed below.

On November 1, 2022, the TGVC Board held a special meeting during which TriPoint provided the TGVC Board an update on TGVC’s potential business combination opportunities, including, among other things, the proposed Business Combination between TGVC and Flexi and the due diligence that TGVC had conducted to date.

On November 10, 2022, TGVC and Flexi executed a Third Amendment to the LOI, pursuant to which the parties agreed to extend the exclusivity period until November 30, 2022.

On or about November 15, 2022, the parties ultimately agreed to revise down the valuation to an enterprise value of $190 million and additional performance based earnout consideration of up to an additional $29 million. Such valuation is reflected in the Business Combination Agreement. The parties did not amend the LOI to reflect such change.

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On the evening of November 28, 2022, the TGVC Board held a special meeting and was joined by representatives of DLA, Marshall & Stevens and TriPoint. During such special meeting, Marshall & Stevens provided the TGVC Board with its financial review and analysis and delivered an oral Fairness Opinion (followed by a written Fairness Opinion) to the effect that, as of that date and subject to and based on the assumptions made, procedures followed, matters considered, limitations of the review undertaken and qualifications contained in such opinion, (i) the Aggregate Merger Consideration is fair, from a financial point of view, to TGVC, and (ii) based upon Flexi’s enterprise value range of approximately $167,500,000 to $213,700,000, the midpoint of the range of $190,600,000 was sufficient to pass the 80% Test. See the section entitled “— Opinion of Marshall & Stevens–Reconciled Conclusion of Value.” DLA further provided updates on the terms of the proposed Business Combination, the terms and conditions of the Business Combination Agreement as well as the key Ancillary Agreements (copies of which were provided to all of the members of the TGVC Board in advance of the meeting). Following additional discussion on these and related matters, the TGVC Board unanimously approved (by written consent) the Business Combination Agreement and related Ancillary Agreements, and the transactions contemplated thereby.

On November 30, 2022, TGVC and Flexi executed a Fourth Amendment to the LOI, pursuant to which the parties agreed to extend the exclusivity period until December 9, 2022.

On December 4, 2022, the parties finalized the Business Combination Agreement. The final version of the Business Combination Agreement was provided to the TGVC Board shortly thereafter.

On December 5, 2022, TGVC, Flexi, PubCo and the other parties thereto executed the Business Combination Agreement. Concurrently with the execution of the Business Combination Agreement, TGVC also entered into the Shareholder Support Agreement, the Sponsor Support Agreement, the BCA Lock-Up Agreements and the Registration Rights Agreement. See “—Related Agreements” for additional information.

On December 5, 2022, the parties finalized the proposed materials in respect of the public announcement of the Business Combination, including a press release and a Current Report on Form 8-K.

On the morning of December 6, 2022, TGVC and Flexi issued a press release announcing the execution of the Business Combination Agreement and TGVC filed a Current Report on Form 8-K with the SEC including a copy of the press release, the Business Combination Agreement and the Ancillary Agreements.

Effective as of December 23, 2022, TGVC engaged ThinkEquity, which served as the representative of the several underwriters in the IPO, to serve as financial advisor to TGVC in connection with the Business Combination in consideration for payment at Closing of an amount equal to the greater of either (i) 4.0% of the net funds from the Trust Account after investor redemptions, or (ii) $300,000, plus reimbursement of expenses incurred in connection with its services and the agreement by TGVC to indemnify ThinkEquity for certain liabilities arising out of the engagement.

On April 30, 2023, in order to induce TGVC Public Stockholders not to redeem their TGVC Public Shares in connection with the Extension, TGVC and the Sponsor entered into the Non-Redemption Agreement with the Non-Redemption Investors whereby, among other things, the Sponsor paid the Non-Redemption Payment to the Non-Redemption Investors in exchange for the Non-Redemption Investors agreeing to hold and not redeem certain TGVC Public Shares at the Extension Meeting. In connection with the Extension and the Non-Redemption Payment, (i) TGVC amended its advisory agreement with ThinkEquity and paid ThinkEquity an advisory fee of $50,000 and (ii) a director of TGVC made a short-term loan of $105,000 to the Sponsor, which has been repaid.

On May 4, 2023, TGVC held the Extension Meeting where the stockholders of TGVC approved the Extension. In connection with the Extension, 10,164,304 TGVC Public Shares were tendered for redemption, which represented approximately 88.4% of the total outstanding TGVC Public Shares outstanding at the time of redemption, and approximately $105.6 million was released from the Trust Account to pay such redeeming TGVC Public Stockholders. As a result of this redemption, as of the date hereof, there are 1,335,696 TGVC Public Shares issued and outstanding and there is approximately $14.2 million remaining in the Trust Account that is available for a business combination. In connection with the Extension, (i) in order to induce TGVC Public Stockholders not to redeem their TGVC Public Shares, TGVC and the Sponsor entered into the Non-Redemption Agreement with the Non-Redemption Investors whereby, among other things, the Sponsor paid the Non-Redemption Payment to the Non-Redemption Investors in exchange for the Non-Redemption Investors agreeing to hold and not redeem certain TGVC Public Shares, (ii) TGVC amended its advisory agreement with ThinkEquity and paid ThinkEquity an advisory fee of $50,000, and (iii) a director of TGVC made a short-term loan of $105,000 to the Sponsor, which has been repaid.

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Additionally, in order to induce TGVC Public Stockholders not to redeem their TGVC Public Shares in connection with the Extension, the Sponsor will deposit Monthly Extension Payments into the Trust Account. Assuming that TGVC will complete its initial business combination by November 5, 2023, a total of up to $320,567 from six Monthly Extension Payments will be deposited in the Trust Account by October 5, 2023. As of the date hereof, two Monthly Extension Payments, in the aggregate principal amount of $106,854, have been deposited into the Trust Account. Each Monthly Extension Payment will be evidenced by an Extension Note, each in the principal amount equal to the Monthly Extension Payment. The Extension Notes bear no interest and are payable in full upon TGVC’s consummation of a business combination. If TGVC does not consummate a business combination by November 5, 2023, the Extension Notes will be repaid only from funds held outside of the Trust Account or will be forfeited, eliminated or otherwise forgiven.

The TGVC Board’s Reasons for Approval of the Business Combination

TGVC was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization, or similar business combination with one or more businesses.

The TGVC Board considered a variety of factors in connection with its evaluation of the Business Combination. In light of the complexity of those factors, the TGVC Board, as a whole, did not consider it practicable to, nor did it attempt to, quantify, or otherwise assign relative weights to the specific factors it took into account in reaching its decision. The TGVC Board viewed its decision as being based on all of the information available and the factors presented to and considered by it. In addition, individual members of the TGVC Board may have given different weight to different factors. This explanation of the reasons for the TGVC Board’s approval of the Business Combination, and all other information presented in this section, is forward-looking in nature and, therefore, should be read in light of the factors discussed in the section entitled “Cautionary Note Regarding Forward-Looking Statements.”

Before reaching its decision, the TGVC Board reviewed Flexi’s business model, certain historical financial information, the Flexi Prospective Financial Information, and the results of the due diligence conducted by TGVC’s management and legal and financial advisors. TGVC’s due diligence process took place over approximately a 13-week period beginning on or about September 6, 2022, and continuing through the signing of the Business Combination Agreement on December 5, 2022. TGVC’s management, as well as its directors and advisors, have many years of experience in both operational management and investment and financial management and analysis and, in the opinion of the TGVC Board, was suitably qualified to oversee the due diligence conducted by TGVC’s legal and financial advisors and to conduct the portions of the due diligence and other investigations performed by TGVC’s management in connection with the search for a business combination partner. A detailed description of the experience of TGVC’s executive officers and directors is included in the section entitled “TGVC’s Management.” The due diligence conducted by TGVC’s management team and/or TGVC’s legal and financial advisors included:

●	Meetings and calls with Flexi’s management and accounting teams regarding Flexi’s software, real properties, operations, customers and forecasts;

●	review of Flexi’s material contracts;

●	review of Flexi’s software and intellectual property matters;

●	review of financial, tax, legal, and accounting due diligence, including a review of Flexi’s finance and accounting staff and finance and accounting staff needs;

●	consultation with TGVC’s legal, financial and accounting advisors; and

●	review of the historical financial statements of Flexi and the Flexi Prospective Financial Information.

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Prior to reaching the decision to approve the Business Combination and the Business Combination Agreement, the TGVC Board consulted with TGVC’s management, as well as with its legal and financial advisors. In making its determination with respect to the Business Combination, the TGVC Board also considered the financial analysis undertaken by Marshall & Stevens, an independent fairness opinion provider to the TGVC Board in connection with the Business Combination. On November 28, 2022, at a meeting of the TGVC Board held to evaluate the proposed Business Combination, Marshall & Stevens delivered an oral opinion, subsequently confirmed by delivery of a written opinion to the TGVC Board, to the effect that, as of that date and subject to and based on the assumptions made, procedures followed, matters considered, limitations of the review undertaken and qualifications contained in such opinion, (i) the Aggregate Merger Consideration is fair, from a financial point of view, to TGVC, and (ii) the midpoint of the range of fair market value for Flexi was sufficient to pass the 80% Test. See the section entitled “—Opinion of Marshall Stevens.” The full text of Marshall & Steven’s written opinion is attached as Annex C to this proxy statement/prospectus and is incorporated herein by reference.

In the prospectus for the IPO, TGVC stated that, while it may pursue an acquisition in any business industry or sector, TGVC intended to focus on prospective target companies in the technology, financial technology and the technology, media and telecom, or TMT, industries (but would not undertake any business combination with an entity that conducts a majority of its business or is headquartered in China, including Hong Kong and Macau). The TGVC Board considered these factors identified in the prospectus in its evaluation of Flexi. Furthermore, in light of the due diligence conducted on Flexi by the TGVC management team and its third-party advisors and taking into account Flexi’s focus on flexible workspaces in Asia and Australia with a robust technology infrastructure offering for customers, the TGVC Board determined that Flexi met the criteria in TGVC’s prospectus for the IPO.

In approving the Business Combination, the TGVC Board considered the factors that include, but are not limited to, those set forth above as well as the following positive factors, several of which are based upon our due diligence:

●	Large Venue Depth. Flexi’s large network of flexible workspaces in the Asia-Pacific region with a flexible, decentralized structure and a broad collection of localized venues.

●	Multi-Brand Strategy. Flexi’s multi-brand strategy to cater to different price points, customer industries and market segments.

●	Asset-light Model. Flexi’s increasing pursuit of an asset-light model, which may allow Flexi to expand more quickly, with a lower capital outlay, than if it used a traditional leasing model.

●	Top-Tier Partners. Flexi’s key partnerships with some of the largest developers and real estate owners in the Asia-Pacific region.

●	Marshall & Stevens Opinion. The TGVC Board obtained an opinion from Marshall & Stevens to the effect that, as of December 5, 2022, and based on and subject to the matters described in its opinion, the Aggregate Merger Consideration in the transaction was fair, from a financial point of view, to TGVC. Based upon Marshall & Stevens’ reconciled fair market value range for Flexi, the midpoint of such range of fair market value was sufficient to pass the 80% Test.

●	Due Diligence. Due diligence examinations of Flexi by TGVC management, as well as by TGVC’s legal, financial and other advisors, and discussions with Flexi’s management.

●	Negotiated Transaction. The financial and other terms of the Business Combination Agreement and the related agreements, including the fact that such terms and conditions are reasonable and were the product of arm’s length negotiations between TGVC and Flexi.

●	Other Alternatives. The TGVC Board’s belief, after a thorough review of other business combination opportunities reasonably available to TGVC, that the Business Combination represents the best potential business combination for TGVC and the TGVC Stockholders. No opportunity came to the attention of any member of TGVC’s management or the TGVC Board in his or her personal capacity, that impacted TGVC’s search for an acquisition target.

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●	Flexi Shareholder Support Agreement. Flexi, PubCo and certain Flexi Shareholders entered into a Shareholder Support Agreement, pursuant to which, among other things, certain Flexi Shareholders agreed to: (i) vote (including by execution of a written consent) their Flexi Shares in favor of the Business Combination Agreement, the Initial Merger and the other Transactions; (ii) waive any rights to seek appraisal or rights of dissent in connection with the Business Combination Agreement, the Initial Merger and the other Transactions contemplated thereby; and (iii) consent to the termination of certain shareholder agreements with Flexi (with certain exceptions), effective at Closing, subject to the terms and conditions contemplated by the Shareholder Support Agreement, such that Flexi would have a sufficient number of votes to approve the Initial Merger and increasing the likelihood Flexi would satisfy such condition to Closing.

●	Continued Support by Existing Flexi Shareholders. Existing Flexi Shareholders would not receive any cash consideration in connection with the Initial Merger; instead existing Flexi Shareholders will own approximately 37% of PubCo on a fully-diluted basis immediately after the Closing (assuming no additional redemptions by TGVC Public Stockholders); and certain Key Flexi Shareholders agreed to have their ownership subjected to post-Closing lock-up arrangements, such that, 95% of the BCA Lock-Up Securities held by such persons will be locked-up and subject to transfer restrictions until the expiration of the Shares Lock-Up Period.

In the course of its deliberations, the TGVC Board also considered a variety of uncertainties, risks and other potentially negative factors relevant to the Business Combination, including the following:

●	Public Company Risk. The risks that are associated with being a publicly traded company that is in its early, developmental stage with a management team with limited to no experience operating a public company.

●	Redemption Risk. The risk that a significant number of TGVC Stockholders elect to redeem their shares prior to the consummation of the Business Combination and pursuant to the TGVC Charter, which would potentially make the Business Combination more difficult to complete or reduce the amount of cash available to Flexi to accelerate its business plan following the Closing.

●	Stockholder Vote Risk. The risk that the TGVC Stockholders may fail to provide the votes necessary to effect the Business Combination.

●	Closing Conditions Risk. The risk that completion of the Business Combination is conditioned on the satisfaction of certain Closing conditions that are not within TGVC’s control.

●	Benefits May Not Be Achieved Risk. The risk that the potential benefits of the Business Combination may not be fully achieved or may not be achieved within the expected timeframe.

●	Termination Date. The risk that the Business Combination may not be consummated by the date that is 18 months from the closing of the IPO, or May 5, 2023 (such date was subsequently extended to November 5, 2023 and may be further extended by the TGVC Stockholders).

●	Liquidation of TGVC. The risks and costs to TGVC if the Business Combination is not completed, including the risk of diverting management focus and resources from other business combination opportunities, which could result in TGVC being unable to effect a business combination by May 5, 2023 (such deadline was subsequently extended to November 5, 2023, and may be further extended by the TGVC Stockholders), and could force it to liquidate and the TGVC Placement Warrants would expire worthless.

●	Litigation Risk. The risk of litigation challenging the Business Combination or that an adverse judgment granting permanent injunctive relief could indefinitely enjoin consummation of the Business Combination.

●	Post-Business Combination Corporate Governance. The amount of equity to be held by existing Flexi Shareholders and the fact that TGVC Public Stockholders will likely hold a minority position in PubCo following consummation of the Business Combination, which will limit an investor’s ability to influence the outcome of important transactions, including a change in control.

●	Fees, Expenses and Time Risk. The risk of incurring significant fees and expenses associated with completing the Business Combination and the substantial time and effort of management required to complete the Business Combination.

●	Other Risk Factors. Various other risk factors associated with Flexi’s business, as described in the section entitled “Risk Factors.”

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In addition to considering the factors described above, the TGVC Board also considered that the Initial Holders may have interests in the Business Combination that are in addition to, and that may be different from, the interests of TGVC Stockholders. These interests include the fact that unless TGVC consummates an initial business combination, TGVC’s officers and directors and the Sponsor Related Parties will not receive reimbursement for any out-of-pocket expenses they incurred on behalf of TGVC. Additionally, these interests include the fact that if TGVC does not complete an initial business combination by November 5, 2023 (or a later date approved by the TGVC Stockholders pursuant to the TGVC Charter), the proceeds from the sale of the TGVC Placement Warrants of $5.5 million will be included in the liquidating distribution to TGVC Public Stockholders and the TGVC Placement Warrants will expire worthless. TGVC’s independent directors reviewed and considered these interests during the negotiation of the Business Combination and in evaluating and unanimously approving, as members of the TGVC Board, the Business Combination Agreement and the Business Combination. For more information, see the section entitled “The Business Combination Proposal; Terms of the Business Combination—Interests of the Initial Holders in the Business Combination.”

The TGVC Board concluded that the potential benefits that it expects TGVC and the TGVC Stockholders to achieve as a result of the Business Combination outweigh the potentially negative factors associated with the Business Combination. Accordingly, the TGVC Board, based on its consideration of the specific factors listed above, unanimously (a) determined that the Business Combination and the other transactions contemplated thereby are advisable, fair to, and in the best interests of TGVC and the TGVC Stockholders, (b) authorized and approved in all respects the Business Combination Agreement, and the agreements and transactions contemplated thereby, (c) in accordance with the DGCL, directed that the Business Combination Agreement and the terms of the business combination transaction contemplated thereby, including without limitation, the Business Combination, be submitted for consideration by the TGVC Stockholders for approval and (d) recommended that the TGVC Stockholders approve the Business Combination Agreement and the business combination transaction contemplated thereby, including without limitation, the Business Combination.

The above discussion of the material factors considered by the TGVC Board is not intended to be exhaustive but does set forth the principal factors considered by the TGVC Board.

Opinion of Marshall & Stevens

On October 5, 2022, TGVC engaged Marshall & Stevens to evaluate whether (i) the Aggregate Merger Consideration is fair, from a financial point of view, to TGVC, and (ii) Flexi has a fair market value sufficient to pass the 80% Test. On November 28, 2022, the TGVC Board met to review the proposed Business Combination Agreement and the transactions contemplated thereby. During this meeting, Marshall & Stevens reviewed with the TGVC Board certain financial analyses as described below and rendered their oral opinion to the TGVC Board, which opinion was confirmed by delivery of a written opinion dated December 5, 2022 (the “M&S Opinion”), to the effect that, as of December 5, 2022 and based on and subject to the matters described in its opinion, the Aggregate Merger Consideration was fair, from a financial point of view, to TGVC and based upon Marshall & Stevens’ reconciled fair market value range for Flexi, the midpoint of such range of fair market value was sufficient to pass the 80% Test.

The full text of the M&S Opinion, which sets forth, among other things, the assumptions made, matters considered and limitations on the scope of review undertaken by Marshall & Stevens in rendering its opinion, is attached as Annex C and is incorporated into this proxy statement/prospectus by reference in its entirety. TGVC encourages the TGVC Stockholders to read the M&S Opinion carefully in its entirety. Marshall & Stevens provided the M&S Opinion to the TGVC Board for its information in connection with its evaluation of the Aggregate Merger Consideration in the Business Combination. The M&S Opinion relates only to the fairness, from a financial point of view to TGVC, of the Aggregate Merger Consideration and completion of a business combination that passes the 80% Test. The M&S Opinion does not address any other aspect of the Business Combination and does not constitute a recommendation to any stockholder as to how such stockholder should vote or act with respect to any matters relating to the Business Combination. The summary of M&S Opinion in this proxy statement/prospectus is qualified in its entirety by reference to the full text of the M&S Opinion.

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In arriving at its opinion, Marshall & Stevens:

●	reviewed the LOI;

●	reviewed the Business Combination Agreement;

●	reviewed certain operating and financial information relating to Flexi’s business and prospects, including financial statements for the year ended December 31, 2021, internal financial records year to date ended July 31, 2022, and the Flexi Prospective Financial Information, all as prepared by Flexi’s management and provided to Marshall & Stevens;

●	spoke with certain members of Flexi’s management regarding Flexi’s operations, financial condition, future prospects and projected operations and performance, industry trends and the Business Combination;

●	reviewed certain business, financial and other information furnished by Flexi’s management;

●	reviewed certain other publicly available financial data for certain companies that Marshall & Stevens deemed relevant for purposes of its analysis and publicly available transaction prices and premiums paid in other transactions that it deemed relevant for purposes of its analysis;

●	performed a discounted cash flow analysis based on the Flexi Prospective Financial Information and extended projections to normalize growth before the terminal value; and

●	conducted such other financial studies, analyses and inquiries as it deemed appropriate.

In connection with its review, Marshall & Stevens relied upon and assumed, without independent verification, the accuracy and completeness of all data, material and other information furnished or otherwise made available to it, discussed with or reviewed by it, or publicly available, and did not assume any responsibility with respect to such data, material and other information. In addition, Flexi’s management advised Marshall & Stevens, and Marshall & Stevens assumed, that the Flexi Projected Financial Information was reasonably prepared on bases reflecting the best currently available estimates and judgments of Flexi’s future financial results and condition. Marshall & Stevens was further advised, and has relied upon such advice, that the transaction consisted of a business combination between TGVC and Flexi, pursuant to which TGVC would provide Flexi merger consideration of $190,000,000 payable in the form of PubCo Ordinary Shares (the “Upfront Shares”) and up to 2,900,000 additional PubCo Ordinary Shares to be issued if certain criteria are met as specified in the Business Combination Agreement. In evaluating fairness, Marshall & Stevens assumed a fair value of each of the Upfront Shares to be equivalent to the estimated redemption price ($10.00 per share). Marshall & Stevens used this value, with the consent of the TGVC Board, due to the fact that TGVC is a special purpose acquisition company with only limited trading history and no material operations or assets other than cash or cash equivalents and its rights under the Business Combination Agreement at the time Marshall & Stevens delivered its oral opinion under the LOI and at the time of the issuance of the M&S Opinion. Accordingly, Marshall & Stevens did not perform an independent analysis regarding the fair value of PubCo Ordinary Shares to be issued pursuant to the Business Combination Agreement. Marshall & Stevens’ analysis was based on the pre-transaction enterprise value of Flexi and did not consider any impact on value (positive or negative) of the consummation of the Business Combination.

Marshall & Stevens expressed no opinion with respect to the Flexi Prospective Financial Information or the assumptions on which they are based. Marshall & Stevens also relied upon and assumed, without independent verification, that there has been no material change in Flexi’s assets, liabilities, financial condition, results of operations, business, or prospects since the date of the most recent financial statements provided to Marshall & Stevens, and that there is no information or facts that would make the information reviewed by Marshall & Stevens incomplete or misleading. Marshall & Stevens also assumed that Flexi is not party to any material pending transaction, including, without limitation, any external financing (other than in connection with the Business Combination), recapitalization, acquisition or merger, divestiture, or spin-off (other than the Business Combination or other publicly disclosed transactions).

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Marshall & Stevens relied upon and assumed, without independent verification, that (i) the representations and warranties of all parties to the agreements identified in the Business Combination Agreement and all other related documents and instruments that are referred to therein are true and correct, (ii) each party to each such agreement, document or instrument will perform all of the covenants and agreements required to be performed by such party, (iii) all conditions to the completion of the Business Combination will be satisfied without waiver thereof and (iv) the Business Combination will be completed in a timely manner in accordance with the terms described in the agreements provided to Marshall & Stevens, without any amendments or modifications thereto or any adjustment to the Aggregate Consideration (through offset, reduction, indemnity claims, post-Closing purchase price adjustments or otherwise). Marshall & Stevens also relied upon and assumed, without independent verification, that all governmental, regulatory, and other consents and approvals necessary for the completion of the Business Combination will be obtained and that no delay, limitations, restrictions, or conditions will be imposed.

Marshall & Stevens was not requested to make, and did not make, any physical inspection or independent appraisal or evaluation of any of the assets, properties, or liabilities (contingent or otherwise) of Flexi, TGVC or any other party. Furthermore, Marshall & Stevens did not undertake independent analysis of any potential or actual litigation, governmental investigation, regulatory action, possible unasserted claims or other contingent liabilities to which Flexi or TGVC is a party or may be subject.

The M&S Opinion addressed only the fairness, from a financial point of view, to TGVC of the Aggregate Merger Consideration and the completion of a business combination that passes the 80% Test. The M&S Opinion did not address any other aspect or implication of the Business Combination or any other agreement, arrangement or understanding entered into in connection with the Business Combination or otherwise. The M&S Opinion was necessarily based upon information made available to Marshall & Stevens as of the date of the M&S Opinion and financial, economic, market and other conditions as they existed and could be evaluated on the date of the opinion. The M&S Opinion did not address the relative merits of the Business Combination as compared to alternative transactions or strategies that might be available to TGVC, nor did it address TGVC’s underlying business decision to proceed with the Business Combination. Except as described herein, the TGVC Board imposed no other limitations on Marshall & Stevens with respect to the investigations made or procedures followed in rendering the opinion.

In preparing its opinion to the TGVC Board, Marshall & Stevens performed a variety of financial and comparative analyses, including those described below, that were the material financial analyses reviewed with the TGVC Board in connection with the M&S Opinion. The summary of Marshall & Stevens’ analyses described below is not a complete description of the analyses underlying the M&S Opinion. The preparation of a fairness opinion is a complex process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. Marshall & Stevens arrived at its ultimate opinion based on the results of all analyses undertaken by it and assessed as a whole and did not draw, in isolation, conclusions from or with regard to any one factor or method of analysis. Accordingly, Marshall & Stevens believes that its analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying its analyses and opinion.

In its analyses, Marshall & Stevens considered industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond Flexi’s control. No company, transaction or business used in Marshall & Stevens’ analyses as a comparison is identical to Flexi or the Business Combination, and an evaluation of the results of those analyses is not entirely mathematical. Rather, the analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies, business segments or transactions analyzed. The estimates contained in Marshall & Stevens’ analyses and the ranges of valuations resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by the analyses. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold. Accordingly, the estimates used in, and the results derived from, Marshall & Stevens’ analyses are inherently subject to substantial uncertainty.

Marshall & Stevens was not requested to, and it did not, recommend the specific consideration payable in the Business Combination, which consideration was determined between TGVC and Flexi, and TGVC’s decision to enter into the Business Combination was solely that of the TGVC Board. Marshall & Stevens’ opinion and financial analyses were only one of many factors considered by the TGVC Board in its evaluation of the Business Combination and should not be viewed as determinative of the views of the TGVC Board or TGVC’s management with respect to the Business Combination or the specific consideration payable in the Business Combination.

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The following is a summary of the material financial analyses reviewed with the TGVC Board in connection with the M&S Opinion. The financial analyses summarized below include information presented in tabular format. In order to fully understand Marshall & Stevens’ financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Marshall & Stevens’ financial analyses.

Fees Paid to Marshall & Stevens

Marshall & Stevens was engaged on a fixed fee basis and its compensation is not contingent upon the completion of the Business Combination. In connection with its engagement, Marshall & Stevens received $130,000 of compensation. Marshall & Stevens provided no additional services associated with the Business Combination and has provided no other services for the Sponsor.

Financial Projections

Using the Flexi Prospective Financial Information provided by Flexi’s management, Marshall & Stevens calculated the net present value of the unlevered, after-tax free cash flows that Flexi’s business was projected to generate for the fiscal years 2022 through 2026, then extended through 2029, plus the present value of the terminal value of Flexi’s business in year 2029.

Flexi management provided the Flexi Prospective Financial Information in a combined format (i.e., all three entities consolidated) from fiscal year ending 2022 through fiscal year ending 2026. Key assumptions in the projections are as follows:

●	Flexi’s occupancy rate would recover to pre-Covid levels by end of fiscal year 2022.

●	Average occupancy rate and venues/locations:

	Forecast & Projection Years
Brand	FY 2023	FY2024	FY 2025	FY2026
The Hive
-Average Occupancy	80.5%	82.5%	83.5%	84.4%
-No. of Venues/Locations	30	36	42	48

Common Ground
-Average Occupancy	70.9%	76.0%	77.2%	78.1%
-No. of Venues/Locations	29	39	49	59

●	Membership dues revenue to grow at 3% per year (inflationary price increase).

●	Opening of 16 new venues/locations per year under the following operating model:

o	Enterprise Lease Structure: 5

o	Management Agreement Structure: 2

o	Hybrid Agreement Structure: 9

●	The different types of lease structures are defined as follows:

o	Management Agreements. A management agreement provides that the landlord funds all renovation costs and operating cash flow needs and typically does not require Flexi to provide a security deposit. Flexi typically collects all revenues generated by the operations, manages the day-to-day operation, and distributes profits to landlords after receiving a management fee based on a percentage of gross revenues and a profit share based on property-specific EBITDA, payable monthly or quarterly. While management agreement arrangements provide Flexi with a lower risk avenue of expansion, they often generate lower yields and are more difficult to secure than hybrid or enterprise agreements as a result of the larger up-front costs to the landlord.

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o	Hybrid Agreements. A hybrid agreement is a mix of a traditional lease and a management agreement and is the most frequent form of Flexi’s landlord partnerships. Under a hybrid agreement, Flexi typically funds a moderate percentage of the renovation costs and all or nearly all of the operating cash flow requirements, and the landlord funds the remainder. Flexi usually pays a security deposit to the landlord as well as either a variable or low guaranteed base rent. As with management agreements, under these arrangements Flexi typically collects all revenues generated through operations, manages the day-to-day operation, but receives a management fee ranging based on a percentage of gross revenues, along with a profit share based on property-specific EBITDA. The profit share percentage is driven largely by the proportion of the initial capital funded by Flexi relative to the landlord.

o	Enterprise Agreements. Under an enterprise agreement, Flexi scouts, designs, builds, and operates a space on behalf of a large, generally multinational, company as the client. In turn, Flexi signs a traditional lease with a landlord, typically in correlation to the term of the agreement between Flexi and the client, and funds all renovation costs associated with the space. Flexi then charges back the renovation costs to its client on a monthly basis over the lifespan of the agreement. Services that Flexi provides to a client under an enterprise agreement generally include fit-out / design, service and hospitality, events / community engagement, meeting room management, and technology usage. The benefits to the client under this arrangement are access to Flexi’s design, space management, and operational experience as well as increased flexibility on deal terms such as shorter tenures in comparison to traditional leases and the ability to make further space adjustments over time, as well as increasing employee flexibility by gaining access to all Flexi locations, and the benefit to Flexi is guaranteed revenues and profitability, given that the terms of the deal are locked in over the term of the agreement.

o	Traditional – Straight Lease: Conventional lease agreement between Flexi and landlord with fixed rent, full capital expenditures funded by Flexi and no profit share to landlord.

●	Expenses at venues/locations to see yearly inflationary increase 3% to 5% depending on the country.

●	Head office expenses higher at 10% increase per year as headcounts are added to support business growth including the recruitment of senior team members to beef up the team.

The Flexi Group Ltd Business Plan Assumption
			Year on Year Increase
			FY23	FY24	FY25	FY26	Comment
All Existing Outlets:-
		Occupancy	Grow to steady state in FY22 post Covid and stay throughout the period
		Revenue Membership Dues	3%	3%	3%	3%	Inflationary Price Increase
		Revenue Other Secondary Revenue	5%	5%	5%	5%	Inflationary Price Increase, Increase secondary income offerings
Hive	Outlet	Expenses	5%	3%	3%	3%	Inflationary Increase, FY23 increase higher as FY22 is low base with more severe Covid impact
	Head Office	Expenses	10%	10%	10%	10%	Inflationary Increase + Headcount increase to support the growth

Common Ground	Malaysia, Philippines Outlet	Expenses	7%	5%	5%	5%	Inflationary Increase, FY23 increase higher as FY is low base with more severe Covid impact
	Thailand Outlet	Expenses	5%	5%	5%	5%	Inflationary Increase, Outlets remained open throughout the whole FY22
	Malaysia Home Office	Expenses	10%	10%	10%	10%	Inflationary Increase + Headcount increase to support the growth
	Philippines, Thailand Home Office	Expenses	50%	30%	30%	15%	Very lean and junior team in FY22. Inflationary Increase, Country senior team to support the growth
	Group Home Office	Expenses	15%	15%	15%	15%	Inflationary Increase + Headcount increase to support the growth

New Openings:-
		Enterprise	5	5	5	5
		Management Contract	2	2	2	2
		Hybrid	9	9	9	9	2 committed in FY23, various in matured stage discussion with landlords
		TOTAL	16	16	16	16	20-30 current pipeline and continue to grow

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Flexi believes that the assumptions used to derive the Flexi Prospective Financial Information are both reasonable and supportable. In preparing the projections, Flexi’s management relied on several factors, including the board of directors’, executive team’s and the senior management team’s significant experience in the flexible workspace industry, significant track record of success with asset-light approach to growth and the historical performance of Flexi. The projections, while presented with numerical specificity, reflect numerous assumptions, and estimates with respect to Flexi’s performance, industry performance, general business, economic, regulatory, market and financial conditions and other matters, many of which are difficult to predict, subject to significant economic and competitive uncertainties and beyond Flexi’s control.

In making the foregoing assumptions, Flexi management relied on a number of factors, including:

●	increased adoption of flexibility in the workplace, driven by increased business demand for hybrid work strategies;

●	the fragmented nature of the flexible workspace industry allows for quick expansion through operator takeovers, mergers or acquisitions;

●	the increasing importance and rapid projected expansion of the global flexible workspace industry in the Asia-Pacific region;

●	the growth of commercial real estate and construction in Asia growing at a compound annual growth rate of 6%, surpassing more advanced markets such as Western Europe and North America;

●	macro tailwinds of higher-than-average gross domestic product growth, gross domestic product per capita growth, middle income class growth and urbanization across Flexi’s markets;

●	the continued recovery and resurgence of Flexi’s markets from COVID-19;

●	no fundamental amendments to government regulations on the workspace, including licensing, permits, restrictions, etc.; and

●	historical Flexi strategies and the track record of rapid growth, as measured by the number of new locations per year.

In particular, Flexi’s management considered the following material estimates and hypothetical assumptions (with projected revenue based on assumptions for each of Flexi market):

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●	Return to pre COVID-19, stabilized location occupancy levels with an average of 75.7% in 2023, 79.25% in 2024, 80.35% in 2025 and 81.25% in 2026.

●	Flexi predominantly grows by opening new locations. Flexi expects to open 16 new locations per year from 2023 through 2026. With a return to pre COVID-19 growth levels, where Flexi grew from 15 to 29 locations in 2018 and from 29 to 41 in 2019. These 16 locations are projected to all be via Flexi’s asset-light strategy, with a mix of management agreements, enterprise agreements and hybrid agreements.

●	In Malaysia, Flexi expects revenue growth to come from its asset-light approach, with three new locations per year projected. Flexi has experienced success with several asset-light deal structures over the last five years and expects this to continue with new and existing landlord partners, or via enterprise agreement customers. This will see the number of locations grow from 16 in 2022 to 28 in 2026.

●	In the Philippines, Flexi expects to see significant growth by opening three new locations in 2023, followed by five per year through 2026, which would result in 21 total locations by 2026. Flexi anticipates growth from the Philippines due to its strong economic growth, historically high occupancy rates, and strong appetite for enterprise agreements, which Flexi expects to be a significant growth driver in the market. Flexi expects revenues to increase from $3.3 million in 2023 to $16.0 million in 2026.

●	In Australia, Flexi expects to see significant growth, with revenues increasing from $4.5 million in 2023 to $13.8 million in 2026. Flexi projects three new locations in 2023, with two of these locations already confirmed. In 2024 and beyond, Flexi expects to open two new locations per year across Australia.

●	In Singapore, Flexi expects to open one new location in 2023 and two additional locations per year through 2026, all via asset-light agreements, accounting for projected revenue growth of $6 million to $14.7 million from 2023 to 2026.

●	In Thailand, where Flexi currently operates two brands, Flexi expects to see consistent growth driven by a large number of commercial real estate supply entering the market over the next four years. Flexi expects to open four new locations in 2023, with two already confirmed, followed by three new locations per year through 2026.

●	In Hong Kong, where Flexi already operates 10 locations, Flexi projects to expand gradually with one location per year.

●	In other markets, such as Vietnam and Taiwan, Flexi currently expects to maintain its current number of locations.

Flexi’s projected EBITDA margin is expected to improve due to the increased number of locations and projected revenues, along with a reduction in expenses as a percentage of revenue as revenues increase at a higher rate than the projected growth in expenses. Flexi expects to achieve cost efficiencies through increased economies of scale, including increased automation through technology, increased negotiating power with regional suppliers and providers and cost savings through its centralized headquarters and back-office strategy, which will allow Flexi to manage multiple new locations without the need for significant additional manning, technology, marketing, or operational support expenses. These projected cost savings are expected to be partially offset by the need to invest in people and processes, inflation, and costs that are largely variable to revenue growth including capital expenditure contributions for certain deal structures, and efficiencies expected to be gained from any future acquisitions.

Flexi’s expenses as a percentage of revenue will decrease over time as revenues increase from its expansion via its increasing pursuit of an asset-light approach. Revenues and expenses will not grow at the same rate, as Flexi has economies of scale and a centralized headquarters that can manage multiple new locations without the need for additional manning, technology, marketing, or operational support expenses. Expense growth will remain consistent over time (at a lower rate than revenue growth) at location and country level and will increase in line with inflation (which are generally offset in positive market environments by an increase to our revenues and membership desk rates). At group headquarter level, there will be consistent expense growth over time as Flexi’s number of locations increases, however it does not anticipate this to be significant and expenses will not grow at the same rate as Flexi’s revenues.

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Multiple factors, including those described in the “Risk Factors” section of this proxy statement/prospectus, could cause these projections or the underlying assumptions to be inaccurate. As a result, there can be no assurance that the projections will be realized or that actual results will not be significantly lower than projected.

Based on discussion with Flexi’s management, Marshall & Stevens extended the projections to 2029 reflecting a ramp-down in revenue growth coupled with constant growth profit margins, and a decrease in total fit-out costs, rents based on hybrid agreement structure, economies of scale and increased automation through technology, in line with Flexi’s management’s estimates. Revenue growth projections are 19.5% in 2027, 16.7% in 2028 and 9.8% in 2029 to reflect a ramp-down in revenue growth to long-term growth. The EBITDA margin projections are 24.4% in 2027, 25.4% in 2028 and 26.4% in 2029 to reflect the economies of scale, decrease in total fit-out costs, rents-based hybrid agreement structure and increased automation through technology.

Discounted Cash Flow Analysis

The major inputs and assumptions used in Marshall & Stevens’ discounted cash flow analysis were as follows:

●	As discussed above, Flexi management provided Marshall & Stevens the Flexi Prospective Financial Information for the fiscal years ending December 31, 2022 through December 31, 2026, which was extended to 2029 by Marshall & Stevens reflecting a ramp-down in revenue growth coupled with constant gross profit margins, and a decrease in total fit-out costs, and rents based on hybrid agreement structure, in line with management’s estimate, as the basis for the discounted cash flow analysis. The duration of the projection provided assumes a time period by which Flexi believes it would achieve a stabilized long term growth rate.

●	A weighted average cost of capital (“WACC”) was used as the discount rate in Marshall & Stevens’ analysis and applied to debt free, after-tax cash flows. The WACC was calculated to be approximately 14% and was determined based upon a cost of equity of approximately 17.5% and an after-tax cost of debt of approximately 5.6%.

●	A cost of equity was determined using a 20-year U.S. treasury rate (4.20%), equity risk premium of 6.22% based on the 2022 Kroll Cost of Capital Navigator (“KCOC”), re-levered equity beta of 1.19 based upon the Guideline Companies (as defined below) discussed below, a size premium of 3.02% based upon KCOC data for the micro-cap decile, and a company specific risk premium of 2.00% based upon anticipated projection risk and execution risk.

●	After-tax cost of debt was determined using BB rated bond yields.

●	The debt-to-capital ratio was estimated at 30% and the equity-to-capital ratio was estimated at 70% using input from the Guideline Companies discussed below.

●	Estimated income tax expense of 20% of pre-tax income.

●	Capital expenditures based on projected years 2022 and 2023 provided by Flexi’s management, as well as consideration to Flexi’s historical capital expenditures and guideline public company levels for the remaining projected years 2024 through 2029.

●	Working capital requirements for projected years 2022 through 2026 based upon Flexi’s management estimates as well as considerations of Flexi historical debt-free, cash-free, working capital levels and guideline public company levels.

●	A terminal year multiple of approximately 7x was calculated using the Gordon Growth Model and based upon a WACC of 14% and terminal growth rate of 4%.

Marshall & Stevens performed a “stress test” sensitivity analyses on the discounted cash flow that includes (i) an upside case, which considers a 10% increase in projected EBITDA margin throughout the 9-year-term using the WACC of 14% and (ii) a downside case, which considers a 10% decrease in projected EBITDA margin throughout the 9-year-term using the WACC of 14%. The downside case scenario tests low single digit projected EBITDA margin for the 9-year-term, which is an unlikely scenario given that the multi-brand strategy caters to different price points and venue depth (i.e., more smaller venues spread over larger geographies). The upside and downside case are driven by a 10% increase or decrease in projected EBITDA margin, respectively, and were performed to test the sensitivity of the discounted cash flow analysis with regards to certain variables and to inform the board of such. The downside case estimated a business enterprise value range of approximately $84,700,000 while the upside case estimated a business enterprise value range of approximately $238,200,000. The enterprise value ranges under the downside and upside case sensitivities were used for sensitivity testing only and were not incorporated into the Marshall & Stevens conclusion.

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Marshall & Stevens first determined Flexi’s enterprise value, which is defined as the market value of invested capital, less cash. The indication of enterprise value for Flexi using the discounted cash flow method was based on the Flexi Prospective Financial Information and was estimated to be within a range of approximately $165,500,000 and $219,000,000.

Guideline Public Company Analysis

Marshall & Stevens reviewed and analyzed selected historical and projected information about Flexi provided by Flexi’s management and compared this information to certain financial information of eight publicly traded companies that Marshall & Stevens deemed to be reasonably comparable to Flexi (each a “Guideline Company” and, collectively, the “Guideline Companies”). The initial Guideline Companies were provided by TGVC and Flexi, and Marshall & Stevens reviewed these Guideline Companies to determine the comparability to Flexi. The initial guideline companies included by TGVC and Flexi that were excluded by Marshall & Stevens from their guideline public company analysis were Vornado Realty Trust, Boston Properties, Inc., Kennedy Wilson Holdings, Inc., ASANA, Inc., Mindspace Business Parks REIT, CA Immobilien Anlagen AG, PSP Swiss Property Ltd, Globalworth Real Estate Investment Trust, Cromwell European Real Estate Investment Trust, and Lok’n Store Group Plc. Marshall & Stevens considered all the initial guideline companies in its analysis. However, the reasons Marshall & Stevens did not include the above guideline companies in its analysis are:

●	Some of the excluded companies are Real Estate Investment Trusts (“REITs”). REITs are subject to different distribution rights and tax considerations as compared to Flexi. As such, Marshall & Stevens did not believe that REITs were sufficiently comparable to Flexi.

●	Some of the excluded companies have a different property mix as compared to Flexi, including multifamily units, industrial space, and hotels in contrast to Flexi, which focuses on office space. Furthermore, some of the above companies were in the traditional real estate industry in contrast with the flexible workspace industry.

Marshall & Stevens also performed their own independent search for other Guideline Companies. The criteria for selecting the Guideline Companies were mainly based upon each Guideline Company’s industry, business description and asset-light model. Because of Flexi’s increasing pursuit of an asset-light model, both the flexible workspace industry and marketplace platform industry were included in the analysis.

Business descriptions and financial information are provided below for the selected Guideline Companies. The descriptions of these companies and their financial information are derived from publicly available information and are summary in nature. TGVC Stockholders are referred to, and these summaries are qualified in full by reference to, the public reports filed by these companies with the SEC. Marshall & Stevens has conducted no due diligence as to the truthfulness, accuracy or completeness of this information and makes no representation or warranty as to any such matter.

WeWork Inc. (NYSE:WE)

WeWork Inc. provides flexible workspace solutions to individuals and organizations worldwide. The company offers workstation, private office, and customized floor solutions and various amenities and services, such as private phone booths, internet, high-speed business printers and copiers, mail and package handling, front desk services, off-peak building access, common areas, and daily enhanced cleaning solutions. It also offers various value-add services, business and technical service solutions, including professional employer organization and payroll services, remote workforce solutions, human resources benefits, dedicated bandwidth, and IT equipment co-location solutions. In addition, the company offers workspace management solutions, which enable landlords and operators to power flexible spaces and provide direct access to an established customer base. As of December 31, 2021, its real estate portfolio includes 756 locations. WeWork Inc. was founded in 2010 and is headquartered in New York, New York.

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IWG plc (LSE:IWG)

IWG plc, together with its subsidiaries, provides workspace solutions in the Americas, Europe, the Middle East, Africa, the Asia Pacific, the United Kingdom, and internationally. The company offers: coworking and collaboration spaces; flexible and scalable spaces; work and community spaces; private, professional, and memberships workspaces; virtual offices, meeting rooms, and lounges; and reception services and conference products. It provides its services to property owners, franchise partners, and landlords under the Regus, Spaces, HQ, Signature, Basepoint, Stop & Work, The Office Operators, BizDojo, Open Office, No18, The Clubhouse, Central Working, The Wing, and Copernico brands. The company also operates: Worka, an easy-to-use app to search, compare, and book office space, coworking, and meeting rooms; Easy Offices, an online broker that helps to find places to work; HomeToWork, a platform that provides access to content, events, and resources from companies for working from home; Rovva, an online toolkit that provides a range of products and services that help the clients to take their businesses further; Meetingo, a digital platform that provides solutions for meeting; and managed conventional office solutions that provides customized workspaces. As of December 31, 2021, it operated 3,314 locations in 1,135 towns and cities across 120 countries. The company was formerly known as Regus plc and changed its name to IWG plc in December 2016. IWG plc was founded in 1989 and is headquartered in Zug, Switzerland.

Victory Offices Limited (ASX:VOL)

Victory Offices Limited provides workspace services for individuals and businesses in Australia. It offers space to private serviced and virtual offices, day suites, training and board rooms, meeting rooms, hot desks, and co-working and shared office spaces, as well as victory lounge, auditorium, and event spaces. The company was founded in 2013 and is based in Melbourne, Australia. Victory Offices Limited is a subsidiary of Victory Group Holdings Pty Ltd.

Servcorp Limited (ASX:SRV)

Servcorp Limited provides executive serviced and virtual offices, coworking and IT, communications, and secretarial services. It offers office space solutions, and virtual office services, including business address, secretary and receptionist, mail forwarding, and telephone answering services. The company also provides co-working and meeting room services. It operates in Australia, New Zealand, Southeast Asia, the United States, Europe, the Middle East, North Asia, and internationally. Servcorp Limited was founded in 1978 and is headquartered in Sydney, Australia.

Workspace Group plc (LSE:WKP)

Workspace Group plc was established in 1987 and listed on the London Stock Exchange since 1993. Workspace owns and manages some 4 million sq. ft. of business space in London. Workspace is home to London’s brightest businesses, including fast growing and established brands across a wide range of sectors. Workspace is geared towards helping businesses perform at their very best and provide inspiring, flexible workspaces in dynamic London locations. Workspace is a FTSE 250 listed Real Estate Investment Trust and a member of the European Public Real Estate Association.

Airbnb, Inc. (NasdaqGS:ABNB)

Airbnb, Inc., together with its subsidiaries, operates a platform that enables hosts to offer stays and experiences to guests worldwide. The company’s marketplace model connects hosts and guests online or through mobile devices to book spaces and experiences. It primarily offers private rooms, primary homes, or vacation homes. The company was formerly known as AirBed & Breakfast, Inc. and changed its name to Airbnb, Inc. in November 2010. Airbnb, Inc. was founded in 2007 and is headquartered in San Francisco, California.

MakeMyTrip Limited (NasdaqGS:MMYT)

MakeMyTrip Limited, an online travel company, sells travel products and solutions in India, the United States, Singapore, Malaysia, Thailand, the United Arab Emirates, Peru, Colombia, Vietnam, and Indonesia. The company operates through three segments: Air Ticketing; Hotels; and Packages, and Bus Ticketing. Its services and products include air tickets, hotels, packages, rail tickets, bus tickets and car hire, as well as ancillary travel requirements, such as visa processing and facilitating access to travel insurance. The company allows travelers to research, plan, book, and purchase travel services and products through its websites, such as makemytrip.com, goibibo.com, redbus.in, makemytrip.com.sg, and makemytrip.ae, and other technology-enhanced distribution channels, such as call centers, travel stores, and travel agents’ network, as well as mobile service platform. As of March 31, 2022, it had approximately 125 franchisee-owned travel stores. The company serves leisure and corporate travelers. MakeMyTrip Limited was incorporated in 2000 and is based in Gurugram, India.

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Trip.com Group Limited (NasdaqGS:TCOM)

Trip.com Group Limited operates as a travel service provider for accommodation reservation, transportation ticketing, packaged tours and in-destination, corporate travel management, and other travel-related services in China and internationally. The company acts as an agent for hotel-related transactions and selling air tickets, as well as provides train, long-distance bus, and ferry tickets, travel insurance products, such as flight delay, air accident, and baggage loss coverage, and air-ticket delivery, online check-in and seat selection, express security screening, real-time flight status tracker, and airport VIP lounge services. It also provides independent leisure travelers bundled packaged-tour products comprising group, semi-group, and customized and packaged tours with various transportation arrangements, such as air, cruise, bus, and car rental services. In addition, the company offers integrated transportation and accommodation services, destination transportation and ticket, activity, insurance, visa, and tour guide services, user support, supplier management, and customer relationship management services, and in-destination products and services. Further, it provides its corporate clients with business visit, incentive trip, meeting and conference, travel data collection and analysis, industry benchmark, cost saving analysis, and travel management solutions, and Corporate Travel Management System, an online platform that integrates information management, online booking and authorization, online enquiry, and travel reporting systems. Additionally, the company offers online advertising and financial services. It operates under the Ctrip, Qunar, Trip.com, and Skyscanner brands. The company was formerly known as Ctrip.com International, Ltd. and changed its name to Trip.com Group Limited in October 2019. Trip.com Group Limited was founded in 1999 and is headquartered in Shanghai, the People’s Republic of China.

The following is a table including details regarding the industry, size, and profitability along with further detail regarding revenue and EBITDA projections and the specific multiples considered for each Guideline Company:

(in millions)
Company Name Industry	WeWork Inc. Flexible Workplace	IWG ple Flexible Workplace	Victory Offices Limited Flexible Workplace	Servcorp Limited Flexible Workplace	Workspace Group plc Flexible Workplace	Airbnb, Inc. Marketplace Platform	MakeMyTripLimited Marketplace Platform	Trip.comGroup Limited Marketplace Platform	Median	75th	Maximum

Enterprise Value	$ 5,208	$ 3,060	$ 6	$ 151	$ 2,105	$ 60,114	$ 2,874	$ 18,902

LIMEBITDA Margin	-26.5%	11.8%	-92.5%	19.9%	51.9%	21.0%	-3.7%	-0.1%

Total Revenue
Calendar Year Ending December 31, 2022	$ 3,279	$ 3,258	NA	$ 196	$ 147	$ 8,339	$ 592	$ 2,781
Calendar Year Ending December 31, 2023	3,974	3,686	NA	212	148	9,369	736	4,253
Calendar Year Ending December 31, 2024	4,546	4,016	NA	218	165	11,067	891	5,402

Selected (Discount)/ Premium for size	-11%	-16%	0%	0%	-11%	-50%	-23%	-30%

Enterprise Value/Total Revenue Size Adjusted
Calendar Year Ending December 31, 2022	1.41x	0.79x	NA	0.77x	12.74x	3.60x	3.74x	4.76x	3.60x	4.25x	12.74x
Calendar Year Ending December 31, 2023	1.17x	0.70x	NA	0.71x	12.69x	3.21x	3.01x	3.11x	3.01x	3.16x	12.69
Calendar Year Ending December 31, 2024	1.02x	0.64x	NA	0.69x	11.98x	2.72x	2.48x	2.45x	2.45x	2.60x	11.98

EBITDA
Calendar Year Ending December 31, 2022	$ (506)	$ 305	NA	$ 58	$ 103	$ 2,814	$ 50	$ 338
Calendar Year Ending December 31, 2023	189	385	NA	83	111	3,170	56	926
Calendar Year Ending December 31, 2024	564	470	NA	86	116	3,934	106	1,336

Enterprise Value/Total Revenue Size Adjusted
Calendar Year Ending December 31, 2022	NM	7.34x	NA	2.58x	18.25x	10.68x	44.49x	39.15x	14.46x	33.9x	44.5x
Calendar Year Ending December 31, 2023	24.46x	6.68x	NA	1.82x	16.85x	9.48x	39.39x	14.28x	14.28x	20.7x	39.4x
Calendar Year Ending December 31, 2024	8.22x	5.47x	NA	1.76x	16.11x	7.64x	20.91x	9.90x	8.22x	13.0x	20.9x

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Marshall & Stevens reviewed, among other things, the Guideline Companies’ enterprise value-to-revenue and enterprise value-to-EBITDA multiples for the years ending December 31, 2022, December 31, 2023, and December 31, 2024 projections for each Guideline Company. The multiples of enterprise value-to-revenue for the Guideline Companies ranged from approximately 0.6x to 12.7x. The multiples of enterprise value-to-EBITDA for the Guideline Companies ranged from 1.8x to 44.5x. Marshall & Stevens selected enterprise value-to-revenue multiples between the 75th percentile and the maximum multiples given that the projected EBITDA margins of Flexi were most comparable to the guideline public companies in the marketplace platform industry, which has higher projected EBITDA margins. Enterprise value-to-revenue multiples tend to be positively correlated to profit margins. Marshall & Stevens selected EBITDA value multiples between the median and the 75th percentile given the projected revenue growth of Flexi was most comparable to the guideline public companies in the marketplace platform industry with average projected revenue growth. Enterprise value-to-EBITDA multiples tend to be positively correlated to anticipated future growth in revenue and earnings.

Given Flexi’s expected growth profile, the year ending December 31, 2023 and December 31, 2024 projected value indications (in $ Thousands) utilizing the enterprise value as a multiple of revenue were weighted 20% and 30%, respectively, to arrive at the final range of value (in $ Thousands). The selected revenue multiples were as follows:

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Enterprise Value-to-Revenue Multiple[1]		Enterprise Value-to-Revenue Multiple[1]
Projected 12/31/2023		Projected 12/31/2024
$40,009		$55,127
4.00	x	3.50	x
$160,035		$192,944
20.0	x	30.0%

$32,007		$57,83

(1)	The table above shows the indicated enterprise value based on selected revenue multiples for projected year ending December 31, 2023 and December 31, 2024. Figures shown may not tie exactly due to rounding.

The projected value indications utilizing the enterprise value as a multiple of revenue were weighted 20% and 30% for the years ending December 31, 2023 and December 31, 2024, respectively, given that Flexi only reaches break-even in year ending December 31, 2022. Marshall & Stevens believes that the projected value indications utilizing enterprise value as a multiple of revenue for the years ending December 31, 2023 and December 31, 2024 are more representative of the expected scale of the Flexi’s business and operations. As such, more weighting was applied to year ending December 31, 2024 compared to year ending December 31, 2023.

Interests of the Initial Holders in the Business Combination

The Initial Holders have interests in the Business Combination that are different from or in addition to (and that may conflict with) the interests of TGVC Public Stockholders. These interests include, among other things:

●	the TGVC Charter provides that the doctrine of corporate opportunity will not apply with respect to any of its officers or directors in circumstances where the application of the doctrine would conflict with any fiduciary duties or contractual obligations they may have, except as set forth in the TGVC Charter. TGVC does not believe that the pre-existing fiduciary duties or contractual obligations of its officers and directors materially impacted its search for an acquisition target. In the course of their other business activities, TGVC’s officers and directors may become aware of other investment and business opportunities that may be appropriate for presentation to TGVC as well as other entities with which they are affiliated. TGVC’s management has pre-existing fiduciary duties and contractual obligations and if there is a conflict of interest in determining to which entity a particular business opportunity should be presented, any entities holding a pre-existing fiduciary obligation will be presented the opportunity before TGVC is presented with it;

●	on May 4, 2023, TGVC held the Extension Meeting, where the TGVC Stockholders approved the Extension. In connection with the Extension, 10,164,304 TGVC Public Shares were tendered for redemption, which represented approximately 88.4% of the total TGVC Public Shares outstanding at the time of redemption, and approximately $105.6 million was released from the Trust Account to pay such redeeming TGVC Public Stockholders. As a result of this redemption, as of the date hereof there are 1,335,696 TGVC Public Shares issued and outstanding and there is approximately $14.2 million remaining in the Trust Account that is available for a business combination. In connection with the Extension, (i) in order to induce TGVC Public Stockholders not to redeem their TGVC Public Shares, TGVC and the Sponsor entered into the Non-Redemption Agreement with the Non-Redemption Investors whereby, among other things, the Sponsor paid the Non-Redemption Payment to the Non-Redemption Investors in exchange for the Non-Redemption Investors agreeing to hold and not redeem certain TGVC Public Shares, (ii) TGVC amended its advisory agreement with ThinkEquity and paid ThinkEquity an advisory fee of $50,000, and (iii) a director of TGVC made a short-term loan of $105,000 to the Sponsor, which has been repaid;

●	in order to induce TGVC Public Stockholders not to redeem their TGVC Public Shares and in connection with the Extension, the Sponsor will deposit Monthly Extension Payments into the Trust Account. Assuming that TGVC will complete its initial business combination by November 5, 2023, a total of up to $320,567 from six Monthly Extension Payments will be deposited in the Trust Account by October 5, 2023. As of the date hereof, two Monthly Extension Payments, in the aggregate principal amount of $106,854, have been deposited into the Trust Account. Each Monthly Extension Payment will be evidenced by an Extension Note, each in the principal amount equal to the Monthly Extension Payment. The Extension Notes bear no interest and are payable in full upon TGVC’s consummation of a business combination. If TGVC does not consummate a business combination by November 5, 2023, the Extension Notes will be repaid only from funds held outside of the Trust Account or will be forfeited, eliminated or otherwise forgiven;

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●

unless TGVC consummates an initial business combination, TGVC’s officers and directors and the Sponsor will not receive reimbursement for any out-of-pocket expenses they incurred on behalf of TGVC ($506,000 of such expenses were incurred and had not been reimbursed as of the date hereof), to the extent that such expenses exceed the amount of available proceeds not held in the Trust Account;

●	the Sponsor has agreed that it will not sell or transfer its TGVC Placement Warrants until the expiration of the Warrant Lock-Up Period, subject to limited exceptions;

●

the fact that (i) the Sponsor Related Parties and TGVC’s directors and officers paid a nominal amount for the Founder Shares (of which they currently hold an aggregate of 2,889,149 shares), which Founder Shares, if unrestricted and freely tradeable, would be valued at approximately $30.3 million in the aggregate based on the closing price of TGVC Class A Common Stock on June 9, 2023, (ii) such shares will be worthless if TGVC does not consummate a business combination, and (iii) the Sponsor Related Parties and TGVC’s directors and officers can earn a positive rate of return on their investment even if the PubCo Ordinary Shares fall significantly below the per share value implied in the Business Combination of $10.00 per share and TGVC Public Stockholders experience a negative return following the consummation of the Business Combination;

●	if TGVC does not complete an initial business combination by November 5, 2023 (or a later date approved by the TGVC Stockholders pursuant to the TGVC Charter), the proceeds from the sale of the TGVC Placement Warrants of $5.5 million will be included in the liquidating distribution to TGVC Public Stockholders and the TGVC Placement Warrants purchased by the Sponsor will expire worthless;

●	if the Trust Account is liquidated, including in the event that TGVC is unable to complete an initial business combination within the required time period, the Sponsor has agreed to indemnify TGVC to ensure that the proceeds in the Trust Account are not reduced below (i) $10.20 per TGVC Public Share or (ii) such lesser amount per TGVC Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, in each case net of the amount of interest withdrawn to pay taxes, by the claims of prospective target businesses with which TGVC has entered into an acquisition agreement or claims of any third party for services rendered or products sold to TGVC, but only if such a vendor or target business has not executed a waiver of any and all rights to seek access to the Trust Account;

●

the fact that the Sponsor Related Parties and TGVC’s officers and directors will lose their entire investment in TGVC, including loans and advances in the aggregate amount of approximately $5.6 million as of June 9, 2023, if TGVC does not complete an initial business combination;

●

the fact that TGVC’s three independent directors own an aggregate of 90,000 Founder Shares that the Sponsor transferred to them at a nominal cost, which if unrestricted and freely tradeable would be valued at $943,200, based on the closing price of TGVC Class A Common Stock on June 9, 2023;

●	the fact that TGVC’s existing officers and directors will be eligible for continued indemnification and coverage under a directors’ and officers’ liability insurance policy after the Closing and pursuant to the Business Combination Agreement;

●	the fact that the Sponsor has the ability to designate two members of the PubCo Board, although we expect the Sponsor to decline to designate any of the initial members of the PubCo Board;

●	the fact that ThinkEquity, in addition to serving as the representative of the several underwriters in the IPO, also served as a financial advisor to TGVC in connection with the Business Combination in consideration for payment of an amount equal to the greater of either (i) 4.0% of the net funds from the Trust Account after investor redemptions, or (ii) $300,000, plus reimbursement of expenses incurred in connection with its services and the agreement by TGVC to indemnify ThinkEquity for certain liabilities arising out of the engagement; and

●	the fact that ThinkEquity additionally served as a financial advisor to TGVC in connection with the Extension Meeting in consideration for payment of $50,000.

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The existence of the interests described above may result in a conflict of interest on the part of TGVC’s officers and directors in entering into the Business Combination Agreement and making their recommendation that you vote in favor of the approval of the Business Combination. In particular, the existence of the interests described above may incentivize TGVC’s officers and directors to complete an initial business combination, even if on terms less favorable to the TGVC Stockholders compared to liquidating TGVC, because, among other things, if TGVC is liquidated without completing an initial business combination, the Founder Shares held by TGVC’s officers and directors and the Sponsor Related Parties and the TGVC Placement Warrants held by the Sponsor would be worthless (which, if unrestricted and freely tradable, would be worth an aggregate of approximately $30.4 million based on the closing price of TGVC Class A Common Stock and TGVC Public Warrants on June 9, 2023), and out-of-pocket expenses advanced by the Sponsor would not be repaid to the extent such amounts exceed cash held by TGVC outside of the Trust Account.

Expected Accounting Treatment

The Business Combination will be accounted for as a capital reorganization under IFRS as issued by the IASB. Under this method of accounting, TGVC will be treated as the “acquired” company for financial reporting purposes. Accordingly, for accounting purposes, the Business Combination will be treated as the equivalent of PubCo issuing shares for the net assets of TGVC, accompanied by a recapitalization. As TGVC does not meet the definition of a business in accordance with IFRS 3 (“Business Combinations”), the transaction is accounted for within the scope of IFRS 2 (“Share-based payment”). Any excess of fair value of PubCo Ordinary Shares issued over the fair value of TGVC’s identifiable net assets acquired represents compensation for the service of a stock exchange listing for its shares and is expensed as incurred. The net assets of TGVC will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination will be deemed to be those of Flexi.

Potential Purchases of TGVC Public Shares

In connection with the stockholder vote to approve the Business Combination, the Sponsor, TGVC’s directors, officers, or advisors, Flexi or any of their respective affiliates may publicly purchase or privately negotiate transactions to purchase shares of TGVC Class A Common Stock from stockholders who would have otherwise elected to have their shares redeemed. None of the Sponsor, TGVC’s directors, officers or advisors, Flexi or their respective affiliates will make any such purchases when they are in possession of any material non-public information not disclosed to the seller or during a restricted period under Regulation M under the Exchange Act. Such a purchase would include a contractual acknowledgement that such selling stockholder, although still the record holder of TGVC Public Shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights and would include a contractual provision that directs such stockholder to vote such shares in a manner directed by the purchaser. In the event that the Sponsor, TGVC’s directors, officers or advisors, Flexi or their respective affiliates purchase shares in privately negotiated transactions from TGVC Public Stockholders who have already elected to exercise their redemption rights, such selling stockholders would be required to revoke their prior elections to redeem their shares. Any such privately negotiated purchases may be effected at purchase prices that are in excess of the per-share pro rata portion of the Trust Account.

The purpose of such purchases by the Sponsor, TGVC’s directors, officers or advisors or their respective affiliates would be to satisfy a Closing condition in an agreement related to the Business Combination. In addition, if such purchases are made, the public “float” of the TGVC Public Shares and the number of beneficial holders of TGVC’s securities prior to the Business Combination (and consequently, the number of beneficial holders of PubCo Ordinary Shares following consummation of the Business Combination) may be reduced, possibly making it difficult to obtain or maintain the quotation, listing or trading of PubCo’s securities on a national securities exchange. To the extent that any such shares of TGVC Class A Common Stock are so purchased, such TGVC Public Shares will not be voted as required by Tender Offers and Schedules Compliance and Disclosure Interpretations Question 166.01 promulgated by the SEC.

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Material U.S. Federal Income Tax Considerations to the Business Combination

As discussed more fully in “Material Tax Considerations—Material U.S. Federal Income Tax Consequences of the Business Combination,” the Business Combination has been structured to qualify as a “reorganization” within the meaning of Section 368(a) of the Code, though there is substantial uncertainty as to whether the requirements for a “reorganization” can be satisfied. Specifically, it is uncertain whether PubCo will satisfy the continuity of business enterprise requirement under Treas. Reg. § 1.368-1(d). Due to this uncertainty, counsel to TGVC will not be able to issue an opinion on whether the Business Combination qualifies as a “reorganization.”

If the Business Combination qualifies as a “reorganization” despite the lack of an opinion to this effect, U.S. Holders (as defined below) should generally not recognize gain or loss for U.S. federal income tax purposes with respect to the receipt of PubCo Ordinary Shares in exchange for such U.S. Holder’s TGVC Class A Common Stock that they own as a result of the Business Combination and generally should not recognize gain or loss for U.S. federal income tax purposes with respect to such U.S. Holder’s TGVC Warrants being assumed by PubCo as a result of the Business Combination.

In the event that the Business Combination does not satisfy the requirements of a “reorganization,” the Business Combination will qualify as a transaction described in Section 351(a) of the Code. As a result, U.S. Holders generally will not recognize gain or loss for U.S. federal income tax purposes with respect to the receipt of PubCo Ordinary Shares in exchange for such U.S. Holder’s TGVC Class A Common Stock as a result of the Business Combination. However, the exchange of TGVC Warrants for PubCo Warrants will be taxable under this scenario.

However, Section 367(a) of the Code and the Treasury regulations promulgated thereunder, in certain circumstances, may impose additional requirements for certain U.S. Holders to qualify for tax-deferred treatment with respect to the exchange of TGVC Common Stock and/or the conversion of the TGVC Warrants. If it is determined that Section 367(a) of Code does apply, then a U.S. Holder would generally recognize gain, if any, in an amount equal to the excess of (i) the fair market value of the PubCo Ordinary Shares (and, if such U.S. Holders also hold TGVC Warrants that pursuant to the terms of the TGVC Warrants convert into PubCo Warrants, the converted PubCo Warrants) received over (ii) such U.S. Holder’s adjusted tax basis in such TGVC Class A Common Stock (and TGVC Warrants, if any). This could result in a U.S. Holder of TGVC Class A Common Stock (and TGVC Warrants, if any) recognizing a greater amount of gain for U.S. federal income tax purposes than such U.S. Holder would have recognized if Section 368(a) or Section 351(a) of the Code applied, or Section 367(a) of the Code did not apply.

For a more complete discussion of the U.S. federal income tax considerations of the Business Combination, see “Material Tax Considerations—U.S. Federal Income Tax Considerations—Material U.S. Federal Income Tax Consequences of the Business Combination” and “Risk Factors—Risks Related to U.S. Federal Income Taxation.”

Holders of shares of TGVC Class A Common Stock and TGVC Public Warrants should read carefully the information included under “Material Tax Considerations” for a detailed discussion of the material U.S. federal income tax consequences of the Business Combination, including the receipt of cash pursuant to the exercise of redemption rights with respect to the shares of TGVC Class A Common Stock, and the material U.S. federal consequences of the ownership and disposition of PubCo Ordinary Shares and PubCo Warrants after the Business Combination. Holders of shares of TGVC Class A Common Stock and TGVC Public Warrants are urged to consult their tax advisors to determine the tax consequences to them (including the application and effect of any state, local or other income and other tax laws) of the Business Combination, including the U.S. federal income tax consequences and state, local or other tax consequences of the acquisition, holding, redemption and disposal of PubCo Ordinary Shares or the acquisition, holding, exercise or disposal of PubCo Warrants.

Regulatory Approvals

The Business Combination is not subject to any regulatory requirement or approval, except for (i) filings with the State of Delaware and the Registrar of Corporate Affairs of the BVI, and (ii) filings required with the SEC pursuant to the reporting requirements applicable to TGVC, and the requirements of the Securities Act and the Exchange Act to disseminate this proxy statement/prospectus to TGVC Stockholders. The Business Combination is not subject to any required filings or notices under the HSR Act, or the expiration or termination of any applicable waiting period under the HSR Act.

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Appraisal and Dissenting Rights

TGVC Stockholders do not have appraisal rights in connection with the Business Combination or the Adjournment Proposal.

Flexi Shareholders are entitled to dissent from the Initial Merger that forms part of the Business Combination and to receive payment of the “fair value” of their Flexi Shares following consummation of the Initial Merger. Where a Flexi Shareholder who exercises such dissent rights and Flexi are unable to agree on the “fair value” of such shares, a statutory appraisal process is required to determine the “fair value.”

Vote Required for Approval of the Business Combination Proposal

Approval of the Business Combination Proposal (and consequently, the Business Combination Agreement and the Business Combination contemplated thereby) requires the affirmative vote of a majority of the votes cast by the TGVC Stockholders as of the Record Date who attend or are represented by proxy at the Special Meeting. Accordingly, under the DGCL, a TGVC Stockholder’s failure to vote, as well as a broker non-vote, will have no effect on the outcome of the vote on the Business Combination Proposal. Abstentions will be counted in connection with the determination of whether a valid quorum is established but will have no effect on the outcome of the vote on the Business Combination Proposal.

As of the Record Date, the Initial Holders, who represent holders of a majority in voting power of TGVC Common Stock issued and outstanding, have agreed to vote any shares of TGVC Common Stock owned by them in favor of the Business Combination. As a result, no TGVC Public Shares will be required to vote in favor of the Business Combination Proposal in order to approve the Business Combination.

Recommendation of the TGVC Board

THE TGVC BOARD UNANIMOUSLY RECOMMENDS THAT THE TGVC STOCKHOLDERS VOTE “FOR” APPROVAL OF THE BUSINESS COMBINATION PROPOSAL.

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The Adjournment Proposal

Overview

The Adjournment Proposal, if adopted, will allow the Chair of the Special Meeting to adjourn the Special Meeting to a later date or dates to permit further solicitation of proxies. The Adjournment Proposal will only be presented to TGVC Stockholders in the event that based upon the tabulated vote at the time of the Special Meeting there are insufficient votes for, or otherwise in connection with, the approval of the Business Combination Proposal. In no event will the Chair adjourn the Special Meeting or consummate the Business Combination beyond the date by which it may properly do so under the TGVC Charter and the DGCL.

Consequences if the Adjournment Proposal is Not Approved

If the Adjournment Proposal is not approved by the TGVC Stockholders, the TGVC Board may not be able to adjourn the Special Meeting to a later date in the event that there are insufficient votes for, or otherwise in connection with, the approval of the Business Combination Proposal.

Vote Required for Approval of the Adjournment Proposal

The approval of the Adjournment Proposal requires the affirmative vote of the majority of the votes cast by the stockholders present via the virtual meeting platform or represented by proxy and entitled to vote thereon at the Special Meeting. A TGVC Stockholder’s failure to vote, as well as a broker non-vote, will have no effect on the outcome of the vote on the Adjournment Proposal. Abstentions will be counted in connection with the determination of whether a valid quorum is established but will have no effect on the outcome of the vote on the Adjournment Proposal. The Business Combination Proposal is not conditioned upon the approval of the Adjournment Proposal. The approval of the Adjournment Proposal is not conditioned upon the approval of the Business Combination Proposal.

Recommendation of the TGVC Board

THE TGVC BOARD UNANIMOUSLY RECOMMENDS THAT THE TGVC STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE ADJOURNMENT PROPOSAL.

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Information About TGVC

Unless the context otherwise requires, references in this section to “we,” “us” or “our” refer to TGVC.

General

We are a blank check company whose business purpose is to effect a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses, which we refer to as our initial business combination. Our efforts to identify a prospective target business were not limited to a particular industry or geographic region, although we intended to initially focus our search on identifying a prospective target business in the technology industries in the United States and other developed countries, with a special focus within the space technology, financial technology, and TMT industries and related sectors. Though our sponsor is a Hong Kong company, a majority of our management is located outside of China (including Hong Kong and Macau). We have committed not to undertake our initial business combination with any entity that conducts a majority of its business or is headquartered in China (including Hong Kong and Macau).

In November 2021, we closed the IPO for the sale of an aggregate of 11,500,000 TGVC Public Units at a price of $10.00 per TGVC Public Unit, each TGVC Public Unit consisting of one share of TGVC Class A Common Stock and one TGVC Public Warrant, each whole TGVC Public Warrant permitting the holder thereof to purchase one share of TGVC Class A Common Stock for $11.50 per share, yielding gross proceeds of $115,000,000. Simultaneous with the closing of the IPO, we consummated the sale of 5,500,000 TGVC Placement Warrants at a price of $1.00 per TGVC Placement Warrant ($5,500,000 in the aggregate) in the TGVC Private Placement. $117,300,000 of the proceeds of the IPO and the concurrent TGVC Private Placement were deposited in the Trust Account.

On November 2, 2021, the TGVC Units started trading on Nasdaq under the symbol “TGVCU.” On November 22, 2021, the TGVC Class A Common Stock and TGVC Warrants started trading on Nasdaq under the symbols “TGVC” and “TGVCW,” respectively.

On May 4, 2023, we held the Extension Meeting, where the TGVC Stockholders approved the Extension. In connection with the Extension, 10,164,304 TGVC Public Shares were tendered for redemption, which represented approximately 88.4% of the total TGVC Public Shares outstanding at the time of redemption, and approximately $105.6 million was released from the Trust Account to pay such redeeming TGVC Public Stockholders. As a result of this redemption, as of the date hereof, there are 1,335,696 TGVC Public Shares issued and outstanding and there is approximately $14.2 million remaining in the Trust Account that is available for a business combination.

In connection with the Extension, (i) in order to induce TGVC Public Stockholders not to redeem their TGVC Public Shares, we entered into the Non-Redemption Agreement with the Non-Redemption Investors in exchange for the Non-Redemption Investors agreeing not to redeem certain TGVC Public Shares at the Extension Meeting, (ii) we amended our advisory agreement with ThinkEquity and paid ThinkEquity an advisory fee of $50,000, and (iii) one of our directors made a short-term loan of $105,000 to the Sponsor, which has been repaid.

Additionally, in order to induce TGVC Public Stockholders not to redeem their TGVC Public Shares in connection with the Extension, the Sponsor will deposit Monthly Extension Payments into the Trust Account. Assuming that we will complete our initial business combination by November 5, 2023, a total of up to $320,567 from six Monthly Extension Payments will be deposited in the Trust Account by October 5, 2023. As of the date hereof, two Monthly Extension Payments, in the aggregate principal amount of $106,854, have been deposited into the Trust Account. Each Monthly Extension Payment will be evidenced by an Extension Note, each in the principal amount equal to the Monthly Extension Payment. The Extension Notes bear no interest and are payable in full upon our consummation of a business combination. If we do not consummate a business combination by November 5, 2023, the Extension Notes will be repaid only from funds held outside of the Trust Account or will be forfeited, eliminated or otherwise forgiven.

Initial Business Combination

So long as we maintain a listing for our securities on Nasdaq, we must complete one or more business combinations with target(s) having an aggregate fair market value of at least 80% of the value of the assets held in the Trust Account (excluding taxes payable on the interest earned on the Trust Account) at the time of our signing a definitive agreement in connection with our initial business combination. The TGVC Board will make the determination as to the fair market value of the target(s) in our initial business combination. The TGVC Board believes that the financial skills and background of its members qualify it to conclude that the Business Combination met this requirement.

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Legal and Operational Risks of the Sponsor Being Based in Hong Kong

TGVC does not believe that, as the date of this filing, there are legal or operational risks to TGVC associated with the Sponsor being based in Hong Kong. Hong Kong is a Special Administrative Region of the PRC and enjoys its own limited autonomy as defined by the Basic Law. Hong Kong’s legal system, which is different from that of the PRC, is based on common law and has its own laws and regulations, but some of the national laws of the PRC are made applicable in Hong Kong under the Basic Law.

Pursuant to the Basic Law, which is a national law of the PRC and the constitutional document for Hong Kong, national laws of the PRC shall not be applied in Hong Kong, except for those relating to defense, foreign affairs and other matters outside the autonomy of Hong Kong, which may be listed in Annex III of the Basic Law and applied locally by promulgation or local legislation. While the National People’s Congress of the PRC has the power to amend the Basic Law, the Basic Law expressly provides that no amendment to the Basic Law shall contravene the established basic policies of the PRC regarding Hong Kong. As a result, national laws of the PRC not listed in Annex III of the Basic Law (and any regulatory notices issued pursuant to those national laws) do not apply in Hong Kong.

Currently, the laws in the PRC are expected to apply to mainland Chinese businesses, rather than businesses in Hong Kong which operate under a different set of laws from mainland China. As a result, TGVC does not believe that, as of the date hereof, there are legal or operational risks affecting TGVC as a result of the Sponsor being based in Hong Kong.

Stockholder Approval of Business Combination

Pursuant to the TGVC Charter, a TGVC Public Stockholder may request that we redeem all or a portion of such stockholder’s TGVC Public Shares for cash for a per-share price, payable in cash, equal to the pro rata portion of the Trust Account, including interest (net of taxes payable), calculated as of two business days prior to the consummation of the Business Combination. Notwithstanding the foregoing, a TGVC Public Stockholder, together with any affiliate of such TGVC Public Stockholder or any other person with whom such TGVC Public Stockholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from redeeming its TGVC Public Shares with respect to more than an aggregate of 15% of the TGVC Public Shares held by such person or group.

In connection with the IPO, TGVC’s officers and directors and the Sponsor Related Parties agreed to waive any redemption rights with respect to any Founder Shares and TGVC Public Shares held by them in connection with the completion of an initial business combination, which includes the Business Combination. Such waivers are standard in transactions of this type and TGVC’s officers and directors and the Sponsor Related Parties did not receive separate consideration for the waiver. Shares of TGVC Class A Common Stock underlying the 5,500,000 TGVC Placement Warrants and shares of TGVC Class B Common Stock held by TGVC’s officers and directors and the Sponsor Related Parties will be excluded from the pro rata calculation used to determine the per-share redemption price. As of the date of this proxy statement/prospectus, TGVC’s officers and directors and the Sponsor Related Parties own an aggregate of 67.5% of the outstanding shares of TGVC Common Stock.

At any time at or prior to the Business Combination, subject to applicable securities laws (including with respect to material nonpublic information), the Sponsor Related Parties, or our or Flexi’s respective directors, officers, advisors or affiliates may (i) purchase TGVC Public Shares from institutional and other investors who vote, or indicate an intention to vote, against either of the Proposals, or elect to redeem, or indicate an intention to redeem, TGVC Public Shares, (ii) execute agreements to purchase TGVC Public Shares from such investors in the future, or (iii) enter into transactions with such investors and others to provide them with incentives to acquire TGVC Public Shares, vote their TGVC Public Shares in favor of the Proposals or not redeem their TGVC Public Shares. Such a purchase may include a contractual acknowledgement that such selling stockholder, although still the record holder of shares of TGVC Common Stock, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that the Sponsor, or our or Flexi’s respective directors, officers, advisors or affiliates purchase TGVC Public Shares in privately negotiated transactions from TGVC Public Stockholders who have already elected to exercise their redemption rights, such selling stockholder would be required to revoke its prior elections to redeem its TGVC Public Shares. The purpose of such share purchases and other transactions would be to limit the number of TGVC Public Shares that the holders thereof elect to redeem.

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The Extension Meeting

On May 4, 2023, TGVC held the Extension Meeting, where the TGVC Stockholders approved the Extension. In connection with the Extension, 10,164,304 TGVC Public Shares were tendered for redemption, which represented approximately 88.4% of the total TGVC Public Shares outstanding at the time of redemption, and approximately $105.6 million was released from the Trust Account to pay such redeeming TGVC Public Stockholders. As a result of this redemption, as of the date hereof there are 1,335,696 TGVC Public Shares issued and outstanding and there is approximately $14.2 million remaining in the Trust Account that is available for a business combination. In connection with the Extension, (i) in order to induce TGVC Public Stockholders not to redeem their TGVC Public Shares, TGVC and the Sponsor entered into the Non-Redemption Agreement with the Non-Redemption Investors whereby, among other things, the Sponsor paid the Non-Redemption Payment to the Non-Redemption Investors in exchange for the Non-Redemption Investors agreeing to hold and not redeem certain TGVC Public Shares, (ii) TGVC amended its advisory agreement with ThinkEquity and paid ThinkEquity an advisory fee of $50,000, and (iii) a director of TGVC made a short-term loan of $105,000 to the Sponsor, which has been repaid.

Additionally, in order to induce TGVC Public Stockholders not to redeem their TGVC Public Shares in connection with the Extension, the Sponsor will deposit Monthly Extension Payments into the Trust Account. Assuming that TGVC will complete its initial business combination by November 5, 2023, a total of up to $320,567 from six Monthly Extension Payments will be deposited in the Trust Account by October 5, 2023. As of the date hereof, two Monthly Extension Payments, in the aggregate principal amount of $106,854, have been deposited into the Trust Account. Each Monthly Extension Payment will be evidenced by an Extension Note, each in the principal amount equal to the Monthly Extension Payment. The Extension Notes bear no interest and are payable in full upon TGVC’s consummation of a business combination. If TGVC does not consummate a business combination by November 5, 2023, the Extension Notes will be repaid only from funds held outside of the Trust Account or will be forfeited, eliminated or otherwise forgiven.

Redemption of TGVC Public Shares and Liquidation if no Initial Business Combination

The TGVC Charter provides that we will have until November 5, 2023 (or a later date approved by the TGVC Stockholders pursuant to the TGVC Charter) to complete our initial business combination. If we are unable to complete our initial business combination by such deadline, we will: (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than 10 business days thereafter, subject to lawfully available funds therefor, redeem 100% of the TGVC Public Shares in consideration of a per-share price, payable in cash, equal to the quotient obtained by dividing (A) the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to us to pay our taxes (less up to $100,000 of such net interest to pay dissolution expenses), by (B) the total number of then outstanding TGVC Public Shares, which redemption will completely extinguish rights of the TGVC Public Stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining TGVC Stockholders and the TGVC Board in accordance with applicable law, dissolve and liquidate, subject in the case of clauses (ii) and (iii) to obligations under the DGCL to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to the TGVC Warrants, which will expire worthless if we fail to complete our initial business combination by November 5, 2023 (or a later date approved by the TGVC Stockholders pursuant to the TGVC Charter).

Our officers and directors and the Sponsor Related Parties have entered into letter agreements with us, pursuant to which they have waived their rights to liquidating distributions from the Trust Account with respect to any Founder Shares held by them if we fail to complete our initial business combination by November 5, 2023 (or a later date approved by the TGVC Stockholders pursuant to the TGVC Charter).

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Our officers and directors and the Sponsor Related Parties have agreed, pursuant to a written agreement with us, that they will not propose any amendment to the TGVC Charter (i) to modify the substance or timing of our obligation to allow redemption in connection with our initial business combination or to redeem 100% of the TGVC Public Shares if we do not complete our initial business combination by November 5, 2023 (or a later date approved by the TGVC Stockholders pursuant to the TGVC Charter), or (ii) with respect to any other provision relating to stockholders’ rights or pre-initial business combination activity, unless we provide the TGVC Public Stockholders with the opportunity to redeem their TGVC Public Shares upon approval of any such amendment at a per-share price, payable in cash, equal to (x) the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to us to pay our taxes divided by (y) the number of then outstanding TGVC Public Shares. However, as provided in the TGVC Charter, we may not redeem the TGVC Public Shares in an amount that would cause our net tangible assets to be less than $5,000,001 both immediately prior to and upon consummation of our initial business combination and after payment of underwriters’ fees and commissions (so that we are not subject to the SEC’s “penny stock” rules). If this optional redemption right is exercised with respect to an excessive number of TGVC Public Shares such that we cannot satisfy the net tangible asset requirement described above, we would not proceed with the amendment or the related redemption of the TGVC Public Shares at such time.

If we were to expend all of the net proceeds of the IPO and of the sale of TGVC Placement Warrants, other than the proceeds not held in the Trust Account, and without taking into account interest, if any, earned on the Trust Account, the per-share redemption amount received by TGVC Public Stockholders upon our dissolution would be $10.20 as of December 31, 2022. The proceeds not held in the Trust Account could, however, become subject to the claims of our creditors that would have higher priority than the claims of TGVC Public Stockholders. We cannot assure you that the actual per-share redemption amount received by TGVC Public Stockholders will not be substantially less than $10.20. Under Section 281(b) of the DGCL, our plan of dissolution must provide for all claims against us to be paid in full or make provision for payments to be made in full, as applicable, if there are sufficient assets. These claims must be paid or provided for before we make any distribution of our remaining assets to TGVC Public Stockholders. While we intend to pay such amounts, if any, we cannot assure you that we will have funds sufficient to pay or provide for all creditors’ claims.

Although we have sought and will continue to seek to have all vendors, service providers (other than our independent auditor), prospective target businesses or other entities with which we do business execute agreements with us waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account for the benefit of the TGVC Public Stockholders, there is no guarantee that they will execute such agreements or even if they execute such agreements that they would be prevented from bringing claims against the Trust Account including but not limited to fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain an advantage with respect to a claim against our assets, including the funds held in the Trust Account. If any third party refuses to execute an agreement waiving such claims to the monies held in the Trust Account, our management will perform an analysis of the alternatives available to it and will only enter into an agreement with a third party that has not executed a waiver if management believes that such third party’s engagement would be significantly more beneficial to us than any alternative. Examples of possible instances where we may engage a third party that refuses to execute a waiver include the engagement of a third party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where management is unable to find a service provider willing to execute a waiver.

Marcum LLP, our independent registered public accounting firm, and ThinkEquity, the underwriter of the IPO, did not execute agreements with us waiving such claims to the monies held in the Trust Account. The amounts due to parties that did not waive their right to seek repayment from funds held in the Trust Account are not material and we do not expect significant increases in such amounts prior to the Business Combination.

In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with us and will not seek recourse against the Trust Account for any reason. The Sponsor has agreed that it will be liable to us if and to the extent that any claims by a third party for services rendered or products sold to us, or a prospective target business with which we have entered into a written letter of intent, confidentiality or similar agreement or business combination agreement, reduce the amount of funds in the Trust Account to below the lesser of (i) $10.20 per TGVC Public Share and (ii) the actual amount per TGVC Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.20 per share due to reductions in the value of the trust assets, less taxes payable from interest, provided that such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to the monies held in the Trust Account (whether or not such waiver is enforceable), nor will it apply to any claims under our indemnity of the underwriters of the IPO against certain liabilities, including liabilities under the Securities Act. However, we have not asked the Sponsor to reserve for such indemnification obligations, nor have we independently verified whether the Sponsor has sufficient funds to satisfy its indemnity obligations and believe that the Sponsor’s only assets are securities of TGVC. Therefore, we cannot assure you that the Sponsor would be able to satisfy those obligations. None of our officers or directors will indemnify us for claims by third parties including, without limitation, claims by vendors and prospective target businesses.

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In the event that the proceeds in the Trust Account are reduced below (i) $10.20 per TGVC Public Share or (ii) such lesser amount per TGVC Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, due to reductions in value of the trust assets, in each case net of the amount of interest that may be withdrawn to pay taxes, and the Sponsor asserts that it is unable to satisfy its indemnification obligations or that it has no indemnification obligations related to a particular claim, our independent directors would determine whether to take legal action against the Sponsor to enforce its indemnification obligations. While we currently expect that our independent directors would take legal action on our behalf against the Sponsor to enforce its indemnification obligations to us, it is possible that our independent directors in exercising their business judgment may choose not to do so if, for example, they deem the cost of such legal action to be too high relative to the amount recoverable or if they determine that a favorable outcome is not likely. We have not asked the Sponsor to reserve for such indemnification obligations and we cannot assure you that the Sponsor would be able to satisfy those obligations. Accordingly, we cannot assure you that due to claims of creditors the actual value of the per-share redemption price will not be less than $10.20 per TGVC Public Share.

We seek to reduce the possibility that the Sponsor has to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (other than our independent auditor), prospective target businesses or other entities with which we do business execute agreements with us waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account. The Sponsor will also not be liable as to any claims under our indemnity of the underwriters of the IPO against certain liabilities, including liabilities under the Securities Act. We will use proceeds held outside the Trust Account plus proceeds from any Working Capital Loans to pay any such potential claims. In the event that we liquidate, and it is subsequently determined that the reserve for claims and liabilities is insufficient, stockholders who received funds from the Trust Account could be liable for claims made by creditors.

Under the DGCL, stockholders may be held liable for claims by third parties against a corporation to the extent of distributions received by them in a dissolution. The pro rata portion of the Trust Account distributed to TGVC Public Stockholders upon the redemption of the TGVC Public Shares in the event that we do not complete our initial business combination by November 5, 2023 (or a later date approved by the TGVC Stockholders pursuant to the TGVC Charter), may be considered a liquidating distribution under the DGCL. The DGCL provides that if a corporation complies with certain procedures set forth in Section 280 of the DGCL intended to ensure that it makes reasonable provision for all claims against it, including a 60-day notice period during which any third party claims can be brought against the corporation, a 90-day period during which the corporation may reject any claims brought, and an additional 150-day waiting period before any liquidating distributions are made to stockholders, any liability of stockholders with respect to a liquidating distribution is limited to the lesser of such stockholder’s pro rata share of the claim or the amount distributed to the stockholder, and any liability of the stockholder would be barred after the third anniversary of the dissolution.

Furthermore, if the pro rata portion of the Trust Account distributed to TGVC Public Stockholders upon the redemption of TGVC Public Shares in the event that we do not complete our initial business combination by November 5, 2023 (or a later date approved by the TGVC Stockholders pursuant to the TGVC Charter) is not considered a liquidating distribution under the DGCL and such redemption distribution is deemed to be unlawful (potentially due to the imposition of legal proceedings that a party may bring or due to other circumstances that are currently unknown), then pursuant to Section 174 of the DGCL, the statute of limitations for claims of creditors could be six years after the unlawful redemption distribution, instead of three years, as in the case of a liquidating distribution. If we are unable to complete our initial business combination by November 5, 2023 (or a later date approved by the TGVC Stockholders pursuant to the TGVC Charter), we will: (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than 10 business days thereafter, redeem 100% of the TGVC Public Shares in consideration of a per-share price, payable in cash, equal to the quotient obtained by dividing (A) the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to us to pay our taxes (less up to $100,000 of such net interest to pay for dissolution expenses), by

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(B) the total number of then outstanding TGVC Public Shares, which redemption will completely extinguish rights of the TGVC Public Stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining TGVC Stockholders and the TGVC Board in accordance with applicable law, dissolve and liquidate, subject in the case of clauses (ii) and (iii) to our obligations under the DGCL to provide for claims of creditors and the requirements of other applicable law. Accordingly, it is our intention to redeem the TGVC Public Shares as soon as reasonably possible following the initial business combination expiration date (or a later date approved by the TGVC Stockholders pursuant to the TGVC Charter), and, therefore, we do not intend to comply with those procedures. As such, TGVC Public Stockholders could potentially be liable for any claims to the extent of distributions received by them (but no more) and any liability of TGVC Public Stockholders may extend well beyond the third anniversary of such date.

Because we will not be complying with Section 280 of the DGCL, Section 281(b) of the DGCL requires us to adopt a plan, based on facts known to us at such time that will provide for payment of all of our existing and pending claims or claims that may be potentially brought against us within the subsequent 10 years. However, because we are a blank check company, rather than an operating company, and our operations are limited to searching for prospective target businesses to acquire, the only likely claims to arise would be from our vendors (such as lawyers, investment bankers, etc.) or prospective target businesses. As described above, pursuant to the obligation contained in our underwriting agreement, we have sought and will continue to seek to have all vendors, service providers, prospective target businesses or other entities with which we do business execute agreements with us waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account. As a result of this obligation, the claims that could be made against us are significantly limited and the likelihood that any claim that would result in any liability extending to the Trust Account is remote. Further, the Sponsor may be liable only to the extent necessary to ensure that the amounts in the Trust Account are not reduced below (i) $10.20 per TGVC Public Share or (ii) such lesser amount per TGVC Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, due to reductions in value of the trust assets, in each case net of the amount of interest withdrawn to pay taxes, and the Sponsor will not be liable as to any claims under our indemnity of the underwriters of the IPO against certain liabilities, including liabilities under the Securities Act. In the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third party claims.

If we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, the proceeds held in the Trust Account could be subject to applicable bankruptcy law and may be included in our bankruptcy estate and subject to the claims of third parties with priority over the claims of the TGVC Public Stockholders. To the extent that any bankruptcy claims deplete the Trust Account, we cannot assure you we will be able to return $10.00 per share to the TGVC Public Stockholders. Additionally, if we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, any distributions received by stockholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover some or all amounts received by TGVC Public Stockholders. Furthermore, the TGVC Board may be viewed as having breached its fiduciary duty to our creditors and/or may have acted in bad faith, thereby exposing itself and TGVC to claims of punitive damages, by paying TGVC Public Stockholders from the Trust Account prior to addressing the claims of creditors. We cannot assure you that claims will not be brought against us for these reasons.

The TGVC Public Stockholders will be entitled to receive funds from the Trust Account only upon the earlier to occur of: (i) the completion of our initial business combination, (ii) the redemption of any TGVC Public Shares properly tendered in connection with a stockholder vote to amend any provisions of the TGVC Charter (A) to modify the substance or timing of our obligation to allow redemption in connection with our initial business combination or to redeem 100% of the TGVC Public Shares if we do not complete our initial business combination by November 5, 2023 (or a later date approved by the TGVC Stockholders pursuant to the TGVC Charter), or (B) with respect to any other provision relating to stockholders’ rights or pre-initial business combination activity, and (iii) the redemption of all of the TGVC Public Shares if we are unable to complete our business combination by November 5, 2023 (or a later date approved by the TGVC Stockholders pursuant to the TGVC Charter), subject to applicable law. In no other circumstances will a TGVC Public Stockholder have any right or interest of any kind to or in the Trust Account. In the event that we seek stockholder approval in connection with our initial business combination, a TGVC Public Stockholder voting in connection with the initial business combination alone will not result in such stockholder redeeming its shares for an applicable pro rata share of the Trust Account. Such stockholder must have also exercised its redemption rights as described above. These provisions of the TGVC Charter, like all provisions of the TGVC Charter, may be amended with a stockholder vote.

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Facilities

We do not own any real estate or other physical properties materially important to our operation. We currently maintain our principal executive offices at 1390 Market Street, Suite 200, San Francisco, CA 94102. The cost for our use of this space is included in the $445 per month fee we pay to the Sponsor for office space, and administrative and shared personnel support services. We consider our current office space, combined with the other office space otherwise available to our executive officers, adequate for our current operations.

Employees

We currently have two executive officers. These individuals are not obligated to devote any specific number of hours to our matters, but they devote, and will continue to devote, as much of their time as they deem necessary to our affairs until we have completed our initial business combination. The amount of time they devoted in any time period has varied based on whether we selected a target business for our initial business combination and the stage of the initial business combination process we are in. We do not intend to have any full-time employees prior to the completion of our initial business combination.

Competition

If we succeed in effecting the Business Combination, in all likelihood, PubCo will face significant competition from Flexi’s competitors. We cannot assure you that, subsequent to the Business Combination, PubCo will have the resources or ability to compete effectively. Information regarding the competition Flexi is facing is set forth in the section titled “Business of Flexi and Certain Information About Flexi.”

Permission Required from the Chinese Authorities for the Business Combination

TGVC is a Delaware corporation with no subsidiaries in China. TGVC does not maintain operations in China, does not generate revenues from China, and does not provide services or conduct sales or marketing activities in China or to residents in China. TGVC has committed not to undertake its initial business combination with any entity that is based in, located in or has its principal business operations in China (including Hong Kong and Macau), and it has conducted a target search outside of China. TGVC is not required to obtain permission from any Chinese authorities to operate or consummate the Business Combination, and it does not expect that permission will be required from the Chinese authorities in the future. TGVC has not been contacted by any Chinese authorities in connection with its operations or the Business Combination.

The Sponsor is not incorporated in mainland China and none of its subsidiaries are incorporated in mainland China. It does not maintain operations in mainland China, does not generate revenues from mainland China, and does not provide services or conduct sales or marketing activities in mainland China or to residents in mainland China. As of the date of this filing, the Sponsor is not required to obtain any permissions or approvals from Chinese authorities to operate TGVC’s business or consummate the Business Combination.

As of the date of this filing, neither TGVC’s operations nor its ability to consummate the Business Combination are affected by the Sponsor being based in Hong Kong because TGVC’s operations do not consist of prohibited activities under the applicable Hong Kong laws and are generally not restricted. Neither the Sponsor nor TGVC have triggered any of the following thresholds (“Thresholds”) or intend to transfer any personal data outside of mainland China: (i) processing the personal data of more than one million data subjects; (ii) transferring the personal data of more than 100,000 data subjects outside of mainland China since January 1 of the preceding year; or (iii) transferring the sensitive personal data of more than 10,000 data subjects outside of mainland China since January 1 of the preceding year. Thus, TGVC is not subject to the legal and operational restrictions associated with operating a company based in China, Hong Kong and Macau, and does not face the attendant potential impact on the ability to continue its operations or consummate its business combination.

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If the Sponsor triggers any of the Thresholds that are under the scrutiny of CAC or any other governmental agency, or if the Sponsor intends to transfer any personal data or data that, if disclosed, leaked destroyed, illegally obtained or used, may affect national security and public interests (“Important Data”), outside of mainland China, then it must pass the security assessment organized by CAC and obtain the CAC’s approval. Currently, the Sponsor does not believe that it possesses any personal data or Important Data, however, if the Sponsor suspects that it may possess any Important Data or highly sensitive data, a further assessment is needed. In addition, if the Sponsor in the future operates a network platform in mainland China with more than one million individual users, it must apply with the CAC and pass a cybersecurity review if it plans an initial public offering or plans to list overseas.

If the Sponsor (i) inadvertently concludes that permissions or approvals are not required, (ii) fails to receive or maintain such permissions or approvals, or (iii) applicable laws, regulations, or interpretations change and the Sponsor is required to obtain such permissions or approvals in the future, it may result in additional costs and expenses incurred by the Sponsor and/or TGVC to ensure compliance, or for being subject to fines, and may no longer be permitted to continue their current business operations, which could adversely affect their financial conditions and results of operations, or even their ability to consummate the Business Combination. In particular, in respect of data and cybersecurity issues, if the Sponsor (a) triggers a Threshold but does not obtain the CAC approval before transferring any personal data overseas or (b) transfers important data overseas without the CAC approval, then the possible penalties may include an order for rectification, warnings, confiscation of illegal gains, and/or fines. Where the offense is serious, the regulator may order suspension of business, suspension of the business for rectification, or revocation of relevant business permits or the business licenses. There may also be administrative fines on the directly responsible persons between RMB 10,000 and RMB 100,000 and prohibition on such persons’ taking roles of directors, supervisors, senior managers or DPOs in certain periods. Additionally, if the Sponsor operates a platform of more than one million individual users and lists overseas without passing the cybersecurity review, then the CAC has large discretion in imposing penalties in accordance with the PRC Cybersecurity Law and/or PRC Data Security Law, depending on the specific issues that would have been identified from a cybersecurity review.

Legal Proceedings

There is no material litigation, arbitration or governmental proceeding currently pending or to our knowledge, threatened against us or against any members of our management team in their capacity as such.

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TGVC’s Management

Unless otherwise indicated or the context otherwise requires, references in this section to “we,” “our,” “us” and other similar terms refer to TGVC.

Officers and Directors

TGVC’s officers and directors are as follows:

Name	Age	Title
Pui Lan Patrick Tsang	47	Chief Executive Officer, Director and Chairman
Philip Rettger	65	Chief Financial Officer and Director
Jason Cheng Yuen Ma	42	Director
Komal Ahmad	33	Director
Michael Alexander	57	Director

Pui Lan Patrick Tsang has served as the Chairman of Tsangs Group Holdings Limited, a fourth-generation innovation focused Single-Family Office bridging east to west, since 2016. Born and raised in the United Kingdom, Mr. Tsang has a robust global network as a seasoned investor. He has worked on multiple initial public offerings and merger and acquisition transactions globally and has successfully made investments in Asia, North America and Europe. Mr. Tsang is the Trade Commissioner of Grenada in Macau. A graduate from the College of Law in England, Mr. Tsang is a qualified solicitor in England, Wales and Hong Kong. As a philanthropic advocate, he is a Fellow of The Duke of Edinburgh’s International Award World Fellowship and past President of the Rotary E-Club of Hong Kong. He is also an international keynote speaker on finance, technology, fintech, blockchain, AI and leadership. Mr. Tsang also served, until his resignation in December 2021, as an independent director of Model Performance Acquisition Corp., another special purpose acquisition company that trades on Nasdaq, but that has yet to consummate a business combination. TGVC selected Mr. Tsang to serve on the TGVC Board, as well as to serve as TGVC’s CEO and Chairman, due to his extensive investment and management experience.

Philip Rettger, TGVC’s Chief Financial Officer, is also one of TGVC’s directors. Mr. Rettger has been an entrepreneur and corporate executive in energy and finance activities for more than 40 years. In recent years, Mr. Rettger has set up cryptocurrency mining operations at multiple locations and he has been an operating manager of PUF Mining, LLC since 2019. In 2005, he co-founded OptiSolar, Inc., an international developer of utility-scale solar photovoltaic projects, the bulk of whose assets were acquired by First Solar, Inc. in 2010. From 1985 through 2005, Mr. Rettger was active in the invention and development of new technologies and projects in waste energy recovery and heavy oil processing with Oxford Energy, Inc., Ormat Process Technologies, Inc. and OPTI Canada, Inc., resulting in the finance (including initial public offerings and private placements) and construction of several billion dollars of energy projects. Mr. Rettger has also been responsible for the development and finance of multiple hydroelectric projects with Essex Hydro Associates (1979-1982) and Sheep Creek Hydro, Inc. (1983-present), for which he has served as an executive since 2015. Several of the companies of which Mr. Rettger was a co-founder are no longer operating, as a result of technology or market issues. Mr. Rettger received a Bachelor of Science in Economics from the Massachusetts Institute of Technology and an MBA from the Harvard Business School. He is the inventor or co-inventor of items and processes that have been awarded over 15 U.S. patents in his fields of experience, including energy production and space-based data farming. TGVC selected Mr. Rettger to serve on the TGVC Board due to his extensive financial and management experience.

Jason Cheng Yuen Ma is a media executive, artist, investor and serial entrepreneur leveraging 20+ years of driving strategic thinking and operational execution in Asia and in the U.S. He is a strategic advisor & financier of popular social music video app Triller (2019-present). He also co-founded premium production studio Stampede Ventures (2017-present), digital music label 88rising (2015-2017), ZASH Global Media (2020-present), a Nasdaq listed media and technology conglomerate and east-west brand strategy and investment firm East West Ventures (2019-present). Mr. Ma is a Senior Advisor to Tencent Music Entertainment and KKBox fund KKFarm and a Network Partner for consumer tech fund GoodWater Capital (2016-present). He is also a senior advisor to private equity funds advised by Courage Capital Management, LLC (2019-present) that invest in catalogs of music rights. In addition, Mr. Ma is a Senior Advisor to Wise Road Capital (2020-present), a global private equity investment company, focusing on the semiconductor industry and other emerging high-tech industries. Mr. Ma is considered one of the leading financiers to companies, institutions and individuals investing in Asian media, entertainment and technology. His investments include Musical.ly (TikTok), Grab, Coinbase, Triller, Slock.it, Brain, CAA Caravan, Oursong, Kind Heaven, NanoTech Energy, XiaoPeng and MAUM (2 Star Michelin). Mr. Ma received his bachelor’s degree in global leadership and intercultural studies from William Jessup University and a Master’s degree from Fuller Theological Seminary. TGVC selected Mr. Ma to serve on the TGVC Board based on his significant experience in investment banking, investing and leadership.

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Komal Ahmad is the Founder of Copia, a for-profit surplus food waste management company that she launched in 2015. Copia’s advanced and proprietary technology reduces food waste and hunger across North America. Ms. Ahmad is well recognized as an award-winning changemaker, humanitarian and entrepreneur. She is the University of California’s Global Food Changemaker and was chosen as the 2016 Social Entrepreneur of the Year and as a 2017 MIT SOLVER. Ms. Ahmad has been named to the coveted Forbes 30 Under 30 twice, featured as one of the Most Powerful Women in the World by Entrepreneur Magazine, recognized as one of the Most Powerful & Impactful People in Business by Marie Claire, highlighted as one of the Most Creative People in Business by Fast Company, listed among the Top 50 Most Badass Women in the World by InStyle, and selected as a Toyota Mother of Invention. Ms. Ahmad was also honored with the prestigious Nelson Mandela Humanitarian Award. Ms. Ahmad graduated in 2016 with a Bachelor of Arts from UC Berkeley with majors in International Health & Development and Global Poverty and Practice. TGVC selected Ms. Ahmad to serve on the TGVC Board based on her extensive business and management experience as well as her leadership positions.

Michael Alexander has had a 34-year career in investment banking based in Brisbane, Sydney, New York and Hong Kong. His working career started at Wilsons Advisory and Stockbroking Limited in Brisbane, and Ord Minnett Securities in Sydney and New York. Upon moving to Hong Kong, Mr. Alexander joined JP Morgan Chase & Co. before moving to Deutsche Bank AG, CLSA Ltd. and Jefferies Group. From August 2010 through June 2018, he served as the Chief Executive Officer of Jefferies Group in Asia. Post retiring from investment banking, he spent 12 months as an advisor to the Jefferies Group. He was also a seed investor in Block.one, which had revenues of $4 billion in its first year of operation as a blockchain-based software company. From January 2018 to April 2020, Mr. Alexander served as the Chief Executive Officer of the $1 billion EOS VC Fund of Block.one and until April 2021 had been serving as a senior advisor to Block.one. Mr. Alexander is also a property developer in Japan having built two chalets in the Annupuri ski fields of Niseko. He is in the process of developing a 20-luxury apartment complex on a two-acre block near the Niseko Village ski field. Mr. Alexander received a Bachelor of Economics and Bachelor of Commerce from Queensland University. TGVC selected Mr. Alexander to serve on the TGVC Board based on his significant experience both as an investment banker and as an advisor, as well as his experience with exchange-listed companies.

Number and Terms of Office of Officers and Directors

TGVC has five directors. The term of office of TGVC’s directors will expire at TGVC’s first annual meeting of stockholders.

Holders of TGVC Class A Common Stock and TGVC Class B Common Stock, voting together as a single class, have the exclusive right to vote for the election of directors prior to consummation of TGVC’s initial business combination. These provisions of the TGVC Charter may only be amended if approved by a majority of the shares of TGVC Common Stock voting at a stockholder meeting. A director of the TGVC Board holds office until the annual meeting for the year in which his or her term expires and until his or her successor has been elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal. In accordance with Nasdaq corporate governance requirements, TGVC is not required to hold an annual meeting until one year after TGVC’s first fiscal year end following TGVC’s listing on Nasdaq. TGVC may not hold an annual meeting of stockholders until after it consummates its initial business combination. Subject to the terms of any preferred stock, any or all of the directors may be removed from office at any time, but only for cause and only by the affirmative vote of holders of a majority of the voting power of all then outstanding shares of TGVC Capital Stock entitled to vote generally in the election of directors, voting together as a single class. Notwithstanding the above, and except as otherwise required by law, whenever the holders of one or more series of the preferred stock of TGVC shall have the right, voting separately by class or series, to elect one or more directors, the term of office, the filling of vacancies, the removal from office and other features of such directorships shall be governed by the terms of such series of the preferred stock as set forth in the TGVC Charter, and such directors shall not be included in any of the classes created pursuant to Article V of the TGVC Charter unless expressly provided by such terms.

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TGVC’s officers are appointed by the TGVC Board and serve at the discretion of the TGVC Board, rather than for specific terms of office. The TGVC Board is authorized to appoint persons to the offices set forth in the TGVC Bylaws as it deems appropriate. The TGVC Bylaws provide that TGVC’s officers may consist of a Chairman of the Board, Chief Executive Officer, Chief Financial Officer, President, Vice Presidents, Secretary, Treasurer, Assistant Secretaries and such other offices as may be determined by the TGVC Board.

Director Independence

Nasdaq listing standards require that a majority of the TGVC Board be independent. An “independent director” is defined generally as a person other than an officer or employee of the company or its subsidiaries or any other individual having a relationship that in the opinion of the company’s board of directors, would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director. The TGVC Board has determined that Mr. Ma, Mr. Alexander and Ms. Ahmad are “independent directors” as defined in Nasdaq listing standards and applicable SEC rules. TGVC’s independent directors have regularly scheduled meetings at which only independent directors are present.

Officer and Director Compensation

None of TGVC’s officers has received any cash compensation for services rendered to TGVC. On November 2, 2021, the Sponsor entered into an Agreement with TGVC’s three independent directors under which they each purchased 30,000 of the Founder Shares, as an inducement to serve as directors of TGVC, for which they paid $0.009 per share, or an aggregate of $810. The shares vested upon the consummation of the IPO. The fair value of the 90,000 shares at November 2, 2021 was estimated using a Monte Carlo simulation model considering the probability of an initial public offering, business combination and other risk factors, to be approximately $706,000 in the aggregate, which TGVC has recorded as director compensation expense. Other than as set forth elsewhere in this proxy statement/prospectus, TGVC has not paid and will not pay any other compensation of any kind, including any finder’s fee, reimbursement, consulting fee or monies in respect of any payment of a loan, to the Sponsor, its officers, directors or any affiliate of the Sponsor or its officers or directors, prior to, or in connection with any services rendered in order to effectuate, the consummation of its initial business combination (regardless of the type of transaction that it is). However, TGVC will reimburse these individuals for any out-of-pocket expenses that they incur in connection with activities on TGVC’s behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. TGVC’s audit committee will review on a quarterly basis all payments that were made to the Sponsor, to TGVC’s officers or directors or to the Sponsor’s or TGVC’s affiliates. TGVC will make any such payments prior to an initial business combination using funds held outside the Trust Account. Other than quarterly audit committee review of such payments, TGVC does not and does not expect to have any additional controls in place governing its reimbursement payments to its directors and executive officers for their out-of-pocket expenses incurred in connection with identifying and consummating an initial business combination.

To TGVC’s knowledge, no members of its management team or directors will provide services to PubCo after the completion of the Business Combination. However, any directors or members of TGVC’s management team who transition to PubCo may be paid consulting or management fees by the combined company. TGVC has not established any limit on the amount of such fees that may be paid to its directors and members of management by the combined company. PubCo’s directors would be responsible for determining officer and director compensation for the combined company after the Closing.

TGVC does not intend to take any action to ensure that members of its management team are appointed to positions with PubCo after the consummation of the Business Combination, although it is possible that some or all of TGVC’s officers and directors may negotiate employment or consulting arrangements to transition to PubCo after the Closing. TGVC does not believe that the ability of TGVC’s management to transition to PubCo after the consummation of the Business Combination will be a determining factor in TGVC’s decision to proceed with the Business Combination. TGVC is not a party to any agreements with its officers and directors that provide for benefits upon termination of employment.

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Committees of the TGVC Board

The TGVC Board has two standing committees: an audit committee and a compensation committee. Subject to phase-in rules and a limited exception, Nasdaq rules and Rule 10A-3 of the Exchange Act require that the audit committee of a listed company be comprised solely of independent directors, and Nasdaq rules require that the compensation committee of a listed company be comprised solely of independent directors.

Audit Committee

TGVC established an audit committee of the TGVC Board. Ms. Ahmad, Mr. Alexander and Mr. Ma serve as members of TGVC’s audit committee, and Mr. Alexander chairs the audit committee. Under Nasdaq listing standards and applicable SEC rules, TGVC is required to have at least three members of the audit committee, all of whom must be independent, subject to certain phase-in provisions. Each of TGVC’s directors serving on the audit committee meet the independent director standard under Nasdaq listing standards and under Rule 10-A-3(b)(1) of the Exchange Act.

Each member of the audit committee is financially literate and the TGVC Board has determined that Mr. Alexander qualifies as an “audit committee financial expert” as defined in applicable SEC rules.

TGVC adopted an audit committee charter, which details the principal functions of the audit committee, including:

●	the appointment, compensation, retention, replacement and oversight of the work of the independent registered public accounting firm engaged by TGVC;

●	pre-approving all audit and permitted non-audit services to be provided by the independent registered public accounting firm engaged by TGVC, and establishing pre-approval policies and procedures;

●	setting clear hiring policies for employees or former employees of the independent registered public accounting firm, including, but not limited to, as required by applicable laws and regulations;

●	setting clear policies for audit partner rotation in compliance with applicable laws and regulations;

●	obtaining and reviewing a report, at least annually, from the independent registered public accounting firm describing (i) the independent registered public accounting firm’s internal quality-control procedures, (ii) any material issues raised by the most recent internal quality-control review, or peer review, of the audit firm, or by any inquiry or investigation by governmental or professional authorities within the preceding five years respecting one or more independent audits carried out by the firm and any steps taken to deal with such issues and (iii) all relationships between the independent registered public accounting firm and TGVC to assess the independent registered public accounting firm’s independence;

●	reviewing and approving any related party transaction required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC prior to TGVC entering into such transaction; and

●	reviewing with management, the independent registered public accounting firm, and TGVC’s legal advisors, as appropriate, any legal, regulatory or compliance matters, including any correspondence with regulators or government agencies and any employee complaints or published reports that raise material issues regarding TGVC’s financial statements or accounting policies and any significant changes in accounting standards or rules promulgated by the Financial Accounting Standards Board, the SEC or other regulatory authorities.

TGVC has filed a copy of the form of its audit committee charter as an exhibit to the registration statement in connection with the IPO. You are able to review this document by accessing our public filings at the SEC’s website at www.sec.gov.

Compensation Committee

TGVC has established a compensation committee of the TGVC Board. The members of TGVC’s compensation committee include Ms. Ahmad, Mr. Alexander and Mr. Ma, and Ms. Ahmad chairs TGVC’s compensation committee. Under Nasdaq listing standards and applicable SEC rules, TGVC is required to have at least two members of the compensation committee, all of whom must be independent. Each of TGVC’s directors serving on the compensation committee meet the independent director standard under Nasdaq listing standards and under Rule 10C-1(b)(i) of the Exchange Act.

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TGVC adopted a compensation committee charter, which details the principal functions of the compensation committee, including:

●	reviewing and approving on an annual basis the corporate goals and objectives relevant to TGVC’s Chief Executive Office’s compensation, if any is paid by TGVC, evaluating TGVC’s Chief Executive Officer’s performance in light of such goals and objectives and determining and approving the remuneration (if any) of TGVC’s Chief Executive Officer based on such evaluation;

●	reviewing and approving on an annual basis the compensation, if any is paid by TGVC, of all of its other officers;

●	reviewing on an annual basis TGVC’s executive compensation policies and plans;

●	implementing and administering TGVC’s incentive compensation equity-based remuneration plans;

●	assisting management in complying with TGVC’s proxy statement and annual report disclosure requirements;

●	approving all special perquisites, special cash payments and other special compensation and benefit arrangements for TGVC’s officers and employees;

●	if required, producing a report on executive compensation to be included in TGVC’s annual proxy statement; and

●	reviewing, evaluating and recommending changes, if appropriate, to the remuneration for directors.

Notwithstanding the foregoing, as indicated above, TGVC will not pay compensation of any kind, including finders, consulting or other similar fees, to any of TGVC’s existing stockholders, officers, directors or any of their respective affiliates, prior to, or for any services they render in order to effectuate the consummation of an initial business combination. Accordingly, it is likely that prior to the consummation of an initial business combination, the compensation committee will only be responsible for the review and recommendation of any compensation arrangements to be entered into in connection with such initial business combination.

The TGVC Charter also provides that the compensation committee may, in its sole discretion, retain or obtain the advice of a compensation consultant, legal counsel or other adviser and will be directly responsible for the appointment, compensation and oversight of the work of any such adviser. However, before engaging or receiving advice from a compensation consultant, external legal counsel or any other adviser, the compensation committee will consider the independence of each such adviser, including the factors required by Nasdaq and the SEC.

TGVC has filed a copy of the form of its compensation committee charter as an exhibit to the registration statement in connection with the IPO. You are able to review this document by accessing our public filings at the SEC’s website at www.sec.gov.

Director Nominations

TGVC does not have a standing nominating committee though TGVC intends to form a corporate governance and nominating committee as and when required to do so by law or Nasdaq rules. In accordance with Nasdaq Rule 5605(e)(2), a majority of the independent directors may recommend a director nominee for selection by the TGVC Board. The TGVC Board believes that the independent directors can satisfactorily carry out the responsibility of properly selecting or approving director nominees without the formation of a standing nominating committee. As there is no standing nominating committee, TGVC does not have a nominating committee charter in place.

The TGVC Board will also consider director candidates recommended for nomination by its stockholders during such times as they are seeking proposed nominees to stand for election at the next annual meeting of stockholders (or, if applicable, a special meeting of stockholders). The TGVC Stockholders that wish to nominate a director for election to the TGVC Board should follow the procedures set forth in the TGVC Bylaws.

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TGVC has not formally established any specific, minimum qualifications that must be met or skills that are necessary for to serve as directors of TGVC. In general, in identifying and evaluating nominees for director, the TGVC Board considers educational background, diversity of professional experience, knowledge of TGVC’s business, integrity, professional reputation, independence, wisdom, and the ability to represent the best interests of the TGVC Stockholders.

Compensation Committee Interlocks and Insider Participation

Neither of TGVC’s officers currently serves, or in the past year has served, as a member of the compensation committee of any entity that has one or more officers serving on the TGVC Board.

Code of Ethics

TGVC has adopted a Code of Ethics applicable to its directors, officers and employees. TGVC has filed a copy of the form of its Code of Ethics as an exhibit to the registration statement in connection with the IPO. You are able to review this document by accessing our public filings at the SEC’s website at www.sec.gov. In addition, a copy of the Code of Ethics will be provided without charge upon request from TGVC. TGVC intends to disclose any amendments to or waivers of certain provisions of its Code of Ethics in a Current Report on Form 8-K. See the section of this proxy statement/prospectus titled “Where You Can Find More Information.”

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Information Related to PubCo

PubCo was incorporated under the laws of BVI on November 10, 2022, solely for the purpose of effectuating the Business Combination described herein. PubCo is considered a foreign private issuer as defined in Rule 3b-4 under the Exchange Act.

PubCo was incorporated as a business company authorized to issue a maximum of 50,000 ordinary shares of a single class without par value. On April 3, 2023, PubCo amended and restated its memorandum and articles of association and the Amended and Restated Memorandum and Articles of Association constitutes the PubCo Governing Documents. Under the PubCo Governing Documents PubCo is authorized to issue 200,000,000 PubCo Ordinary Shares. One ordinary share of PubCo has been issued and currently represents the sole issued and outstanding share of PubCo. For descriptions of PubCo’s securities, please see the section titled “Description of PubCo Securities.” The objectives for which PubCo is established are unrestricted and PubCo has full power and authority to carry out any objective not prohibited by the laws of the BVI.

Prior to the consummation of the Business Combination, the sole shareholder of PubCo is Flexi. Prior to the consummation of the Business Combination, the directors of PubCo are Christopher Ian Edwards, Constant Tedder, Erman Akinci, Juhn Teo, and Alexis Grolin. Upon the Closing, the PubCo Board will consist of no less than five individuals, two of whom may be designated by the Sponsor, and that complies with all diversity requirements under applicable law. We expect that the Sponsor will decline to designate any initial members of the PubCo Board and, as a result, the PubCo Board will consist of Christopher Ian Edwards, Constant Tedder, Erman Akinci, Juhn Teo and Alexis Grolin.

The mailing address of PubCo’s registered office is Commerce House, Wickhams Cay 1, P.O. Box 3140, Road Town, Tortola, British Virgin Islands VG 1110. After the consummation of the Business Combination, PubCo’s principal executive office will be located at Wisma UOA Damansara II, Penthouse 16-1 Level 16, No. 6, Changkat Semantan, Bukit Damansara.

PubCo expects its auditor to be BF Borgers CPA, PC.

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Business of Flexi and Certain Information About Flexi

Unless the context otherwise requires, all references in this section to “we,” “our,” “us,” or “Flexi” generally refer to Flexi and its consolidated subsidiaries prior to the consummation of the Business Combination and, as applicable, its predecessor entities, which will be the business of Flexi and its subsidiaries following the consummation of the Business Combination.

Overview

We believe that Flexi is a leading operator and pioneer of “asset-light” flexible workspaces across the Asia-Pacific region. With 43 locations in eight countries, Flexi builds beautifully designed workspaces that inspire genuine connections, unlock flexibility and drive productivity. Flexi has three distinct brands – the Hive, Common Ground and The Cluster –providing a wide range of flexible office solutions to businesses of all sizes, from “hot desk” memberships for start-ups to large, bespoke spaces designed for enterprise customers. Flexi’s mission is to provide a second home where members become friends, and ideas become reality.

On a combined basis, we have more than 25 years of experience in designing, building, and operating flexible workspaces in Australia, Singapore, Malaysia, Hong Kong, Taiwan, Thailand, the Philippines and Vietnam. Flexi was an early adopter of the asset-light flexible workspace model in the Asia-Pacific region, beginning implementation in 2017 when few, if any, competing operators employed this method.

Flexi believes it is well-positioned to lead the flexible workspace transformation through joint ventures with landlords and a calculated acquisition strategy.

History and Footprint

Flexi was formed through the mergers of three prominent coworking brands in the Asia-Pacific region. Hong Kong Hive Limited was incorporated in January 2012 and leveraged award-winning design and accessibility to expand across Asia. Flexi was originally incorporated in February 2015 as The Hive Worldwide Limited to act as a holding company for Hong Kong Hive Limited and other related entities. In April 2021, Hive Worldwide acquired The Cluster, a pioneer of Australia’s coworking industry according to the Melbourne Guide and an established, premium brand. In June 2022, Hive Worldwide acquired Common Ground and began operating all three brands as “The Flexi Group.” On a combined basis, Flexi has more than 25 years of experience in designing, building, and operating flexible workspaces in Australia, Singapore, Malaysia, Hong Kong, Taiwan, Thailand, the Philippines and Vietnam.

Flexi built its presence in the Asia-Pacific region through joint venture partnerships with some of the region’s largest landlords and through strategic acquisitions to begin consolidating a fragmented industry. Flexi’s growth has increasingly been underpinned by an asset-light business model, with a strong focus on partnering with landlords and real estate asset owners on mutually advantageous joint venture arrangements rather than traditional leases. This approach has allowed Flexi to grow with less capital outlay and has helped accelerate the expansion from nine locations to 43 over the last six years. There are, however, risks inherent in this model, including that our success under such joint venture arrangements is in part dependent on third parties whose actions we cannot control, that landlords may terminate Flexi’s agreements more easily than they would under traditional lease arrangements, that these arrangements require our joint venture partners’ consent to take certain actions, and that any disputes in connection therewith could have a material adverse effect on our interest in, or the business of, such joint venture. See “Risk Factors—Risks Related to Flexi’s Business and Industry” for how this asset-light model may affect Flexi’s business and growth strategy.

Flexi’s footprint reflects a “hub and spoke” model within its cities of operation, with a main “hub” location in a central business district (“CBD”) flanked by multiple “spoke” locations in CBD fringe or residential areas. This venue depth allows Flexi to target different market segments and allows members and their teams the opportunity to work closer to home.

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With more than two decades of combined operating experience in eight countries, Flexi’s localized market expertise and deep cultural familiarity provide a strong platform for future growth across the Asia-Pacific region and beyond.

Flexi’s vision is to lead the flexible workspace industry by expanding across the Asia-Pacific region and into new markets through its asset-light approach and calculated consolidation strategy.

Market Overview and Opportunity

The world has experienced a seismic shift in workplace trends, with companies of all sizes adopting varying strategies for where, when and how to work. What began as a necessary reaction to the COVID-19 pandemic has evolved into a flexible workplace model with companies of all sizes re-evaluating their commercial real estate needs. According to JLL research, 41% of corporate tenants expect to increase the use of flexible workspace as part of their post-pandemic workplace plans. Similarly, Next Move Strategy Consulting projects that the flexible workspace industry will grow from $6.9 billion in 2021 to $24.0 billion by 2030. The flexible workspace market is highly fragmented and is served largely through regional and local companies of varying sizes and resources. The larger national or international operators only account for approximately 14% of the global flexible workspace market.

The Asia-Pacific flexible workspace market is one of the largest in the world, with eight of the top 18 flexible workspace markets located in Asia. According to Mordor Intelligence, flexible workspace in the Asia-Pacific region is projected to increase from 10% to 15% of all commercial office stock by 2030. The tailwinds driving greater adoption of flexible workspaces are further evidenced by occupancy rates. A 2022 Future of Flex Survey by the Instant Group notes that 50% of flexible workspace operators in the Asia-Pacific region had occupancy rates of 81% to 100%, second only to the United Kingdom.

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Flexi believes that current market trends in the Asia-Pacific region also demonstrate significant, long-term macroeconomic strengths that enhance its growth prospects, including:

●	Favorable GDP Growth Rates. Flexi currently operates in several countries with advanced economies, such as Australia, Hong Kong, Taiwan and Singapore, and with emerging and developing economies, such as Malaysia, the Philippines, Thailand and Vietnam. Amidst a global cost of living crisis and geopolitical tensions, many of the markets in which Flexi operates are experiencing higher gross domestic product growth rates than more established regions, including the United States, United Kingdom and the European Union.

●	Middle Income Class Growth. The global middle class continues to increase across the markets in which Flexi currently operates. According to the Brookings Institution, the number of middle-income consumers in the Asia-Pacific region will increase by approximately 1.4 billion people by 2030. Flexi expects this increase in spending power to drive continued corporate investment in the Asia-Pacific region and increase demand for Flexi’s workspace solutions.

●	Increasing Urbanization of Key Working Populations. Asia is the most densely populated continent on the planet, and its urban populations have been steadily increasing over the last 10 years as people move to cities for higher income opportunities. Many of these workers are also young, with 68% of the workforce being under the age of 65. Flexi believes that these demographic and urbanization trends create further tailwinds for Flexi’s market opportunities in the Asia-Pacific region.

There are, however, risks inherent in operating in the Asia-Pacific region, particularly in the Southeast Asian and emerging market countries in which Flexi does a significant portion of its business, that could have a counterbalancing impact on our prospects in this market. For example, emerging market countries are typically subject to greater political, policy, legal, economic, taxation and other risks and uncertainties. Additionally, they may have less sophisticated legal, taxation and regulatory systems and frameworks than countries with advanced economies such as the United States, United Kingdom and the European Union. See “Risk Factors—Risks Related to Flexi’s Geographic Operations” for a discussion of how operating in the Asia-Pacific region may affect Flexi’s business and prospects.

Competitive Advantages

Flexi believes that it is well-positioned to grow and compete in the Asia-Pacific region. Key elements of Flexi’s competitive advantages include the following:

●	Large Venue Depth. With 43 locations in 11 cities and eight countries, Flexi has been recognized as one of the largest networks of flexible workspaces in the Asia-Pacific region by Mordor Intelligence. While its competitors are focused on centralized structures with a few large venues, Flexi has built a flexible, decentralized structure with a broader collection of localized venues. This venue depth offers Flexi’s members greater accessibility and convenience.

●	Multi-Brand Strategy. Flexi operates multiple brands that cater to different price points, customer industries and market segments. Similar to the structure of multi-brand hotel offerings, Flexi’s multi-brand strategy allows it to capitalize on a greater percentage of market and expansion opportunities.

●	Asset-Light Model. Flexi believes that it pioneered the asset-light model among flexible workspace providers in the Asia-Pacific region. Flexi’s asset-light model is based on building partnerships with landlords and real estate owners on mutually advantageous joint venture structures rather than entering into traditional lease agreements. The arrangements typically provide for the landlord to pay for 70% to 100% of a venue’s fit-out in exchange for a share of the venue’s profit. With a lower capital outlay, such arrangements may allow Flexi to expand more quickly than its competitors that use traditional leases. There are, however, risks inherent in this model. For example, Flexi’s asset-light model may allow our landlord partners to terminate their agreements with us more easily than they could under a traditional landlord-tenant relationship. For a discussion relating to the risk of early termination by landlord partners presented by Flexi’s asset-light model, please see “Risk Factors—Risks Related to Flexi’s Business and Industry—Flexi’s current and projected portfolio contains a significant portion of joint venture agreements with developers, asset owners, and landlords, and a portion contain early termination clauses, which may impact its revenues and profitability at any time.” While we believe there are advantages to the asset-light model, there are additional risks related to having a significant portion of our portfolio of locations under this model. For additional risks related to our asset-light model, please see “Risk Factors—Risks Related to Flexi’s Business and Industry.”

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●	Proprietary Technology. Flexi’s Ambition Engine is a proprietary software application that drives venue operations software, member experience, workspace engagement tools and ecommerce software. Ambition Engine achieves these outcomes on the front end by encouraging Flexi’s members to engage with social and intercompany networking tools, and by providing Flexi’s members the ability to pay membership invoices, book meeting rooms and event spaces, check in/out of spaces, redeem benefits through Flexi’s ecommerce platform, search for or post job opportunities and purchase other Flexi services. Flexi designed this proprietary front and back-end software solution specifically for Flexi’s operations and, based on management’s experience in the industry at companies that do not use such proprietary software, it allows Flexi to operate locations at higher efficiencies, enhance members’ experiences and maximize yield through ecommerce-related revenue streams. If, however, we are unable to protect or prevent the unauthorized use of our intellectual property rights with respect to Ambition Engine, this will dilute the strength of this particular competitive advantage. See “Risk Factors—Risks Related to Flexi’s Business and Industry—Flexi may be unable to adequately protect or prevent unauthorized use of its intellectual property rights and Flexi may be prevented by third parties from using or registering its intellectual property.”

●	Top-Tier Partners. Flexi has key partnerships with some of the largest developers and real estate owners in the Asia-Pacific region, including Central Pattana Plc (Thailand), Chinachem Group (Hong Kong), Hirsh and Faigen (Australia) and Ortigas Land (Philippines). Flexi’s track record of performance and strong partner relationships allow it to showcase the benefits of the asset-light model to prospective landlords in new locations and markets. See “—Growth Strategy—Asset-Light Model—Benefits of the Asset-Light Model—Benefits to Asset Owners.”

●	Member Experience. Member experience is at the forefront of everything Flexi does. Flexi’s service-orientated culture is focused on going the extra mile for all members, building real connections and creating strong, vibrant communities. Member engagement is also cultivated through curated events and Hive Life, which is Flexi’s online magazine focusing on entrepreneurship, business, and lifestyle. In 2022, Flexi held over 1,000 events across its 43 locations and Hive Life had approximately 70,000 unique visitors per month.

Growth Strategy

Flexi’s growth strategy is focused on two primary areas: (i) organic expansion through asset-light arrangements and (ii) acquisitions of other workspace operators.

Asset-Light Model

Since inception, Flexi has been increasingly focusing its portfolio on “asset-light” arrangements. Flexi’s asset-light arrangements are based on a partnership or management agreement deal structure with a variable rent or profit share element. Landlords typically provide 70% to 100% of the capital outlay for the venue’s fit-out and the operating capital necessary during the renovation period. Flexi is responsible for designing, building, and operating the space in return for a percentage of the gross revenue and profits. By contrast, in a traditional lease arrangement, a flexible workspace operator covers the entire cost of the fit-out, a security deposit and all operating capital necessary during the renovation period. Based on Flexi’s experience, a traditional lease is approximately 80% more capital intensive than an asset-light arrangement to set up a new venue. As of the date hereof, approximately half of Flexi’s 43 locations were operating under asset-light deal arrangements, with approximately 51.2% of Flexi’s locations operated pursuant to traditional leases and enterprise agreements and 48.8% of Flexi’s locations operated pursuant to hybrid agreements and management agreements that include some features of both an asset-light arrangement and a traditional lease. Except for limited exceptions, Flexi is not permitted to terminate these leases/agreements prior to the end of their term, and Flexi’s obligations to landlords under these agreements extend for periods that generally exceed the length of Flexi’s agreements with its members. For a discussion relating to the risk of having to continue the lease agreements for longer than the membership agreements, please see “Risk Factors—Risks Related to Flexi’s Business and Industry—The long-term and fixed-cost nature of a portion of Flexi’s leases may limit its ability to operate effectively and could adversely affect Flexi’s liquidity and financial performance.”

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Benefits of the Asset-Light Model

Flexi intends to phase out of traditional leases over time and expects that 80% of its existing venues will be operating under asset-light arrangements by 2026. Flexi believes that there are several advantages to its asset-light strategy for both Flexi and the asset owners.

Benefits of the Asset-Light Model to Flexi

We believe the advantages to Flexi of the asset-light strategy include the following:

●	Optimization of Cash Flow. With 70-100% of the necessary capital investment funded by landlord partners, Flexi can more efficiently and strategically manage its capital for operational and expansion efforts.

●	Profitability and Resilience. Asset-light arrangements that include a variable rental structure, pursuant to which rent payable by Flexi to landlords can vary from $0 to market rate based on landlord and market rental expectations, and that lack a guaranteed base rent amount allow Flexi to be more resilient in market fluctuations and economic downturns. These arrangements, however, include early termination clauses in the landlord’s favor, which may have an impact on Flexi’s profitability. See “Risk Factors—Risks Related to Flexi’s Business and Industry—Flexi’s current and projected portfolio contains a significant portion of joint venture agreements with developers, asset owners, and landlords, and a portion contain early termination clauses, which may impact its revenue and profitability at any time.”

●	Scalability. With lower capital requirements necessary to fund expansion activities under the asset-light model, Flexi expects to create venue depth across its current markets faster than its competitors. To sustain growth, however, Flexi must continually add new members to replace departing members and expand its current member base. See “Risk Factors—Risks Related to Flexi’s Business and Industry—Flexi may not be able to retain existing members, most of whom enter into membership agreements with short-term commitments, or attract new members in sufficient numbers or at sufficient rates to sustain or increase its membership.”

●	Accessibility to broad landlord partners. Flexi believes that its differentiated brand portfolio positions it well to grow organically through asset-light partnerships. With a strong track record across asset ranges, Flexi enjoys a broad pool of potential landlord partners for new locations – from low-rise buildings with a historic edge (the Hive), to grade A/B corporate offices or large retail centers (Common Ground), to premium grade A/A+ buildings (The Cluster).

Benefits to Asset Owners

Flexi believes that its joint venture arrangements provide many advantages to landlords, which make Flexi’s asset-light model attractive to potential partners. Key elements of the value proposition to landlords include the following:

●	Tenant Engagement and Retention. Given the shift in post-pandemic workspace strategies, landlords are highly incentivized to create engagement and build loyalty among tenants. Flexi believes that its landlord partners enjoy increased tenant engagement within buildings because Flexi’s events deliver meaningful workshops, lectures and social gatherings that are specifically tailored to building tenants. In addition, Flexi’s high-density, collaborative workspaces bring vibrancy and a greater sense of community to the building, which in Flexi’s experience, increases loyalty and improves retention rates among the building’s other tenants. In an effort to further enhance this value proposition, Flexi’s future partnership arrangements may offer a broader suite of management services, encompassing an entire building’s hospitality offerings, such as food and beverage services, showers and bike storage and front desk services.

●	Amenities. With the recent shift in workplace trends, many large tenants have redesigned their offices to increase or enhance social and collaborative spaces to meet the changing needs of their workforce. Flexi’s locations can save costs and improve tenant optimization and occupancy, as they are already outfitted with thoughtfully designed board and meeting rooms, bookable hot desks, cafes, event spaces, townhall areas, photography studios, wellness studios, and numerous other spaces for collaboration.

●	Financial Performance. According to a 2022 research report by the Instant Group, 29% of landlords stated that additional revenue generation was a motivating factor in delivering flexible workspace solutions. A partnership with Flexi allows landlords to participate in the growth of the flexible workspace model, beyond a fixed rental payment.

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While we believe there are advantages to the asset-light model, there are also risks inherent in this model. For a discussion of risks related to our asset-light model, please see “Risk Factors—Risks Related to Flexi’s Business and Industry”.

Types of Deal Structures

Flexi utilizes various types of deal structures. The three primary types are management, hybrid and enterprise. The main differences between each such structure relate to Flexi’s financial exposure and obligations relative to Flexi’s landlord partners’ financial exposure and obligations. A lower financial contribution by Flexi equates to a lower yield for Flexi across the term of the partnership. There are also variations within each form of agreement such that Flexi’s arrangements with its landlord partners may differ from deal to deal, landlord to landlord, or country to country. For example, some hybrid agreements include a form of low guaranteed base payable to the landlord, in the event the operating entity does not generate sufficient cash flow to fund operations; and other hybrid agreements include a variable rent provision providing that rent can vary from $0 to market rate based on landlord and market rental expectations.

●	Management Agreements. A management agreement provides that the landlord funds all renovation costs and operating cash flow needs and typically does not require Flexi to provide a security deposit. Flexi typically collects all revenues generated by the operations, manages the day-to-day operation, and distributes profits to landlords after receiving a management fee based on percentage of gross revenue and a profit share based on a percentage of property specific EBITDA, payable monthly or quarterly. While management agreement arrangements provide Flexi with a financially risk-free way of expansion, they often generate lower yields and are more difficult to secure than hybrid or enterprise agreements as a result of the larger up-front costs to the landlord.

●	Hybrid Agreements. A hybrid agreement is a mix of a traditional lease and a management agreement and is the most common form of Flexi’s landlord partnerships. Under a hybrid agreement, Flexi typically funds a portion of the renovation costs and all or almost all of the operating cash flow requirements, and the landlord funds the remainder. Flexi usually pays a security deposit to the landlord as well as either a variable or low guaranteed base rent. As with management agreements, under these arrangements, Flexi typically collects all revenues generated through operations, manages the day-to-day operation, but receives a higher management fee based on a percentage of gross revenue and a higher profit share based on a percentage of property specific EBITDA than under management agreements. The profit share percentage is driven largely by the proportion of the initial capital funded by Flexi relative to the landlord. Each hybrid agreement deal structure may vary significantly and may or may not include the following:

o	Some form of base rental, which may be a fixed fee or variable depending on business performance.

o	Some form of service, building or maintenance fees payable to the landlord of the property.

o	Generally, a fixed tenure with renewal options built into the agreement.

o	Property reinstatement obligations whereby we must pay to renovate the space back to its original state.

o	Security deposit payments to the landlord.

o	Other less punitive terms such as building operating times, exclusivity rights, repairs and maintenance rights, rights to operate food and beverage services, etc.

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●	Enterprise Agreements. Under an enterprise agreement, Flexi scouts, designs, builds, and operates a space on behalf of a large, generally multinational, company as the client. In turn, Flexi signs a traditional lease with a landlord, typically correlated to the length of the agreement between Flexi and the client, and funds all renovation costs associated with the space. Flexi then charges back the renovation costs to its client on a monthly basis over the lifespan of the agreement. Services that Flexi provides to a client under an enterprise agreement generally include fit-out / design, service and hospitality, events / community engagement, meeting room management, and technology usage. The benefits to the client under this arrangement are access to Flexi’s design, space management and operational experience, increased flexibility on deal terms such as shorter tenures in comparison to traditional leases, the ability to make further space adjustments over time, as well as increased employee flexibility through access to all Flexi locations. The benefits to Flexi under this arrangement are guaranteed revenues and profitability, given that the terms of the deal are locked in over the term of the agreement.

The following table summarizes the three types of our deal structures:

	Management Agreements	Hybrid Agreements	Enterprise Agreements
Flexi Capital Expenditure Contribution	0%	Up to 30%	100% (amortized back over lease term with client)
Flexi Operating Cash Flow Contribution	Typically 0%	Up to 100%	N/A (guaranteed earnings for Flexi and no cash flow deficit from month 1 of agreement)
Guaranteed Rent Payable to Landlord From Flexi	None	Generally none; variable rent depending on business performance at 50-100% of market rate (usually with no guarantee)	100%
Flexi required to pay security deposit?	Typically no	Typically yes	Yes
Flexi Profit Sharing (% of Gross Revenue)	Low	Medium	High
Flexi Management Fee (% of EBITDA)	Low	Medium	High

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The following table provides a breakdown of Flexi’s current deal structure by mix of venue/location:

Country	No. of Venues Operating Under a Traditional Lease	No. of Venues Operating Under a Management Agreement	No. of Venues Operating Under a Hybrid Agreement	Total Current Number of Venues
Hong Kong	7	2	0	9
Singapore	4	0	0	4
Thailand	2	0	2	4
Vietnam	3	0	0	3
Taiwan	1	0	0	1
Australia	2	0	2	4
Malaysia	2	2	11	15
Philippines	1	0	2	3
Total	22	4	17	43

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Consolidation through Mergers and Acquisitions

The flexible workspace industry is highly fragmented, and Flexi intends to pursue growth through the acquisition of operators in the Asia-Pacific region with strong brand presence in their areas of operation. Flexi evaluates potential acquisition targets based on a variety of factors, including:

●	areas of operation, and number and size of locations;

●	track record of profitability or a clear pathway and confirmed pipeline of new business to achieve profitability;

●	local marketing and brand presence;

●	design aesthetic, brand values and differentiation; and

●	team structure and cultural fit.

This growth strategy is strongly related to Flexi’s multi-brand approach, as adding additional brands to the Flexi portfolio would provide further differentiation in local markets. Separately, given Flexi’s centralized operations, the addition of further portfolio brands may provide additional commercial efficiencies, including staffing consolidation, reduced external supplier costs from increased negotiating power and streamlined technology costs.

Strong Track Record of Acquisitions

We have a strong track record of successfully acquiring and implementing companies. Over the last two years, Flexi has supplemented its organic growth with a successful consolidation strategy across the Asia-Pacific region, primarily to accelerate its market presence and penetration in key markets such as Australia, as well as to increase its scale to improve profitability through operational and financial synergies and to advance its growth opportunities.

In April 2021, Flexi completed its first acquisition by purchasing The Cluster, the operator of a premium workspace in Australia and one of the pioneers of the flexible workspace industry in Melbourne, according to the Melbourne Guide. Flexi successfully integrated The Cluster into its wider portfolio, and The Cluster now sits as the premium workspace brand in The Flexi Group’s portfolio. Flexi may utilize The Cluster in its asset-light growth strategy through partnerships with asset owners with Grade A/Grade A+ buildings.

In June 2022, Flexi completed the merger among Hive Worldwide, Common Ground and The Cluster, forming The Flexi Group. This merger doubled Flexi’s number of locations and employees, and significantly increased its revenues. Flexi’s senior management team led a 200-day integration and restructure plan that resulted in Flexi realizing operational, financial and commercial synergies ahead of schedule.

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Given Flexi’s track record of successfully executing on transformative acquisitions, Flexi believes that it is well-positioned to implement this industry consolidation strategy and continue expanding its footprint. However, this acquisition strategy entails a number of risks, including that such acquisitions may not be successful and consequently may have a material adverse effect on Flexi’s business, financial condition, and results of operations. For a discussion related to the risks inherent in Flexi’s acquisition strategy, please see “Risk Factors—Risks Related to Flexi’s Business and Industry.”

Products and Services

Flexi’s suite of products and services position it well to capitalize on the shift towards greater workspace flexibility. With a careful focus on convenience, flexibility and versatility, Flexi’s venue depth and proprietary technology allow customers to mix their desired products and services to build a workspace solution that is tailored to their needs.

The below table provides an overview of Flexi’s primary offerings:

Product	Description
Virtual Memberships	● Customers pay for mail handling and establishing a primary business address
Flexi Memberships	● Unreserved, flexible hot desks, typically available 24-7 ● Perfect for start-ups, freelancers, and large enterprise customers offering a second office option to their employees
Fixed Desk / Booth Desk Memberships

●    A dedicated desk/booth where members can leave their belongings

●    Typically, within a communal area, available 24-7

●    Booth desks, where available, include a partition that surrounds the top surface of the desk for added privacy

●     Perfect for more established start-ups, small businesses, or freelancers looking for a more permanent desk solution

Private Office Memberships	● A private space for teams of all sizes, available 24-7 ● Office sizes of up to 150+ desks
Meeting Rooms	● Available for use by all membership categories via credit redemption ● Additional revenue source from external bookings
Event Spaces

  ●     Additional revenue source from members booking event spaces or from external bookings

●    Community driven space and a main connection point in all locations

  ●     Event space rental is an additional charge and not included in memberships

Corporate Flex Solutions

●    On demand workspace solution for businesses of all sizes, from small and medium-sized business to multinational corporations

●    Offers company employees the ability to drop into any of our locations and have the fees related to time spent charged to a corporate account

Enterprise Solutions	● Fully customized office spaces for large companies ● Can be under a Flexi brand or white-labelled to the client ● Usually for 50-200+ employees across an entire floor

Memberships

Flexi provides a variety of membership options for companies of all sizes that can be scaled at the customer’s option and allows their teams to work from any of Flexi’s locations across eight countries. The memberships range from a virtual membership to establish a business address, to private, dedicated office space for larger businesses. Members typically sign contracts for a term of six to 12 months; however, some members, typically larger multinational companies, sign longer contracts for up to 36 months.

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Memberships typically include mail handling services, front desk services, printing and meeting room credits, access to events and partner benefits, such as free gifts and discounts on food and beverage and retail outlets. Memberships can also include additional privileges depending on membership category and brand, including telephone answering and messaging services, food and beverage, event space or photography studio credits, and administrative support services.

Virtual Memberships

Virtual memberships are designed primarily for companies, generally small and early-stage companies, and individuals who do not need a physical workspace but require a business address for the receipt of mail and packages. Monthly rates for virtual memberships range from $13.00 - $58.00, with an average monthly rate of $34.00, for the Hive locations, and $27.00 - $55.00, with an average monthly rate of $45.00, for Common Ground locations, and are $56.00 at our office operated under The Cluster brand. Under our membership agreements for the Hive locations, we may offer discounts to our members, but in the event a member terminates the membership agreement early, we may retroactively charge back this discount to the member. The ranges for the term for virtual memberships are as follows: three to 36 months for the Hive locations, six to 36 months for Common Ground locations, and one to 36 months for The Cluster location. The agreements for virtual memberships governing the Hive locations require a refundable deposit (net of possible charges for damages and repairs) as security against the member’s default that is equal to one month of the monthly contract rate, though in practice we generally collect a three-month security deposit. In addition, we require prepayment of membership fees upon execution of a membership agreement with a term of three months or longer in Singapore and Philippines and a term of six months or longer in Vietnam. Virtual memberships for Common Ground locations require a security deposit equal to two months of the monthly contract amount and prepayment for the full contract period. Our form of membership agreement for The Cluster location requires, but does not specify a particular amount of, a security deposit, but in practice we generally collect a security deposit equal to two months of the monthly contract amount upon execution of a membership agreement.

Our standard membership agreement for the Hive brand locations provides that if a member terminates or seeks to terminate their membership agreement prior to the specified end date in the contract, we may charge the member for the full amount due for the remainder of the contract term, although in practice it can be difficult to collect these amounts. For agreements that do not include a specified end date, however, members can terminate their agreement upon one-month’s written notice. With respect to Common Ground locations, members that terminate their membership agreement before expiration of the contract term are obligated to pay all membership fees for the remainder of the contract term and are not entitled to a refund of any such fees due to the early termination. Our membership agreements for our location under The Cluster brand do not address terminations, and members do not have the ability to terminate their membership agreements prior to the date that such agreements expire pursuant to their terms.

Our form of membership agreement for the Hive permits us to raise membership rates upon one month’s notice, although in practice we have rarely raised a member’s monthly membership rate outside of contract renewals. If we did raise a member’s monthly membership rate outside of a renewal, however, we would likely permit the member to terminate their membership without penalty or further payments if they did not want to pay the increased rate.

	the Hive locations	Common Ground locations	The Cluster location
Monthly Rate (Range)	$13.00 - $58.00	$27.00 - $55.00	$56.00
Monthly Rate (Average)	$34.00	$45.00	-
Term (Range)	Three - 36 months	Six - 36 months	One - 36 months
Security Deposit	One month required; but typically three months collected	Two months	Not required; but typically two months collected
Early Termination	Early termination of contract with specified contract term requires payment in full for remainder of term; one month notice required for termination of contracts without specified contract term	Early termination of contract with specified contract term requires payment in full for remainder of term	No early termination available

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Flexi Memberships

Flexi memberships are designed for members that need a physical workspace, but only on a flexible basis and without the need for a reserved and permanent desk. Monthly rates for Flexi memberships range from $63.00 - $615.00, with an average monthly rate of $185.00, for the Hive locations, $110.00 - $160.00, with an average monthly rate of $127.00, for Common Ground locations, and $267.00 - $333.00 for our location operated under The Cluster brand. Contract length ranges from one to 36 months for Flexi memberships.

The Flexi membership agreements for the Hive and Common Ground locations provide for a one-month security deposit; the security deposit requirement for The Cluster location is the same under Flexi memberships and virtual memberships (described above). The termination provisions under the Flexi membership agreements are the same as under the virtual membership agreements (described above).

	the Hive locations	Common Ground locations	The Cluster location
Monthly Rate (Range)	$63.00 - $615.00	$110.00 - $160.00	$267.00 - $333.00
Monthly Rate (Average)	$185.00	$127.00	-
Term (Range)	One - 36 months	One - 36 months	One - 36 months
Security Deposit	One month required	One month required	Not required; but typically two months collected
Early Termination	Early termination of contract with specified contract term requires payment in full for remainder of term; one month notice required for termination of contracts without specified contract term	Early termination of contract with specified contract term requires payment in full for remainder of term	No early termination available

Fixed Desk / Booth Desk Memberships

Monthly rates for fixed (sometimes called “dedicated”) desk / booth desk memberships range from $127.00 - $705.00, with an average monthly rate of $330.00, for the Hive locations, $130.00 - $220.00, with an average monthly rate of $186.00, for Common Ground locations, and is $535.00 at our office operated under The Cluster brand. As with virtual memberships and Flexi memberships, the length of the term of each membership agreement varies depending on the member’s needs, with contract lengths ranging from one to 36 months. The security deposit and early termination provisions for fixed desk/booth desk memberships are the same as for Flexi memberships (described above), except that a two-month, in lieu of a one-month, security deposit is required at Common Ground locations.

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Members at the Hive locations can request to downgrade their memberships to a lower-tier membership once per agreement term by providing Flexi with a one-month advance notice in writing. The maximum duration for a downgrade is four weeks, and any such temporary downgrade must be agreed to in writing with the applicable location manager and/or the finance department. Downgrades with respect to memberships at Common Ground locations may be negotiated on a case-by-case basis. Downgrades are not permitted at The Cluster location.

Finally, our membership agreements for the Hive locations provide us with the right to relocate a member’s assigned desk to any other place within the office location, provided that the square footage of the new assignment is not substantially lower than the original assignment. Common Ground and The Cluster membership agreements do not permit us to relocate members’ assigned spaces.

	the Hive locations	Common Ground locations	The Cluster location
Monthly Rate (Range)	$127.00 - $705.00	$1300.00 - $220.00	$535.00
Monthly Rate (Average)	$330.00	$186.00	-
Term (Range)	One - 36 months	One - 36 months	One - 36 months
Security Deposit	One month required	Two months required	Not required; but typically two months collected
Early Termination	Early termination of contract with specified contract term requires payment in full for remainder of term; one month notice required for termination of contracts without specified contract term	Early termination of contract with specified contract term requires payment in full for remainder of term	No early termination available
Downgrade in Membership	Permitted with proper notice and approval; temporary with maximum duration of four weeks	Negotiated on a case-by-case basis	Not permitted
Relocation of Member’s Desk	Permitted (if comparable square footage)	Not permitted	Not permitted

Private Office Memberships

Monthly rates for private office memberships range from $175.00 - $923.00, with an average monthly rate of $460.00, for the Hive locations, $180.00 - $290.00, with an average monthly rate of $249.00, for Common Ground locations, and is $668.00 at our office operated under The Cluster brand. As with our other membership categories, the length of the term of each membership agreement varies depending on the member’s needs, and contract lengths range from one to 36 months. The security deposit, early termination, ability to downgrade, and relocation provisions for private office memberships are the same as those under fixed desk/booth desk memberships (described above), except that a two-month, in lieu of a one-month, security deposit is required at the Hive locations.

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	the Hive locations	Common Ground locations	The Cluster location
Monthly Rate (Range)	$175.00 - $923.00	$180.00 - $290.00	$668.00
Monthly Rate (Average)	$460.00	$249.00	-
Term (Range)	One - 36 months	One - 36 months	One - 36 months
Security Deposit	Two months required	Two months required	Not required; but typically two months collected
Early Termination	Early termination of contract with specified contract term requires payment in full for remainder of term; one month notice required for termination of contracts without specified contract term	Early termination of contract with specified contract term requires payment in full for remainder of term	No early termination available
Downgrade in Membership	Permitted with proper notice and approval; temporary with maximum duration of four weeks	Negotiated on a case-by-case basis	Not permitted
Relocation of Member’s Desk	Permitted (if comparable square footage)	Not permitted	Not permitted

Meeting Rooms and Event Spaces

Meeting rooms and event spaces form an important part of Flexi’s venues. They provide members with dedicated spaces to collaborate with their teams and clients, and provide Flexi with an additional revenue stream from bookings from internal members as well as external customers. All memberships except virtual memberships typically include meeting room credits, with the amount determined by membership category. We issue credits monthly to a membership account, which expire at the end of the month and cannot be accrued. Members may redeem such credits for access to meeting rooms at any of Flexi’s locations. We charge members for bookings that exceed their total amount of monthly credits at a membership-discounted hourly rate.

Event space rental is not included as a membership benefit and is chargeable by the hour, half day, or full day. Members receive preferential rates on event space rentals. However, most of Flexi’s event space bookings are from external sources, such as businesses seeking an offsite space for an event, advertisers seeking a photo or video shoot location, or corporate training businesses that need a space for their training sessions.

Our event spaces are often flexible, revenue-generating spaces that can be utilized as a work area during the day and private, bookable event space during the evening. In addition to renting these spaces to members and non-members, we often use the event spaces within our venues to organize our own community events.

Corporate Flex Solution

Our Corporate Flex Solution is a technology-driven, pay-as-you-go solution that allows a member’s employees to check in and out of any Flexi location. The Corporate Flex Solution allows corporate members access to Flexi’s Ambition Engine app to set and track an adjustable team budget.

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After signing up for a Corporate Flex Solution membership, employers can use our back-end Ambition Engine App to set and track a total, adjustable budget and the employees they want to have access to the solution. Team members can then check in and out of any one of our locations across eight countries and be charged for every 30 minutes of usage. Authorized team members can utilize all location products and amenities that we offer, such as meeting room or event space rental, food and beverage purchase, and printing and courier services, all at an additional charge. Bookings can be made via the Ambition Engine app and are charged directly to the corporate account.

Flexi designed the Corporate Flex Solution to support companies looking for ultimate flexibility in a core-flex workspace plan. Small and mid-size companies can use the service for all their office needs, allowing them to bring their team members together in person only when necessary. For larger customers, the Corporate Flex Solution can form part of their office strategy by offering an additional benefit to their employees of access to workspace locations that are closer to where they live for the days that they are not working at corporate headquarters.

Enterprise Solutions

Following the COVID-19 pandemic, an increasing number of large companies are looking to partner with flexible workspace operators to custom-design, build, and operate entire floors under a white-labelled or co-branded office solution. Enterprise solutions memberships, which are typically for a minimum of 40 employees and upwards of 400 or more, can be within a currently operating Flexi location or a location or building can be sourced via our expansion team on the client’s behalf once we understand the specifications of office size, location, building, and facilities needed. These locations are built according to the enterprise member’s specifications and offer all the benefits of being within a Flexi-managed venue – full-scale event and engagement activities, managed products and services including meeting rooms and event spaces, technology to drive front and back-end management, hospitality and reception services, repair and maintenance management, internet and information technology infrastructure and food and beverage services. Flexi has successfully deployed enterprise solutions with several multinational corporate members, including GlaxoSmithKline, Al Rajhi Bank and Amazon Web Services, custom-building workspaces for their employees either within an active Flexi location or within a building of their choice.

Multi-Brand Strategy

Flexi is comprised of three distinct brands that target customer segments with different pricing, building, location and office size preferences. This allows Flexi to operate a 360° portfolio and capitalize on a greater percentage of market opportunities. The distinct brand positioning of the Hive, Common Ground and The Cluster are summarized in the table below:

	the Hive	Common Ground	The Cluster
Countries of Operation	Australia, Hong Kong, Singapore, Taiwan, Thailand, Vietnam	Malaysia, Philippines, Thailand	Australia
Pricing	Mid-Tier	Mid-High Tier	High Tier
Target Market	Creative, young, start-ups and small and mid-size enterprises (“SMEs”)	Technology companies, professional services companies, SMEs, multinational corporations (“MNCs”)	Technology companies, professional services companies, MNCs
Location Strategy	Residential, suburban, CBD, CBD fringe	CBD, CBD fringe	CBD
Building Types	Historical, grade B/C	Grade A, up-market retail	Grade A / grade A+
Private Office Sizes	2-20 people	5-150+ people	2 – 50 people
Service Standard	Personable, hospitality driven	Personable, hospitality driven	Personable, hospitality driven

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Flexi believes that there are several strategic advantages to its multi-brand strategy, including the following:

●	It allows Flexi to earn a greater market share by targeting various marketing segments with the same core offerings.

●	It allows future targets of acquisitions to become part of the Flexi portfolio but retain their brands’ existing goodwill and loyal customers.

●	It allows Flexi to target a variety of landlord and developer partnerships across various asset types and classes.

●	It provides Flexi’s members access to varied products and services across market segments and locations, regardless of where they hold their membership.

●	It provides Flexi the ability to offer a variety of design aesthetics to fit all enterprise specifications and budgets, within differing building types and locations.

The following table sets forth Flexi’s total revenues by category of activity and by Flexi’s geographic market for each of the years ended December 31, 2022 and 2021. For additional discussion relating to Flexi’s sources of revenue and the definitions of the revenue categories, please see “Flexi’s Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

		FY2021	FY2022
Australia	Membership fee income	1,412,018	2,299,250
	Rental income	232,284	249,575
	Event services income	23,824	117,593
	Other services income	139,520	287,522
	Total Revenue	1,807,646	2,953,939

Hong Kong	Membership fee income	4,771,255	4,717,164
	Rental income	248,558	180,809
	Event services income	57,437	54,544
	Other services income	257,613	198,906
	Total Revenue	5,334,863	5,151,423

Japan	Membership fee income	620,753	592,732
	Rental income	11,766	11,872
	Event services income	1,661	10,774
	Other services income	35,592	16,880
	Total Revenue	669,771	632,258

Singapore	Membership fee income	2,134,243	2,454,826
	Rental income	55,020	82,300
	Event services income	5,344	9,403
	Other services income	99,616	112,651
	Total Revenue	2,294,224	2,659,179

Taiwan	Membership fee income	634,029	630,919
	Rental income	5,133	4,106
	Event services income	6,089	4,888
	Other services income	12,912	13,890
	Total Revenue	658,163	653,803

Thailand	Membership fee income	437,841	460,031
	Rental income	99,837	48,062
	Event services income	11,959	16,042
	Other services income	36,506	22,437
	Total Revenue	586,142	546,572

Vietnam	Membership fee income	560,045	636,394
	Rental income	3,668	9,919
	Event services income	3,084	6,237
	Other services income	19,470	27,025
	Total Revenue	586,268	679,574

Malaysia	Membership fee income		3,174,375
	Rental income		0
	Event services income		151,494
	Other services income		469,408
	Total Revenue		3,795,277

Philippines	Membership fee income		880,401
	Rental income		0
	Event services income		14,824
	Other services income		137,806
	Total Revenue		1,033,031

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Flexi also tracks the following key performance indicators:

●	Number of Locations

●	Total Number of Desks Sold

●	Total Number of Desks

●	Occupancy Rate

●	Desk Churn Rate

●	Revenue Per Occupied Desk

Please see “Flexi’s Management’s Discussion and Analysis of Financial Condition and Results of Operations—Key Performance Indicators” for additional information.

Flexi’s Technology

Ambition Engine

Ambition Engine is a proprietary front-end and back-end software application that manages the core of Flexi’s business. It allows Flexi to operate locations at higher efficiencies, provide an enhanced workspace experience and maximize yield per member. Ambition Engine encompasses a front-end member application that encourages member engagement with social and intercompany networking tools, provides members with the ability to pay membership invoices, book meeting rooms and event spaces, check in/out of spaces, redeem benefits through Flexi’s ecommerce platform, search for and post job opportunities and purchase other Flexi services. On the back-end, Ambition Engine is a scalable member management platform that allows Flexi’s teams to efficiently manage locations through functions such as automated membership billing, member database management and meeting room and event space management. In addition to these core functions, Flexi has integrated Ambition Engine with certain third-party services to complement or enhance its capabilities, such as payment engines, network services and door access.

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Ambition Engine also facilitates additional revenue streams through its ecommerce features. The application offers members and their teams ancillary products and services, including travel services and bookings, e-store purchases, food and beverage products, office supplies or gifts, and office services. Flexi believes that Ambition Engine’s ecommerce platform differentiates it from competitors by providing additional, diverse revenue opportunities.

Having a significant portion of our business dependent on the smooth operation of Ambition Engine, however, makes Flexi particularly vulnerable to disruptions, financial and legal exposure, and other harms to our business from security breaches and other disruptions to the proper functioning of Ambition Engine. See “Risk Factors—Risks Related to Flexi’s Business and Industry—Security breaches and other disruptions could disrupt Flexi’s business, result in the disclosure of confidential information, damage Flexi’s reputation, and create significant financial and legal exposure.”

Sales and Marketing

Flexi sells memberships and services using a variety of sales and marketing avenues that are often differentiated by brand. These sales avenues include digital and social media marketing, search engine advertisements, content development and a structured events strategy. Flexi’s centralized marketing team is responsible for all marketing efforts. Flexi also employs direct-to-customer sales representatives located in key cities who directly engage and sell to consumers.

Human Capital

Flexi is in the business of providing each member an unforgettable, personalized experience. Flexi’s dynamic, personable, and driven team is key to differentiating its business. As of March 31, 2023, Flexi had 172 employees, located in the following countries:

Location	Number of Employees
Australia	9
Hong Kong	38
Malaysia	73
Philippines	9
Singapore	12
Taiwan	3
Thailand	19
Vietnam	9

None of our employees are represented by a labor union. With an energetic culture of open communication, personal development and ambition, Flexi puts its people first and promotes inclusion. There can be no assurance, however, that we will continue to be able to hire, develop, retain, and motivate the personnel required to successfully operate our business, especially as we enter new geographic markets. See “Risk Factors—General Business Risks—Flexi’s business depends on hiring, developing, retaining, and motivating highly skilled and dedicated team members, and failure to do so, including turnover in Flexi’s senior management and other key personnel, could have a material adverse effect on Flexi’s business.”

With an energetic culture of open communication, personal development and ambition, Flexi puts its people first and promotes inclusion.

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Intellectual Property

Flexi relies on a combination of trademark, unfair competition and trade secret laws, as well as confidentiality procedures and contractual restrictions, to establish, maintain and protect its proprietary rights. Flexi has trademark registrations in relevant markets throughout the world for its brands, including the Hive, Common Ground and The Cluster. Flexi’s success depends, in part, upon its ability to obtain and maintain proprietary protection for Flexi’s brands, technologies and know-how, operate without infringing the proprietary rights of others, and prevent others from infringing Flexi’s proprietary rights. See “Risk Factors—Risks Related to Flexi’s Business and Industry—Flexi may be unable to adequately protect or prevent unauthorized use of its intellectual property rights and Flexi may be prevented by third parties from using or registering its intellectual property.”

Government Regulation

Flexi is subject to a variety of laws, rules, regulations and standards across the jurisdictions where it operates. Like other market participants operating in numerous jurisdictions and across various service lines, we must comply with several regulatory regimes. Flexi is subject to laws, rules, regulations and standards including employment laws, health and safety regulations, and taxation regimes in jurisdictions in which it operates. Some of our offerings also require registrations, permits, licenses and/or approvals from governmental agencies and regulatory authorities, which may be costly or time consuming to obtain. A failure to obtain any such registrations, permits, licenses and/or approvals could subject us to penalties for noncompliance.

Because we receive, store, and use personally identifiable information received from and generated by our members, we are subject to laws and regulations governing data privacy, use of personal data, and cybersecurity. Our internal technology systems and internal processes on the management of personal information adhere to the laws and regulations that pertain to each market, and we are unaware of any applicable data privacy, data use, or cybersecurity laws violations.

Legal Proceedings

Flexi is not party to any material legal proceedings. From time to time, Flexi may be involved in legal proceedings or subject to claims incident to the ordinary course of business. Regardless of the outcome, such proceedings or claims can have an adverse impact on Flexi because of defense and settlement costs, diversion of resources and other factors, and there can be no assurances that favorable outcomes will be obtained.

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TGVC’s Management’s Discussion and Analysis of Financial Condition and Results of Operations

The following discussion of TGVC’s financial condition and results of operations should be read in conjunction with TGVC’s financial statements and notes to those statements included in this proxy statement/prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. Please see “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors” in this proxy statement/prospectus. Unless otherwise indicated or the context otherwise requires, references in this section to “we,” “our,” “us,” “TGVC” and similar terms are to TG Venture Acquisition Corp. before the Business Combination.

Overview

Background

TGVC is a blank check company incorporated on February 8, 2021 as a Delaware corporation and formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. TGVC’s sponsor is Tsangs Group Holdings Limited.

While TGVC’s efforts to identify a target business spanned many industries and regions worldwide, TGVC focused its search for prospects within the space technology, financial technology, and TMT industries and related sectors. Though TGVC’s sponsor is a Hong Kong company, a majority of TGVC’s management is located outside of China (including Hong Kong and Macau). TGVC has committed not to undertake its initial business combination with any entity that conducts a majority of its business or is headquartered in China (including in Hong Kong and Macau). TGVC intends to effectuate its initial business combination using cash from the proceeds of the IPO and the TGVC Private Placement, along with any proceeds of a sale of TGVC Common Stock in connection with its initial business combination; debt issued from bank or other lenders; or a combination of the foregoing. On December 5, 2022, TGVC entered into the Business Combination Agreement with Flexi, PubCo, SPAC Merger Sub and Target Merger Sub.

Initial Public Offering and Private Placement

The registration statement for the IPO was declared effective on November 2, 2021. On November 5, 2021, TGVC consummated the IPO of 11,500,000 TGVC Public Units at $10.00 per TGVC Public Unit, including the full exercise of the underwriters’ over-allotment of 1,500,000 TGVC Public Units. Transaction costs amounted to $3,040,822 consisting of $1,150,000 of underwriting commissions, $575,000 of fair value of the Representative Units, $579,110 of fair value of the shares sold to advisors in excess of proceeds, and $736,712 of other offering costs, and was all charged to stockholders’ equity upon the completion of the IPO.

Simultaneously with the consummation of the IPO, TGVC consummated the private placement of 5,500,000 TGVC Placement Warrants at a price of $1.00 per TGVC Placement Warrant to the Sponsor, generating gross proceeds to TGVC of $5,500,000.

Upon the closing of the IPO and the TGVC Private Placement, an amount of $117,300,000 ($10.20 per TGVC Public Unit) from the net proceeds of the sale of TGVC Public Units in the IPO and a portion of the proceeds of the sale of the TGVC Placement Warrants in the TGVC Private Placement was deposited into the Trust Account, and invested only in U.S. government securities with a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act which invest only in direct U.S. government treasury obligations. Except with respect to interest earned on the funds held in the Trust Account that may be released to us to pay our franchise and income tax obligations (less up to $100,000 of interest to pay dissolution expenses), the proceeds from the IPO and the TGVC Private Placement will not be released from the Trust Account until the earliest of: (a) the completion of an initial business combination; (b) the redemption of any TGVC Public Shares properly submitted in connection with a stockholder vote to amend the TGVC Charter: (i) to modify the substance or timing of our obligation to allow redemption in connection with our initial business combination or certain amendments to the TGVC Charter prior thereto or to redeem 100% of the TGVC Public Shares if we are unable to complete our initial business combination within 24 months from the closing of the IPO; or (ii) with respect to any other provision relating to stockholders’ rights or pre-business combination activity; and (c) the redemption of 100% of the TGVC Public Shares if we are unable to complete the initial business combination within the required timeframe (subject to the requirements of other applicable law). In connection with the Extension, 10,164,304 TGVC Public Shares were tendered for redemption, which represented approximately 88.4% of the total TGVC Public Shares outstanding at the time of redemption, and approximately $105.6 million was released from the Trust Account to pay such redeeming TGVC Public Stockholders. As a result of this redemption, as of the date hereof, there are 1,335,696 TGVC Public Shares issued and outstanding and there is approximately $14.2 million remaining in the Trust Account that is available for a business combination.

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At the time of the IPO, TGVC had 18 months from the closing of the IPO, that is, until May 5, 2023 to complete a business combination. Following the Extension, TGVC’s deadline to complete a business combination was extended to 24 months from the closing of the IPO, or November 5, 2023. If TGVC is unable to complete a business combination by November 5, 2023, it will: (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible, but not more than 10 business days thereafter, subject to lawfully available funds therefor, redeem 100% of the TGVC Public Shares, at a per-share price, payable in cash, equal to the quotient obtained by dividing (A) the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to TGVC to pay its taxes (less up to $100,000 of such net interest to pay dissolution expenses), (B) by the total number of then outstanding TGVC Public Shares, which redemption will completely extinguish rights of TGVC Public Stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law; and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining TGVC Stockholders and the TGVC Board in accordance with applicable law, dissolve and liquidate, subject in the case of clauses (ii) and (iii) to TGVC’s obligations under the DGCL to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to the TGVC Warrants, which will expire worthless if TGVC fails to complete a business combination within the Combination Period. For more information regarding the Extension, see “The Business Combination Proposal; Terms of the Business Combination—Background of the Business Combination—The Extension Meeting.”

Business Combination Agreement

On December 5, 2022, TGVC entered into the Business Combination Agreement with Flexi, PubCo, Target Merger Sub and SPAC Merger Sub. Pursuant to the Business Combination Agreement, subject to the terms and conditions set forth therein, (i) Flexi will merge with and into Target Merger Sub, upon which the separate existence of Target Merger Sub will cease and Flexi will be the surviving corporation and a direct, wholly owned subsidiary of PubCo, and (ii) TGVC will merge with and into SPAC Merger Sub, upon which the separate existence of SPAC Merger Sub will cease and TGVC will be the surviving corporation and a direct, wholly owned subsidiary of PubCo.

As a result of the Mergers, among other things (i) each outstanding Flexi Share will be cancelled in exchange for the right to receive such number of PubCo Ordinary Shares that is equal to the Flexi Exchange Ratio, (ii) each outstanding TGVC Unit will be automatically detached and the holder thereof will be deemed to hold one share of TGVC Class A Common Stock and one TGVC Warrant, (iii) each share of TGVC Class B Common Stock will automatically convert into one TGVC Class A Common Stock, (iv) each outstanding share of TGVC Class A Common Stock will be cancelled in exchange for the right to receive such number of PubCo Ordinary Shares that is equal to the TGVC Exchange Ratio, (v) and each outstanding TGVC Warrant will be assumed by PubCo and converted into an Assumed TGVC Warrant.

Under the Business Combination Agreement, the parties’ obligations to consummate the Business Combination are subject to a number of customary conditions for special purpose acquisition companies, including, among other things, the following: (i) approval of the Mergers and the other shareholder proposals required to approve the Business Combination by the TGVC Stockholders and the Flexi Shareholders, (ii) all specified approvals or consents (including governmental and regulatory approvals) shall have been obtained and all waiting, notice, or review periods shall have expired or been terminated, as applicable, (iii) the effectiveness of the Registration Statement, (iv) PubCo’s initial listing application with Nasdaq shall have been conditionally approved and, immediately following the Closing, PubCo shall satisfy any applicable initial and continuing listing requirements of Nasdaq, and PubCo shall not have received any notice of non-compliance therewith, and (v) the PubCo Ordinary Shares and Assumed TGVC Warrants shall have been approved for listing on Nasdaq, subject to round lot holder requirements. In addition to these customary closing conditions, TGVC must also hold net tangible assets of at least $5,000,001 immediately prior to the Closing, net of TGVC Share Redemptions and liabilities (including the TGVC Transaction Expenses). The Business Combination is expected to be completed in the second quarter of 2023, subject to customary closing conditions. After the Closing, the PubCo Ordinary Shares are expected to trade on Nasdaq under ticker symbol FLXG.

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Results of Operations

TGVC has neither engaged in any operations nor generated any revenues to date. TGVC’s only activities from February 8, 2021 (inception) through March 31, 2023 were organizational activities, activities necessary to prepare for and consummate the IPO, the search for a target company for a business combination, and activities necessary to prepare for a business combination. TGVC does not expect to generate any operating revenues prior to the completion of its business combination. TGVC expects to continue generating non-operating income in the form of interest income on marketable securities held after the IPO. TGVC incurs expenses as a result of being a public company (for legal, financial reporting, accounting and auditing compliance), as well as for ongoing due diligence in connection with its search for a target company for a business combination.

For the three months ended March 31, 2023, TGVC had a net loss of $280,912, which consists of formation and operating costs of $1,284,724 and provision for income tax of $257,403, offset by interest earned on marketable securities held in the Trust Account of $1,261,215.

For the three months ended March 31, 2022, TGVC had a net loss of $261,691, which consists of formation and operating costs of $275,889, offset by interest earned on marketable securities held in the Trust Account of $14,198.

For the three months ended March 31, 2023, cash used in operating activities was $490,170. Net loss of $280,912 was affected by interest earned on investments held in the Trust account of $1,261,215. Changes in operating assets and liabilities provided $1,051,957 of cash for operating activities.

For the three months ended March 31, 2022, cash used in operating activities was $320,539. Net loss of $261,691 was affected by interest earned on investments held in the Trust Account of $14,198. Changes in operating assets and liabilities used $45,985 of cash for operating activities.

Liquidity, Capital Resources and Going Concern

On November 5, 2021, TGVC consummated the IPO of 11,500,000 TGVC Public Units at $10.00 per TGVC Public Unit, including the full exercise of the underwriters’ over-allotment of 1,500,000 TGVC Public Units, generating gross proceeds to TGVC of $115,000,000.

Simultaneously with the consummation of the IPO, TGVC consummated the private placement of 5,500,000 TGVC Placement Warrants at a price of $1.00 per TGVC Placement Warrant to the Sponsor, generating gross proceeds to TGVC of $5,500,000.

As of March 31, 2023, TGVC had investments held in the Trust Account of $120,003,208 (including approximately $2,703,208 of dividend income and interest income), consisting of money market funds invested in treasury trust fund and matured U.S. Treasury Bills with a maturity of 185 days or less. Interest income on the balance in the Trust Account may be used by TGVC to pay taxes. Through March 31, 2023, TGVC has withdrawn $214,564 of interest earned from the Trust Account, as permitted under the Trust Agreement. As of March 31, 2023, TGVC had investments held in the Trust Account of approximately $120.0 million and has withdrawn approximately $215,000 of interest earned from the Trust Account, as permitted under the Trust Agreement.

TGVC intends to use substantially all of the funds held in the Trust Account, including any amounts representing interest earned on the Trust Account (less income taxes payable), to complete its initial business combination. To the extent that TGVC’s capital stock or debt is used, in whole or in part, as consideration to complete TGVC’s initial business combination, the remaining proceeds held in the Trust Account will be used as working capital to finance the operations of the target business or businesses, make other acquisitions and pursue TGVC’s growth strategies.

As of March 31, 2023, TGVC had cash of $21,414 and working capital deficit of $2,115,051. TGVC intends to use the funds held outside the Trust Account primarily to identify and evaluate target businesses, perform business due diligence on prospective target businesses, travel to and from the offices, plants or similar locations of prospective target businesses or their representatives or owners, review corporate documents and material agreements of prospective target businesses, and structure, negotiate and complete a business combination transaction, including the Business Combination.

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The Sponsor has committed to provide TGVC with any additional funds TGVC needs to carry out its operations. In order to finance transaction costs in connection with an intended initial business combination, the Sponsor, an affiliate of the Sponsor or certain of TGVC’s officers and directors have committed to loan TGVC funds as may be required. If TGVC completes an initial business combination, it would repay such loaned amounts out of the remaining proceeds of the Trust Account. Otherwise, TGVC would repay such loans only out of funds held outside the Trust Account. In the event that TGVC does not consummate an initial business combination, it may use a portion of the working capital held outside the Trust Account to repay such loaned amounts, but it would not use any proceeds from the Trust Account to repay such loaned amounts.

On March 16, 2023, TGVC issued a promissory note (the “2023 Promissory Note”) to the Sponsor. Pursuant to the 2023 Promissory Note, TGVC is permitted to borrow up to $3,000,000 of Working Capital Loans to defray expenses in connection with its business combination. The 2023 Promissory Note is payable upon TGVC’s consummation of a business combination. $350,000 in previously advanced funds from the Sponsor is included as part of the principal of the 2023 Promissory Note and is therefore not available for further use by TGVC. The Working Capital Loans available to TGVC pursuant to the 2023 Promissory Note may be convertible into warrants of the post-business combination entity, at a price of $1.00 per warrant, at the option of the Sponsor. The warrants would be identical to the TGVC Placement Warrants issued to the Sponsor. As of March 31, 2023, TGVC had $350,000 of borrowings under the Working Capital Loans, as evidenced by the 2023 Promissory Note.

As of the date hereof, TGVC has issued two Extension Notes in the aggregate principal amount of $106,854 to the Sponsor. The Extension Notes bear no interest and are payable in full upon TGVC’s consummation of a business combination. If TGVC does not consummate a business combination by November 5, 2023, the Extension Notes will be repaid only from funds held outside of the Trust Account, or will be forfeited, eliminated or otherwise forgiven.

In connection with TGVC’s assessment of going concern considerations in accordance with Financial Accounting Standard Board’s Accounting Standards Update (“ASU”) 2014-15, “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern,” management has determined that TGVC’s business plan is dependent on the completion of the Business Combination, TGVC’s existing cash and working capital as of March 31, 2023 are not sufficient to complete its planned activities for a reasonable period of time, and the date for mandatory liquidation and dissolution raises substantial doubt about TGVC’s ability to continue as a going concern through November 5, 2023, the scheduled liquidation date of TGVC if it does not complete a business combination prior to such date. These conditions also raise substantial doubt about TGVC’s ability to continue as a going concern for a period of time within one year after the date that the financial statements are issued. Management plans to address this uncertainty through the Business Combination as discussed above. There is no assurance that TGVC’s plans to consummate a business combination will be successful prior to November 5, 2023. TGVC’s financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Inflation Reduction Act of 2022

On August 16, 2022, President Biden signed the IR Act into federal law. The IR Act provides for, among other things, a new U.S. federal 1% excise tax on certain repurchases (including certain redemptions) of stock by “covered corporations” (which include U.S. publicly traded corporations) occurring on or after January 1, 2023. The Excise Tax is imposed on the repurchasing corporation itself, not its shareholders from whom shares are repurchased. The amount of the Excise Tax is generally 1% of the fair market value of the shares repurchased at the time of the repurchase. However, for purposes of calculating the Excise Tax, repurchasing corporations are permitted to net the fair market value of certain new stock issuances against the fair market value of stock repurchases during the same taxable year. In addition, certain exceptions apply to the Excise Tax. The Treasury has been given authority to provide regulations and other guidance to carry out and prevent the abuse or avoidance of the Excise Tax.

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With any redemptions or other repurchases occurring in connection with a business combination, extension vote or otherwise, such redemptions or repurchases may be subject to the Excise Tax. Whether and to what extent TGVC would be subject to the Excise Tax in connection with a business combination, extension vote or otherwise would depend on a number of factors, including (i) the fair market value of the redemptions and repurchases in connection with the business combination, extension or otherwise, (ii) the structure of the business combination, (iii) the nature and amount of any “PIPE” or other equity issuances in connection with the business combination (or otherwise issued not in connection with the business combination but issued within the same taxable year of a business combination), and (iv) the content of regulations and other guidance from the Treasury. In addition, because the Excise Tax would be payable by TGVC and not by the redeeming holder, the mechanics of any required payment of the Excise Tax have not been determined. The foregoing could cause a reduction in the cash available that is held outside of the Trust Account, which TGVC plans to use to complete a business combination, including the Business Combination, and in TGVC’s ability to complete a business combination.

On December 27, 2022, the Treasury published Notice 2023-2, which provides taxpayers with interim guidance on the Excise Tax that may be relied upon by taxpayers until the IRS issues Treasury Regulations on such matter. Although such notice clarifies certain aspects of the Excise Tax, the interpretation and operation of aspects of the Excise Tax (including its application and operation with respect to SPACs) remain unclear and such interim operating rules are subject to change. The notice generally provides that if a covered corporation completely liquidates under either Section 331 or Section 332(a) of the Code, distributions in such complete liquidation and other distributions by such corporation in the same taxable year in which the final distribution in complete liquidation and dissolution is made are not subject to the Excise Tax. Because we do not expect TGVC to undergo a complete liquidation under either Section 331 or Section 332(a) of the Code with respect to the Business Combination, we do not expect this exception to the Excise Tax to apply for redemptions made prior to the Business Combination.

If the Excise Tax applies to redemptions of the TGVC Public Shares in connection with the Business Combination, the value of TGVC’s securities may decrease. If existing TGVC investors elect to redeem their TGVC Public Shares such that their redemptions would subject TGVC to the Excise Tax, the TGVC investors that do not elect to redeem their TGVC Public Shares may economically bear the impact of the Excise Tax. The application of the Excise Tax in the event of a liquidation, except to the limited extent described above, is uncertain absent further guidance. Except for franchise taxes and income taxes, the proceeds placed in the Trust Account and the interest earned thereon may not be used to pay for possible excise taxes or any other fees or taxes that may be levied on TGVC pursuant to any current, pending or future rules or laws, including without limitation the Excise Tax.

Contractual Obligations

TGVC does not have any long-term debt obligations, capital lease obligations, operating lease obligations, purchase obligations or long-term liabilities.

Administrative Services Agreement

TGVC entered into an administrative services agreement on November 2, 2021, pursuant to which TGVC will pay an affiliate of the Sponsor $445 per month for office space, utilities and secretarial and administrative support. Upon completion of a business combination or TGVC’s liquidation, TGVC will cease paying these monthly fees.

Registration Rights

The holders of the Founder Shares, TGVC Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans (and any shares of TGVC Class A Common Stock issuable upon the exercise of the TGVC Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans and upon conversion of the Founder Shares) are entitled to registration rights pursuant to a registration rights agreement we signed prior to the IPO, requiring TGVC to register such securities for resale (in the case of the Founder Shares, only after conversion to TGVC Class A Common Stock). The holders of these securities are entitled to make up to three demands, excluding short form demands, that we register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to our completion of the initial business combination.

Underwriting Agreement

On November 5, 2021, TGVC paid a cash underwriting discount of 1.0% per TGVC Public Unit, or $1,150,000 to ThinkEquity.

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Advisory Services Agreement

On December 23, 2022, TGVC entered into an agreement (the “Advisory Agreement”) with ThinkEquity to provide financial advisory services in connection with the Business Combination. TGVC will pay ThinkEquity an advisory fee in an amount equal to the greater of (i) 4.0% of the net funds from our Trust Account after investor redemptions, or (ii) $300,000, which fee shall be due and payable in immediately available funds on the day of Closing of the Business Combination. In addition to any fees which may be payable to ThinkEquity under the agreement, TGVC shall reimburse ThinkEquity, upon reasonable request made from time to time, for its reasonable and documented out-of-pocket expenses incurred in connection with the advisory services up to a maximum of $15,000, including, but not limited to, the reasonable and documented fees and disbursements of ThinkEquity’s legal counsel.

On April 30, 2023, TGVC amended the Advisory Agreement to provide that ThinkEquity’s advisory services would include seeking to identify investors to enter into a non-redemption agreement with TGVC. In connection with the Non-Redemption Agreement, TGVC paid ThinkEquity an additional $50,000 advisory fee.

Critical Accounting Policies

The preparation of unaudited condensed financial statements and related disclosures in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the unaudited condensed financial statements, and income and expenses during the periods reported. Actual results could materially differ from those estimates. TGVC has identified the following critical accounting policies.

Common Stock Subject to Possible Redemption

TGVC will account for the TGVC Class A Common Stock subject to possible redemption in accordance with the guidance in FASB ASC Topic 480 “Distinguishing Liabilities from Equity” (“ASC 480”). Common stock subject to mandatory redemption (if any) is classified as a liability instrument and measured at fair value. Conditionally redeemable common stock (including shares of common stock that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within TGVC’s control) is classified as temporary equity. At all other times, common stock is classified as stockholders’ equity. TGVC Class A Common Stock will feature certain redemption rights that are considered to be outside of TGVC’s control and will be subject to the occurrence of uncertain future events. Accordingly, common stock subject to possible redemption will be presented at redemption value as temporary equity, outside of the stockholders’ equity section of TGVC’s condensed balance sheets.

TGVC recognizes changes in redemption value immediately as they occur and adjusts the carrying value of redeemable common stock to equal the redemption value at the end of each reporting period. Increases or decreases in the carrying amount of redeemable common stock are affected by charges against additional paid in capital and accumulated deficit. There was no change to redemption value at December 31, 2022 since the incurred taxes exceed the interest earned inception to date. The dissolution expenses of $100,000 is not included in the redemption value of the shares subject to redemption since it is only taken into account in the event of TGVC’s liquidation.

Net Income (Loss) Per Common Share

TGVC complies with accounting and disclosure requirements of FASB ASC Topic 260, “Earnings Per Share.” Net income (loss) per share is computed by dividing net income (loss) by the weighted average number of shares of common stock outstanding during the period. TGVC has two classes of shares, which are referred to as TGVC Class A Common Stock and TGVC Class B Common Stock. Earnings and losses are shared pro rata between the two classes of shares. TGVC has not considered the effect of the TGVC Private Placement to purchase an aggregate of 5,500,000 shares of the TGVC Class A Common Stock in the calculation of diluted income (loss) per share, since their exercise is contingent upon future events. As a result, diluted net income (loss) per common stock is the same as basic net income (loss) per common stock.

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TGVC Warrants

TGVC accounts for the TGVC Warrants as either equity-classified or liability-classified instruments based on an assessment of the warrant’s specific terms and applicable authoritative guidance in ASC 480 and ASC 815. The assessment considers whether the TGVC Warrants are freestanding financial instruments pursuant to ASC 480, meet the definition of a liability pursuant to ASC 480, and whether the TGVC Warrants meet all of the requirements for equity classification under ASC 815, including whether the TGVC Warrants are indexed to TGVC Common Stock and whether the holders of TGVC Warrants could potentially require “net cash settlement” in a circumstance outside of TGVC’s control, among other conditions for equity classification. This assessment is conducted at the time of warrant issuance and as of each subsequent quarterly period end date while the warrants are outstanding.

For issued or modified TGVC Warrants that meet all of the criteria for equity classification, the TGVC Warrants are required to be recorded as a component of additional paid-in capital at the time of issuance. For issued or modified warrants that do not meet all of the criteria for equity classification, the TGVC Warrants are required to be recorded at their initial fair value on the date of issuance, and each balance sheet date thereafter. TGVC accounts for the outstanding TGVC Warrants as equity-classified instruments.

Recent Accounting Standards

TGVC’s management does not believe that any other recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on TGVC’s financial statements.

Off-Balance Sheet Arrangements

As of March 31, 2023, TGVC did not have any off-balance sheet arrangements as defined in Item 303(a)(4)(ii) of Regulation S-K.

Inflation

TGVC does not believe that inflation had a material impact on its business, revenues or operating results during the period presented.

Emerging Growth Company Status

TGVC is an “emerging growth company,” as defined in Rule 12b-2 under the Exchange Act, and may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and approval of any golden parachute payments not previously approved.

Further, Section 102 (b)(1) of the Jumpstart our Business Startups Act of 2012 (the “JOBS Act”) exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. TGVC has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, TGVC, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of TGVC’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

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Flexi’s Directors and Senior Management

References in this section to “we,” “our,” or “us” generally refer to Flexi and its consolidated subsidiaries.

The names, ages, and current positions of Flexi’s current directors and executive officers are listed in the table below. Flexi expects that these directors and executive officers will continue as directors and executive officers of PubCo following the Business Combination.

Name	Age	Title
Mr. Constant Tedder	53	Chairman
Mr. Erman Akinci	40	Director
Mr. Juhn Teo	44	Director
Mr. Alexis Grolin	43	Director
Mr. Christopher Ian Edwards	36	Chief Executive Officer, Director

Each of our directors has been appointed to the board of directors of Flexi pursuant to the Shareholders Agreement, which provides the parties thereto with rights to appoint persons to Hive Worldwide’s, now Flexi’s, board of directors. Under the terms of the Shareholders Agreement, HUIS S.A.S. has the right to appoint one director, Common Ground has the right to appoint two directors, and Mr. Tedder and the other shareholders party thereto collectively have the right to appoint two directors. Mr. Grolin serves as HUIS S.A.S.’s designee, Messrs. Tedder and Edwards serve as Mr. Tedder’s and the other shareholders’ designees, and Messrs. Akinci and Teo serve as Common Ground’s designees on the Flexi board of directors.

Mr. Constant Tedder. Constant Tedder has served as Chairman of Flexi since June 2022 and was the Founder of and served as Chief Executive Officer of Hive Worldwide from 2012 until June 2022. Mr. Tedder is Co-Founder and Co-Chief Executive Officer of FlyFarm, an agritech company located in Hong Kong. He was the first investor, co-founder, and from February 2001 through September 2008 served as Chief Executive Officer of Jagex Ltd, a major developer/publisher of the massively multiplayer online role-playing game (MMORPG) RuneScape, which was sold in 2016 for $325 million. A serial entrepreneur, he also founded renewable energy company Dawn Energy and Earth.Org, a not-for-profit data journalism platform.

Mr. Erman Akinci. Erman Akinci has served as a director of Flexi since June 2022 and was the Co-Founder and served as Co-Chief Executive Officer of Common Ground from 2017 until its acquisition by Hive Worldwide in June 2022. Prior to joining Common Ground, Mr. Akinci served as Director of Business Development for investment firm Catcha Group from December 2009 to November 2016. He currently serves as Managing Partner and Co-Founder at Emissary Capital, a boutique investment firm focusing on Southeast Asia, a position he has held since August 2020. Mr. Akinci earned his Bachelor of Applied Science (BASc) from Penn State University and an Executive MBA from Kellogg-HKUST.

Mr. Juhn Teo. Juhn Teo has served as a director of Flexi since June 2022 and was the Co-Founder and served as Co-Chief Executive Officer of Common Ground from 2017 until its acquisition by Hive Worldwide in June 2022. Prior to his role at Common Ground, Mr. Teo served as Chief Executive Officer of Tower REIT, a Malaysian-based real estate investment trust, and Head of Investment at Guocoland (Malaysia) Berhad, both Kuala Lumpur Stock Exchange listed entities focusing on property development, property investment, property management, and hotel operations, from March 2014 to June 2016. Prior to that, he was Chief Investment Officer at Assetwise Capital Management from March 2011 to March 2014 and Chief Executive Officer and Co-Founder of real estate company Centro Properties Group from November 2005 to January 2011. He currently serves as Managing Partner and Co-Founder at Emissary Capital, a position he has held since August 2020.

Mr. Alexis Grolin. Alexis Grolin has served as a director of Flexi since June 2022 and has served as a director at Hive Worldwide since 2017. He currently serves as Leader of Asset Management at NHOOD, a mixed-use real estate operator in France, a position he has held since May 2020. Prior to that he had been Finance Director Haut De Bilan at NHOOD beginning in September 2019. He was formerly Managing Director of Creadev China and Head of Project Finance at Bouygeus Construction. Mr. Grolin received a Bachelor of Commerce from Telfer Management School, Ottawa University and attended NEOMA Business School.

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Mr. Christopher Edwards. Chris Edwards has served as Chief Executive Officer at Flexi since June 2022 and was the Chief Operating Officer at Hive Worldwide from April 2020 to June 2022. Prior to joining Hive Worldwide, he led growth and operations as General Manager, Hong Kong and Vietnam at the Next Story Group, a leading Asian and Australian hospitality provider with flexible buildings incorporating hotel, food and beverage, event, and coworking spaces, from November 2018 to April 2020. Prior to this role, Mr. Edwards has both led and founded businesses in hospitality, transportation, concierge, and loyalty program development with a focus in Singapore, Hong Kong, Japan, Thailand, Vietnam, and China.

Senior Leadership Team

Our executive team is supported by an experienced and dynamic senior leadership team in headquarters that have a proven track record of leading community and service driven businesses in departments such as operations, design and expansion, technology, financial planning and analysis, accounting, commercial and people.

At the local level, our operations are led by two Regional Country Managers who oversee a number of markets. The Regional Country Managers are supported by individual Country Managers who are responsible for all service, performance, and expansion activities within their region of management. Our operations leadership teams are highly experienced in opening, driving, and operating locations and together hold a combined 40 years of experience directly in the flexible workspace and coworking sectors.

Compensation

During the year ended December 31, 2022, Flexi and its predecessor entities paid the following aggregate amounts of compensation to their directors and executive officers:

●	Aggregate Director Compensation: $76,303.42

●	Aggregate Executive Officer Compensation: $309,506.69, plus

o	$3,672.27 for Flexi-provided medical insurance (available to all employees), and

o	$1,016,431.60 representing the value of 14,078 shares of Hive Partners, a stockholder in Flexi set up to function as an employee stock ownership plan for Flexi employees, that Flexi’s Chief Executive Officer has the right to receive upon the occurrence of certain liquidity events involving Flexi, including a stock exchange listing.

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Flexi’s Management’s Discussion and Analysis of
Financial Condition and Results of Operations

Unless the context otherwise requires, all references in this section to “Flexi,” “we,” “us,” or “our” refer to the business of Flexi and its subsidiaries prior to the consummation of the Business Combination, which will be the business of PubCo and its subsidiaries following the consummation of the Business Combination.

You should read the following discussion and analysis of our financial condition and results of operations together with the “Selected Historical Financial Information and Operating Data of Flexi” and the historical audited consolidated financial statements as of and for the years ended December 31, 2022 and 2021 and the related notes thereto included elsewhere in this proxy statement/prospectus. Some of the information contained in this discussion and analysis or set forth elsewhere in this proxy statement/prospectus, including information with respect to our plans and strategy for our business and related financing, includes forward-looking statements that involve risks and uncertainties. As a result of many factors, such as those set forth under the “Risk Factors” and “Forward-Looking Statements” sections and elsewhere in this proxy statement/prospectus, our actual results may differ materially from those anticipated in these forward-looking statements.

Further, some of the numbers in the below discussion may not add up to the reportable figures due to rounding.

Overview

Flexi was formed on June 1, 2022, as a result of Flexi’s acquisition of Common Ground on that date. The acquisition resulted in the consolidation of three leading brands in the co-working space:

●	Hive Worldwide, a limited liability company incorporated in the BVI, that operates flexible workspaces across seven countries in Australia, Hong Kong, Singapore, Taiwan, Thailand and Vietnam;

●	Common Ground, a private limited liability company incorporated and domiciled in Malaysia that operates flexible workspaces across three countries in Malaysia, the Philippines and Thailand, and now operates as a subsidiary of Flexi; and

●	White Moon Holdings Pty Ltd., (“White Moon Holdings”) also called “The Cluster,” which operated flexible work and events space in Melbourne, Australia. Hive Worldwide acquired White Moon Holdings in April 2021 and its operations were integrated with those of Hive Worldwide at that time.

As a result of completing our acquisition of Common Ground on June 1, 2022, Common Ground’s operations are reflected in our results of operations for just seven months during the year ended December 31, 2022. Therefore, we expect that, as a result of the acquisition, we will experience significant increases in revenues and expenses as Common Ground’s operations become fully reflected in Flexi’s operating results.

Flexi has 25 years of combined experience designing, building, and operating flexible workspaces in Asia and Australia. With 43 locations in 11 cities and eight countries including Australia, Hong Kong, Malaysia, Philippines, Singapore, Taiwan, Thailand and Vietnam, Flexi has been recognized as one of the largest operators in the Asia-Pacific region by Mordor Intelligence.

Unlike other flexible workspace operators, Flexi has increasingly been pursuing an asset-light approach to its real estate ventures, partnering with landlords on joint ventures instead of leasing office space and taking on potentially significant financial obligations under rental agreements.

Flexi primarily earns revenues from membership fees, where a member pays a monthly fee for usage of space as a workplace (which we refer to as “membership fees income”). These fees differ depending on the amount of access a member has to the space, the size of space rented, and the additional services that the member requires. Flexi earns additional revenues from event space rental and meeting room space rental (which we refer to as “rental income”), events services such as catering or technological support (which we refer to as “event services income”), and additional services such as pantry item income (food and drink available for purchase in the pantry section of our locations), courier and postage fees, fees for telephone answering service (receptionist to answer the business phone during normal business hours), printing income, other miscellaneous income such as parking fees, charges for access cards, reinstatement fees, and credit card surcharges, and certain other ancillary services we offer at our locations (which we collectively refer to as “other services”).

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We currently have six reportable geographic segments – Australia, Hong Kong, Malaysia, the Philippines, Singapore and Others. We had seven reportable geographic segments during the year ended December 31, 2022 – Australia, Hong Kong, Japan, Malaysia, Philippines, Singapore and Others – and had five reportable geographic segments during the year ended December 31, 2021 - Australia, Hong Kong, Japan, Singapore, and Others.

Key Performance Indicators

We use the following key business metrics to evaluate our business and measure Flexi’s performance. The information is also an important input to business decision making and strategic planning.

●	Number of Locations. The number of our locations increased from 20 at December 31, 2021 to 45 at December 31, 2022. As of the date hereof we have 43 locations.

We recently closed two of our locations, including our sole location in Japan, that were at the end of their lease terms. While we are not currently looking at replacing our location in Japan, we expect to reassess opportunities in the future and do not expect that our recent exit will be permanent.

●	Total Number of Desks Sold. This refers to the total number of physical desks sold across all operating locations. We count one flexi or fixed / booth desk membership as one sold desk and each desk within a private office as one sold desk. We do not count virtual offices or memberships without a physical seat in this metric. Total number of desks sold increased from 2,679 at December 31, 2021 to 7,979 at December 31, 2022.

●	Total Number of Desks. We use the total number of desks metric to derive occupancy statistics. Total number of desks increased from 3,559 at December 31, 2021 to 10,701 at December 31, 2022.

●	Occupancy Rate. Occupancy is a key metric for tracking performance in each of our locations and across all membership categories, and is often used in comparison to locations benchmark breakeven occupancy rates. We calculate occupancy rate by dividing the total number of occupied desks (or total number of memberships sold) by the total number of desks or total capacity, multiplied by 100 to reach an occupancy percentage. Our occupancy rate decreased a small amount, from 75.3% at December 31, 2021 to 74.6% at December 31, 2022, due to a larger increase in our total number of desks relative to total memberships.

●	Desk Churn Rate. Desk churn rate is an important metric for how we track membership retention in each of our locations and across all membership categories. We calculate this by taking our total number of new desks sold in a calendar month and adding or subtracting the total number of departing members per calendar month and dividing this total by the total number of desks sold at the beginning of the month. For 2022 our average monthly churn rate across total number of desks sold was 3% for all Hive locations and 5% for all Common Ground locations. We did not accurately track this metric during 2021.

●	Revenue Per Occupied Desk. We calculate revenue per occupied desk by dividing total membership revenues (across all memberships) by the total number of occupied desks. We track yield per membership at group, country and location level and make continuous adjustments to improve yield. Revenue per occupied desk decreased from $398.01 during December 2021 to $231.41 during December 2022, primarily due to the acquisition of Common Ground, as our Common Ground locations across Malaysia, Thailand and the Philippines tend to yield a lower revenue per occupied desk in comparison to legacy locations.

Business Combination and Public Company Costs

On December 5, 2022, Flexi entered into the Business Combination Agreement.

As a result of the Business Combination, PubCo will become an SEC reporting company with securities listed on Nasdaq, which will require PubCo to hire additional personnel and implement procedures and processes to address public company regulatory requirements and customary practices. PubCo expects to incur additional annual expenses as a public company for, among other things, directors’ and officers’ liability insurance, director fees, and additional internal and external accounting, legal, and administrative resources, including increased audit and legal fees.

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Reportable Segments

The following table illustrates the breakdown of our revenue by reportable segment for each of the years ended December 31, 2022 and 2021:

	For the Year Ended December 31
	2022	2021
Hong Kong	28.5%	44.7%
Australia	16.3	15.1
Japan	3.5	5.6
Singapore	14.7	19.2
Malaysia	21.0	—
Philippines	5.7	—
Others	10.3	15.4
Total	100%	100%

Key Components of the Results of Operations

Revenue from Operations — We derive revenue primarily from membership fees, which are the fees that members pay for access to our workspaces and the use of facilities such as workstations, internet connection, pantry amenities, business address, etc. While we offer related services, membership fee income constituted 87.5% and 88.5%, respectively, of operating revenues during the years ended December 31, 2022 and 2021.

Cost of Sales— Cost of sales primarily consists of costs directly attributable to our operating revenues, that is, in delivering our product and service offerings to our members. This includes lease costs that are accounted for under depreciation of right of use assets. In that regard, in accordance with IFRS, we capitalize leases when we first obtain the right to control or use a leased asset by including an amount equal to the present value of all remaining lease payments as both a “lease liability” and a “right of use asset” on our balance sheet. Thereafter, the “right of use asset” is depreciated in equal monthly amounts over the term of the lease agreement via a decrease in the right of use asset amounts on the balance sheet and in a “depreciation of right of use asset” account that is part of cost of sales (or revenue) as reflected in our statements of profit and loss and comprehensive income, in each case for a corresponding amount.

Other Income/Expense – Other income/expense consists primarily of income or expenses not directly related to our regular business operations, including bank interest income, gains and losses due to fluctuations in currency exchange rates, early termination of membership fees, government grants, gain or loss on disposal of property, plant, and equipment, deferred income recognized, and the discounting effect on security deposits.

Administration Expenses — Administration expenses consist of expenses that are not directly related to delivering our product and service offerings, such as employee-related expenses, depreciation of all property, plant and equipment, amortization of intangible assets, and other miscellaneous operating expenses.

Results of Operations for the Year Ended December 31, 2022 Compared to the Year Ended December 31, 2021

The following table sets forth Flexi’s consolidated statements of operations for the years ended December 31, 2022 and 2021:

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	For the Year Ended December 31
	2022	2021	Change
Revenue	$18,105,055	$11,937,078	$6,167,977
Cost of sales	(7,725,291)	(6,659,175)	1,066,116
Gross profit	10,379,764	5,277,903	5,101,861
Other income/(expenses)	139,223	(743,857)	883,080
Administration expenses	(13,033,558)	(7,658,862)	5,374,696
Net impairment losses of financial assets	(47,620)	—	47,620
Finance cost	(1,177,589)	(996,728)	180,861
Share of loss from equity accounted investments	(140,142)	—	(140,142)
Loss before income tax expense	(3,879,922)	(4,121,544)	(241,622)
Income tax (expense)/benefit	(182,145)	828,632	(1,010,777)
Loss after tax	(4,062,067)	(3,292,912)	769,155
Loss attributable to non-controlling interest*	(36,864)	—	36,864
Loss attributable to owners of the parent	(4,025,203)	(3,292,912)	732,291
Other comprehensive income	522,180	651,316	(129,136)
Total comprehensive loss for the year	(3,539,887)	(2,641,596)	898,291

*	Loss attributable to non-controlling interest is loss pertaining to the minority shareholders from five subsidiaries in Philippines, where Flexi holds 90% of the equity interests in three out of five subsidiaries and 60% of the equity interests in another two Philippines subsidiaries.

Revenue from Operations

The following table sets forth the various components of Flexi’s revenues from operations for each of the years ended December 31, 2022 and 2021:

		For the Year Ended December 31
	2022	2021	Change
Membership fee income	$15,846,091	$10,570,185	$5,275,906
Rental income	586,642	656,267	(69,625)
Event services income	385,797	109,398	276,399
Other services	1,286,525	601,228	685,297
Total	18,105,055	11,937,078	6,167,977

Revenue from operations increased $6.2 million, or 51.7%, for the year ended December 31, 2022 compared to the year ended December 31, 2021, primarily due to a $5.3 million, or 49.9%, increase in membership fees. Increases in income from other services and event services income during the year ended December 31, 2022 compared to the year ended December 31, 2021, also contributed to the increase, though to a much lesser extent.

The increase in membership fees was primarily the result of the acquisition of Common Ground on June 1, 2022, and the inclusion of its approximately $4.1 million of membership fee revenues for the period beginning on the date of its acquisition on June 1 through December 31, 2022. In addition, membership fee revenue from Flexi’s legacy operations (that is, backing out the impact of the Common Ground acquisition) increased approximately $1.2 million, or 10.4%, during the year ended December 31, 2022, compared to the prior year, primarily as a result of the inclusion of the operations of White Moon Holdings, which we acquired in April 2021, and the reflection of its operations in our results for the entire year ended December 31, 2022 compared to just nine months during the year ended December 31, 2021, which accounted for $744,344 of the increase. In addition, two new locations in Singapore commenced operations in November 2022 and generated membership fee revenues of approximately $320,000 during fiscal 2022.

Income from other services consists of ancillary services offered to members at our locations, primarily meeting room services, renovation services, parking services, café income, pantry item income (food and drinks available for purchase in the pantry section of certain locations), fees for telephone answering service (receptionist to answer the business phone during normal business hours), and printing income. Income from other services increased by $685,297, or 114.0%, during the year ended December 31, 2022 compared to the year ended December 31, 2021, including increases of $607,214 as a result of our acquisition of Common Ground and $78,083 from our legacy operations. The increase from legacy operations is due to an increase in meeting room utilization at The Cluster location for the entire 12 months of 2022 compared to only nine months for the year ended December 31, 2021.

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Event services income increased $276,399, or 252.7%, during the year ended December 31, 2022 compared to the year ended December 31, 2021, including increases of approximately $110,081 from our legacy operations and $166,318 as a result of our acquisition of Common Ground. The increase from our legacy operations was primarily due to catering income at our The Cluster location increasing by approximately $86,839 during the year ended December 31, 2022 compared to the prior year primarily as a result of the inclusion of White Moon Holdings’ operations for the entire year as opposed to just nine months of 2021.

We expect continuing increases in revenues from operations during the year ended December 31, 2023, as Common Ground’s revenues become fully reflected in Flexi’s operating results. We also expect revenues to increase as occupancies across our locations improve as employers and workers adjust to the trends of hybrid and flexible work and as pandemic work and travel restrictions continue easing in our countries of operation. It is possible, however, that an increase in unemployment in our markets, including as a result of an economic downturn, could result in employers being more comfortable requiring employees to mandate a “return to office” that could temper our expectations in this regard for certain membership types such as flexible hot desks. Further, any surges in COVID-19, including as a result of new variants, or similar disease outbreaks, that would require social distancing and similar measures, would likely result in slower growth or a decrease in revenues. We cannot, however, predict the likeliness of such a surge or outbreak or the actual impact on our revenues from operations that any such event would actually have.

Cost of Sales

The following table sets forth the various components of Flexi’s cost of sales for each of the years ended December 31, 2022 and 2021:

	For the Year Ended December 31
	2022	2021	Change
Supplies expenses	$169,862	$154,851	$15,011
Event expenses	211,050	57,145	153,905
Depreciation of right of use assets	7,002,888	6,382,209	620,679
Miscellaneous expenses	341,491	64,970	276,521
Total	7,725,291	6,659,175	1,066,116

Cost of sales increased $1.1 million, or 16.0%, during the year ended December 31, 2022 compared to the year ended December 31, 2021, primarily as a result of a $620,679, or 9.7%, increase in depreciation of right of use assets expense and, to a lesser extent, a $276,521 increase in miscellaneous expenses, during the year ended December 31, 2022 compared to 2021. The increase in the depreciation of right of use assets year-over-year was attributable to our acquisition of Common Ground, as the assets acquired from Common Ground reflect an approximately $1.0 million depreciation of right of use assets, partially offset by an approximately $386,269 decrease in depreciation of right to use assets attributable to our legacy operations. The decrease from legacy operations was primarily due to a decrease of $355,120 at White Moon Holdings as there was an additional depreciation expense in 2021 due to the adjustment of financial years from May to June to January to December, for which there was no similar adjustment in 2022.

Miscellaneous expenses, which consists of commissions, complimentary items, and cost of sales associated with ancillary products or services provided to the members and then billed back to them, such as parking fees, office renovation costs, extra internet, and phone line services, increased from $64,970 during the year ended December 31, 2021 to $341,491 during the year ended December 31, 2022, primarily as a result of the Common Ground acquisition and the inclusion of Common Ground’s approximately $287,714 in miscellaneous expenses for the final seven months of 2022. Common Ground’s miscellaneous expenses for the period from June 1 through December 31, 2022 consisted primarily of $100,652 in commissions paid to staff and third party real estate brokers, which Common Ground tends to use more regularly, and $187,062 for cost of sales associated with ancillary services.

In addition, event expenses, which consist of catering, staffing, and other expenses related to event space bookings, increased $153,905, or 269.3%, during the year ended December 31, 2022, compared to the year ended December 31, 2021, with approximately 59.8% of the increase attributable to our legacy operations and the remainder to our acquisition of Common Ground and the inclusion of its expenses for the last seven months of 2022. The increase in event expenses for our legacy operations was the result of the additional catering provided during 2022 compared to 2021 that resulted in the increase in event income during 2022 compared to 2021, as discussed above, as well as general price increases primarily relating to inflation during the year ended December 31, 2022.

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Other Income/Expenses

Other income was $139,223 during the year ended December 31, 2022, compared to other expense of $743,857 during the year ended December 31, 2021, primarily as a result of income of $422,710 for deferred income recognized in 2022, for which there was no corresponding income or expense in 2021, $134,511 in government grants received during 2022 compared to $29,739 during 2021, and a $326,457, or 32.6%, decrease in exchange losses due to fluctuations in currency exchange rates. The deferred income recognized during 2022 is entirely attributable to our acquisition of Common Ground in June 2022 and is comprised of fit-out and working capital contributions made by our landlord partners for hybrid agreement locations, the entirety of which we recognize as liabilities on our balance sheet and recognize as income over the contractual lease term. Government grants increased in 2022 due to a Hong Kong government employment support program that provided wage subsidies to companies for a period of three months from May to July, 2022 under the Anti-epidemic Fund. Flexi recorded lower unrealized exchange loss during 2022 due to favorable exchange rates as compared to exchange rates during 2021, attributable to intercompany loans and advances denominated in the respective countries’ local currencies, namely Thai Baht, Japanese Yen, Singapore Dollar, and Australian Dollar.

Administration Expenses

The following table sets forth the various components of Flexi’s administration expenses for each of the years ended December 31, 2022 and 2021:

	For the Year Ended December 31
	2022	2021	Change
Building management fees	$857,420	$445,513	$411,907
Depreciation and amortization (other than cost of sales)	2,160,244	1,261,055	899,189
Legal and professional fees	302,368	466,579	(164,211)
Employee related expenses	4,422,773	3,195,077	1,227,696
Variable rent	977,609	—	977,609
Marketing and brand building	444,091	297,760	146,331
Miscellaneous expenses	3,869,053	1,992,878	1,876,175
Total	13,033,558	7,658,862	5,374,696

Administration expenses increased $5.4 million, or 70.2%, during the year ended December 31, 2022 compared to the year ended December 31, 2021, primarily as a result of increases in miscellaneous expenses, employee-related expenses, and depreciation and amortization, as well as $977,609 in variable rent during the year ended December 31, 2022.

Miscellaneous expenses, which consist primarily of utilities, advertising, repair, and maintenance expenses, office general expenses, business licenses, postage, stationery, cleaning, and similar items, increased $1.9 million, or 94.1%, during the year ended December 31, 2022 compared to the year ended December 31, 2021, primarily as a result of approximately $557,318 of expenses incurred in connection with the Transactions, including $234,148 for audits, $200,660 for financial statement preparation, and approximately $122,510 for advisory and legal services, and $1.2 million of miscellaneous expenses from Common Ground being included in our operating results for the final seven months of 2022. Employee-related expenses increased $1.2 million, or 38.4%, during 2022 compared to 2021 primarily as a result of $947,559 of Common Ground’s employee costs being included in our operating results for the last seven months of 2022 and our issuance of shares with a value of $249,912 to our directors in June 2022 as remuneration for their service as directors to date in 2022. Depreciation and amortization (other than cost of sales) increased $899,189, or 71.3%, year-over-year primarily due to $1.0 million of depreciation of property, plants and equipment in Common Ground locations, which was partially offset by a decrease of $130,862 in depreciation on leasehold improvements expense in legacy operations, due to one location being fully depreciated in the year ended December 31, 2021.

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We incurred variable rent of $977,609 during the year ended December 31, 2022, compared to no such expense during the year ended December 31, 2021. Approximately $388,018 of this expense is attributable to profit-sharing payments that we made to landlords pursuant to the terms of two management agreements that we entered into in 2021 and 2022 with respect to new Hive locations in Hong Kong, and approximately $589,591 of this expense was a result of the Common Ground acquisition, specifically, variable rent payments on multiple locations we acquired in such acquisition. We expect variable rent expenses to substantially increase during the year ended December 31, 2023, as Common Ground’s operating results are fully reflected in Flexi’s financial statements going forward, due to the high proportion of Common Ground locations operating under hybrid agreements that require variable rent payments to landlord partners.

Income Tax Benefit/Expense

We had income tax expense of $182,145 during the year ended December 31, 2022, $138,833 of which was tax payable by White Moon Holdings due to its profitability in 2022, compared to a tax benefit in 2021 due to the recognition of deferred tax derived from right-of-use, lease liabilities and tax losses carried forward. In addition, we incurred a $86,522 tax expense as a result of the Common Ground acquisition, specifically, some of Common Ground’s subsidiaries realizing a profit that triggered taxes. With a high proportion of Common Ground locations realizing a profit, we expect income tax expense to continue to increase for the year ended December 31, 2023.

Liquidity and Capital Resources

As of December 31, 2022, Flexi had cash and cash equivalents of $3.3 million.

Contractual Obligations

The following table sets forth certain contractual obligations as of December 31, 2022 and the timing and effect that such obligations are expected to have on our liquidity and capital requirements in future periods:

(Amounts in thousand)	Total	2023	2024	2025	2026	2027	2028 and onwards
Lease liabilities (1)	27,236	7,521	4,703	3,780	3,251	2,688	5,294
Provision for restoration cost (2)	1,868	619	164	234	235	52	564
Fit-out cost payable (3)	685	198	194	52	57	62	122
Borrowing (4)	1,192	941	251	0	0	0	0
Non-cancellable commitment (5)	65	14	15	15	15	6	0

Total	31,047	9,292	5,327	4,082	3,558	2,808	5,980

(1) See Note 18 to Flexi’s audited consolidated financial statements as of and for the fiscal years ended December 31, 2022 and December 31, 2021, included elsewhere in this proxy statement/prospectus. Flexi and/or its subsidiaries entered into lease agreements with landlords in the ordinary course of its business and recorded the lease liability at the present value of the lease payments at the inception of the lease.

(2) Certain lease agreements contain obligations to dismantle and remove the underlying assets and restore the rented premises at the end of lease terms. Flexi recorded provision for restoration cost at the inception of the lease at its estimated costs. See Note 20 to Flexi’s audited consolidated financial statements as of and for the fiscal years ended December 31, 2022 and December 31, 2021, included elsewhere in this proxy statement/prospectus.

(3) This is contracting for fit-out services of our two locations and is payable in monthly installments. These obligations are recorded as Trade and Other Payables on Flexi’s consolidated balance sheet as of December 31, 2022.

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(4) This represents the principal balance outstanding as of December 31, 2022, as disclosed in Note 19 to Flexi’s audited consolidated financial statements as of and for the fiscal years ended December 31, 2022, and December 31, 2021, included elsewhere in this proxy statement/prospectus.

(5) This represents the future undiscounted fixed minimum service fee for a non-cancelable service agreement entered by our location in Thailand. See Note 34 to Flexi’s audited consolidated financial statements as of and for the fiscal years ended December 31, 2022 and December 31, 2021, included elsewhere in this proxy statement/prospectus, for additional details.

The Business Combination Agreement provides that Flexi may negotiate the Bridge Loan, in an amount not exceeding $2.0 million, the terms of which must be mutually agreed upon by Flexi and TGVC. Flexi, through its Malaysian subsidiary Common Ground Works Sdn. Bhd., obtained a Bridge Loan from Juhn Teo, a current Flexi director and shareholder, in the amount of approximately $500,000. The loan agreement, dated May 9, 2023, provides that the loan is due and payable on June 30, 2023. The interest rate for the loan is 18% per annum, plus an additional 4% per annum late payment penalty for any amount of the loan that remains outstanding after the June 30, 2023 repayment date. Flexi and PubCo have guaranteed the Bridge Loan.

We believe that Flexi’s existing cash and cash equivalents balance, together with any cash generated from operations, cash received from the Business Combination in accordance with the Net Tangible Assets Condition and the proceeds of the Bridge Loan, will be sufficient to meet Flexi’s liquidity needs for at least the next 12 months.

Flexi’s future capital requirements will, however, depend on many factors including our revenue and profitability, growth rate, the rate of expansion into new properties, the capital contribution requirements for each individual property, the cost and timing of strategic acquisitions, and the timing and extent of spending to support further sales and marketing and development efforts. In order to finance these opportunities, we may need to raise additional financing. If such financing is needed, we intend to raise such capital through issuances of additional equity and debt. If additional financing is required from outside sources, we may not be able to raise it on terms acceptable to us or at all. If we are unable to raise additional capital when desired, our business, results of operations, and financial condition could be materially and adversely affected.

Historically we have funded our liquidity needs through the issuance of equity and convertible notes, cash from operating activities, and debt financing. We may decide to enhance our liquidity position or increase our cash reserves for future investments, acquisitions, or operations through additional financing activities, which may include further equity or debt financing. The issuance and sale of additional equity would result in further dilution to our shareholders. The incurrence of additional indebtedness would result in increased fixed obligations and could result in operating covenants that may restrict our future operations. There is no assurance that, should such financing be required, that it would be available on acceptable terms or at all.

Cash Flows

The following table summarizes Flexi’s cash flows for the years ended December 31, 2022 and 2021:

	For the Year Ended December 31,
	2022	2021
Net cash from operating activities	$6,970,784	$3,604,384
Net cash used in investing activities	(590,190)	(2,421,525)
Net cash used in financing activities	(8,380,651)	(2,915,686)

Cash Flows from Operating Activities

Net cash from operating activities for the year ended December 31, 2022 was $7.0 million, primarily related to noncash adjustments for depreciation and amortization expenses and the provision for stock-based compensation expense, offset by the loss for the year and changes in our accruals and other payables.

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Net cash from operating activities for the year ended December 31, 2021 was $3.6 million, primarily related to noncash adjustments for depreciation expense offset by our net loss for the year and a $995,061 decrease in accounts payable.

Cash Used in Investing Activities

Net cash used in investing activities was $590,190 and $2.4 million, respectively, for the years ended December 31, 2022 and 2021. Net cash used in investing activities related primarily to fit-out costs in connection with two enterprise agreements that we entered into during 2022 as well as purchases of office equipment, furniture, and fittings for new locations for the year ended December 31, 2022, and the acquisition of White Moon Holdings (investment in subsidiary) for the year ended December 31, 2021.

Cash Used in Financing Activities

Net cash used in financing activities for the year ended December 31, 2022 was $8.4 million, consisting primarily of repayment of principal and interest of lease liabilities and repayment of principal of long-term borrowings amounting to $7.6 million and $824,010 respectively. Net cash used in financing activities during the year ended December 31, 2021 was $2.9 million, consisting primarily of repayment of principal and interest of lease liabilities of $4.8 million, partially offset by the $2.0 million of net proceeds from borrowings used to fund the White Moon Holdings acquisition.

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Management of Pubco Following the Business Combination

The PubCo Board is expected to be comprised of no less than five individuals, two of whom may be designated by the Sponsor, and that complies with all diversity requirements under applicable law. We expect that the Sponsor will decline to designate any initial members of the PubCo Board, and therefore at the Closing, the PubCo Board will consist of Christopher Ian Edwards, Constant Tedder, Erman Akinci, Juhn Teo and Alexis Grolin.

In addition, we expect Christopher Ian Edwards, the Current Chief Executive Officer of Flexi and PubCo, to remain Chief Executive Officer of PubCo following completion of the Business Combination.

For biographical information about these directors and executive officers, see “Flexi’s Directors and Senior Management.”

Foreign Private Issuer Exemption

As a “foreign private issuer,” as defined by the SEC, PubCo is permitted to follow home country corporate governance practices, instead of certain corporate governance practices required by Nasdaq for U.S. domestic issuers, other than with respect to certain voting, board diversity and audit committee requirements.

PubCo intends to follow home country practice in lieu of Nasdaq corporate governance requirements with respect to the following Nasdaq requirements:

●	Composition of the Board. In accordance with BVI practice, PubCo will not comply with Nasdaq listing rules that would otherwise require that a majority of the PubCo Board consist of independent directors.

●	Executive Sessions. PubCo will not be required to and, in reliance on home country practice does not expect to, comply with certain Nasdaq rules requiring PubCo’s independent directors to meet in regularly scheduled executive sessions at which only independent directors are present. PubCo will follow BVI practice, which does not require that independent directors meet regularly in executive sessions separate from the full board of directors.

●	Nomination of Directors. PubCo will follow BVI practice, which does not require that director nominations be made or recommended solely by independent directors. Further, PubCo will not have a formal written charter or board resolution addressing the director nominations process. PubCo will follow BVI practice, which does not require PubCo to have a formal written charter or board resolution addressing the director nominations process.

●	Compensation Committee. PubCo will not be required to and, in reliance on home country practice, it does not intend to, comply with Nasdaq rules regarding having a compensation committee consisting entirely of independent directors. In addition, in accordance with BVI practice, we do not expect PubCo to adopt a compensation committee charter.

●	Audit Committee. While PubCo will be required to, and intends to, have an audit committee of the PubCo Board that has the specific audit committee responsibilities and authority necessary to comply with Rule 10A-3(b)(2), (3), (4) and (5) under the Exchange Act (subject to the exemptions provided in Rule 10A-3(c) under the Exchange Act), in accordance with BVI practice, we do not expect, at least initially, that such audit committee will comply with Nasdaq’s listing rules regarding the independence of audit committee members.

●	Proxy Statements. PubCo will not be required to and, in reliance on home country practice, it does not intend to, comply with certain Nasdaq listing rules regarding the provision of proxy statements for general meetings of members. PubCo will follow BVI practice, which does not impose a regulatory regime for the solicitation of proxies.

●	Shareholder Approval. PubCo will not be required to and, in reliance on home country practice, it does not intend to, comply with certain Nasdaq rules regarding shareholder approval for certain issuances of securities under Nasdaq Rule 5635.

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●	Code of Conduct. We do not expect that PubCo will adopt a code of conduct applicable to all directors, officers and employees, as it is not required to do so under BVI practice.

●	Related Party Transactions. While we expect that PubCo will conduct an appropriate review and oversight of all related party transactions for potential conflict of interest situations on an ongoing basis by its audit committee, such review will not be conducted by an independent body of the PubCo Board as it is not required to do so under BVI practice and there will not be an independent body of the PubCo Board, at least for some period of time after consummation of the Business Combination.

●	Annual Meetings. Consistent with BVI practice, PubCo may not hold annual meetings of its members.

PubCo intends to take all actions necessary for it to maintain compliance as a foreign private issuer under the applicable corporate governance requirements of the Sarbanes-Oxley Act, the rules adopted by the SEC and Nasdaq corporate governance rules and listing standards.

In addition, because PubCo is, and upon the Closing is expected to be, a foreign private issuer, its directors and senior management are not subject to short-swing profit and insider trading reporting obligations under Section 16 of the Exchange Act. They will, however, be subject to the obligations to report changes in share ownership under Section 13 of the Exchange Act and related SEC rules.

Classified Board of Directors

In accordance with the PubCo Governing Documents, the PubCo Board will be divided into three classes with only one class of directors being elected in each year and each class (except for those directors initially appointed as Class II and Class III directors) serving a three-year term. At the first general meeting of PubCo following the adoption of the PubCo Governing Documents for the purpose of electing the PubCo Board, the Class I directors will be nominated for a three-year term of office, the Class II directors will be nominated for a two-year term of office, and the Class III directors will be nominated for a one-year term of office. At a general meeting in each year, successors to the class of directors whose term expires in that year will be nominated for a three-year term. If the number of directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, and any director of any class elected to fill a vacancy shall hold office for a term that shall coincide with the remaining term of the other directors of that class, but in no case will a decrease in the number of directors shorten the term of any director then in office.

Prior to the Closing, PubCo will determine which of its directors will serve as Class I, Class II and Class III directors.

Code of Ethics

The PubCo Board will adopt a Code of Ethics applicable to its directors, executive officers and team members that complies with the rules and regulations of Nasdaq and the SEC. The Code of Ethics will be available on PubCo’s website. In addition, PubCo intends to post on the Corporate Governance section of its website all disclosures that are required by law or Nasdaq listing standards concerning any amendments to, or waivers from, any provision of the Code of Ethics.

2023 Omnibus Securities and Incentive Plan

Prior to Closing the PubCo Board expects to adopt, and to present to Flexi as its sole stockholder to approve, the Incentive Plan. The following is a brief summary of the anticipated principal terms of the Incentive Plan. Capitalized terms in this section not otherwise defined in this proxy statement/prospectus have the meanings given such terms in the Incentive Plan. The following summary is qualified in its entirety by the full text of the Incentive Plan, which is attached as Annex D to this proxy statement/prospectus.

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The Incentive Plan provides for PubCo’s issuance of incentive share options (intended to qualify as “incentive stock options” under Section 422 of the Code), non-qualified share options, restricted share awards, restricted share unit awards, share appreciation rights, unrestricted share awards, or any combination of the foregoing. The aggregate number of PubCo Ordinary Shares that may be issued with respect to Awards granted under the Incentive Plan is limited to no more than 10% of the outstanding PubCo Ordinary Shares at any particular time, with the number of PubCo Ordinary Shares underlying outstanding options and share appreciation rights counted towards the 10% limit. The number of PubCo Ordinary Shares underlying an Award will be adjusted to reflect certain changes in the authorized or outstanding PubCo Ordinary Shares, including subdivisions, consolidations, share dividends, and recapitalizations.

All employees and directors of, and consultants providing bona fide consulting, advisory, marketing, or similar services to, PubCo or any affiliate of PubCo are eligible to receive Awards under the Incentive Plan, as long as they are natural persons. Currently, there are four non-employee PubCo directors eligible to be granted Awards under the Incentive Plan and, based on Flexi’s current employees and consultants, we believe that at Closing there will be approximately 23 employees and no consultants eligible to be granted Awards under the Incentive Plan. The Incentive Plan provides, however, that the sum of the grant date fair value of equity-based Awards and the amount of any cash-based compensation granted to a director during any calendar year may not exceed $300,000, but the independent members of the PubCo Board may make exceptions to this limit for a non-executive chair of the PubCo Board, provided that the non-employee director receiving such additional compensation may not participate in the decision to award such compensation.

The PubCo Board has the power to appoint a committee thereof to administer the Incentive Plan, but in the absence of such an appointment, the PubCo Board is empowered to administer the Incentive Plan (the PubCo Board or a committee thereof that has the power to administer the Incentive Plan, the “Administrator”). In addition, even after it has appointed a committee to administer the Incentive Plan, the PubCo Board may exercise the powers and duties of the Administrator, with limited exceptions as required to comply with applicable law or rules of a securities exchange. With limited exceptions, the Administrator may delegate its authority to grant Awards to one or more officers or directors of PubCo. The Administrator has the power under the Incentive Plan, in its sole authority and in its discretion, subject to the provisions of the Inventive Plan, to make all determinations under the Incentive Plan, including determining which employees, directors, or consultants will receive an Award, and to determine the terms, restrictions, and provisions of each Award granted thereunder.

Unless sooner terminated by the PubCo Board, the Incentive Plan will terminate 10 years from the date that it is originally adopted by the PubCo Board.

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Beneficial Ownership of Securities

The following table sets forth information regarding the beneficial ownership of shares of TGVC Common Stock as of June 9, 2023 without giving effect to the Business Combination, by:

●	each Person known by TGVC to be the beneficial owner of more than 5% of TGVC Common Stock on June 9, 2023;

●	each of TGVC’s directors and executive officers; and

●	all directors and executive officers of TGVC as a group.

Unless otherwise indicated, TGVC believes that all Persons named in the table have sole voting and investment power with respect to all shares of TGVC Common Stock beneficially owned by them.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a Person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days.

Pre-Business Combination Beneficial Ownership Table of TGVC

Name and Address of Beneficial Owner(1)	Number of Shares Beneficially Owned(2)	Approximate Percentage of Outstanding TGVC Common Stock(3)
Directors and Executive Officers:
Pui Lan Patrick Tsang(4)	1,710,816	39.95%
Philip Rettger(5)	0	—
Jason Cheng Yuen Ma	30,000	*
Komal Ahmad	30,000	*
Michael Alexander	30,000	*
All directors and executive officers as a group (5 individuals)	1,800,816	42.05%

5% or More Shareholders:
Tsangs Group Holdings Limited(4)	1,710,816	39.95%
Dragon Active Limited(6)	788,333	18.41%

*	less than 1%.

(1)	Unless otherwise indicated, the business address of each of the individuals and entities is 1390 Market Street, Suite 200, San Francisco, CA 94102.

(2)	Interests shown consist solely of Founder Shares, classified as shares of TGVC Class B Common Stock. Founder Shares are convertible into shares of TGVC Class A Common Stock on a one-for-one basis, subject to adjustment, as set forth in the TGVC Charter.

(3)	The percent of class is based on 4,282,345 total shares of TGVC Common Stock issued and outstanding as of June 9, 2023.

(4)	Mr. Tsang, the TGVC Chief Executive Officer, is the sole owner, sole director and managing member of Tsangs Group Holdings Limited and therefore holds voting and dispositive control over the securities held by Tsangs Group Holdings Limited. The business address of Tsangs Group Holdings Limited is Room 6801, 68th Floor, The Center, 99 Queen’s Road Central, Central, Hong Kong.

(5)	Mr. Rettger owns 80,000 shares, which are held in trust by Dragon Active Limited. Dragon Active Limited holds voting and dispositive control of these shares.

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(6)	Chak Kwan Kelvin Liu has voting and dispositive control over the securities held by Dragon Active Limited. The business address of Dragon Active Limited is Flat 11B, Blk 1, Robinson Heights, 8 Robinson Road, Mid-Levels, Central, Hong Kong.

The following tables set forth information regarding the beneficial ownership of PubCo Ordinary Shares as of June 9, 2023, assuming the Business Combination was completed on such date, by:

●	each Person known by PubCo to be the beneficial owner of more than 5% of the PubCo Ordinary Shares;

●	each of PubCo’s directors and executive officers; and

●	all directors and executive officers of PubCo as a group.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a Person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days.

The expected beneficial ownership of PubCo Ordinary Shares immediately following the consummation of the Business Combination as set forth in the following tables assumes three redemption scenarios as follows:

●	Assuming No Additional Redemptions: This presentation is based on 24,097,863 PubCo Ordinary Shares issued and outstanding and assumes that, after the May Redemptions, no TGVC Public Shares are redeemed and accordingly all such shares are exchanged for PubCo Ordinary Shares.

●	Assuming 50% of Maximum Redemptions: This presentation is based on 23,963,290 PubCo Ordinary Shares issued and outstanding and assumes that 129,203 TGVC Public Shares are redeemed.

●	Assuming Maximum Redemptions: This presentation is based on 23,828,716 PubCo Ordinary Shares issued and outstanding and assumes that 258,407 TGVC Public Shares are redeemed.

If the actual facts are different than these assumptions, the numbers in the below tables will be different. See “Unaudited Pro Forma Condensed Combined Financial Information” for further information.

The following tables (i) assume a Flexi Exchange Ratio of 74.82141 and (ii) do not reflect the beneficial ownership of any shares of TGVC Class A Common Stock issuable upon exercise of the TGVC Warrants as such securities are not currently exercisable within 60 days.

Unless otherwise indicated, we believe that all Persons named in the tables below will have as of immediately following the Business Combination sole voting and investment power with respect to the PubCo Ordinary Shares beneficially owned by them. Unless otherwise indicated, the business address of each of the individuals and entities is The Flexi Group Holdings Ltd, Wisma UOA Damansara II, Penthouse 16-1 Level 16, No. 6, Changkat Semantan, Bukit Damansara, 50490 Kuala Lumpur, Malaysia.

Beneficial Ownership Table of PubCo Upon Closing—No Additional Redemptions Scenario

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Approximate Percentage of Outstanding PubCo Ordinary Shares
Directors and Executive Officers:
Christopher Ian Edwards(1)	—	—
Constant Tedder(2)	6,879,530	28.55%
Erman Akinci(3)(5)	8,360,021	34.69%
Juhn Teo(4)(5)	8,360,021	34.69%
Alexis Grolin(6)(7)	3,066,930	12.73%
All directors and executive officers as a group (5 individuals)	18,306,481	75.97%

5% or More Shareholders:
Common Ground Singapore PTE LTD(3)(4)(5)	8,360,021	34.69%
Batur LTD(2)	6,131,316	25.44%
Huis S.A.S.(6)(7)	3,066,930	12.73%
Tsangs Group Holdings Limited	1,710,816	7.10%

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(1)	Pursuant to the Hive Partners Programme administered by The Hive Partners Ltd to reward its high performers, Mr. Edwards has been awarded share options in The Hive Partners Ltd, which as of June 9, 2023 holds approximately 3.94% of the outstanding Flexi Shares. Upon vesting of these share options, Mr. Edwards will receive shares in The Hive Partners Ltd upon the Closing. However, Mr. Edwards will not hold voting or dispositive control over the PubCo Ordinary Shares that are issued to The Hive Partners Ltd in the Business Combination.

(2)	Mr. Tedder is the sole owner and sole director of Batur LTD and The Hive Partners Ltd and therefore would hold voting and dispositive control over the PubCo Ordinary Shares that are issued to these entities in exchange for their Flexi Shares in the Business Combination. Batur LTD will be issued 6,131,316 PubCo Ordinary Shares and The Hive Partners Ltd will be issued 748,214 PubCo Ordinary Shares in the Business Combination.

(3)	Mr. Akinci is a director of Common Ground Singapore PTE LTD and in that capacity may be deemed to share beneficial ownership of the PubCo Ordinary Shares issuable to Common Ground Singapore PTE LTD in the Business Combination.

(4)	Mr. Teo is a director of Common Ground Singapore PTE LTD and in that capacity may be deemed to share beneficial ownership of the PubCo Ordinary Shares issuable to Common Ground Singapore PTE LTD in the Business Combination.

(5)	Common Ground Singapore PTE LTD’s board of directors, consisting of Juhn Teo, Choy Kin Mann, Erman Akinci, Patrick Ykin Grove, and Loy Teik Ngan, would hold beneficial ownership of the PubCo Ordinary Shares issuable to Common Ground Singapore PTE LTD in the Business Combination. The address of Common Ground Singapore PTE LTD is 1 Goldhill Plaza, #03-39, Goldhill Plaza, Singapore (308899).

(6)	Mr. Grolin is the President of Huis S.A.S. and in that capacity may be deemed to share beneficial ownership of the PubCo Ordinary Shares issuable to Huis S.A.S. in the Business Combination. The address of Mr. Grolin is 64, Boulevard de Cambrai, 59100 Roubaix, France.

(7)	Huis S.A.S. will be the record owner of the PubCo Ordinary Shares issuable to it in the Business Combination and is governed by a board of directors comprised of four directors, which will have voting and dispositive power over such PubCo Ordinary Shares. Alexis Grolin is the President of Huis S.A.S. with general executive authority and may be deemed to share beneficial ownership of the securities with Huis S.A.S. The address of Huis S.A.S. is 64, Boulevard de Cambrai, 59100 Roubaix, France.

HUIS S.A.S. is 48.8% owned by New Immo Holding SA, a French limited liability company, and 51.2% owned by Blue Lotus Investment, a Belgian limited liability company and Blue Lotus Investment is 99.5% owned by Creadev International, a French limited liability company. As a result, each of New Immo Holdings SA, Blue Lotus Investment, and Creadev International may be deemed to share beneficial ownership of the PubCo Ordinary Shares issuable to Huis S.A.S. in the Business Combination. The registered office of New Immo Holding SA is 243-245 rue Jean-Jaurès, Villeneuve d’Ascq, 59650 France, and the entity is registered under number 428 803 746 (R.C.S. Lille Metropole). The registered office of Creadev International is 64 boulevard de Cambrai, 59100 Roubaix (France). The registered office of Blue Lotus Investment is 29 E rue Terre à Briques, Centre Futur Orcq, 7522 Marquain (Belgium).

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Beneficial Ownership Table of PubCo Upon Closing—50% of Maximum Redemptions Scenario

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Approximate Percentage of Outstanding PubCo Ordinary Shares
Directors and Executive Officers:
Christopher Ian Edwards(1)	—	—
Constant Tedder(2)	6,879,530	28.71%
Erman Akinci(3)(5)	8,360,021	34.89%
Juhn Teo(4)(5)	8,360,021	34.89%
Alexis Grolin	3,066,930	12.80%
All executive officers and directors as a group (5 individuals)	18,306,481	76.39%

5% or More Shareholders:
Common Ground Singapore PTE LTD(3)(4)(5)	8,360,021	34.89%
Batur LTD(2)	6,131,316	25.59%
Huis S.A.S.	3,066,930	12.80%
Tsangs Group Holdings Limited	1,710,816	7.14%

(1)	Pursuant to the Hive Partners Programme administered by The Hive Partners Ltd to reward its high performers, Mr. Edwards has been awarded share options in The Hive Partners Ltd, which as of June 9, 2023 holds approximately 3.94% of the outstanding Flexi Shares. Upon vesting of these share options, Mr. Edwards will receive shares in The Hive Partners Ltd upon the Closing. However, Mr. Edwards will not hold voting or dispositive control over the PubCo Ordinary Shares that are issued to The Hive Partners Ltd in the Business Combination.

(2)	Mr. Tedder is the sole owner and sole director of Batur LTD and The Hive Partners Ltd and therefore would hold voting and dispositive control over the PubCo Ordinary Shares that are issued to these entities in exchange for their Flexi Shares in the Business Combination. Batur LTD will be issued 6,131,316 PubCo Ordinary Shares and The Hive Partners Ltd will be issued 748,214 PubCo Ordinary Shares in the Business Combination.

(3)	Mr. Akinci is a director of Common Ground Singapore PTE LTD and in that capacity may be deemed to share beneficial ownership of the PubCo Ordinary Shares issuable to Common Ground Singapore PTE LTD in the Business Combination.

(4)	Mr. Teo is a director of Common Ground Singapore PTE LTD and in that capacity may be deemed to share beneficial ownership of the PubCo Ordinary Shares issuable to Common Ground Singapore PTE LTD in the Business Combination.

(5)	Common Ground Singapore PTE LTD’s board of directors, consisting of Juhn Teo, Choy Kin Mann, Erman Akinci, Patrick Ykin Grove, and Loy Teik Ngan, would hold beneficial ownership of the PubCo Ordinary Shares issuable to Common Ground Singapore PTE LTD in the Business Combination. The address of Common Ground Singapore PTE LTD is 1 Goldhill Plaza, #03-39, Goldhill Plaza, Singapore (308899).

(6)	Mr. Grolin is the President of Huis S.A.S. and in that capacity may be deemed to share beneficial ownership of the PubCo Ordinary Shares issuable to Huis S.A.S. in the Business Combination. The address of Mr. Grolin is 64, Boulevard de Cambrai, 59100 Roubaix, France.

(7)	Huis S.A.S. will be the record owner of the PubCo Ordinary Shares issuable to it in the Business Combination and is governed by a board of directors comprised of four directors, which will have voting and dispositive power over such PubCo Ordinary Shares. Alexis Grolin is the President of Huis S.A.S. with general executive authority and may be deemed to share beneficial ownership of the securities with Huis S.A.S. The address of Huis S.A.S. is 64, Boulevard de Cambrai, 59100 Roubaix, France.

HUIS S.A.S. is 48.8% owned by New Immo Holding SA, a French limited liability company, and 51.2% owned by Blue Lotus Investment, a Belgian limited liability company, and Blue Lotus Investment is 99.5% owned by Creadev International, a French limited liability company. As a result, each of New Immo Holding SA, Blue Lotus Investment, and Creadev International may be deemed to share beneficial ownership of the PubCo Ordinary Shares issuable to Huis S.A.S. in the Business Combination. The registered office of New Immo Holding SA is 243-245 rue Jean-Jaurès, Villeneuve d’Ascq, 59650 France, and the entity is registered under number 428 803 746 (R.C.S. Lille Metropole). The registered office of Blue Lotus Investment is 29 E rue Terre à Briques, Centre Futur Orcq, 7522 Marquain (Belgium). The registered office of Creadev International is 64 boulevard de Cambrai, 59100 Roubaix (France).

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Beneficial Ownership Table of PubCo Upon Closing—Maximum Redemptions Scenario

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Approximate Percentage of Outstanding PubCo Ordinary Shares
Directors and Executive Officers:
Christopher Ian Edwards(1)	0	—
Constant Tedder(2)	6,879,530	28.87%
Erman Akinci(3)(5)	8,360,021	35.08%
Juhn Teo(4)(5)	8,360,021	35.08%
Alexis Grolin	3,066,930	12.87%
All executive officers and directors as a group (5 individuals)	18,306,481	76.83%

5% or More Shareholders:
Common Ground Singapore PTE LTD(3)(4)(5)	8,360,021	35.08%
Batur LTD(2)	6,131,316	25.73%
Huis S.A.S.	3,066,930	12.87%
Tsangs Group Holdings Limited	1,710,816	7.18%

(1)	Pursuant to the Hive Partners Programme administered by The Hive Partners Ltd to reward its high performers, Mr. Edwards has been awarded share options in The Hive Partners Ltd, which as of June 9, 2023 holds approximately 3.94% of the outstanding Flexi Shares. Upon vesting of these share options, Mr. Edwards will receive shares in The Hive Partners Ltd upon the Closing. However, Mr. Edwards will not hold voting or dispositive control over the PubCo Ordinary Shares that are issued to The Hive Partners Ltd in the Business Combination.

(2)	Mr. Tedder is the sole owner and sole director of Batur LTD and The Hive Partners Ltd and therefore would hold voting and dispositive control over the PubCo Ordinary Shares that are issued to these entities in exchange for their Flexi Shares in the Business Combination. Batur LTD will be issued 6,131,316 PubCo Ordinary Shares and The Hive Partners Ltd will be issued 748,214 PubCo Ordinary Shares in the Business Combination.

(3)	Mr. Akinci is a director of Common Ground Singapore PTE LTD and in that capacity may be deemed to share beneficial ownership of the PubCo Ordinary Shares issuable to Common Ground Singapore PTE LTD in the Business Combination.

(4)	Mr. Teo is a director of Common Ground Singapore PTE LTD and in that capacity may be deemed to share beneficial ownership of the PubCo Ordinary Shares issuable to Common Ground Singapore PTE LTD in the Business Combination.

(5)	Common Ground Singapore PTE LTD’s board of directors, consisting of Juhn Teo, Choy Kin Mann, Erman Akinci, Patrick Ykin Grove, and Loy Teik Ngan, would hold beneficial ownership of the PubCo Ordinary Shares issuable to Common Ground Singapore PTE LTD in the Business Combination. The address of Common Ground Singapore PTE LTD is 1 Goldhill Plaza, #03-39, Goldhill Plaza, Singapore (308899).

(6)	Mr. Grolin is the President of Huis S.A.S. and in that capacity may be deemed to share beneficial ownership of the PubCo Ordinary Shares issuable to Huis S.A.S. in the Business Combination. The address of Mr. Grolin is 64, Boulevard de Cambrai, 59100 Roubaix, France.

(7)	Huis S.A.S. will be the record owner of the PubCo Ordinary Shares issuable to it in the Business Combination and is governed by a board of directors comprised of four directors, which will have voting and dispositive power over such PubCo Ordinary Shares. Alexis Grolin is the President of Huis S.A.S. with general executive authority and may be deemed to share beneficial ownership of the securities with Huis S.A.S. The address of Huis S.A.S. is 64, Boulevard de Cambrai, 59100 Roubaix, France.

HUIS S.A.S. is 48.8% owned by New Immo Holding SA, a French limited liability company, and 51.2% owned by Blue Lotus Investment, a Belgian limited liability company, and Blue Lotus Investment is 99.5% owned by Creadev International, a French limited liability company. As a result, each of New Immo Holding SA, Blue Lotus Investment, and Creadev International may be deemed to share beneficial ownership of the PubCo Ordinary Shares issuable to Huis S.A.S. in the Business Combination. The registered office of New Immo Holding SA is 243-245 rue Jean-Jaurès, Villeneuve d’Ascq, 59650 France, and the entity is registered under number 428 803 746 (R.C.S. Lille Metropole). The registered office of Blue Lotus Investment is 29 E rue Terre à Briques, Centre Futur Orcq, 7522 Marquain (Belgium). The registered office of Creadev International is 64 boulevard de Cambrai, 59100 Roubaix (France).

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Certain Relationships and Related Person Transactions

TGVC

Founder Shares

Between February and March 2021, the Sponsor Related Parties and TGVC’s directors and officers purchased 2,889,149 Founder Shares for an aggregate price of $25,982. The number of Founder Shares outstanding was determined based on the expectation that the total size of the IPO would be a maximum of 11,500,000 Units if the underwriters’ over-allotment option was exercised in full, and therefore that such Founder Shares would represent 20% of the outstanding shares after the IPO.

Two of the Initial Holders, TriPoint and HFI, serve in an advisory capacity to the Sponsor with TGVC being a primary beneficiary, and their participation in the purchase of Founder Shares is considered as part of their compensation as advisors. In January 2021, TGVC entered into an advisory agreement with TriPoint and HFI, pursuant to which TGVC paid to TriPoint and HFI an aggregate of $50,000 upon signing the agreement and an additional aggregate cash bonus of $60,000 upon the closing of the IPO. In addition, TGVC has an advisory agreement with TriPoint for post-listing services for $5,000 per month and a cash bonus of $50,000 on completion of a business combination.

On November 2, 2021, the Sponsor entered into an agreement with TGVC’s three independent directors, under which the Sponsor sold to each of them 30,000 of the Founder Shares owned by the Sponsor as an inducement to serve as directors of TGVC, for a purchase price of $0.009 per share, or an aggregate of $810. The shares vested upon the consummation of the IPO.

The Sponsor Related Parties and TGVC’s officers and directors have agreed not to transfer, assign or sell any of their Founder Shares, subject to certain exceptions, until the expiration of the Shares Lock-Up Period.

TGVC Private Placement

Simultaneously with the closing of the IPO, the Sponsor purchased an aggregate of 5,500,000 TGVC Placement Warrants at a price of $1.00 per TGVC Placement Warrant ($5,500,000 in the aggregate). Each TGVC Placement Warrant is exercisable for one share of TGVC Class A Common Stock at a price of $11.50 per share. The proceeds from the TGVC Placement Warrants were added to the proceeds from the IPO held in the Trust Account. If TGVC does not complete a business combination by November 5, 2023 (or a later date approved by the TGVC Stockholders pursuant to the TGVC Charter), the TGVC Placement Warrants will expire worthless. The TGVC Placement Warrants are non-redeemable so long as they are held by the Sponsor or its permitted transferees. The TGVC Placement Warrants will expire five years after the completion of TGVC’s initial business combination or earlier upon redemption or liquidation.

The Sponsor has agreed, subject to limited exceptions, not to transfer, assign or sell any of their TGVC Placement Warrants until the expiration of the Warrant Lock-Up Period.

Promissory Notes

The Sponsor issued to TGVC an unsecured promissory note (the “IPO Promissory Note”) allowing TGVC to borrow up to $400,000 to pay for a portion of the expenses of the IPO. TGVC had borrowed $227,690 under the IPO Promissory Note. As of December 31, 2021, TGVC fully repaid all amounts outstanding under IPO Promissory Note.

On March 16, 2023, TGVC issued the 2023 Promissory Note to the Sponsor. Pursuant to the 2023 Promissory Note, TGVC is permitted to borrow up to $3,000,000 of Working Capital Loans to defray expenses in connection with its business combination. The 2023 Promissory Note is payable upon TGVC’s consummation of a business combination. $350,000 in previously advanced funds from the Sponsor is included as part of the principal of the 2023 Promissory Note and is therefore not available for further use by TGVC.

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Effective as of May 8, 2023 and June 5, 2023, TGVC issued an Extension Note, each in the amount of $53,427 to the Sponsor. The Extension Notes bear no interest and are payable in full upon TGVC’s consummation of a business combination. If TGVC does not consummate a business combination by November 5, 2023, the Extension Notes will be repaid only from funds held outside of the Trust Account, or will be forfeited, eliminated or otherwise forgiven.

Administrative Services Fee

TGVC entered into an administrative services agreement on November 2, 2021, pursuant to which TGVC pays an affiliate of the Sponsor $445 per month for office space, utilities and secretarial and administrative support. Upon its completion of an initial business combination or its liquidation, TGVC will cease paying these monthly fees. Total expense under the administrative services agreement during the period from February 8, 2021 (inception) through December 31, 2022 was $6,215.

Working Capital Loans

The Sponsor has committed that it is willing and able to provide TGVC with any additional funds it needs to carry out its operations. In order to finance transaction costs in connection with an intended initial business combination, the Sponsor, an affiliate of the Sponsor or certain of TGVC’s officers and directors have committed to loan TGVC funds as may be required. If TGVC completes an initial business combination, TGVC would repay such loaned amounts out of the proceeds of the Trust Account released to TGVC. Otherwise, TGVC would repay such loans only out of funds held outside the Trust Account. In the event that TGVC does not consummate an initial business combination, it may use a portion of the working capital held outside the Trust Account to repay such loaned amounts, but it would not use any proceeds from the Trust Account to repay such loaned amounts. Up to $3,000,000 of such loans may be convertible into warrants of the post-business combination entity, at a price of $1.00 per warrant, at the option of the lender. The warrants would be identical to the TGVC Placement Warrants issued to the Sponsor. The Working Capital Loans are evidenced by the 2023 Promissory Note, as discussed above. As of December 31, 2022, TGVC had no borrowings under the Working Capital Loans. As of the date hereof, TGVC has $350,000 of borrowings under the Working Capital Loans made by the Sponsor, as evidenced by the 2023 Promissory Note.

Registration Rights Agreement

Pursuant to a registration rights agreement entered into on November 2, 2021, the holders of Founder Shares and TGVC Placement Warrants (and component securities), including the Sponsor and directors of TGVC, will be entitled to registration rights (in the case of the Founder Shares, only after conversion of such shares to shares of TGVC Class A Common Stock). These holders will be entitled to certain demand and “piggyback” registration rights. TGVC will bear the expenses incurred in connection with the filing of any such registration statements.

Sponsor Support Agreement

Contemporaneously with the execution of the Business Combination Agreement, TGVC entered into the Sponsor Support Agreement with the Sponsor Related Parties and TGVC’s directors and officers, Flexi and PubCo, pursuant to which, among other things, the Sponsor Related Parties and TGVC’s directors and officers agreed to vote (including by execution of a written consent) their shares of TGVC Common Stock in favor of the Business Combination Agreement, the TGVC Merger and the other Transactions, subject to the terms and conditions contemplated by the Sponsor Support Agreement. For more information, see “The Business Combination Proposal; Terms of the Business Combination—Related Agreements—Sponsor Support Agreement.”

Flexi

Equity Ownership

Pursuant to the Hive Partners Programme administered by The Hive Partners Ltd to reward its high performers, Mr. Edwards has been awarded share options in The Hive Partners Ltd, which as of December 31, 2022 holds approximately 3.94% of the outstanding Flexi Shares. Upon vesting of these share options, Mr. Edwards will receive shares in The Hive Partners Ltd upon the Closing. However, Mr. Edwards will not hold voting or dispositive control over the PubCo Ordinary Shares that are issued to The Hive Partners Ltd in the Business Combination.

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Loans

Flexi has outstanding two loans to Batur Ltd. (“Batur”), of which Mr. Tedder (one of Flexi’s directors) is the sole owner and director. These loans were originally incurred by Hive Worldwide pursuant to loan agreements entered into between Hive Worldwide and Batur dated October 30, 2018 and November 29, 2018 in the principal amount of $800,000 and $500,000, respectively. Mr. Tedder was the Chief Executive Officer of Hive Worldwide at the time that Flexi entered into such loan arrangements.

Each loan carries an interest rate of 8.0% calculated and payable monthly and must be repaid in its entirety no later than five years from the date of the applicable loan agreement, subject to the right of Batur to call each loan for repayment at any time and Flexi’s right to repay each such loan and interest accrued thereon at any time upon one month’s written notice to Batur or the payment of one month’s interest in lieu of such notice. The loan agreements provide that interest is due monthly beginning five months after the date of such agreement, though Batur has not enforced this provision and Flexi has not made any payments on the loans to date.

As of December 31, 2022, the aggregate amount outstanding on the loans (including interest accrued) was approximately $1.74 million, which was the largest aggregate amount outstanding on these loans since January 1, 2020.

Flexi, through its Malaysian subsidiary Common Ground Works Sdn. Bhd., obtained the Bridge Loan from Juhn Teo, a current Flexi director and shareholder, in the amount of approximately $500,000. The Bridge Loan has a maturity date of June 30, 2023 and an interest rate of 18% per annum, plus an additional 4% per annum late payment penalty for any amount of the loan that remains outstanding after the June 30, 2023 repayment date. Flexi and PubCo have guaranteed the Bridge Loan. For more information, see “Flexi’s Management’s Discussion and Analysis Of Financial Condition and Results of Operations – Liquidity and Capital Resources.”

Shareholder Support Agreement

Contemporaneously with the execution of the Business Combination Agreement, Flexi, PubCo and certain Flexi Shareholders entered into a Shareholder Support Agreement, pursuant to which, among other things, certain Flexi Shareholders agreed to: (i) vote (including by execution of a written consent) their Flexi Shares in favor of the Business Combination Agreement, the Initial Merger and the other Transactions; (ii) waive any rights to seek appraisal or rights of dissent in connection with the Business Combination Agreement, the Initial Merger and the other Transactions contemplated thereby; and (iii) consent to the termination of certain shareholder agreements with Flexi (with certain exceptions), effective at Closing, subject to the terms and conditions contemplated by the Shareholder Support Agreement. The shareholders party to the Shareholder Support Agreement collectively have a sufficient number of votes to approve the Initial Merger. For more information, see “The Business Combination Proposal; Terms of the Business Combination—Related Agreements—Shareholder Support Agreement.”

The Shareholder Support Agreement and all of its provisions will terminate and be of no further force or effect upon the earlier of the Closing and termination of the Business Combination Agreement pursuant to its terms. Upon such termination of the Shareholder Support Agreement, all obligations of the parties under the Shareholder Support Agreement will terminate; provided, however, that such termination will not relieve any party thereto from liability arising in respect of any breach of the Shareholder Support Agreement prior to such termination.

Lock-Up Agreements

In connection with the IPO, TGVC entered into the IPO Lock-Up Agreement with the IPO Lock-Up Shareholders, pursuant to which all of the IPO Lock-Up Securities held by such persons will be locked-up and subject to transfer restrictions, subject to certain exceptions, until the expiration of the Shares Lock-Up Period.

In addition, pursuant to the IPO Lock-Up Agreement, all of the TGVC Warrants (or securities issued or issuable upon the exercise thereof) held by the IPO Lock-Up Shareholders will be locked-up and subject to transfer restrictions until the expiration of the Warrant Lock-Up Period.

Concurrently with the execution of the Business Combination Agreement, TGVC and PubCo entered into separate BCA Lock-Up Agreements with the BCA Lock-Up Shareholders, pursuant to which 95% of the BCA Lock-Up Securities held by such persons will be locked-up and subject to transfer restrictions, subject to certain exceptions until the expiration of the Shares Lock-Up Period.

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Material Tax Considerations

U.S. Federal Income Tax Considerations

The following is a discussion of U.S. federal income tax consequences generally applicable to holders of shares of TGVC Class A Common Stock and TGVC Public Warrants that either (i) participate in the Business Combination, including of owning and disposing of TGVC Class A Common Stock and TGVC Public Warrants, or (ii) elect to have their shares of TGVC Class A Common Stock redeemed for cash. This discussion addresses only those TGVC securityholders that hold their securities, and, if they participate in the TGVC Merger, will hold PubCo’s securities, as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment).

This discussion does not address all U.S. federal income tax consequences that may be relevant to a holder’s particular circumstances, including the impact of the Medicare contribution tax on net investment income. In addition, it does not address consequences relevant to holders subject to special rules, including, without limitation:

●	U.S. expatriates and former citizens or long-term residents of the United States;

●	Persons subject to the alternative minimum tax;

●	Persons holding shares of TGVC Class A Common Stock or TGVC Public Warrants as part of a hedge, straddle or other risk reduction strategy or as part of a conversion transaction or other integrated transaction;

●	banks, insurance companies and other financial institutions;

●	brokers, dealers or traders in securities;

●	“controlled foreign corporations,” “passive foreign investment companies” and corporations that accumulate earnings to avoid U.S. federal income tax;

●	tax-exempt organizations or governmental organizations;

●	Persons subject to special tax accounting rules as a result of any item of gross income with respect to shares of TGVC Class A Common Stock or TGVC Public Warrants being taken into account in an applicable financial statement;

●	U.S. Holders (as defined below) whose functional currency is not the U.S. dollar;

●	holders actually, or through attribution, owning 5% or more (by vote or value) of the TGVC Common Stock or, following the Business Combination, the PubCo Ordinary Shares;

●	regulated investment companies or real estate investment trusts;

●	tax-qualified retirement plans;

●	persons that are subject to the alternative minimum tax; and

●	“qualified foreign pension funds,” as defined in Section 897(l)(2) of the Code, and entities all of the interests of which are held by qualified foreign pension funds.

This discussion is based on the Code, proposed, temporary and final Treasury Regulations promulgated under the Code, and judicial and administrative interpretations thereof, all as of the date of this proxy statement/prospectus. All of the foregoing is subject to change, which change could apply retroactively and could affect the U.S. federal tax considerations described herein. This discussion does not address U.S. federal taxes other than those pertaining to U.S. federal income taxation (such as estate or gift taxes, the alternative minimum tax or the Medicare tax on investment income), nor does it address any aspects of U.S. state or local or non-U.S. taxation.

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We have not and do not intend to seek any rulings from the IRS regarding the Business Combination or an exercise of redemption rights. There can be no assurance that the IRS will not take positions inconsistent with the considerations discussed below or that any such positions would not be sustained by a court.

This discussion does not consider the tax treatment of partnerships or other pass-through entities or Persons who hold our securities through such entities. If an entity or arrangement is treated as a partnership (or other pass-through entity or arrangement) for U.S. federal income tax purposes, the tax treatment of the Persons treated as partners (or other owners) will generally depend on the status of the partners, the activities of the partnership and certain determinations made at the partner level. Accordingly, partnerships (or other pass-through entities or arrangements) and the partners (or other owners) in such partnerships (or such other pass-through entities or arrangements) should consult their own tax advisors regarding the U.S. federal income tax consequences to them relating to the matters discussed below.

For purposes of this discussion, a “U.S. Holder” is a beneficial owner of shares of TGVC Class A Common Stock and/or TGVC Public Warrants that is, for U.S. federal income tax purposes:

●	an individual who is a citizen or resident of the United States,

●	a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) organized in or under the laws of the United States, any state thereof or the District of Columbia,

●	an estate, the income of which is subject to U.S. federal income tax regardless of its source, or

●	an entity treated as a trust that (i) is subject to the primary supervision of a U.S. court and the control of one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code) or (ii) was in existence on August 20, 1996 and has a valid election in effect to be treated as a United States person for U.S. federal income tax purposes.

Also, for purposes of this discussion, a “Non-U.S. Holder” is any beneficial owner of shares of TGVC Class A Common Stock and/or TGVC Public Warrants, as the case may be, who or that is neither a U.S. Holder nor an entity or arrangement classified as a partnership for U.S. federal income tax purposes.

THIS DISCUSSION IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT TAX ADVICE. INVESTORS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS, AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE U.S. FEDERAL ESTATE OR GIFT TAX LAWS OR UNDER THE LAWS OF ANY STATE, LOCAL OR NON-U.S. TAXING JURISDICTION OR UNDER ANY APPLICABLE INCOME TAX TREATY.

Treatment of PubCo

Treatment of PubCo as a Non-U.S. Corporation for U.S. Federal Income Tax Purposes

Under current U.S. federal income tax law, a corporation is generally considered a tax resident in the jurisdiction of its organization or incorporation. Thus, as a company incorporated under the laws of the BVI, PubCo should generally be classified as a non-U.S. corporation (and therefore as a non-U.S. tax resident) for U.S. federal income tax purposes. In certain circumstances, however, under Section 7874 of the Code, a corporation organized outside the U.S. will be treated as a U.S. corporation (and, therefore, a U.S. tax resident).

The rules under Section 7874 of the Code are complex and require analysis of all relevant facts, and there is limited guidance as to their application. Under Section 7874 of the Code, a corporation created or organized outside the United States (i.e., a non-U.S. corporation) will nevertheless be treated as a U.S. corporation for U.S. federal income tax purposes (and, therefore, be subject to U.S. federal income tax on its worldwide income) if: (i) the non-U.S. corporation directly or indirectly acquires substantially all of the assets held directly or indirectly by a U.S. corporation (including through the acquisition of all of the outstanding stock of the U.S. corporation); (ii) the non-U.S. corporation’s “expanded affiliated group” does not have substantial business activities in the non-U.S. corporation’s country of organization or incorporation relative to the expanded affiliated group’s worldwide activities; and (iii) the former stockholders of the acquired U.S. corporation hold at least 80% (by either vote or value) of the shares of the non-U.S. acquiring corporation after the acquisition by reason of holding shares in the acquired U.S. corporation (the “80% Ownership Test”).

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Based on the rules in effect at the time that the Business Combination Agreement was executed, the relative values of Flexi and TGVC, and the terms of the Business Combination, we do not expect that the Business Combination should satisfy the 80% Ownership Test. As a result, PubCo believes, and the remainder of this discussion assumes that, it should not be treated as a U.S. corporation for U.S. federal income tax purposes under Section 7874 of the Code. However, whether the requirements for such treatment have been satisfied must be finally determined after the completion of the Business Combination, by which time there could be adverse changes to the relevant facts and circumstances. Because the Section 7874 rules and exceptions are complex, subject to factual and legal uncertainties, and may change in the future (possibly with retroactive effect), there can be no assurance that PubCo will not be treated as a U.S. corporation for U.S. federal income tax purposes. In addition, it is possible that a future acquisition of stock or assets of a U.S. corporation could result in PubCo being treated as a U.S. corporation at the time of the Business Combination.

If it were determined that PubCo is treated as a U.S. corporation for U.S. federal income tax purposes under Section 7874 of the Code and the Treasury Regulations promulgated thereunder, PubCo would be liable for U.S. federal income tax on its income just like any other U.S. corporation, and U.S. Holders and Non-U.S. Holders of PubCo Ordinary Shares and PubCo Warrants would be treated as holders of stock and warrants of a U.S. corporation for U.S. federal income tax purposes.

Treatment of PubCo as a “Surrogate Foreign Corporation” for U.S. Federal Income Tax Purposes

In addition to the potential U.S. federal income tax consequences discussed above, Section 7874 of the Code can also apply to limit the ability of the acquired U.S. corporation and its U.S. affiliates to utilize certain U.S. tax attributes (including net operating losses and certain tax credits) to offset U.S. taxable income resulting from certain transactions, cause dividends paid by the non-U.S. acquiring corporation to not be treated as “qualified dividend income” (“QDI”), and may subject the U.S. affiliates (including the acquired U.S. corporation) of the non-U.S. acquiring corporation to additional taxes under Section 59A of the Code (as discussed below). These limitations will potentially apply if: (i) the non-U.S. corporation directly or indirectly acquires substantially all of the assets held directly or indirectly by a U.S. corporation (including through the acquisition of all of the outstanding stock of the U.S. corporation), (ii) the non-U.S. corporation’s “expanded affiliated group” does not have substantial business activities in the non-U.S. corporation’s country of organization or incorporation relative to the expanded affiliated group’s worldwide activities, and (iii) the former stockholders of the acquired U.S. corporation hold at least 60% (but less than 80%), by either vote or value, of the shares of the non-U.S. acquiring corporation after the acquisition by reason of holding shares in the acquired U.S. corporation (the “60% Ownership Test”).

If each of these conditions is met, then the non-U.S. corporation would be treated as a “surrogate foreign corporation” and taxable income of the U.S. corporation (and any U.S. person considered to be related to the U.S. corporation pursuant to applicable rules) for any given year, within a period beginning on the first date the U.S. corporation’s properties were acquired directly or indirectly by the non-U.S. acquiring corporation and ending 10 years after the last date the U.S. corporation’s properties were acquired, will be no less than that person’s “inversion gain” for that taxable year. A person’s inversion gain includes gain from the transfer of shares or any other property (other than property held for sale to customers) and income from the license of such property that is either transferred or licensed as part of the acquisition or after the acquisition to a non-U.S. related person. In general, the effect of this provision is to deny the use of net operating losses, foreign tax credits or other tax attributes to offset the inversion gain. Further, such U.S. corporation must include, as base erosion payments that may be subject to a minimum tax, any amounts treated as reductions in gross income paid to a related foreign person within the meaning of Section 59A of the Code. Also, dividends paid by a “surrogate foreign corporation” would not qualify for a reduced rate of tax as QDI discussed below under “—Material U.S. Federal Income Tax Consequences of the Redemption to the Holders of TGVC Common Stock—U.S. Holders—Taxation of Redemption Treated as a Distribution” when such dividends are received by stockholders of the non-U.S. acquiring corporation.

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Based on the rules in effect at the time that the Business Combination Agreement was executed, the relative values of Flexi and TGVC, and the terms of the Business Combination, we do not expect that the Business Combination should satisfy the 60% Ownership Test. Accordingly, the limitations and other rules described above are not expected to apply to PubCo or its U.S. affiliates, including TGVC, after the Business Combination. However, whether the requirements for such treatment have been satisfied must be finally determined after the completion of the Business Combination, by which time there could be adverse changes to the relevant facts and circumstances. Because the Section 7874 rules and exceptions are complex, subject to factual and legal uncertainties, and may change in the future (possibly with retroactive effect), there can be no assurance that the IRS will not take a contrary position to those described above or that a court will not agree with a contrary position of the IRS in the event of litigation.

Even if the IRS does not take a contrary position with respect to the 60% Ownership Test and the 80% Ownership Test, PubCo may be limited in using its equity to engage in future acquisitions of U.S. corporations over a 36-month period following the Business Combination. For purposes of calculating the 60% Ownership Test and 80% Ownership Test with respect to a subsequent acquisition, Treasury Regulations under Section 7874 of the Code would exclude certain shares of PubCo, making it more likely that Section 7874 of the Code would apply to such subsequent acquisition.

Material U.S. Federal Income Tax Consequences of the Redemption to the Holders of TGVC Common Stock

U.S. Holders

Redemption of TGVC Class A Common Stock. In the event that a U.S. Holder’s TGVC Class A Common Stock is redeemed pursuant to the redemption provisions described in the section entitled “Special Meeting of TGVC Stockholders — Redemption Rights,” the treatment of the transaction for U.S. federal income tax purposes will depend on whether the redemption qualifies as a sale of the TGVC Class A Common Stock under Section 302 of the Code or is treated as a distribution under Section 301 of the Code. If the redemption qualifies as a sale of the TGVC Class A Common Stock, the U.S. Holder will be treated as described under “—Gain or Loss on Redemption Treated as a Sale of TGVC Class A Common Stock” below. If the redemption does not qualify as a sale of the TGVC Class A Common Stock, the U.S. Holder will be treated as receiving a corporate distribution with the tax consequences described below under “—Taxation of Redemption Treated as a Distribution.” Additionally, as the result of recently-enacted legislation, the Excise Tax may apply to the Business Combination, which may have a material impact on the tax expense of TGVC and ultimately PubCo. U.S. Holders should consult their own tax advisors regarding the potential impact to them if the Excise Tax were to apply.

Whether a redemption qualifies for sale treatment will depend largely on whether the U.S. Holder owns any TGVC Capital Stock following the redemption (including any shares constructively owned by the U.S. Holder as described in the following paragraph), and if so, the total number of shares of TGVC Capital Stock held by the U.S. Holder both before and after the redemption (including any stock constructively treated as owned by the U.S. Holder) relative to all shares of TGVC Capital Stock outstanding both before and after the redemption, taking into account other transactions occurring in connection with the redemption (including the Business Combination). The redemption of TGVC Class A Common Stock generally will be treated as a sale of the TGVC Class A Common Stock (rather than as a corporate distribution) if the redemption (i) is “substantially disproportionate” with respect to the U.S. Holder, (ii) results in a “complete termination” of the U.S. Holder’s interest in TGVC, or (iii) is “not essentially equivalent to a dividend” with respect to the U.S. Holder. These tests are explained more fully below.

For purposes of these tests, a U.S. Holder takes into account not only stock directly owned by the U.S. Holder, but also shares of stock that are constructively owned by the U.S. Holder. A U.S. Holder may constructively own, in addition to stock owned directly, stock owned by certain related individuals and entities in which the U.S. Holder has an interest or that have an interest in such U.S. Holder, as well as any stock that the U.S. Holder has a right to acquire by exercise of an option, which would generally include TGVC Class A Common Stock that could be acquired pursuant to the exercise of the TGVC Public Warrants. Moreover, any TGVC Class A Common Stock that a U.S. Holder directly or constructively acquires pursuant to the Business Combination generally should be included in determining the U.S. federal income tax treatment of the redemption.

In order to meet the substantially disproportionate test, the percentage of TGVC’s outstanding voting stock directly and constructively owned by the U.S. Holder immediately following the redemption of TGVC Class A Common Stock must, among other requirements, be less than 80% of the percentage of TGVC’s outstanding voting stock actually and constructively owned by such U.S. Holder immediately before the redemption (taking into account both redemptions by other holders of TGVC Common Stock and the PubCo Ordinary Shares to be issued pursuant to the Business Combination).

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There will be a complete termination of a U.S. Holder’s interest if either: (i) all of the shares of TGVC Capital Stock actually and constructively owned by the U.S. Holder are redeemed; or (ii) all of the shares of TGVC Capital Stock actually owned by the U.S. Holder are redeemed, the U.S. Holder is eligible to waive, and effectively waives in accordance with specific rules, the attribution of stock owned by certain family members and the U.S. Holder does not constructively own any other stock. The redemption of TGVC Class A Common Stock will not be essentially equivalent to a dividend if a U.S. Holder’s redemption results in a “meaningful reduction” of the U.S. Holder’s proportionate interest in TGVC.

Whether the redemption will result in a meaningful reduction in a U.S. Holder’s proportionate interest in TGVC will depend on the particular facts and circumstances. However, the IRS has indicated in a published ruling that even a small reduction in the proportionate interest of a small minority stockholder in a publicly held corporation who exercises no control over corporate affairs may constitute such a “meaningful reduction.” A U.S. Holder should consult with its own tax advisors as to the tax consequences of a redemption.

If none of the above tests is satisfied, then the redemption will be treated as a corporate distribution, and the tax effects will be as described under “—Taxation of Redemption Treated as a Distribution” below. After the application of those rules, any remaining tax basis of the U.S. Holder in the redeemed TGVC Class A Common Stock will be added to the U.S. Holder’s adjusted tax basis in its remaining stock, or, if it has none, to the U.S. Holder’s adjusted tax basis in its TGVC Public Warrants or possibly to the basis of other stock constructively owned by it.

Notwithstanding the foregoing, if a U.S. Holder exercises its redemption rights to receive cash from the Trust Account in exchange for a portion of its TGVC Class A Common Stock and exchanges the remainder of such stock for PubCo Ordinary Shares in the Business Combination, such redemption may be treated as integrated with the Business Combination rather than as a separate transaction. In such case, cash received by such U.S. Holder in the redemption may also be treated as taxable boot received in a “reorganization” (which, depending on the circumstances applicable to such U.S. Holder, may be treated as capital gain or dividend income to the extent of TGVC’s accumulated earnings and profits, as described above) or a transaction under Section 351 of the Code. Under this characterization, such U.S. Holder may be required to recognize more gain or income than if the redemption of TGVC Class A Common Stock was treated as a separate transaction from the exchange pursuant to the TGVC Merger and the related transactions and would not be entitled to recognize any loss with respect to its redeemed TGVC Class A Common Stock. In addition, if a U.S. Holder that elects to participate in a redemption with respect to all its TGVC Class A Common Stock maintains its ownership of TGVC Public Warrants, such redemption also may be treated as integrated with the Business Combination rather than as a separate transaction (with the same taxation effects described above). If the IRS were to assert, and a court were to sustain such a contrary position, such U.S. Holder may be required to recognize more gain or income than if the redemption of TGVC Class A Common Stock was treated as a separate transaction from the exchanges pursuant to the TGVC Merger and the related transactions.

Gain or Loss on Redemption Treated as a Sale of TGVC Class A Common Stock. If the redemption qualifies as a sale of TGVC Class A Common Stock, a U.S. Holder generally will recognize capital gain or loss in an amount equal to the difference between the amount of cash received in the redemption and the U.S. Holder’s adjusted tax basis in its redeemed TGVC Class A Common Stock. A U.S. Holder’s adjusted tax basis in its TGVC Class A Common Stock generally will equal the U.S. Holder’s acquisition cost. Any such capital gain or loss generally will be long-term capital gain or loss if the U.S. Holder’s holding period for the TGVC Class A Common Stock so disposed of exceeds one year. It is unclear, however, whether the redemption rights with respect to shares of TGVC Class A Common Stock may suspend the running of the applicable holding period for this purpose. Long-term capital gains recognized by non-corporate U.S. Holders will be eligible to be taxed at reduced rates. The deductibility of capital losses is subject to limitations.

Taxation of Redemption Treated as a Distribution. If the redemption does not qualify as a sale of TGVC Class A Common Stock, a U.S. Holder will generally be treated as receiving a distribution. Such distributions generally will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles.

Distributions in excess of our current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. Holder’s adjusted tax basis in TGVC Class A Common Stock. Any remaining excess will be treated as gain realized on the sale or other disposition of the TGVC Class A Common Stock as described under “—Gain or Loss on Redemption Treated as a Sale of TGVC Class A Common Stock” above.

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Dividends (including amounts treated as dividends paid pursuant to a redemption of TGVC Class A Common Stock) that TGVC pays to a U.S. Holder that is a taxable corporation generally will qualify for the dividends received deduction if the requisite holding period is satisfied. With certain exceptions (including, but not limited to, dividends (including constructive dividends paid pursuant to a redemption of TGVC Class A Common Stock) treated as investment income for purposes of investment interest deduction limitations), and provided that certain holding period requirements are met, dividends TGVC pays to a non-corporate U.S. Holder generally will constitute “qualified dividends” that will be subject to tax at the preferential tax rate accorded to long-term capital gains (subject to TGVC not being treated as a “surrogate foreign corporation,” as described above). It is unclear whether the redemption rights with respect to shares of TGVC Class A Common Stock described in this proxy statement/prospectus may prevent a U.S. Holder from satisfying the applicable holding period requirements with respect to the dividends received deduction or the preferential tax rate on QDI, as the case may be.

Information Reporting and Backup Withholding. In general, information reporting requirements will generally apply to dividends (including constructive dividends paid pursuant to a redemption of TGVC Class A Common Stock) paid to a U.S. Holder and to the proceeds of the sale or other disposition of shares of TGVC Class A Common Stock, unless the U.S. Holder is an exempt recipient. Backup withholding may apply to such payments if the U.S. Holder fails to provide a taxpayer identification number, a certification of exempt status or has been notified by the IRS that it is subject to backup withholding (and such notification has not been withdrawn). Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a U.S. Holder’s federal income tax liability provided that the required information is timely furnished to the IRS.

Non-U.S. Holders

Redemption of TGVC Class A Common Stock. Subject to the discussion of backup withholding and FATCA below, the characterization for U.S. federal income tax purposes of the redemption of a Non-U.S. Holder’s TGVC Class A Common Stock pursuant to the redemption provisions described in the section entitled “Special Meeting of TGVC Stockholders — Redemption Rights” generally will correspond to the U.S. federal income tax characterization of such a redemption of a U.S. Holder’s TGVC Class A Common Stock, as described under “—U.S. Holders—Redemption of TGVC Class A Common Stock” above, and the consequences of the redemption to the Non-U.S. Holder will be as described below under “—Gain on Redemption Treated as a Sale of TGVC Class A Common Stock” and “—Taxation of Redemption Treated as a Distribution,” as applicable.

Gain on Redemption Treated as a Sale of TGVC Class A Common Stock. A Non-U.S. Holder will not be subject to U.S. federal income tax on any gain realized on a redemption treated as a sale of TGVC Class A Common Stock unless:

●	the gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. Holder maintains a permanent establishment or fixed place of business in the United States to which such gain is attributable); or

●	the Non-U.S. Holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the redemption and certain other requirements are met.

Gain described in the first bullet point above generally will be subject to U.S. federal income tax on a net income basis at the regular graduated rates. A Non-U.S. Holder that is a corporation may also be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected gain, as adjusted for certain items.

Gain described in the second bullet point above will be subject to U.S. federal income tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty), which may be offset by U.S. source capital losses of the Non-U.S. Holder (even though the individual is not considered a resident of the United States) provided that the Non-U.S. Holder has timely filed U.S. federal income tax returns with respect to such losses.

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Taxation of Redemption Treated as a Distribution. If the redemption does not qualify as a sale of TGVC Class A Common Stock, a Non-U.S. Holder generally will be treated as receiving a distribution. Such distributions generally will constitute dividends for U.S. federal income tax purposes to the extent paid from TGVC’s current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of TGVC’s current and accumulated earnings and profits, will constitute a return of capital that will be applied against and reduce (but not below zero) the Non-U.S. Holder’s adjusted tax basis in TGVC Class A Common Stock. Any remaining excess will be treated as gain realized on the sale or other disposition of the TGVC Class A Common Stock and will be treated as described under “—Gain on Redemption Treated as a Sale of TGVC Class A Common Stock” in this section, above. In general, with respect to any distributions that constitute dividends for U.S. federal income tax purposes and are not effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States, we or an applicable withholding agent will be required to withhold tax from the gross amount of the dividend at a rate of 30%, unless such Non-U.S. Holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate on an IRS Form W-8BEN or W-8BEN-E or other applicable documentation. It is possible that because the applicable withholding agent may not be able to determine the proper characterization of a redemption of a Non-U.S. Holder’s TGVC Class A Common Stock, the withholding agent might treat the redemption as a distribution subject to withholding tax. A Non-U.S. Holder may generally obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.

If dividends paid to a Non-U.S. Holder are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. Holder maintains a permanent establishment or fixed place of business in the United States to which such dividends are attributable), the Non-U.S. Holder will be exempt from the 30% U.S. federal withholding tax described above if such Non-U.S. Holder furnishes to the applicable withholding agent a valid IRS Form W-8ECI, certifying that the dividends are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States. Any such effectively connected dividends will be subject to U.S. federal income tax on a net income basis at the regular graduated rates. A Non-U.S. Holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected dividends, as adjusted for certain items. Non-U.S. Holders should consult their tax advisors regarding any applicable tax treaties that may provide for different rules.

Information Reporting and Backup Withholding. Payments of dividends (including constructive dividends received pursuant to a redemption of TGVC Class A Common Stock) on TGVC Class A Common Stock will not be subject to backup withholding, provided that the applicable withholding agent does not have actual knowledge or reason to know the holder is a United States person and the holder either certifies its non-U.S. status, such as by furnishing a valid IRS Form W-8BEN, W-8BEN-E or W-8ECI, or otherwise establishes an exemption. However, information returns are required to be filed with the IRS in connection with any payments of dividends on TGVC Class A Common Stock paid to the Non-U.S. Holder, regardless of whether any tax was actually withheld. In addition, proceeds of the sale or other taxable disposition of TGVC Class A Common Stock within the United States or conducted through certain U.S.-related brokers generally will not be subject to backup withholding or information reporting if the applicable withholding agent receives the certification described above and does not have actual knowledge or reason to know that such holder is a United States person, or the holder otherwise establishes an exemption. Proceeds of a disposition of TGVC Class A Common Stock conducted through a non-U.S. office of a non-U.S. broker generally will not be subject to backup withholding or information reporting.

Copies of information returns that are filed with the IRS may also be made available under the provisions of an applicable treaty or agreement to the tax authorities of the country in which the Non-U.S. Holder resides or is established. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a Non-U.S. Holder’s U.S. federal income tax liability, provided that the required information is timely furnished to the IRS.

FATCA Withholding Taxes. Sections 1471 through 1474 of the Code and the Treasury Regulations and administrative guidance promulgated thereunder (commonly referred to as “FATCA”) generally impose withholding at a rate of 30% in certain circumstances on dividends (including amounts paid in redemption of TGVC Class A Common Stock that are treated as dividends) paid to “foreign financial institutions” (which is broadly defined for this purpose and in general includes investment vehicles) and certain other non-U.S. entities unless various U.S. information reporting and due diligence requirements (generally relating to ownership by U.S. persons with interests in or accounts with those entities) have been satisfied, or an exemption applies (typically certified by the delivery of a properly completed IRS Form W-8BEN-E). An intergovernmental agreement between the United States and an applicable foreign country may modify these requirements. The IRS has issued proposed regulations (on which taxpayers may rely until final regulations are issued) that would generally not apply these withholding requirements to gross proceeds from sales or other disposition proceeds of TGVC Class A Common Stock. Non-U.S. Holders should consult their tax advisors regarding the possible implications of FATCA on the redemption of TGVC Class A Common Stock.

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IF YOU ARE A HOLDER OF SHARES OF TGVC CLASS A COMMON STOCK CONTEMPLATING EXERCISE OF YOUR REDEMPTION RIGHTS, WE URGE YOU TO CONSULT YOUR TAX ADVISOR CONCERNING THE U.S. FEDERAL, STATE, LOCAL, AND FOREIGN INCOME AND OTHER TAX CONSEQUENCES THEREOF.

Material U.S. Federal Income Tax Consequences of the Business Combination

U.S. Holders

Qualification of the Business Combination as a Reorganization. The Business Combination has been structured to qualify as a “reorganization” under Section 368(a) of the Code (a “Reorganization”), and the parties to the Business Combination Agreement adopted the agreement as a “plan of reorganization” within the meaning of Treasury Regulations Section 1.368-2(g). In order for the Business Combination to so qualify, among other requirements, it is necessary that PubCo either (i) continue TGVC’s historic business or (ii) use a significant portion of TGVC’s historic business assets in a business. There is no authority applying this test to the acquisition of a blank check company in a transaction comparable to the Business Combination. Consequently, it is unclear under applicable law whether TGVC’s operations and assets acquired in the Business Combination will qualify as a historic business or historic business assets for this purpose. If they do not so qualify, the Business Combination will not qualify as a Reorganization. Additionally, in order for the Business Combination to qualify as a Reorganization, it is necessary that a substantial part of the value of the proprietary interests in TGVC be preserved in the Business Combination. It is unclear whether redemption rights will be exercised by the TGVC Stockholders to a degree that will prevent a substantial part of the value of the propriety interests in TGVC from being preserved for this purpose. If it is not so preserved, then the Business Combination would not qualify as a Reorganization.

Neither PubCo, TGVC, nor any other party to the Business Combination Agreement makes any representations or provides any assurances regarding the qualification of the Business Combination as a Reorganization. Furthermore, because of the legal and factual uncertainties described above, no opinion of counsel has or will be provided regarding the qualification of the Business Combination as a Reorganization.

In the event that the Business Combination does not meet the requirements of a Reorganization, the Business Combination will qualify as a transaction described in Section 351(a) of the Code.

IN LIGHT OF THE FOREGOING AND BECAUSE THE FOLLOWING DISCUSSION IS INTENDED AS A GENERAL SUMMARY ONLY, EACH HOLDER OF TGVC CLASS A COMMON STOCK OR TGVC PUBLIC WARRANTS IS URGED TO CONSULT SUCH HOLDER’S OWN TAX ADVISOR REGARDING THE TAX CONSEQUENCES OF THE BUSINESS COMBINATION AND OF HOLDING PUBCO ORDINARY SHARES OR PUBCO WARRANTS, INCLUDING STATE, LOCAL AND NON-U.S. TAX CONSEQUENCES, AND ANY TAX REPORTING REQUIREMENTS OF THE BUSINESS COMBINATION AND ANY RELATED TRANSACTIONS IN LIGHT OF SUCH HOLDER’S OWN TAX SITUATION.

Consequences if the Business Combination Qualifies as a Reorganization. If the Business Combination qualifies as a Reorganization, subject to the discussion regarding the application of Section 367 of the Code to the Business Combination under “—Additional Requirements for Tax Deferral” below, the U.S. federal income tax consequences of the Business Combination would generally be as follows: (i) a U.S. Holder of TGVC Class A Common Stock who receives PubCo Ordinary Shares in exchange for his or her TGVC Class A Common Stock would not recognize gain or loss in respect of such exchange; (ii) a U.S. Holder of TGVC Public Warrants whose TGVC Public Warrants are assumed by PubCo would not recognize gain or loss in respect of such assumptions; (iii) the aggregate tax basis of the PubCo shares or warrants that are received in the Business Combination by each U.S. Holder would be equal to the aggregate tax basis of the TGVC shares or warrants surrendered in exchange for such PubCo shares or warrants; and (iv) the holding period for the PubCo shares or warrants received in the Business Combination would include the period during which the TGVC shares or warrants surrendered in exchange for such PubCo shares or warrants were held, provided that such PubCo shares or warrants were held as capital assets at the time of the Business Combination.

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Notwithstanding the foregoing, for the reasons described below relating to PubCo’s status as a foreign corporation and the application of Section 367 of the Code, even if the Business Combination qualifies as a Reorganization, the Business Combination could still be taxable for U.S. federal income tax purposes. Because PubCo is a foreign corporation, the additional requirements of Section 367(a) of the Code described below must be satisfied in order for the Business Combination to be tax-deferred for U.S. Holders of TGVC Class A Common Stock or TGVC Public Warrants.

Consequences if the Business Combination does not Qualify as a Reorganization. The Business Combination will qualify as a transaction described in Section 351(a) of the Code, subject to the discussion regarding the application of Section 367 of the Code to the Business Combination under “—Additional Requirements for Tax Deferral” below, a U.S. Holder that receives PubCo Ordinary Shares in exchange for TGVC Class A Common Stock and whose TGVC Public Warrants automatically convert into PubCo Warrants should recognize gain (but not loss) in an amount equal to the lesser of: (i) the amount of gain realized by such holder (generally, the excess (if any) of (x) the sum of the fair market values of the PubCo Ordinary Shares and the PubCo Warrants received by such holder over (y) such holder’s aggregate adjusted tax basis in the TGVC Class A Common Stock and TGVC Public Warrants exchanged therefor) and (ii) the fair market value of the PubCo Warrants received by such holder in such exchange. To determine the amount of gain, if any, that such U.S. Holder must recognize, the holder must compute the amount of gain or loss realized as a result of the Business Combination on a share-by-share and warrant-by-warrant basis by allocating the aggregate fair market value of: (i) the PubCo Ordinary Shares and (ii) the PubCo Warrants received by such U.S. Holder among the TGVC Class A Common Stock and TGVC Public Warrants owned by such U.S. Holder immediately prior to the Business Combination in proportion to their fair market values. Any loss realized by a U.S. Holder would not be recognized. In this case, the holding period of the PubCo Ordinary Shares received in the Business Combination should include the holding period during which the TGVC Class A Common Stock exchanged therefore were held by such U.S. Holder, and the holding period of PubCo Warrants received in the Business Combination should begin on the day after the Business Combination.

Notwithstanding the foregoing, for the reasons described below relating to PubCo’s status as a foreign corporation and the application of Section 367 of the Code, the Business Combination could still be taxable for U.S. federal income tax purposes. Because PubCo is a foreign corporation, the additional requirements of Section 367(a) of the Code described below must be satisfied in order for the Business Combination to be tax-deferred for U.S. Holders of TGVC Class A Common Stock or TGVC Public Warrants.

Additional Requirements for Tax Deferral. Section 367(a) of the Code and the Treasury Regulations promulgated thereunder impose certain additional requirements for qualifying for nonrecognition of gain under Section 351 or Section 368 of the Code with respect to transactions where a U.S. person transfers stock or securities (or is deemed to transfer stock or securities) in a U.S. corporation to a foreign corporation in exchange for stock or securities in a foreign corporation. U.S. Holders of TGVC Class A Common Stock will be deemed to transfer shares of such stock to PubCo in exchange for PubCo Ordinary Shares for purposes of the rules under Section 367(a) of the Code.

In general, for the Business Combination to meet these additional requirements, certain reporting requirements must be satisfied and each of the following conditions must be met: (i) no more than 50% of both the total voting power and the total value of the stock of PubCo is received in the exchange, in the aggregate, by “U.S. transferors” (as defined in the Treasury Regulations and computed taking into account direct, indirect and constructive ownership); (ii) no more than 50% of each of the total voting power and the total value of the stock of PubCo is owned, in the aggregate, immediately after the exchange by “U.S. persons” (as defined in the Treasury Regulations) that are either officers or directors or “five-percent target shareholders” (as defined in the Treasury Regulations and computed taking into account direct, indirect and constructive ownership) of TGVC; (iii) either (A) the U.S. Holder is not a “five-percent transferee shareholder” (as defined in the Treasury Regulations and computed taking into account direct ownership and ownership as a result of attribution rules) of PubCo or (B) the U.S. Holder is a “five-percent transferee shareholder” of PubCo and enters into an agreement with the IRS to recognize gain on the transferred shares under certain circumstances; and (iv) the “active trade or business test” as defined in Treasury Regulations Section 1.367(a)-3(c)(3) is satisfied. The active trade or business test generally requires (A) PubCo, or any qualified subsidiary of PubCo, to be engaged in an “active trade or business” outside of the U.S. for the 36-month period immediately before the transfer

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and neither the transferors nor PubCo to have an intention to substantially dispose of or discontinue such trade or business and (B) the fair market value of PubCo to be at least equal to the fair market value of TGVC, as specifically determined for purposes of Section 367 of the Code, at the time of the transfer. It is currently expected that conditions (i) and (ii) will be met, and (iv) will be met as a result of the activities of Flexi. As a result, it is expected that the TGVC Merger and related transactions will not be taxable under Section 367 of the Code on account of such conditions. It should be noted, however, that there is limited guidance regarding the application of these requirements to facts similar to the Business Combination. In addition, the determination of whether Section 367(a) of the Code will apply to holders of TGVC Class A Common Stock and TGVC Public Warrants cannot be made until the Business Combination is completed. Accordingly, there can be no assurance that Section 367(a) of the Code will not apply to U.S. Holders of TGVC Class A Common Stock that participate in the Business Combination.

If the exchange of TGVC Class A Common Stock and/or the conversion of TGVC Public Warrants pursuant to the Business Combination, taken together with the related transactions, would otherwise qualify for nonrecognition treatment under Section 351 of the Code or Section 368 of the Code, but it is determined that Section 367(a) of the Code applies, then a U.S. Holder of TGVC Class A Common Stock and/or TGVC Public Warrants would generally recognize gain with respect to each share of TGVC Class A Common Stock or TGVC Public Warrant in an amount equal to the excess, if any, of (i) the fair market value of the PubCo Ordinary Shares and/or PubCo Warrants received over (ii) such holder’s adjusted tax basis in such TGVC Class A Common Stock or TGVC Public Warrants. Any such gain would be capital gain, and generally would be long-term capital gain if the U.S. Holder’s holding period for the TGVC Class A Common Stock (and/or TGVC Public Warrants, as applicable) exceeded one year at the time of the TGVC Merger. Long-term capital gains recognized by a non-corporate U.S. Holder generally would be eligible to be taxed at reduced rates. The U.S. Holder would not recognize any loss in such holder’s TGVC Class A Common Stock (and/or TGVC Public Warrants, if applicable) and would not be permitted to net any such losses against any gain recognized with respect to other shares of TGVC Class A Common Stock (or TGVC Public Warrants, if any). It is unclear whether the redemption rights with respect to shares of TGVC Class A Common Stock described in this proxy statement/prospectus could toll a U.S. Holder’s holding period.

The rules dealing with Section 367(a) of the Code discussed above are very complex and are affected by various factors in addition to those described above. Accordingly, you are strongly urged to consult your tax advisor concerning the application of these rules to your exchange of TGVC Class A Common Stock and/or deemed exchange of TGVC Public Warrants under your particular circumstances, including, if you believe you will be a “five-percent transferee shareholder,” the possibility of entering into a “gain recognition agreement” under applicable Treasury Regulations.

Information Reporting, Backup Withholding and Additional Reporting Requirements. The information reporting and backup withholding requirements applicable to the sale or other taxable disposition of TGVC Class A Common Stock, described above in “—Material U.S. Federal Income Tax Consequences of the Redemption to the Holders of TGVC Class A Common Stock—U.S. Holders—Information Reporting and Backup Withholding,” would apply to the Business Combination to the extent it results in a taxable exchange of TGVC Class A Common Stock and/or TGVC Public Warrants.

Certain U.S. Holders may be required to file an IRS Form 926 (Return by a U.S. Transferor of Property to a Foreign Corporation) to report a transfer of property to PubCo. Substantial penalties may be imposed on a U.S. Holder that fails to comply with this reporting requirement and the period of limitations on assessment and collection of U.S. federal income taxes will be extended in the event of a failure to comply.

Non-U.S. Holders

The U.S. federal income tax consequences of the Business Combination to Non-U.S. Holders generally will correspond to the U.S. federal income tax consequences of the TGVC Merger to U.S. Holders, as described under “—U.S. Holders” in this section, above, although to the extent the Business Combination results in a taxable exchange of TGVC Class A Common Stock or TGVC Public Warrants, the consequences would be similar to those described above under the heading “—Material U.S. Federal Income Tax Consequences of the Redemption to the Holders of TGVC Class A Common Stock—Non-U.S. Holders—Gain on Redemption Treated as a Sale of TGVC Class A Common Stock” and “—Material U.S. Federal Income Tax Consequences of the Redemption to the Holders of TGVC Class A Common Stock—Non-U.S. Holders—Information Reporting and Backup Withholding” for a Non-U.S. Holder’s gain on the redemption of TGVC Class A Common Stock and the related information reporting and backup withholding requirements.

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Tax Consequences to Ownership and Disposition of PubCo Ordinary Shares and PubCo Warrants

U.S. Holders

Dividends and Other Distributions on PubCo Ordinary Shares. Subject to the PFIC rules discussed below under the heading “—Passive Foreign Investment Company Rules,” if PubCo makes a distribution of cash or other property (including, for the avoidance of doubt and for the purpose of the balance of this discussion, deemed distributions) on PubCo Ordinary Shares, such distribution will generally be treated as a dividend for U.S. federal income tax purposes to the extent that the distribution is paid out of PubCo’s current or accumulated earnings and profits (as determined under U.S. federal income tax principles).

Distributions in excess of PubCo’s current and accumulated earnings and profits will generally be applied against and reduce (but not below zero) the U.S. Holder’s adjusted tax basis in its PubCo Ordinary Shares and, to the extent in excess of such basis, will be treated as described below under the heading “—Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of PubCo Ordinary Shares and PubCo Warrants.” The amount of any such distribution will include any amounts withheld, if any, by us (or another applicable withholding agent). It is not expected that PubCo will determine its earnings and profits in accordance with U.S. federal income tax principles. Therefore, U.S. Holders should expect that a distribution will generally be treated as a dividend.

Amounts treated as dividends that PubCo pays to a U.S. Holder that is a taxable corporation generally will be taxed at regular tax rates and will not qualify for the dividends received deduction generally allowed to domestic corporations in respect of dividends received from other domestic corporations. With respect to non-corporate U.S. Holders, under tax laws currently in effect and subject to certain exceptions described below, dividends generally will be taxed at the lower applicable long-term capital gains rate only if (i) PubCo Ordinary Shares are readily tradable on an established securities market in the United States, (ii) PubCo is eligible for benefits under an applicable tax treaty with the United States, in each case provided that PubCo is not treated as a PFIC in the taxable year in which the dividend was paid or in any previous year, or (iii) PubCo is not a “surrogate foreign corporation” (as described above under “—U.S. Federal Income Tax Considerations—Treatment of PubCo—Treatment of PubCo as a “Surrogate Foreign Corporation” for U.S. Federal Income Tax Purposes”), and certain holding period or other requirements are met. Treasury guidance indicates that PubCo Ordinary Shares, which are intended to be listed on Nasdaq, will be readily tradable on an established securities market in the United States. There can be no assurance, however, that PubCo Ordinary Shares will be considered readily tradable on an established securities market in later years or that PubCo will be eligible for the benefits of such a treaty. Non-corporate U.S. Holders that do not meet a minimum holding period requirement during which they are not protected from the risk of loss or that elect to treat the dividend income as “investment income” for purposes of investment interest deduction limitations will not be eligible for the reduced rates of taxation regardless of PubCo’s status as a qualified foreign corporation. In addition, the rate reduction will not apply to dividends if the recipient of a dividend is obligated to make related payments with respect to positions in substantially similar or related property. This disallowance applies even if the minimum holding period has been met.

Amounts taxable as dividends generally will be treated as income from sources outside the U.S. and will, depending on the circumstances of the U.S. Holder, be “passive” or “general” category income which, in either case, is treated separately from other types of income for purposes of computing the foreign tax credit allowable to such U.S. Holder. The rules governing foreign tax credits are complex and U.S. Holders are urged to consult their tax advisors regarding the creditability of foreign taxes in their particular circumstances. In lieu of claiming a foreign tax credit, a U.S. Holder may, in certain circumstances, deduct foreign taxes in computing their taxable income, subject to generally applicable limitations under U.S. law. Generally, an election to deduct foreign taxes instead of claiming foreign tax credits applies to all foreign taxes paid or accrued in the taxable year.

Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of PubCo Ordinary Shares and PubCo Warrants. Subject to the PFIC rules discussed below under the heading “—Passive Foreign Investment Company Rules,” upon any sale, exchange or other taxable disposition of PubCo Ordinary Shares or PubCo Warrants, a U.S. Holder generally will recognize gain or loss in an amount equal to the difference between (i) the sum of the amount of cash and the fair market value of any other property received in such sale, exchange or other taxable disposition and (ii) the U.S. Holder’s adjusted tax basis in such PubCo Ordinary Shares or PubCo Warrants (determined as described above or below). A U.S. Holder’s adjusted tax basis in the PubCo Ordinary Shares received in exchange for TGVC Class A Common Stock and in the PubCo Warrants converted from TGVC Public Warrants is described above under “—Material U.S. Federal Income Tax Consequences of the Business Combination—U.S. Holders.”

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Any gain or loss recognized on the sale, exchange or other taxable disposition of PubCo Ordinary Shares or PubCo Warrants generally will be capital gain or loss and will be long-term capital gain or loss if the U.S. Holder’s holding period for such PubCo Ordinary Shares or PubCo Warrants exceeds one year. Long-term capital gain realized by a non-corporate U.S. Holder generally will be taxable at a reduced rate. The deduction of capital losses is subject to limitations.

Any gain or loss recognized on the sale, exchange or other taxable disposition of PubCo Ordinary Shares or PubCo Warrants generally will be U.S.-source income or loss for purposes of computing the foreign tax credit allowable to a U.S. Holder.

Exercise, Lapse or Redemption of PubCo Warrants. Subject to the PFIC rules discussed below and except as discussed below with respect to the cashless exercise of a PubCo Warrant, a U.S. Holder generally will not recognize taxable gain or loss on the exercise of a PubCo Warrant. The U.S. Holder’s tax basis in the PubCo Ordinary Share received upon exercise of a PubCo Warrant generally will be an amount equal to the sum of the U.S. Holder’s adjusted tax basis in the PubCo Warrant and the exercise price of such PubCo Warrant. A U.S. Holder’s adjusted tax basis in a PubCo Warrant that was converted from a TGVC Public Warrant is described under “—Material U.S. Federal Income Tax Consequences of the Business Combination—U.S. Holders.” It is unclear whether the U.S. Holder’s holding period for the PubCo Ordinary Shares received upon exercise of the PubCo Warrants will begin on the date following the date of exercise or on the date of exercise of the PubCo Warrants; in either case, the holding period will not include the period during which the U.S. Holder held the PubCo Warrants. If a PubCo Warrant is allowed to lapse unexercised, a U.S. Holder generally will recognize a capital loss equal to such U.S. Holder’s tax basis in the PubCo Warrant.

The tax consequences of a cashless exercise of a PubCo Warrant are not clear under current tax law. Subject to the PFIC rules discussed below, a cashless exercise may be tax-free, either because the exercise is not a realization event or because the exercise is treated as a recapitalization for U.S. federal income tax purposes. In either tax-free situation, a U.S. Holder’s basis in the PubCo Ordinary Shares received would equal the holder’s basis in the PubCo Warrants. If the cashless exercise were treated as not being a realization event, it is unclear whether a U.S. Holder’s holding period in the PubCo Ordinary Shares will commence on the date following the date of exercise or on the date of exercise of the PubCo Warrant. If the cashless exercise were treated as a recapitalization, the holding period of the PubCo Ordinary Shares would include the holding period of the PubCo Warrants.

It is also possible that a cashless exercise could be treated in part as a taxable exchange in which gain or loss would be recognized. In such event, a U.S. Holder could be deemed to have surrendered a number of PubCo Warrants having an aggregate fair market value equal to the exercise price for the total number of PubCo Warrants to be exercised, and the U.S. Holder would recognize capital gain or loss in an amount equal to the difference between the fair market value of the PubCo Warrants deemed surrendered and the U.S. Holder’s tax basis in such PubCo Warrants. In that case, a U.S. Holder’s tax basis in the PubCo Ordinary Shares received would equal the sum of the U.S. Holder’s tax basis in the PubCo Warrants exercised and the exercise price of such PubCo Warrants. It is unclear whether a U.S. Holder’s holding period for the PubCo Ordinary Shares would commence on the date following the date of exercise or on the date of exercise of the PubCo Warrants; in either case, the holding period would not include the period during which the U.S. Holder held the PubCo Warrants. There may also be alternative characterizations of any such taxable exchange that would result in similar tax consequences, except that a U.S. Holder’s gain or loss would be short-term.

Due to the absence of authority on the U.S. federal income tax treatment of a cashless exercise, including when a U.S. Holder’s holding period would commence with respect to the PubCo Ordinary Shares received, there can be no assurance which, if any, of the alternative tax consequences and holding periods described above would be adopted by the IRS or a court of law. Accordingly, U.S. Holders should consult their tax advisors regarding the tax consequences of a cashless exercise.

If PubCo redeems PubCo Public Warrants for cash or if PubCo purchases PubCo Public Warrants in an open market transaction, such redemption or purchase generally will be treated as a taxable disposition to the U.S. Holder.

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Possible Constructive Distributions. The terms of each PubCo Warrant provide for an adjustment to the number of PubCo Ordinary Shares for which the PubCo Warrant may be exercised or to the exercise price of the PubCo Warrant in certain events. An adjustment that has the effect of preventing dilution generally is not a taxable event. Nevertheless, a U.S. Holder of the PubCo Warrants would be treated as receiving a constructive distribution from PubCo if, for example, the adjustment increases PubCo Warrant holders’ proportionate interest in PubCo assets or earnings and profits (e.g., through an increase in the number of PubCo Ordinary Shares that would be obtained upon exercise) as a result of a distribution of cash to the holders of PubCo Ordinary Shares which is taxable to such holders as described under “—Dividends and Other Distributions on PubCo Ordinary Shares” above. Such constructive distribution would be subject to tax as described under that section in the same manner as if the U.S. Holders of the PubCo Warrants received a cash distribution from PubCo equal to the fair market value of such increased interest.

Passive Foreign Investment Company Rules. Certain adverse U.S. federal income tax consequences could apply to a U.S. Holder if PubCo is treated as a PFIC for any taxable year during which the U.S. Holder holds PubCo Ordinary Shares or PubCo Warrants. A non-U.S. corporation, such as PubCo, will be classified as a PFIC for U.S. federal income tax purposes for any taxable year in which, after applying certain look-through rules, either (i) 75% or more of its gross income for such year consists of certain types of “passive” income or (ii) 50% or more of the value of its assets (determined on the basis of a quarterly average) during such year produce or are held for the production of passive income. Passive income generally includes dividends, interest, royalties, rents, annuities, net gains from the sale or exchange of property producing such income and net foreign currency gains. For purposes of the PFIC income test and asset test described above, if PubCo owns, directly or indirectly, 25% or more of the total value of the outstanding shares of another corporation, PubCo will be treated as if it (a) held a proportionate share of the assets of such other corporation and (b) received directly a proportionate share of the income of such other corporation. Based on the anticipated timing of the Business Combination and the projected composition of PubCo’s income and assets, including goodwill, PubCo does not expect to be classified as a PFIC for its taxable year that includes the date of the Business Combination. However, PFIC status depends on the composition of a company’s income and assets and the fair market value of its assets from time to time, as well as on the application of complex statutory and regulatory rules that are subject to potentially varying or changing interpretations. As such, there can be no assurance that PubCo has never been, is not, and will not become a PFIC for any tax year during which U.S. Holders hold PubCo Ordinary Shares and/or PubCo Warrants, and U.S. Holders should consult with their tax advisors regarding the potential application of these rules.

If PubCo is a PFIC for any taxable year during which a U.S. Holder owns PubCo Ordinary Shares or PubCo Warrants and the U.S. Holder did not make the QEF or mark-to-market elections discussed below (including if such elections are not available), PubCo or such non-U.S. subsidiary generally will continue to be a PFIC with respect to that U.S. Holder for all succeeding years during which the U.S. Holder owns PubCo Ordinary Shares or PubCo Warrants, even if it ceases to meet the thresholds set forth under the asset test or the income test above, unless the U.S. Holder makes a “deemed sale” election with respect to its PubCo Ordinary Shares. If a U.S. Holder makes a “deemed sale” election, it will be deemed to have sold PubCo Ordinary Shares at their fair market value and any gain from such deemed sale would be subject to the rules described in the following paragraphs. After the deemed sale election, so long as PubCo does not become a PFIC in a subsequent taxable year, PubCo Ordinary Shares with respect to which such election was made will not be treated as shares in a PFIC and, as a result, the U.S. Holder will not be subject to the rules described below with respect to any “excess distribution” it receives from PubCo or any gain from an actual sale or other disposition of PubCo Ordinary Shares. U.S. Holders are strongly urged to consult their tax advisors as to the possibility and consequences of making a deemed sale election if PubCo is and then ceases to be a PFIC and such an election becomes available.

If PubCo is a PFIC for any taxable year during which a U.S. Holder holds PubCo Ordinary Shares, then, unless the U.S. Holder makes either an applicable PFIC election (or elections), as further described below, for the first taxable year and each subsequent taxable year of PubCo in which it was treated as a PFIC, such U.S. Holder generally will be subject to special adverse tax rules with respect to any “excess distribution” that it receives and any gain that it recognizes from a sale or other disposition, including certain pledges, of PubCo Ordinary Shares. For this purpose, distributions received in a taxable year that are greater than 125% of the average annual distributions received during the shorter of the three preceding taxable years or the U.S. Holder’s holding period for PubCo Ordinary Shares will be treated as an “excess distribution.” Under these rules:

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●	the excess distribution or recognized gain will be allocated ratably over the U.S. Holder’s holding period for PubCo Ordinary Shares;

●	the amount of the excess distribution or recognized gain allocated to the taxable year of distribution or gain, and to any taxable years in the U.S. Holder’s holding period prior to the first taxable year in which PubCo was treated as a PFIC, will be treated as ordinary income; and

●	the amount of the excess distribution or recognized gain allocated to each other taxable year will be subject to the highest tax rate in effect for individuals or corporations, as applicable, for each such year and the resulting tax will be subject to the interest charge generally applicable to underpayments of tax.

If PubCo is a PFIC for any taxable year during which a U.S. Holder holds PubCo Ordinary Shares and any of PubCo’s non-U.S. subsidiaries or other corporate entities in which PubCo owns equity interests is also a PFIC, the U.S. Holder would be treated as owning a proportionate amount (by value) of the shares of each such non-U.S. entity classified as a PFIC (each such entity, a “lower-tier PFIC”). Rules similar to those described above and below would apply to such shares. There can be no assurance that any of PubCo’s non-U.S. subsidiaries will not be classified as a PFIC for any taxable year. U.S. Holders should consult their own tax advisor regarding the application of the PFIC rules to PubCo’s lower-tier PFICs (if any).

In general, if PubCo is determined to be a PFIC, a U.S. Holder may avoid the adverse PFIC tax consequences described above in respect of PubCo Ordinary Shares (but not PubCo Warrants) by making and maintaining a timely and valid QEF election (if eligible to do so) to include in income its pro rata share of PubCo’s (and any lower-tier PFIC’s) net capital gains (as long-term capital gain) and other earnings and profits (as ordinary income), on a current basis, in each case whether or not distributed, in the first taxable year of the U.S. Holder in which or with which PubCo’s taxable year ends and each subsequent taxable year. A U.S. Holder generally may make a separate election to defer the payment of taxes on undistributed income inclusions under the QEF rules, but if deferred, any such taxes will be subject to an interest charge.

If a U.S. Holder has made a QEF election with respect to its PubCo Ordinary Shares (and any lower-tier PFICs), and the excess distribution rules discussed above do not apply to such shares (because a timely QEF election for PubCo (and each lower-tier PFIC) was made in its first taxable year as a PFIC in which the U.S. Holder holds (or is deemed to hold) such shares or a purge of the PFIC taint was made pursuant to a purging election, such as the deemed sale election as described above), any gain recognized on the sale of PubCo Ordinary Shares generally will be taxable as capital gain and no additional interest charge will be imposed under the PFIC rules. U.S. Holders should consult their tax advisors as to the application of the rules governing purging elections to their particular circumstances. As discussed above, if PubCo is a PFIC for any taxable year, a U.S. Holder of PubCo Ordinary Shares that has made a QEF election will be currently taxed on its pro rata share of PubCo’s earnings and profits, whether or not distributed for such year. A subsequent distribution of such earnings and profits that were previously included in income generally may not be treated as dividends when distributed to such U.S. Holder. The tax basis of a U.S. Holder’s shares in a QEF will be increased by amounts that are included in income, and decreased by amounts distributed but not taxed as dividends, under the above rules. In addition, if PubCo is not a PFIC for any taxable year, such U.S. Holder will not be subject to the QEF inclusion regime with respect to PubCo Ordinary Shares for such a taxable year.

The QEF election is made on a shareholder-by-shareholder basis and, once made, can be revoked only with the consent of the IRS. In order to make a QEF election, a U.S. Holder must receive a PFIC Annual Information Statement from PubCo (or the lower-tier PFIC, if applicable), which includes information about PubCo’s (or the lower-tier PFIC’s) ordinary earnings and net capital gain.

Within 120 days after the end of each of PubCo’s taxable years for which it reasonably believes that it may be a PFIC, PubCo will determine its PFIC status and the PFIC status of each of its non-U.S. subsidiaries and make those statuses available to its shareholders. If PubCo determines that it was, or could reasonably be deemed to have been, a PFIC for any taxable year, PubCo shall use commercially reasonable efforts to provide, and cause its non-U.S. subsidiaries that are PFICs, to provide U.S. Holders with tax information necessary to enable a U.S. Holder to make a QEF election with respect to PubCo and its non-U.S. subsidiaries, including a PFIC Annual Information Statement. PubCo’s obligation to determine its PFIC status and the PFIC status of each of its non-U.S. subsidiaries, and PubCo’s obligation to provide tax information, will last until the later of (i) five years after the end of PubCo’s current taxable year or (ii) such time as PubCo has reasonably determined that it is not a PFIC for three consecutive taxable years. After such period, PubCo currently intends to continue to determine its PFIC status and the PFIC status of each of its subsidiaries, and to provide the necessary information described above (including a PFIC Annual Information Statement) but there can be assurance that PubCo will in fact make those determinations or provide the necessary information.

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A U.S. Holder generally makes a QEF election by attaching a completed IRS Form 8621 (Information Return by a Shareholder of a Passive Foreign Investment Company or Qualified Electing Fund), including the information provided in a PFIC Annual Information Statement, to a timely filed U.S. federal income tax return for the tax year to which the election relates. Retroactive QEF elections generally may be made only by filing a protective statement with such return and if certain other conditions are met or with the consent of the IRS. U.S. Holders are urged to consult their tax advisors regarding the availability and tax consequences of a retroactive QEF election under their particular circumstances.

Alternatively, if PubCo is a PFIC and PubCo Ordinary Shares constitute “marketable stock,” a U.S. Holder may avoid the adverse PFIC tax consequences discussed above if such U.S. Holder makes a mark-to-market election with respect to such shares for the first taxable year in which it holds (or is deemed to hold) PubCo Ordinary Shares and each subsequent taxable year. Such U.S. Holder generally will include for each of its taxable years as ordinary income the excess, if any, of the fair market value of its PubCo Ordinary Shares at the end of such year over its adjusted basis in its PubCo Ordinary Shares. These amounts of ordinary income would not be eligible for the favorable tax rates applicable to QDI or long-term capital gains. The U.S. Holder also will recognize an ordinary loss in respect of the excess, if any, of its adjusted basis of its PubCo Ordinary Shares over the fair market value of its PubCo Ordinary Shares at the end of its taxable year (but only to the extent of the net amount of previously included income as a result of the mark-to-market election). The U.S. Holder’s basis in its PubCo Ordinary Shares will be adjusted to reflect any such income or loss amounts, and any further gain recognized on a sale or other taxable disposition of its PubCo Ordinary Shares will be treated as ordinary income.

Currently, a mark-to-market election may not be made with respect to PubCo Warrants. Also, because a mark-to-market election cannot be made for any lower-tier PFICs that PubCo may own, if PubCo were a PFIC for any taxable year, a U.S. Holder that makes the mark-to-market election may continue to be subject to the tax and interest charges under the general PFIC rules with respect to such U.S. Holder’s indirect interest in any subsidiaries of PubCo that are PFICs.

The mark-to-market election is available only for “marketable stock”—generally, stock that is regularly traded on a registered national securities exchange that is registered with the SEC, including Nasdaq (on which PubCo Ordinary Shares are intended to be listed). If made, a mark-to-market election would be effective for the taxable year for which the election was made and for all subsequent taxable years unless PubCo Ordinary Shares cease to qualify as “marketable stock” for purposes of the PFIC rules or the IRS consents to the revocation of the election. U.S. Holders are urged to consult their tax advisors regarding the availability and tax consequences of a mark-to-market election with respect to PubCo Ordinary Shares under their particular circumstances.

The application of the PFIC rules to PubCo Warrants is unclear. Proposed Treasury Regulations issued under the PFIC rules generally treat an “option” (which would include an PubCo Warrant) to acquire the stock of a PFIC as stock of the PFIC, while final Treasury Regulations issued under the PFIC rules provide that the QEF election does not apply to options, and no mark-to-market election (discussed above) is currently available with respect to options. Therefore, if the proposed Treasury Regulations are finalized in their current form, U.S. Holders of PubCo Warrants would be subject to the PFIC rules described above but would not be able to make any PFIC elections with respect to PubCo Warrants.

However, a U.S. Holder may make a QEF election with respect to a PubCo Ordinary Share acquired upon the exercise of a PubCo Warrant, and a QEF election previously made with respect to PubCo Ordinary Shares will apply to PubCo Ordinary Shares newly acquired upon exercise of a PubCo Warrant. Notwithstanding such QEF election, the adverse tax consequences relating to PFIC shares, adjusted to take into account the current income inclusions resulting from the QEF election, will continue to apply with respect to such newly acquired PubCo Ordinary Shares (which, under proposed regulations, will be deemed to have a holding period for purposes of the PFIC rules that includes the period the U.S. Holder held PubCo Warrants), unless the U.S. Holder makes a purging election under the PFIC rules (such as the deemed sale election discussed above). U.S. Holders should consult with their own tax advisors regarding the application of the PFIC rules to PubCo Warrants.

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A U.S. Holder that owns (or is deemed to own) shares in a PFIC during any taxable year of the U.S. Holder may have to file an IRS Form 8621(Information Return by a Shareholder of a Passive Foreign Investment Company or Qualified Electing Fund) (whether or not a QEF or mark-to-market election is made) and to provide such other information as may be required by the Treasury. Failure to do so, if required, will extend the statute of limitations applicable to such U.S. Holder until such required information is furnished to the IRS.

The rules dealing with PFICs and with the purging, QEF, and mark-to-market elections are very complex and are affected by various factors in addition to those described above. Accordingly, U.S. Holders of PubCo Ordinary Shares and PubCo Warrants are urged to consult their own tax advisors concerning the application of the PFIC rules to PubCo securities under their particular circumstances.

Information Reporting, Backup Withholding and Additional Reporting Requirements. Dividend payments with respect to the PubCo Ordinary Shares and proceeds from the sale, exchange or redemption of the PubCo Ordinary Shares or PubCo Warrants may be subject to information reporting filed with the IRS unless the U.S. Holder is an exempt recipient. Backup withholding may apply to such payments if the U.S. Holder fails to provide a taxpayer identification number, a certification of exempt status or has been notified by the IRS that it is subject to backup withholding (and such notification has not been withdrawn). Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a U.S. Holder’s federal income tax liability provided that the required information is timely furnished to the IRS.

Certain U.S. Holders (and to the extent provided in IRS guidance, certain individual Non-U.S. Holders) holding specified foreign financial assets with an aggregate value in excess of the applicable dollar thresholds are required to report information to the IRS relating to PubCo Ordinary Shares or PubCo Warrants, subject to certain exceptions (including an exception for PubCo Ordinary Shares held in accounts maintained by U.S. financial institutions), by attaching a complete IRS Form 8938 (Statement of Specified Foreign Financial Assets) with their tax return for each year in which they hold PubCo Ordinary Shares or PubCo Warrants. Substantial penalties apply to any failure to file IRS Form 8938, and the period of limitations on assessment and collection of U.S. federal income taxes will be extended in the event of a failure to comply. U.S. Holders are urged to consult their tax advisors regarding the effect, if any, of these rules on the ownership and disposition of PubCo Ordinary Shares or PubCo Warrants.

Non-U.S. Holders

Dividends and Other Distributions on PubCo Ordinary Shares. Subject to the discussion below concerning backup withholding, Non-U.S. Holders generally will not be subject to U.S. federal income tax or withholding tax on dividends (including dividends with respect to constructive distributions, as further described under the heading “—U.S. Holders—Possible Constructive Distributions”) received from PubCo on PubCo Ordinary Shares (or, with respect to constructive distributions, on PubCo Warrants) unless the income from such dividends is effectively connected with the conduct of a trade or business of the Non-U.S. Holder within the United States and, if provided under an applicable income tax treaty, is attributable to a permanent establishment or a fixed base maintained by the Non-U.S. Holder in the United States, in which case, a Non-U.S. Holder will be subject to regular federal income tax on such dividend generally in the same manner as discussed in the section above under “—U.S. Holders—Dividends and Other Distributions on PubCo Ordinary Shares,” unless an applicable income tax treaty provides otherwise. In addition, earnings and profits of such a Non-U.S. Holder that is a corporation that are attributable to such dividend, as determined after allowance for certain adjustments, may be subject to an additional branch profits tax at a rate of 30%, or at a lower rate as may be specified by an applicable income tax treaty.

Gain or Loss on Sale, Taxable Exchange or other Taxable Disposition of PubCo Ordinary Shares and PubCo Warrants. Subject to the discussion below concerning backup withholding, Non-U.S. Holders generally will not be subject to U.S. federal income tax or withholding tax on any gain realized upon the sale, exchange or other disposition of PubCo Ordinary Shares or PubCo Warrants, unless either:

●

the gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. Holder maintains a permanent establishment or fixed place of business in the United States to which such gain is attributable); or

●	the Non-U.S. Holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the redemption and certain other requirements are met.

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Gain described in the first bullet point above generally will be subject to U.S. federal income tax on a net income basis at the regular graduated rates. A Non-U.S. Holder that is a corporation may also be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected gain, as adjusted for certain items.

Gain described in the second bullet point above will be subject to U.S. federal income tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty), which may be offset by U.S. source capital losses of the Non-U.S. Holder (even though the individual is not considered a resident of the United States) provided that the Non-U.S. Holder has timely filed U.S. federal income tax returns with respect to such losses. In addition, earnings and profits of a corporate Non-U.S. Holder that are attributable to such gain, as determined after allowance for certain adjustments, may be subject to an additional branch profits tax at a rate of 30%, or at a lower rate as may be specified by an applicable income tax treaty.

Exercise, Lapse or Redemption of PubCo Warrants. The U.S. federal income tax treatment of a Non-U.S. Holder’s exercise of a PubCo Warrant, the lapse of a PubCo Warrant held by a Non-U.S. Holder, or PubCo’s redemption of PubCo Warrants for cash generally will correspond to the U.S. federal income tax treatment of the exercise or lapse of a PubCo Warrant by a U.S. Holder, as described under “—U.S. Holders—Exercise, Lapse or Redemption of PubCo Warrants,” above, although to the extent a cashless exercise results in a taxable exchange, the consequences would be similar to those described under the heading in this section titled “—Gain or Loss on Sale, Taxable Exchange, or other Taxable Disposition of PubCo Ordinary Shares and PubCo Warrants” for a Non-U.S. Holder’s gain on the sale or other disposition of PubCo Warrants.

Information Reporting and Backup Withholding. Payments of dividends on PubCo Ordinary Shares and amounts received with respect to the sale or other disposition of PubCo Ordinary Shares or PubCo Warrants will not be subject to backup withholding, provided that the applicable withholding agent does not have actual knowledge or reason to know the holder is a United States person and the holder either certifies its non-U.S. status, such as by furnishing a valid IRS Form W-8BEN, W-8BEN-E or W-8ECI, or otherwise establishes an exemption. However, information returns may be filed with the IRS in connection with any payments of dividends on PubCo Ordinary Shares paid to the Non-U.S. Holder or amounts received with respect to the sale or other disposition of PubCo Ordinary Shares or PubCo Warrants by the Non-U.S. Holder, regardless of whether any tax was actually withheld.

Copies of information returns that are filed with the IRS may be made available under the provisions of an applicable treaty or agreement to the tax authorities of the country in which the Non-U.S. Holder resides or is established. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a Non-U.S. Holder’s U.S. federal income tax liability, provided that the required information is timely furnished to the IRS.

THE U.S. FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND MAY NOT BE APPLICABLE TO YOU DEPENDING UPON YOUR PARTICULAR SITUATION. WE URGE YOU TO CONSULT YOUR OWN TAX ADVISOR WITH RESPECT TO THE TAX CONSEQUENCES TO YOU OF THE DISPOSITION OF TGVC CLASS A COMMON STOCK AND TGVC PUBLIC WARRANTS IN CONNECTION WITH THE BUSINESS COMBINATION, AND OF THE ACQUISITION, OWNERSHIP AND DISPOSITION OF PUBCO ORDINARY SHARES AND PUBCO WARRANTS, INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL, ESTATE & GIFT, FOREIGN AND OTHER TAX LAWS AND TAX TREATIES AND THE POSSIBLE EFFECTS OF CHANGES IN U.S. OR OTHER TAX LAWS.

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Description of PubCo Securities

References in this section to “we,” “us,” or “our” are to PubCo, except where the context requires otherwise.

We are a BVI company incorporated with limited liability and our affairs are governed by the provisions of the PubCo Governing Documents, as amended and restated from time to time, and by the provisions of applicable BVI law, including the BVI Act and the common law of the BVI.

Our company number in the BVI is 2111418. As provided in clause 4 of our memorandum of association, subject to BVI law, we have full power and authority to carry out any object not prohibited by the laws of the BVI.

The following description summarizes certain terms of our shares as set out more particularly in the PubCo Governing Documents to be effective at or prior to Closing and attached to this proxy statement/prospectus as Annex B. Because it is only a summary, and it may not contain all the information that is important to you, we urge you to read the applicable provisions of the BVI law and PubCo Governing Documents carefully and in their entirety because they describe your rights as a holder of PubCo Ordinary Shares.

Authorized Shares

We are authorized to issue 200,000,000 PubCo Ordinary Shares.

Register of Members

Under the BVI Act, shares in PubCo are deemed to be issued when the name of the shareholder is entered in our register of members. PubCo’s register of members will be maintained by its transfer agent. If (i) information that is required to be entered in the register of members is omitted from the register or is inaccurately entered in the register, or (ii) there is unreasonable delay in entering information in the register, a shareholder of PubCo, or any Person who is aggrieved by the omission, inaccuracy or delay, may apply to the BVI court for an order that the register be rectified, and the court may either refuse the application or order the rectification of the register, and may direct PubCo to pay all costs of the application and any damages the applicant may have sustained.

PubCo Ordinary Shares

The following summarizes the rights of holders of the PubCo Ordinary Shares:

●	each holder of PubCo Ordinary Shares is entitled to one vote per share on all matters to be voted on by shareholders generally, including the election of directors;

●	the holders of the PubCo Ordinary Shares are entitled to dividends and other distributions, as may be declared from time to time by the PubCo Board out of funds legally available for that purpose, if any, and pursuant to the PubCo Governing Documents, all distributions unclaimed for three years after having been declared shall be forfeited and shall revert to PubCo; and

●	upon our liquidation, dissolution or winding up, the holders of PubCo Ordinary Shares will be entitled to share ratably in the distribution of all of our assets remaining available for distribution after satisfaction of all our liabilities.

PubCo Warrants

There are no PubCo Warrants outstanding as of the date of this proxy statement/prospectus. Each TGVC Warrant outstanding immediately prior to the TGVC Merger Effective Time will be assumed by PubCo and converted into an Assumed TGVC Warrant exercisable for one PubCo Ordinary Share at an exercise price of $11.50 per share. Each Assumed TGVC Warrant will otherwise continue to have and be subject to substantially the same terms and conditions as were applicable to such TGVC Warrant immediately prior to the TGVC Merger Effective Time.

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As a result, at the TGVC Merger Effective Time, there will be outstanding 17,057,500 PubCo Warrants to purchase one PubCo Ordinary Share, or an aggregate of 17,057,500 PubCo Ordinary Shares, at a price of $11.50 per share. The PubCo Warrants will be exercisable beginning 30 days after completion of the Business Combination and will expire five years after the completion of the Business Combination, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

Preemptive Rights

Holders of PubCo Ordinary Shares do not have any preemptive or other rights to subscribe for additional shares pursuant to the PubCo Governing Documents.

Shareholders’ Meetings

The following summarizes certain relevant provisions of BVI law and the PubCo Governing Documents in relation to our shareholders’ meetings:

●	the directors of PubCo may convene meetings of shareholders at such times and in such manner and places within or outside the BVI as the directors consider necessary or desirable;

●	upon the written request of shareholders entitled to exercise 30% or more of the voting rights in respect of the matter for which the meeting is requested, the directors are required to convene a meeting of the shareholders while any such request must state the proposed purpose of the meeting;

●	the directors convening a meeting must give not less than 10 clear days’ notice of the proposed meeting to those persons whose names, on the date the notice is given, appear as a shareholder in the register of members of PubCo and are entitled to vote at the meeting. In determining “clear days,” the day the notice is received and the day on which the proposed meeting is to be held are not counted;

●	a shareholder may be represented at a meeting of shareholders by a proxy who may speak and vote on behalf of the shareholder;

●	a meeting of shareholders is duly constituted if, at the commencement of the meeting, there are present in person or by proxy shareholders whose shares represent a majority of the votes of the shares entitled to vote on resolutions of shareholders to be considered at the meeting; and

●	a resolution of shareholders is passed at a meeting of shareholders where approved by a simple majority of the shareholders as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting. In computing the majority when a poll is demanded, regard shall be had to the number of votes to which each shareholder is entitled by the articles of association.

As permitted by BVI law, the PubCo Governing Documents permit the adoption by the shareholders of resolutions in writing, provided that such resolutions are approved by all shareholders entitled to vote thereon.

Appointment of Directors

Directors are appointed by resolution of the shareholders. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares voted for the election of directors can elect all of the directors. The directors are divided into three classes: Class I, Class II and Class III. The number of directors in each class must be as nearly equal as possible. The first Class I Directors shall stand elected for a term expiring at PubCo’s first annual general meeting, the first Class II Directors shall stand elected for a term expiring at PubCo’s second annual general meeting and the first Class III Directors shall stand elected for a term expiring at PubCo’s third annual general meeting. Commencing at PubCo’s first annual general meeting, and at each annual general meeting thereafter, directors elected to succeed those directors whose terms expire shall be elected by shareholder resolution for a term of office to expire at the third succeeding annual general meeting after their election. In the interim between annual general meetings or extraordinary general meetings called for the election of directors and/or the removal of one or more directors and the filling of any vacancy in that connection, additional directors and any vacancies in the PubCo Board may be filled by the vote of a majority of the remaining directors then in office. A director may be removed from office by a resolution of the shareholders or of all the directors (other than the director who is subject to removal) for “Cause,” as defined in our articles of association.

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Nominations of any individual for election to the PubCo Board at an annual general meeting or an extraordinary general meeting (but only if the election of directors is a matter specified in the notice of meeting given by or at the direction of the person calling such meeting) may be made by any shareholder or the PubCo Board, provided that notice of such nomination must be given to PubCo not later than 10 days following the earlier of the date on which notice of the meeting was posted to the shareholders or the date on which public disclosure of the date of the meeting was made.

Shareholder Rights Generally

The BVI Act provides for a series of remedies that may be available to shareholders. Where a company incorporated under the BVI Act conducts some activity that breaches the BVI Act or its governing documents, the BVI court can issue a restraining or compliance order. Shareholders can also bring derivative or personal actions under certain circumstances. Where a shareholder considers that the affairs of the company have been, are being or are likely to be conducted in a manner likely to be oppressive, unfairly discriminating or unfairly prejudicial to the shareholder, the shareholder may apply to the BVI court for an order in respect of such conduct.

Any shareholder of a BVI company may apply to a BVI court for the appointment of a liquidator for the company and the court may appoint a liquidator for the company if it is of the opinion that it is just and equitable to do so.

The BVI Act provides that any shareholder is entitled to payment of the fair value of his shares upon dissenting from any of the following: (i) a merger (except in certain limited circumstances); (ii) a consolidation; (iii) any sale, transfer, lease, exchange or other disposition of more than 50% in value of the assets or business of the company if not made in the usual or regular course of the business carried on by the company but not including (A) a disposition pursuant to an order of the court having jurisdiction in the matter, (B) a disposition for money on terms requiring all or substantially all net proceeds to be distributed to the shareholders in accordance with their respective interest within one year after the date of disposition, or (C) a transfer pursuant to the power of the directors to transfer assets for the protection thereof; (iv) a redemption of 10% or fewer of the issued shares of the company required by the holders of 90% or more of the shares of the company pursuant to the terms of the BVI Act; and (v) an arrangement, if permitted by the BVI court.

Generally, any other claims against a company by its shareholders must be based on the general laws of contract or tort applicable in the BVI or their individual rights as shareholders as established by the PubCo Governing Documents.

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Comparison of Corporate Governance and Shareholder Rights

The rights of TGVC Stockholders are currently governed by the DGCL and the TGVC Charter. At the effective time of the TGVC Merger, the TGVC Stockholders will automatically receive PubCo Ordinary Shares. Accordingly, after the Business Combination, the rights of the holders of PubCo Ordinary Shares will be governed by BVI law and the PubCo Governing Documents. The following discussion summarizes material differences between the current rights of holders of TGVC Common Stock under the DGCL, the TGVC Charter and TGVC Bylaws and the rights of the holders of PubCo Ordinary Shares under BVI law and the PubCo Governing Documents following the Closing.

The discussion in this section does not include a description of rights or obligations under the U.S. federal securities laws or Nasdaq rules, many of which are similar to, or have an effect on, matters described herein under Delaware or BVI law. Such rights or obligations generally apply equally to shares of TGVC Common Stock and PubCo Ordinary Shares.

This summary is not intended to be a complete discussion of the respective rights of TGVC Stockholders and PubCo shareholders and may not contain all of the information that is important to you. This summary is qualified in its entirety by reference to the DGCL, the Business Combination Agreement, the TGVC Governing Documents and the PubCo Governing Documents, which we urge you to read carefully and in their entirety. TGVC and PubCo urge you to carefully read this entire proxy statement/prospectus, the relevant provisions of the DGCL, the Business Combination Agreement, and the other documents to which we refer in this proxy statement/prospectus for a more complete understanding of the differences between the rights of a PubCo shareholder and the rights of a TGVC Stockholder. TGVC has filed its governing documents with the SEC and will send copies of these documents to you, without charge, upon your request. See the section titled “Where You Can Find More Information.”

Provision	TGVC	PubCo
Authorized Capital	The total number of shares of all classes of capital stock, each with a par value of $0.0001 per share, is 111,000,000 shares, consisting of (a) 100,000,000 shares of common stock, including (i) 100,000,000 shares of Class A Common Stock and (ii) 10,000,000 shares of Class B Common Stock, and (b) 1,000,000 shares of preferred stock (the “Preferred Stock”).	200,000,000 ordinary shares of $0.0001 par value each.
Preferred (Preference) Shares	The TGVC Charter empowers the TGVC Board, by resolution, to provide out of the unissued shares of the Preferred Stock one or more series of Preferred Stock and to establish from time to time the number of shares to be included in each such series, and to fix the voting rights, if any, designations, powers, preferences and relative, participating, optional, special and other rights, if any, of each such series and any qualifications, limitations and restrictions thereof.	N/A
Amendments to Organizational Documents (i.e., PubCo Governing Documents and TGVC Governing Documents)	Pursuant to the TGVC Charter, the TGVC Board has the power to amend the TGVC Charter, subject to limitations in the DGCL. The TGVC Board also has the power, and is expressly authorized, to adopt, amend, alter or repeal the TGVC Bylaws by affirmative vote of a majority of the TGVC Board. The TGVC Bylaws also may be adopted, amended, altered or repealed by the TGVC Stockholders by an affirmative vote of the holders of at least a majority of the voting power of all then outstanding shares of TGVC Capital Stock entitled to vote generally in the election of directors, voting together as a single class.	Pursuant to the BVI Act and the PubCo Governing Documents, amendments to the PubCo Governing Documents will be required to be approved by a resolution of shareholders of PubCo or a resolution of the PubCo Board save where a shareholder resolution is required as noted further below. All or any of the rights attached to any class of shares of PubCo (unless otherwise provided by the terms of issue of the shares of that class) may, whether or not PubCo is being wound up, be varied with the consent in writing of all the holders of the issued shares of that class or series or with the sanction of a resolution passed by a majority of the votes cast at a separate meeting of the holders of the shares of the class or series. Pursuant to the BVI Act and the PubCo Governing Documents, the PubCo Board does not have the power to amend the PubCo Governing Documents: (i) to restrict the rights or powers of the shareholders to amend the PubCo Governing Documents; (ii) to change the percentage of shareholders required to pass a resolution to amend the PubCo Governing Documents; (iii) in circumstances where the PubCo Governing Documents cannot be amended by the shareholders; or (iv) to clauses 6 (Rights Attaching to Shares), 7 (Variation of Class Rights), 8 (Rights Not Varied by the Issue of Shares Pari Passu) or 10 (Amendment of Memorandum and Articles of Association) of PubCo’s memorandum of association.

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Voting Rights

The holders of the TGVC Common Stock exclusively possess all voting power. Each holder of TGVC Common Stock is entitled to one vote for each share on each matter properly submitted to the stockholders. At any annual or special meeting of the TGVC Stockholders, holders of the TGVC Class A Common Stock and holders of the TGVC Class B Common Stock, voting together as a single class, have the exclusive right to vote for the election of directors and on all other matters properly submitted to a vote of the TGVC Stockholders. Holders of shares of any series of TGVC Common Stock cannot vote on any amendment to the TGVC Charter (including any amendment to any Preferred Stock Designation) that relates solely to the terms of one or more outstanding series of Preferred Stock or other series of TGVC Common Stock if the holders of such affected series of Preferred Stock or TGVC Common Stock, as applicable, are entitled exclusively, either separately or together with the holders of one or more other such series, to vote thereon.

At any stockholders meeting, every TGVC Stockholder entitled to vote may vote in person or by proxy.

Each PubCo Ordinary Share has one vote. The PubCo Governing Documents provide that directors are appointed by a resolution passed by a simple majority of the shareholders of PubCo as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting. In computing the majority when a poll is demanded, regard shall be had to the number of votes to which each shareholder of PubCo is entitled. All other matters submitted to the shareholders of PubCo will be decided in the same manner unless otherwise specified in the PubCo Governing Documents or BVI law.
Redemption of Shares; Treasury Shares

Pursuant to Delaware law, shares may be repurchased or otherwise acquired, subject to the solvency restrictions of Delaware law, except that shares subject to redemption at the option of TGVC may not be repurchased at a price which exceeds the price at which they could then be redeemed.

Pursuant to Delaware law, TGVC may hold or sell treasury shares.

Pursuant to BVI law, shares may be repurchased, redeemed or otherwise acquired, subject to the solvency restrictions of BVI law, the requirement for shareholder consent and the approval by resolution of the PubCo Board.

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Shareholder/Stockholder Written Consent	The TGVC Charter provides that until TGVC consummates an initial public offering, any action that may or is required to be taken at any annual or special meeting of stockholders may be taken without a meeting, without prior notice and without a vote, by means of written consent.	The PubCo Governing Documents provide that any resolution of the shareholders of PubCo may be passed in writing, provided that such resolution is approved by all shareholders entitled to vote thereon.
Notice Requirements for Shareholder/Stockholder Nominations and Other Proposals	The TGVC Charter states that for a director nomination to be made by a TGVC Stockholder, such stockholder must have given timely notice thereof in proper written form to the TGVC Secretary. To be in proper written form, a TGVC Stockholder’s notice to the Secretary must set forth (i) as to each person whom the TGVC Stockholder proposes to nominate for election as a director (A) the name, age, business address and residence address of the person, (B) the principal occupation or employment of the person, (C) the class or series and number of shares of TGVC Capital Stock that are owned beneficially or of record by the person, and (D) any other information relating to the person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder; and (ii) as to the stockholder giving the notice (A) the name and record address of such stockholder as they appear on TGVC’s books and the name and address of the beneficial owner, if any, on whose behalf the nomination is made, (B) the class or series and number of shares of capital stock that are owned beneficially and of record by such stockholder and the beneficial owner, if any, on whose behalf the nomination is made, (C) a description of all arrangements or understandings relating to the nomination to be made by such stockholder among such stockholder, the beneficial owner, if any, on whose behalf the nomination is made, each proposed nominee and any other person or persons (including their names), (D) a representation that such stockholder (or a qualified representative of such stockholder) intends to appear in person or by proxy at the meeting to nominate the persons named in its notice, and (E) any other information relating to such stockholder and the beneficial owner, if any, on whose behalf the nomination is made that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder. Such notice must be accompanied by a written consent of each proposed nominee to being named as a nominee and to serve as a director if elected.	Under the PubCo Governing Documents, the nomination of an individual for election to the PubCo Board may, where the election of directors is a matter specified in the notice of meeting, be made by any shareholder or the PubCo Board, provided that notice of such nomination must be given to PubCo not later than 10 days following the earlier of the date on which notice of the meeting was posted to the shareholders or the date on which public disclosure of the date of the meeting was made.

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Meeting of Shareholders/ Stockholders—Notice	The TGVC Bylaws provide that written notice of each stockholders meeting must state the place, if any, date, and time of the meeting, and the means of remote communication, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting and the record date for determining the stockholders entitled to vote at the meeting. Notice must be given no less than 10 nor more than 60 days before the date of the meeting unless otherwise required by Delaware law.	The BVI Act permits as few as 7 days’ notice of meetings of shareholders to be provided to shareholders. However, under the PubCo Governing Documents, not less than 10 clear days’ notice is required and no maximum limit is specified.
Meeting of Shareholders/ Stockholders—Call of Meeting

The TGVC Bylaws provide that the time and place of the annual meeting of stockholders shall be determined by the TGVC Board and stated in the notice of the meeting.

Special meetings of stockholders may be called only by the Chairman of the Board, the Chief Executive Officer of TGVC, or the TGVC Board pursuant to a resolution adopted by a majority of the TGVC Board. The ability of the stockholders to call a special meeting is specifically denied.

Meetings of shareholders may be called by the directors and shall be called by the directors upon requisition by shareholders holding 30% of the voting rights in respect of the matter for which the meeting is requested. Notwithstanding the foregoing, a general meeting shall be deemed to have been duly convened if shareholders holding a 90% majority of the total voting rights on all the matters to be considered at the meeting have waived notice of the meeting and, for this purpose, the presence of a shareholder at the meeting shall be deemed to constitute waiver on his part.
Meeting of Shareholders/ Stockholders—Quorum

Pursuant to Delaware law, the certificate of incorporation or bylaws may specify the number of shares required to constitute a quorum at a meeting of stockholders, but in no event may a quorum consist of less than one-third of shares entitled to vote at a meeting of stockholders.

The TGVC Bylaws provide that the presence, in person or by proxy, at a stockholders meeting representing a majority of the voting power of all outstanding shares entitled to vote at such meeting shall constitute a quorum.

When specified business is to be voted on by a class or series of stock voting as a class, the holders of shares representing a majority of the voting power of the outstanding shares of such class or series shall constitute a quorum. If a quorum is not be present or represented by proxy at any meeting of the stockholders, the chairman of the meeting may adjourn the meeting until a quorum will attend. The stockholders present at a duly convened meeting may continue to transact business until adjournment, notwithstanding the withdrawal of enough stockholders to leave less than a quorum.

Pursuant to BVI law, a quorum for a meeting of shareholders is as designated in the memorandum and articles of association. A quorum for a meeting of shareholders is designated in the PubCo Governing Documents as being present if, at the commencement of the meeting, there are present in person or by proxy not less than 50% of the votes of the shares or class or series of shares entitled to vote on resolutions of shareholders to be considered at the meeting.

If a quorum is not present within two hours from the time appointed for the meeting to commence, the meeting, if convened upon a shareholders’ requisition, shall be dissolved and in any other case it shall stand adjourned to the next business day at the same time and place or to such other day, time and/or place as the directors may determine, and if at the adjourned meeting there are present within one hour from the time appointed for the meeting to commence in person or by proxy not less than one third of the votes of the shares or each class or series of shares entitled to vote on the resolutions to be considered by the meeting, those present shall constitute a quorum but otherwise the meeting shall be dissolved.

In addition, the chairman of the general meeting may adjourn the meeting from time to time and from place to place.

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Meeting of Shareholders/ Stockholders—Record Date	In accordance with Delaware law, the TGVC Bylaws state that the record date for determining the stockholders entitled to notice of any meeting of stockholders will be as fixed by the TGVC Board, but may not precede the date on which the resolution fixing the record date is adopted by the TGVC Board and may not be more than 60 days nor less than 10 days before the date of such meeting of stockholders. If the TGVC Board fixes a date, that date will also be the record date for determining the stockholders entitled to vote at such meeting unless the TGVC Board, at the time it fixes such record date, that a later date on or before the date of the meeting will be the date for making such determination. If no record date is fixed by the TGVC Board, the record date will be the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held.

Under the PubCo Governing Documents, subject to any applicable rules of the applicable stock exchange on which the PubCo Ordinary Shares are listed, in lieu of, or apart from, closing the register of shareholders, the directors may fix in advance or arrears a date as the record date for any such determination of shareholders entitled to vote at any meeting of the shareholders or any adjournment thereof.

If the register of shareholders is not so closed and no record date is fixed for the determination of shareholders entitled to vote at a meeting of shareholders, the date on which notice of the meeting is sent shall be the record date for such determination of shareholders. When a determination of shareholders entitled to vote at any meeting of shareholders has been made as provided in the PubCo Governing Documents, such determination shall apply to any adjournment thereof.

Directors—Election/Appointment	The TGVC Bylaws provide that Directors are appointed at meetings of stockholders at which a quorum is present by a plurality of the votes cast by the stockholders present in person or represented by proxy.	Directors are appointed by resolution of the shareholders of PubCo save for a vacancy of directors in which case the directors of PubCo may appoint one or more directors to fill such a vacancy on the board.

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Directors—Term	The TGVC Governing Documents provide that a director holds office until the annual meeting for the year in which his or her term expires and until his or her successor has been elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal.

The directors of PubCo shall be divided into three classes: class I, class II and class III. The number of directors in each class shall be as nearly equal as possible. The Class I directors shall be elected for a three year term of office, the Class II directors shall be elected for a two year term of office, and the Class III directors shall be elected for a one year term of office. Commencing at PubCo’s first annual general meeting, and at each annual general meeting thereafter, directors elected to succeed those directors whose terms expire shall be elected by resolution of shareholders for a three year term of office.

The term of a director appointed to fill a vacancy resulting from the death, resignation or removal of a director may not exceed the term that remained when the person who has ceased to be a director left or otherwise ceased to hold office.

Directors—Removal	The TGVC Charter provides that any or all of the directors may be removed from office at any time for cause and by the affirmative vote of holders of a majority of the voting power of all then outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a single class.	PubCo directors may be removed for cause (as that term is more particularly defined in the PubCo Governing Documents) by resolution of the shareholders.
Directors—Vacancy	The TGVC Governing Documents provide that newly-created directorships resulting from an increase in the number of directors and any vacancies on the TGVC Board resulting from death, resignation, retirement, disqualification, removal or other cause may be filled solely and exclusively by a majority vote of the remaining directors then in office, even if less than a quorum, or by a sole remaining director (and not by stockholders). Any director so chosen shall hold office for the remainder of the full term of the class of directors to which the new directorship was added or in which the vacancy occurred and until his or her successor has been elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal.	Under the PubCo Governing Documents, in the interim between annual general meetings or extraordinary general meetings called for the election of PubCo directors and/or the removal of one or more PubCo directors and the filling of any vacancy in that connection, additional PubCo directors and any vacancies in the PubCo Board, including unfilled vacancies resulting from the removal of directors for “cause,” may be filled by the vote of a majority of the remaining directors then in office. The term of a director appointed to fill a vacancy resulting from the death, resignation or removal of a director may not exceed the term that remained when the person who has ceased to be a director left or otherwise ceased to hold office.

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Directors—Number

Under the DGCL, the number of directors is fixed by or in the manner provided in the bylaws unless fixed by the certificate of incorporation and if fixed by the certificate of incorporation, the number may be changed only by amendment to the certificate of incorporation.

The TGVC Governing Documents provide that the number of Directors, other than those who may be elected by the holders of one or more series of the Preferred Stock voting separately by class or series, shall be fixed from time to time exclusively by the TGVC Board pursuant to a resolution adopted by a majority of the TGVC Board. No minimum number is set.

Under BVI law, a board of directors must consist of at least one director. However, The PubCo Governing Documents provide that the number of directors shall be fixed by resolution of the shareholders.
Directors—Quorum and Vote Requirements	The TGVC Bylaws provide that a majority of the TGVC Board constitutes a quorum, and the act of a majority of the directors present at any meeting at which there is a quorum shall be the act of the TGVC Board, except as may be otherwise specifically provided by applicable law.	Under the PubCo Governing Documents, the quorum for the transaction of business of the directors is two directors.
Directors—Managing Director	Not applicable.	Not applicable.
Director—Alternates	Under the DGCL, directors may not act by proxy.	Under the BVI Act, subject to the memorandum and articles of a company, a director of the company may appoint as an alternate any other director or any other person who is not disqualified for appointment as a director.
Directors and Officers—Fiduciary Duties

Under the DGCL:

● Directors and officers must act in good faith, with due care, and in the best interest of the corporation and all of its stockholders.

● Directors and officers must refrain from self-dealing, usurping corporate opportunities and receiving improper personal benefits.

● Decisions made by directors on an informed basis, in good faith and in the honest belief that the action was taken in the best interest of the corporation and all of its stockholders will be protected by the “business judgment rule.”

Under the BVI Act, the directors of PubCo will have the duty: (i) to act honestly and in good faith in what the directors believe to be in the best interests of PubCo; and (ii) to exercise his powers as a director for a proper purpose and not act, or agree to PubCo acting, in a manner that contravenes the BVI Act or the PubCo Governing Documents. When exercising powers or performing duties as a director, the director shall exercise the care, diligence, and skill that a reasonable director would exercise in the same circumstances taking into account, but without limitation: (A) the nature of the company; (B) the nature of the decision; and (C) the position of the director and the nature of the responsibilities undertaken by him.

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Director—Indemnification; Indemnification Insurance

A summary of indemnification of officers and directors under the DGCL and the TGVC Governing Documents is discussed below following this table of comparison.

A Delaware corporation may purchase insurance in relation to any person who is or was a director or officer of the corporation.

A summary of indemnification of officers and directors under the BVI Act and the PubCo Governing Documents is discussed below following this table of comparison.

A BVI company may purchase insurance in relation to any person who is or was a director or officer of the company, including a liquidator of the company.

Sale of Assets	Pursuant to Delaware law, the sale of all or substantially all the assets of TGVC requires approval by the TGVC Board and the TGVC Stockholders holding at least a majority of the outstanding shares of TGVC Capital Stock entitled to vote thereon.	Under the BVI Act, the sale of more than 50% in value of the assets of the company not otherwise in the usual or regular course of business requires board approval and approval by a majority of the ordinary shares at a meeting at which a quorum is present (a quorum being 50% of the votes of the outstanding voting shares), unless disapplied. Under the PubCo Governing Documents this requirement is disapplied.
Compulsory Acquisition	Under the DGCL, in a process known as a “short form” merger, a corporation that owns at least 90% of the outstanding shares of each class of voting stock of another corporation that, absent such law, would be entitled to vote on such merger, may either merge the other corporation into itself and assume all of its obligations or merge itself into the other corporation by executing, acknowledging and filing with the Secretary of State of the State of Delaware a certificate of such ownership and merger setting forth a copy of the resolution of its board of directors authorizing such merger. If the parent corporation is a Delaware corporation that is not the surviving corporation, the merger also must be approved by a majority of the outstanding stock of the parent corporation entitled to vote thereon. If the parent corporation does not own all of the stock of the subsidiary corporation immediately prior to the merger, the minority stockholders of the subsidiary corporation party to the merger will have appraisal rights.	Under the BVI Act, subject to any limitations in a company’s memorandum and articles, shareholders holding 90% of the votes of the outstanding shares entitled to vote, and shareholders holding 90% of the votes of the outstanding shares of each class of shares entitled to vote, may give a written instruction to the company directing the company to redeem the shares held by the remaining shareholders.

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Dissolution/Winding Up

Under the DGCL, the dissolution of a corporation requires either (i) the approval of the board of directors and at least a majority of the outstanding stock entitled to vote thereon or (ii) the approval of all of the stockholders entitled to vote thereon.

The TGVC Charter provides that, after payment or provision for payment of the debts and other liabilities of TGVC, the holders of shares of TGVC Common Stock shall be entitled to receive all the remaining assets available for distribution to the TGVC Stockholders, ratably in proportion to the number of shares of TGVC Class A Common Stock (on an as converted basis with respect to shares of TGVC Class B Common Stock) held by them.

Under BVI law the liquidation of a company may be a voluntary solvent liquidation or a liquidation under the BVI Insolvency Act. If the liquidation is a solvent liquidation, the provisions of the BVI Act govern the liquidation. Subject to the memorandum and articles of association of a company, a liquidator may be appointed by a resolution of directors or resolution of shareholders but if the directors have commenced liquidation by a resolution of directors the shareholders must approve the liquidation plan by a resolution of shareholders.
Dissenters’/Appraisal Rights	Pursuant to Delaware law, a stockholder may dissent and obtain fair value of shares in connection with certain mergers and consolidations.	The BVI Act provides that any shareholder of a company is entitled to payment of the fair value of his shares upon dissenting from any of the following: (i) a merger; (ii) a consolidation; (iii) any sale, transfer, lease, exchange or other disposition of more than 50% in value of the assets or business of the company if not made in the usual or regular course of the business carried on by the company (subject to certain exceptions); (iv) a redemption of 10% or fewer, of the issued shares of the company required by the holders of 90% or more, of the shares of the company pursuant to the terms of the BVI Act; and (v) an arrangement, if permitted by the BVI court.
Shareholders’/Stockholders’ Derivative Actions

Pursuant to Delaware law, in any derivative suit instituted by a stockholder of a corporation, it must be averred in the complaint that the plaintiff was a stockholder of the corporation at the time of the transaction of which the stockholder complains or that such stockholder’s stock thereafter devolved upon such stockholder by operation of law.

Pursuant to Delaware law, the complaint must set forth with particularity the efforts of the plaintiff to obtain action by the board of directors (“demand refusal”) or the reasons for not making such effort (“demand excusal”).

Such action may not be dismissed or compromised without the approval of the court.

In general, the stockholder instituting the derivative suit must maintain stock ownership through the pendency of the derivative suit.

Under BVI law the proper claimant in an action in respect of an alleged wrong to the company is ordinarily the company itself and not a shareholder. The BVI Act provides that the BVI court may, on the application of a shareholder of a company, grant leave to that shareholder to: (i) bring proceedings in the name and on behalf of that company; or (ii) intervene in proceedings to which the company is a party for the purpose of continuing, defending or discontinuing the proceedings on behalf of the company.

In determining whether to grant leave, the Court must take the following matters into account: (i) whether the shareholder is acting in good faith; (ii) whether the derivative action is in the interests of the company taking account of the views of the company’s directors on commercial matters; (iii) whether the proceedings are likely to succeed; (iv) the costs of the proceedings in relation to the relief likely to be obtained; and (v) whether an alternative remedy to the derivative claim is available.

Leave to a shareholder to bring or intervene in proceedings may be granted only if the Court is satisfied that: (i) the company does not intend to bring, diligently continue or defend, or discontinue the proceedings, as the case may be; or (ii) it is in the interests of the company that the conduct of the proceedings should not be left to the directors or to the determination of the shareholders as a whole.

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Anti-Takeover Provisions

Delaware law generally prohibits “business combinations,” including mergers, sales and leases of assets, issuances of securities and similar transactions by a corporation, with an “interested stockholder” who directly or indirectly beneficially owns 15% or more of a corporation’s voting stock, within three years after the person or entity becomes an interested stockholder, unless:

● the business combination or the transaction which caused the person or entity to become an interested stockholder is approved by the board of directors prior to the business combination or the transaction;

● upon the completion of the transaction in which the person or entity becomes an interested stockholder, the interested stockholder holds at least 85% of the voting stock of the corporation not including (i) shares held by officers and directors and (ii) shares held by employee benefit plans under certain circumstances; or

● at or after the person or entity becomes an interested stockholder, the business combination is approved by the board of directors and holders of at least 66 2/3% of the outstanding voting stock, excluding shares held by the interested stockholder.

A Delaware corporation may elect not to be governed by this Delaware law by provision of its initial certificate of incorporation. TGVC did not make such an election in the TGVC Charter.

Not applicable.

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Indemnification of Directors and Officers:

Under the DGCL, a Delaware corporation may include in its certificate of incorporation a provision that, subject to the limitations described below, eliminates or limits the personal liability of a director to the corporation or its stockholders for monetary damages for breaches of fiduciary duty as a director. Such a provision may not eliminate or limit the liability of a director for (i) any breach of the duty of loyalty to the corporation or its stockholders, (ii) acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) the willful or negligent payment of unlawful dividends or purchases or redemptions of shares of stock, or (iv) transactions from which such director derived an improper personal benefit. The TGVC Charter includes a provision providing that directors of TGVC shall not be liable to TGVC or its stockholders for monetary damages for breach of fiduciary duty, except to the extent such exemption or limitation is not permitted by the DGCL or unless they violated their duty of loyalty to TGVC or its stockholders, acted in bad faith, knowingly or intentionally violated the law, authorized unlawful payments of dividends, unlawful stock purchases or unlawful redemptions, or derived improper personal benefit from their actions as directors.

The DGCL also provides that a Delaware corporation has the power to indemnify any person who is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (whether civil, criminal, administrative or investigative) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee of another entity, against reasonable expenses (including attorneys’ fees) and, in actions not brought by or in the right of the corporation, judgments, fines and amounts paid in settlement, in each case, actually and reasonably incurred in connection with such action, suit or proceeding, but only if such person acted in a manner reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action, had no reasonable cause to believe his or her conduct was unlawful, except that in any action brought by or in the right of the corporation, such indemnification may not be made if such person is adjudged liable to the corporation (unless otherwise determined by the court in which such action, suit or proceeding was brought or the Delaware Court of Chancery). In addition, under the DGCL, to the extent that a present or former director or officer of a Delaware corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to above or any claim, issue or matter therein, he or she must be indemnified by the corporation against expenses (including attorneys’ fees) actually and reasonably incurred by him or her. Furthermore, under the DGCL, a Delaware corporation is permitted to maintain directors’ and officers’ insurance.

Pursuant to the BVI Act and the PubCo Governing Documents, PubCo shall indemnify against all expenses, including legal fees, and against all judgments, fines and amounts paid in settlement and reasonably incurred in connection with legal, administrative or investigative proceedings any person who: (i) is or was a party or is threatened to be made a party to any threatened, pending or completed proceedings, whether civil, criminal, administrative or investigative, by reason of the fact that the person is or was a director, an officer or a liquidator of PubCo; or (ii) is or was, at the request of PubCo, serving as a director or in any other capacity is or was acting for, another body corporate or a partnership, joint venture, trust or other enterprise. This indemnification does not apply to a person unless the person acted honestly and in good faith and in what he believed to be the best interests of PubCo and, in the case of criminal proceedings, the person had no reasonable cause to believe that his conduct was unlawful.

Under the PubCo Governing Documents termination of any proceedings by any judgment, order, settlement, conviction or the entering of a nolle prosequi does not, by itself, create a presumption that the person did not act honestly and in good faith and with a view to the best interests of PubCo or that the person had reasonable cause to believe that his conduct was unlawful.

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Delaware Anti-Takeover Laws

The DGCL and the TGVC Governing Documents contain provisions that may prevent or discourage a third party from acquiring TGVC, even if the acquisition would be beneficial to its stockholders.

The authorized but unissued shares of TGVC Capital Stock are available for future issuances without stockholder approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved shares of TGVC Capital Stock could render more difficult or discourage an attempt to obtain control of TGVC by means of a proxy contest, tender offer, merger or otherwise.

TGVC is subject to the DGCL prohibiting TGVC from engaging in any “business combination” with an “interested stockholder” for a period of three years subsequent to the time that the stockholder became an interested stockholder unless:

●	prior to such time, the TGVC Board approved either the business combination or the transaction in which the stockholder became an interested stockholder;

●	upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owns at least 85% of the outstanding voting stock (with certain exclusions); or

●	at or after the person becomes an interested stockholder, the business combination is approved by the TGVC Board and authorized by a vote of at least 66 2/3% of the outstanding voting stock of TGVC not owned by the interested stockholder.

For purposes of the DGCL, an “interested stockholder” generally is defined as an entity or person (other than the corporation and any direct or indirect majority-owned subsidiary of the corporation) directly or indirectly beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated or associated with such entity or person.

For purposes of the DGCL, a “business combination” includes mergers, asset sales and other transactions resulting in financial benefit to a stockholder. The DGCL could prohibit or delay mergers or other takeover or change of control attempts with respect to TGVC and, accordingly, may discourage attempts that might result in a premium over the market price for the shares held by the TGVC Stockholders.

Shares Eligible For Future Sale

Upon the Closing, PubCo will be authorized to issue 200,000,000 PubCo Ordinary Shares and, based on the assumptions set out elsewhere in this proxy statement/prospectus, up 24,097,863 PubCo Ordinary Shares will be issued and outstanding, assuming no shares of TGVC Class A Common Stock are redeemed in connection with the Business Combination. In addition, we expect PubCo to have 17,057,500 PubCo Warrants issued and outstanding, each PubCo Warrant exercisable for one PubCo Ordinary Share at $11.50 per share. All of the PubCo Ordinary Shares issued in connection with the Business Combination will be freely transferable without further registration under the Securities Act by persons other than by (i) PubCo “affiliates” or TGVC’s “affiliates” with respect to their PubCo Ordinary Shares and PubCo Ordinary Shares underlying their PubCo Warrants; (ii) certain Flexi Shareholders pursuant to the BCA Lock-Up Agreements; and (iii) Flexi Shareholders who did not execute BCA Lock-Up Agreements that are subject to six-month market stand off or lock-up agreements under their respective agreements with Flexi. Sales of substantial amounts of the PubCo Ordinary Shares in the public market could adversely affect prevailing market prices of the PubCo Ordinary Shares. Prior to the Business Combination, there has been no public market for PubCo Ordinary Shares. PubCo intends to apply for listing of the PubCo Ordinary Shares and PubCo Warrants on Nasdaq, but PubCo cannot assure you that a regular trading market will develop in the PubCo Ordinary Shares and PubCo Warrants.

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Lock-Up Provisions

Lock-Up Agreements

In connection with the IPO, TGVC entered into the IPO Lock-Up Agreement with the IPO Lock-Up Shareholders, pursuant to which all of the IPO Lock-Up Securities held by such persons will be locked-up and subject to transfer restrictions, subject to certain exceptions, until the expiration of the Shares Lock-Up Period.

In addition, pursuant to the IPO Lock-Up Agreement, all of the warrants (or securities issued or issuable upon the exercise thereof) held by the IPO Lock-Up Shareholders will be locked-up and subject to transfer restrictions until the expiration of the Warrant Lock-Up Period.

Concurrently with the execution of the Business Combination Agreement, TGVC and PubCo entered into separate BCA Lock-Up Agreements with the BCA Lock-Up Shareholders, pursuant to which 95% of the BCA Lock-Up Securities held by such persons will be locked-up and subject to transfer restrictions, subject to certain exceptions until the expiration of the Shares Lock-Up Period.

Rule 144

Subject to the lock-up restrictions described above, all of the PubCo Ordinary Shares and PubCo Warrants issued in connection with the Business Combination will be freely transferable by persons other than by PubCo’s “affiliates” without restriction or further registration under the Securities Act.

Sales by affiliates of PubCo under Rule 144 are subject to certain requirements relating to manner of sale, notice and the availability of current public information about PubCo.

Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies

Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:

●	the issuer of the securities that was formerly a shell company has ceased to be a shell company;

●	the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

●	the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials); and

●	at least one year has elapsed from the time that the issuer filed Form 20-F type information with the SEC, which is expected to be filed promptly after completion of the Business Combination, reflecting its status as an entity that is not a shell company.

Rule 701

In general, under Rule 701 of the Securities Act as currently in effect, each of Flexi’s employees, consultants or advisors who purchases equity shares from PubCo in connection with a compensatory stock plan or other written agreement executed prior to the completion of the Business Combination is eligible to resell those equity shares in reliance on Rule 144, but without compliance with some of the restrictions, including the holding period, contained in Rule 144. However, the Rule 701 shares would remain subject to lock-up arrangements and would only become eligible for sale when the lock-up period expires.

Stock Market and Dividend Information

TGVC Units, TGVC Class A Common Stock and TGVC Warrants are traded on Nasdaq under the symbols “TGVCU,” “TGVC” and “TGVCW,” respectively.

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The closing price of the TGVC Units, the TGVC Class A Common Stock and the TGVC Warrants on December 5, 2022, the last Trading Day before announcement of the execution of the Business Combination Agreement, was $10.08, $10.13, and $0.0559 respectively. As of June 9, 2023, the closing price for each share of TGVC Class A Common Stock and TGVC Public Warrant was $10.48 and $0.025, respectively. As of June 9, 2023, the closing price for each TGVC Public Unit was $10.05.

PubCo intends to apply to list the PubCo Ordinary Shares and PubCo Warrants on Nasdaq with the ticker symbols “FLXG” and “FLXGW” respectively. The Business Combination Agreement provides that it is a condition to consummation of the Transactions that the PubCo Ordinary Shares and the Assumed TGVC Warrants to be issued in connection with the Transactions shall have been approved for listing on Nasdaq, subject only to any requirement to have a sufficient number of round lot holders of the PubCo Ordinary Shares or Assumed TGVC Warrants. The Nasdaq listing condition in the Business Combination Agreement may be waived by the parties to the Business Combination Agreement.

Holders

As of June 9, 2023, there was one holder of record of TGVC Class A Common Stock, seven holders of record of TGVC Class B Common Stock, 13 holders of record of TGVC Units and two holders of record of TGVC Warrants.

Dividend Policy

TGVC has not paid any cash dividends on the shares of TGVC Common Stock to date and does not intend to pay cash dividends prior to the completion of the Business Combination. The payment of any cash dividends after consummation of the Business Combination will be dependent upon the revenue, earnings and financial condition of PubCo from time to time. The payment of any dividends subsequent to the Business Combination will be within the discretion of the PubCo Board. After the consummation of the Business Combination, PubCo will be a holding company and will continue to have no material assets, other than its ownership interests in TGVC and Flexi. PubCo has no independent means of generating revenue. PubCo intends to rely on transfers/distributions from its subsidiaries and operating entities for its cash requirements, including distribution of dividends to PubCo shareholders.

Annual Meeting Shareholder Proposals

If the Business Combination is consummated, you will be entitled to attend and participate in PubCo’s annual meetings of shareholders. If PubCo holds a 2023 annual meeting of shareholders, it shall provide notice of or otherwise publicly disclose the date on which the 2023 annual meeting will be held. As a foreign private issuer, PubCo will not be subject to the SEC’s proxy rules.

PubCo Legal Matters

Conyers Dill & Pearman will pass upon the validity of the securities offered by this proxy statement/prospectus with respect to the PubCo Ordinary Shares and matters of BVI law.

Lucosky Brookman LLP will pass upon the validity of the PubCo Warrants under New York law.

DLA Piper LLP (US) has opined upon the material U.S. federal income tax consequences of the Business Combination.

Experts

The financial statements of TGVC as of December 31, 2022 and 2021, and for the year ended December 31, 2022 and the period from February 8, 2021 (inception) through December 31, 2021, appearing in this proxy statement/prospectus have been audited by Marcum LLP, an independent registered public accounting firm, as stated in their report appearing elsewhere in this proxy statement/prospectus (which contains an explanatory paragraph relating to substantial doubt about the ability of TGVC to continue as a going concern), and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The consolidated financial statements of Flexi as of December 31, 2022 and 2021, and for the years then ended, appearing in this proxy statement/prospectus have been audited by BF Borgers CPA PC, an independent registered public accounting firm, as set forth in their report appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

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Transfer Agent and Registrar

The transfer agent for TGVC’s securities is Continental Stock Transfer & Trust Company. The transfer agent for PubCo’s securities is             .

Submission of Stockholder Proposals

The TGVC Board is aware of no other matter that may be brought before the Special Meeting. Under the DGCL, only business that is specified in the Notice of Special Meeting to stockholders may be transacted at the Special Meeting.

Stockholder Communications

TGVC Stockholders and interested parties may communicate with the TGVC Board, any committee chairperson or the non-management directors as a group by writing to the board or committee chairperson in care of TG Venture Acquisition Corp., 1390 Market Street, Suite 200, San Francisco, CA 94102. Following the Closing, such communications should be sent to c/o The Flexi Group Holdings Ltd, Wisma UOA Damansara II, Penthouse 16-1 Level 16, No. 6, Changkat Semantan, Bukit Damansara, 50490 Kuala Lumpur, Malaysia. Each communication will be forwarded, depending on the subject matter, to the board of directors, the appropriate committee chairperson or all non-management directors.

Where You Can Find More Information

As a foreign private issuer, after the consummation of the Business Combination, PubCo will be required to file its annual report on Form 20-F with the SEC no later than four months following its fiscal year end. TGVC files reports, proxy statements and other information with the SEC as required by the Exchange Act. You may access information on TGVC at the SEC website containing reports, proxy statements and other information at: http://www.sec.gov.

Information and statements contained in this proxy statement/prospectus or any annex to this proxy statement/prospectus are qualified in all respects by reference to the copy of the relevant contract or other annex filed as an exhibit to this proxy statement/prospectus.

All information contained in this document relating to TGVC has been supplied by TGVC, and all such information relating to Flexi has been supplied by Flexi. Information provided by one entity does not constitute any representation, estimate or projection of the other entity.

250

TG Venture Acquisition Corp. Unaudited Financial Statements
Condensed Balance Sheets as of March 31, 2023 (Unaudited) and December 31, 2022	F-47
Unaudited Condensed Statements of Operations for the three months ended March 31, 2023 and 2022	F-48
Unaudited Condensed Statements of Changes in Stockholders’ Deficit (Equity) for the three months ended March 31, 2023 and 2022	F-49
Unaudited Condensed Statements of Cash Flows for the three months ended March 31, 2023 and 2022	F-50
Notes to Unaudited Condensed Financial Statements	F-51

TG Venture Acquisition Corp. Audited Financial Statements
Report of Independent Registered Public Accounting Firm (PCAOB ID 688)	F-64
Balance Sheets as of December 31, 2022 and 2021	F-65
Statements of Operations for the year ended December 31, 2022 and 2021	F-66
Statements of Changes in Stockholders’ (Deficit) Equity for the year ended December 31, 2023 and the period from February 8, 2021 (inception) through December 31, 2021	F-67
Statements of Cash Flows for the year ended December 31, 2022 and the period from February 8, 2021 (inception) through December 31, 2021	F-68
Notes to Financial Statements	F-69

F-1

Report of Independent Registered Public Accounting Firm

To the shareholders and the board of directors of The Flexi Group Ltd.

Opinion on the Financial Statements

We have audited the accompanying consolidated statements of financial position of The Flexi Group Ltd. (the “Company”), as of December 31, 2022 and 2021, the related statements of comprehensive loss, changes in shareholders’ equity (deficit) and cash flows for the years then ended, and related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2022 and 2021, and the results of its operations and its cash flows for the years ended December 31, 2022 and 2021, in conformity with the International Financial Reporting Standards as issued by the International Accounting Standards Board.

Substantial Doubt about the Company’s Ability to Continue as a Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has suffered recurring losses from operations and has a significant accumulated deficit. In addition, the Company continues to experience negative cash flows from operations. These factors raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

/S/ BF Borgers CPA PC (PCAOB ID 5041)

We have served as Auditor since 2022

Lakewood, CO

June 12, 2023

F-2

THE FLEXI GROUP LTD
CONSOLIDATED FINANCIAL STATEMENTS

STATEMENTS OF FINANCIAL POSITION

(All amounts stated in United States Dollars, unless otherwise stated)

		As at
		December 31, 2022	December 31, 2021
Non-current assets
Intangible assets	6	55,163,275	2,505,835
Property, plant and equipment	7	7,505,270	3,053,616
Right-of-use assets	8	25,208,941	14,280,562
Deferred tax assets (net)	9	895,395	934,745
Investments accounted for using equity method Financial asset	10	1,841,418	—
- Other long-term financial assets	11	2,966,618	2,076,501
Total non-current assets		93,580,917	22,851,259
Current assets
Financial asset
- Trade and other receivables	12	3,068,361	866,027
- Cash and cash equivalents	14	3,297,485	2,251,884
Inventory Current tax assets	15	-28,915	374-
Total current assets		6,394,761	3,118,285
Total assets		99,975,678	25,969,544
Equity
Share premium	16	74,947,920	23,031,342
Other components of equity	17	(25,021,010)	(21,579,329)
Equity attributable to the equity holders of the Company		49,926,910	1,452,013
Non-Controlling Interest		1,211,136	—
Total equity		51,138,046	1,452,013
Non-current liabilities
Financial liabilities
-Lease liabilities	18	19,715,742	9,837,900
-Borrowings	19	250,952	1,184,009
Provision for restoration cost	20	1,868,035	959,267
Other payables	21	3,191,863	319,735
Total non-current liabilities		25,026,592	12,300,911
Current liabilities
Financial liabilities - Trade and other payables	22	13,209,834	4,740,689
- Lease liabilities	18	7,520,663	5,882,621
- Borrowings	19	940,717	841,783
Contract and other liabilities	23	2,091,722	737,571
Current tax liabilities	24	48,104	13,956
Total current liabilities		23,811,040	12,216,620
Total liabilities		48,837,632	24,517,531
Total equity and liabilities		99,975,678	25,969,544

F-3

THE FLEXI GROUP LTD

CONSOLIDATED FINANCIAL STATEMENTS

STATEMENTS OF PROFIT & LOSS AND OTHER COMPREHENSIVE INCOME

(All amounts in United States Dollars, unless otherwise stated)

		For the year ended
		December 31, 2022	December 31, 2021
Revenue from operations	26	18,105,055	11,937,078
Cost of sales	27	(7,725,291)	(6,659,175)
Gross profit		10,379,764	5,277,903
Other income/(expenses)	28	139,223	(743,857)
Administration expenses	29	(13,033,558)	(7,658,862)
Net impairment losses of financial assets	30	(47,620)	—
Finance cost	31	(1,177,589)	(996,728)
Share of loss from equity accounted investments	10	(140,142)	—
Loss before income tax expense		(3,879,922)	(4,121,544)
Income tax (expense)/benefit	32	(182,145)	828,632
Loss for the year		(4,062,067)	(3,292,912)
Loss attributable to:
Non-controlling interest		(36,864)	—
Owners of the parent		(4,025,203)	(3,292,912)
Other comprehensive income
Items that will not be reclassified to profit or loss:
Exchange differences on translating foreign operations attributable to:
Non-controlling interest		—	—
Owners of the parent		522,180	651,316
Other comprehensive income, net of tax		522,180	651,316
Total comprehensive loss for the year		(3,539,887)	(2,641,596)

F-4

THE FLEXI GROUP LTD

CONSOLIDATED FINANCIAL STATEMENTS

STATEMENTS OF CHANGES IN EQUITY

	Share premium	Foreign exchange reserve	Share based payment reserve	Accumulated losses	Non controlling interest	Total
Balance at January 01, 2022	23,031,342	90,452	2,587,940	(24,257,721)	—	1,452,013
Issuance of shares	51,916,578	—	—	—	—	51,916,578
Non controlling interest share due to business combination	—	—	—	—	1,248,000	1,248,000
Issue of equity shares of option	—	—	61,342	—	—	61,342
Loss for the year	—	—	—	(4,025,203)	(36,864)	(4,062,067)
Exchange differences on translation of foreign operations	—	522,180	—	—	—	522,180
Balance at December 31, 2022	74,947,920	612,632	2,649,282	(28,282,924)	1,211,136	51,138,046

		Foreign exchange	Share based		Non controlling
	Share premium	reserve	payment reserve	Accumulated losses	interest	Total
Balance at 1 January 2021	23,031,342	(560,864)	2,462,296	(20,964,809)	—	3,967,965
Issuance of shares	—	—	—	—	—	—
Loss for the year	—	—	—	(3,292,912)	—	(3,292,912)
Issue of equity shares of option	—	—	125,644	—	—	125,644
Exchange differences on translation of foreign operations	—	651,316	—	—	—	651,316
Balance at December 31, 2021	23,031,342	90,452	2,587,940	(24,257,721)	—	1,452,013

F-5

THE FLEXI GROUP LTD
CONSOLIDATED FINANCIAL STATEMENTS
 STATEMENTS OF CASH FLOWS

Consolidated statement of cash flows

(All amounts stated in United States Dollars, unless otherwise stated)

		For the year ended
		December 31, 2022	December 31, 2021
Cash flows from operating activities
Loss before income tax expense		(3,879,922)	(4,121,544)
Adjustments for:
Depreciation of property, plant and equipment		2,137,236	1,385,536
Depreciation of right-of-use assets		7,021,851	6,398,751
Loss on disposal of property, plant and equipment		435,409	43,814
Amortization of intangible assets		52,305	159,357
Interest expense on lease liabilities		808,413	581,679
Interest expense on borrowings		169,295	174,056
Interest income		(7,370)	(64)
Provision for expected credit losses		—	1,724
Discounting effect on security deposit		(79,838)	—
Unwind of discounting on provisions for restoration costs		62,951	—
Additional provision for restoration made		305,772	—
Reversal of provision on restoration cost		(43,853)	—
Provision for stock based compensation expense		61,342	125,642
Share of results of equity accounted investment		140,142	—
Operating profit before working capital changes		7,183,733	4,748,951
Inventories		374	1,400
Trade and other receivables		(48,182)	(55,330)
Long term deposits		725,231	—
Accruals and other payables		(699,911)	(995,061)
Cash generated from operations		7,161,245	3,699,960
Income tax paid		(190,461)	(95,576)
Net cash from operating activities	(A)	6,970,784	3,604,384
Cash flows from investing activities
Purchases of property, plant and equipment		(552,910)	(104,168)
Purchase of intangible assets		(44,650)	—
Net cash paid from disposal of property, plant and equipment		—	(40,357)
Investment in subsidiary		—	(2,277,000)
Interest received		7,370	—
Net cash used in investing activities	(B)	(590,190)	(2,421,525)
Cash flows from financing activities
Interest paid on borrowings		(169,295)	(174,056)
Increase in amount due from a shareholder		—	(535)
Repayment of principal of lease liabilities		(6,785,480)	(4,188,298)
Repayment of interest of lease liabilities		(808,413)	(581,679)
(Repayment of)/proceeds from long term borrowings		(824,010)	2,031,206
Proceeds from issuance of shares		206,547	—
Payments to holding company		—	(2,324)
Net cash used in financing activities	(C)	(8,380,651)	(2,915,686)
Net decrease in cash and cash equivalents	(A+B+C)	(2,000,057)	(1,732,827)
Cash and cash equivalents at beginning of year		2,251,884	2,720,412
Effect of foreign exchange rate changes		(99,074)	1,264,299
Cash acquired on acquisition		3,144,732	—
Cash and cash equivalents at end of year		3,297,485	2,251,884

F-6

THE FLEXI GROUP LTD

CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - COMPANY OVERVIEW

The Flexi Group Limited (Formerly known as “The Hive Worldwide Limited”) is a limited liability company incorporated in the British Virgin Islands. The address of its registered office is Wickhams Cay 11, Road Town, Tortola, VG 1110, British Virgin Islands.

The principal activity of The Flexi Group Limited (“the Group”) is managing business centers. There has been no significant change in the nature of this activity during the year.

On June 01, 2022, the Group has completed acquisition of Common Ground Works Sdn Bhd and its subsidiaries (“CG Group” or “Common Ground Group”). CG Group is a coworking and business centers management company.

The Group’s Board of Directors authorized these financial statements for issue on May 18, 2023.

NOTE 2 - SIGNIFICANT ACCOUNTING POLICIES

Basis of preparation

The financial statements of the Group have been prepared in accordance with International Financial Reporting Standards (“IFRS”), as issued by the International Accounting Standards Board (“IASB”).

The financial statements of the Group have been prepared on the historical cost basis, except as otherwise disclosed in Note 3.

The individual financial statements of each entity in the Group are measured using the currency of the primary economic environment in which they operate (“the functional currency”). The consolidated financial statements are presented in United States Dollar (“USD”), while Hong Kong Dollar (HKD) is the Group’s functional currency, and has been rounded to the nearest USD, unless otherwise stated.

Going concern

The financial statements of the Group have been prepared on the assumption that the Group will continue as a going concern. The application of the going concern basis is based on the assumption that the Group will be able to realize its assets and liquidate its liabilities in the normal course of business.

The Group incurred a net loss of USD 4,062,067 for year ended December 31, 2022 and has negative working capital of USD 17,416,279 as at the year end. The Group has net assets of USD 51,138,046 as at December 31, 2022 and the Group’s shareholders have also undertaken to provide continuing financial support, including not to demand repayment of amounts due, until the Group is able to pay its creditors in the normal course of business, in order to maintain the Group as a going concern. Management is confident that it will optimize its cash flows and believes that it will continue to have adequate resources to continue in operational existence for foreseeable future, accordingly, the financial statements are continued to be prepared on a going concern basis.

NOTE 3 - BASIS OF CONSOLIDATION

The consolidated financial statements comprise the financial statements of the Group. The financial statements of the subsidiaries used in the preparation of the consolidated financial statements are prepared for the same reporting date as the Group.

Consistent accounting policies are applied to like transactions and events in similar circumstances.

There are no accounting pronouncements which have become effective from January 1, 2022 that have a significant impact on the Group’s consolidated financial statements.

The Consolidated Financial Statements have been prepared in accordance with the accounting policies adopted in the Group’s most recent annual financial statements for the year ended 31 December 2021.

F-7

(a)	Subsidiaries

A subsidiary is an investee over which the Group is able to exercise control. The Group controls an investee if all three of the following elements are present: power over the investee, exposure, or rights, to variable returns from the investee, and the ability to use its power to affect those variable returns. Control is reassessed whenever facts and circumstances indicate that there may be a change in any of these elements of control.

(b)	Intragroup transactions

Intra-group balances and transactions, and any unrealized income and expenses arising from intra-group transactions are eliminated in preparing the consolidated financial statements.

Unrealized gains arising from transactions with equity-accounted associates and joint ventures are eliminated against the investment to the extent of the Group’s interest in the investee. Unrealized losses are eliminated in the same way as unrealized gains, but only to the extent that there is no evidence of impairment.

3.1	Business combination

The Group applies the acquisition method in accounting for business combinations. The consideration transferred by the Group to obtain control of a subsidiary is calculated as the sum of the acquisition-date fair values of assets transferred, liabilities incurred and the equity interests issued by the Group.

Assets acquired and liabilities assumed are measured at their acquisition-date fair values.

Goodwill represents the future economic benefits arising from a business combination that are not individually identified and separately recognized.

3.2	Investments accounted using equity method

Investments in associates and joint ventures are accounted for using the equity method

The carrying amount of the investment in associates and joint ventures is increased or decreased to recognize the Group’s share of the profit or loss and other comprehensive income of the associate and joint venture, adjusted where necessary to ensure consistency with the accounting policies of the Group.

Unrealised gains and losses on transactions between the Group and its associates and joint ventures are eliminated to the extent of the Group’s interest in those entities.

3.3	Foreign currency transactions and operations

(a)	Translation of foreign currency transactions

Foreign currency transactions are translated to the respective functional currencies of the Group entities using the exchange rates prevailing at the transaction dates. At the end of each reporting date, monetary items denominated in foreign currencies are retranslated at the exchange rates prevailing at the reporting date.

Non-monetary items denominated in foreign currencies that are measured at fair value are retranslated at the rates prevailing at the dates the fair values were determined. Non-monetary items denominated in foreign currencies that are measured at historical cost are translated at the historical rates as at the dates of the initial transactions.

Foreign exchange differences arising on settlement or retranslation of monetary items are recognized in profit or loss except for monetary items that are designated as hedging instruments in either a cash flow hedge or a hedge of the Group’s net investment of a foreign operation. When settlement of a monetary item receivable from or payable to a foreign operation is neither planned nor likely to occur in the foreseeable future, exchange differences are recognized in profit or loss in the separate financial statements of the parent Group or the individual financial statements of the foreign operation. In the consolidated financial statements, the exchange differences are considered to form part of a net investment in a foreign operation and are recognized initially in other comprehensive income until its disposal, at which time, the cumulative amount is reclassified to profit or loss.

F-8

The gain or loss arising on translation of non-monetary items measured at fair value is treated in line with the recognition of the gain or loss on the change in fair value of the item (i.e. translation differences on items whose fair value gain or loss is recognized in other comprehensive income or profit or loss are also recognized in other comprehensive income or profit or loss, respectively).

(b)	Translation of foreign operations

The assets and liabilities of foreign operations denominated in the functional currency different from the presentation currency, including goodwill and fair value adjustments arising on acquisition, are translated into the presentation currency at exchange rates prevailing at the reporting date. The income and expenses of foreign operations are translated at exchange rates at the dates of the transactions. Exchange differences arising on the translation are recognized in other comprehensive income. However, if the foreign operation is a non-wholly owned subsidiary, then the relevant proportionate share of the translation difference is allocated to the non-controlling interests.

When a foreign operation is disposed of such that control, significant influence or joint control is lost, the cumulative amount in foreign exchange translation reserves related to that foreign operation is reclassified to profit or loss. For a partial disposal not involving loss of control of a subsidiary that includes a foreign operation, the proportionate share of cumulative amount in foreign exchange translation reserve is reattributed to non-controlling interests. For partial disposals of associates or joint ventures that do not result in the Group losing significant influence or joint control, the proportionate share of the cumulative amount in foreign exchange translation reserve is reclassified to profit or loss.

3.4	Property, plant and equipment

Property, plant and equipment are stated at cost less accumulated depreciation and accumulated impairment losses.

The cost of property, plant and equipment includes its purchase price and the costs directly attributable to the acquisition of the items.

Subsequent costs are included in the asset’s carrying amount or recognized as a separate asset, as appropriate, only when it is probable that future economic benefits associated with the item will flow to the Group and the cost of the item can be measured reliably. The carrying amount of the replaced part is derecognized. All other repairs and maintenance are recognized as an expense in profit or loss during the period in which they are incurred.

An item of equipment is derecognized upon disposal or when no future economic benefits are expected from its use or disposal. Any gain or loss arising on derecognition of the asset is recognized in profit or loss.

Property, plant and equipment are depreciated so as to write off their cost net of expected residual value over their estimated useful lives on a straight-line basis. The useful lives, residual value and depreciation method are reviewed, and adjusted if appropriate, at the end of each reporting period. The useful lives are as follows:

Leasehold improvements - In accordance to lease terms or 2 - 20 years
Furniture and fixtures - 3 - 5 years

Office equipment - 2 - 5 years

Construction in progress is stated at cost less impairment losses. Cost comprises direct costs of construction as well as borrowing costs capitalized during the periods of construction and installation. Capitalization of these costs ceases and the construction in progress is transferred to the appropriate class of property, plant and equipment when substantially all the activities necessary to prepare the assets for their intended use are completed. No depreciation is provided for in respect of construction in progress until it is completed and ready for its intended use.

An asset is written down immediately to its recoverable amount if its carrying amount is higher than the asset’s estimated recoverable amount.

Assets held under finance leases are depreciated over their expected useful lives on the same basis as owned assets, or where shorter, the term of the relevant lease.

The gain or loss on disposal of an item of property, plant and equipment is the difference between the net sale proceeds and its carrying amount, and is recognized in profit or loss on disposal.

F-9

3.5	Leasing

All leases (irrespective of operating leases or finance leases) are required to be capitalized in the statement of financial position as right-of-use assets and lease liabilities, but accounting policy choices exist for an entity to choose not to capitalize (i) leases which are short-term leases and/or (ii) leases for which the underlying asset is of low value. The Group has elected not to recognize right-of use assets and lease liabilities for low value assets and leases for which at the commencement date have a lease term less than 12 months. The lease payments associated with those leases have been expensed on straight-line basis over the lease term.

Covid-19 - Related Rent Concession

IFRS 16 was amended to provide a practical expedient to lessees in accounting for rent concessions arising as a result of the Covid-19 pandemic, by including an additional practical expedient in IFRS 16 that permits entities to elect not to account for rent concessions as modifications. The practical expedient applies only to rent concessions occurring as a direct consequence of Covid-19 pandemic and only if all of the following criteria are satisfied:

(a)	The change in lease payments results in revised consideration for the lease that is substantially the same as, or less than, the consideration for the lease immediately preceding the change;

(b)	The reduction in lease payments affects only payments originally due on or before 30 June 2021; and

(c)	There is no substantive change to other terms and conditions of the lease.

Rent concessions that satisfy these criteria may be accounted for in accordance with this practical expedient, which means the lessee does not need to assess whether the rent concession meets the definition of lease modification. Lessees shall apply other requirements of IFRS 16 in accounting for the rent concession.

Accounting for rent concessions as lease modifications would have resulted in the Group remeasuring the lease liability to reflect the revised consideration using a revised discount rate, with the effect of the change in the lease liability recorded against the right-of-use asset. By applying the practical expedient, the Group is not required to determine a revised discount rate and the effect of the change in the lease liability is reflected in profit or loss in the period in which the event or condition that triggers the rent concession occurs.

The Group has elected to utilize the practical expedient for all rent concessions that meet the criteria. In accordance with the transitional provisions, the Group has applied the amendment retrospectively, and has not restated prior period figure. As the rent concessions have arisen during the current period, there is no retrospective adjustment to opening balance of retained earnings at 1 January 2020 on initial application of the amendment.

Right-of-use asset

The right-of-use asset should be recognized at cost and would comprise: (i) the amount of the initial measurement of the lease liability (see below for the accounting policy to account for lease liability); (ii) any lease payments made at or before the commencement date, less any lease incentives received; (iii) any initial direct costs incurred by the lessee and (iv) an estimate of costs to be incurred by the lessee in dismantling and removing the underlying asset to the condition required by the terms and conditions of the lease, unless those costs are incurred to produce inventories.

Under the cost model, the Group measures the right-to-use at cost, less any accumulated depreciation and any impairment losses, and adjusted for any remeasurement of lease liability.

The Group accounts for leasehold land and buildings which is held for own use under IFRS 16 and are carried at fair value. Other than the above right-of-use assets, the Group also has leased a number of properties under tenancy agreements which the Group exercises its judgement and determines that it is a separate class of asset apart from the leasehold land and buildings which is held for own use. As a result, the right-of- use asset arising from the properties under tenancy agreements are carried at depreciated cost.

F-10

Lease liability

The lease liability is recognized at the present value of the lease payments that are not paid at the date of commencement of the lease. The lease payments are discounted using the interest rate implicit in the lease, if that rate can be readily determined. If that rate cannot be readily determined, the Group uses the Group’s incremental borrowing rate.

The following payments for the right-to-use the underlying asset during the lease term that are not paid at the commencement date of the lease are considered to be lease payments: (i) fixed payments less any lease incentives receivable: (ii) variable lease payments that depend on an index or a rate, initially measured using the index or rate as at commencement date; (iii) amounts expected to be payable by the lessee under residual value guarantees; (iv) the exercise price of a purchase option if the lessee is reasonably certain to exercise that option and (v) payments of penalties for terminating the lease, if the lease term reflects the lessee exercising an option to terminate the lease.

Subsequent to the commencement date, the Group measures the lease liability by: (i) increasing the carrying amount to reflect interest on the lease liability; (ii) reducing the carrying amount to reflect the lease payments made; and (iii) remeasuring the carrying amount to reflect any reassessment or lease modifications, e.g., a change in future lease payments arising from change in an index or rate, a change in the lease term, a change in the in substance fixed lease payments or a change in assessment to purchase the underlying asset.

Accounting as a lessor

The Group sub-leases parts of its office premises to tenants. Rental income from operating leases is recognized in profit or loss on a straight-line basis over the term of the relevant lease. Initial direct costs incurred in negotiating and arranging an operating lease are added to the carrying amount of the leased asset and recognized as an expense on the straight-line basis over the lease term.

3.6	Intangibles assets

(i)	Acquired intangible assets

Intangible assets acquired separately are initially recognized at cost. Subsequently, intangible assets with finite useful lives are carried at cost less accumulated amortization and accumulated impairment losses.

Amortization is provided on a straight-line basis over its useful lives as follows. The amortization expense is recognized in profit or loss and included in administrative expenses.

Tradenames	Indefinite life
Domain name	30 years
Software	10 years
Non-compete	5 years

•	Tradenames

The “Common Ground” and “Cluster” tradenames (the “tradenames”) along with its logo forms part of the intellectual property rights of the Company and Flexi intends to continue the use of the tradenames post-acquisition. The tradenames enjoy considerable recognition in the respective countries, which was one of the primary considerations for the acquisition of Common Ground and Cluster. Since the tradename is the value driver for the business, it has been identified as the primary intangible asset in this transaction.

During the year, the Group reassessed the estimated useful life of “Cluster” tradename based on latest available development of the business and market condition, and is of the view that the estimated useful life should be revised to indefinite. Arising from this, the carrying value of the tradename continues to be stated at amortised cost and the tradename will not be amortised commencing current year (FY2021 - USD139,050). However, it is subject to impairment annually. The change of the estimated useful life for “Cluster” tradename to indefinite is consistent with the “Common Ground” tradename acquired by the Group during the year.

•	Domain name

The domain name is a unique address that identifies Hive website.

F-11

•	Software

The mobile application developed by Common Ground enables its coworking community to stay connected at all times with the latest benefits, events, business opportunities and other businesses and members across all of Common Ground’s venues. Based on discussions with Common Ground’s management, we understand that the technology developed and owned by Common Ground provides its customers with a seamless onboarding experience and that a market participant would allocate value to the same as it would enable them to continue with the operations without disruptions.

•	Non-Compete

A non-compete is a legally binding restrictive covenant designed to prevent the signee from exploiting competitive advantages gained through association with the other party in the agreement.

(ii)	Internally generated intangible assets (research and development costs)

Expenditure on internally developed products is capitalized if it can be demonstrated that:

-	it is technically feasible to develop the product for it to be sold;

-	adequate resources are available to complete the development;

-	there is an intention to complete and sell the product;

-	the Group is able to sell the product;

-	sale of the product will generate future economic benefits; and expenditure on the project can be measured reliably.

Capitalized development costs are amortized on a straight line basis over a period of 10 years. The amortization expense is recognized in profit or loss and included in administrative expenses.

Development expenditure not satisfying the above criteria and expenditure on the research phase of internal projects are recognized in profit or loss as incurred.

(iii)	Impairment

Intangible assets with finite lives are tested for impairment when there is an indication that an asset may be impaired. Intangible assets with indefinite useful lives and intangible assets not yet available for use are tested for impairment annually, irrespective of whether there is any indication that they may be impaired. Intangible assets are tested for impairment by comparing their carrying amounts with their recoverable amounts.

If the recoverable amount of an asset is estimated to be less than its carrying amount, the carrying amount of the asset is reduced to its recoverable amount.

An impairment loss is recognized as an expense immediately, unless the relevant asset is carried at a revalued amount, in which case the impairment loss is treated as revaluation decrease to the extent of its revaluation surplus.

3.7	Financial instruments

(i)	Financial assets

A financial asset (unless it is a trade receivable without a significant financing component) is initially measured at fair value plus transaction costs that are directly attributable to its acquisition or issue.

Amortized cost: Assets that are held for collection of contractual cash flows where those cash flows represent solely payments of principal and interest are measured at amortized cost. Financial assets at amortized cost are subsequently measured using the effective interest rate method. Interest income, foreign exchange gains and losses and impairment are recognized in profit or loss. Any gain on derecognition is recognized in profit or loss.

F-12

(ii)	Impairment loss on financial assets

The Group recognizes loss allowances for expected credit loss (“ECL”) on trade receivables and contract assets. ECLs are measured on either of the following bases:

-12-months ECLs: these are ECLs that result from possible default events within the 12 months after the reporting date; and

- Lifetime ECLs: these are ECLs that result from all possible default events over the expected life of a financial instrument. The maximum period considered when estimating ECLs is the maximum contractual period over which the Group is exposed to credit risk.

ECLs are a probability-weighted estimate of credit losses. Credit losses are measured as the difference between all contractual cash flows that are due to the Group in accordance with the contract and all the cash flows that the Group expects to receive. The shortfall is then discounted at an approximation to the assets’ original effective interest rate.

The Group measured loss allowances for trade receivables and contract assets using IFRS 9 simplified approach and has calculated ECLs based on lifetime ECLs. The Group has established a provision matrix that is based on the Group’s historical credit loss experience, adjusted for forward-looking factors specific to the debtors and the economic environment.

When determining whether the credit risk of a financial asset has increased significantly since initial recognition and when estimating ECL, the Group considers reasonable and supportable information that is relevant and available without undue cost or effort. This includes both quantitative and qualitative information analysis, based on the Group’s historical experience and informed credit assessment and including forward-looking information.

The Group assumes that the credit risk on a financial asset has increased significantly if it is more than 90 days past due.

The Group considers a financial asset to be in default when: (1) the borrower is unlikely to pay its credit obligations to the Group in full, without recourse by the Group to actions such as realizing security (if any is held); or (2) the financial asset is more than 90 days past due.

Depending on the nature of the financial instruments, the assessment of a significant increase in credit risk is performed on either an individual or a collective basis. When the assessment is performed on a collective basis, the financial instruments are grouped based on shared credit risk characteristics, such as past due status and credit risk ratings.

The Group considers a financial asset to be credit-impaired when:

●	significant financial difficulty of the debtor;

●	a breach of contract, such as a default or being more than 90 days past due;

●	the restructuring of a loan or advance by the Group on terms that the Group would not consider otherwise;

●	it is probable that the debtor will enter bankruptcy or other financial reorganization; or

●	the disappearance of an active market for a security because of financial difficulties.

The Group recognizes an impairment gain or loss in profit or loss for all financial instruments with a corresponding adjustment to their carrying amount through a loss allowance account.

The Group writes off a financial asset when there is information indicating that the debtor is in severe financial difficulty and there is no realistic prospect of recovery. Financial assets written off may still be subject to enforcement activities under the Group’s recovery procedures, taking into account legal advice where appropriate. Any recoveries made are recognized in profit or loss.

Interest income on credit-impaired financial assets is calculated based on the amortized cost (i.e. the gross carrying amount less loss allowance) of the financial asset. For non credit-impaired financial assets interest income is calculated based on the gross carrying amount.

(iii)	Financial liabilities

The Group classifies its financial liabilities as financial liabilities at amortized cost including contract liabilities, accruals and other payable and other financial liabilities, which are initially measured at fair value, net of directly attributable costs incurred, and subsequently measured at amortized cost, using the effective interest method. The related interest expense is recognized in profit or loss.

Gains or losses are recognized in profit or loss when the liabilities are derecognized as well as through the amortization process.

F-13

(iv)	Effective interest method

The effective interest method is a method of calculating the amortized cost of a financial asset or financial liability and of allocating interest income or interest expense over the relevant period. The effective interest rate is the rate that exactly discounts estimated future cash receipts or payments through the expected life of the financial asset or liability, or where appropriate, a shorter period.

(v)	Equity instrument

Equity instruments issued by the Group are recorded at the proceeds received, net of direct issue costs.

(vi)	Derecognition

The Group derecognizes a financial asset when the contractual rights to the future cash flows in relation to the financial asset expire or when the financial asset has been transferred and the transfer meets the criteria for derecognition in accordance with IFRS 9.

Financial liabilities are derecognized when the obligation specified in the relevant contract is discharged, cancelled or expires.

3.8	Inventories

Inventories are initially recognized at cost, and subsequently at the lower of cost and net realizable value. Cost comprises all costs of purchase and other costs incurred in bring the inventories to their present location and condition. Cost is calculated using the first-in first-out method. Net realizable value represents the estimated selling price in the ordinary course of business less the estimated costs necessary to make the sale.

3.9	Revenue recognition

The Group recognize revenue that depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the Group and the Group expect to be entitled in exchange for those goods or services.

For contract with separate performance obligations, the transaction price is allocated to the separate performance obligations on the relative stand-alone selling price basis.

Revenue from contracts with customers is recognized by reference to each distinct performance obligation in the contract with customer, i.e. when or as a performance obligation in the contract with customer is satisfied. A performance obligation is satisfied when or as the customer obtains control of the good or service underlying the particular performance obligation, which the performance obligation may be satisfied at a point in time or over time.

Membership fee income

Membership fee income are recognized over time as those services are provided. Invoices for membership services are issued on a month basis and are usually payable within five to seven days.

Services income

Services income are recognized when the services are rendered as the criteria of recognizing revenue over time is not met. Invoices are usually payable upon receipt invoices.

Rental income

Rental income under operating leases is recognized on a straight-line basis over the lease term, unless another systemic basis is more representative of the time pattern of the user’s benefit.

Sales of goods

Sales income is recognized at a point in time when the customer obtains control of the goods. Revenue excludes value added tax or other sales taxes and is after deduction of any trade discounts.

Other income

Interest income is accrued on a time basis on the principal outstanding at the applicable interest rate.

F-14

Contract assets and liabilities

A contract asset represents the Group’s right to consideration in exchange for services that the Group has transferred to a customer that is not yet unconditional. In contrast, a receivable represents the Group’s unconditional right to consideration, i.e. only the passage of time is required before payment of that consideration is due.

A contract liability represents the Group’s obligation to transfer services to a customer for which the Group has received consideration (or an amount of consideration is due) from the customer.

Contract asset is recognized when (i) the Group completes the infrastructure construction works under such services contracts but yet certified by architects, surveyors or other representatives appointed by customers, or (ii) the customers retain retention money to secure the due performance of the contracts. Any amount previously recognized as a contract asset is reclassified to trade receivables at the point at which it is invoiced to the customer. If the considerations (including advances received from customers) exceeds the revenue recognized to date under the input method then the Group recognizes a contract liability for the difference.

3.10	Income taxes

Income taxes for the year comprise current tax and deferred tax.

Current tax is based on the profit or loss from ordinary activities adjusted for items that are non-assessable or disallowable for income tax purposes and is calculated using tax rates that have been enacted or substantively enacted at the end of reporting period. The amount of current tax payable or receivable is the best estimate of the tax amount expected to be paid or received that reflects any uncertainty related to income tax.

Deferred tax is recognized in respect of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the corresponding amounts used for tax purposes. Except for goodwill not deductible for tax purposes and initial recognition of assets and liabilities that are not part of the business combination which affect neither accounting nor taxable profits, taxable temporary differences arising on investments in subsidiaries, associates and joint ventures where the Group is able to control the reversal of the temporary difference and it is probable that the temporary difference will not reverse in the foreseeable future, deferred tax liabilities are recognized for all taxable temporary differences. Deferred tax assets are recognized to the extent that it is probable that taxable profits will be available against which deductible temporary differences can be utilized, provided that the deductible temporary differences are not arises from initial recognition of assets and liabilities in a transaction other than in a business combination that affects neither taxable profit nor the accounting profit.

Deferred tax is measured at the tax rates appropriate to the expected manner in which the carrying amount of the asset or liability is realized or settled and that have been enacted or substantively enacted at the end of reporting period, and reflects any uncertainty related to income taxes.

Deferred tax assets and liabilities are offset when there is a legally enforceable right to set off current tax assets against current tax liabilities and when they relate to income tax levied by the same taxation authority and the Group intends to settle its current tax assets and liabilities on a net basis.

The carrying amount of deferred tax assets is reviewed at each reporting date and reduced to the extent that it is no longer probable that sufficient taxable profits will be available to allow all or part of the assets to be recovered.

Income taxes are recognized in profit or loss except when they relate to items recognized in other comprehensive income, in which case the taxes are also recognized in other comprehensive income.

No material uncertain tax positions exist as at 31 December 2022. This assessment relies on estimates and assumptions and may involve a series of complex judgments about future events. To the extent that the final tax outcome of these matters is different than the amounts recorded, such differences will impact income tax expense in the period in which such determination is made.

3.11	Government grants

Government grants are not recognized until there is reasonable assurance that the Group will comply with the conditions attaching to them and that the grants will be received.

Government grants are recognized in profit or loss on a systematic basis over the periods in which the Group recognizes as expenses the related costs for which the grants are intended to compensate.

F-15

3.12	Employee benefits

(a)	Short term employee benefits

Short term employee benefits are employee benefits (other than termination benefits) that are expected to be settled wholly before twelve months after the end of the annual reporting period in which the employees render the related service. Short term employee benefits are recognized in the year when the employees render the related service.

(b)	Defined contribution retirement plans

Contributions to defined contribution retirement plans are recognized as an expense in profit or loss when the services are rendered by the employees.

(c)	Termination benefits

Termination benefits are recognized on the earlier of when the Group can no longer withdraw the offer of those benefits and when the Group recognizes restructuring costs involving the payment of termination benefits.

(d)	Share-based payments transactions

Selected employees of the Group receive remuneration in the form of equity settled instruments, for rendering services over a defined vesting period and for Group’s performance-based stock options over the defined period. Equity instruments granted are measured by reference to the fair value of the instrument at the date of grant. In cases, where equity instruments are granted at a nominal exercise price, the intrinsic value on the date of grant approximates the fair value. The expense is recognized in the consolidated statement of income with a corresponding increase to the share-based payment reserve, a component of equity. The equity instruments generally vest in a graded manner over the vesting period. The fair value determined at the grant date is expensed over the vesting period. The stock compensation expense is determined based on the Group’s estimate of equity instruments that will eventually vest.

3.13	Impairment of assets (other than financial assets)

At the end of each reporting period, the Group reviews the carrying amounts of the following assets to determine whether there is any indication that those assets have suffered an impairment loss or an impairment loss previously recognized no longer exists or may have decreased:

●	leasehold rights

●	intangible assets

●	property, plant and equipment

●	right-of-use assets

●	investments in subsidiaries

If the recoverable amount (i.e. the greater of the fair value less costs to sell and value in use) of an asset is estimated to be less than its carrying amount, the carrying amount of the asset is reduced to its recoverable amount. An impairment loss is recognized as an expense immediately.

Where an impairment loss subsequently reverses, the carrying amount of the asset is increased to the revised estimate of its recoverable amount, to the extent that the increased carrying amount does not exceed the carrying amount that would have been determined had no impairment loss been recognized for the asset in prior years. A reversal of an impairment loss is recognized as income immediately.

3.14	Borrowing costs

Borrowing costs are recognized in profit or loss in the period in which they are incurred.

3.15	Provisions and contingent liabilities

Provisions are recognized for liabilities of uncertain timing or amount when the Group has a legal or constructive obligation arising as a result of a past event, which it is probable will result in an outflow of economic benefits that can be reasonably estimated.

F-16

3.16	Cash and cash equivalents

Cash and cash equivalents comprise cash balances and short-term deposits and highly liquid investments with maturities of three months or less from the date of acquisition that are subject to an insignificant risk of changes in their fair value, and are used by the Group in the management of its short-term commitments. For the purpose of the statement of cash flows, bank overdrafts that are repayable on demand and that form an integral part of the Group’s cash management are included in cash and cash equivalents.

3.17	Related parties

(a)	A person or a close member of that person’s family is related to the Group if that person:

(i)	has control or joint control over the Group;
(ii)	has significant influence over the Group; or
(iii)	is a member of key management personnel of the Group or the Group’s parent.

(b)	An entity is related to the Group if any of the following conditions apply:

(i)	The entity and the Group are members of the same group (which means that each parent, subsidiary and fellow subsidiary is related to the others).
(ii)	One entity is an associate or joint venture of the other entity (or an associate or joint venture of a member of a group of which the other entity is a member).
(iii)	Both entities are joint ventures of the same third party.
(iv)	One entity is a joint venture of a third entity and the other entity is an associate of the third entity.
(v)	The entity is a post-employment benefit plan for the benefit of the employees of the Group or an entity related to the Group.
(vi)	The entity is controlled or jointly controlled by a person identified in (a).
(vii)	A person identified in (a)(i) has significant influence over the entity or is a member of key management personnel of the entity (or of a parent of the entity).
(viii)	The entity, or any member of a group of which it is a part, provides key management personnel services to the group or to the group’s parent.

(c)	Close members of the family of a person are those family members who may be expected to influence, or be influenced by, that person in their dealings with the entity and include:

(i)	that person’s children and spouse or domestic partner;
(ii)	children of that person’s spouse or domestic partner; and
(iii)	dependents of that person or that person’s spouse or domestic partner.

NOTE 4 - CRITICAL ACCOUNTING JUDGEMENTS AND KEY SOURCES OF ESTIMATION UNCERTAINTY

When preparing the Financial Statements, management undertakes a number of judgements, estimates and assumptions about the carrying amounts of assets, liabilities, income and expense that are not readily apparent from other sources. The estimates and associated assumptions are based on historical experience and other factors that are considered to be relevant. The actual results may differ from the judgements, estimates and assumptions made by management, and will seldom equal the estimated results.

The estimates and underlying assumptions are reviewed on an ongoing basis. Revisions to accounting estimates are recognized in the period in which the estimate is revised if the revision affects only that period or in the period of the revision and future periods if the revision affects both current and future periods.

The following are key assumptions concerning the future and estimation uncertainty at the end of reporting period that have a significant risk of causing a material adjustment to the carrying amount of assets and liabilities within the next financial year.

F-17

(a)	Critical judgements in applying accounting policies

The following are the critical judgements, apart from those involving estimation, that the directors of the Group have made in the process of applying the Group’s accounting policies and that have the most significant effect on the amounts recognized and disclosures made in the financial statements.

Going concern assumption

As explained in Note 2 to the financial statements, the directors have made an assessment of the Group’s ability to continue as a going concern and are satisfied that the liquidity of the Group can be maintained in the coming year taking into considerations as detailed in Note 2. The directors of the Group also believe that the Group will have sufficient working capital to meet its financial obligations when they fall due within the next twelve months from the end of the reporting period.

(b)	Key sources of estimation uncertainty

The following are key sources of estimation uncertainty that have a significant risk of resulting a material adjustment to the carrying amount of assets and liabilities within the next financial year are as follows:

Impairment of property, plant and equipment

Determining whether property, plant and equipment are impaired requires an estimation of the recoverable amount of property, plant and equipment. The calculation of recoverable amount requires the Group to estimate the future cash flows expected to arise from using the property, plant and equipment and a suitable discount rate in order to calculate the present value. The directors considered that no impairment was required as at 31 December 2022 as the carrying amount of the property, plant and equipment was estimated to be not less than its recoverable amount.

Depreciation and amortization charges

The Group depreciates/amortizes the property, plant and equipment/intangible assets on a straight-line basis over the estimated useful life, commencing from the date when property, plant and equipment/intangible assets are placed into use. The estimated useful life and dates that the Group places the property, plant and equipment/intangible assets into use reflects the directors’ estimates of the periods that the Group intends to derive future economic benefits from the use of the Group’s property, plant and equipment/intangible assets.

Income tax

The Group is subject to income taxes in several jurisdictions. Significant judgement is required in determining the worldwide provision for income taxes. There are transactions and calculations for which the ultimate tax determination is uncertain during the ordinary course of business. The Group recognizes liabilities for anticipated tax audit issues based on estimates of whether additional taxes will be due. Where the final tax outcome of these matters is different from the amounts that are initially recorded, such differences will impact the income tax and deferred tax provisions in the period in which such determination is made.

Provision for premises reinstatement costs

The Group leased a number of offices as coworking spaces and extensively furnished them to conditions to suit the requirements of members. According to the terms of the leases, these elaborate leasehold improvements are to be removed and the offices must be reinstated once the lease expires.

F-18

NOTE 5 - SIGNIFICANT EVENTS AND TRANSACTIONS

The principal activity of the Group is managing business centers. There has been no significant change in the nature of this activity during the period.

In light of the conflict in the Ukraine, there has no impact on the Group because the Group does not have any operation in Ukraine.

Overall, the Group is in a strong position and has sufficient capital and liquidity to service its operating activities and debt. The Group’s objectives and policies for managing capital, credit risk and liquidity risk are described in its annual financial statements.

Acquisition of Common Ground Works Sdn. Bhd

On June 1, 2022, Hive Worldwide Ltd completed the acquisition of Common Grounds Works Sdn. Bhd. and its subsidiaries which is engaged in the activity of managing business centres for a purchase consideration of USD 51.7 million (refer note 13).

F-19

NOTE 6 - INTANGIBLE ASSETS

	Domain name	Tradenames	Non-compete	Software	Goodwill	Total
Gross Carrying value
As at 1 January 2022	301,619	1,883,292	68,000	116,021	434,000	2,802,932
Acquisition during the year	—	29,778,316	—	264,871	22,651,200	52,694,387
Additions	—	—	—	44,650	—	44,650
Disposal	—	—	—	—	—	—
Exchange differences	—	(29,292)	—	—	—	(29,292)
As at 31 December 2022	301,619	31,632,316	68,000	425,542	23,085,200	55,512,677
Accumulated Amortization
As at 1 January 2022	31,826	139,050	10,200	116,021	—	297,097
Amortization for the year	10,064	—	13,661	28,581	—	52,305
Eliminated on disposal	—	—	—	—	—	—
Exchange differences	—	—	—	—	—	—
As at 31 December 2022	41,890	139,050	23,861	144,602	—	349,402
Net carrying value
As at 31 December 2022	259,729	31,493,266	44,139	280,940	23,085,200	55,163,275

F-20

	Domain name	Tradenames	Non-compete	Software	Goodwill	Total
Gross Carrying value
As at 1 January 2021	303,356	—	—	116,039	—	419,395
Additions	—	1,854,000	68,000	—	507,391	2,429,391
Exchange difference	(1,737)	29,292	—	(18)	(73,391)	(45,854)
As at 31 December 2021	301,619	1,883,292	68,000	116,021	434,000	2,802,932
Accumulated Amortization
As at 1 January 2021	21,856	—	—	116,039	—	137,895
Amortization for the year	10,107	139,050	10,200	—	—	159,357
Exchange difference	(137)	—	—	(18)	—	(155)
As at 31 December 2021	31,826	139,050	10,200	116,021	—	297,097
Net carrying value
As at 31 December 2021	269,793	1,744,242	57,800	—	434,000	2,505,835

During the year ended December 31, 2022, the Group acquired Common Ground Works Sdn Bhd and its subsidiaries on June 01, 2022. (Refer Note 13 on business combinations)

F-21

NOTE 7 - PROPERTY, PLANT AND EQUIPMENT

	Leasehold improvements	Furniture and fixtures	Office equipment	Construction in Progress	Total
Gross Carrying value
As at 1 January 2022	8,813,809	1,727,246	1,336,501	—	11,877,556
Acquisition during the year	8,677,001	2,658,499	1,542,836	403,705	13,282,041
Additions/Transfer to Leasehold Improvements	689,031	174,607	89,820	(400,548)	552,910
Disposal	(575,405)	(102,136)	(19,292)	—	(696,833)
Exchange differences	(397,157)	(73,343)	108,273	(3,157)	(365,384)
As at 31 December 2022	17,207,279	4,384,873	3,058,138	—	24,650,290
Accumulated depreciation and impairment
As at 1 January 2022	6,398,735	1,355,982	1,069,223	—	8,823,940
Acquisition during the year	3,481,888	1,879,522	1,203,007	—	6,564,417
Charge for the year	1,440,809	457,455	238,972	—	2,137,236
Eliminated on disposal	(232,060)	(10,806)	(18,558)	—	(261,424)
Exchange differences	(187,363)	(52,489)	120,703	—	(119,149)
As at 31 December 2022	10,902,009	3,629,664	2,613,347	—	17,145,020
Net carrying value
As at 31 December 2022	6,305,270	755,209	444,791	—	7,505,270

F-22

	Leasehold improvements	Furniture and fixtures	Office equipment	Construction in Progress	Total
Gross Carrying value
As at 1 January 2021	8,921,693	1,763,851	1,114,609	—	11,800,153
Acquisition during the year	245,969	—	236,696	—	482,665
Additions	37,039	27,723	39,406	—	104,168
Transfer	—	—	—	—	—
Disposal	(15,356)	(7,112)	(383)	—	(22,851)
Exchange differences	(375,536)	(57,216)	(53,827)	—	(486,579)
As at 31 December 2021	8,813,809	1,727,246	1,336,501	—	11,877,556
Accumulated depreciation and impairment
As at 1 January 2021	5,607,822	1,180,061	763,203	—	7,551,086
Acquisition during the year	16,704	—	169,285	—	185,989
Charge for the year	983,113	223,451	179,176	—	1,385,740
Eliminated on disposal	(15,356)	(3,923)	(115)	—	(19,394)
Exchange differences	(193,548)	(43,607)	(42,326)	—	(279,481)
As at 31 December 2021	6,398,735	1,355,982	1,069,223	—	8,823,940
Net carrying value
As at 31 December 2021	2,415,074	371,264	267,278	—	3,053,616

F-23

NOTE 8 - RIGHT OF USE ASSETS

	Office premises	Office equipment	Total
Gross Carrying value
As at 1 January 2022	33,524,716	240,735	33,765,451
Acquisition during the year	11,404,587	—	11,404,587
Additions	10,497,394	—	10,497,394
Prepaid lease rent	79,838	—	79,838
Retirement of obligation	(968,747)	—	(968,747)
Lease modifications	107,700	—	107,700
Exchange differences	(652,287)	(6,998)	(659,285)
As at 31 December 2022	53,993,201	233,737	54,226,938
Accumulated amortization
As at 1 January 2022	19,342,077	142,812	19,484,889
Acquisition during the year	3,899,603	—	3,899,603
Amortisation for the year	6,979,704	42,147	7,021,851
Retirement of obligation	(968,747)	—	(968,747)
Exchange differences	(414,636)	(4,963)	(419,599)
As at 31 December 2022	28,838,001	179,996	29,017,997
Net carrying value
As at 31 December 2022	25,155,200	53,741	25,208,941

F-24

	Office premises	Office equipment	Total
Gross Carrying value As at 1 January 2021	28,063,933	230,064	28,293,997
Additions	4,708,732	48,614	4,757,346
Retirement of obligation	(754,130)	(34,132)	(788,262)
Lease modifications	2,190,410	—	2,190,410
Exchange differences	(684,229)	(3,811)	(688,040)
As at 31 December 2021	33,524,716	240,735	33,765,451
Accumulated amortization As at 1 January 2021	11,463,260	103,327	11,566,587
Amortisation for the year	6,347,390	51,361	6,398,751
Retirement of obligation	1,803,845	(10,298)	1,793,547
Exchange differences	(272,418)	(1,578)	(273,996)
As at 31 December 2021	19,342,077	142,812	19,484,889
Net carrying value
As at 31 December 2021	14,182,639	97,923	14,280,562

F-25

NOTE 9 - DEFERRED TAX ASSETS/(LIABILITIES)

	As at
	December 31, 2022	December 31, 2021
At beginning of the period	934,745	—
Recognized in profit or loss	20,776	966,746
Exchange differences	(60,126)	(32,001)
	895,395	934,745
Presented after appropriate offsetting as follows:
Deferred tax assets	1,831,441	2,162,395
Deferred tax liabilities	936,046	1,227,650
Deferred tax assets (net)	895,395	934,745

	As at January 1, 2021	Recognized in Profit or Loss	Exchange Differences	As at December 31, 2021	Recognized in Profit or Loss	Exchange Differences	As at December 31, 2022
Group
Deferred tax assets
Deductible temporary differences in respect of expenses	—	43,721	(1,447)	42,274	3,627	(2,775)	43,126
Lease liabilities	—	1,723,370	(57,048)	1,666,322	(274,300)	(100,695)	1,291,327
Tax losses carried forward	—	469,335	(15,536)	453,799	73,704	(30,515)	496,988
	—	—	—	—	—	—	—
At 31 December	—	2,236,426	(74,031)	2,162,395	(196,969)	(133,985)	1,831,441

Deferred tax liabilities
Differences between the carrying amount of equipment and its tax base	—	1,269,679	(42,029)	1,227,650	(217,745	(73,859)	936,046
At 31 December	—	1,269,679	(42,029)	1,227,650	(217,745	(73,859)	936,046

F-26

NOTE 10 - INVESTMENTS ACCOUNTED FOR USING EQUITY METHOD

As at December 31, 2022
Unquoted shares
Investment acquired at fair value	1,981,000
Accumulated share of post-acquisition results	(140,142)
Exchange difference	560
Balance at the end	1,841,418

The investment in the joint venture of the Group are measured using the equity method in accordance with IAS 28.

Details of the joint venture are as follows:

	Principal place of business/Country of incorporation	Effective equity interest		Principal activities
		2022	2021
Name of the entity held by the Group
Common Ground (Thailand) Company Limited (“CGTH”)	Thailand	29%	—	Managing co-working space business.

The aggregate amounts of the current assets, non-current assets, current liabilities and non-current liabilities, income and expenses related to the Group’s interests in the joint venture are as follows:

CGTH 2022
Group
Assets and liabilities:
Current assets	820,262
Non-current assets	5,199,856
Current liability	(1,156,440)
Non-current liability	(4,967,909)
Net assets	(104,232)
Included in the assets and liabilities are:
Cash and cash equivalents	227,358
Non-current financial liabilities (excluding provisions)	(2,529,835)
Current financial liabilities (excluding trade and other payables)	(330,262)

The aggregate amounts of the current assets, non-current assets, current liabilities and non-current liabilities, income and expenses related to the Group’s interests in the joint venture are as follows

F-27

Group	CGTH 2022
Results:
Loss for the period	(483,249)
Other comprehensive income	—
Total comprehensive loss	(483,249)
Included in the total comprehensive loss are:
Revenue	1,350,065
Depreciation	750,387
Finance cost	222,014
Group’s share of results:
Group’s share of loss	(140,142)
Group’s share of other comprehensive income	—
Group’s share of total comprehensive loss	(140,142)

NOTE 11 - OTHER LONG TERM FINANCIAL ASSETS

	As at
	December 31, 2022	December 31, 2021
Security deposits	2,966,618	2,076,501
	2,966,618	2,076,501

NOTE 12 - TRADE AND OTHER RECEIVABLES

	As at
	December 31, 2022	December 31, 2021
Trade receivable	1,663,785	165,497
Deposits & other receivable	1,699,389	267,198
Less: allowance for expected credit losses	(804,151)	(15,571)
Related party balances	124,799	102,614
Amount due from director	375,833	338,765

F-28

NOTE 13 - BUSINESS COMBINATIONS

1.	Acquisition of White Moon Holdings Pty Ltd (“The Cluster”)

On April 1, 2021, the Group obtained the control of The Cluster, a business center management company, by acquiring 100% of its share capital. The acquisition was executed through a purchase agreement for cash consideration of USD 2,277,000.

The acquisition was accounted for as a business combination using the acquisition method of accounting in accordance with IFRS 3, Business Combinations. The purchase price was allocated to the assets acquired and liabilities assumed based on the fair values at the date of acquisition. The excess of the purchase price over the fair value of the net assets acquired (including identified intangibles) was allocated to goodwill, which is not expected to be deductible for tax purposes. Goodwill is primarily attributed to synergies from future expected economic benefits, including enhanced revenue growth from expanded capabilities and geographic presence as well as cost savings from duplicative overhead, streamlined operations, and enhanced operational efficiency.

During the year ended December 31, 2021, the Group had recognized acquisition related cost of USD 68,284 i ncluded in administration expenses.

The following table presents the purchase price allocation:

Assets acquired	Pre-acquisition carrying amount	Fair Value Adjustments	Purchase Price Allocated
Property and equipment	296,676	—	296,676
Software	33,461	—	33,461
Deferred tax assets	86,051	—	86,051
Income tax asset	7,727	—	7,727
Other assets	762,398	—	762,398
Total assets	1,186,313	—	1,186,313

Liabilities acquired
Bank guarantee liability	784,621		784,621
Total assets	1,186,313	—	1,186,31
Deferred rent expense	239,692	—	239,692
Total liabilities	1,024,313	—	1,024,313

Net Assets	162,000	—	162,000
Fair value of tradename	—	1,854,000	1,854,000
Fair value of non-compete	—	68,000	68,000
Fair value of unfavourable leases	—	(241,000)	(241,000)
Total	162,000	1,681,000	1,843,000
Goodwill	—	434,000	434,000
Total Purchase Consideration			2,277,000

Total Purchase Consideration 2,277,000

Revenue and loss for the year of the Cluster after the acquisition date, which are recorded on the consolidated statement of profit and loss for the year ended Dec 31, 2021 are USD 1,244,697 and USD 128,798, respectively.

Revenue and loss for the year ended December 2021 related to the consolidated results, assuming that the acquisition of The Cluster was effective on January 1, 2021, are USD 12,449,307 and USD 3,266,086 respectively

2.	Acquisition of Common Ground Group

On June 1, 2022, the Group completed the acquisition of 100% of Common Ground Works Sdn Bhd and its subsidiaries (“CG Group” or “Common Ground Group”), a coworking and a business center management company, by acquiring 100% of its share capital. The acquisition was executed through a share purchase agreement and was settled by issue of 111,733 ordinary shares of the Company for a total consideration of USD 51,710,032, which was valued by income based and market-based approaches. Common Ground Group is a well-known brand in the industry across the South East Asia region and the acquisition of Common Ground Group will benefit the Group financially and commercially. With this acquisition, the Group targets to become one of the largest Asia Pacific workspace operators.

The acquisition was accounted for as a business combination using the acquisition method of accounting in accordance with IFRS 3, Business Combinations. The purchase price was allocated to the assets acquired and liabilities assumed based on the fair values at the date of acquisition. The excess of the purchase price over the fair value of the net assets acquired (including identified intangibles) was allocated to goodwill, none of which expected to be deductible for tax purposes. Goodwill is primarily attributed to synergies from future expected economic benefits, including enhanced revenue growth from expanded capabilities and geographic presence as well as cost savings from duplicative overhead, streamlined operations, and enhanced operational efficiency.

F-29

During the year ended December 31, 2022, the Group had recognized acquisition related cost of USD 48,864 i ncluded in administration expenses.

The following table presents the purchase price allocation:

Assets	Pre-acquisition carrying amount	Fair Value Adjustments	Purchase Price Allocated
Property and equipment	6,717,624	—	6,717,624
Intangible Assets	216,208	48,663	264,871
Right to use assets	7,518,984	—	7,518,984
Investment in joint venture	182,571	1,798,429	1,981,000
Trade and Other Receivables	2,091,647	—	2,091,647
Cash	3,144,732	—	3,144,732
Current Tax asset	108,985	—	108,985
Other Non Current Receivable	1,605,195	—	1,605,195
Total assets	21,585,946	1,847,092	23,433,038

Liabilities
Trade and Other Payables	8,564,223	—	8,564,223
Lease Incentive: current portion	423,275	—	423,275
Lease liabilities: current portion	955,440	—	955,440
Amount due to directors	1,466,171	—	1,466,171
Lease Incentive	3,687,013	—	3,687,013
Lease liabilities	7,072,607	—	7,072,607
Current Tax Liability	133,712	—	133,712
Provision for restoration	587,082	—	587,082
Non-controlling interest	(2,949,359)	4,197,359	1,248,000
Total liabilities	19,940,164	4,197,359	24,137,523

Net Assets	1,645,782	(2,350,267)	(704,485)
Tradename	—	29,778,316	29,778,316
Favourable / (Unfavourable) leases	—	(15,000)	(15,000)
Goodwill and other fair value adjustments	—	22,651,200	22,651,200
Total Purchase Consideration	1,645,782	50,064,249	51,710,031

Out of the aquired receivable totalling USD 3,696,842, the fair value is same as the carrying value and this entire contractual value is expected to be collected at the acquisition date.

Revenue and loss for the year of Common Ground Group after the acquisition date, which are recorded on the consolidated statement of profit and loss for the year ended December 31, 2022 are USD 4,828,308 and USD 919,526 respectively.

Revenue and loss for the year ended December 31, 2022 related to the consolidated results, assuming that the acquisition of Common Ground Group was effective on January 1, 2022, are USD 21,452,673 and USD 4,359,738 respectively.

F-30

NOTE 14 - CASH AND CASH EQUIVALENTS

	As at
	December 31, 2022	December 31, 2021
Cash at banks and on hand	3,297,485	2,251,884
	3,297,485	2,251,884

NOTE 15 - CURRENT TAX ASSETS

	As at
	December 31, 2022	December 31, 2021
Corporation Tax Asset	28,915	—
	28,915	—

NOTE 16 - SHARE PREMIUM

	December 31, 20u22			December 31, 2021
Issued and fully paid	Numbers	Share capital	Share premium	Numbers	Share capital	Share premium

Ordinary Shares
Balance at the beginning of the year	100,000	—	3,705,728	100,000	—	3,705,728
Issued during the financial year		—
- new ordinary shares	111,733	—	51,710,031	—	—	—
- conversion from preference shares	42,205	—	19,532,161	—	—	—
Balance at the end of the year	253,938	—	74,947,920	100,000	—	3,705,728

Class B Shares
Balance at the beginning of the year	41,665	—	19,325,614	41,665	—	19,325,614
Issued during the financial year		—
- new preference shares	540	—	206,547	—	—	—
- conversion to ordinary shares	(42,205)	—	(19,532,161)	—	—	—
Balance at the end of the year	—	—	—	41,665	—	19,325,614

Nominal value of the share capital issued is nil. Proceeds received in addition to the nominal value of the shares issued have been included in share premium, less registration and other regulatory fees.

Ordinary shares are equity instruments. An equity instrument is any contract that evidences a residual interest in the assets of the Group after deducting all of its liabilities. Ordinary shares are recorded at the proceeds received, net of directly attributable incremental transaction costs. Dividends on ordinary shares are recognized in liabilities in the period in which they are declared.

F-31

NOTE 17 - RESERVES

	Share based payment		Foreign exchange
	reserve	Accumulated losses	reserve	Total
Balance as at 1 January 2021	2,462,296	(20,964,809)	(560,864)	(19,063,377)
Loss for the year	—	(3,292,912)	—	(3,292,912)
Issue of equity shares of option	125,644	—	—	125,644
Exchange differences on translation of foreign operations	—	—	651,316	651,316
Balance as at 31 December 2021	2,587,940	(24,257,721)	90,452	(21,579,329)
Loss for the year	—	(4,025,203)	—	(4,025,203)
Issue of equity shares of option	61,342	—	—	61,342
Exchange differences on translation of foreign operations	—	—	522,180	522,180
Balance as at 31 December 2022	2,649,282	(28,282,924)	612,632	(25,021,010)

Reserves	Description and purpose

Share based payment reserve	Share based payment reserve represents the amount set aside for issuing ESOPs to management and employees based on vesting

Foreign exchange reserve	Exchange reserve represented gains/losses arising on retranslation the net assets of foreign operations into presentation currency.

Retained earnings/ (accumulated losses)	Cumulative net gains and losses recognized in profit or loss.

NOTE 18 - LEASE LIABILITIES

	Office Premises	Office Equipment	Total
Balance as at 1 January 2021	16,780,089	128,154	16,908,243
Additions	5,146,170	48,614	5,194,784
Interest expense	578,346	3,419	581,765
Lease payments	(4,715,995)	(53,983)	(4,769,978)
Lease modification	(1,681,042)	(24,456)	(1,705,498)
Exchange differences	(486,480)	(2,315)	(488,795)
Balance as at 31 December 2021	15,621,088	99,433	15,720,521
Additions	10,497,394	—	10,497,394
Acquisition	8,028,047	—	8,028,047
Interest expense	805,930	2,483	808,413
Lease payments	(7,548,820)	(45,073)	(7,593,893)
Lease modification	107,700	—	107,700
Exchange differences	(329,634)	(2,143)	(331,777)
Balance as at 31 December 2022	27,181,705	54,700	27,236,405

Future minimum lease payments together with the present value of net minimum lease payments are as follows:

	Minimum lease
	payments	Interest	Present value
As at 31 December 2021
Not later than one year	6,320,036	(437,415)	5,882,621
Later than one year and not later than two years	5,249,571	(275,462)	4,974,109
Later than two year and not later than five years	3,710,164	(286,365)	3,423,799
Later than five years	1,548,744	(108,752)	1,439,992
Total	16,828,515	(1,107,994)	15,720,521

As at 31 December 2022
Not later than one year	8,565,039	(1,044,376)	7,520,663
Later than one year and not later than two years	5,471,169	(767,848)	4,703,321
Later than two year and not later than five years	11,043,702	(1,324,876)	9,718,826
Later than five years	5,773,993	(480,398)	5,293,595
Total	30,853,903	(3,617,498)	27,236,405

The present value of future lease payments are analyzed as:

	As at
	December 31, 2022	December 31, 2021
Current liabilities	7,520,663	5,882,621
Non-current liabilities	19,715,742	9,837,900
	27,236,405	15,720,521

F-32

NOTE 19 - BORROWINGS

Amount in USD
Balance as at 1 January 2021	-
Additions	2,131,650
Processing fee	100,444
Interest expense	174,056
Loan payments	(371,940)
Exchange differences	(8,418)
Balance as at 31 December 2021	2,025,792
Additions	—
Interest expense	169,295
Loan payments	(993,305)
Exchange differences	(10,113)
Balance as at 31 December 2022	1,191,669

At the end of the reporting period, future payments are due as follows:

	Minimum payments	Interest	Present value
As at 31 December 2021
Not later than one year	1,014,805	(173,022)	841,783
Later than one year and not later than two years	1,014,806	(80,122)	934,684
Later than two year and not later than five years	253,701	(4,376)	249,325
	2,283,312	(257,520)	2,025,792

	Minimum payments	Interest	Present value
As at 31 December 2022
Not later than one year	1,021,425	(80,708)	940,717
Later than one year and not later than two years	255,356	(4,404)	250,952
Later than two year and not later than five years	—	—	—
Later than five years	—	—	—
	1,276,781	(85,112)	1,191,669

	As at
	December 31, 2022	December 31, 2021
Current	940,717	841,783
Non-current	250,952	1,184,009
	1,191,669	2,025,792

NOTE 20 - PROVISION

	As at
	December 31, 2022	December 31, 2021
Balance at the beginning of the year	959,267	940,944
Provisions made for the year	305,772	—
Acquired under business combination	587,082	—
Add: Unwinding of discount	62,951	18,323
Less: Reversal of provision on restoration costs	(43,853)	—
Foreign exchange difference	(3,184)	—
Balance at the end of the year	1,868,035	959,267

The provisions for restoration costs represents the present value of the directors’ best estimates in respect of the Group obligation to dismantle and remove the underlying assets and restore the rented premises on which they are located after the end of lease terms.

NOTE 21 - OTHER PAYABLES

	As at
	December 31, 2022	December 31, 2021
Non-current liabilities
Deferred income	3,046,258	—
Payable to third party	145,605	319,735
Total	3,191,863	319,735

 Refer Note 25 on deferred income for further breakup.

NOTE 22 - TRADE AND OTHER PAYABLES

	As at
	December 31, 2022	December 31, 2021
Trade and other payables	10,785,353	3,444,525
Amount due to shareholders	1,294,916	1,296,164
Amount owing to directors	1,129,565	—
	13,209,834	4,740,689

The normal credit terms granted by the trade payables to the Group ranging from 14 to 30 days (2021: 14 to 30 days).

F-33

NOTE 23 - CONTRACT AND OTHER LIABILITIES

	As at
	December 31, 2022	December 31, 2021
Contract liabilities	1,047,872	410,623
Interest payable to shareholders	430,948	326,948
Current portion of deferred income	612,902	—
	2,091,722	737,571

Refer Note 25 on deferred income for further breakup.

Contract liability relates to advance membership fees received for which performance obligations have not been satisfied. Contract liability is recognized as revenue when performance obligations are satisfied.

NOTE 24 - CURRENT TAX LIABILITIES

	As at
	December 31, 2022	December 31, 2021
Corporation tax liability	48,104	13,956
	48,104	13,956

NOTE 25 - DEFERRED INCOME

	As at
	December 31, 2022	December 31, 2021
Balance at the beginning of the year	—	—
Acquired during the financial year	4,110,288	—
Released to profit or loss	(422,709)	—
Exchange difference	(28,419)	—
Balance at the end of the year	3,659,160	—

	As at
	December 31, 2022 December 31, 2021
Presented by:
- Non-current portion	3,046,258	—
- Current portion	612,902	—
	3,659,160	—

Deferred income is in relation to the fit-out subsidies received from the lessors. The deferred income will release to profit or loss based on tenure of the lease.

F-34

NOTE 26 - REVENUE FROM OPERATIONS

	Year Ended
	December 31, 2022	December 31, 2021

Revenue from contract with customers:
Membership fees income	15,846,091	10,570,185
Rental income	586,642	656,267
Event services income	385,797	109,398
Other services	1,286,525	601,228
Total	18,105,055	11,937,078

(a) Disaggregation of Revenue

	Year Ended
	December 31, 2022	December 31, 2021
Primary geographical market:
Hongkong	5,151,423	5,335,650
Singapore	2,659,179	2,294,562
Bangkok	546,572	586,229
Japan	632,258	669,870
Australia	2,953,939	1,807,912
Vietnam	679,574	586,354
Taiwan	653,803	656,501
Malaysia	3,795,277	—
Philippines	1,033,030	—
Total	18,105,055	11,937,078

Major services:
Membership fees income	15,846,091	10,570,185
Rental income	586,642	911,535
Other services	1,672,322	455,358
Total	18,105,055	11,937,078

Timing of revenue recognition:
At a point in time	2,258,964	1,366,893
Over time	15,846,091	10,570,185
Total	18,105,055	11,937,078

(b) Transaction price allocated to the remaining performance obligation

The Group apply the practical expedient in paragraph 121(a) of IFRS 15 and do not disclose information about remaining performance obligations that have original expected durations of one year or less.

F-35

NOTE 27- COST OF SALES

	Year Ended
	December 31, 2022	December 31, 2021
Supplies expenses	169,862	154,851
Event expenses	211,050	57,145
Depreciation of right of use assets	7,002,888	6,382,209
Miscellaneous expenses	341,491	64,970
Total	7,725,291	6,659,175

NOTE 28 - OTHER INCOME/(EXPENSES)

	Year Ended
	December 31, 2022	December 31, 2021
Bank interest income	7,370	495
COVID-19 related rent concession	—	26,154
Exchange loss	(674,667)	(1,001,124)
Early termination membership fee i ncome	46,219	7,525
Government grants received	134,511	29,739
Loss on disposal of property, plant and e quipment	(473)	—
Deferred income recognized	422,710	—
Discounting effect on security deposits	84,801	42,829
Others	118,752	150,525
Total	139,223	(743,857)

NOTE 29 - ADMINISTRATION EXPENSES

	Year Ended
	December 31, 2022	December 31, 2021
Building management fees	857,420	445,513
Depreciation & amortization (other than cost of sales)	2,160,244	1,261,055
Legal and professional fee	302,368	466,579
Employee related expenses	4,422,773	3,195,077
Variable rent	977,609	—
Marketing and brand building	444,091	297,760
Miscellaneous expenses	3,869,053	1,992,878
Total	13,033,558	7,658,862

F-36

NOTE 30 - NET IMPAIRMENT LOSSES OF FINANCIAL ASSETS

	Year Ended
	December 31, 2022	December 31, 2021

Venue closure	47,620	—
Total	47,620	—

NOTE 31 - FINANCE COST

	Year Ended
	December 31, 2022	December 31, 2021
Interests on:
Bank overdrafts	—	700,350
Lease liabilities	990,934	278,056
Others	186,655	18,322
Total	1,177,589	996,728

NOTE 32 - INCOME TAX EXPENSE/(BENEFIT)

	As at
	December 31, 2022	December 31, 2021
Current tax
Income tax
- current year	202,921	637
- prior year	—	—
	202,921	637

Deferred tax
- current year	(20,776)	(829,269)
- prior year	—	—
	(20,776)	(829,269)

Total income tax expense/(benefit)	182,145	(828,632)

The amount of taxation in the consolidated statement of profit or loss and other comprehensive income represents:

F-37

Pursuant to the rules and regulations of the British Virgin Islands, the Group is not subject to any income tax in the British Virgin Islands.

A reconciliation of the tax expense applicable to loss before income tax expense using the statutory rates, ranging from 0% to 30% (2021: 0% to 30%), of the countries in which the Group and its subsidiaries are domiciled to the income tax expense at the Group’s effective tax rates are as follows:

	As at
	December 31, 2022	December 31, 2021
Loss before tax	(3,879,922)	(4,121,544)
Tax effects arising from:
- effect of different tax rate in foreign jurisdictions	(276,972)	(558,181)
- non-deductible expenses	396,016	288,998
- non-taxable income	(123,968)	—
- deferred tax assets not recognized	251,675	269,820
- utilization of deferred tax assets not recognized	(123,908)	—
- over provision of current and deferred tax expense in prior year	—	(829,269)
- share of results of joint venture	33,229	—
- change of tax rate	26,073	—
Total income tax expense/(benefit)	182,145	(828,632)

NOTE 33 - SEGMENT REPORTING

The Group has operating segments based on its geographies. These operating segments are monitored by the Group’s chief operating decision maker who is the Group’s chief executive officer and he makes the strategic decisions on the allocation of resources based on adjusted segment reporting results. Intangible assets and deferred taxes are included at corporate level (“included in others”) as they are not specifically allocated by the management. During the year ended 31 December 2022, there have been no changes from prior periods in the measurement methods used to determine operating segments and reported segment profit or loss. The revenues and profit generated by each of the Group’s operating segments and segment assets and liabilities are summarized as follows:

The Group is organized into the following operating segments which are based on geographies:

As at December 31, 2022	Hong Kong	Australia	Singapore	Japan	Malaysia	Philippines	Corporate	Total
Segment revenue	5,151,423	2,953,939	2,659,179	632,258	3,795,277	1,033,030	1,879,949	18,105,055
Segment results
- Finance cost	113,722	253,885	294,987	9,975	323,094	31,510	150,416	1,177,589
- Net loss/(profit) after tax	961,967	(132,352)	278,063	65,352	321,974	522,804	2,007,395	4,025,203
Segment assets	4,154,296	6,118,283	12,784,738	808,281	13,453,047	1,201,877	61,455,156	99,975,678
Segment liabilities	3,837,543	6,957,267	13,994,734	237,409	13,749,103	5,820,505	4,241,071	48,837,632

As at December 31, 2021	Hong Kong	Australia	Singapore	Japan	Malaysia	Philippines	Corporate	Total
Segment revenue	5,335,650	1,807,912	2,294,562	669,870	—	—	1,829,084	11,937,078
Segment results
- Finance cost	168,348	369,469	308,674	27,990	—	—	122,247	996,728
- Net loss/(profit) after tax	(4,423,445)	(1,438,443)	(1,985,888)	(641,881)	—	—	11,782,569	3,292,912
Segment assets	6,644,038	10,018,129	3,849,545	1,504,671	—	—	3,953,161	25,969,544
Segment liabilities	7,105,516	7,389,687	6,070,579	706,347	—	—	3,245,402	24,517,531

F-38

NOTE 34 - SERVICE FEE COMMITMENTS

The Group entered into service agreements with service providers for periods ranging from three years to five years (2021: three years to five years). At the end of the reporting period, the total future minimum annual service payments under non-cancellable service agreements are as follows:

	As at
	December 31, 2022	December 31, 2021

Not later than one year	13,884	30,486
Later than one year but not later than five years	51,601	67,911
Later than five years	—	—
	65,484	98,397

NOTE 35 - CAPITAL COMMITMENT

There are no capital commitments as at balance sheet date.

NOTE 36 - EMPLOYEE STOCK OPTIONS

As at 31 December 2022, the Group maintained a share-based payment scheme for employee remuneration. The scheme will be settled in equity. Options under this programme will vest if certain conditions, as defined in the programme, are met. It is based on the service period being met for the employees. The fair value of the shares as on grant date was USD 131.74.

		Weighted average
	Outstanding	exercise price
		(USD)
As at January 01, 2022	51,678	47.70
Granted during the year	693	72.20
Exercised during the year	—	—
Forfeited during the year	—	—
As at December 31, 2022	52,371	48.02
Options vested and exercisable	52,371	48.02

As at January 01, 2021	47,777	45.69
Granted during the year	3,901	72.20
Exercised during the year	—	—
Forfeited during the year	—	—
As at December 31, 2021	51,678	47.70
Options vested and exercisable	51,678	47.70

The Group has recognized stock compensation expense of USD 61,342 for the year ended December 31, 2022 and USD 125,644 for the year ended December 31, 2021.

The grant date fair value of options has been estimated using the Black-Scholes single option pricing model with following assumptions: -

Fair value of shares	131.74
Exercise price	72.20
Expected term (in years)	5.00
Dividend yeild	Nil
Risk free rate of return (in %)	2.89
Volatality (in %)	59.48

Expected volatility has been based on an evaluation of the historical volatility of the comparable company’s share prices. The historical period for the computation of volatility equals to the expected term of the options

Out of the total options outstanding as at December 31, 2022, 34,017 options have an exercise price in the range of USD 68.9 to USD 72.2 and 18,354 options have an exercise price in the range of USD 8 to USD 30 (December 31, 2021 : 33,324 options have an exercise price in the range of USD 68.9 to USD 72.2 and 18,354 options have an exercise price in the range of USD 8 to USD 30) and a weighted average remaining contractual life of 5.48 years (December 31, 2021: 5.43 years).

F-39

NOTE 37 - FINANCIAL INSTRUMENTS

(a) Categories of financial statements

The following table analyses the financial instruments in the statements of financial position by the classes of

	Amortized cost	Carrying amount

As at 31 December 2022
Financial assets
Trade and other receivables	3,068,361	3,068,361
Other long-term financial assets	2,966,618	2,966,618
Cash and cash equivalents	3,297,485	3,297,485
	9,332,464	9,332,464

Financial liabilities
Trade and other payables	13,209,834	13,209,834
Lease liabilities	27,236,405	27,236,405
Loans and liabilities	1,191,669	1,191,669
	41,637,908	41,637,908

	Amortized cost	Carrying amount
As at 31 December 2021
Financial assets
Trade and other receivables	866,027	866,027
Other long-term financial assets	2,076,501	2,076,501
Cash and cash equivalents	2,251,884	2,251,884
	5,194,412	5,194,412

Financial liabilities
Trade and other payables	4,740,689	4,740,689
Lease liabilities	15,720,521	15,720,521
Loans and liabilities	2,025,792	2,025,792
	22,487,002	22,487,002

(b) Financial risk management

The Group activities are exposed to a variety of financial risks arising from their operations and the use of financial instruments. The key financial risks include credit risk and liquidity risk.

(i)	Credit risk

Credit risk is the risk of financial loss to the Group that may arise on outstanding financial instruments should a counterparty default on its obligations. The Group exposures to credit risk arise primarily from trade and other receivables. The Group have a credit policy in place and the exposure to credit risk is managed through the application of credit approvals, credit limits and monitoring procedures.

Trade receivables

As at the end of the reporting period, the maximum exposure to credit risk arising from trade receivables is represented by their carrying amounts in the statement of financial position.

The carrying amount of trade receivables are not secured by any collateral or supported by any other credit enhancements. In determining the recoverability of these receivables, the Group consider any change in the credit quality of the receivables from the date the credit was initially granted up to the reporting date. The Group have adopted a policy of dealing with creditworthy counterparties as a means of mitigating the risk of financial loss from defaults.

F-40

Credit risk concentration profile

At the reporting date, the Group did not have any significant concentration of credit risk that may arise from exposure to a single customer or to a group of customers.

The Group apply the simplified approach to providing for impairment losses (“ECL”) prescribed by IFRS 9, which permits the use of the lifetime expected credit losses provision for all trade receivables. The Group individually assessed ECL of individual customers based on indicators such as changes in financial capability of receivables, past payment trends of the receivable and default or significant delay in payments. The determination of ECL also incorporate economic conditions during the period of historical data, current conditions and forward-looking information on the economic conditions over the expected settlement period of the receivables. The Group believe that changes in economic conditions over these periods would not materially impact the impairment calculation of the receivables.

The information about the credit risk exposure on the Group trade receivables are as follows:

	Gross carrying	ECL allowance	Net balance
	amount
As at December 31, 2022
Current (not past dues)	636,605	(5,299)	631,306
1 to 30 days past due	155,185	(9,327)	145,858
31 to 60 days past due	71,057	(10,935)	60,122
61 to 90 days past due	20,579	(2,096)	18,483
>90 days past due	11,687	4,698	16,385
>120 days past due	768,672	(781,192)	-12,520
Credit Impaired
(i) Individually assessed	—	—	—
(ii) Collectively assessed	—	—	—
Total	1,663,785	(804,151)	859,634

	Gross carrying	ECL allowance	Net balance
	amount
As at December 31, 2021
Current (not past dues)	163,855	(15,128)	148,727
1 to 30 days past due	10,820	(930)	9,890
31 to 60 days past due	-4,192	(802)	-4,994
61 to 90 days past due	-4,986	1,289	-3,697
>90 days past due	—	—	—
Credit Impaired
(i) Individually assessed	—	—	—
(ii) Collectively assessed	—	—	—
	165,497	(15,571)	149,926

The significant changes in gross carrying amount of trade receivables do not contribute to changes in impairment losses during the financial year.

F-41

Other receivables and other financial assets

For other receivables and other financial assets (including cash and cash equivalents), the Group minimize credit risk by dealing exclusively with high credit rating counterparties. At the reporting date, the Group maximum exposure to credit risk arising from other receivables and other financial assets are represented by the carrying amount of each class of financial assets recognized in the statements of financial position.

The Group consider the other receivables and other financial assets to have low credit risk. Consequently, the Group are of the view that the loss allowance is not material and hence, it is not provided for, other than those disclosed in Note 12 to the financial statements.

(ii)	Liquidity risk

Liquidity risk is the risk that the Group and the Group will encounter difficulties in meeting financial obligations when they fall due. The Group exposure to liquidity risk arise primarily from mismatches of the maturities between financial assets and liabilities.

The Group actively manage their cash flow to ensure that all repayment and funding needs are met. As part of their overall prudent liquidity management, the Group depend on shareholders to maintain sufficient levels of cash to meet their working capital requirement.

Maturity analysis

The maturity analysis of the Group financial liabilities by their relevant maturity at the reporting date are based on contractual undiscounted repayment obligations are as follows:

				Later than
			Later than one year	two year and
		Not later than one	and not later than	not later than	Later than five
	Carrying amount	year	two years	five years	years	Total
As at 31 December, 2022
Trade and other payables	13,355,439	13,209,834	145,605	—	—	13,355,439
Lease liabilities	27,236,405	7,520,663	4,703,321	9,718,826	5,293,595	27,236,405
Borrowings	1,191,669	940,717	250,952	—	—	1,191,669
Total	41,783,513	21,671,214	4,954,273	9,718,826	5,293,595	41,783,513

				Later than
			Later than one year	two year and
		Not later than one	and not later than	not later than Later than five
	Carrying amount	year	two years	five years	years	Total
As at 31 December, 2021
Trade and other payables	5,060,424	4,740,689	106,578	159,868	53,289	5,060,424
Lease liabilities	15,720,521	5,882,621	4,974,109	3,423,799	1,439,992	15,720,521
Borrowings	2,025,792	841,783	934,684	249,325	—	2,025,792
Total	22,806,737	11,465,093	6,015,371	3,832,992	1,493,281	22,806,737

(iii)	Currency risk

Currency risk arises when the Group enters into transactions denominated in currencies other than the functional currency of the Group. The currencies giving rise to the risk are primarily the United States Dollar (“USD”), Singapore Dollar (“SGD”), Thai Baht (“THB”), Vietnamese Dong (“VND”), Australian Dollar (“AUD”), Japanese Yen (“JPY”), New Taiwan Dollar (“TWD”), Malaysian Ringgit (“MYR”) and Philippine Peso (“PHP”).

The Group has not used any derivative contracts to hedge its exposure to currency risk. As the Hong Kong Dollar trades within a narrow band around the USD, the directors of the Group do not expect that there will be any significant currency risk in USD. For other currencies, a significant change in the exchange rate in SGD, THB, VND, AUD, JPY, TWD, MYR, PHP and HK$ against USD and may have a material impact on the Group’s results.

F-42

The carrying amounts of the Group’s foreign currency denominated monetary assets and liabilities at the reporting date are as follows:

	Assets		Liabilities
	2022	2021	2022	2021

SGD	825,774	207,882	(12,367,582)	(3,997,883)
THB	108,980	134,667	(378,422)	(186,632)
VND	126,934	102,043	(1,057,783)	(1,191,650)
AUD	609,529	1,030,840	(5,909,308)	(6,672,258)
JPY	80,985	68,792	(187,632)	(645,903)
MYR	1,931,810	—	(8,149,997)	—
PHP	493,959	—	(8,277,345)	—
TWD	76,818	171,429	(241,425)	(569,631)

(c)	Fair value

(i)	Determination of fair value

The carrying amounts of cash and bank balances, short term receivables and payables are reasonable approximation of fair values due to short term nature of these financial instruments.

(ii)	Fair value hierarchy

As the financial assets and liabilities of the Group are not carried at fair value by any valuation method, the fair value hierarchy analysis is not presented.

F-43

NOTE 38 - NET DEBT RECONCILIATION

Particulars	Borrowings	Lease obligations	Total
As at January 01, 2022	2,025,792	15,720,521	17,746,313
Cash flows -
Payment of lease liability	—	(7,593,893)	(7,593,893)
Loan taken	—	—	—
Repayment	(993,305)		(993,305)
Non-cash movements -
Finance cost	169,295	808,413	977,708
Additions to lease liability	—	18,525,441	18,525,441
Lease modifications	—	107,700	107,700
Others	(10,113)	(331,777)	(341,890)
As at December 31, 2022	1,191,669	27,236,405	28,428,074

Particulars	Borrowings	Lease obligations	Total
As at January 01, 2021	—	16,908,243	16,908,243
Cash flows -
Payment of lease liability	—	(4,769,978)	(4,769,978)
Loan taken	2,232,094	—	2,232,094
Repayment	(371,940)	—	(371,940)
Non-cash movements -
Finance cost	174,056	581,765	755,821
Additions to lease liability	—	5,194,784	5,194,784
Lease modifications	—	(1,705,498)	(1,705,498)
Others	(8,418)	(488,795)	(497,213)
As at December 31, 2021	2,025,792	15,720,521	17,746,313

NOTE 39 - RELATED PARTY RELATIONS AND TRANSACTIONS

(a) Identity of related parties

Parties are considered to be related to the Group if the Group has the ability, directly or indirectly, to control the party or exercise significant influence over the party in making financial and operational decisions, or vice versa, or where the Group and the party are subject to common control. Related parties may be individuals or other entities.

Related parties of the Group include:

(i)	Joint venture; and

(ii)	Key management personnel, comprise persons (including the directors of the Group ) who have the authority and responsibility for planning, directing and controlling the activities of the Group directly or indirectly

Name of the related party	Relation	% share holding if any
Constant Thomas John Tedder	Company Director
Christopher Ian Edwards	Company Director & CEO
Teo Juhn How	Company Director
Erman Akinci	Company Director
Alexis Grolin	Company Director
Lai Shi Noon	CFO (left in December 2022)
Liew Kok Seng	CFO (appointed in December 2022)
Batur Limited	Entity with director interest	100% owned by Constant, Director of Flexi Group Ltd
The Hive Partners Limited	Entity with director interest	100% owned by Constant, Director of Flexi Group Ltd
Honey Capital Ltd	Entity with director interest	100% owned by Batur Limited, indirectly wholly owned by common director,
Constant Thomas John Tedder
Fly Farm International Limited	Entity with director interest	-
Upwaste Limited	Entity with director interest	-
Earth.Org Limited	Entity with director interest	-
Island Earth Limited	Entity with director interest	100% owned by Batur Limited, indirectly wholly owned by common director,
Constant Thomas John Tedder

(b)	Compensation of key management personnel

There are no management entities that provide key management personnel services to the Group. Total remuneration paid to the key management personnel during the year ended December 31, 2022 was USD 414,537.

(c)	Details of the joint ventures are as follows:

	Country of
Name of company held by the Group	incorporation	2022	2021	Principal activities
Common Ground (Thailand) Company Limited
	Thailand	29%	-	Managing co-working space business.
("CGTH")

F-44

NOTE 40 - LIST OF SUBSIDIARIES

	Country of
Name of company held by the Group	incorporation	2022	2021	Principal activities
The Hive International Limited	Hong Kong	100%	100%	Provision of administrative services to group companies
Hong Kong Hive Limited	Hong Kong	100%	100%	Provision of co-working space for creative industries
The Hive Coworking Space Singapore Pte. Ltd.	Singapore	100%	100%	Provision of office administrative services on a fee or contract
				basis
The Hive Bangkok Ltd.	Thailand	100%	100%	Provision of real estate leasing activities
The Hive Design Company Limited (Note a)	Hong Kong	100%	100%	Provision of design and consultancy services on a fee or on a
				contract basis
The Hive Habitat Limited (Note b)	Hong Kong	100%	100%	Provision of co- living spaces
The Hive Japan Kabushiki Kaisha	Japan	100%	100%	Provision of co-working space for creative industries
The Hive Coworking Australia Pty Ltd.	Australia	100%	100%	Provision of co-working space for creative industries
White Moon Holdings Pty Ltd ("The Cluster")	Australia	100%	100%	Provision of co-working space for creative industries
The Hive Milton House Pty Ltd	Australia	100%	-	Dormant
The Hive Vietnam Co. Ltd.	Vietnam	100%	100%	Provision of co-working space and management consultancy

The Hive Taiwan Limited	Taiwan	100%	100%	Provision of co-working space.
The Hive Lai Chi Kok Limited	Hong Kong	100%	100%	Provision of co-working space.
The Hive Connaught Road Ltd	Hong Kong	100%	-	Provision of co-working space.
Common Ground Works Sdn. Bhd.	Malaysia	100%	-	Managing business centers.
Common Ground TTDI Sdn. Bhd.	Malaysia	100%	-	Managing business centers.
Common Ground MK Sdn. Bhd.	Malaysia	100%	-	Managing business centers.
Common Ground BB Sdn. Bhd.	Malaysia	100%	-	Managing business centers.
Common Ground AD Sdn. Bhd.	Malaysia	100%	-	Managing business centers.
Common Ground AP Sdn. Bhd.	Malaysia	100%	-	Managing business centers.
Common Ground QS Sdn. Bhd.	Malaysia	100%	-	Managing business centers.
Common Ground MV Sdn. Bhd.	Malaysia	100%	-	Managing business centers.
Common Ground PJ Sdn. Bhd.	Malaysia	100%	-	Managing business centers.
Common Ground MD Sdn. Bhd.	Malaysia	100%	-	Managing business centers.
Common Ground PG Sdn. Bhd.	Malaysia	100%	-	Managing business centers.
Common Ground KL33 Sdn. Bhd.	Malaysia	100%	-	Managing business centers.
Common Ground BSE Sdn. Bhd.	Malaysia	100%	-	Providing office administrative and other business support
				services.
			-	Providing coworking, shared office, event spaces, meeting
Common Ground BS Sdn. Bhd.	Malaysia	100%
			-	rooms as well as cafe and bar services.
Common Ground M3 Sdn. Bhd. (formerly known as	Malaysia
		100%	-	Dormant
Common Ground CC Sdn. Bhd.)
	Malaysia
Common Ground DH Sdn. Bhd.
		100%	-	Dormant
(formerly known as Common Ground SH Sdn. Bhd.)

Common Ground HO Sdn. Bhd.
(formerly known as Common Ground TTD/2 Sdn.	Malaysia	100%	-	Dormant
Bhd.)
Common Ground MT Sdn. Bhd.	Malaysia	100%	-	Dormant
Common Minds Sdn. Bhd.	Malaysia	100%	-	Dormant
Common Ground SD Sdn. Bhd.	Malaysia	100%	-	Dormant
Common Ground Bangsar Sdn. Bhd.	Malaysia	100%	-	Dormant
Common Ground BU Sdn. Bhd.	Malaysia	100%	-	Dormant
Common Ground QS2 Sdn. Bhd.	Malaysia	100%	-	Dormant
Common Ground MM Sdn. Bhd.	Malaysia	100%	-	Dormant
Common Ground Works Philippines Inc.	Philippines	60%	-	Engage in office rental business, operate, hold, engage in, or
				manage co-working space business, and operate as facilities
				provider and managed facility provider in connection with the
				office rental and co- working space businesses.

CGP-IBP Inc.	Philippines	90%	-	Engage in office rental business, operate, hold, engage in, or
				manage co-working space business, and operate as facilities
				provider and managed facility provider in connection with the
				office rental and co- working space businesses.

CGP Ventures Inc.	Philippines	90%	-	Dormant
CG8Rockwell Inc.	Philippines	90%	-	Engage in office rental business, to operate, hold, engage in, or
				manage co-working space business, and to operate as facilitie s
				provider and managed facility provider in connection with the
				office rental and co- working space businesses.

Common Ground Services and Solutions Inc.	Philippines	60%	-	Engage in export-oriented services catering to foreign- owned-
				and-operated companies such as business consultancy,
				information technology services, incubation and acceleration of
				startups and entrepreneur backed-businesses, general
				management services, and in knowledge process outsourcing
				such as marketing, fiscal and back-office support, as well as in
				business process outsourcing.

Note a: The Hive Design Company Limited applied to be a dormant company in September 2021. Note b: The Hive Habitat Limited applied to be a dormant company in October 2021.

F-45

NOTE 41 - CAPITAL RISK MANAGEMENT

The primary objective of the Group capital management is to ensure that they maintain a healthy capital ratio in order to sustain future development of the business so that they can continue to maximize returns for shareholders. The Group manage their capital structure and make adjustments to it, in light of changes in economic and business conditions. To maintain or adjust the capital structure, the Group may adjust the dividend payment to shareholders, return capital to shareholders or issue new shares. No changes were made in the objectives, policies and process during the financial year ended 31 December 2022 and 31 December, 2021.

The Group are not subject to any externally imposed capital requirements.

NOTE 42 - PROVIDENT FUND CONTRIBUTION

		As at
		December 31, 2022	December 31, 2021

Hong Kong	MPF Contribution Expense	68,158	35,880
Australia	Superannuation	53,980	29,973
Singapore	CPF Contribution Expense	45,813	21,512
Malaysia	Provident Fund	78,762	69,632
		246,713	156,997

NOTE 43 - GUARANTEES AND BANKING FACILITIES

(i) White Moon Holdings Pty Ltd:

As at 31 December 2022, an indemnity guarantee facility of AUD753,522 (31 December 2021: AUD881,855) were utilized by a subsidiary as a security of its obligation under the lease with the landlord.

NOTE 44 - EVENTS AFTER THE REPORTING DATE

No adjusting or significant non-adjusting events have occurred between the 31 December reporting date and the date of authorisation.

F-46

TG VENTURE ACQUISITION CORP.

CONDENSED BALANCE SHEETS

	March 31,	December 31,
	2023	2022
	(Unaudited)
ASSETS
Current assets:
Cash	$21,414	$147,020
Prepaid expenses	114,942	140,692
Total Current Assets	136,356	287,712

Cash and investments held in Trust Account	120,003,208	118,956,557
TOTAL ASSETS	$120,139,564	$119,244,269

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable and accrued expenses	$2,223,085	$1,455,616
Due to related parties	107,550	106,215
Promissory note – related party	150,000	—
Income tax payable	525,642	268,239
Total Current Liabilities	3,006,277	1,830,070
TOTAL LIABILITIES	3,006,277	1,830,070

Commitments and Contingencies (Note 6)	—	—

Class A common stock subject to possible redemption, $0.0001 par value; 11,500,000 shares at a redemption value of $10.37 and $10.29 per share at March 31, 2023 and December 31, 2022, respectively	119,248,338	118,309,040

STOCKHOLDERS’ DEFICIT:
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; no shares issued and outstanding	—	—
Class A common stock, $0.0001 par value, 100,000,000 shares authorized, 57,500 shares issued and outstanding (excluding 11,500,000 shares subject to possible redemption) at March 31, 2023 and December 31, 2022	6	6
Class B common stock, $0.0001 par value, 10,000,000 shares authorized, 2,889,149 shares issued and outstanding at March 31, 2023 and December 31, 2022	289	289
Additional paid-in capital	96,267	1,035,565
Accumulated deficit	(2,211,613)	(1,930,701)
TOTAL STOCKHOLDERS’ DEFICIT	(2,115,051)	(894,841)
TOTAL LIABILITIES AND STOCKHOLDERS’ DEFICIT	$120,139,564	$119,244,269

The accompanying notes are an integral part of these unaudited condensed financial statements.

F-47

TG VENTURE ACQUISITION CORP.

UNAUDITED CONDENSED STATEMENTS OF OPERATIONS

	For the Three Months Ended March 31,
	2023	2022
General and administrative expenses	$1,284,724	$275,889
Loss from operations	(1,284,724)	(275,889)

Other income:
Interest income on cash and investments held in Trust Account	1,261,215	14,198
Total other income	1,261,215	14,198

Loss before provision for income taxes	(23,509)	(261,691)
Provision for income taxes	257,403	—
Net loss	$(280,912)	$(261,691)

Basic and diluted weighted average shares outstanding, Class A common stock subject to possible redemption	11,557,500	11,557,500
Basic and diluted net loss per common share, Class A common stock subject to possible redemption	$(0.02)	$(0.02)
Basic and diluted weighted average shares outstanding, Class B common stock	2,889,149	2,889,149
Basic and diluted net loss per common share, Class B common stock	$(0.02)	$(0.02)

The accompanying notes are an integral part of these unaudited condensed financial statements.

F-48

TG VENTURE ACQUISITION CORP.

 UNAUDITED CONDENSED STATEMENTS OF CHANGES IN STOCKHOLDERS’ DEFICIT (EQUITY)

FOR THE THREE MONTHS ENDED MARCH 31, 2023

	Class A Common Stock		Class B Common Stock		Additional Paid-in	Accumulated	Total Stockholders’
	Shares	Amount	Shares	Amount	Capital	Deficit	Deficit
Balance as of December 31, 2022	57,500	$6	2,889,149	$289	$1,035,565	$(1,930,701)	$(894,841)
Accretion to Common Stock Subject to Redemption	—	—	—	—	(939,298)	—	(939,298)
Net loss	—	—	—	—	—	(280,912)	(280,912)
Balance as of March 31, 2023 (Unaudited)	57,500	$6	2,889,149	$289	$96,267	$(2,211,613)	$(2,115,051)

FOR THE THREE MONTHS ENDED MARCH 31, 2022

	Common stock				Additional		Total
	Class A		Class B		Paid-In	Accumulated	Stockholders’
	Shares	Amount	Shares	Amount	Capital	Deficit	Equity
Balance as of December 31, 2021	57,500	$6	2,889,149	$289	$2,044,605	$(1,073,167)	$971,733
Net loss	—	—	—	—	—	(261,691)	(261,691)
Balance as of March 31, 2022 (Unaudited)	57,500	$6	2,889,149	$289	$2,044,605	$(1,334,858)	$710,042

The accompanying notes are an integral part of these unaudited condensed financial statements.

F-49

TG VENTURE ACQUISITION CORP.

UNAUDITED CONDENSED STATEMENTS OF CASH FLOWS

	For the Three Months Ended March 31,
	2023	2022
Cash flows from operating activities:
Net loss	$(280,912)	$(261,691)
Adjustments to reconcile net loss to net cash used in operating activities:
Interest earned on investment held in Trust Account	(1,261,215)	(14,198)
Formation and operating costs paid by promissory note – related party	—	—
Changes in current assets and current liabilities:
Prepaid assets	25,750	68,387
Accounts payable and accrued expense	767,469	(114,372)
Due to related parties	1,335	1,335
Income tax payable	257,403	—
Net cash used in operating activities	(490,170)	(320,539)

Cash flows from investing activities:
Proceeds from promissory note – related party	214,564	—
Net cash provided by investing activities	214,564	—

Cash flows from financing activities:
Proceeds from promissory note – related party	150,000	—
Net cash provided by financing activities	150,000	—

Net change in cash	(125,606)	(320,539)
Cash, beginning of the period	147,020	664,626
Cash, end of the period	$21,414	$344,087

Supplemental disclosure of non-cash financing activities:
Accretion to Common Stock Subject to Redemption	$939,298	$—

The accompanying notes are an integral part of these unaudited condensed financial statements.

F-50

TG VENTURE ACQUISITION CORP.

 NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

Note 1 — Organization and Business Operations

TG Venture Acquisition Corp. (the “Company”) is a blank check company incorporated as a Delaware corporation on February 8, 2021, for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses (the “Business Combination”).

As of March 31, 2023, the Company had not commenced any operations. All activity for the period from February 8, 2021 (inception) through March 31, 2023 relates to the Company’s formation and the initial public offering described below. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company will generate non-operating income in the form of interest income on cash and cash equivalents from the proceeds derived from the Initial Public Offering (the “IPO”).

The Company’s sponsor is Tsangs Group Holdings Limited (the “Sponsor”). The registration statement for the Company’s IPO was declared effective on November 2, 2021 (the “Effective Date”). On November 5, 2021, the Company consummated the IPO of 11,500,000 units (the “Units” and, with respect to the Common stock included in the Units being offered, the “Public Shares” and the warrants included in the Units being offered, the “Public Warrants”) at $10.00 per Unit, including the full exercise of the underwriters’ over-allotment of 1,500,000 Units, generating gross proceeds to the Company of $115,000,000, which is discussed in Note 3.

Simultaneously with the consummation of the IPO, the Company consummated the private placement of 5,500,000 Warrants (the “Private Placement Warrants”) at a price of $1.00 per Private Placement Warrant to the Sponsor, generating gross proceeds to the Company of $5,500,000, which is described in Note 4.

Transaction costs amounted to $3,040,822 consisting of $1,150,000 of underwriting commissions, $575,000 of fair value of the Units issued to ThinkEquity LLC (“ThinkEquity”), the representative of the underwriters (see Note 6), $579,110 of fair value of the Founder Shares (as defined in Note 5) sold to advisors in excess of proceeds (see Note 5), and $736,712 of other offering costs, and was all charged to stockholders’ equity.

While the Company’s management has broad discretion with respect to the specific application of the cash held outside of the Trust Account (as hereinafter defined), substantially all of the net proceeds from the IPO and the sale of the Private Placement Warrants, which are placed in the Trust Account, are intended to be applied generally toward completing a Business Combination. The Company’s Business Combination must be with one or more target businesses that together have a fair market value equal to at least 80% of the value of the assets held in the Trust Account (excluding the taxes payable on the interest earned on the Trust Account) at the time of the signing a definitive agreement in connection with the initial Business Combination. However, the Company will only complete a Business Combination if the post-Business Combination company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act of 1940, as amended (the “Investment Company Act”). There is no assurance that the Company will be able to successfully effect a Business Combination.

Following the closing of the IPO on November 5, 2021, $117,300,000 ($10.20 per Unit) from the net proceeds of the sale of Units in the IPO and a portion of the proceeds of the sale of the Private Placement Warrants were deposited into a trust account (the “Trust Account”) located in the United States with Continental Stock Transfer & Trust Company acting as trustee, and are invested only in U.S. government securities with a maturity of 180 days or less or in money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act which invest only in direct U.S. government treasury obligations. Except with respect to interest earned on the funds held in the Trust Account that may be released to the Company to pay its franchise and income tax obligations (less up to $100,000 of interest to pay dissolution expenses), the proceeds from the IPO and the sale of the Private Placement Warrants will not be released from the Trust Account until the earliest of: (a) the completion of the initial Business Combination; (b) the redemption of any Public Shares properly submitted in connection with a stockholder vote to amend the Company’s amended and restated certificate of incorporation: (i) to modify the substance or timing of the Company’s obligation to allow redemption in connection with the initial Business Combination or certain amendments to the Company’s charter prior thereto or to redeem 100% of the Public Shares if the Company does not complete the initial Business Combination within 24 months from the closing of this offering November 5, 2023; or (ii) with respect to any other provision relating to stockholders’ rights or pre-Business Combination activity; and (c) the redemption of 100% of the Public Shares if the Company is unable to complete the initial Business Combination within the required time frame (subject to the requirements of applicable law).

Public stockholders have the opportunity to redeem all or a portion of their Public Shares upon the completion of the initial Business Combination at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account as of two business days prior to voting on the initial Business Combination, including interest earned on the funds held in the Trust Account and not previously released to the Company to pay its franchise and income taxes, divided by the number of then outstanding Public Shares, subject to the limitations described herein. The amount in the Trust Account is initially anticipated to be $10.20 per public share.

The Company will only proceed with a Business Combination if the Company has net tangible assets of at least $5,000,001 immediately prior to or upon the consummation of such Business Combination, and, if the Company seeks public stockholder approval, a majority of the shares voted are voted in favor of the Business Combination. If a stockholder vote is not required by applicable law or stock exchange listing requirements and the Company does not decide to hold a stockholder vote for business or other reasons, the Company will, pursuant to its amended and restated certificate of incorporation, conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (the “SEC”) and file tender offer documents with the SEC prior to completing a Business Combination. If, however, stockholder approval of the transaction is required by applicable law or stock exchange listing requirements, or the Company decides to obtain stockholder approval for business or other reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. If the Company seeks stockholder approval in connection with a Business Combination, the Sponsor has agreed to vote its Founder Shares and any Public Shares purchased during or after the IPO in favor of approving a Business Combination. Additionally, each public stockholder may elect to redeem their Public Shares without voting, and if they do vote, irrespective of whether they vote for or against the proposed transaction.

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The Company has 24 months from the closing of the IPO until November 5, 2023 to complete the initial Business Combination (the “Combination Period”). If the Company is unable to complete the initial Business Combination within the Combination Period, the Company will: (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible, but no more than ten business days thereafter subject to lawfully available funds therefor, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to the Company to pay its taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law; and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining stockholders and the board of directors, dissolve and liquidate, subject in the case of clauses (ii) and (iii) above to the Company’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to the warrants, which will expire worthless if the Company fails to complete the initial Business Combination within the Combination Period.

The initial stockholders, Sponsor, executive officers and directors have entered into a letter agreement with the Company, pursuant to which they have agreed to (i) to waive their redemption rights with respect to their Founder Shares if we are forced to liquidate; (ii) to waive their redemption rights with respect to their Founder Shares and Public Shares in connection with a stockholder vote to approve an amendment to the Company’s amended and restated certificate of incorporation: (A) to modify the substance or timing of the Company’s obligation to allow redemption in connection with the Company’s initial Business Combination or certain amendments to the charter prior thereto or to redeem 100% of the Company’s Public Shares if the Company does not complete the initial Business Combination within the Combined Period or (B) with respect to any other provision relating to stockholders’ rights or pre-initial Business Combination activity; and (iii) to waive their rights to liquidating distributions from the Trust Account with respect to their Founder Shares if the Company fails to complete the initial Business Combination within the Combination Period, although they will be entitled to liquidating distributions from the Trust Account with respect to any Public Shares they hold if the Company fails to complete the initial Business Combination within the Combination Period; (iv) the Founder Shares are shares of the Company’s Class B common stock that will automatically convert into shares of the Company’s Class A common stock at the time of the initial Business Combination, on a one-for-one basis, subject to adjustment as described herein, and (v) are entitled to registration rights. If the Company submits the initial Business Combination to the public stockholders for a vote, the initial stockholders, officers and directors have agreed pursuant to the letter agreement to vote any shares held by them and any Public Shares purchased during or after this offering (including in open market and privately negotiated transactions) in favor of the initial Business Combination.

The Sponsor has agreed that it will be liable to the Company if and to the extent any claims by a third party for services rendered or products sold to the Company, or a prospective target business with which the Company has entered into a written letter of intent, confidentiality or similar agreement or Business Combination agreement, reduce the amount of funds in the Trust Account to below the lesser of (i) $10.20 per Public Share; and (ii) the actual amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.20 per share due to reductions in the value of the trust assets, less taxes payable, provided that such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to the monies held in the Trust Account (whether or not such waiver is enforceable) nor will it apply to any claims under the Company’s indemnity of the underwriters of the IPO against certain liabilities, including liabilities under the Securities Act. However, the Company has not asked the Sponsor to reserve for such indemnification obligations, nor has the Company independently verified whether the Sponsor has sufficient funds to satisfy its indemnity obligations and believe that the Sponsor’s only assets are securities of the Company. Therefore, the Company cannot assent that the Sponsor would be able to satisfy those obligations. None of the Company’s officers or directors will indemnify the Company for claims by third parties including, without limitation, claims by vendors and prospective target businesses.

Proposed Business Combination

On December 5, 2022, the Company entered into a Business Combination Agreement (the “Business Combination Agreement”) by and among (i) The Flexi Group Limited, a business company with limited liability incorporated under the laws of the British Virgin Islands (the “Flexi”), (ii) The Flexi Group Holdings Ltd., a business company with limited liability incorporated under the laws of the British Virgin Islands and a direct wholly owned subsidiary of Flexi (“PubCo” and, together with Flexi, the “Flexi Group”), (iii) The Flexi Merger Co. Ltd., a business company with limited liability incorporated under the laws of the British Virgin Islands and a direct wholly owned subsidiary of PubCo (“Merger Sub 1”), and (iv) Flexi Merger Co. LLC, a Delaware limited liability company and a direct wholly owned subsidiary of PubCo (“Merger Sub 2” and, Merger Sub 2, PubCo and Merger Sub 1, each, individually, an “Acquisition Entity”).

Capitalized terms used in this section, but not otherwise defined herein have the meanings given to them in the Business Combination Agreement.

Pursuant to the Business Combination Agreement, subject to the terms and conditions set forth therein, (i) Merger Sub 1 will merge with and into Flexi (the “Initial Merger”), whereby the separate existence of Merger Sub 1 will cease and Flexi will be the surviving entity of the Initial Merger and become a wholly owned subsidiary of PubCo, and (ii) following confirmation of the effective filing of the documents required to implement the Initial Merger, Merger Sub 2 will merge with and into TGVC (the “SPAC Merger” and together with the Initial Merger, the “Mergers”), the separate existence of Merger Sub 2 will cease and the Company will be the surviving entity of the SPAC Merger and a direct wholly owned subsidiary of PubCo.

As a result of the Mergers, among other things, (i) each outstanding Flexi Ordinary Share will be cancelled in exchange for the right to receive such number of PubCo Ordinary Shares that is equal to the Company Exchange Ratio, (ii) each outstanding SPAC Unit will be automatically detached and the holder thereof will be deemed to hold one share of SPAC Class A Common Stock and one SPAC Warrant, (iii) each outstanding share of SPAC Class B Common Stock will automatically convert into SPAC Class A Common Stock, (iv) each outstanding share of SPAC Class A Common Stock will be cancelled in exchange for the right to receive such number of PubCo Ordinary Shares that is equal to the SPAC Exchange Ratio, and (v) each outstanding SPAC Warrant will be assumed by PubCo and converted into a warrant to purchase PubCo Ordinary Shares (each, an “Assumed SPAC Warrant”).

Earnout

The Business Combination Agreement, subject to the terms and conditions set forth therein, provides that Flexi shareholders as of the Initial Merger will have the right to receive up to an aggregate of 2,900,000 additional PubCo Ordinary Shares based on the total annual revenues of PubCo in each of the two fiscal years following the Closing Date.

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Representations, Warranties and Covenants

The Business Combination Agreement contains customary representations and warranties of the parties, which will not survive the Closing. Many of the representations and warranties are qualified by materiality or Company Material Adverse Effect (with respect to Flexi) or SPAC Material Adverse Effect (with respect to the Company). “Material Adverse Effect” as used in the Business Combination Agreement means with respect to Flexi or the Company, as applicable, any event, state of facts, development, change, circumstance, occurrence or effect that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on (i) the business, assets and liabilities, results of operations or financial condition of the applicable party and its subsidiaries, taken as a whole or (ii) the ability of such party or any of its subsidiaries to consummate the Transactions, in each case subject to certain customary exceptions. Certain of the representations are subject to specified exceptions and qualifications contained in the Business Combination Agreement or in information provided pursuant to certain disclosure schedules to the Business Combination Agreement.

The Business Combination Agreement also contains pre-closing covenants of the parties, including obligations of the parties to operate their respective businesses in the ordinary course consistent with past practice, and to refrain from taking certain specified actions without the prior written consent of the other applicable parties, in each case, subject to certain exceptions and qualifications. Additionally, the parties have agreed not to solicit, negotiate or enter into competing transactions, as further provided in the Business Combination Agreement. The covenants do not survive the Closing (other than those that are to be performed after the Closing).

As promptly as practicable after the execution of the Business Combination Agreement, the Company and PubCo have agreed to prepare and file with the SEC, a Registration Statement on Form F-4 (as amended, the “F-4 Registration Statement”) in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), of the offer and issuance of the PubCo Ordinary Shares and Assumed SPAC Warrants to be issued pursuant to the Business Combination Agreement The F-4 Registration Statement will contain a proxy statement/prospectus for the purpose of (i) the Company soliciting proxies from its shareholders to approve the Business Combination Agreement, the Transactions and related matters (the “the Company Shareholder Approval”) at a special meeting of the Company shareholders (the “Shareholder Meeting”), (ii) providing the Company’s shareholders an opportunity, in accordance with its organizational documents and initial public offering prospectus, to redeem their shares of SPAC Class A Common Stock (collectively, the “Redemptions”), and (iii) PubCo’s offering and issuance of the PubCo Ordinary Shares and Assumed Warrants in connection with the Transactions. PubCo filed the initial F-4 Registration Statement on February 13, 2023.

PubCo agreed to take all action within its power so that effective at the Closing, the board of directors of PubCo will consist of no less than five individuals, two of whom may be designated by the Sponsor, and a majority of whom shall be independent directors in accordance with Nasdaq requirements, and which shall comply with all diversity requirements under applicable Law.

In addition, prior to Closing, PubCo agreed to amend and restate its Memorandum of Association and Articles of Association (the “PubCo Governing Documents”). The PubCo Governing Documents will include customary provisions for a memorandum of association and articles of association of a British Virgin Islands publicly traded company that is traded on Nasdaq.

Conditions to the Parties’ Obligations to Consummate the Mergers

Under the Business Combination Agreement, the parties’ obligations to consummate the Transactions are subject to a number of customary conditions for special purpose acquisition companies, including, among others, the following: (i) the approval of the Mergers and the other shareholder proposals required to approve the Transactions by the Company’s and Flexi’s shareholders, (ii) all specified approvals or consents (including governmental and regulatory approvals) have been obtained and all waiting, notice, or review periods have expired or been terminated, as applicable, (iii) the effectiveness of the F-4 Registration Statement, (iv) PubCo’s initial listing application with Nasdaq shall have been conditionally approved and, immediately following the Closing, PubCo shall satisfy any applicable initial and continuing listing requirements of Nasdaq and PubCo shall not have received any notice of non-compliance therewith, and (v) the PubCo Ordinary Shares and Assumed SPAC Warrants having been approved for listing on Nasdaq, subject to round lot holder requirements.

In addition to these customary closing conditions, the Company must also hold net tangible assets of at least $5,000,001 immediately prior to Closing, net of Redemptions and liabilities (including the Company’s transaction expenses).

The obligations of the Company to consummate the Transactions are also subject to, among other things (i) the representations and warranties of Flexi and of each Acquisition Entity being true and correct, subject to the materiality standards contained in the Business Combination Agreement, (ii) material compliance by Flexi and each Acquisition Entity with its pre-closing covenants, and (iii) the absence of a Company Material Adverse Effect.

In addition, the obligations of Flexi to consummate the Transactions are also subject to, among other things (i) the representations and warranties of the Company being true and correct, subject to the materiality standards contained in the Business Combination Agreement, (ii) material compliance by the Company with its pre-closing covenants, and (iii) the absence of a SPAC Material Adverse Effect.

Termination Rights

The Business Combination Agreement contains certain termination rights, including, among others, the following: (i) upon the mutual written consent of the Company and Flexi, (ii) if the consummation of the Transactions is prohibited by governmental order, (iii) if the Closing has not occurred on or before November 5, 2023,   (iv) in connection with a breach of a representation, warranty, covenant or other agreement by Flexi or the Company which is not capable of being cured or is not cured within 30 days after receipt of notice of such breach, (v) by either the Company or Flexi if the board of directors of the other party publicly changes its recommendation with respect to the Business Combination Agreement and Transactions and related shareholder approvals under certain circumstances detailed in the Business Combination Agreement, (vi) by either the Company or Flexi if the Shareholder Meeting is held and the Company Shareholder Approval is not received, (vii) by the Company if the requisite Company Audited Financial Statements and PCAOB-compliant unaudited financials of Flexi for the first, second and third quarters of 2022 (to the extent required in accordance with the Business Combination Agreement) have not been delivered by January 4, 2023, with respect to the first and second quarters, and January 16, 2023, with respect to the third quarter, or (viii) by the Company if Flexi does not receive the written consent of its shareholders to the Business Combination Agreement and related approvals within five business days after the F-4 Registration Statement has become effective. The shareholder approval received at the Special Meeting of Shareholders held on May 4, 2023, effectively extended the date that the Closing must occur to November 5, 2023 (See, “Note 9 – Subsequent Events”).

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None of the parties to the Business Combination Agreement are required to pay a termination fee or reimburse any other party for its expenses as a result of a termination of the Business Combination Agreement. However, each party will remain liable for willful and material breaches of the Business Combination Agreement prior to termination.

Trust Account Waiver

Flexi and each Acquisition Entity agreed that it and its affiliates will not have any right, title, interest or claim of any kind in or to any monies in the Company’s trust account held for its public shareholders, and agreed not to, and waived any right to, make any claim against the trust account (including any distributions therefrom).

The Business Combination Agreement is filed as Exhibit 2.1 to this Annual Report on Form 10-K and the foregoing description thereof is qualified in its entirety by reference to the full text of the Business Combination Agreement. The Business Combination Agreement provides investors with information regarding its terms and is not intended to provide any other factual information about the parties. In particular, the assertions embodied in the representations and warranties contained in the Business Combination Agreement were made as of the execution date of the Business Combination Agreement only and are qualified by information in confidential disclosure schedules provided by the parties to each other in connection with the signing of the Business Combination Agreement. These disclosure schedules contain information that modifies, qualifies, and creates exceptions to the representations and warranties set forth in the Business Combination Agreement. Moreover, certain representations and warranties in the Business Combination Agreement may have been used for the purpose of allocating risk between the parties rather than establishing matters of fact. Accordingly, you should not rely on the representations and warranties in the Business Combination Agreement as characterizations of the actual statements of fact about the parties.

Shareholder Support Agreement

Contemporaneously with the execution of the Business Combination Agreement, PubCo, Flexi and certain Flexi shareholders entered into a Shareholder Support Agreement, pursuant to which, among other things, certain Flexi shareholders agreed (i) to vote their Flexi shares in favor of the Business Combination Agreement (including by execution of a written consent), the Mergers and the other Transactions, (ii) to waive any rights to seek appraisal or rights of dissent in connection with the Business Combination Agreement, the Mergers and the transactions contemplated thereby; and (iii) to consent to the termination of all shareholder agreements with Flexi (with certain exceptions), effective at Closing, subject to the terms and conditions contemplated by the Shareholder Support Agreement. Flexi shareholders party to the Shareholder Support Agreement collectively have a sufficient number of votes to approve the Business Combination Agreement, the Mergers and the other Transactions.

The Shareholder Support Agreement and all of its provisions will terminate and be of no further force or effect upon the earlier of the Closing and termination of the Business Combination Agreement pursuant to its terms. Upon such termination of the Shareholder Support Agreement, all obligations of the parties under the Shareholder Support Agreement will terminate; provided, however, that such termination will not relieve any party thereto from liability arising in respect of any breach of the Shareholder Support Agreement prior to such termination.

Sponsor Support Agreement

Contemporaneously with the execution of the Business Combination Agreement, the Company entered into a Sponsor Support Agreement with the Sponsor, PubCo, Flexi, and certain members of the Company’s board of directors and management team (the “Holders”), pursuant to which, among other things, the Sponsor and the Holders agreed to vote their the Company shares in favor of the Business Combination Agreement (including by execution of a written consent), the Mergers and the other Transactions, subject to the terms and conditions contemplated by the Sponsor Support Agreement.

The Sponsor Support Agreement and all of its provisions will terminate and be of no further force or effect upon the earlier to occur of Closing and termination of the Business Combination Agreement pursuant to its terms.

Lock-Up Agreement

Concurrently with the execution of the Business Combination Agreement, the Company and PubCo entered into separate Lock-Up Agreements (each a “Lock-Up Agreement”) with Sponsor, certain members of the Company’s board of directors and management team, and certain Flexi shareholders, pursuant to which 95% of the PubCo Ordinary Shares to be received by such shareholders will be locked-up and subject to transfer restrictions for a period of time following the Closing, as described below, subject to certain exceptions. That portion of the securities held by such shareholders will be locked-up until the earliest of: (i) the six month anniversary of the date of the Closing, (ii) subsequent to the Business Combination, if the last sale price of PubCo Ordinary Shares equals or exceeds $12.00 per share (adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like), for any 20 trading days within any 30-trading day period commencing at least 150 days after the date of the Business Combination, and (iii) the date after the Closing on which PubCo completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction which results in all of PubCo’s shareholders having the right to exchange their equity holdings in PubCo for cash, securities or other property.

Registration Rights Agreement

Concurrently with the execution of the Business Combination Agreement, PubCo entered into a Registration Rights Agreement (the “Registration Rights Agreement”) with Sponsor and certain Flexi shareholders pursuant to which, among other things, PubCo agreed to provide Sponsor and such shareholders with certain rights relating to the registration for resale under the Securities Act of the PubCo Ordinary Shares and Assumed Warrants that they received in the Mergers.

Forms of the foregoing agreements related to the Business Combination Transaction are filed as exhibits to this Annual Report, and the foregoing description thereof is qualified in its entirety by reference to the full text of the respective agreement.

The transaction is expected to be completed in the second quarter of 2023, subject to regulatory approvals and other customary closing conditions. After closing, The Flexi Group’s ordinary shares are expected to trade on The Nasdaq Stock Market LLC under ticker symbol FLXG.

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Liquidity, Capital Resources, and Going Concern

The Company’s liquidity needs prior to the consummation of the IPO had been satisfied through a payment from the Sponsor of $25,000 (see Note 5) for the Founder Shares and the loan under an unsecured promissory note from the Sponsor of up to $400,000 (see Note 5) which was fully repaid on December 31, 2021. Subsequent to the consummation of the IPO, the Company’s liquidity has been satisfied through the net proceeds from the consummation of the IPO and the Private Placement held outside of the Trust Account. As of March 31, 2023, the Company had $21,414 in its operating bank account and working capital deficit of $2,115,051.

In addition, in order to finance transaction costs in connection with a Business Combination, the Company’s Sponsor or an affiliate of the Sponsor or certain of the Company’s officers and directors may, but are not obligated to, provide the Company Working Capital Loans, as defined below (see Note 5). As of March 31, 2023 and December 31, 2022, there were no amounts outstanding under any Working Capital Loans.

The Company expects to incur significant costs in pursuit of its acquisition plans. Based on the foregoing, management believes that the Company will not have sufficient working capital and borrowing capacity to meet its needs through the earlier of the consummation of a Business Combination or one year from this filing. Over this time period, the Company will be using these funds for paying existing accounts payable, identifying and evaluating prospective initial Business Combination candidates, performing due diligence on prospective target businesses, paying for travel expenditures, selecting the target business to merge with or acquire, and structuring, negotiating and consummating the Business Combination.

On March 16, 2023, the Sponsor issued a promissory note allowing the Company to borrow up to $3,000,000 under an unsecured promissory note to be used to defray expenses in connection with the proposed Business Combination. The promissory note is payable on the date on which the Company consummates its initial Business Combination. $350,000 in previously advanced fund from the Sponsor is included as part of the principal of the promissory note and is therefore not available for further use by the Company (see Notes 5 and 10).

In connection with the Company’s assessment of going concern considerations in accordance with Financial Accounting Standard Board’s Accounting Standards Update (“ASU”) 2014-15, “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern,” management has determined that the Company’s business plan is dependent on the completion of the Business Combination, the Company’s existing cash and working capital as of March 31, 2023 are not sufficient to complete its planned activities for a reasonable period of time, and the date for mandatory liquidation and dissolution raises substantial doubt about the Company’s ability to continue as a going concern through November 5, 2023, the scheduled liquidation date of the Company if it does not complete a Business Combination prior to such date. These conditions also raise substantial doubt about the Company’s ability to continue as a going concern for a period of time within one year after the date that these unaudited financial statements are issued. Management plans to address this uncertainty through a Business Combination as discussed above. There is no assurance that the Company’s plans to consummate a Business Combination will be successful within the Combination Period. The unaudited financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Risks and Uncertainties

In February 2022, the Russian Federation and Belarus commenced a military action with the country of Ukraine. As a result of this action, various nations, including the United States, have instituted economic sanctions against the Russian Federation and Belarus. Further, the impact of this action and related sanctions on the world economy are not determinable as of the date of these unaudited financial statements. The specific impact on the Company’s financial condition, results of operations, and cash flows is also not determinable as of the date of these unaudited financial statements.

Management continues to evaluate the impact of the COVID-19 pandemic and has concluded that while it is reasonably possible that the virus and war could have a negative effect on the Company’s financial position, results of its operations and search for a target company, the specific impact is not readily determinable as of the date of these unaudited financial statements. The unaudited financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Inflation Reduction Act of 2022

On August 16, 2022, the Inflation Reduction Act of 2022 (the “IR Act”) was signed into federal law. The IR Act provides for, among other things, a new U.S. federal 1% excise tax on certain repurchases of stock by publicly traded U.S. domestic corporations and certain U.S. domestic subsidiaries of publicly traded foreign corporations occurring on or after January 1, 2023. The excise tax is imposed on the repurchasing corporation itself, not its shareholders from whom shares are repurchased. The amount of the excise tax is generally 1% of the fair market value of the shares repurchased at the time of the repurchase. However, for purposes of calculating the excise tax, repurchasing corporations are permitted to net the fair market value of certain new stock issuances against the fair market value of stock repurchases during the same taxable year. In addition, certain exceptions apply to the excise tax. The U.S. Department of the Treasury (the “Treasury”) has been given authority to provide regulations and other guidance to carry out and prevent the abuse or avoidance of the excise tax.

Any redemption or other repurchase that occurs in connection with a business combination, extension vote or otherwise, may be subject to the excise tax. Whether and to what extent the Company would be subject to the excise tax in connection with a business combination, extension vote or otherwise would depend on a number of factors, including (i) the fair market value of the redemptions and repurchases in connection with a business combination, extension or otherwise, (ii) the structure of a business combination, (iii) the nature and amount of any “PIPE” or other equity issuances in connection with a business combination (or otherwise issued not in connection with a business combination but issued within the same taxable year of a business combination) and (iv) the content of regulations and other guidance from the Treasury. In addition, because the excise tax would be payable by the Company and not by the redeeming holder, the mechanics of any required payment of the excise tax have not been determined. The foregoing could cause a reduction in the cash available on hand to complete a business combination and in the Company’s ability to complete a business combination.

Note 2 — Significant Accounting Policies

Basis of Presentation

The accompanying unaudited condensed financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information and in accordance with the instructions to Form 10-Q and Article 8 of Regulation S-X of the SEC. Certain information or footnote disclosures normally included in financial statements prepared in accordance with GAAP have been condensed or omitted,

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pursuant to the rules and regulations of the SEC for interim financial reporting. Accordingly, they do not include all the information and footnotes necessary for a complete presentation of financial position, results of operations, or cash flows. In the opinion of management, the accompanying unaudited condensed financial statements include all adjustments, consisting of a normal recurring nature, which are necessary for a fair presentation of the financial position, operating results and cash flows for the periods presented.

The accompanying unaudited condensed financial statements should be read in conjunction with the Company’s Form 10-K for the year ended December 31, 2022 as filed with the SEC on March 29, 2023, which contains the audited financial statements and notes thereto. The interim results for the three months ended March 31, 2023 are not necessarily indicative of the results to be expected for the year ending December 31, 2023 or for any future interim periods.

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012, (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statement with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of the unaudited financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the unaudited financial statements. Making estimates requires management to exercise significant judgement. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the unaudited financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates. The significant accounting estimate reflected in the Company’s unaudited financial statements includes, but is not limited to, valuation of Founder Shares.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company had cash of $21,414 and $147,020 as of March 31, 2023 and December 31, 2022, respectively. The Company did not have any cash equivalents as of March 31, 2023 and December 31, 2022.

Investments Held in Trust Account

As of March 31, 2023 and December 31, 2022, substantially all of assets held in the Trust Account were held in money market funds which are invested primarily in U.S. Treasury securities.

During the three months ended March 31, 2023 and year ended December 31, 2022, the Company withdrew $214,564 and $0, respectively, of the interest income from the Trust Account to pay its tax obligations.

A decline in the market value of held-to-maturity securities below cost that is deemed to be other than temporary, results in an impairment that reduces the carrying costs to such securities’ fair value. The impairment is charged to earnings and a new cost basis for the security is established. To determine whether an impairment is other than temporary, the Company considers whether it has the ability and intent to hold the investment until a market price recovery and considers whether evidence indicating the cost of the investment is recoverable outweighs evidence to the contrary. Evidence considered in this assessment includes the reasons for the impairment, the severity and the duration of the impairment, changes in value subsequent to year-end, forecasted performance of the investee, and the general market condition in the geographic area or industry in which the investee operates.

Premiums and discounts are amortized or accreted over the life of the related held-to-maturity security as an adjustment to yield using the effective-interest method. Such amortization and accretion are included in the “interest income” line item in the statements of operations. Interest income is recognized when earned.

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Deferred Offering Costs

The Company complies with the requirements of Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 340-10-S99-1, “Other Assets and Deferred Costs”. Deferred offering costs consists of legal, accounting, underwriting fees and other costs incurred through the balance sheet date that are directly related to the Public Offering. Offering costs are allocated to the separable financial instruments to be issued in the IPO based on a relative fair value basis, compared to total proceeds received. Upon closing of the IPO on November 5, 2021, offering costs associated with the Class A common stock and the warrants were charged to stockholders’ equity. Upon the IPO on November 5, 2021 offering costs amounted to $3,040,822, all of which was allocated to stockholders’ equity.

Share Based Compensation

The Company complies with ASC 718 Compensation- Stock Compensation, regarding interests in founder shares acquired by directors and advisors of the Company as compensation. The interests in the founder shares vested upon the Company completing the initial public offering and compensation expense has been recorded accordingly at that date based upon the initial grant date fair value. The determination of the fair value of the share-based compensation awards represents a significant estimate within the financial statements. The fair value is based upon a Monte Carlo valuation that considers the probability of an initial public offering, business combination and other risk factors.

Fair Value of Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under the FASB ASC 820, “Fair Value Measurements and Disclosures,” approximates the carrying amounts represented in the balance sheet, primarily due to its short-term nature.

Fair Value Measurements

Fair value is defined as the price that would be received for sale of an asset or paid for transfer of a liability, in an orderly transaction between market participants at the measurement date. GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers include:

●	Level 1, defined as observable inputs such as quoted prices (unadjusted) for identical instruments in active markets;

●	Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

●	Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable. In some circumstances, the inputs used to measure fair value might be categorized within different levels of the fair value hierarchy. In those instances, the fair value measurement is categorized in its entirety in the fair value hierarchy based on the lowest level input that is significant to the fair value measurement.

Class A Common Stock Subject to Possible Redemption

The Company accounts for its common stock subject to possible redemption in accordance with the guidance in Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” Common stock subject to mandatory redemption is classified as a liability instrument and is measured at fair value. Conditionally redeemable common stock (including common stock that features redemption rights that is either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) is classified as temporary equity. At all other times, common stock is classified as stockholders’ equity. The Company’s Class A common stock features certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. Accordingly, Class A common stock subject to possible redemption is presented at redemption value as temporary equity, outside of the stockholders’(deficit) equity section of the Company’s balance sheets.

The Company recognizes changes in redemption value immediately as they occur and adjusts the carrying value of the Class A common stock subject to possible redemption to equal the redemption value at the end of each reporting period. This method would view the end of the reporting period as if it were also the redemption date for the security. Effective with the closing of the IPO, the Company recognized the accretion from initial book value to redemption amount, which resulted in charges against additional paid-in capital (to the extent available) and accumulated deficit. There was $1,009,040 increase in the redemption value at March 31, 2023 since the interest earned to date from marketable securities held in Trust Account exceed the franchise taxes incurred and provision for income taxes to date. The dissolution expense of $100,000 is not included in the redemption value of the shares subject to redemption since it is only taken into account in the event of the Company’s liquidation.

At March 31, 2023 and December 31, 2022, the Class A common stock subject to possible redemption reflected in the balance sheets is reconciled in the following table:

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Gross proceeds	$115,000,000
Less:
Proceeds allocated to Public Warrants	(6,275,456)
Issuance cost of redeemable Class A common stock	(3,040,822)
Plus:
Remeasurement adjustment on redeemable common stock	13,075,318
Class A common stock subject to possible redemption, December 31, 2021	118,309,040
Plus:
Remeasurement adjustment on redeemable common stock	939,298
Class A common stock subject to possible redemption, March 31, 2023	$119,248,338

Derivative Financial Instruments

The Company evaluates its financial instruments to determine if such instruments are derivatives or contain features that qualify as embedded derivatives in accordance with FASB ASC Topic 815, “Derivatives and Hedging” (“ASC 815”). Derivative instruments are initially recorded at fair value on the grant date and re-valued at each reporting date, with changes in the fair value reported in the statements of operations. Derivative assets and liabilities are classified in the balance sheet as current or non-current based on whether or not net-cash settlement or conversion of the instrument could be required within 12 months of the balance sheet date.

Warrants

The Company accounts for warrants as either equity-classified or liability-classified instruments based on an assessment of the warrant’s specific terms and applicable authoritative guidance in FASB ASC 480, “Distinguishing Liabilities from Equity” (“ASC 480”) and ASC 815. The assessment considers whether the warrants are freestanding financial instruments pursuant to ASC 480, meet the definition of a liability pursuant to ASC 480, and whether the warrants meet all of the requirements for equity classification under ASC 815, including whether the warrants are indexed to the Company’s own common shares and whether the warrant holders could potentially require “net cash settlement” in a circumstance outside of the Company’s control, among other conditions for equity classification. This assessment is conducted at the time of warrant issuance and as of each subsequent quarterly period end date while the warrants are outstanding.

If the stock subject to mandatory redemptions provisions represents the only shares in the reporting entity, it must report instruments in the liabilities section of its statements of financial position. The stock subject must then describe them as shares subject to mandatory redemption, so as to distinguish the instruments from other financial statement liabilities. The Company concludes that the Company’s warrants defined in Note 7 do not exhibit any of the above characteristics and, therefore, are outside the scope of ASC 480.

For issued or modified warrants that meet all of the criteria for equity classification, the warrants are required to be recorded as a component of additional paid-in capital at the time of issuance. For issued or modified warrants that do not meet all of the criteria for equity classification, the warrants are required to be recorded at their initial fair value on the date of issuance, and each balance sheet date thereafter. The Company accounts for the 11,500,000 Public Warrants (Note 3) and 5,500,000 Private Placement Warrants (Note 4) as equity-classified instruments.

Net Loss Per Common Share

The Company complies with accounting and disclosure requirements of FASB ASC Topic 260, “Earnings Per Share”. Net loss per share is computed by dividing net loss by the weighted average number of shares of common stock outstanding during the period. The Company has two classes of shares, which are referred to as Class A common stock and Class B common stock. Earnings and losses are shared pro rata between the two classes of shares. The Company had not considered the effect of the Private Placement to purchase an aggregate of 5,500,000 of Class A common stock in the calculation of diluted loss per share, since their exercise is contingent upon future events. As a result, diluted net loss per common stock is the same as basic net loss per common stock. The table below presents a reconciliation of the numerator and denominator used to compute basic and diluted net loss per share for each class of common stock.

Reconciliation of Net Loss per Common Stock

Basic and diluted net loss per share for Class A common stock and for Class B common stock is calculated as follows:

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	For the Three Months Ended March 31,
	2023	2022
Net Loss per share for Class A common stock:
Allocation of net loss to Class A common stock	$(224,733)	$(209,356)

Basic and diluted weighted average shares, Class A common stock	11,557,500	11,557,500
Basic and diluted net loss per share	$(0.02)	$(0.02)

Net Loss per share for Class B common stock:
Allocation of net loss to Class B common stock	$(56,179)	$(52,335)

Basic and diluted weighted average shares, Class B common stock	2,889,149	2,889,149
Basic and diluted net loss per share	$(0.02)	$(0.02)

Income Taxes

The Company accounts for income taxes under ASC 740, “Income Taxes.” ASC 740, Income Taxes, requires the recognition of deferred tax assets and liabilities for both the expected impact of differences between the unaudited condensed financial statements and tax basis of assets and liabilities and for the expected future tax benefit to be derived from tax loss and tax credit carry forwards. ASC 740 additionally requires a valuation allowance to be established when it is more likely than not that all or a portion of deferred tax assets will not be realized. As of March 31, 2023 and December 31, 2022, the Company’s deferred tax asset had a full valuation allowance recorded against it.

ASC 740-270-25-2 requires that an annual effective tax rate be determined, and such annual effective rate applied to year to date income in interim periods under ASC 740-270-30-5. The Company’s effective tax rate was 1,390.69% and 0.00% for the three months ended March 31, 2023 and 2022, respectively. The effective tax rate differs from the statutory tax rate of 21% for the three months ended March 31, 2023 and 2022, due to changes in the valuation allowance on the deferred tax assets.

While ASC 740 identifies usage of an effective annual tax rate for purposes of an interim provision, it does allow for estimating individual elements in the current period if they are significant, unusual, or infrequent. Computing the effective tax rate for the Company is complicated due to the potential impact of the timing of any Business Combination expenses and the actual interest income that will be recognized during the year. The Company has taken a position as to the calculation of income tax expense in a current period based on ASC 740-270-25-3 which states, “If an entity is unable to estimate a part of its ordinary income (or loss) or the related tax (or benefit) but is otherwise able to make a reasonable estimate, the tax (or benefit) applicable to the item that cannot be estimated shall be reported in the interim period in which the item is reported.” The Company believes its calculation to be a reliable estimate and allows it to properly take into account the usual elements that can impact its annualized book income and its impact on the effective tax rate. As such, the Company is computing its taxable income (or loss) and associated income tax provision based on actual results through March 31, 2023.

ASC 740 also clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements and prescribes a recognition threshold and measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. ASC 740 also provides guidance on derecognition, classification, interest and penalties, accounting in interim period, disclosure and transition.

The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of March 31, 2023 and December 31, 2022. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.

The Company has identified the United States as its only “major” tax jurisdiction. The Company is subject to income taxation by major taxing authorities since inception. These examinations may include questioning the timing and amount of deductions, the nexus of income among various tax jurisdictions and compliance with federal and state tax laws. The Company’s management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentration of credit risk consist of a cash account in a financial institution which, at times may exceed the Federal Deposit Insurance Corporation coverage of $250,000. At December 31, 2022 and 2021, the Company had not experienced losses on this account.

Recent Accounting Standards

Management does not believe that any other recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on the Company’s unaudited financial statements.

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Note 3 — Initial Public Offering

On November 5, 2021, the Company sold 11,500,000 Units, including the full exercise of the underwriters’ over-allotment option to purchase 1,500,000 Units, at a purchase price of $10.00 per Unit. Each unit consists of one Public Share, an aggregate of 11,500,000 Public Shares, and one redeemable Public Warrant, an aggregate of 11,500,000 Public Warrants. Each Public Warrant entitles the holder to purchase one share of Class A common stock at an exercise price of $11.50 per share, subject to adjustment (see Note 7).

Note 4 — Private Placement

Simultaneously with the closing of the IPO, the Sponsor purchased an aggregate of 5,500,000 Private Placement Warrants at a price of $1.00 per warrant in a private placement, for an aggregate purchase price of $5,500,000. Each Private Placement Warrant entitles the holder thereof to purchase one share of the Company’s Class A common stock at a price of $11.50 per share, subject to adjustments (see Note 7), and will expire worthless if the Company does not complete the initial Business Combination.

The Private Placement Warrants are identical to the Public Warrants except that they will not be transferable, assignable or saleable until 30 days after the Business Combination except to certain permitted transferees.

Note 5 — Related Party Transactions

Founder Shares

In 2021, the Sponsor and other founders (the “Initial Stockholder”) paid $25,982 in exchange for 2,889,149 shares of Common stock (the “Founder Shares”). The number of Founder Shares outstanding was determined based on the expectation that the total size of the IPO would be a maximum of 11,500,000 Units if the underwriter’s over-allotment option was exercised in full, and therefore that such Founder Shares represent 20% of the outstanding shares after the IPO.

Two of the initial stockholders, TriPoint Capital Management, LLC (“TriPoint”), a Delaware limited liability company, and HFI Limited (“HFI”), a Cayman Islands company, serve in an advisory capacity to the Sponsor with the Company being a primary beneficiary, and their participation in the purchase of Founder Shares is considered as part of their compensation as advisors. Accordingly, upon consummation of the IPO on November 5, 2021, the Company recorded the excess fair value above the purchase price of the 300,000 Founder Shares purchased by TriPoint and HFI as an offering cost of $579,110, which were charged to stockholders’ equity.

On November 2, 2021, the Sponsor entered into an Agreement with the Company’s three independent directors under which they were each assigned 30,000 of the Founder Shares the Sponsor owned, as an inducement to serve as directors of the Company, for which they paid $0.009 per share, or an aggregate of $810. The shares are vested upon the consummation of the IPO. The fair value of the 90,000 shares at November 2, 2021, was estimated using a Monte Carlo simulation model to be approximately $706,000 in the aggregate, which the Company recorded as director compensation expense.

The Initial Stockholders have agreed not to transfer, assign, or sell any of their Founder Shares until the earlier to occur of: (A) nine months after the completion of the initial Business Combination or (B) subsequent to the initial Business Combination, (x) if the last sale price of the Class A common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the initial Business Combination, or (y) the date on which the Company completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of the Company’s stockholders having the right to exchange their shares of common stock for cash, securities or other property, except with respect to permitted transferees.

Promissory Note — Related Party

The Sponsor issued a promissory note allowing the Company to borrow up to $400,000 under an unsecured promissory note to be used for a portion of the expenses of the IPO. The Company had borrowed $227,690 under the promissory note. At December 31, 2021, the Company fully repaid the outstanding promissory note.

On March 16, 2023, the Sponsor issued a promissory note allowing the Company to borrow up to $3,000,000 under an unsecured promissory note to be used to defray expenses in connection with the proposed Business Combination. The promissory note is payable on the date on which the Company consummates its initial Business Combination. $350,000 in previously advanced fund from the Sponsor is included as part of the principal of the promissory note and is therefore not available for further use by the Company. At March 31, 2023 and December 31, 2022, the Company have $150,000 and $0 outstanding promissory notes, respectively.

Due to Related Parties

As of March 31, 2023 and December 31, 2022, there were $107,550 and $106,215, respectively, outstanding due to related parties including the monthly administrative service fee.

Working Capital Loans

The Sponsor has committed that they are willing and able to provide the Company with any additional funds it needs to carry out its operations. In order to finance transaction costs in connection with an intended initial Business Combination, the Sponsor, an affiliate of the Sponsor or certain of the Company’s officers and directors have committed to loan the Company funds as may be required (the “Working Capital Loans”). If the Company completes an initial Business Combination, the Company would repay such loaned amounts out of the proceeds of the Trust Account released to the Company. Otherwise, such loans would be repaid only out of funds held outside the Trust Account. In the event that the initial Business Combination does not close, the Company may use a portion of the working capital held outside the Trust Account to repay such loaned amounts but no proceeds from the Trust Account would be used to repay such

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loaned amounts. Up to $3,000,000 of such loans may be convertible into Private Placement Warrants of the post Business Combination entity, at a price of $1.00 per warrant at the option of the lender. The warrants would be identical to the Private Placement Warrants issued to the Sponsor. As of March 31, 2023 and December 31, 2022, the Company had no borrowings under the Working Capital Loans.

Administrative Service Fee

The Company entered into an administrative services agreement on November 2, 2021, pursuant to which the Company will pay an affiliate of the Sponsor, $445 per month for office space, utilities and secretarial and administrative support. Upon completion of the initial Business Combination or the Company’s liquidation, the Company will cease paying these monthly fees. Total expense under the administrative services agreement during the three months ended March 31, 2023 and 2022, were $1,335 and $1,335, respectively.

Note 6 — Commitments and Contingencies

Registration Rights

The holders of the Founder Shares, Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans (and any shares of Class A common stock issuable upon the exercise of the Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans and upon conversion of the Founder Shares) will be entitled to registration rights pursuant to a registration rights agreement to be signed prior to or on the Effective Date of the registration statement of which this prospectus forms a part, requiring the Company to register such securities for resale (in the case of the Founder Shares, only after conversion to the Class A common stock). The holders of these securities will be entitled to make up to three demands, excluding short form demands, that the Company registers such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the Company’s completion of the initial Business Combination.

Underwriting Agreement

On November 5, 2021, the Company paid a cash underwriting discount of 1.0% per Unit, or $1,150,000. In addition, the underwriting agreement provides the option to purchase up to 1,500,000 additional Units to cover any over-allotments, if any, at the Proposed Public Offering price of $10.00 less the underwriting discount of 1%. The over-allotment was exercised in full upon the IPO on November 5, 2021.

Representative Units

Simultaneous with the closing of the IPO, the Company issued to ThinkEquity, as part of representative compensation upon the consummation of the IPO, 57,500 Representative Units (the “Representative Units”). The Representative Units consist of one share of Class A common stock and one redeemable warrant to purchase one share of Class A common stock at a price of $11.50 per share, subject to adjustment. The Representative Units are identical to the Units except, and so long as the Representative Units are held by ThinkEquity (and/or its designees) or its permitted transferees, they (i) may not (including the Class A common stock issuable upon exercise of the warrants), subject to certain limited exceptions, be transferred, assigned or sold by the holders until 30 days after the completion of the initial Business Combination, (ii) may be exercised by the holders on a cashless basis, (iii) will be entitled to registration rights and (iv) will not be exercisable more than five years from the Effective Date of the registration statement of which this prospectus forms a part in accordance with FINRA Rule 5110(f)(2)(G)(i). ThinkEquity has agreed (i) to waive its redemption rights with respect to the warrants underlying the Representative Units in connection with the completion of the initial Business Combination and (ii) to waive its rights to liquidating distributions from the Trust Account with respect to such warrants if the Company fails to complete the initial Business Combination within 24 months from the closing of the IPO.

Advisory Services Agreement

On December 23, 2022, the Company entered into an agreement with ThinkEquity to provide financial advisory services in connection with the proposed Business Combination with The Flexi Group Ltd. The Company shall pay ThinkEquity an advisory fee for the Advisory Services in an amount equal to greater of either (i) 4.0% of the net funds from the Company’s Trust Account after investor redemptions, or (ii) $300,000, which fee shall be due and payable in immediately available funds on the day of closing of the proposed Business Combination. In addition to any fees which may be payable to ThinkEquity under the agreement, the Company shall reimburse ThinkEquity, upon reasonable request made from time to time, for its reasonable and documented out-of-pocket expenses incurred in connection with the Advisory Services up to a maximum of $15,000, including, but not limited to, the reasonable and documented fees and disbursements of ThinkEquity’s legal counsel.

Note 7 — Stockholders’ Deficit

Preferred Stock — The Company is authorized to issue 1,000,000 shares of preferred stock with a par value of $0.0001 per share. As of March 31, 2023 and December 31, 2022, there were no shares of preferred stock issued or outstanding.

Class A Common Stock — The Company is authorized to issue 100,000,000 shares of Class A common stock with a par value of $0.0001 per share. At March 31, 2023 and December 31, 2022, there were 57,500 shares of Class A common stock issued and outstanding (excluding 11,500,000 shares of Class A common stock subject to possible redemption).

Class B Common Stock — The Company is authorized to issue 10,000,000 shares of Class B common stock with a par value of $0.0001 per share. At March 31, 2023 and December 31, 2022, there were 2,889,149 shares of Class B common stock issued and outstanding.

The shares of Class B common stock will automatically convert into shares of the Class A common stock at the time of the initial Business Combination on a one-for-one basis, subject to adjustment for stock splits, stock dividends, reorganizations, recapitalizations, and the like, and subject to further adjustment as provided herein.

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Warrants – At March 31, 2023 and December 31, 2022, 11,500,000 Public Warrants and 5,500,000 Private Placement Warrants are currently outstanding. Each warrant entitles the holder to purchase one share of the Company’s Class A common stock at a price of $11.50 per share, subject to adjustment as described herein. In addition, if (x) the Company issues additional shares of Class A common stock or equity-linked securities for capital raising purposes in connection with the closing of the initial Business Combination at a Newly Issued Price of less than $9.20 per share of Class A common stock (with such issue price or effective issue price to be determined in good faith by the board of directors and, in the case of any such issuance to the Sponsor or its affiliates, without taking into account any Founder Shares held by the Sponsor or its affiliates, prior to such issuance), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the initial Business Combination on the date of the consummation of the initial Business Combination (net of redemptions), and (z) The Market Value (defined as the volume weighted average reported trading price of Class A Common Stock for twenty trading days starting on the trading day prior to the date of the consummation of the initial business combination) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the greater of the Market Value and the Newly Issued Price, and the $18.00 per share redemption trigger price described above will be adjusted (to the nearest cent) to be equal to 180% of the greater of the Market Value and the Newly Issued Price.

Each warrant is exercisable at any time commencing on the later of 30 days after the completion of an initial business combination and 12 months from the closing of the IPO and terminating at 5:00 p.m., New York City time on the earlier to occur of (i) the date that is five (5) years after the date on which the Company consummates a Business Combination, (ii) at 5:00 p.m., New York City time on the Redemption Date as provided in the Warrant Agreement and (iii) the liquidation of the Trust Account (the “Expiration Date”). The Company in its sole discretion may extend the duration of the Warrants by delaying the Expiration Date; provided, however, that the Company will provide at least twenty (20) days’ prior written notice of any such extension to registered holders and, provided further that any such extension shall be applied consistently to all of the Warrants. Notwithstanding anything to the contrary contained herein, for so long as any Private Warrant is held by the Sponsor and/or their designees, such Private Warrant may not be exercised after five years from the Effective Date of the Registration Statement. The warrants will expire at 5:00 p.m., New York City time on the warrant expiration date, which is five years after the completion of the initial Business Combination or earlier upon redemption or liquidation. On the exercise of any warrant, the warrant exercise price will be paid directly to the Company and not placed in the Trust Account.

The Company will not be obligated to deliver any shares of Class A common stock pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the shares of Class A common stock underlying the warrants is then effective and a prospectus relating thereto is current, subject to the Company’s satisfying its obligations described below with respect to registration. No warrant will be exercisable, and the Company will not be obligated to issue shares of Class A common stock upon exercise of a warrant unless Class A common stock issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a warrant, the holder of such warrant will not be entitled to exercise such warrant and such warrant may have no value and expire worthless. In no event will the Company be required to net cash settle any warrant. In the event that a registration statement is not effective for the exercised warrants, the purchaser of a Unit containing such warrant will have paid the full purchase price for the Unit solely for the share of Class A common stock underlying such Unit.

The Company is not registering the shares of Class A common stock issuable upon exercise of the warrants at this time. However, the Company has agreed that as soon as practicable after the closing of the initial Business Combination, the Company will use its best efforts to file with the SEC a registration statement covering the shares of Class A common stock issuable upon exercise of the warrants, to cause such registration statement to become effective and to maintain a current prospectus relating to those shares of Class A common stock until the warrants expire or are redeemed, as specified in the warrant agreement. If a registration statement covering the shares of Class A common stock issuable upon exercise of the warrants is not effective within 60 business days after the closing of the initial Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption.

Redemption of warrants:

Once the warrants become exercisable, the Company may redeem the outstanding warrants:

●	In whole and not in part;

●	at a price of $0.01 per warrant;

●	upon not less than 30 days’ prior written notice of redemption given after the warrants become exercisable to each warrant holder; and

●	if, and only if, the last sale price of the Class A common stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders.

If the Company calls the warrants for redemption as described above, the management will have the option to require all holders that wish to exercise warrants to do so on a “cashless basis.” In determining whether to require all holders to exercise their warrants on a “cashless basis,” the management will consider, among other factors, its cash position, the number of warrants that are outstanding and the dilutive effect on the stockholders of issuing the maximum number of shares of Class A common stock issuable upon the exercise of the warrants. In such event, each holder would pay the exercise price by surrendering the warrants for that number of shares of Class A common stock equal to the quotient obtained by dividing (x) the product of the number of shares of Class A common stock underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” shall mean the average reported last sale price of the Class A common stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants. If the Company’s management takes advantage of this option, the notice of redemption will contain the information necessary to calculate the number of shares of Class A common stock to be received upon exercise of the warrants, including the “fair market value” in such case. Requiring a cashless exercise in this manner will reduce the number of shares to be issued and thereby lessen the dilutive effect of a warrant redemption.

F-62

Note 8 — Fair Value Measurements

The fair value of the Company’s certain assets and liabilities, which qualify as financial instruments under ASC 820, approximates the carrying amounts represented in the balance sheets as of March 31, 2023 and December 31, 2022. The fair values of cash and cash equivalents, prepaid assets, accounts payable and accrued expenses are estimated to approximate the carrying values as of March 31, 2023 and December 31, 2022 due to the short maturities of such instruments.

The following table presents information about the Company’s assets and liabilities that are measured at fair value on a recurring basis at March 31, 2023 and December 31, 2022, and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value:

Description:	Level	March 31, 2023	Level	December 31, 2022
Assets:
U.S. Money Market Funds Held in Trust Account	1	120,003,208	1	$118,956,557

There were no transfers between Levels 1, 2 or 3 during the period ended March 31, 2023 and December 31, 2022.

Note 9 — Subsequent Events

The Company held a special meeting of stockholders (the “Special Meeting”) at 12:00 p.m. Eastern Time on May 4, 2023. At the Special Meeting, shareholders approved the following proposals:

Proposal No. 1 — The Charter Amendment Proposal — to amend our Amended and Restated Certificate of Incorporation (our “Charter”) to extend the time period we have to consummate a business combination (the “Combination Period”) for an additional six months, from May 5, 2023 to November 5, 2023 (such new date, the “Extended Date” and such amendment, the “Charter Amendment”); and,

Proposal No. 2 — The Trust Amendment Proposal — to amend the Investment Management Trust Agreement, dated November 2, 2021, by and between Continental Stock Transfer & Trust Company and the Company (the “Trust Agreement”), to extend the Combination Period for an additional six months, from May 5, 2023 to November 5, 2023 (the “Trust Amendment” and together with the Charter Amendment, the “Extension”).

Pursuant to our Charter, we provided the holders of shares of our Class A common stock (the “Public Shares” and such holders, the “Public Stockholders”) originally sold as part of the Units issued in our IPO (the “IPO”) with the opportunity to redeem, in connection with the Charter Amendment Proposal and the Trust Amendment Proposal (the “Election”), their Public Shares for a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account established by us and Continental Stock Transfer & Trust Company (“CST”) to hold the proceeds of the IPO (the “Trust Account”), including interest not previously released to us to pay our taxes, divided by the number of then outstanding Public Shares.

On April 30, 2023, we and our Sponsor entered into an agreement (the ”Non-Redemption Agreement”) with Bulldog Investors, LLP (“Bulldog”) and Phillip Goldstein (“Goldstein” and, together with Bulldog, the “Investors”) in exchange for the Investors agreeing not to redeem shares of the Company’s Class A common stock sold in the Company’s IPO (the “Public Shares”) at the Special Meeting. The Non-Redemption Agreement provides for, among other things, the Sponsor to pay approximately $105,000 to the Investors in exchange for the Investors agreeing to hold and not redeem certain Public Shares at the Special Meeting.

Holders of 10,164,304 shares of the Company’s Common Stock exercised their right to redeem their shares (and did not withdraw their redemption), which represents approximately 88% of the shares that were part of the shares that were sold in the Company’s IPO, for a cash redemption price of approximately $10.39 per share, or an aggregate redemption amount of $105,619,702. Following such redemptions, approximately $13,879,535 will remain in the trust account and 1,335,696 shares of Common Stock will remain issued and outstanding. Accordingly, all of the obligations of the parties to the Non-Redemption Agreement were fulfilled.

Additionally, pursuant to the Non-Redemption Agreement, the Company has agreed that until the earlier of (a) the consummation of the Company’s initial business combination; (b) the liquidation of the trust account; and (c) 24 months from consummation of the Company’s IPO, the Company will maintain the investment of funds held in the trust account in interest-bearing United States government securities within the meaning of Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), having a maturity of 185 days or less, or in money market funds meeting the conditions of paragraphs (d)(1), (d)(2), (d)(3) and (d)(4) of Rule 2a-7 promulgated under the Investment Company Act, which invest only in direct U.S. government treasury obligations. The Company has also agreed that it will not use any amounts in the trust account, or the interest earned thereon, to pay any excise tax that may be imposed on the Company pursuant to the Inflation Reduction Act (IRA) of 2022 (H.R. 5376) (the “Inflation Reduction Act”) due to any redemptions of public shares at the Special Meeting, including in connection with a liquidation of the Company if it does not effect a business combination prior to its termination date by the Company. The Non-Redemption Agreement is not expected to increase the likelihood that the Extension Proposals are approved by stockholders but will increase the amount of funds that remain in the Company’s trust account following the Special Meeting.

In connection with the Non-Redemption Agreement, the Company amended its advisory agreement with ThinkEquity LLC and agreed to pay ThinkEquity LLC an advisory fee of $50,000.

Also in connection with the Non-Redemption Agreement, a director of the Company agreed to provide a loan to the Sponsor in the principal amount of approximately $105,000.

F-63

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and Board of Directors of

TG Venture Acquisition Corp.

Opinion on the Financial Statements

We have audited the accompanying balance sheets of TG Venture Acquisition Corp. (the “Company”) as of December 31, 2022 and 2021, the related statements of operations, changes in stockholders’ (deficit) equity and cash flows for the year ended December 31, 2022 and for the period from February 8, 2021 (inception) through December 31, 2021, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2022 and 2021, and the results of its operations and its cash flows for the year ended December 31, 2022 and for the period from February 8, 2021 (inception) through December 31, 2021, in conformity with accounting principles generally accepted in the United States of America.

Explanatory Paragraph  – Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As more fully described in Note 1 to the financial statements, the Company’s business plan is dependent on the completion of a business combination and the Company’s cash and working capital as of December 31, 2022 are not sufficient to complete its planned activities for a reasonable period of time, which is considered to be one year from the issuance date of the financial statements. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Marcum LLP

Marcum LLP

We have served as the Company’s auditor since 2021.

Hartford, CT
March 29, 2023

PCAOB ID Number 688

F-64

TG VENTURE ACQUISITION CORP.

BALANCE SHEETS

	December 31,
	2022	2021
ASSETS
Current assets:
Cash	$147,020	$664,626
Prepaid expenses	140,692	436,676
Total Current Assets	287,712	1,101,302

Prepaid expense – noncurrent	—	138,423
Cash and investments held in Trust Account	118,956,557	117,307,730
TOTAL ASSETS	$119,244,269	$118,547,455

LIABILITIES AND STOCKHOLDERS’ (DEFICIT) EQUITY
Current liabilities:
Accounts payable and accrued expenses	$1,455,616	$274,847
Due to related parties	106,215	875
Income tax payable	268,239	—
Total Current Liabilities	1,830,070	275,722
TOTAL LIABILITIES	1,830,070	275,722

Commitments and Contingencies (Note 6)

Class A common stock subject to possible redemption, $0.0001 par value; 11,500,000 shares at a redemption value of $10.29 and $10.20 per share at December 31, 2022 and 2021, respectively	118,309,040	117,300,000

STOCKHOLDERS’ (DEFICIT) EQUITY:
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; no shares issued and outstanding	—	—
Class A common stock, $0.0001 par value, 100,000,000 shares authorized, 57,500 shares issued and outstanding (excluding 11,500,000 shares subject to possible redemption) at December 31, 2022 and 2021	6	6
Class B common stock, $0.0001 par value, 10,000,000 shares authorized, 2,889,149 shares issued and outstanding at December 31, 2022 and 2021	289	289
Additional paid-in capital	1,035,565	2,044,605
Accumulated deficit	(1,930,701)	(1,073,167)
TOTAL STOCKHOLDERS’ (DEFICIT) EQUITY	(894,841)	971,733
TOTAL LIABILITIES AND STOCKHOLDERS’ (DEFICIT) EQUITY	$119,244,269	$118,547,455

The accompanying notes are an integral part of these financial statements.

F-65

TG VENTURE ACQUISITION CORP.

STATEMENTS OF OPERATIONS

		For the Period
		from February 8,
	For the Year	2021 (Inception)
	Ended	through
	December 31,	December 31,
	2022	2021

Formation and operating costs	$2,238,122	$375,267
Loss from operations	(2,238,122)	(375,267)

Other income (expenses):
Share based compensation expense	—	(705,630)
Interest income on cash and investments held in Trust Account	1,648,827	7,730
Total other income (expenses)	1,648,827	(697,900)

Loss before provision for income taxes	(589,295)	(1,073,167)
Provision for income taxes	268,239	—
Net loss	$(857,534)	$(1,073,167)

Basic and diluted weighted average shares outstanding, Class A common stock subject to possible redemption	11,557,500	2,014,610
Basic and diluted net loss per common share, Class A common stock subject to possible redemption	$(0.06)	$(0.26)

Basic and diluted weighted average shares outstanding, Class B common stock	2,889,149	2,095,139
Basic and diluted net loss per common share, Class B common stock	$(0.06)	$(0.26)

The accompanying notes are an integral part of these financial statements.

F-66

TG VENTURE ACQUISITION CORP.

STATEMENTS OF CHANGES IN STOCKHOLDERS’ (DEFICIT) EQUITY

FOR THE YEAR ENDED DECEMBER 31, 2022 AND FOR THE PERIOD FROM FEBRUARY 8, 2021 (INCEPTION) THROUGH DECEMBER 31, 2021

	Class A		Class B		Additional		Total
	Common Stock		Common Stock		Paid-in	Accumulated	Stockholders’
	Shares	Amount	Shares	Amount	Capital	Deficit	(Deficit) Equity
Balance — February 8, 2021 (inception)	—	$—	—	$—	$—	$—	$—
Issuance of founder shares	—	—	2,889,149	289	25,693	—	25,982
Issuance of representative units	57,500	6	—	—	(6)	—	—
Value of representative units issued	—	—	—	—	575,000	—	575,000
Excess fair value of Class B stock sold to advisors	—	—	—	—	579,110	—	579,110
Director share-based compensation	—	—	—	—	705,630	—	705,630
Issuance of private placement warrants	—	—	—	—	5,500,000	—	5,500,000
Allocated proceeds to public warrants	—	—	—	—	6,908,120	—	6,908,120
Underwriters’ discount allocated to warrants	—	—	—	—	(69,081)	—	(69,081)
Other offering expenses allocated to warrants	—	—	—	—	(113,583)	—	(113,583)
Accretion of common stock subject to possible redemption	—	—	—	—	(12,066,278)	—	(12,066,278)
Net loss	—	—	—	—	—	(1,073,167)	(1,073,167)
Balance – December 31, 2021	57,500	6	2,889,149	289	2,044,605	(1,073,167)	971,733
Accretion of common stock subject to possible redemption	—	—	—	—	(1,009,040)	—	(1,009,040)
Net loss	—	—	—	—	—	(857,534)	(857,534)
Balance – December 31, 2022	57,500	$6	2,889,149	$289	$1,035,565	$(1,930,701)	$(894,841)

The accompanying notes are an integral part of these financial statements.

F-67

TG VENTURE ACQUISITION CORP.

STATEMENTS OF CASH FLOWS

		For the Period
		from February 8,
	For the Year	2021 (Inception)
	Ended	Through
	December 31,	December 31,
	2022	2021
Cash Flows from Operating Activities:
Net loss	$(857,534)	$(1,073,167)
Adjustments to reconcile net loss to net cash used in operating activities:
Interest earned on investment held in Trust Account	(1,648,827)	(7,730)
Formation and operating costs paid by Promissory note – related party	—	5,728
Director compensation expense	—	705,630
Changes in operating assets and liabilities:
Prepaid assets	434,407	(575,099)
Accounts payable and accrued expense	1,180,769	163,451
Due to related parties	105,340	—
Income tax payable	268,239	—
Net cash used in operating activities	(517,606)	(781,187)

Cash Flows from Investing Activities:
Investment of cash in Trust Account	—	(117,300,000)
Net cash used in investing activities	—	(117,300,000)

Cash Flows from Financing Activities:
Proceeds from issuance of shares to initial stockholders	—	113,850,000
Proceeds from sale of Founder Shares	—	25,982
Proceeds from sale of Private Placement units	—	5,500,000
Proceeds from issuance of promissory note to related party	—	100,000
Payment of promissory note to related party	—	(227,689)
Payment of deferred offering costs	—	(502,480)
Net cash provided by financing activities	—	118,745,813

Net Change in Cash	(517,606)	664,626
Cash – Beginning of period	664,626	—
Cash – End of period	$147,020	$664,626

Supplemental disclosure of non-cash financing activities:
Issuance of representative shares	$—	$6
Deferred offering costs paid by Sponsor under the promissory note	$—	$122,836
Deferred offering costs included in accrued offering costs and expenses	$—	$111,396
Remeasurement adjustment charged to additional paid in capital	$—	$12,066,278
Accretion to Common Stock Subject to Redemption	$1,009,040	$—

The accompanying notes are an integral part of these financial statements

F-68

TG VENTURE ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2022

Note 1 — Organization and Business Operations

TG Venture Acquisition Corp. (the “Company”) is a blank check company incorporated as a Delaware corporation on February 8, 2021, for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses (the “Business Combination”).

As of December 31, 2022, the Company had not commenced any operations. All activity for the period from February 8, 2021 (inception) through December 31, 2022 relates to the Company’s formation and the initial public offering described below. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company will generate non-operating income in the form of interest income on cash and cash equivalents from the proceeds derived from the Initial Public Offering (the “IPO”).

The Company’s sponsor is Tsangs Group Holdings Limited (the “Sponsor”). The registration statement for the Company’s IPO was declared effective on November 2, 2021 (the “Effective Date”). On November 5, 2021, the Company consummated the IPO of 11,500,000 units (the “Units” and, with respect to the Common stock included in the Units being offered, the “Public Shares” and the warrants included in the Units being offered, the “Public Warrants”) at $10.00 per Unit, including the full exercise of the underwriters’ over-allotment of 1,500,000 Units, generating gross proceeds to the Company of $115,000,000, which is discussed in Note 3.

Simultaneously with the consummation of the IPO, the Company consummated the private placement of 5,500,000 Warrants (the “Private Placement Warrants”) at a price of $1.00 per Private Placement Warrant to the Sponsor, generating gross proceeds to the Company of $5,500,000, which is described in Note 4.

Transaction costs amounted to $3,040,822 consisting of $1,150,000 of underwriting commissions, $575,000 of fair value of the Units issued to ThinkEquity LLC (“ThinkEquity”), the representative of the underwriters (see Note 6), $579,110 of fair value of the Founder Shares (as defined in Note 5) sold to advisors in excess of proceeds (see Note 5), and $736,712 of other offering costs, and was all charged to stockholders’ equity.

While the Company’s management has broad discretion with respect to the specific application of the cash held outside of the Trust Account (as hereinafter defined), substantially all of the net proceeds from the Initial Public Offering and the sale of the Private Placement Warrants, which are placed in the Trust Account, are intended to be applied generally toward completing a Business Combination. The Company’s Business Combination must be with one or more target businesses that together have a fair market value equal to at least 80% of the value of the assets held in the Trust Account (excluding the taxes payable on the interest earned on the Trust Account) at the time of the signing a definitive agreement in connection with the initial Business Combination. However, the Company will only complete a Business Combination if the post-Business Combination company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act of 1940, as amended (the “Investment Company Act”). There is no assurance that the Company will be able to successfully effect a Business Combination.

Following the closing of the IPO on November 5, 2021, $117,300,000 ($10.20 per Unit) from the net proceeds of the sale of Units in the IPO and a portion of the proceeds of the sale of the Private Placement Warrants were deposited into a trust account (the “Trust Account”) located in the United States with Continental Stock Transfer & Trust Company acting as trustee, and are invested only in U.S. government securities with a maturity of 180 days or less or in money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act which invest only in direct U.S. government treasury obligations. Except with respect to interest earned on the funds held in the Trust Account that may be released to the Company to pay its franchise and income tax obligations (less up to $100,000 of interest to pay dissolution expenses), the proceeds from the IPO and the sale of the Private Placement Warrants will not be released from the Trust Account until the earliest of: (a) the completion of the initial Business Combination; (b) the redemption of any Public Shares properly submitted in connection with a stockholder vote to amend the Company’s amended and restated certificate of incorporation: (i) to modify the substance or timing of the Company’s obligation to allow redemption in connection with the initial Business Combination or certain amendments to the Company’s charter prior thereto or to redeem 100% of the Public Shares if the Company does not complete the initial Business Combination within 18 months from the closing of this offering May 5, 2023; or (ii) with respect to any other provision relating to stockholders’ rights or pre-Business Combination activity; and (c) the redemption of 100% of the Public Shares if the Company is unable to complete the initial Business Combination within the required time frame (subject to the requirements of applicable law).

Public stockholders have the opportunity to redeem all or a portion of their Public Shares upon the completion of the initial Business Combination at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account as of two business days prior to voting on the initial Business Combination, including interest earned on the funds held in the Trust Account and not previously released to the Company to pay its franchise and income taxes, divided by the number of then outstanding Public Shares, subject to the limitations described herein. The amount in the Trust Account is initially anticipated to be $10.20 per public share.

F-69

TG VENTURE ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2022

The Company will only proceed with a Business Combination if the Company has net tangible assets of at least $5,000,001 immediately prior to or upon the consummation of such Business Combination, and, if the Company seeks public stockholder approval, a majority of the shares voted are voted in favor of the Business Combination. If a stockholder vote is not required by applicable law or stock exchange listing requirements and the Company does not decide to hold a stockholder vote for business or other reasons, the Company will, pursuant to its amended and restated certificate of incorporation, conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (the “SEC”) and file tender offer documents with the SEC prior to completing a Business Combination. If, however, stockholder approval of the transaction is required by applicable law or stock exchange listing requirements, or the Company decides to obtain stockholder approval for business or other reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. If the Company seeks stockholder approval in connection with a Business Combination, the Sponsor has agreed to vote its Founder Shares and any Public Shares purchased during or after the Initial Public Offering in favor of approving a Business Combination. Additionally, each public stockholder may elect to redeem their Public Shares without voting, and if they do vote, irrespective of whether they vote for or against the proposed transaction.

The Company has 18 months from the closing of the IPO until May 5, 2023 to complete the initial Business Combination (the “Combination Period”). If the Company is unable to complete the initial Business Combination within the Combination Period, the Company will: (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible, but no more than ten business days thereafter subject to lawfully available funds therefor, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to the Company to pay its taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law; and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining stockholders and the board of directors, dissolve and liquidate, subject in the case of clauses (ii) and (iii) above to the Company’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to the warrants, which will expire worthless if the Company fails to complete the initial Business Combination within the Combination Period.

The initial stockholders, Sponsor, executive officers and directors have entered into a letter agreement with the Company, pursuant to which they have agreed to (i) to waive their redemption rights with respect to their Founder Shares if we are forced to liquidate; (ii) to waive their redemption rights with respect to their Founder Shares and Public Shares in connection with a stockholder vote to approve an amendment to the Company’s amended and restated certificate of incorporation: (A) to modify the substance or timing of the Company’s obligation to allow redemption in connection with the Company’s initial Business Combination or certain amendments to the charter prior thereto or to redeem 100% of the Company’s Public Shares if the Company does not complete the initial Business Combination within the Combined Period or (B) with respect to any other provision relating to stockholders’ rights or pre-initial Business Combination activity; and (iii) to waive their rights to liquidating distributions from the Trust Account with respect to their Founder Shares if the Company fails to complete the initial Business Combination within the Combination Period, although they will be entitled to liquidating distributions from the Trust Account with respect to any Public Shares they hold if the Company fails to complete the initial Business Combination within the Combination Period; (iv) the Founder Shares are shares of the Company’s Class B common stock that will automatically convert into shares of the Company’s Class A common stock at the time of the initial Business Combination, on a one-for-one basis, subject to adjustment as described herein, and (v) are entitled to registration rights. If the Company submits the initial Business Combination to the public stockholders for a vote, the initial stockholders, officers and directors have agreed pursuant to the letter agreement to vote any shares held by them and any Public Shares purchased during or after this offering (including in open market and privately negotiated transactions) in favor of the initial Business Combination.

The Sponsor has agreed that it will be liable to the Company if and to the extent any claims by a third party for services rendered or products sold to the Company, or a prospective target business with which the Company has entered into a written letter of intent, confidentiality or similar agreement or Business Combination agreement, reduce the amount of funds in the Trust Account to below the lesser of (i) $10.20 per Public Share; and (ii) the actual amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.20 per share due to reductions in the value of the trust assets, less taxes payable, provided that such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to the monies held in the Trust Account (whether or not such waiver is enforceable) nor will it apply to any claims under the Company’s indemnity of the underwriters of the IPO against certain liabilities, including liabilities under the Securities Act. However, the Company has not asked the Sponsor to reserve for such indemnification obligations, nor has the Company independently verified whether the Sponsor has sufficient funds to satisfy its indemnity obligations and believe that the Sponsor’s only assets are securities of the Company. Therefore, the Company cannot assent that the Sponsor would be able to satisfy those obligations. None of the Company’s officers or directors will indemnify the Company for claims by third parties including, without limitation, claims by vendors and prospective target businesses.

F-70

TG VENTURE ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2022

Proposed Business Combination

On December 5, 2022, the Company entered into a Business Combination Agreement (the “Business Combination Agreement”) by and among (i) The Flexi Group Limited, a business company with limited liability incorporated under the laws of the British Virgin Islands (the “Flexi”), (ii) The Flexi Group Holdings Ltd., a business company with limited liability incorporated under the laws of the British Virgin Islands and a direct wholly owned subsidiary of Flexi (“PubCo” and, together with Flexi, the “Flexi Group”), (iii) The Flexi Merger Co. Ltd., a business company with limited liability incorporated under the laws of the British Virgin Islands and a direct wholly owned subsidiary of PubCo (“Merger Sub 1”), and (iv) Flexi Merger Co. LLC, a Delaware limited liability company and a direct wholly owned subsidiary of PubCo (“Merger Sub 2” and, Merger Sub 2, PubCo and Merger Sub 1, each, individually, an “Acquisition Entity”).

Capitalized terms used in this section, but not otherwise defined herein have the meanings given to them in the Business Combination Agreement.

Pursuant to the Business Combination Agreement, subject to the terms and conditions set forth therein, (i) Merger Sub 1 will merge with and into Flexi (the “Initial Merger”), whereby the separate existence of Merger Sub 1 will cease and Flexi will be the surviving entity of the Initial Merger and become a wholly owned subsidiary of PubCo, and (ii) following confirmation of the effective filing of the documents required to implement the Initial Merger, Merger Sub 2 will merge with and into TGVC (the “SPAC Merger” and together with the Initial Merger, the “Mergers”), the separate existence of Merger Sub 2 will cease and the Company will be the surviving entity of the SPAC Merger and a direct wholly owned subsidiary of PubCo.

As a result of the Mergers, among other things, (i) each outstanding Flexi Ordinary Share will be cancelled in exchange for the right to receive such number of PubCo Ordinary Shares that is equal to the Company Exchange Ratio, (ii) each outstanding SPAC Unit will be automatically detached and the holder thereof will be deemed to hold one share of SPAC Class A Common Stock and one SPAC Warrant, (iii) each outstanding share of SPAC Class B Common Stock will automatically convert into SPAC Class A Common Stock, (iv) each outstanding share of SPAC Class A Common Stock will be cancelled in exchange for the right to receive such number of PubCo Ordinary Shares that is equal to the SPAC Exchange Ratio, and (v) each outstanding SPAC Warrant will be assumed by PubCo and converted into a warrant to purchase PubCo Ordinary Shares (each, an “Assumed SPAC Warrant”).

Earnout

The Business Combination Agreement, subject to the terms and conditions set forth therein, provides that Flexi shareholders as of the Initial Merger will have the right to receive up to an aggregate of 2,900,000 additional PubCo Ordinary Shares based on the total annual revenues of PubCo in each of the two fiscal years following the Closing Date.

Representations, Warranties and Covenants

 The Business Combination Agreement contains customary representations and warranties of the parties, which will not survive the Closing. Many of the representations and warranties are qualified by materiality or Company Material Adverse Effect (with respect to Flexi) or SPAC Material Adverse Effect (with respect to the Company). “Material Adverse Effect” as used in the Business Combination Agreement means with respect to Flexi or the Company, as applicable, any event, state of facts, development, change, circumstance, occurrence or effect that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on (i) the business, assets and liabilities, results of operations or financial condition of the applicable party and its subsidiaries, taken as a whole or (ii) the ability of such party or any of its subsidiaries to consummate the Transactions, in each case subject to certain customary exceptions. Certain of the representations are subject to specified exceptions and qualifications contained in the Business Combination Agreement or in information provided pursuant to certain disclosure schedules to the Business Combination Agreement.

The Business Combination Agreement also contains pre-closing covenants of the parties, including obligations of the parties to operate their respective businesses in the ordinary course consistent with past practice, and to refrain from taking certain specified actions without the prior written consent of the other applicable parties, in each case, subject to certain exceptions and qualifications. Additionally, the parties have agreed not to solicit, negotiate or enter into competing transactions, as further provided in the Business Combination Agreement. The covenants do not survive the Closing (other than those that are to be performed after the Closing).

As promptly as practicable after the execution of the Business Combination Agreement, the Company and PubCo have agreed to prepare and file with the SEC, a Registration Statement on Form F-4 (as amended, the “F-4 Registration Statement”) in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), of the offer and issuance of the PubCo Ordinary Shares and Assumed SPAC Warrants to be issued pursuant to the Business Combination Agreement The F-4 Registration Statement will contain a proxy statement/prospectus for the purpose of (i) the Company soliciting proxies from its shareholders to approve the Business Combination Agreement, the Transactions and related matters (the “the Company Shareholder Approval”) at a special meeting of the Company shareholders (the “Shareholder Meeting”), (ii) providing the Company’s shareholders an opportunity, in accordance with its organizational documents and initial public offering prospectus, to redeem their shares of SPAC Class A Common Stock (collectively, the “Redemptions”), and (iii) PubCo’s offering and issuance of the PubCo Ordinary Shares and Assumed Warrants in connection with the Transactions.

PubCo agreed to take all action within its power so that effective at the Closing, the board of directors of PubCo will consist of no less than five individuals, two of whom may be designated by the Sponsor, and a majority of whom shall be independent directors in accordance with Nasdaq requirements, and which shall comply with all diversity requirements under applicable Law.

In addition, prior to Closing, PubCo agreed to amend and restate its Memorandum of Association and Articles of Association (the “PubCo Governing Documents”). The PubCo Governing Documents will include customary provisions for a memorandum of association and articles of association of a British Virgin Islands publicly traded company that is traded on Nasdaq.

F-71

TG VENTURE ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

 DECEMBER 31, 2022

Conditions to the Parties’ Obligations to Consummate the Mergers

 Under the Business Combination Agreement, the parties’ obligations to consummate the Transactions are subject to a number of customary conditions for special purpose acquisition companies, including, among others, the following: (i) the approval of the Mergers and the other shareholder proposals required to approve the Transactions by the Company’s and Flexi’s shareholders, (ii) all specified approvals or consents (including governmental and regulatory approvals) have been obtained and all waiting, notice, or review periods have expired or been terminated, as applicable, (iii) the effectiveness of the F-4 Registration Statement, (iv) PubCo’s initial listing application with Nasdaq shall have been conditionally approved and, immediately following the Closing, PubCo shall satisfy any applicable initial and continuing listing requirements of Nasdaq and PubCo shall not have received any notice of non-compliance therewith, and (v) the PubCo Ordinary Shares and Assumed SPAC Warrants having been approved for listing on Nasdaq, subject to round lot holder requirements.

In addition to these customary closing conditions, the Company must also hold net tangible assets of at least $5,000,001 immediately prior to Closing, net of Redemptions and liabilities (including the Company’s transaction expenses).

The obligations of the Company to consummate the Transactions are also subject to, among other things (i) the representations and warranties of Flexi and of each Acquisition Entity being true and correct, subject to the materiality standards contained in the Business Combination Agreement, (ii) material compliance by Flexi and each Acquisition Entity with its pre-closing covenants, and (iii) the absence of a Company Material Adverse Effect.

In addition, the obligations of Flexi to consummate the Transactions are also subject to, among other things (i) the representations and warranties of the Company being true and correct, subject to the materiality standards contained in the Business Combination Agreement, (ii) material compliance by the Company with its pre-closing covenants, and (iii) the absence of a SPAC Material Adverse Effect.

Termination Rights

 The Business Combination Agreement contains certain termination rights, including, among others, the following: (i) upon the mutual written consent of the Company and Flexi, (ii) if the consummation of the Transactions is prohibited by governmental order, (iii) if the Closing has not occurred on or before May 5, 2023, (iv) in connection with a breach of a representation, warranty, covenant or other agreement by Flexi or the Company which is not capable of being cured or is not cured within 30 days after receipt of notice of such breach, (v) by either the Company or Flexi if the board of directors of the other party publicly changes its recommendation with respect to the Business Combination Agreement and Transactions and related shareholder approvals under certain circumstances detailed in the Business Combination Agreement, (vi) by either the Company or Flexi if the Shareholder Meeting is held and the Company Shareholder Approval is not received, (vii) by the Company if the requisite Company Audited Financial Statements and PCAOB-compliant unaudited financials of Flexi for the first, second and third quarters of 2022 (to the extent required in accordance with the Business Combination Agreement) have not been delivered by January 4, 2023, with respect to the first and second quarters, and January 16, 2023, with respect to the third quarter, or (viii) by the Company if Flexi does not receive the written consent of its shareholders to the Business Combination Agreement and related approvals within five business days after the F-4 Registration Statement has become effective.

None of the parties to the Business Combination Agreement are required to pay a termination fee or reimburse any other party for its expenses as a result of a termination of the Business Combination Agreement. However, each party will remain liable for willful and material breaches of the Business Combination Agreement prior to termination.

Trust Account Waiver

 Flexi and each Acquisition Entity agreed that it and its affiliates will not have any right, title, interest or claim of any kind in or to any monies in the Company’s trust account held for its public shareholders, and agreed not to, and waived any right to, make any claim against the trust account (including any distributions therefrom).

 The Business Combination Agreement is filed as Exhibit 2.1 to this Annual Report on Form 10-K and the foregoing description thereof is qualified in its entirety by reference to the full text of the Business Combination Agreement. The Business Combination Agreement provides investors with information regarding its terms and is not intended to provide any other factual information about the parties. In particular, the assertions embodied in the representations and warranties contained in the Business Combination Agreement were made as of the execution date of the Business Combination Agreement only and are qualified by information in confidential disclosure schedules provided by the parties to each other in connection with the signing of the Business Combination Agreement. These disclosure schedules contain information that modifies, qualifies, and creates exceptions to the representations and warranties set forth in the Business Combination Agreement. Moreover, certain representations and warranties in the Business Combination Agreement may have been used for the purpose of allocating risk between the parties rather than establishing matters of fact. Accordingly, you should not rely on the representations and warranties in the Business Combination Agreement as characterizations of the actual statements of fact about the parties.

F-72

TG VENTURE ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2022

Shareholder Support Agreement

 Contemporaneously with the execution of the Business Combination Agreement, PubCo, Flexi and certain Flexi shareholders entered into a Shareholder Support Agreement, pursuant to which, among other things, certain Flexi shareholders agreed (i) to vote their Flexi shares in favor of the Business Combination Agreement (including by execution of a written consent), the Mergers and the other Transactions, (ii) to waive any rights to seek appraisal or rights of dissent in connection with the Business Combination Agreement, the Mergers and the transactions contemplated thereby; and (iii) to consent to the termination of all shareholder agreements with Flexi (with certain exceptions), effective at Closing, subject to the terms and conditions contemplated by the Shareholder Support Agreement. Flexi shareholders party to the Shareholder Support Agreement collectively have a sufficient number of votes to approve the Business Combination Agreement, the Mergers and the other Transactions.

 The Shareholder Support Agreement and all of its provisions will terminate and be of no further force or effect upon the earlier of the Closing and termination of the Business Combination Agreement pursuant to its terms. Upon such termination of the Shareholder Support Agreement, all obligations of the parties under the Shareholder Support Agreement will terminate; provided, however, that such termination will not relieve any party thereto from liability arising in respect of any breach of the Shareholder Support Agreement prior to such termination.

 Sponsor Support Agreement

 Contemporaneously with the execution of the Business Combination Agreement, the Company entered into a Sponsor Support Agreement with the Sponsor, PubCo, Flexi, and certain members of the Company’s board of directors and management team (the “Holders”), pursuant to which, among other things, the Sponsor and the Holders agreed to vote their the Company shares in favor of the Business Combination Agreement (including by execution of a written consent), the Mergers and the other Transactions, subject to the terms and conditions contemplated by the Sponsor Support Agreement.

 The Sponsor Support Agreement and all of its provisions will terminate and be of no further force or effect upon the earlier to occur of Closing and termination of the Business Combination Agreement pursuant to its terms.

Lock-Up Agreement

Concurrently with the execution of the Business Combination Agreement, the Company and PubCo entered into separate Lock-Up Agreements (each a “Lock-Up Agreement”) with Sponsor, certain members of the Company’s board of directors and management team, and certain Flexi shareholders, pursuant to which 95% of the PubCo Ordinary Shares to be received by such shareholders will be locked-up and subject to transfer restrictions for a period of time following the Closing, as described below, subject to certain exceptions. That portion of the securities held by such shareholders will be locked-up until the earliest of: (i) the six month anniversary of the date of the Closing, (ii) subsequent to the Business Combination, if the last sale price of PubCo Ordinary Shares equals or exceeds $12.00 per share (adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like), for any 20 trading days within any 30-trading day period commencing at least 150 days after the date of the Business Combination, and (iii) the date after the Closing on which PubCo completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction which results in all of PubCo’s shareholders having the right to exchange their equity holdings in PubCo for cash, securities or other property.

F-73

TG VENTURE ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2022

Registration Rights Agreement

 Concurrently with the execution of the Business Combination Agreement, PubCo entered into a Registration Rights Agreement (the “Registration Rights Agreement”) with Sponsor and certain Flexi shareholders pursuant to which, among other things, PubCo agreed to provide Sponsor and such shareholders with certain rights relating to the registration for resale under the Securities Act of the PubCo Ordinary Shares and Assumed Warrants that they received in the Mergers.

Forms of the foregoing agreements related to the Business Combination Transaction are filed as exhibits to this Annual Report, and the foregoing description thereof is qualified in its entirety by reference to the full text of the respective agreement.

The transaction is expected to be completed in the second quarter of 2023, subject to regulatory approvals and other customary closing conditions. After closing, The Flexi Group’s ordinary shares are expected to trade on the Nasdaq Stock Market LLC under ticker symbol FLXG.

Liquidity, Capital Resources, and Going Concern

The Company’s liquidity needs prior to the consummation of the Initial Public Offering had been satisfied through a payment from the Sponsor of $25,000 (see Note 5) for the Founder Shares and the loan under an unsecured promissory note from the Sponsor of up to $400,000 (see Note 5) which was fully repaid on December 31, 2021. Subsequent to the consummation of the Initial Public Offering, the Company’s liquidity has been satisfied through the net proceeds from the consummation of the Initial Public Offering and the Private Placement held outside of the Trust Account. As of December 31, 2022, the Company had $147,020 in its operating bank account and working capital deficit of $894,841.

In addition, in order to finance transaction costs in connection with a Business Combination, the Company’s Sponsor or an affiliate of the Sponsor or certain of the Company’s officers and directors may, but are not obligated to, provide the Company Working Capital Loans, as defined below (see Note 5). As of December 31, 2022 and 2021, there were no amounts outstanding under any Working Capital Loans.

The Company expects to incur significant costs in pursuit of its acquisition plans. Based on the foregoing, management believes that the Company will not have sufficient working capital and borrowing capacity to meet its needs through the earlier of the consummation of a Business Combination or one year from this filing. Over this time period, the Company will be using these funds for paying existing accounts payable, identifying and evaluating prospective initial Business Combination candidates, performing due diligence on prospective target businesses, paying for travel expenditures, selecting the target business to merge with or acquire, and structuring, negotiating and consummating the Business Combination.

On March 16, 2023, the Sponsor issued a promissory note allowing the Company to borrow up to $3,000,000 under an unsecured promissory note to be used to defray expenses in connection with the proposed Business Combination. The promissory note is payable on the date on which the Company consummates its initial Business Combination. $350,000 in previously advanced fund from the Sponsor is included as part of the principal of the promissory note and is therefore not available for further use by the Company (see Notes 5 and 10).

In connection with the Company’s assessment of going concern considerations in accordance with Financial Accounting Standard Board’s Accounting Standards Update (“ASU”) 2014-15, “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern,” management has determined that the Company’s business plan is dependent on the completion of the Business Combination, the Company’s existing cash and working capital as of December 31, 2022 are not sufficient to complete its planned activities for a reasonable period of time, and the date for mandatory liquidation and dissolution raises substantial doubt about the Company’s ability to continue as a going concern through May 5, 2023, the scheduled liquidation date of the Company if it does not complete a Business Combination prior to such date.   These conditions also raise substantial doubt about the Company’s ability to continue as a going concern for a period of time within one year after the date that these financial statements are issued. Management plans to address this uncertainty through a Business Combination as discussed above. There is no assurance that the Company’s plans to consummate a Business Combination will be successful within the Combination Period. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Risks and Uncertainties

In February 2022, the Russian Federation and Belarus commenced a military action with the country of Ukraine. As a result of this action, various nations, including the United States, have instituted economic sanctions against the Russian Federation and Belarus. Further, the impact of this action and related sanctions on the world economy are not determinable as of the date of these financial statements. The specific impact on the Company’s financial condition, results of operations, and cash flows is also not determinable as of the date of these financial statements.

Management continues to evaluate the impact of the COVID-19 pandemic and has concluded that while it is reasonably possible that the virus and war could have a negative effect on the Company’s financial position, results of its operations and search for a target company, the specific impact is not readily determinable as of the date of these financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Inflation Reduction Act of 2022

On August 16, 2022, the Inflation Reduction Act of 2022 (the “IR Act”) was signed into federal law. The IR Act provides for, among other things, a new U.S. federal 1% excise tax on certain repurchases of stock by publicly traded U.S. domestic corporations and certain U.S. domestic subsidiaries of publicly traded foreign corporations occurring on or after January 1, 2023. The excise tax is imposed on the repurchasing corporation itself, not its shareholders from whom shares are repurchased. The amount of the excise tax is generally 1% of the fair market value of the shares repurchased at the time of the repurchase. However, for purposes of calculating the excise tax, repurchasing corporations are permitted to net the fair market value of certain new stock issuances against the fair market value of stock repurchases during the same taxable year. In addition, certain exceptions apply to the excise tax. The U.S. Department of the Treasury (the “Treasury”) has been given authority to provide regulations and other guidance to carry out and prevent the abuse or avoidance of the excise tax.

Any redemption or other repurchase that occurs in connection with a business combination, extension vote or otherwise, may be subject to the excise tax. Whether and to what extent the Company would be subject to the excise tax in connection with a business combination, extension vote or otherwise would depend on a number of factors, including (i) the fair market value of the redemptions and repurchases in connection with a business combination, extension or otherwise, (ii) the structure of a business combination, (iii) the nature and amount of any “PIPE” or other equity issuances in connection with a business combination (or otherwise issued not in connection with a business combination but issued within the same taxable year of a business combination) and (iv) the content of regulations and other guidance from the Treasury. In addition, because the excise tax would be payable by the Company and not by the redeeming holder, the mechanics of any required payment of the excise tax have not been determined. The foregoing could cause a reduction in the cash available on hand to complete a business combination and in the Company’s ability to complete a business combination.

F-74

TG VENTURE ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2022

Note 2 — Significant Accounting Policies

Basis of Presentation

The accompanying financial statement is presented in conformity with accounting principles generally accepted in the United States of America (“GAAP”) and pursuant to the rules and regulations of the SEC.

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012, (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statement with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

F-75

TG VENTURE ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2022

Use of Estimates

The preparation of the financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements. Making estimates requires management to exercise significant judgement. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates. The significant accounting estimate reflected in the Company’s financial statements includes, but is not limited to, valuation of Founder Shares.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company had cash of $147,020 and $664,626 as of December 31, 2022 and 2021, respectively. The Company did not have any cash equivalents as of December 31, 2022 and 2021.

Investments Held in Trust Account

As of December 31, 2022, substantially all of assets held in the Trust Account were held in money market funds which are invested primarily in U.S. Treasury securities.

As of December 31, 2021, the assets held in the Trust Account consist of United States Treasury Bills. The Company classifies its United States Treasury securities as held-to-maturity in accordance with FASB ASC Topic 320 “Investments—Debt and Equity Securities.” Held-to-maturity securities are those securities which the Company has the ability and intent to hold until maturity. Held-to-maturity treasury securities are recorded at amortized cost and adjusted for the amortization or accretion of premiums or discounts.

During the year ended December 31, 2022 and the period from February 8, 2021 (inception) through December 31, 2021, the Company did not withdraw any of the interest income from the Trust Account to pay its tax obligations, however, may in the future periods as permitted under the Trust Agreement.

A decline in the market value of held-to-maturity securities below cost that is deemed to be other than temporary, results in an impairment that reduces the carrying costs to such securities’ fair value. The impairment is charged to earnings and a new cost basis for the security is established. To determine whether an impairment is other than temporary, the Company considers whether it has the ability and intent to hold the investment until a market price recovery and considers whether evidence indicating the cost of the investment is recoverable outweighs evidence to the contrary. Evidence considered in this assessment includes the reasons for the impairment, the severity and the duration of the impairment, changes in value subsequent to year-end, forecasted performance of the investee, and the general market condition in the geographic area or industry in which the investee operates.

Premiums and discounts are amortized or accreted over the life of the related held-to-maturity security as an adjustment to yield using the effective-interest method. Such amortization and accretion are included in the “interest income” line item in the statements of operations. Interest income is recognized when earned.

Deferred Offering Costs

The Company complies with the requirements of Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 340-10-S99-1, “Other Assets and Deferred Costs”. Deferred offering costs consists of legal, accounting, underwriting fees and other costs incurred through the balance sheet date that are directly related to the Public Offering. Offering costs are allocated to the separable financial instruments to be issued in the IPO based on a relative fair value basis, compared to total proceeds received. Upon closing of the IPO on November 5, 2021, offering costs associated with the Class A common stock and the warrants were charged to stockholders’ equity. Upon the IPO on November 5, 2021 offering costs amounted to $3,040,822, all of which was allocated to stockholders’ equity.

Share Based Compensation

The Company complies with ASC 718 Compensation- Stock Compensation, regarding interests in founder shares acquired by directors and advisors of the Company as compensation. The interests in the founder shares vested upon the Company completing the initial public offering and compensation expense has been recorded accordingly at that date based upon the initial grant date fair value. The determination of the fair value of the share-based compensation awards represents a significant estimate within the financial statements. The fair value is based upon a Monte Carlo valuation that considers the probability of an initial public offering, business combination and other risk factors.

F-76

TG VENTURE ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2022

Fair Value of Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under the FASB ASC 820, “Fair Value Measurements and Disclosures,” approximates the carrying amounts represented in the balance sheet, primarily due to its short-term nature.

Fair Value Measurements

Fair value is defined as the price that would be received for sale of an asset or paid for transfer of a liability, in an orderly transaction between market participants at the measurement date. GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers include:

●	Level 1, defined as observable inputs such as quoted prices (unadjusted) for identical instruments in active markets;

●	Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

●	Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable. In some circumstances, the inputs used to measure fair value might be categorized within different levels of the fair value hierarchy. In those instances, the fair value measurement is categorized in its entirety in the fair value hierarchy based on the lowest level input that is significant to the fair value measurement.

Class A Common Stock Subject to Possible Redemption

The Company accounts for its common stock subject to possible redemption in accordance with the guidance in Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” Common stock subject to mandatory redemption is classified as a liability instrument and is measured at fair value. Conditionally redeemable common stock (including common stock that features redemption rights that is either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) is classified as temporary equity. At all other times, common stock is classified as stockholders’ equity. The Company’s Class A common stock features certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. Accordingly, Class A common stock subject to possible redemption is presented at redemption value as temporary equity, outside of the stockholders’(deficit) equity section of the Company’s balance sheets.

The Company recognizes changes in redemption value immediately as they occur and adjusts the carrying value of the Class A common stock subject to possible redemption to equal the redemption value at the end of each reporting period. This method would view the end of the reporting period as if it were also the redemption date for the security. Effective with the closing of the Initial Public Offering, the Company recognized the accretion from initial book value to redemption amount, which resulted in charges against additional paid-in capital (to the extent available) and accumulated deficit. There was $1,009,040 increase in the redemption value at December 31, 2022 since the interest earned to date from marketable securities held in Trust Account exceed the franchise taxes incurred and provision for income taxes to date. The dissolution expense of $100,000 is not included in the redemption value of the shares subject to redemption since it is only taken into account in the event of the Company’s liquidation.

At December 31, 2022 and 2021, the Class A common stock subject to possible redemption reflected in the balance sheets is reconciled in the following table:

Gross proceeds	$115,000,000
Less:
Proceeds allocated to Public Warrants	(6,275,456)
Issuance cost of redeemable Class A common stock	(3,040,822)
Plus:
Remeasurement adjustment on redeemable common stock	12,066,278
Class A common stock subject to possible redemption, December 31, 2021	117,300,000
Plus:
Remeasurement adjustment on redeemable common stock	1,009,040
Class A common stock subject to possible redemption, December 31, 2022	$118,309,040

F-77

TG VENTURE ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2022

Derivative Financial Instruments

The Company evaluates its financial instruments to determine if such instruments are derivatives or contain features that qualify as embedded derivatives in accordance with FASB ASC Topic 815, “Derivatives and Hedging” (“ASC 815”). Derivative instruments are initially recorded at fair value on the grant date and re-valued at each reporting date, with changes in the fair value reported in the statements of operations. Derivative assets and liabilities are classified in the balance sheet as current or non-current based on whether or not net-cash settlement or conversion of the instrument could be required within 12 months of the balance sheet date.

Warrants

The Company accounts for warrants as either equity-classified or liability-classified instruments based on an assessment of the warrant’s specific terms and applicable authoritative guidance in FASB ASC 480, “Distinguishing Liabilities from Equity” (“ASC 480”) and ASC 815. The assessment considers whether the warrants are freestanding financial instruments pursuant to ASC 480, meet the definition of a liability pursuant to ASC 480, and whether the warrants meet all of the requirements for equity classification under ASC 815, including whether the warrants are indexed to the Company’s own common shares and whether the warrant holders could potentially require “net cash settlement” in a circumstance outside of the Company’s control, among other conditions for equity classification. This assessment is conducted at the time of warrant issuance and as of each subsequent quarterly period end date while the warrants are outstanding.

If the stock subject to mandatory redemptions provisions represents the only shares in the reporting entity, it must report instruments in the liabilities section of its statements of financial position. The stock subject must then describe them as shares subject to mandatory redemption, so as to distinguish the instruments from other financial statement liabilities. The Company concludes that the Company’s warrants defined in Note 7 do not exhibit any of the above characteristics and, therefore, are outside the scope of ASC 480.

For issued or modified warrants that meet all of the criteria for equity classification, the warrants are required to be recorded as a component of additional paid-in capital at the time of issuance. For issued or modified warrants that do not meet all of the criteria for equity classification, the warrants are required to be recorded at their initial fair value on the date of issuance, and each balance sheet date thereafter. The Company accounts for the 11,500,000 Public Warrants (Note 3) and 5,500,000 Private Placement Warrants (Note 4) as equity-classified instruments.

Net Loss per Common Share

The Company complies with accounting and disclosure requirements of FASB ASC Topic 260, “Earnings Per Share”. Net loss share is computed by dividing net loss by the weighted average number of shares of common stock outstanding during the period. The Company has two classes of shares, which are referred to as Class A common stock and Class B common stock. Earnings and losses are shared pro rata between the two classes of shares. The Company had not considered the effect of the Private Placement to purchase an aggregate of 5,500,000 of Class A common stock in the calculation of diluted loss per share, since their exercise is contingent upon future events. As a result, diluted net loss per common stock is the same as basic net loss per common stock. The table below presents a reconciliation of the numerator and denominator used to compute basic and diluted net loss per share for each class of common stock.

Reconciliation of Net Loss per Common Stock

Basic and diluted net loss per share for Class A common stock and for Class B common stock is calculated as follows:

	For the Year Ended December 31, 2022	For the Period from February 8, 2021 (Inception) to December 31, 2021
Net loss per share for Class A common stock:
Allocation of net loss to Class A common stock	$(686,038)	$(526,069)

Basic and diluted weighted average shares, Class A common stock	11,557,500	2,014,610
Basic and diluted net loss per share	$(0.06)	$(0.26)

Net loss per share for Class B common stock:
Allocation of net loss to Class B common stock	$(171,496)	$(547,098)

Basic and diluted weighted average shares, Class B common stock	2,889,149	2,095,139
Basic and diluted net loss per share	$(0.06)	$(0.26)

F-78

TG VENTURE ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2022

Income Taxes

The Company accounts for income taxes under ASC 740 Income Taxes (“ASC 740”). ASC 740 requires the recognition of deferred tax assets and liabilities for both the expected impact of differences between the financial statement and tax basis of assets and liabilities and for the expected future tax benefit to be derived from tax loss and tax credit carry forwards. ASC 740 additionally requires a valuation allowance to be established when it is more likely than not that all or a portion of deferred tax assets will not be realized.

ASC 740 also clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements and prescribes a recognition threshold and measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. ASC 740 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition.

The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of December 31, 2022 and 2021. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.

The Company has identified the United States as its only “major” tax jurisdiction. The Company is subject to income tax examinations by major taxing authorities since inception. These examinations may include questioning the timing and amount of deductions, the nexus of income among various tax jurisdictions and compliance with federal and state tax laws. The Company’s management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months.

The provision for income taxes for the year ended December 31, 2022 and for the period from February 8,2021 (inception) through December 31, 2021 were $268,239 and $0, respectively.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentration of credit risk consist of a cash account in a financial institution which, at times may exceed the Federal Deposit Insurance Corporation coverage of $250,000. At December 31, 2022 and 2021, the Company had not experienced losses on this account.

Recent Accounting Standards

Management does not believe that any other recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on the Company’s financial statements.

Note 3 — Initial Public Offering

On November 5, 2021, the Company sold 11,500,000 Units, including the full exercise of the underwriters’ over-allotment option to purchase 1,500,000 Units, at a purchase price of $10.00 per Unit. Each unit consists of one Public Share, an aggregate of 11,500,000 Public Shares, and one redeemable Public Warrant, an aggregate of 11,500,000 Public Warrants. Each Public Warrant entitles the holder to purchase one share of Class A common stock at an exercise price of $11.50 per share, subject to adjustment (see Note 7).

F-79

TG VENTURE ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2022

Note 4 — Private Placement

Simultaneously with the closing of the IPO, the Sponsor purchased an aggregate of 5,500,000 Private Placement Warrants at a price of $1.00 per warrant in a private placement, for an aggregate purchase price of $5,500,000. Each Private Placement Warrant entitles the holder thereof to purchase one share of the Company’s Class A common stock at a price of $11.50 per share, subject to adjustments (see Note 7), and will expire worthless if the Company does not complete the initial Business Combination.

The Private Placement Warrants are identical to the Public Warrants except that they will not be transferable, assignable or saleable until 30 days after the Business Combination except to certain permitted transferees.

Note 5 — Related Party Transactions

Founder Shares

In 2021, the Sponsor and other founders (the “Initial Stockholder”) paid $25,982 in exchange for 2,889,149 shares of Common stock (the “Founder Shares”). The number of Founder Shares outstanding was determined based on the expectation that the total size of the IPO would be a maximum of 11,500,000 Units if the underwriter’s over-allotment option was exercised in full, and therefore that such Founder Shares represent 20% of the outstanding shares after the IPO.

Two of the initial stockholders, TriPoint Capital Management, LLC (“TriPoint”), a Delaware limited liability company, and HFI Limited (“HFI”), a Cayman Islands company, serve in an advisory capacity to the Sponsor with the Company being a primary beneficiary, and their participation in the purchase of Founder Shares is considered as part of their compensation as advisors. Accordingly, upon consummation of the IPO on November 5, 2021, the Company recorded the excess fair value above the purchase price of the 300,000 Founder Shares purchased by TriPoint and HFI as an offering cost of $579,110, which were charged to stockholders’ equity.

On November 2, 2021, the Sponsor entered into an Agreement with the Company’s three independent directors under which they were each assigned 30,000 of the Founder Shares the Sponsor owned, as an inducement to serve as directors of the Company, for which they paid $0.009 per share, or an aggregate of $810. The shares are vested upon the consummation of the IPO. The fair value of the 90,000 shares at November 2, 2021, was estimated using a Monte Carlo simulation model to be approximately $706,000 in the aggregate, which the Company recorded as director compensation expense.

The Initial Stockholders have agreed not to transfer, assign, or sell any of their Founder Shares until the earlier to occur of: (A) nine months after the completion of the initial Business Combination or (B) subsequent to the initial Business Combination, (x) if the last sale price of the Class A common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the initial Business Combination, or (y) the date on which the Company completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of the Company’s stockholders having the right to exchange their shares of common stock for cash, securities or other property, except with respect to permitted transferees.

Promissory Note — Related Party

The Sponsor issued a promissory note allowing the Company to borrow up to $400,000 under an unsecured promissory note to be used for a portion of the expenses of the IPO. The Company had borrowed $227,690 under the promissory note. At December 31, 2021, the Company fully repaid the outstanding promissory note. At December 31, 2022, the Company did not have any outstanding promissory notes.

On March 16, 2023, the Sponsor issued a promissory note allowing the Company to borrow up to $3,000,000 under an unsecured promissory note to be used to defray expenses in connection with the proposed Business Combination. The promissory note is payable on the date on which the Company consummates its initial Business Combination. $350,000 in previously advanced fund from the Sponsor is included as part of the principal of the promissory note and is therefore not available for further use by the Company (see Note 10).

Due to Related Parties

As of December 31, 2022 and 2021, there were $106,215 and $875, respectively, outstanding under due to related parties including the monthly administrative service fee.

F-80

TG VENTURE ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2022

Working Capital Loans

The Sponsor has committed that they are willing and able to provide the Company with any additional funds it needs to carry out its operations. In order to finance transaction costs in connection with an intended initial Business Combination, the Sponsor, an affiliate of the Sponsor or certain of the Company’s officers and directors have committed to loan the Company funds as may be required (the “Working Capital Loans”). If the Company completes an initial Business Combination, the Company would repay such loaned amounts out of the proceeds of the Trust Account released to the Company. Otherwise, such loans would be repaid only out of funds held outside the Trust Account. In the event that the initial Business Combination does not close, the Company may use a portion of the working capital held outside the Trust Account to repay such loaned amounts but no proceeds from the Trust Account would be used to repay such loaned amounts. Up to $3,000,000 of such loans may be convertible into Private Placement Warrants of the post Business Combination entity, at a price of $1.00 per warrant at the option of the lender. The warrants would be identical to the Private Placement Warrants issued to the Sponsor. As of December 31, 2022 and 2021, the Company had no borrowings under the Working Capital Loans.

Administrative Service Fee

The Company entered into an administrative services agreement on November 2, 2021, pursuant to which the Company will pay an affiliate of the Sponsor, $445 per month for office space, utilities and secretarial and administrative support. Upon completion of the initial Business Combination or the Company’s liquidation, the Company will cease paying these monthly fees. Total expense under the administrative services agreement during the year ended December 31, 2022 and for the period from February 8, 2021 (inception) through December 31, 2021, were $5,340 and $875, respectively.

Note 6 — Commitments and Contingencies

Registration Rights

The holders of the Founder Shares, Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans (and any shares of Class A common stock issuable upon the exercise of the Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans and upon conversion of the Founder Shares) will be entitled to registration rights pursuant to a registration rights agreement to be signed prior to or on the Effective Date of the registration statement of which this prospectus forms a part, requiring the Company to register such securities for resale (in the case of the Founder Shares, only after conversion to the Class A common stock). The holders of these securities will be entitled to make up to three demands, excluding short form demands, that the Company registers such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the Company’s completion of the initial Business Combination.

Underwriting Agreement

On November 5, 2021, the Company paid a cash underwriting discount of 1.0% per Unit, or $1,150,000. In addition, the underwriting agreement provides the option to purchase up to 1,500,000 additional Units to cover any over-allotments, if any, at the Proposed Public Offering price of $10.00 less the underwriting discount of 1%. The over-allotment was exercised in full upon the IPO on November 5, 2021.

Representative Units

Simultaneous with the closing of the IPO, the Company issued to ThinkEquity, as part of representative compensation upon the consummation of the IPO, 57,500 Representative Units (the “Representative Units”). The Representative Units consist of one share of Class A common stock and one redeemable warrant to purchase one share of Class A common stock at a price of $11.50 per share, subject to adjustment. The Representative Units are identical to the Units except, and so long as the Representative Units are held by ThinkEquity (and/or its designees) or its permitted transferees, they (i) may not (including the Class A common s  tock issuable upon exercise of the warrants), subject to certain limited exceptions, be transferred, assigned or sold by the holders until 30 days after the completion of the initial Business Combination, (ii) may be exercised by the holders on a cashless basis, (iii) will be entitled to registration rights and (iv) will not be exercisable more than five years from the Effective Date of the registration statement of which this prospectus forms a part in accordance with FINRA Rule 5110(f)(2)(G)(i). ThinkEquity has agreed (i) to waive its redemption rights with respect to the warrants underlying the Representative Units in connection with the completion of the initial Business Combination and (ii) to waive its rights to liquidating distributions from the Trust Account with respect to such warrants if the Company fails to complete the initial Business Combination within 18 months from the closing of the IPO.

Advisory Services Agreement

On December 23, 2022, the Company entered into an agreement with ThinkEquity to provide financial advisory services in connection with the proposed Business Combination with The Flexi Group Ltd. The Company shall pay ThinkEquity an advisory fee for the Advisory Services in an amount equal to greater of either (i) 4.0% of the net funds from the Company’s Trust Account after investor redemptions, or (ii) $300,000, which fee shall be due and payable in immediately available funds on the day of closing of the proposed Business Combination. In addition to any fees which may be payable to ThinkEquity under the agreement, the Company shall reimburse ThinkEquity, upon reasonable request made from time to time, for its reasonable and documented out-of-pocket expenses incurred in connection with the Advisory Services up to a maximum of $15,000, including, but not limited to, the reasonable and documented fees and disbursements of ThinkEquity’s legal counsel.

F-81

TG VENTURE ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2022

Note 7 — Stockholders’ (Deficit) Equity

Preferred Stock — The Company is authorized to issue 1,000,000 shares of preferred stock with a par value of $0.0001 per share. As of December 31, 2022 and 2021, there were no shares of preferred stock issued or outstanding.

Class A Common Stock — The Company is authorized to issue 100,000,000 shares of Class A common stock with a par value of $0.0001 per share. At December 31, 2022 and 2021, there were 57,500 shares of Class A common stock issued and outstanding (excluding 11,500,000 shares of Class A common stock subject to possible redemption).

Class B Common Stock — The Company is authorized to issue 10,000,000 shares of Class B common stock with a par value of $0.0001 per share. At December 31, 2022 and 2021, there were 2,889,149 shares of Class B common stock issued and outstanding.

The shares of Class B common stock will automatically convert into shares of the Class A common stock at the time of the initial Business Combination on a one-for-one basis, subject to adjustment for stock splits, stock dividends, reorganizations, recapitalizations, and the like, and subject to further adjustment as provided herein.

Warrants – At December 31, 2022 and 2021, 11,500,000 Public Warrants and 5,500,000 Private Placement Warrants are currently outstanding. Each warrant entitles the holder to purchase one share of the Company’s Class A common stock at a price of $11.50 per share, subject to adjustment as described herein. In addition, if (x) the Company issues additional shares of Class A common stock or equity-linked securities for capital raising purposes in connection with the closing of the initial Business Combination at a Newly Issued Price of less than $9.20 per share of Class A common stock (with such issue price or effective issue price to be determined in good faith by the board of directors and, in the case of any such issuance to the Sponsor or its affiliates, without taking into account any Founder Shares held by the Sponsor or its affiliates, prior to such issuance), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the initial Business Combination on the date of the consummation of the initial Business Combination (net of redemptions), and (z) The Market Value (defined as the volume weighted average reported trading price of Class A Common Stock for twenty trading days starting on the trading day prior to the date of the consummation of the initial business combination) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the greater of the Market Value and the Newly Issued Price, and the $18.00 per share redemption trigger price described above will be adjusted (to the nearest cent) to be equal to 180% of the greater of the Market Value and the Newly Issued Price.

Each warrant is exercisable at any time commencing on the later of 30 days after the completion of an initial business combination and 12 months from the closing of the IPO and terminating at 5:00 p.m., New York City time on the earlier to occur of (i) the date that is five (5) years after the date on which the Company consummates a Business Combination, (ii) at 5:00 p.m., New York City time on the Redemption Date as provided in the Warrant Agreement and (iii) the liquidation of the Trust Account (the “Expiration Date”). The Company in its sole discretion may extend the duration of the Warrants by delaying the Expiration Date; provided, however, that the Company will provide at least twenty (20) days’ prior written notice of any such extension to registered holders and, provided further that any such extension shall be applied consistently to all of the Warrants. Notwithstanding anything to the contrary contained herein, for so long as any Private Warrant is held by the Sponsor and/or their designees, such Private Warrant may not be exercised after five years from the Effective Date of the Registration Statement. The warrants will expire at 5:00 p.m., New York City time on the warrant expiration date, which is five years after the completion of the initial Business Combination or earlier upon redemption or liquidation. On the exercise of any warrant, the warrant exercise price will be paid directly to the Company and not placed in the Trust Account.

The Company will not be obligated to deliver any shares of Class A common stock pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the shares of Class A common stock underlying the warrants is then effective and a prospectus relating thereto is current, subject to the Company’s satisfying its obligations described below with respect to registration. No warrant will be exercisable, and the Company will not be obligated to issue shares of Class A common stock upon exercise of a warrant unless Class A common stock issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a warrant, the holder of such warrant will not be entitled to exercise such warrant and such warrant may have no value and expire worthless. In no event will the Company be required to net cash settle any warrant. In the event that a registration statement is not effective for the exercised warrants, the purchaser of a Unit containing such warrant will have paid the full purchase price for the Unit solely for the share of Class A common stock underlying such Unit.

The Company is not registering the shares of Class A common stock issuable upon exercise of the warrants at this time. However, the Company has agreed that as soon as practicable after the closing of the initial Business Combination, the Company will use its best efforts to file with the SEC a registration statement covering the shares of Class A common stock issuable upon exercise of the warrants, to cause such registration statement to become effective and to maintain a current prospectus relating to those shares of Class A common stock until the warrants expire or are redeemed, as specified in the warrant agreement. If a registration statement covering the shares of Class A common stock issuable upon exercise of the warrants is not effective within 60 business days after the closing of the initial Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption.

F-82

TG VENTURE ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2022

Redemption of warrants:

Once the warrants become exercisable, the Company may redeem the outstanding warrants:

●	In whole and not in part;

●	at a price of $0.01 per warrant;

●	upon not less than 30 days’ prior written notice of redemption given after the warrants become exercisable to each warrant holder; and

●	if, and only if, the last sale price of the Class A common stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders.

If the Company calls the warrants for redemption as described above, the management will have the option to require all holders that wish to exercise warrants to do so on a “cashless basis.” In determining whether to require all holders to exercise their warrants on a “cashless basis,” the management will consider, among other factors, its cash position, the number of warrants that are outstanding and the dilutive effect on the stockholders of issuing the maximum number of shares of Class A common stock issuable upon the exercise of the warrants. In such event, each holder would pay the exercise price by surrendering the warrants for that number of shares of Class A common stock equal to the quotient obtained by dividing (x) the product of the number of shares of Class A common stock underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” shall mean the average reported last sale price of the Class A common stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants. If the Company’s management takes advantage of this option, the notice of redemption will contain the information necessary to calculate the number of shares of Class A common stock to be received upon exercise of the warrants, including the “fair market value” in such case. Requiring a cashless exercise in this manner will reduce the number of shares to be issued and thereby lessen the dilutive effect of a warrant redemption.

Note 8. Income Tax

The Company’s net deferred tax assets at December 31, 2022 and 2021  are as follows:

	December 31,	December 31,
	2022	2021
Deferred tax assets
Net operating loss carryforward	$—	$37,512
Organizational costs/Start-up costs	200,597	41,294
Unrealized gain on interest income in Trust Account	—	(1,623)
Total deferred tax assets	200,597	77,183
Valuation Allowance	(200,597)	(77,183)
Deferred tax assets	$—	$—

The provision for income taxes for the year ended December 31, 2022 and for the period from February 8, 2021 (inception) through December 31, 2021 consist of the following:

	For the year ended December 31,	For the period from February 8, 2021 (inception) through December 31,
	2022	2021
Federal
Current	$268,239	$—
Deferred	(123,414)	(77,183)
Change in valuation allowance	123,414	77,183

Provision for income taxes	$268,239	$—

F-83

TG VENTURE ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2022

As of December 31, 2022 and 2021, the Company had $0 and $178,630 of U.S. federal net operating loss carryovers, respectively, available to offset future taxable income, which do not expire.

In assessing the realization of the deferred tax assets, management considers whether it is more likely than not that some portion of all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which temporary differences representing net future deductible amounts become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies in making this assessment. After consideration of all of the information available, management believes that significant uncertainty exists with respect to future realization of the deferred tax assets and has therefore established a full valuation allowance. For the period from February 8, 2021 (inception) through December 31, 2021, the change in the valuation allowance was $77,183. For the year ended December 31, 2022, the change in the valuation allowance was $123,414.

A reconciliation of the federal income tax rate to the Company’s effective tax rate at December 31, 2022 and 2021 is as follows:

	December 31,	December 31,
	2022	2021
Statutory federal income tax rate	21.0%	21.0%
Permanent book/tax differences	(45.6)%	0.0%
Stock Based Compensation	(0.0)%	(13.8)%
Change in valuation allowance	(20.9)%	(7.2)%
Provision for income taxes	(45.5)%	0.0%

The Company files income tax returns in the U.S. federal jurisdiction. The Company’s tax returns for the year ended December 31, 2022 and 2021 remain open and subject to examination.

Note 9 — Fair Value Measurements

The fair value of the Company’s certain assets and liabilities, which qualify as financial instruments under ASC 820, approximates the carrying amounts represented in the balance sheets as of December 31, 2022 and 2021. The fair values of cash and cash equivalents, prepaid assets, accounts payable and accrued expenses are estimated to approximate the carrying values as of December 31, 2022 and 2021 due to the short maturities of such instruments.

The following table presents information about the Company’s assets and liabilities that are measured at fair value on a recurring basis at December 31, 2022 and 2021, and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value:

Description:	Level	December 31, 2022	Level	December 31, 2021
Assets:
U.S. Money Market Funds Held in Trust Account	1	118,956,557	1	$—

The carrying value, excluding gross unrealized holding loss and fair value of held to maturity securities on December 31, 2021 are as follows:

	Carrying Value as of December 31, 2021	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value as of December 31, 2021
U.S. Treasury Securities (maturity 05/20/2021)	$117,307,072	$—	$(21,399)	$117,285,673

F-84

TG VENTURE ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2022

There were no transfers between Levels 1, 2 or 3 during the year ended December 31, 2022 and 2021.

Note 10 — Subsequent Events

The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date the financial statements were issued. Except as disclosed in the footnotes elsewhere and below, the Company did not identify any subsequent events that would have required adjustment or disclosure in the financial statements.

On March 16, 2023, the Sponsor issued a promissory note allowing the Company to borrow up to $3,000,000 under an unsecured promissory note to be used to defray expenses in connection with the proposed Business Combination. The promissory note is payable on the date on which the Company consummates its initial Business Combination. $350,000 in previously advanced fund from the Sponsor is included as part of the principal of the promissory note and is therefore not available for further use by the Company.

F-85

Annex A

BUSINESS COMBINATION AGREEMENT

by and among

THE FLEXI GROUP HOLDINGS LTD,

TG VENTURE ACQUISITION CORP.,

THE FLEXI MERGER CO. LTD,

FLEXI MERGER CO. LLC,

and

THE FLEXI GROUP LIMITED

dated as of December 5, 2022

*Certain exhibits and the schedules to this Exhibit have been omitted in accordance with Regulation S-K Item 601(a)(5). The Registrant agrees to furnish supplementally a copy of any omitted exhibit or schedule to the SEC upon its request, however the Registrant may request confidential treatment of omitted items.

Table of Contents

Article I CERTAIN DEFINITIONS		A-9
Section 1.1	Definitions	A-9
Section 1.2	Construction	A-26
Section 1.3	Knowledge	A-27
Article II TRANSACTIONS; CLOSING		A-27
Section 2.1	Pre-Closing Actions	A-27
Section 2.2	The Initial Merger	A-28
Section 2.3	The SPAC Merger	A-30
Section 2.4	Closing	A-33
Section 2.5	Closing Deliverables	A-33
Section 2.6	Surrender of Company Securities and SPAC Securities and Disbursement of Stockholder Merger Consideration	A-34
Section 2.7	Appraisal and Dissenter’s Rights	A-37
Section 2.8	Withholding	A-37
Section 2.9	Earnout	A-37
Article III REPRESENTATIONS AND WARRANTIES OF THE COMPANY		A-38
Section 3.1	Organization, Good Standing, Corporate Power and Qualification	A-39
Section 3.2	Subsidiaries; Capitalization	A-39
Section 3.3	Due Authorization	A-40
Section 3.4	Financial Statements	A-40
Section 3.5	Material Contracts	A-42
Section 3.6	Intellectual Property	A-43
Section 3.7	Title to Properties and Assets; Liens	A-47
Section 3.8	Real Property	A-78
Section 3.9	Environmental Matters	A-50
Section 3.10	Compliance with Other Instruments	A-52
Section 3.11	Compliance with Laws	A-52
Section 3.12	Absence of Changes	A-52
Section 3.13	Litigation	A-52
Section 3.14	Insurance	A-53
Section 3.15	Governmental Consents	A-53
Section 3.16	Permits	A-53

Section 11.16	Non-Recourse	A-101
Section 11.17	Non-Survival of Representations, Warranties, and Covenants	A-101
Section 11.18	Conflicts and Privilege	A-102

EXHIBITS

Exhibit A	Shareholder Support Agreement
Exhibit B	Sponsor Support Agreement
Exhibit C	Form of Lock-up Agreement
Exhibit D	Form of Registration Rights Agreement
Exhibit E	Articles of Initial Merger
Exhibit F	Plan of Initial Merger
Exhibit G	PubCo Governing Documents
Exhibit H	SPAC Merger Certificate

BUSINESS COMBINATION AGREEMENT

This Business Combination Agreement, dated as of December 5, 2022 (this “Agreement”), is made and entered into by and among (i) The Flexi Group Holdings Ltd, a business company with limited liability incorporated under the laws of the British Virgin Islands and a direct, wholly owned subsidiary of the Company (“PubCo”), (ii) TG Venture Acquisition Corp., a Delaware corporation (“SPAC”), (iii) The Flexi Merger Co. Ltd, a business company with limited liability incorporated under the laws of the British Virgin Islands and a direct, wholly owned subsidiary of PubCo (“Merger Sub 1”), (iv) Flexi Merger Co. LLC, a Delaware limited liability company and a direct, wholly owned subsidiary of PubCo (“Merger Sub 2” and, together with PubCo and Merger Sub 1, each, individually, an “Acquisition Entity” and, collectively, the “Acquisition Entities”) and (v) The Flexi Group Limited, a business company with limited liability incorporated under the laws of the British Virgin Islands (the “Company”). Capitalized terms used but not previously defined shall have the meanings set forth in Section 1.1.

RECITALS

WHEREAS, SPAC is a blank check company formed for the purpose of effecting a merger, share exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses;

WHEREAS, PubCo is a newly incorporated British Virgin Islands business company with limited liability, wholly owned by the Company, and was formed for the purpose of participating in the transactions contemplated hereby and becoming the publicly traded holding company for the Surviving Corporation (as defined below) and SPAC;

WHEREAS, Merger Sub 1 is a newly incorporated British Virgin Islands business company with limited liability, wholly owned by PubCo, and was formed for the purpose of effectuating the Initial Merger (as defined below);

WHEREAS, Merger Sub 2 is a newly incorporated Delaware limited liability company, wholly owned by PubCo, and was formed for the purpose of effectuating the SPAC Merger (as defined below);

WHEREAS, upon the terms and subject to the conditions of this Agreement, and in accordance with the Delaware General Corporation Law (“DGCL”) and the BVI Business Companies Act, 2004 (as amended) (the “BVI Act”), as applicable, (a) Merger Sub 1 will merge with and into the Company (the “Initial Merger”), the separate existence of Merger Sub 1 will cease and the Company will be the surviving entity of the Initial Merger and a direct, wholly owned subsidiary of PubCo (the Company is hereinafter referred to for the periods from and after the Initial Merger Effective Time (as defined below) as the “Surviving Corporation”), and (b) immediately following confirmation of the effective filing of the documents required to implement the Initial Merger, Merger Sub 2 will merge with and into SPAC (the “SPAC Merger” and together with the Initial Merger, the “Mergers”), the separate existence of Merger Sub 2 will cease and SPAC will be the surviving entity of the SPAC Merger and a direct wholly owned subsidiary of PubCo;

WHEREAS, upon the Initial Merger Effective Time, (a) the holders of Company Shares (as defined below) will receive (i) Class A Ordinary Shares of PubCo, par value US$0.0001 per share (“PubCo Ordinary Shares”) in accordance with this Agreement, the Plan of Initial Merger, and the PubCo Governing Documents (as defined below), and (b) upon the SPAC Merger Effective Time (as defined below), the holders of SPAC Common Stock will receive PubCo Ordinary Shares;

WHEREAS, concurrently with the execution and delivery of this Agreement, PubCo, SPAC, the Company and the Key Company Shareholders (as defined below) have entered into a voting and support agreement in the form attached hereto as Exhibit A (the “Shareholder Support Agreement”) pursuant to which, among other things, the Key Company Shareholders (i) have agreed that they will not transfer and will vote their Company Shares in favor of this Agreement (including by execution of a written consent), the Mergers, and the other Transactions (as defined below), and (ii) consent to the termination of Amended and Restated Shareholders’ Agreement Relating to the Hive Worldwide Limited, dated as of June 1, 2022, effective at the Closing (as defined below);

WHEREAS, concurrently with the execution and delivery of this Agreement, PubCo, the Company, SPAC and Sponsor have entered into a Sponsor Support Agreement in the form attached hereto as Exhibit B (the “Sponsor Support Agreement”) pursuant to which, among other things, Sponsor has agreed that it will not transfer and will vote its shares of SPAC Capital Stock (as defined below) or any additional shares of SPAC Capital Stock that it acquires prior to the SPAC Stockholder Meeting (as defined below) in favor of this Agreement, the Mergers and the other Transactions and each of the Transaction Proposals (as defined below);

WHEREAS, as a material inducement to SPAC to enter into this Agreement and consummate the Transactions, each of the principal company executives and employees listed on Section 1 of the Company Disclosure Letter will enter into an executive employment agreement to take effect upon the Closing;

WHEREAS, concurrently with the execution and delivery of this Agreement, PubCo and certain Company Shareholders have entered into lock-up agreements in the form attached hereto as Exhibit C (collectively, the “Lock-Up Agreements”) pursuant to which, among other things, such holders have agreed that they will not sell, for the period set forth in the Lock-Up Agreements, the PubCo Ordinary Shares that they will receive in the Initial Merger;

WHEREAS, at Closing, PubCo, Sponsor, and certain Company Shareholders will enter into a registration rights agreement (substantially in the form attached hereto as Exhibit D) pursuant to which, among other things, PubCo will agree to provide such shareholders with certain rights relating to the registration for resale of the PubCo Ordinary Shares that they will receive in the Initial Merger;

WHEREAS, each of the board of directors of SPAC (the “SPAC Board”), the board of directors of PubCo (the “PubCo Board”), the board of directors of Merger Sub 1, the board of directors of Merger Sub 2 and the board of directors of the Company (the “Company Board”) has (i) determined that it is fair to, advisable for and in the best interests of SPAC, PubCo, Merger Sub 1, Merger Sub 2 and the Company and their respective stockholders and shareholders, as applicable, to enter into this Agreement and to consummate the Mergers and the other Transactions, (ii) approved the execution and delivery of this Agreement and the documents contemplated hereby and the consummation of the Mergers and the other Transactions, and (iii) determined to recommend to their respective stockholders and shareholders the approval and adoption of this Agreement, the Mergers and the other Transactions; and

WHEREAS, for U.S. federal income tax purposes, (a) it is intended that (i) the Initial Merger will qualify as a “reorganization” under Section 368(a)(1) of the Code (as defined below), (ii) the SPAC Merger will qualify as a “reorganization” under Section 368(a)(1) of the Code, and (iii) taken together, the Initial Merger and the SPAC Merger will qualify as an exchange under Section 351 of the Code, (b) this Agreement is intended to constitute and hereby is adopted as a “plan of reorganization” with respect to the Mergers within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a) for purposes of Sections 354, 361 and 368 of the Code and the Treasury Regulations thereunder, and (c) the SPAC Merger will not result in gain being recognized under Section 367(a)(1) of the Code by any SPAC Stockholder (as defined below) (other than any stockholder that would be a “five-percent transferee shareholder” (within the meaning of United States Treasury Regulations Section 1.367(a)-3(c)(5)(ii)) of PubCo following the transaction that does not enter into a five-year gain recognition agreement pursuant to United States Treasury Regulations Section 1.367(a)-8(c)) ((a), (b), and (c), together, the “Intended Tax Treatment”).

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement and intending to be legally bound hereby, SPAC, PubCo, Merger Sub 1, Merger Sub 2 and the Company agree as follows:

Article I
CERTAIN DEFINITIONS

Section 1.1             Definitions . As used herein, the following terms shall have the following meanings:

“Acquisition Proposal” means, as to the Company or SPAC, other than the Transactions and the acquisition or disposition of equipment or other tangible personal property in the Ordinary Course, any offer or proposal relating to: (a) any acquisition or purchase, direct or indirect, of (i) 15% or more of the consolidated assets of such Person and its Subsidiaries or (ii) 15% or more of any class of equity or voting securities (for the avoidance of doubt, excluding a sale of warrant(s) issued by the Company prior to the date of this Agreement by a warrant holder) of (x) such Person or (y) one or more Subsidiaries of such Person holding assets constituting, individually or in the aggregate, 15% or more of the consolidated assets of such Person and its Subsidiaries; (b) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in any Person beneficially owning 15% or more of any class of equity or voting securities of (i) such Person or (ii) one or more Subsidiaries of such Person holding assets constituting, individually or in the aggregate, 15% or more of the consolidated assets of such Person and its Subsidiaries; or (c) a merger, consolidation, share exchange, business combination, sale of substantially all the assets, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving (i) such Person or (ii) one or more Subsidiaries of such Person holding assets constituting, individually or in the aggregate, 15% or more of the consolidated assets of such Person and its Subsidiaries.

“Action” means any action, lawsuit, complaint, claim, petition, suit, audit, examination, assessment, arbitration, mediation or inquiry, or any proceeding or investigation, by or before any Governmental Authority.

“Affiliate” means, with respect to any specified Person, any Person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person, whether through one or more intermediaries or otherwise. The term “control” (including the terms “controlling,” “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise.

“Alternative Transaction” means, (i) as to the Company, a transaction concerning the sale or transfer of (a) all or any material part of the business or assets of the Flexi Companies, taken as a whole, or (b) any of the Company Shares or other equity interests or profit interests (including any phantom or synthetic equity) of any Flexi Company, whether newly issued or already outstanding, in any case, whether such transaction takes the form of a sale or issuance of shares or other equity interests, assets, merger, consolidation, issuance of debt securities or convertible securities, warrants, management Contract, joint venture or partnership, or otherwise, and (ii) as to SPAC, a transaction (other than any Transaction, including any issuance of additional shares of SPAC Class A Common Stock pursuant to Section 6.1) involving the sale or transfer of SPAC Common Stock, in any case, whether such transaction takes the form of a sale of shares or other equity interests, assets, merger, consolidation, business combination, issuance of debt securities or convertible securities, warrants, management Contract, joint venture or partnership, or otherwise.

“Ancillary Agreements” means, collectively, (i) the Shareholder Support Agreement, (ii) the Sponsor Support Agreement, (iii) the Lock-Up Agreements, and (iv) the PubCo Governing Documents.

“Anti-Bribery Laws” means the anti-bribery provisions of the Foreign Corrupt Practices Act of 1977 and all other applicable anti-corruption and bribery Laws (including the U.K. Bribery Act 2010 or other Laws of other countries implementing the OECD Convention on Combating Bribery of Foreign Officials).

“Articles of Initial Merger” means the articles of merger substantially in the form attached hereto as Exhibit E and any amendment or variation thereto made in accordance with the provisions of the BVI Act with the consent of SPAC and the Company.

”Business Combination” has the meaning set forth in Article II of the SPAC Charter.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York, or the British Virgin Islands are authorized or required by Law to close.

“BVI Registrar” means the Registrar of Corporate Affairs of the British Virgin Islands.

“Code” means the U.S. Internal Revenue Code of 1986.

“Company Articles” means the amended and restated articles of association of the Company adopted on November 10, 2017.

“Company Exchange Ratio” means the quotient obtained by dividing the Price per Company Share by $10.00. As of the date hereof, assuming the sum of the Fully Diluted Company Shares is 253,938, the Company Exchange Ratio would be 74.82141.

“Company Governing Documents” means, collectively, the Company Memorandum and the Company Articles.

“Company Intellectual Property” means, collectively, any and all (i) Owned Intellectual Property and (ii) the Licensed Intellectual Property.

“Company Material Adverse Effect” means any Event that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on (i) the business, assets and liabilities, results of operations or financial condition of the Flexi Companies, taken as a whole or (ii) the ability of the Flexi Companies to consummate the Transactions; provided, however, that in no event would any of the following, alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a “Company Material Adverse Effect”: (a) any enactment of, or change or proposed change in, any applicable Laws or IFRS or any interpretation thereof following the date of this Agreement; (b) any change in interest rates or economic, political, business, securities, or financial market conditions generally; (c) the execution or public announcement of this Agreement or the pendency or consummation of the transactions contemplated by this Agreement or any Ancillary Agreement, or any action or omission of a Flexi Company taken pursuant hereto or thereto or in contemplation thereof; (d) any natural disaster (including hurricanes, storms, tornados, flooding, earthquakes, volcanic eruptions or similar occurrences), epidemic, pandemic, disease or outbreak (including COVID-19 Measures, any Permitted COVID-19 Measures or any change in COVID-19 Measures or binding interpretations of an applicable Governmental Authority with respect thereto following the date of this Agreement), acts of nature or change in climate; (e) any acts of terrorism or war (whether or not declared), sabotage, civil unrest, terrorism, curfews, public disorder, riots, the outbreak or escalation of hostilities, geopolitical conditions, local, regional, state, national or international political conditions, or social conditions; (f) any failure in and of itself of any Flexi Companies to meet any projections, forecasts, guidance, estimates, milestones, budgets or financial or operating predictions of revenue, earnings, cash flow or cash position, provided that the exception in this clause (f) shall not prevent or otherwise affect a determination that any change, effect or development underlying such change has resulted in or contributed to a Company Material Adverse Effect; (g) any Events generally applicable to the industries or markets in which the Flexi Companies operate; (h) any matter existing as of the date of this Agreement to the extent expressly set forth on the Company Disclosure Letter (as defined below); (i) any action taken or omission by or at the express written request of an authorized officer of, or with the written approval or consent (except with respect to the matters requiring consent set forth in Section 6.3, unless otherwise agreed by SPAC to be subject to this exception (i)) of, SPAC; (j) any Events that are cured by the Company prior to the Closing; (k) any downturn in general economic conditions, including changes in the credit, debt, securities, financial or capital markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets); or (l) any worsening of the Events referred to in clauses (b), (d), (e), (g) or (k) to the extent existing as of the date of this Agreement; provided, that in the case of each of clauses (a), (b), (d), (e) and (g), any such Event to the extent it disproportionately affects the Flexi Companies, taken as a whole, relative to other participants in the industries or geographical areas in which such Persons operate, shall not be excluded from the determination of whether there has been, or would reasonably be expected to be, a Company Material Adverse Effect.

“Company Memorandum” means the amended and restated memorandum of association of the Company adopted on November 10, 2017.

“Company Shareholder” means any holder of any Company Shares.

“Company Shares” means the ordinary shares of the Company, no par value, as defined in the Company Memorandum.

“Company Transaction Expenses” means any out-of-pocket fees and expenses payable by any of the Flexi Companies or their respective Affiliates (whether or not billed or accrued for) as a result of or in connection with the negotiation, documentation and consummation of the Transactions, including: (i) all fees, costs, expenses, brokerage fees, commissions, finders’ fees and disbursements of financial advisors, investment banks, data room administrators, attorneys, accountants and other advisors and service providers; (ii) any change in control bonus, transaction bonus, retention bonus, termination or severance payment or payment relating to terminated options, warrants or other equity appreciation, phantom equity, profit participation or similar rights, in any case, to be made to any current or former employee, independent contractor, director or officer of any of the Flexi Companies at or after the Closing pursuant to any agreement to which any of the Flexi Companies is a party prior to the Closing that become payable (including if subject to continued employment) as a result of the execution of this Agreement or an Ancillary Agreement or the consummation of the Transactions; and (iii) any and all filing fees paid to Governmental Authorities in connection with the Transactions in accordance with Section 8.1(c).

“Computer Security Incident” means any data or security breaches or unauthorized access, modification, disclosure, misuse, loss, or unavailability of Personal Information or IT Systems or violation or suspected (after investigation that did not eliminate such suspicion) violation of Privacy Laws, computer security policies, acceptable use policies, standard security practices or Privacy Policies. Examples of such incidents include: (i) an attacker commands a botnet to send high volumes of connection requests to a web server, causing it to crash; (ii) users are tricked into opening a “quarterly report” sent via email that is actually malware; running the tool has infected their computers and established connections with an external host; (iii) an attacker obtains or otherwise gains access to (without necessarily obtaining) sensitive data (including Personal Information) and threatens that the details will be released publicly if the organization does not pay a designated sum of money; or (iv) a user provides or exposes sensitive information (including Personal Information) to others through peer-to-peer file sharing services.

“Confidential Information” means any non-public information of or concerning the Flexi Companies or any of their respective businesses, including business plans, financial data, customer and client lists, customer and client information (including names, addresses and contact information and including prospective customers and prospective clients), marketing plans, technology, products, services, solutions, offerings, platforms, Proprietary Information and Company Intellectual Property, whether existing or being developed.

“Consent Solicitation Statement” means the consent solicitation statement with respect to the solicitation by the Company of the Company Written Consent (as defined below).

“Contract Workers” means independent contractors, consultants, temporary employees, leased employees or other agents employed or used with respect to the operation of the business of the Flexi Companies and classified by the Company as other than employees or compensated other than through wages paid by the Company through its payroll department and reported on a form W-2 or local equivalent.

“Contracts” means any contracts, subcontracts, agreements, arrangements, understandings, commitments, instruments, undertakings, indentures, leases, mortgages and purchase orders, whether written or oral.

“Copyrights” means all rights in copyrights and other rights in any works of authorship of any type, in all forms, media or medium, now known or hereinafter developed, and whether or not completed, published, or used, including all drafts, plans, sketches, artwork, layouts, copy, designs, photographs, illustrations, collections, serials, printed or graphic matter, slides, compilations, promotions, audio or visual recordings, transcriptions, Software, and all derivative works, translations, adaptations and combinations of any of the foregoing, all registrations and applications therefor and all extensions, restorations, and renewals of any of the foregoing, all worldwide rights and priorities afforded under any Law with respect to any of the foregoing, and all termination rights, moral rights, author rights and all other rights associated therewith.

“COVID-19” means SARS-CoV-2 or COVID-19 and any evolutions or mutations thereof.

“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shutdown, closure, sequester, workplace safety or similar applicable Law promulgated by any Governmental Authority, including the World Health Organization, in each case, in connection with or in response to COVID-19.

“Databases” means all compilations of data, the selection and arrangement of that data, and all related documentation, including documentation regarding the procedures used in connection with the selection, collection, arrangement, processing and distribution of data contained therein to the extent they exist, together with documentation regarding the attributes of the data contained therein or the relationships among such data and documentation regarding data structures and formats, and file structures and formats, whether registered or unregistered, and any registrations or applications for registration therefor.

“Development“ means any conception, reduction to practice, invention, creation, formulation, design, enhancement, testing, discovery, editing, commercialization, modification, improvement or development (and any contribution to the foregoing), whether independently or jointly.

“Disclosure Letter” means, as applicable, the Company Disclosure Letter or the SPAC Disclosure Letter (as defined below).

“Environmental Laws” means all foreign federal, state and local Laws as in effect on the date of this Agreement arising out of or relating to: (a) emissions, discharges, releases or threatened releases of any Hazardous Material into the environment (including ambient air, surface water, ground water, land surface or subsurface strata); and (b) the manufacture, processing, distribution, use, generation, treatment, storage, disposal, transport or handling of any Hazardous Material.

“Environmental Permits” means the Permits required under Environmental Laws.

“ERISA Affiliate” means any trade or business, whether or not incorporated, that together with a company would be deemed to be a “single employer” within the meaning of Section 414(b), (c), (m) or (o) of the Code.

“Event” means any event, state of facts, development, change, circumstance, occurrence or effect.

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended.

“Flexi Companies” means, collectively, the Company and its Subsidiaries (but not, for the avoidance of doubt, PubCo) and “Flexi Company“ means any one of the Flexi Companies.

“Fully Diluted Company Shares” means the total number of issued and outstanding Company Shares as of immediately prior to the Initial Merger Effective Time, determined on a fully diluted basis. As of the date hereof, there are 253,938 Fully Diluted Company Shares.

“GAAP” means generally accepted accounting principles in the United States as in effect from time to time.

“Governing Documents” means the legal document(s) by which any Person (other than an individual) establishes its legal existence or that govern its internal affairs. For example, the “Governing Documents” of a Delaware corporation are its certificate of incorporation and bylaws, the “Governing Documents” of a Delaware limited liability company are its limited liability company agreement and certificate of formation under the Delaware Limited Liability Act and the “Governing Documents” of a BVI business company with limited liability are its certificate of incorporation and memorandum of association and articles of association under the BVI Act, in each case, as amended and/or restated from time to time.

“Governmental Authority” means any federal, state, provincial, municipal, local, international, supranational or foreign government, governmental authority, regulatory or administrative agency (which for the purposes of this Agreement shall include the SEC), governmental commission, department, board, bureau, agency, court, arbitral tribunal, securities exchange or similar body or instrumentality thereof.

“Governmental Order” means any order, judgment, injunction, decree, writ, stipulation, determination or award, in each case, entered by or with any Governmental Authority.

“Hazardous Materials” means any solid, liquid or gaseous material, alone or in combination, mixture or solution, which is now or hereafter defined, listed or identified as “hazardous” (including “hazardous substances” or “hazardous wastes”), “toxic,” a “pollutant” or a “contaminant” pursuant to any Environmental Law, including asbestos, urea formaldehyde, polychlorinated biphenyls (“PCBs”), radon, petroleum (including its derivatives, by-products or other hydrocarbons).

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“IFRS” shall mean the International Financial Reporting Standards issued by the International Accounting Standards Board, as in effect from time to time.

“Indebtedness” means, with respect to any Person, without duplication, any obligations, contingent or otherwise, in respect of (i) the principal of and premium (if any) in respect of all indebtedness for borrowed money, including accrued interest and any per diem interest accruals, (ii) the principal and interest components of capitalized lease obligations under GAAP (with respect to SPAC) or IFRS (with respect to the Flexi Companies), (iii) amounts drawn (including any accrued and unpaid interest) on letters of credit, bank guarantees, bankers’ acceptances and other similar instruments (solely to the extent such amounts have actually been drawn), (iv) the principal of and premium (if any) in respect of obligations evidenced by bonds, debentures, notes and similar instruments, (v) the termination value of interest rate protection agreements and currency obligation swaps, hedges or similar arrangements (without duplication of other indebtedness supported or guaranteed thereby), (vi) the principal component of all obligations to pay the deferred and unpaid purchase price of property and equipment that have been delivered, including “earn outs” and “seller notes” and (vii) breakage costs, prepayment or early termination premiums, penalties, or other fees or expenses payable as a result of the consummation of the Transactions in respect of any of the items in the foregoing clauses (i) through (vi), and (viii) all Indebtedness of another Person referred to in clauses (i) through (vii) above guaranteed directly or indirectly, jointly or severally.

“Intellectual Property” means all of the following: (i) Copyrights; (ii) Trademarks; (iii) Patents; (iv) Proprietary Information (including knowledge databases, customer lists and customer databases); (v) all uniform resource locators and other names and locators associated with the internet, including applications and registrations thereof; (vi) all rights (as such may exist or be created in any jurisdiction), whether statutory, common law or otherwise, in, arising out of, or associated with the foregoing; (vii) all other intellectual property or proprietary rights now known or hereafter recognized in any jurisdiction worldwide; (viii) all rights equivalent or similar or pertaining to the foregoing, including those arising under international treaties and convention rights; (ix) all rights and powers to assert, defend and recover title to any of the foregoing; (x) all rights to assert, defend, sue, and recover damages for any past, present and future infringement, misuse, misappropriation, impairment, unauthorized use or other violation of any rights in or to any of the foregoing; and (xi) all administrative rights arising from the foregoing, including the right to prosecute applications and oppose, interfere with or challenge the applications of others, the rights to obtain renewals, continuations, divisions and extensions of legal protection pertaining to any of the foregoing.

“Investment Company Act” means the United States Investment Company Act of 1940.

“IT Systems” means, collectively, the hardware, Software, data, Databases, data communication lines, network and telecommunications equipment, platforms, servers, peripherals, computer systems, and other information technology equipment, facilities, infrastructure and documentation used, owned, leased or licensed by any of the Flexi Companies and used in their business as currently conducted.

“Key Company Shareholders” means the persons and entities listed on Section 1.1(a) of the Company Disclosure Letter.

“Law” means any statute, law, ordinance, rule, regulation or Governmental Order, in each case, of any Governmental Authority, or any provisions or interpretations of the foregoing, including general principles of common and civil law and equity.

“Leased Real Property” means all real property leased, licensed, subleased, sublicensed or otherwise used or occupied by any of the Flexi Companies or to which the Flexi Companies otherwise have a right to use.

“Licensed Intellectual Property” means the Intellectual Property licensed or made available by another Person to any of the Flexi Companies.

“Lien” means all liens, mortgages, deeds of trust, pledges, hypothecations, charges, security interests, options, leases, subleases, restrictions, title retention devices (including the interest of a seller or lessor under any conditional sale agreement or capital lease or any financing lease having substantially the same economic effect as any of the foregoing), collateral assignments, claims or other encumbrances of any kind whether consensual, statutory or otherwise, and whether filed, recorded or perfected under applicable Law (including any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset, but in any event excluding restrictions under applicable securities Laws).

“Merger Consideration” means US$190,000,000.

“Nasdaq” means the Nasdaq Stock Market LLC.

“NDA” means the confidentiality agreement, dated as of July 25, 2022, between SPAC and the Company.

“OFAC” means the U.S. Office of Foreign Assets Control.

“Open Source Software” means all Software that is distributed as “free software,” “open source software,” “shareware” or under a similar licensing or distribution model, including Software licensed, provided, or distributed under any open source license, including any license meeting the Open Source Definition (as promulgated by the Open Source Initiative) or the Free Software Foundation (as promulgated by the Free Software Foundation) or any Software that contains or is derived from any such Software.

“Ordinary Course” means, with respect to an action taken by a Person, that: (i) such action is consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person, including (with respect to the use of such term in Article III or Article IV as to the period prior to the date of this Agreement) any Permitted COVID-19 Measures implemented by such Person; and (ii) such action complies with, in all material respects, all applicable Laws.

“Owned Intellectual Property” means any and all Intellectual Property owned or purported to be owned by the Flexi Companies.

“Owned Real Property” means all real property owned in fee simple by any of the Flexi Companies.

“Patents” means all (i) U.S. and foreign patents (including certificates of invention and other patent equivalents), utility models, and applications for any of the foregoing, including provisional applications, and all patents of addition, improvement patents, continuations, continuations-in-part, divisionals, reissues, re-examinations, renewals, confirmations, substitutions and extensions thereof or related thereto, and all applications or counterparts in any jurisdiction pertaining to any of the foregoing, including applications filed pursuant to any international patent law treaty, (ii) inventions, discoveries, improvements, idea submissions and invention disclosures, whether or not patentable, whether or not reduced to practice, and whether or not yet made the subject of a pending patent application or applications, and (iii) other patent rights and any other Governmental Authority-issued indicia of invention ownership (including inventors’ certificates, petty patents and innovation patents), together with all worldwide rights and priorities afforded under any Law with respect to any of the foregoing.

“PCAOB” means the United States Public Company Accounting Oversight Board and any division or subdivision thereof.

“Permit” means any consent, franchise, approval, registration, variance, license, permit, grant, certificate, registration or other authorization or approval of a Governmental Authority or pursuant to any Law, and all pending applications for any of the foregoing.

“Permitted COVID-19 Measures” means any COVID-19 Measures (i) to the extent referring to actions prior to the date of this Agreement, implemented prior to the date of this Agreement and disclosed to SPAC prior to the date of this Agreement, if material, or (ii) reasonably implemented by a party hereto following the date hereof in good faith and with respect to which, if material, such party provides at least one Business Days’ prior written notice to the other parties hereto prior to implementation (except that no such notice shall be required to be provided in advance of taking such action if it shall be impracticable for the Company to provide such advance notice, but in such case notice is provided as soon as practicable following such action).

“Permitted Liens” means (i) mechanic’s, materialmen’s and similar Liens arising in the Ordinary Course with respect to any amounts (A) not yet due and payable or that are being contested in good faith through appropriate proceedings and (B) for which adequate accruals or reserves have been established in accordance with GAAP (with respect to SPAC) or IFRS (with respect to the Flexi Companies), (ii) Liens for Taxes (A) not yet due and payable or that are being contested in good faith through appropriate proceedings and (B) for which adequate accruals or reserves have been established in accordance with GAAP (with respect to SPAC) or IFRS (with respect to the Flexi Companies), (iii) defects or imperfections of title, easements, encroachments, covenants, rights-of-way, conditions, matters that would be apparent from a physical inspection or current, accurate survey of such real property, restrictions and other similar charges or encumbrances that do not materially interfere with the present use of the Leased Real Property, (iv) with respect to any Leased Real Property (A) the interests and rights of the respective lessors with respect thereto, including any statutory landlord liens and any Lien thereon, (B) any Lien permitted under a Real Property Lease, (C) any Liens encumbering the real property of which the Leased Real Property is a part, and (D) Liens not created by the Company with respect to the underlying fee interest of any Leased Real Property that an accurate, up-to-date survey would show, in each case of clauses (A)-(D), that do not materially interfere with the present use of the Leased Real Property, (v) zoning, building, entitlement and other land use and environmental Laws promulgated by any Governmental Authority that do not materially interfere with the current use of the Leased Real Property, (vi) limited, non-exclusive licenses of Intellectual Property entered into in the Ordinary Course, (vii) Ordinary Course purchase money Liens and Liens securing rental payments under operating or capital lease arrangements for amounts not yet due or payable, (viii) other Liens arising in the Ordinary Course and not incurred in connection with the borrowing of money and on a basis consistent with past practice in connection with workers’ compensation, unemployment insurance or other types of social security, (ix) reversionary rights in favor of landlords under any Leased Real Property with respect to any of the buildings or other improvements owned by the Flexi Companies, (x) all other Liens that do not, individually or in the aggregate, materially impair the use, occupancy or value of the applicable assets of the Flexi Companies, (xi) Liens identified in the Company Financial Statements, (xii) Liens deemed to be created by this Agreement or any other agreement providing for the Transactions, (xiii) such other imperfections of title or Liens, if any, arising in the Ordinary Course that in the aggregate are not material to the Flexi Companies, and (xiv) Liens existing on the date hereof and listed on Section 3.7 of the Company Disclosure Letter.

“Person” means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, trust, estate, joint venture, joint stock company, Governmental Authority or instrumentality or other entity of any kind.

“Personal Information” means: (i) all data and information that, whether alone or in combination with any other data or information, identifies, relates to, describes, is reasonably capable of being associated with, or could reasonably be linked, directly or indirectly, with a natural person, household, or his, her or its device, including name, street address, telephone number, e-mail address, photograph, social security number, driver’s license number, passport number, government-issued ID number, customer or account number, health information, financial information, credit report information, device identifiers, transaction identifier, cookie ID, browser or device fingerprint or other probabilistic identifier, IP addresses, physiological and behavioral biometric identifiers, viewing history, platform behaviors, and any other similar piece of data or information; and (ii) all other data or information (including sensitive personal data or information as defined under applicable Law) that is otherwise protected by any Privacy Laws or otherwise considered personally identifiable information or personal data under applicable Law.

“Plan of Initial Merger” means the plan of merger substantially in the form attached hereto as Exhibit F and any amendment or variation thereto made in accordance with the provisions of the BVI Act with the consent of SPAC and the Company.

“Price per Company Share” means the quotient, expressed as a dollar number, obtained by dividing the Merger Consideration by the Fully Diluted Company Shares.

“Privacy Laws” means (i) all Laws concerning the privacy, secrecy, security, protection, disposal, international transfer or other Processing of Personal Information, including incident reporting and security incident or breach notifying requirements, (ii) all Laws relating to spam, direct marketing, or unsolicited electronic communications and (iii) similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority pursuant to (i) and (ii).

“Private Placement Warrants Purchase Agreement” means the Private Placement Warrants Purchase Agreement, dated November 2, 2021, by and between the Sponsor and SPAC.

“Processing” means, with respect to data, the use, collection, creation, processing, receipt, storage, recording, organization, structuring, adaption, alteration, transfer, retrieval, consultation, disclosure, dissemination, making available, alignment, combination, restriction, protection, security, erasure or destruction of such data.

“Proprietary Information” means all rights under applicable Laws in and to trade secrets, confidential information, proprietary information, designs, formulas, algorithms, procedures, methods, techniques, discoveries, developments, know-how, research and development, technical data, tools, materials, specifications, processes, inventions (whether patentable or unpatentable and whether or not reduced to practice), apparatus, creations, improvements, recordings, graphs, drawings, reports, analyses, documented and undocumented information, information and materials not generally known to the public, protocols, schematics, compositions, sketches, photographs, websites, content, images, graphics, text, artwork, audiovisual works, build instructions, Software, Databases, pricing, customer and user lists, market studies, business plans, systems, structures, architectures, devices, concepts, methods and information, together with any and all notes, analysis, compilations, lab reports, notebooks, invention disclosures, studies, summaries, and other material containing or based, in whole or in part, on any information included in the foregoing, including all copies and tangible embodiments of any of the foregoing in whatever form or medium.

“Proxy Statement/Prospectus” means the proxy statement/prospectus to be included in the Registration Statement (as defined below) and that shall be (a) a proxy statement of SPAC with respect to the matters to be submitted to the SPAC Stockholders at the SPAC Stockholder Meeting (as defined below) and (b) a prospectus of PubCo, including all amendments and supplements thereto.

“PubCo Governing Documents” means the amended and restated memorandum of association and articles of association of PubCo, substantially in the form attached hereto as Exhibit G, to be adopted by PubCo and registered by the BVI Registrar prior to Closing.

“Real Property” means, collectively, the Leased Real Property and Owned Real Property.

“Real Property Leases” means leases, lease guaranties, subleases, licenses and agreements for the leasing, use or occupancy of, or otherwise granting a right in and to the Leased Real Property to the Flexi Companies, including all amendments and modifications thereof (excluding any such agreements for parking, storage or temporary use that are not essential for the use of any of the Real Property Leases).

“Registered IP” means all Intellectual Property that is registered, filed, certified, applied for, perfected, recorded, renewed or issued under the authority of, with or by any Governmental Authority, domain name registrar or other public or quasi-public legal authority anywhere in the world.

“Remedial Action” means all action required under applicable Laws: (i) to clean up, remove, treat or in any other way remediate any chemical, Hazardous Material or waste containing any chemical or Hazardous Material in the environment; (ii) to prevent the release of any chemical, Hazardous Material or waste containing any chemical or Hazardous Material so that they do not endanger or otherwise adversely affect the environment or public health or welfare; or (iii) to perform pre-remedial studies, investigations or monitoring in or under any real property, assets or facilities.

“Representatives” of a Person means, collectively, officers, directors, employees, accountants, consultants, legal counsel, agents and other representatives of such Person or its Affiliates.

“Sanctions” means any sanctions administered or enforced by OFAC, the United Nations Security Council, the European Union, Her Majesty’s Treasury or other relevant sanctions authority.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the United States Securities Act of 1933, as amended.

“Software” means all (i) computer software, programs, applications, scripts, middleware, firmware, interfaces, tools, operating systems, software code of any nature, (including object code, source code, interpreted code, data files, rules, definitions and methodology derived from the foregoing) and any derivations, updates, enhancements and customization of any of the foregoing, together with all related processes, technical data, algorithms, APIs, subroutines, operating procedures, report formats, development tools, templates and user interfaces, (ii) electronic data, Databases and data collections and (iii) documentation, including user manuals, technical manuals, programming comments, descriptions, flow charts and other work products used to design, plan, organize and develop any of the foregoing, and training materials related to any of the foregoing.

“SPAC Bylaws” means the bylaws of SPAC in effect immediately prior to the SPAC Merger Effective Time, as amended and/or restated from time to time.

“SPAC Capital Stock” means, collectively, the SPAC Common Stock and the SPAC Preferred Stock.

“SPAC Charter” means the Amended and Restated Certificate of Incorporation of SPAC, dated November 1, 2021, as amended and/or restated from time to time.

“SPAC Class A Common Stock” means Class A common stock of SPAC, par value $0.0001 per share.

“SPAC Class B Common Stock” means Class B common stock of SPAC, par value $0.0001 per share.

“SPAC Common Stock” means, collectively, the SPAC Class A Common Stock and the SPAC Class B Common Stock.

“SPAC Exchange Ratio” means the exchange of SPAC Common Stock for PubCo Ordinary Shares on a one-for-one basis.

“SPAC Governing Documents” means, collectively, the SPAC Charter and the SPAC Bylaws.

“SPAC Material Adverse Effect” means any Event that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on (i) the business, assets and liabilities, results of operations or financial condition of SPAC or (ii) the ability of SPAC to consummate the Transactions; provided, however, that in no event would any of the following, alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a “SPAC Material Adverse Effect”: (a) any enactment of, or change or proposed change in, any applicable Laws or GAAP or any interpretation thereof following the date of this Agreement; (b) any change in interest rates or economic, political, business, securities or financial market conditions generally; (c) the taking of any action expressly required to be taken under this Agreement or any Ancillary Agreement; (d) any natural disaster (including hurricanes, storms, tornados, flooding, earthquakes, volcanic eruptions, or similar occurrences), epidemic, pandemic, disease or outbreak (including COVID-19 and any Permitted COVID-19 Measures, or any change in COVID-19 Measures or binding interpretations of an applicable Governmental Authority with respect thereto following the date of this Agreement), acts of nature or change in climate; (e) any acts of terrorism or war (whether or not declared), sabotage, civil unrest, terrorism, riots, the outbreak or escalation of hostilities, geopolitical conditions, local, regional, state, national or international political conditions or social conditions, (f) any matter as of the date of this Agreement to the extent expressly set forth on the SPAC Disclosure Letter; (g) any action taken or omission by or at the express written request of an authorized officer of, or with the written approval or consent (except with respect to the matters requiring consent set forth in Section 7.3, unless otherwise agreed by the Company to be subject to this exception (g)) of, the Company; (h) any downturn in general economic conditions, including changes in the credit, debt, securities, financial or capital markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets); (i) any Events that are cured by SPAC prior to the Closing; or (j) any worsening of the Events referred to in clauses (b), (d), (e) or (h) to the extent existing as of the date of this Agreement; provided, that in the case of each of clauses (a), (b), (d), (e) and (h), any such Event to the extent it disproportionately affects SPAC relative to other participants in the industries in which SPAC operates shall not be excluded from the determination of whether there has been, or would reasonably be expected to be, a SPAC Material Adverse Effect.

“SPAC Preferred Stock” means preferred stock of SPAC, par value $0.0001 per share.

“SPAC Share Redemption” means the election of an eligible (as determined in accordance with the SPAC Governing Documents) holder of shares of SPAC Common Stock to redeem all or a portion of the shares of SPAC Common Stock held by such holder at a per-share price, payable in cash, equal to a pro rata share of the aggregate amount on deposit in the Trust Account (including any interest earned on the funds held in the Trust Account, but net of Taxes payable, and up to $100,000 to pay dissolution expenses) (as determined in accordance with the SPAC Governing Documents) in connection with the Transaction Proposals.

“SPAC Stockholder” means any holder of any shares of SPAC Capital Stock.

“SPAC Stockholders’ Approval” means the approval of the Transaction Proposals, in each case, by an affirmative vote of the holders of at least a majority of the outstanding shares of SPAC Common Stock entitled to vote, who attend and vote thereupon (as determined in accordance with the SPAC Governing Documents) at a SPAC Stockholder Meeting duly called by the SPAC Board and held for such purpose.

“SPAC Transaction Expenses” means any out-of-pocket fees and expenses paid or payable by SPAC or Sponsor (whether or not billed or accrued for) as a result of or in connection with the negotiation, documentation and consummation of the Transactions, including (i) all fees, costs, expenses, brokerage fees, commissions, finders’ fees and disbursements of financial advisors, investment banks, data room administrators, attorneys, accountants and other advisors and service providers, (ii) Transfer Taxes and (iii) any and all filing fees to the Governmental Authorities in connection with the Transactions.

“SPAC Units” means units of SPAC, each unit comprising one share of SPAC Class A Common Stock and one SPAC Warrant.

“SPAC Warrant Agreement” means that certain Warrant Agreement, dated November 2, 2021, by and between SPAC and Continental Stock Transfer & Trust Company, as the warrant agent.

“SPAC Warrants” means warrants to purchase shares of SPAC Class A Common Stock.

“Sponsor” means Tsangs Group Holdings Limited.

“Stockholder Merger Consideration” means, with respect to each SPAC Stockholder or Company Shareholder, as applicable, subject to the terms and conditions of this Agreement, the sum of all PubCo Ordinary Shares receivable by such SPAC Stockholder pursuant to Section 2.3(g)(iii) or Company Shareholder pursuant to Section 2.2(g)(i) (and with respect to each such Company Shareholder, as allocated in accordance with the Payment Spreadsheet (as defined below)).

“Subsidiary” means, with respect to a Person, any corporation, general or limited partnership, limited liability company, joint venture or other entity in which such Person, directly or indirectly, (i) owns or controls 50% or more of the outstanding voting securities, profits interest or capital interest, (ii) is entitled to elect at least a majority of the board of directors or similar governing body or (iii) in the case of a limited partnership, limited liability company or similar entity, is a general partner or managing member and has the power to direct the policies, management and affairs of such entity, respectively.

“Tax Return” means any return, declaration, report, statement, information statement or other document filed or required to be filed with any Governmental Authority with respect to Taxes, including any claims for refunds of Taxes, any information returns and any amendments or supplements of any of the foregoing.

“Taxes” means all federal, state, local, foreign or other taxes imposed by any Governmental Authority, including all income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, ad valorem, value added, inventory, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, alternative or add-on minimum, or estimated taxes, and including any interest, penalty or addition thereto.

“Trademarks” means all trademarks, service marks, trade names, business names, corporate names, trade dress, look and feel, product and service names, logos, brand names, slogans, 800 numbers, Internet domain names, URLs, social media usernames, handles, hashtags and account names, symbols, emblems, insignia and other distinctive identification and indicia of source of origin, whether or not registered, including all common law rights thereto, and all applications and registrations therefor, and all goodwill associated with any of the foregoing or the business connected with the use of and symbolized by the foregoing.

“Transactions” means, collectively, the Mergers and each of the other transactions contemplated by this Agreement or any of the Ancillary Agreements.

“Transfer Taxes” means any transfer, documentary, sales, use, real property, stamp, registration and other similar Taxes, fees and costs (including any associated penalties and interest) payable in connection with the Transactions.

Other Definitions.

Acquisition Entities	Preamble
Acquisition Entity	Preamble
Agreement	Preamble
Agreement End Date	10.1(h)
Amended and Restated SPAC Warrant Agreement	7.5
Anti-Money Laundering Laws	3.25
Assumed SPAC Warrant	2.3(g)(iv)
Bridge Loan	8.9
BVI Act	Recitals
Closing	2.4
Closing Date	2.4
Company	Preamble
Company Advised Parties	11.18(f)
Company Audited Financial Statements	6.7(a)
Company Benefit Plan	3.21(a)
Company Board	Recitals
Company Board Recommendation	8.2(c)(ii)
Company Certificates	2.6(a)
Company Cure Period	10.1(h)
Company Deal Communications	11.18(g)
Company Disclosure Letter	Article III
Company Financial Statements	3.4(a)
Company Health Plan	3.21(l)
Company Intervening Event	8.2(c)(iii)
Company Intervening Event Change in Recommendation	8.2(c)(iii)
Company Intervening Event Notice Period	8.2(c)(iii)
Company Modification in Recommendation	8.2(c)(ii)
Company Non-Recourse Party	11.16(b)
Company Transaction Expenses Certificate	2.1(a)
Company Written Consent	8.2(c)(i)
D&O Indemnified Parties	6.4(a)
Data Processing Contracts	3.6(m)
Designated Entity	3.6(b)
DGCL	Recitals
Dissenting Shares	2.7(a)
DLLCA	2.3(a)
Earnout Event	2.9(b)
Earnout Shares	2.9(a)
ERISA	3.21(a)
Exchange Agent	2.6(a)
FCPA	3.24
Foreign Antitrust Laws	2.9(d)
Initial Conversion	2.3(g)(ii)
Initial Merger	Recitals
Initial Merger Constituent Corporations	2.2(b)

Initial Merger Effective Time	2.2(c)
Initial Merger Filing Documents	2.2(c)
Intended Tax Treatment	Recitals
Interim Period	6.2
Intervening Event	8.2(b)(iii)
Intervening Event Change in Recommendation	8.2(b)(iii)
Intervening Event Notice Period	8.2(b)(iii)
IP Licenses	3.6(f)
IPO	4.13
Letter of Transmittal	2.6(a)
Lock-Up Agreements	Recitals
Lost Certificate Affidavit	2.6(e)
Material Contract	3.5(a)
Merger Sub 1	Preamble
Merger Sub 1 Share	5.2(a)
Merger Sub 2	Preamble
Mergers	Recitals
New SPAC Governing Documents	2.3(d)
Payment Spreadsheet	2.1(c)
Prior Company Counsel	11.18(f)
Prior SPAC Counsel	11.18(a)
Privacy Policies	3.6(l)
Privileged Company Deal Communications	11.18(g)
Privileged SPAC Deal Communications	11.18(b)
PubCo	Preamble
PubCo Board	Recitals
PubCo Ordinary Shares	Recitals
PubCo Share	5.2(a)
Public Stockholders	11.1
Q1 Financial Statements	6.7(a)
Q2 Financial Statements	6.7(a)
Q3 Financial Statements	6.7(b)
Registration Statement	8.2(a)(i)
Regulatory Approvals	8.1(a)
Related Party	3.19(a)
Released Claims	11.1
Shareholder Support Agreement	Recitals
SPAC	Preamble
SPAC Board	Recitals
SPAC Board Recommendation	8.2(b)(ii)
SPAC Certificates	2.6(a)
SPAC Cure Period	10.1(i)
SPAC Deal Communications	11.18(b)
SPAC Disclosure Letter	Article IV
SPAC Financial Statements	4.4(a)

SPAC Financing Certificate	2.1(b)
SPAC Merger	Recitals
SPAC Merger Certificate	2.3(c)
SPAC Merger Constituent Corporations	2.3(b)
SPAC Merger Effective Time	2.3(a)
SPAC Modification in Recommendation	8.2(b)(ii)
SPAC Non-Recourse Party	11.16(b)
SPAC SEC Filings	4.12
SPAC Stockholder Meeting	8.2(b)(i)
Sponsor Support Agreement	Recitals
Stockholder Certificates	2.6(a)
Stockholder Litigation	8.5
Surviving Corporation	Recitals
Surviving Corporation Governing Documents	2.2(d)
Terminating Company Breach	10.1(h)
Terminating SPAC Breach	10.1(i)
Top Customers	3.29(c)
Top Vendors	3.29(a)
Transaction Proposals	8.2(b)(i)
Transmittal Documents	2.6(c)
Trust Account	11.1
Trust Agreement	4.13
Trustee	4.13

Section 1.2             Construction .

(a)            Unless the context of this Agreement otherwise requires or unless otherwise specified: (i) words of any gender shall be construed as masculine, feminine, neuter or any other gender, as applicable; (ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) the terms “hereof,” “herein,” “hereby,” “herewith,” “hereto” and derivative or similar words refer to this entire Agreement; (iv) the terms “Article” or “Section” refer to the specified Article or Section of this Agreement; (v) the terms “Schedule” or “Exhibit” refer to the specified Schedule or Exhibit of this Agreement; (vi) the words “including,” “included,” or “includes” shall mean “including, without limitation”; (vii) the word “extent” in the phrase “to the extent” means the degree to which a subject or thing extends and such phrase shall not simply mean “if”; and (viii) the word “or” shall be disjunctive but not exclusive.

(b)           Unless the context of this Agreement otherwise requires, references to statutes shall include all regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation.

(c)            References to “$,” “US$,” “USD” or “dollars” are to the lawful currency of the United States of America.

(d)           Whenever this Agreement refers to a number of days, such number shall refer to calendar days, unless Business Days are specified. Time periods within or following which any payment is to be made or act is to be done under this Agreement shall be calculated by excluding the calendar day on which the period commences and including the calendar day on which the period ends, and by extending the period to the next following Business Day if the last calendar day of the period is not a Business Day.

(e)            All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP (with respect to SPAC) and IFRS (with respect to the Flexi Companies).

(f)             Unless the context of this Agreement otherwise requires, references to the Company with respect to periods following the Initial Merger Effective Time shall be construed to mean the Surviving Corporation and vice versa.

Section 1.3           Knowledge . As used herein, (a) the phrase “to the knowledge of the Company” or “to the Company’s knowledge” shall mean the knowledge of the individuals identified on Section 1.3(a) of the Company Disclosure Letter, and (b) the phrase “to the knowledge of SPAC” shall mean the knowledge of the individuals identified on Section 1.3(b) of the SPAC Disclosure Letter, in each case as such individuals would have acquired in the exercise of a reasonable inquiry of direct reports.

Article II
TRANSACTIONS; CLOSING

Section 2.1             Pre-Closing Actions .

(a)           Company Transaction Expenses Certificate. No later than three Business Days prior to the Closing Date, the Company shall provide to SPAC a written report setting forth a list of all of the Company Transaction Expenses (together with written invoices and wire transfer instructions for the payment thereof), solely to the extent such fees and expenses are incurred and expected to remain unpaid as of the close of business on the Business Day immediately preceding the Closing Date (the “Company Transaction Expenses Certificate”).

(b)           SPAC Financing Certificate. As soon as reasonably practicable (but in any event no later than one Business Day) prior to the Closing Date, SPAC shall deliver to the Company written notice setting forth: (i) the aggregate amount of cash proceeds that will be required to satisfy the exercise of the SPAC Share Redemption; (ii) a written report setting forth a list of all of the SPAC Transaction Expenses (together with written invoices and wire transfer instructions for the payment thereof), solely to the extent such fees and expenses are incurred and expected to remain unpaid as of the close of business on the Business Day immediately preceding the Closing Date; and (iii) the aggregate amount of all loans made by the Sponsor or any of its Affiliates to SPAC to be repaid on the Closing Date pursuant to Section 2.5(c) (the “SPAC Financing Certificate”). For the avoidance of doubt, nothing contained herein shall affect SPAC’s ability to be reimbursed (and any invoices to the SPAC to be paid) for any SPAC Transaction Expenses incurred after the delivery of the SPAC Financing Certificate.

(c)            Payment Spreadsheet. Promptly following delivery by (i) the Company of the Company Transaction Expenses Certificate pursuant to Section 2.1(a) and (ii) SPAC of the SPAC Financing Certificate pursuant to Section 2.1(b) and, in any event, not less than two Business Days prior to the Closing Date the Company shall deliver to SPAC a spreadsheet schedule (the “Payment Spreadsheet”) in excel format with underlying calculations setting forth the portion of the Merger Consideration payable to each Company Shareholder (including the allocation of PubCo Ordinary Shares) in accordance with the terms of this Agreement and the Company Governing Documents. As promptly as practicable following the Company’s delivery of the Payment Spreadsheet, the parties hereto shall work together in good faith to finalize the Payment Spreadsheet in accordance with this Agreement. The allocation of a portion of the Merger Consideration to the Company Shareholders pursuant to the Payment Spreadsheet shall, to the fullest extent permitted by applicable Law, be final and binding on all parties and shall be used by the parties hereto for purposes of issuing the Merger Consideration to the Company Shareholders pursuant to this Article II, absent manifest error. In issuing the Merger Consideration, the parties hereto shall, to the fullest extent permitted by applicable Law, be entitled to rely fully on the information set forth in the Payment Spreadsheet, absent manifest error. The Payment Spreadsheet shall be prepared solely by the Company, and the Company acknowledges that SPAC and its Affiliates are not responsible for, and shall have no liability with respect to, the Payment Spreadsheet or any allocations, errors or omissions therein.

Section 2.2             The Initial Merger .

(a)            Initial Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the BVI Act, at the Initial Merger Effective Time, Merger Sub 1 shall be merged with and into the Company, and the separate corporate existence of Merger Sub 1 shall cease, and the Company, as the Surviving Corporation, shall thereafter continue its corporate existence as a wholly owned subsidiary of PubCo.

(b)           Effect of the Initial Merger. From and after the Initial Merger Effective Time, the Surviving Corporation shall thereupon and thereafter possess all of the rights, privileges, immunities, powers and franchises, of a public as well as a private nature, of the Company and Merger Sub 1 (the Company and Merger Sub 1 sometimes being referred to herein as the “Initial Merger Constituent Corporations”), and shall become subject to all the debts, restrictions, liabilities and duties of each of the Initial Merger Constituent Corporations; and all rights, privileges, powers and franchises of each of the Initial Merger Constituent Corporations, and all property, real, personal and mixed, and all debts due to each such Initial Merger Constituent Corporation, on whatever account, and all things in action or belonging to each Initial Merger Constituent Corporation shall become vested in the Surviving Corporation; and all property, rights, privileges, powers and franchises, and all and every other interest shall become thereafter the property of the Surviving Corporation as they are of each of the Initial Merger Constituent Corporation; and the title to any real property vested by deed or otherwise or any other interest in real estate vested by any instrument or otherwise in either of such Initial Merger Constituent Corporations shall not revert or become in any way impaired by reason of the Initial Merger; but all Liens upon any property of an Initial Merger Constituent Corporation shall thereafter attach to the Surviving Corporation and shall be enforceable against it to the same extent as if said debts, restrictions, liabilities and duties had been incurred or contracted by it; all of the foregoing in accordance with the applicable provisions of this Agreement, the Plan of Initial Merger and the BVI Act.

(c)           Execution and Filing of Initial Merger Filing Documents. At the Closing, and immediately prior to the SPAC Merger, subject to the satisfaction or waiver of all of the conditions set forth in this Agreement, and provided this Agreement has not theretofore been terminated pursuant to its terms, Merger Sub 1 and the Company shall cause the Articles of Initial Merger exhibiting the Plan of Initial Merger, together with such other documents as may be required in accordance with the applicable provisions of the BVI Act or by any other applicable Law to make the Initial Merger effective (collectively, the “Initial Merger Filing Documents”), to be executed and duly submitted for filing with the BVI Registrar in accordance with the applicable provisions of the BVI Act. The Initial Merger shall become effective at such time as the Articles of Initial Merger are duly registered by the BVI Registrar, or at such later time, not exceeding 30 days as stated in the Articles of the Initial Merger and as Merger Sub 1 and the Company mutually agree in writing with the written consent of SPAC (subject to the requirements of the BVI Act) (such date and time as the Initial Merger becomes effective, the “Initial Merger Effective Time”).

(d)           Organizational Documents of the Company. At the Initial Merger Effective Time, the Company Articles and Company Memorandum, as in effect immediately prior to the Initial Merger Effective Time, shall continue to be the memorandum and articles of the Surviving Corporation until thereafter amended as provided therein and under the BVI Act (the “Surviving Corporation Governing Documents”).

(e)            Directors and Officers of the Surviving Corporation and PubCo.

(i)          From and after the Initial Merger Effective Time, the officers of the Company holding such positions as set forth on Section 6.3 of the Company Disclosure Letter shall be the officers of the Surviving Corporation and shall be appointed as officers of PubCo, each such officer to hold office in accordance with the Surviving Corporation Governing Documents and the PubCo Governing Documents, respectively.

(ii)        From and after the Initial Merger Effective Time, the Persons identified as the initial directors of the Surviving Corporation in accordance with the provisions of Section 6.3 shall be the directors of the Surviving Corporation and shall be appointed as directors of PubCo, each to hold office in accordance with the Surviving Corporation Governing Documents and the PubCo Governing Documents, respectively.

(f)            Effect of the Initial Merger on Merger Sub 1 Shares. At the Initial Merger Effective Time, by virtue of the Initial Merger and without any action on the part of any party hereto or the holders of shares of Merger Sub 1, each share of Merger Sub 1 that is issued and outstanding immediately prior to the Initial Merger Effective Time shall automatically be converted into an equal number and class of shares of the Surviving Corporation, which shares shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

(g)           Effect of the Initial Merger on Company Shares.

(i)         Company Shares. At the Initial Merger Effective Time, by virtue of the Initial Merger and conditioned on the consummation of the Mergers and without any action on the part of any party hereto or the holders of Company Shares, each Company Share that is issued and outstanding immediately prior to the Initial Merger Effective Time, other than any share referred to in Section 2.2(g)(ii) and any Dissenting Share, shall automatically be cancelled and cease to exist in exchange for the right to receive, upon delivery of the Transmittal Documents (as defined below) in accordance with Section 2.6, such number of newly issued PubCo Ordinary Shares that is equal to the Company Exchange Ratio, as such calculations are set forth in the Payment Spreadsheet as to each holder set forth therein, without interest, subject to rounding pursuant to Section 2.6(h). As of the Initial Merger Effective Time, each Company Shareholder shall cease to have any other rights in and to the Company or the Surviving Corporation (other than the rights set forth in Section 2.7(a)).

(ii)        Company Treasury Shares. Notwithstanding clause (i) above or any other provision of this Agreement to the contrary, at the Initial Merger Effective Time, if there are any Company Shares that are owned by the Company as treasury shares or any Company Shares owned by any direct or indirect Subsidiary of the Company immediately prior to the Initial Merger Effective Time, such Company Shares shall be canceled and shall cease to exist without any conversion thereof or payment therefor.

(iii)       Dissenting Shares. Each of the Dissenting Shares (as defined below) issued and outstanding immediately prior to the Initial Merger Effective Time shall be cancelled and cease to exist in accordance with Section 2.7(a) and shall thereafter represent only the right to receive the applicable payments set forth in Section 2.7(a).

Section 2.3             The SPAC Merger .

(a)            SPAC Merger. Upon the terms and subject to the conditions set forth in this Agreement, in accordance with the DGCL and the Delaware Limited Liability Company Act (the “DLLCA”), immediately following confirmation of the effective filing of the Initial Merger, and effective on such date and time as the SPAC Merger becomes effective (the “SPAC Merger Effective Time”), Merger Sub 2 shall be merged with and into SPAC, and the separate corporate existence of Merger Sub 2 shall cease, and SPAC, as the surviving corporation, shall thereafter continue its corporate existence as a wholly owned subsidiary of PubCo. The completion of the Initial Merger is a condition precedent for the completion of the SPAC Merger.

(b)           Effect of the SPAC Merger. From and after the SPAC Merger Effective Time, SPAC shall thereupon and thereafter possess all of the rights, privileges, immunities, powers and franchises, of a public as well as a private nature, of SPAC and Merger Sub 2 (SPAC and Merger Sub 2 sometimes being referred to herein as the “SPAC Merger Constituent Corporations”), and shall become subject to all the debts, restrictions, liabilities and duties of each of the SPAC Merger Constituent Corporations; and all rights, privileges, immunities, powers and franchises of each SPAC Merger Constituent Corporation, and all property, real, personal and mixed, and all debts due to each such SPAC Merger Constituent Corporation, on whatever account, and all things in action or belonging to each SPAC Merger Constituent Corporations shall become vested in SPAC; and all property, rights, privileges, immunities, powers and franchises, and all and every other interest shall become thereafter the property of SPAC as they are of the SPAC Merger Constituent Corporations; and the title to any real property vested by deed or otherwise or any other interest in real estate vested by any instrument or otherwise in either of such SPAC Merger Constituent Corporations shall not revert or become in any way impaired by reason of the SPAC Merger; but all Liens upon any property of a SPAC Merger Constituent Corporation shall thereafter attach to SPAC and may be enforceable against it to the same extent as if said debts, restrictions, liabilities and duties had been incurred or contracted by it; all of the foregoing in accordance with the applicable provisions of this Agreement and the DGCL.

(c)           Filing of Certificate of Merger. At the Closing, and immediately following confirmation of the effective filing of the Initial Merger (subject to the satisfaction or waiver of all of the conditions set forth in this Agreement as of the filing of the Initial Merger), and provided this Agreement has not theretofore been terminated pursuant to its terms, Merger Sub 2 and SPAC shall cause (or if Merger Sub 2 and SPAC do not cause, the Company shall cause) a certificate of merger in respect of the SPAC Merger (substantially in the form attached hereto as Exhibit H) and such other documents as may be required in accordance with the applicable provisions of the DLLCA, the DGCL or by any other applicable Law to make the SPAC Merger effective (collectively, the “SPAC Merger Certificate”), to be executed and duly submitted for filing with the Delaware Secretary of State in accordance with the applicable provisions of the DGCL and the DLLCA. The SPAC Merger shall become effective at the later of (i) time specified in the SPAC Merger Certificate pursuant to Section 2.3(a) and (ii) when the SPAC Merger Certificate has been accepted for filing by the Delaware Secretary of State.

(d)           Organizational Documents of the SPAC. At the SPAC Merger Effective Time, the SPAC Charter and the SPAC Bylaws, as in effect immediately prior to the SPAC Merger Effective Time, shall be amended and restated, each in customary form and substance mutually agreeable to SPAC and the Company (collectively, the “New SPAC Governing Documents”), and as so amended and restated shall be the certificate of incorporation and bylaws of the SPAC, until thereafter amended as provided therein and under the DGCL.

(e)           Directors and Officers of the SPAC.

(i)          From and after the SPAC Merger Effective Time, the officers of the Company holding such positions as set forth on Section 2.3(e) of the Company Disclosure Letter shall be appointed the officers of SPAC, each such officer to hold office in accordance with the New SPAC Governing Documents.

(ii)         From and after the SPAC Merger Effective Time, the Persons identified as the initial directors of the Surviving Corporation on Section 2.3(e) of the Company Disclosure Letter shall be appointed the directors of SPAC, each to hold office in accordance with the New SPAC Governing Documents.

(f)            Effect of the SPAC Merger on Merger Sub 2 Membership Interests. At the SPAC Merger Effective Time, by virtue of the SPAC Merger and without any action on the part of any party hereto or the holders of membership interests of Merger Sub 2, each membership interest in Merger Sub 2 that is issued and outstanding immediately prior to the SPAC Merger Effective Time shall automatically be converted into an equal number of shares of SPAC Class A Common Stock, which shares shall, subject to Section 2.3(g), constitute the only shares of capital stock of the SPAC.

(g)           Effect of the SPAC Merger on SPAC Capital Stock.

(i)         SPAC Units. At the SPAC Merger Effective Time, each SPAC Unit that is outstanding immediately prior to the SPAC Merger Effective Time shall be automatically detached and the holder thereof shall be deemed to hold one share of SPAC Class A Common Stock and one SPAC Warrant in accordance with the terms of the applicable SPAC Unit.

(ii)         SPAC Common Stock. At the SPAC Merger Effective Time, and immediately following the separation of each SPAC Unit in accordance with Section 2.3(g)(i) above, by virtue of the SPAC Merger and conditioned on the consummation of the Mergers and without any action on the part of any party hereto or the holders of SPAC Capital Stock, (A) each share of SPAC Class B Common Stock shall automatically convert into SPAC Class A Common Stock in accordance with the SPAC Charter (the “Initial Conversion”), and (B) immediately following the Initial Conversion, each share of SPAC Class A Common Stock that is issued and outstanding immediately prior to the SPAC Merger Effective Time shall automatically be cancelled and cease to exist in exchange for the right to receive, upon delivery of the Transmittal Documents in accordance with Section 2.6, such number of newly issued PubCo Ordinary Shares that are equal to the SPAC Exchange Ratio, without interest, subject to rounding pursuant to Section 2.6(h). As of the SPAC Merger Effective Time, each SPAC Stockholder shall cease to have any other rights in and to SPAC.

(iii)       SPAC Treasury Stock. Notwithstanding clause (ii) above or any other provision of this Agreement to the contrary, at the SPAC Merger Effective Time, if there are any shares of SPAC Capital Stock that are owned by SPAC as treasury shares or any shares of SPAC Capital Stock owned by any direct or indirect Subsidiary of SPAC immediately prior to the SPAC Merger Effective Time, such shares of SPAC Capital Stock shall be canceled and shall cease to exist without any conversion thereof or payment or other consideration therefor.

(iv)       SPAC Warrants. At the SPAC Merger Effective Time, by virtue of the SPAC Merger and without any action on the part of any holder of a SPAC Warrant, each SPAC Warrant that is issued and outstanding immediately prior to the SPAC Merger Effective Time shall be converted into a warrant to purchase one PubCo Ordinary Share (each, an “Assumed SPAC Warrant”). Each Assumed SPAC Warrant shall continue to have and be subject to substantially the same terms and conditions as were applicable to such SPAC Warrant immediately prior to the SPAC Merger Effective Time, except that: (A) each Assumed SPAC Warrant shall be exercisable for that number of shares of PubCo Ordinary Shares equal to the product (rounded down to the nearest whole number) of (1) the number of shares of SPAC Class A Common Stock subject to the SPAC Warrant immediately prior to the SPAC Merger Effective Time multiplied by (2) the SPAC Exchange Ratio; and (B) the per share exercise price for each PubCo Ordinary Share issuable upon exercise of the Assumed SPAC Warrant shall be equal to the quotient (rounded up to the nearest whole cent) obtained by dividing (1) the exercise price per share of SPAC Class A Common Stock subject to the SPAC Warrant immediately prior to the SPAC Merger Effective Time by (2) the SPAC Exchange Ratio. In connection therewith and prior to the SPAC Merger Effective Time, PubCo shall take all actions necessary to execute an Amended and Restated SPAC Warrant Agreement (as defined below) pursuant to Section 7.5.

Section 2.4            Closing . In accordance with the terms and subject to the conditions of this Agreement, the closing of the Initial Merger and the SPAC Merger and the other Transactions contemplated by this Agreement to occur or become effective in connection therewith (including all Transactions contemplated to occur or become effective at the Closing, the “Closing”) shall take place remotely by conference call and exchange of documents and signatures in accordance with Section 11.8 on the date that is three Business Days after the first date on which all conditions set forth in Article IX shall have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver thereof) or at such other time and place or in such other manner as shall be agreed upon by SPAC and the Company in writing. The date on which the Closing actually occurs is referred to in this Agreement as the “Closing Date.”

Section 2.5             Closing Deliverables .

(a)           At the Closing, the Company will deliver or cause to be delivered to SPAC:

(i)         a certificate signed by an officer of the Company, dated as of the Closing Date, certifying that the conditions specified in Section 9.2(a) and Section 9.2(b) have been fulfilled;

(ii)        copies of the written resignations of all of the directors and officers of PubCo effective as of the SPAC Merger Effective Time;

(iii)       the Payment Spreadsheet; and

(iv)       copies of the approvals, waivers or consents called for by Section 9.2(d), if any; and

(v)       evidence, in form and substance reasonably satisfactory to SPAC, of cancellation of the PubCo Share (as defined below).

(b)           At the Closing, SPAC will deliver or cause to be delivered to the Company:

(i)         a certificate signed by an officer of SPAC, dated as of the Closing Date, certifying that the conditions specified in Section 9.3(a) and Section 9.3(b) have been fulfilled;

(ii)        copies of the written resignations of all the directors and officers of SPAC, effective as of the SPAC Merger Effective Time; and

(iii)       a copy of the executed Amended and Restated SPAC Warrant Agreement.

(c)           On the Closing Date, (i) PubCo shall pay or cause to be paid by wire transfer of immediately available funds all accrued and unpaid Company Transaction Expenses as set forth in the Company Transaction Expenses Certificate pursuant to Section 2.1(a), which shall include the respective amounts and wire transfer instructions for the payment thereof and (ii) SPAC shall pay or cause to be paid by wire transfer of immediately available funds all accrued and unpaid SPAC Transaction Expenses as set forth in the SPAC Financing Certificate pursuant to Section 2.1(b).

(d)            At the Closing, SPAC shall repay in full the outstanding amount due under all loans made by the Sponsor or any of its Affiliates to SPAC to the payee designated by the Sponsor by wire transfer of immediately available funds to the account designated by the Sponsor.

Section 2.6            Surrender of Company Securities and SPAC Securities and Disbursement of Stockholder Merger Consideration .

(a)           Prior to the Initial Merger Effective Time, PubCo (with the prior written consent of SPAC, which shall not be unreasonably withheld, conditioned or delayed) shall appoint an exchange agent reasonably acceptable to SPAC (the “Exchange Agent”) for the purpose of exchanging and/or verifying the cancellation of share certificates (where share certificates were issued) representing (or, in the case of the Company, Register of Members entries recording ownership of) (i) Company Shares (“Company Certificates”) and (ii) SPAC Common Stock (“SPAC Certificates,” and together with the Company Certificates, the “Stockholder Certificates”). At the Closing, PubCo shall deposit, or cause to be deposited, a copy of the register of members of PubCo with the Exchange Agent updated to reflect, at the Initial Merger Effective Time, the issuance of the Stockholder Merger Consideration receivable by the Company Shareholders in accordance with the Payment Spreadsheet, and at the SPAC Merger Effective Time, the issuance of the Stockholder Merger Consideration receivable by the SPAC Stockholders. The Stockholder Merger Consideration shall be duly issued to the shareholders upon the entry of the names of the shareholders on the register of members of PubCo. Prior to the Initial Merger Effective Time, substantially concurrently with the mailing of the Consent Solicitation Statement and the Proxy Statement/Prospectus to the Company Shareholders and SPAC Stockholders, respectively, PubCo shall send, or shall cause the Exchange Agent to send, to each Company Shareholder and each SPAC Stockholder, a letter of transmittal for use in such exchange and/or verification, in form and substance reasonably satisfactory to the Company and SPAC (a “Letter of Transmittal”) that shall specify that the delivery and/or cancellation of Stockholder Certificates in respect of the Stockholder Merger Consideration shall be effected, and risk of loss and title shall pass, only upon proper delivery and/or cancellation of the Stockholder Certificates and other Transmittal Documents to the Exchange Agent (or a Lost Certificate Affidavit (as defined below)) for use in such exchange.

(b)           Each Company Shareholder shall be entitled to receive his, her or its Stockholder Merger Consideration in accordance with the Payment Spreadsheet in respect of the Company Shares represented by such Company Shareholder’s Company Certificate(s) (excluding any Company Shares described in Section 2.2(g)(ii) or Dissenting Shares), as soon as reasonably practicable after the Initial Merger Effective Time, but subject to the delivery to the Exchange Agent (and/or cancellation in the case of the Company Certificates and/or appropriate entry in the register of members of the Company to reflect such cancellation) of the following items prior thereto: (i) the Company Certificate(s) (where Company Certificate(s) was or were issued) representing his, her or its Company Shares (or a Lost Certificate Affidavit), together with a properly completed and duly executed Letter of Transmittal; and (ii) such other documents as may be reasonably requested by the Exchange Agent or PubCo. Until so surrendered and/or cancelled, each such Company Certificate shall represent after the Initial Merger Effective Time for all purposes only the right to receive such Stockholder Merger Consideration (or portion thereof) attributable to such Company Certificate in accordance with the Payment Spreadsheet.

(c)           Each SPAC Stockholder shall be entitled to receive his, her or its Stockholder Merger Consideration in respect of the SPAC Capital Stock represented by such SPAC Stockholder’s SPAC Certificate(s) (excluding any shares of SPAC Capital Stock described in Section 2.3(g)(iii)), as soon as reasonably practicable after the SPAC Merger Effective Time, but subject to the delivery to the Exchange Agent (and/or cancellation in the case of SPAC Certificates) of the following items prior thereto: (i) the SPAC Certificate(s) representing his, her or its shares of SPAC Capital Stock (or a Lost Certificate Affidavit), together with a properly completed and duly executed Letter of Transmittal, and (ii) such other documents as may be reasonably requested by the Exchange Agent or PubCo (the documents to be submitted to the Exchange Agent pursuant to this sentence and the first sentence of Section 2.6(b), collectively, the “Transmittal Documents”). Until so surrendered and/or cancelled, each such SPAC Certificate shall represent after the SPAC Merger Effective Time for all purposes only the right to receive such Stockholder Merger Consideration (or portion thereof) attributable to such SPAC Certificate.

(d)            If any Stockholder Merger Consideration (or portion thereof) is to be delivered or issued to a Person other than the Person in whose name the surrendered and/or cancelled SPAC Certificate is registered, or who is registered as the shareholder in the Company’s register of members, immediately prior to the Initial Merger Effective Time, it shall be a condition to such delivery that (i) in the case of Company Shares, the transfer of such Company Shares shall have been permitted in accordance with the terms of the Company Governing Documents, each as in effect immediately prior to the Initial Merger Effective Time and in case of SPAC Capital Stock, the transfer of such SPAC Capital Stock shall have been permitted in accordance with the terms of the SPAC Governing Documents, each as in effect immediately prior to the SPAC Merger Effective Time, (ii) such Stockholder Certificate shall be properly endorsed or shall otherwise be in proper form for transfer, (iii) the recipient of such Stockholder Merger Consideration (or portion thereof), or the Person in whose name such Stockholder Merger Consideration (or portion thereof) is delivered or issued, shall have already executed and delivered such other Transmittal Documents as are reasonably deemed necessary by the Exchange Agent or PubCo and (iv) the Person requesting such delivery shall pay to the Exchange Agent any transfer or other Taxes required as a result of such delivery to a Person other than the registered holder of such Stockholder Certificate or establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

(e)            Notwithstanding anything to the contrary contained herein, in the event that any Stockholder Certificate shall have been lost, stolen or destroyed, in lieu of delivery of a Stockholder Certificate to the Exchange Agent, the Company Shareholder or SPAC Stockholder may instead deliver to the Exchange Agent an affidavit of lost certificate and indemnity of loss in form and substance reasonably acceptable to PubCo (a “Lost Certificate Affidavit”), which at the reasonable discretion of PubCo may include a requirement that the owner of such lost, stolen or destroyed Stockholder Certificate deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against PubCo, SPAC or the Surviving Corporation with respect to the Company Shares or SPAC Capital Stock represented by the Stockholder Certificates alleged to have been lost, stolen or destroyed. Any Lost Certificate Affidavit properly delivered in accordance with this Section 2.6(e) shall be treated as a Stockholder Certificate for all purposes of this Agreement.

(f)            After the Initial Merger Effective Time or the SPAC Merger Effective Time, there shall be no further registration of transfers of Company Shares and shares of SPAC Capital Stock, respectively. If, (i) after the SPAC Merger Effective Time, SPAC Certificates are presented to the SPAC, PubCo or the Exchange Agent or, (ii) after the Initial Merger Effective Time, Company Certificates are presented to the Company, PubCo or the Exchange Agent, then, in each case, they shall be canceled and exchanged for the Stockholder Merger Consideration (or portion thereof) provided for, and in accordance with the procedures set forth in this Section 2.6. No dividends or other distributions declared or made after the date of this Agreement with respect to PubCo Ordinary Shares with a record date after the Initial Merger Effective Time or the SPAC Merger Effective Time will be paid to the holders of any Company Certificates or SPAC Certificates, as applicable, that have not yet been surrendered with respect to the PubCo Ordinary Shares to be issued upon surrender thereof until the holders of record of such Company Certificates or SPAC Certificates, as applicable, shall surrender such certificates (or provide a Lost Certificate Affidavit), if applicable, and provide the other Transmittal Documents. Subject to applicable Law, following the SPAC Merger Effective Time and surrender of any such SPAC Certificates (or delivery of a Lost Certificate Affidavit) or following the Initial Merger Effective Time and surrender of any such Company Certificates (or delivery of a Lost Certificate Affidavit), as applicable, and delivery of the other Transmittal Documents, the Exchange Agent shall promptly deliver to the record holders thereof, without interest, the Stockholder Merger Consideration (or portion thereof) to be delivered in exchange therefor and the amount of any such dividends or other distributions with a record date after the SPAC Merger Effective Time (in the case of the SPAC Certificates (or a Lost Certificate Affidavit)) or the Initial Merger Effective Time (in the case of the Company Certificates (or a Lost Certificate Affidavit)) theretofore paid with respect to such PubCo Ordinary Shares.

(g)           All securities issued upon the surrender of Stockholder Certificates (or delivery of a Lost Certificate Affidavit) or otherwise issued in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to the Company Shares or SPAC Capital Stock, as applicable, represented by such Stockholder Certificates.

(h)           Notwithstanding anything to the contrary contained herein, no fraction of a PubCo Ordinary Share will be issued by virtue of the Mergers or the other Transactions, and each Person who would otherwise be entitled to a fraction of a PubCo Ordinary Share (after aggregating all fractional PubCo Ordinary Shares that otherwise would be received by such holder) shall instead have the number of PubCo Ordinary Shares issued to such Person rounded to the nearest whole PubCo Ordinary Share, without payment in lieu of such fractional shares.

Section 2.7             Appraisal and Dissenter’s Rights .

(a)           Notwithstanding any provision of this Agreement to the contrary and to the extent available under the BVI Act, Company Shares that are outstanding immediately prior to the Initial Merger Effective Time and that are held by Company Shareholders who have not voted in favor of the Initial Merger nor consented thereto in writing and who have given a notice of election to dissent pursuant to section 179 of the BVI Act and otherwise complied with all of the provisions of the BVI Act relevant to the exercise and perfection of dissenters’ rights (the “Dissenting Shares”) shall not be converted into, and any such Company Shareholder shall have no right to receive, any Stockholder Merger Consideration, and shall cease to have any of the rights as a shareholder of the Company (save for the right to be paid fair value for the Company Shares). Any Company Shareholder who prior to the Initial Merger Effective Time fails to perfect or validly withdraws a notice of election to dissent or otherwise loses his, her or its rights to payment for their Company Shares pursuant to section 179 of the BVI Act shall be treated in the same manner as a Company Shareholder who did not give a notice of election to dissent pursuant to section 179 of the BVI Act.

(b)            Prior to the Initial Merger Effective Time, the Company shall give SPAC (i) prompt notice of any notices of election to dissent pursuant to section 179 of the BVI Act received by the Company and any withdrawals of such notices, and (ii) the opportunity to participate in all negotiations and proceedings with respect to the exercise of dissent rights pursuant to section 179 of the BVI Act. Subject to the requirements of the BVI Act, the Company shall not, except with the prior written consent of SPAC (which consent shall not be unreasonably withheld, conditioned or delayed), make any payment with respect to any Dissenting Shares or offer to settle or settle any demand made pursuant to Section 179 of the BVI Act.

Section 2.8            Withholding . Each of PubCo, the Surviving Corporation, SPAC, Merger Sub 1 and Merger Sub 2 and their agents shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or non-United States Tax Law; provided that PubCo, the Surviving Corporation, SPAC, Merger Sub 1 and Merger Sub 2 or their agent, as applicable, shall cooperate to reduce or eliminate any such requirement to deduct or withhold to the extent permitted by Law. Without limiting the foregoing, PubCo may give effect to withholding hereunder by withholding any consideration issued in the form of PubCo Ordinary Shares or other consideration issued in kind, and then selling such portion of such PubCo Ordinary Shares or other consideration issued in kind as it may determine and using the proceeds thereof to satisfy applicable withholding obligations and remitting such proceeds to applicable taxing authorities. To the extent that amounts are so withheld by PubCo, the Surviving Corporation, SPAC, Merger Sub 1 or Merger Sub 2 or their agent, as the case may be, and paid over to the appropriate taxing authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

Section 2.9             Earnout .

(a)            The Company Shareholders shall have the right to receive an aggregate of up to 2,900,000 additional PubCo Ordinary Shares (the “Earnout Shares”) based on the revenue of PubCo during the two-year period after the Closing Date in accordance with this Section 2.9. PubCo shall issue and the Company Shareholders shall have the right to receive their respective portions of the Earnout Shares as follows:

(b)           In the event (each, an “Earnout Event”) PubCo’s revenue, in each case as reported on PubCo’s audited consolidated statement of profit or loss and other comprehensive loss included in PubCo’s Annual Report on Form 20-F for the applicable period, is equal to or greater than:

(i)          US$40,000,000 for the fiscal year ending December 31, 2023, then PubCo shall issue an aggregate of 500,000 PubCo Ordinary Shares to the Company Shareholders; and

(ii)         US$57,000,000 for the fiscal year ending December 31, 2024, then PubCo shall issue an aggregate of 2,400,000 PubCo Ordinary Shares to the Company Shareholders.

Such issuances shall be made promptly (and in any event no later than the third Business Day) following the filing of PubCo’s Annual Report on Form 20-F for the applicable period. PubCo shall, or shall cause its transfer agent to, provide evidence of such issuance to each Company Shareholder promptly thereafter.

(c)            The applicable number of Earnout Shares issued for each applicable Earnout Event shall be subject to equitable adjustment for share splits, share dividends, reorganizations, combinations, recapitalizations and similar transactions affecting PubCo’s Ordinary Shares after the Closing.

(d)           No Earnout Shares issuable pursuant to this Section 2.9, if any, shall be released to any Company Shareholder who is required to file notification pursuant to the HSR Act or under any applicable antitrust or other competition Laws of any non-United States jurisdictions (collectively, “Foreign Antitrust Laws”) until any applicable waiting period pursuant to the HSR Act or Foreign Antitrust Laws has expired or been terminated (provided, that any such Company Shareholder has notified PubCo of such required filing pursuant to the HSR Act or Foreign Antitrust Laws in connection therewith following reasonable advance notice from PubCo of the reasonably anticipated issuance of Earnout Shares).

(e)            The Company Shareholders shall enter into a separate agreement with PubCo that establishes the manner in which the Earnout Shares shall be allocated among them, and at the time of any Earnout Event, shall notify PubCo as to the amount of Earnout Shares that shall be issued to the respective Company Shareholders.

Article III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to SPAC as follows, except as set forth in the disclosure letter delivered to SPAC by the Company on the date of this Agreement (the “Company Disclosure Letter”), which exceptions shall be deemed to be part of the representations and warranties made hereunder subject to, and in accordance with, Section 11.9 (and any reference in this Agreement or any Ancillary Agreement to this Article III or any provision thereof shall be deemed to refer to such Article or provision as modified by the Company Disclosure Letter in accordance with Section 11.9).

Section 3.1         Organization, Good Standing, Corporate Power and Qualification . The Company is duly incorporated, validly existing and in good standing under the Laws of its jurisdiction of incorporation. The Company has the requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted, to execute and deliver this Agreement and the Ancillary Agreements to which it is or will be a party, and to perform its obligations pursuant hereto and thereto. The Company is presently qualified to do business as a foreign corporation in each jurisdiction in which it is required to be so qualified and in good standing in each such jurisdiction (except where the failure to be so qualified or in good standing has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect). Prior to the date of this Agreement, the Company has made available to SPAC accurate and complete copies of the Company Governing Documents and the governing documents of each other Flexi Company, including all amendments thereto as in effect as of the date of this Agreement.

Section 3.2             Subsidiaries; Capitalization .

(a)            The Company does not own or control, directly or indirectly, any interest in any corporation, partnership, limited liability company, association or other business entity, other than the Subsidiaries of the Company set forth on Section 3.2(a) of the Company Disclosure Letter. Each of the Company’s Subsidiaries has been duly organized and is validly existing and in good standing under the Laws of its jurisdiction of incorporation, formation or organization and has requisite corporate or other entity power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted. Each of the Company’s Subsidiaries is presently qualified to do business as a foreign corporation or other entity in each jurisdiction in which it is required to be so qualified and is in good standing in each such jurisdiction (except where the failure to be so qualified or in good standing has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect). All shares or other equity securities of the Company’s Subsidiaries that are issued and outstanding have been duly authorized and validly issued in compliance with applicable Laws, are fully paid and nonassessable, and have not been issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or other similar right.

(b)           As of the date of this Agreement, the maximum number and the classes of shares that the Company is authorized to issue is 2,000,000 shares, divided into (i) 1,000,000 ordinary shares, 253,938 of which are issued and outstanding on the date hereof, and (ii) 1,000,000 class B shares, none of which are issued and outstanding on the date hereof.

(c)           All Company Shares that are issued and outstanding have been duly authorized and validly issued in compliance with applicable Laws, are fully paid and nonassessable, and have not been issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or other similar right. The Company Shares have the rights, preferences, privileges and restrictions set forth in the Company Governing Documents.

(d)           Except as set forth on Section 3.2(d) of the Company Disclosure Letter, there are no authorized or outstanding options, restricted stock, warrants or other equity appreciation, phantom equity, profit participation or similar rights for the purchase or acquisition from the Company of any Company Shares.

(e)           Except as set forth on Section 3.2(e) of the Company Disclosure Letter or the Company Governing Documents, the Company is not a party to or subject to any agreement or understanding and, to the Company’s knowledge, there is no agreement or understanding between any Persons, that affects or relates to the voting or giving of written consents with respect to any security or by a director of the Company. To the Company’s knowledge, no officer or director has made any representations or promises regarding equity incentives to any officer, employee, director or consultant of the Company that is not reflected in the outstanding share numbers contained in this Section 3.2.

(f)            The only Company Shares that will be outstanding immediately after the Closing will be such share(s) owned by PubCo following the consummation of the Initial Merger.

Section 3.3            Due Authorization . All corporate action on the part of each of the Flexi Companies necessary for the (a) authorization, execution and delivery by the Company of this Agreement and the Ancillary Agreements to which it is or will be a party, (b) consummation of the Transactions and (c) performance of all of each of the Company’s obligations hereunder or thereunder has been taken or will be taken prior to the Closing, subject to (i) obtaining the Company Written Consent, (ii) the filing of the Initial Merger Filing Documents and (iii) the receipt of the Regulatory Approvals (as defined below). This Agreement and each Ancillary Agreement to which it is or will be a party, assuming due authorization, execution and delivery by each other party thereto, constitute or will constitute upon execution and delivery thereof, as applicable, a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other Laws of general application affecting enforcement of creditors’ rights generally and (ii) as limited by Laws relating to the availability of specific performance, injunctive relief or other equitable remedies or by general principles of equity.

Section 3.4             Financial Statements .

(a)            The Company has made available to SPAC the consolidated statement of financial position of the Flexi Companies as of June 30, 2022, and the related consolidated statements of profit or loss, changes in equity and cash flows for the years then ended (collectively, the “Company Unaudited Financial Statements”, and together with the Company Audited Financial Statements, the Q1 Financial Statements, the Q2 Financial Statements and (to the extent required in accordance with Section 6.7(b)) the Q3 Financial Statements (each as defined below), following delivery, collectively, the “Company Financial Statements”). The Company Unaudited Financial Statements, and upon Closing, the Company Audited Financial Statements, including any related notes, are true and correct in all material respects and present fairly the financial condition, operating results, shareholders’ equity and cash flows of the Flexi Companies as of the dates and during the periods indicated. The Company Unaudited Financial Statements have been, and, upon Closing, the Company Audited Financial Statements will have been, prepared in accordance with IFRS applied on a consistent basis throughout the periods indicated, except as otherwise noted therein and, in the case of the Q1 Financial Statements, Q2 Financial Statements and Q3 Financial Statements, subject to normal recurring year-end adjustments that, individually or in the aggregate, would not be material in amount or effect and the absence of notes. The books of account, ledgers, order books, records and other financial documents of the Company accurately and completely reflect all material information relating to the Company’s business, the nature, acquisition, maintenance, location and collection of its assets and the nature of all transactions giving rise to its obligations and accounts receivable.

(b)           The Company has procedures in place designed to reasonably ensure that material information relating to the Flexi Companies (including any fraud that involves management or other employees who have a significant role in the internal controls of the Flexi Companies) is made known to the management of the Company. The Company maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with IFRS and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(c)            Since December 31, 2019, neither the Company nor, to the knowledge of the Company, any Representative of any of the Flexi Companies has received or otherwise had or obtained knowledge of any written complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of any of the Flexi Companies with respect to the Company’s financial reporting or its internal accounting controls, including any written complaint, allegation, assertion or claim that the Company has engaged in questionable accounting or auditing practices. To the knowledge of the Company, since December 31, 2019, no attorney representing any of the Flexi Companies, whether or not employed by any of the Flexi Companies, has reported evidence of a violation of securities Laws, breach of fiduciary duty or similar violation by any of the Flexi Companies or any of their respective Representatives to the Company Board or the board of directors (or similar governing body) of any of the Company’s Subsidiaries or any committee thereof or to any director or officer of any of the Flexi Companies.

(d)           Since December 31, 2019, none of the Flexi Companies has any liability or obligation, absolute or contingent, individually or in the aggregate, that would be required to be set forth on a consolidated balance sheet of the Company prepared in accordance with IFRS applied and in accordance with past practice, other than (i) obligations and liabilities that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (ii) obligations and liabilities under Contracts incurred in the Ordinary Course (other than due to a breach under such Contracts, or any act or omission that with the giving of notice, the lapse of time or otherwise, would constitute a breach thereunder), (iii) any Company Transaction Expenses, (iv) obligations incurred by the Company’s execution of this Agreement (other than due to a breach hereunder, or any act or omission that with the giving of notice, the lapse of time or otherwise, would constitute a breach hereunder) and (v) obligations and liabilities reflected, or reserved against, in the Company Unaudited Financial Statements or as set forth in Section 3.4(d) of the Company Disclosure Letter.

Section 3.5             Material Contracts .

(a)           Section 3.5(a) of the Company Disclosure Letter lists all Contracts to which any Flexi Company is a party, by which any Flexi Company is bound or to which any Flexi Company or any of its assets or properties are subject that are in effect as of the date of this Agreement and constitute or involve the following (together with all amendments, waivers or other changes thereto, each of the following, a “Material Contract”):

(i)          obligations of, or payments to, any of the Flexi Companies of $250,000 or more;

(ii)         any outstanding Indebtedness (other than capitalized lease obligations incurred in the Ordinary Course) of $100,000 or more, including any convertible debt/equity instruments;

(iii)       each Real Property Lease;

(iv)       Contracts with Top Vendors (as defined below) or Top Customers (as defined below);

(v)        any IP Licenses (as defined below) required to be listed on Section 3.6(f) of the Company Disclosure Letter;

(vi)       Contracts with any Governmental Authority;

(vii)      Contracts that: (A) will remain in effect immediately following the Closing and limit the right of any Flexi Company to engage in any line of business or in any geographic area, or to compete with any Person; (B) grant any exclusive license of material Intellectual Property to any Person that is not a Flexi Company; or (C) involve any joint, collaborative or other Development or contribution of any material Intellectual Property by any Flexi Company;

(viii)     Contracts between (A) on the one hand, any of the Flexi Companies, and (B) on the other hand, any Company Shareholder;

(ix)        Contracts that in the Company’s determination would be required to be filed as an exhibit to the Registration Statement under applicable SEC requirements pursuant to Items 601(b)(1), (2), (4), (9) or (10) of Regulation S-K under the Securities Act if the Company was the registrant;

(x)         any collective bargaining agreement or similar Contracts with a labor union, labor management organization or other employee representative group that represents any employees or Contract Workers of any Flexi Company;

(xi)        any Contracts (including employment agreements, compensation agreements and agreements containing non-competition, non-solicitation, confidentiality or similar covenants) with any employees, Contract Workers, officers or directors of any Flexi Company that exceeds $200,000 in value; or

(xii)       any Contracts with any employees, Contract Workers, officers or directors of any Flexi Company that provides for severance, retention, bonus, retirement or other similar payments or benefits, other than as required by applicable Law.

(b)           True, correct and complete copies of the Contracts listed on Section 3.5(a) of the Company Disclosure Letter have been delivered to or made available to SPAC prior to the date of this Agreement, together with all amendments thereto.

(c)            Except as have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) to the knowledge of the Company, all Material Contracts are valid, binding and in full force and effect, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other Laws of general application affecting enforcement of creditors’ rights generally and by Laws relating to the availability of specific performance, injunctive relief or other equitable remedies, and (ii) none of the Flexi Companies (nor, to the knowledge of the Company, any other party to any such Contract) is or, with the giving of notice, the lapse of time or otherwise, would be, in default under any Material Contract.

(d)           Since December 31, 2019, none of the Flexi Companies has declared or paid any dividends or authorized or made any distribution upon or with respect to any class or series of its capital stock, shares or other equity interests or made any loans or advances to any Person, other than ordinary advances to employees for travel and other business expenses.

Section 3.6             Intellectual Property .

(a)           Section 3.6(a) of the Company Disclosure Letter sets forth an accurate and complete list of each item of Owned Intellectual Property that is Registered IP, in each case, (i) enumerating specifically the applicable filing, serial or registration/application number, title, jurisdiction, status (including prosecution status), date of filing/issuance, registrar and current applicant(s)/registered owners(s), as applicable, and (ii) listing any Person that has an ownership interest in such item of Intellectual Property and the nature of the ownership interest.

(b)           Except as set forth on Section 3.6(b) of the Company Disclosure Letter, no funding, facilities, material, information, Intellectual Property or personnel of a university, college, other educational institution or research center, Governmental Authority (each a “Designated Entity”) were used, directly or indirectly, in the Development or commercialization, in whole or in part, of any Owned Intellectual Property and no Designated Entity has any right, title or interest (including any usage, license, “march in,” ownership, co-ownership or other rights) in or to any Owned Intellectual Property.

(c)            There are no Actions currently before any Governmental Authority, domain name registrar or other public or quasi-public legal authority anywhere in the world (including before U.S. Patent and Trademark Office, the U.S. Copyright Office or similar authority anywhere in the world), including any interference, reexamination, cancellation, nullity or opposition proceedings or inventorship challenges, in which any claims have been raised relating to the validity, enforceability, registrability, scope, misappropriation, ownership, violation or infringement with respect to any of the Owned Intellectual Property, or to which any of the Flexi Companies is a party with respect to any material Intellectual Property used, held for use, practiced or intended to be practiced, in connection with the business of the Flexi Companies.

(d)           The Flexi Companies (i) are the sole and exclusive owner of, and possess all right, title and interest in and to, any and all Owned Intellectual Property, free and clear of all Liens, except for Permitted Liens, and (ii) duly license or otherwise possess the right to use any and all other Intellectual Property used or held for use by, for, or on behalf of the Flexi Companies in the operation of or in connection with the business, including the Licensed Intellectual Property. The Company Intellectual Property constitutes all of the Intellectual Property necessary for the operation of the business of the Flexi Companies as conducted prior to the Closing. The Flexi Companies have taken all reasonably necessary actions consistent with applicable Law to maintain and protect each item of Owned Intellectual Property material to the business of the Flexi Companies, including with respect to the validity and enforceability thereof. To the knowledge of the Company, except as described in Section 3.6(d) of the Company Disclosure Letter, none of the Flexi Companies is a party to or bound by any Contract that materially limits, restricts, or impairs its or their ability to use, sell, transfer, assign, license or convey any of their interests in the Owned Intellectual Property. The Owned Intellectual Property is not subject to joint ownership by any third party.

(e)            All of the Owned Intellectual Property that is material to the business of the Flexi Companies, including any and all registrations, issuances and applications thereof, is enforceable, subsisting and, to the Company’s knowledge, valid, and payment of all renewal and maintenance fees, costs and expenses and other payments that are or have become due with respect thereto have been timely paid by or on behalf of the Flexi Companies, and all filings related thereto have been duly made. The Flexi Companies have not and are not conducting the business in a manner that would result in (or to the knowledge of the Company, could reasonably be expected to result in) the cancellation or unenforceability of any such Owned Intellectual Property.

(f)            Section 3.6(f) of the Company Disclosure Letter sets forth a true, correct and complete list of all Contracts (i) pursuant to which the Flexi Companies use any Licensed Intellectual Property (other than licenses for unmodified, commercially available Software or IT Systems with aggregate annual license, maintenance or services fees of less than $50,000) or (ii) pursuant to which the Flexi Companies have granted to a third party any right in or to any Intellectual Property (excluding agreements entered into in the Ordinary Course with customers) (collectively, the “IP Licenses”). Prior to the date of this Agreement, SPAC either has been supplied with, or has been given access to, a true, correct and complete (A) copy of each written IP License and (B) summary of all of the material terms and conditions of each oral IP License, in each case together with all amendments, supplements, waivers or other changes thereto. None of the Flexi Companies or, to the knowledge of the Company, any other party thereto is in material breach, violation of or default under any IP License. No event has occurred that, with notice or lapse of time or both, would constitute such a material breach or violation or default by the Flexi Companies or, to the knowledge of the Company, the other parties thereto under any IP License. The Flexi Companies are not participating in any discussions or negotiations regarding the modification of or amendment to any IP License or the entry into any Contract that, if executed prior to the date of this Agreement, would be an IP License and the Company has not waived, abandoned, encumbered, released or assigned any material rights or claims, including Intellectual Property, under any IP License. The Flexi Companies have not received any written notice or written threat that any other party intends to terminate or not renew, or seek to amend or modify the terms of, any IP License. All IP Licenses arose in bona fide arm’s length transactions in the Ordinary Course.

(g)           To the Company’s knowledge, neither the operation and conduct of the business of the Flexi Companies (including company products), nor the use of the Company Intellectual Property and/or any use, sale, transfer or assignment thereof infringes, dilutes, violates, interferes with, misappropriates or makes unlawful use of (or since January 1, 2016, infringed, diluted, violated, interfered with, misappropriated or made unlawful use of) any Intellectual Property or other proprietary rights of any other Person and the consummation of the Mergers will not cause the operation and conduct of the business of the Flexi Companies, including the use of all Company Intellectual Property, to infringe, dilute, violate, interfere with, misappropriate or make unlawful use of any Intellectual Property or other proprietary rights of any other Person in any material respect. Since January 1, 2016, none of the Flexi Companies has received in writing any actual or threatened claim (including in the form of a demand letter or offer of license), demand, or suit based on (i) an alleged violation of any of the foregoing, or (ii) any possible or potential infringement, dilution, violation, interference, misappropriation or unlawful use of the Company Intellectual Property and/or any use, sale, transfer or assignment thereof alleging that the operation of the business or the Company Intellectual Property and/or any use, sale, transfer or assignment thereof infringe any proprietary right of any other Person. To the knowledge of the Company, there is no existing fact or circumstance that would be reasonably expected to give rise to any such Action. None of the Flexi Companies has received any written offer of license or notice claiming any rights contrary to the foregoing. To the knowledge of the Company, there is no actual or threatened in writing infringement, violation, interferences, dilution, misappropriation or unlawful use by a third party of any of the Company Intellectual Property. The Flexi Companies have taken reasonable security measures to protect the confidentiality of all Confidential Information owned by the Flexi Companies or used by the Flexi Companies in their business. To the knowledge of the Company, no Person has in the past or is currently infringing, violating, interfering with, misappropriating or unlawfully using any Owned Intellectual Property or any rights of the Flexi Companies in any Licensed Intellectual Property.

(h)           Except as described in Section 3.6(h)(1) of the Company Disclosure Letter, the Company Intellectual Property is sufficient for the Surviving Corporation and its Affiliates to carry on the business in all material respects from and after the Initial Merger as presently carried on by Flexi Companies, consistent with past practice. To the knowledge of the Company, except as described in Section 3.6(h)(2) of the Company Disclosure Letter, upon the Closing, the Flexi Companies will continue to have the right to use all Licensed Intellectual Property on identical terms and conditions as the Flexi Companies enjoyed immediately prior to the Closing.

(i)             The IT Systems (i) perform in material conformance with their documentation, (ii) have not suffered any material persistent substandard performance, breakdown or failure, (iii) are free from any material defects, (iv) do not contain any virus, software routine or hardware component designed to permit unauthorized access or to disable or otherwise harm any computer, systems or Software or any software routine designed to disable a computer program automatically with the passage of time or under the positive control of a Person other than an authorized licensee or owner of the Software and (v) comply with applicable standards and regulations wherever located. The IT Systems are in good repair and operating condition (ordinary wear and tear excepted) and are adequate and suitable (including with respect to working condition, performance and capacity) for the purposes for which they are being used or held for use.

(j)             Except as set forth on Section 3.6(j) of the Company Disclosure Letter, no Open Source Software has been used in connection with the development of, is incorporated into or has been distributed with, in whole, or in part, any Owned Intellectual Property in a manner that (i) requires the licensing, disclosure or distribution of any Owned Intellectual Property to any other Person, (ii) prohibits or limits the receipt of consideration in connection with licensing or distribution of any Owned Intellectual Property, or imposition of contractual restrictions on the rights of licensees or other recipients to decompile, disassemble or otherwise reverse engineer any Owned Intellectual Property or (iii) grants, or purports to grant, to any Person, any Intellectual Property, including any patent license or non-assertion covenant. Each of the Flexi Companies has complied with all material notice, attribution and other requirements applicable to any and all Open Source Software used in the business of the Flexi Companies, except as would not reasonably be expected to result in a Company Material Adverse Effect.

(k)            Except as set forth on Section 3.6(k) of the Company Disclosure Letter, since December 31, 2019, to the Company’s knowledge, no Computer Security Incident has occurred involving any of the Flexi Companies or any of their assets, rights or properties that was required to be reported under applicable Privacy Laws. The Flexi Companies implement, and have implemented, maintain and comply with technologies, policies and procedures designed to prevent Computer Security Incidents. The Flexi Companies implement and have implemented commercially reasonable business continuity, backup and disaster recovery, and security plans.

(l)             Section 3.6(l) of the Company Disclosure Letter identifies all relevant privacy policies regarding the Processing of Personal Information by or on behalf of the Flexi Companies (“Privacy Policies”). True, correct and complete copies of each such Privacy Policy have been made available to SPAC.

(m)          The Flexi Companies have not received any written notices, allegations or complaints from any Governmental Authority or any other Person with respect to any data security incidents, nor have they received any written claims for compensation under Privacy Laws from data subjects or any other Person. The Flexi Companies have (i) obtained valid consent where necessary from data subjects and has provided data subjects with privacy notices as required under applicable Privacy Laws and (ii) complied in all material respects with the terms of any Privacy Laws and Contract by which any Flexi Companies are bound relating to data protection, privacy or security or the Processing of Personal Information, including the Privacy Policies (“Data Processing Contracts”).

(n)           No Actions are pending or, to the knowledge of the Company, threatened against any of the Flexi Companies relating to the Processing of Personal Information. Except as would not reasonably be expected to result in a Company Material Adverse Effect, the Flexi Companies have all necessary Data Processing Contracts and other agreements in place with all service providers, vendors, Affiliates and other Persons whose relationship with the Flexi Companies involves the relevant service provider, vendor, Affiliate or other Person Processing any Personal Information on behalf of the Flexi Companies and, where required, such agreements comply with Privacy Laws applicable to the Flexi Companies.

(o)           The Flexi Companies have taken all commercially reasonable actions to maintain and protect the confidentiality of all Confidential Information constituting Company Intellectual Property, including those used in connection with the business of the Flexi Companies. To the knowledge of the Company, (i) there has been no misappropriation of any Confidential Information of the Flexi Companies, including those used in connection with the business of the Flexi Companies by any Person, (ii) no employee, agent or other Contract Worker of the Flexi Companies has misappropriated any Confidential Information of any other Person in the course of performance as an employee, agent or other Contract Worker of the Flexi Companies and (iii) no employee, agent or other Contract Worker of the Flexi Companies is in default or breach of any term of any Contract relating in any way to the protection, ownership, development, use or transfer of each Intellectual Property as a result of their performance of their duties for the Flexi Companies.

(p)            Each current and former employee of the Flexi Companies who works or worked in connection with any part of the business of the Flexi Companies, and each current and former Contract Worker who provides or provided services to the Flexi Companies, in each case, that was or is involved in the Development of any material Intellectual Property has executed a valid and binding written agreement expressly assigning to the Flexi Companies all right, title and interest in and to all Intellectual Property developed during the term of such employee’s employment or such Contract Worker’s work for the Flexi Companies, except to the extent that the Flexi Companies have acquired rights to such Intellectual Property by operation of Law, and has waived or agreed not to exercise all moral rights therein to the extent applicable and legally permissible.

Section 3.7             Title to Properties and Assets; Liens . Except as set forth in Section 3.7 of the Company Disclosure Letter, each of the Flexi Companies has good and marketable title to, or a valid leasehold interest in or license or right to use, its material properties and assets, including the Company Intellectual Property, used or held for use in the operation of its business as currently conducted, in each case (other than with respect to leased properties, which is addressed below) free and clear of any Lien, other than Permitted Liens. With respect to any such leased properties and assets, each of the Flexi Companies is in compliance with such leases in all material respects and, to the Company’s knowledge, holds a valid leasehold interest free of any Liens, other than Permitted Liens. The properties, assets and rights owned, leased or licensed by the Flexi Companies (including any Company Intellectual Property) constitute all the properties, assets and rights used in connection with the businesses of the Flexi Companies, except for such properties, assets and rights the loss of which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Such properties, assets and rights constitute all the properties, assets and rights necessary for the Flexi Companies to continue to conduct their respective businesses following the Closing as they are currently being conducted, except as would not have or reasonably be expected to have a Company Material Adverse Effect.

Section 3.8             Real Property .

(a)           Section 3.8(a) of the Company Disclosure Letter sets forth a true, correct and complete list as of the date of this Agreement of all Leased Real Property and all Real Property Leases pertaining to such Leased Real Property, including the name(s) of the Flexi Company party to such Real Property Lease, the name of the landlord for such Real Property Lease, the location and physical address for such Real Property Lease, and the current monthly base rent or fees for such Real Property Lease, any security deposits or letters of credit for such Real Property Lease, the square footage for any such Real Property Leases that exceed 10,000 square feet, the commencement date, rental payment start date and expiration date for such Real Property Lease, and any extension rights for such Real Property Lease. Except as disclosed in Section 3.8(a) of the Company Disclosure Letter, as of the date of this Agreement, each of the Real Property Leases is in full force and effect, and is a valid and binding obligation of the applicable Flexi Company party thereto. With respect to each parcel of Leased Real Property, as of the date of this Agreement:

(i)          the Company or another of the Flexi Companies holds a good and valid leasehold estate in such Leased Real Property, free and clear of all Liens, except for Permitted Liens;

(ii)         the Flexi Companies have delivered or made available to SPAC true, correct and materially complete copies of all Real Property Leases, and none of such Real Property Leases have been amended or modified in any material respect, except to the extent that such modifications have been disclosed by the copies delivered or made available to SPAC;

(iii)       except as set forth on Section 3.8(a) of the Company Disclosure Letter, no Flexi Company’s possession and quiet enjoyment of the Real Property under such Real Property Leases has been materially disturbed, and, to the knowledge of the Flexi Companies, there are no material disputes with respect to such Real Property Leases;

(iv)       except as set forth on Section 3.8(a) of the Company Disclosure Letter, no Flexi Company has knowledge of, nor has received any written notice of, any default or breach by the applicable Flexi Company under any of the Real Property Leases that remains uncured or outstanding;

(v)        except as set forth on Section 3.8(a) of the Company Disclosure Letter, no Flexi Company is engaged in negotiations to terminate any of the Real Property Leases. In connection with any mutual termination of the Real Property Leases by the Company or applicable Subsidiary party to such Real Property Lease and the landlord for such Real Property Lease (“Lease Terminations”) within the 12 months immediately preceding the date of this Agreement, the Company has obtained valid and binding written agreements from the lessor party to such Real Property Leases, and true and correct copies of all agreements related to such Lease Terminations have been delivered or made available to SPAC. As of the date of this Agreement, (A) except as set forth on Section 3.8(a) of the Company Disclosure Letter, no termination payments by any Flexi Company required under the Lease Terminations are due and payable, and (B) Section 3.8(a) of the Company Disclosure Letter sets forth a true and correct list of all termination payments by the Flexi Companies required under the Lease Terminations that are not yet due and payable; and

(vi)       each Flexi Company has the right to conduct its business in each Leased Real Property for the remaining term of the applicable Real Property Lease.

(b)           No Flexi Company is in material default under the Real Property Leases, and, to the knowledge of the Company, there is no default by any lessor under the Real Property Leases. Except as set forth on Section 3.8(b) of the Company Disclosure Letter, there are no disputes, or forbearance programs in effect as to any such Real Property Lease.

(c)           Section 3.8(c) of the Company Disclosure Letter lists the street address of each parcel of Owned Real Property, including the name of the applicable owner. With respect to the Owned Real Property, the Flexi Companies have delivered or made available to SPAC true, complete and correct copies of the deeds and other instruments (as recorded) by which the applicable Flexi Company acquired such Owned Real Property, and copies of all title insurance policies, opinions, abstracts and surveys in the possession of the Company and relating to the Owned Real Property.

(d)           The Flexi Companies have good, valid and marketable fee simple title to all Owned Real Property. All such properties and assets are free and clear of Liens except for Permitted Liens.

(e)           All buildings, structures, improvements, fixtures, building systems and equipment included in the Real Property are in reasonable operating condition and repair in all material respects.

(f)            The use and operation of the Real Property in the conduct of the Flexi Companies’ business do not violate in any material respect any Law, covenant, condition, restriction, easement, license, permit or agreement. No material improvements constituting a part of the Real Property encroach on real property owned or leased by a Person other than the Flexi Companies.

(g)            To the knowledge of the Flexi Companies, there is no pending condemnation, eminent domain or any other taking by public authority with or without payment of consideration therefor or similar actions with respect to any of the Real Property. No written notice of such a proposed condemnation has been received by any Flexi Company.

(h)           As of the date of this Agreement, the Real Property comprises all of the material real property used in the Flexi Companies’ business (excluding any real property used for parking, storage or temporary use that are not essential for the use of any of the Real Property Leases) and except as would not reasonably be expected to result in a Company Material Adverse Effect, the Flexi Companies have all necessary governmental licenses, authorizations, permits and permissions used in or relating to such Real Property or the Flexi Companies’ operations at such Real Property. With respect to each parcel of Real Property, except as set forth on Section 3.8(h) of the Company Disclosure Letter, as of the date of this Agreement:

(i)         since December 31, 2019, no Flexi Company has received any written notice of any: (i) material violations of building codes and/or zoning ordinances affecting the Real Property, (ii) existing, pending or threatened in writing condemnation proceedings affecting the Real Property or (iii) existing, pending or threatened in writing zoning, building code or other moratorium proceedings, or similar matters which, in each case, would reasonably be expected to adversely affect, or disrupt, the ordinary course operation of the business of the occupants of such Real Property except as would not reasonably be expected to result in a Company Material Adverse Effect;

(ii)        except for Permitted Liens, there are no leases, subleases, licenses or other similar occupancy agreements pursuant to which any Flexi Company has granted to any party or parties the right of use or occupancy of any portion of the Real Property pursuant to which the Company receives more than $250,000 per calendar year in connection with such agreement;

(iii)       except for this Agreement, there exists no contract, agreement or commitment to purchase by a third party all or any portion of the Owned Real Property;

(iv)       no Flexi Company has received written notice from any Governmental Authority of any violation by it of any Laws applicable (or alleged to be applicable) to the Real Property, or any part thereof, except as would not reasonably be expected to result in a Company Material Adverse Effect;

(v)        there exist no pending or, to the knowledge of the Flexi Companies, threatened in writing, Actions against any Flexi Company or the Owned Real Property that would, if determined adversely to any Flexi Company, materially and adversely affect the applicable Flexi Company’s operations at such Real Property or such Flexi Company’s ability to perform its obligations under this Agreement; and

(vi)       no Flexi Company is subject to any claims of any unpaid brokerage fees, finders’ fees or other commission with respect to the Real Property that are delinquent or overdue as of the date of this Agreement.

Section 3.9             Environmental Matters .

Except as set forth in Section 3.9 of the Company Disclosure Letter:

(a)           (i) except for matters that have been fully resolved, each Flexi Company has materially complied with and is currently in material compliance with the provisions of all applicable Environmental Laws; and (ii) the Real Property is in material compliance with the provisions of all applicable Environmental Laws, to the extent any Flexi Company is responsible for such compliance;

(b)           each Flexi Company possesses all material Environmental Permits that are required for the operation of the business as presently operated and for the ownership and use of their assets (including the Leased Real Property) as presently owned and used, and such material Environmental Permits are in good standing and in full force and effect. Prior to the date of this Agreement, true, complete and correct copies of all currently in force material Environmental Permits issued to any Flexi Company have been made available to SPAC;

(c)            no Hazardous Materials have been discharged, disbursed, released, stored, treated, generated, disposed of or allowed to escape in each case by any Flexi Company on, in, under or from the Real Property except in compliance with all Environmental Laws and Environmental Permits;

(d)           there are no underground storage tanks, asbestos, asbestos-containing materials, PCBs or PCB wastes located, contained, used or stored at or on any Real Property for which any Flexi Company is responsible, except in compliance with all Environmental Laws and Environmental Permits;

(e)            no Flexi Company has entered into any negotiations, agreements or undertakings with any Person relating to any Remedial Action;

(f)            there are no acts by any Flexi Company that have given rise to any material liability under Environmental Laws;

(g)            no Flexi Company has received written notice that any Hazardous Materials generated by any Flexi Company or any of their respective predecessors have been disposed of or come to rest at any site that has been included in any published priority list of hazardous or toxic waste sites, or that is the subject of a claim or demand from any third party that has not been fully cured or resolved;

(h)           no Flexi Company nor, to the Company’s knowledge, any of their respective predecessors, has filed any notice under any Law reporting a release of a Hazardous Material into the environment that has not been fully cured or resolved;

(i)             no Flexi Company has received any written notice, order, directive, claim or demand from any Governmental Authority with respect to: (i) the generation, storage, use, handling, transportation, treatment, emission, spillage, disposal, release, discharge or removal of any Hazardous Materials that has not been fully cured or resolved; or (ii) any actual violation or failure to comply with any Environmental Law that has not been fully cured or resolved;

(j)             the Company has made available to SPAC all: (i) copies of all material reports, studies, analyses or tests, and any results of monitoring programs, in the possession or control of the Company or any Flexi Company within the last 10 years pertaining to the generation, storage, use, handling, transportation, treatment, emission, spillage, disposal, release or removal of Hazardous Materials by any Flexi Company at, in, on or under the Real Property; and (ii) a copy of any environmental investigation or assessment of the Real Property conducted by the Company or any Flexi Company or any environmental consultant engaged by any of them within the past five years; and

(k)            the Real Property is not subject to any Lien for which any Flexi Companies is responsible securing the costs of any Remedial Action arising under Environmental Laws.

Section 3.10          Compliance with Other Instruments . None of the Flexi Companies is in material violation of any term of its Governing Documents. None of the Flexi Companies is in violation of any term or provision of any Governmental Order to which it is party or by which it is bound that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Except as set forth on Section 3.10 of the Company Disclosure Letter, the execution and delivery by the Company and the performance by the Company of its obligations pursuant to this Agreement and the Ancillary Agreements to which it is or will be a party will not result in, by the giving of notice, the lapse of time or otherwise, (a) any violation of, conflict with, or except for obtaining the Company Written Consent, the filing of the Initial Merger Filing Documents and the receipt of the Regulatory Approvals, require any consent, filing, notice, waiver or approval or constitute a default under (i) the Company’s Governing Documents, (ii) any Contract to which any of the Flexi Companies is a party or by which any of the Flexi Companies’ assets are bound or (iii) any applicable Law, Permit or Governmental Order, nor (b) the creation of any Lien upon any of the properties or assets of the Company (other than Permitted Liens), except, in the case of clauses (a)(ii), (a)(iii) and (b), to the extent that the occurrence of the foregoing has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.11           Compliance with Laws . Each of the Flexi Companies is in compliance with, and since December 31, 2019, has been in compliance with, all applicable Laws, except where such failure to comply has not had, or would not reasonably be expected to be, individually or in the aggregate, material to the Flexi Companies. Since December 31, 2019, none of the Flexi Companies has received any written notice from a Governmental Authority of or been charged with the violation of any Laws, except where such violation has not had, or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.12           Absence of Changes . Since the date of the most recent Company Unaudited Financial Statements (a) there has not been, individually or in the aggregate, any Company Material Adverse Effect, (b) the Flexi Companies have conducted their businesses in all material respects in the Ordinary Course (other than with respect to the evaluation of and negotiations in connection with this Agreement, the Ancillary Agreements and the Transactions and transactions in connection with Company Shares and related agreements and Indebtedness, the terms of which have been made available to SPAC), and (c) none of the Flexi Companies has sold, assigned or otherwise transferred any right, title or interest in or to any of their respective assets (including ownership in Intellectual Property and IT Systems) valued in excess of $50,000 individually or $250,000 in the aggregate to any Person other than any of the other Flexi Companies other than non-exclusive licenses in the Ordinary Course.

Section 3.13           Litigation . Except as set forth in Section 3.13 of the Company Disclosure Letter, as of the date of this Agreement: (a) there are no Actions pending or, to the Company’s knowledge, currently threatened, against any of the Flexi Companies or their respective assets or properties before any Governmental Authority that (i) question the validity of this Agreement or any Ancillary Agreement, the right of the Company to enter into this Agreement or any Ancillary Agreement, or the right of any of the Flexi Companies to perform its obligations contemplated by this Agreement or any Ancillary Agreement, or (ii) if determined adversely to any Flexi Company, would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or result in any change in the current equity ownership of the Company; (b) none of the Flexi Companies is a party or subject to the provisions of any material Governmental Order; and (c) there is no Action initiated by any of the Flexi Companies currently pending or that any of the Flexi Companies currently intends to initiate, except in the case of each of clauses (a)(i), (b) and (c), as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.14          Insurance . Each of the Flexi Companies has in full force and effect insurance policies and bonds as described in Section 3.14 of the Company Disclosure Letter (the “Insurance Policies”) that cover such risks and are in such types and amounts as are reasonable for the businesses of the Flexi Companies and as required by contracts and Law. True, correct and complete copies of the Insurance Policies have previously been made available to SPAC in the virtual data room. No Insurance Policies, or their predecessors, are written on the basis of a retrospective premium, audited premium, captive insurer or reinsurer, fronting policy or similar basis to any of the foregoing. All premiums for the Insurance Policies and their predecessors have been paid, and no written notice of cancellation or termination has been received by any of the Flexi Companies with respect to any Insurance Policy. The Company has not received any written notice of denial or dispute of coverage for, and to the Company’s knowledge, no insurer has otherwise denied or disputed coverage for, any claim under an insurance policy where the current actual or potential liability of or loss to a Flexi Company may exceed $150,000 in the aggregate.

Section 3.15           Governmental Consents . Assuming the accuracy of the representations made by SPAC in Article IV, no consent, approval or authorization of or registration, qualification, designation, declaration or filing with any Governmental Authority on the part of any of the Flexi Companies is required in connection with the valid execution and delivery of this Agreement or any Ancillary Agreement, or the consummation of any Transaction, except for (i) such filings or notices as may be required under the Securities Act or under applicable state securities Laws, (ii) the filing of the Initial Merger Filing Documents and any other filings or notices required for the consummation of the Initial Merger, (iii) the Regulatory Approvals, (iv) any necessary filings under the HSR Act and (v) any consents, approvals or authorizations of or registrations, qualifications, designations, declarations or filings, the absence of which, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

Section 3.16          Permits . Each of the Flexi Companies has all Permits and any similar authority necessary for the conduct of its business as now being conducted by it, the lack of which has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. None of the Flexi Companies is or, with the giving notice, the lapse of time or otherwise, would be in default in any material respect under any of such Permits or other similar authority.

Section 3.17          Registration and Voting Rights . Except as set forth in Section 3.17 of the Company Disclosure Letter and other than with respect to actions contemplated by the Mergers, this Agreement and the Ancillary Agreements, (a) none of the Flexi Companies is presently under any obligation and has not granted any rights to register under the Securities Act the offer and sale any of its presently outstanding securities or any of its securities that may hereafter be issued and (b) to the Company’s knowledge, no shareholder of any of the Flexi Companies has entered into any agreements with respect to the voting of Company Shares.

Section 3.18           Brokers or Finders . Except as set forth in Section 3.18 of the Company Disclosure Letter, none of the Flexi Companies has incurred, or will incur, directly or indirectly, as a result of any action taken by the Flexi Companies, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement, any Ancillary Agreement, or the Transactions.

Section 3.19           Related-Party Transactions . Except as set forth in Section 3.19 of the Company Disclosure Letter (and other than with respect to actions expressly contemplated by this Agreement and the Ancillary Agreements):

(a)            no director, officer or employee of any of the Flexi Companies or any member of such Person’s immediate family or any corporation, partnership or other entity in which such Person has a significant ownership interest or otherwise controls (each, a “Related Party”) is indebted to any of the Flexi Companies, nor are any of the Flexi Companies indebted (or committed to make loans or extend or guarantee credit) to any Related Party;

(b)           to the Company’s knowledge, no Related Party has any direct or indirect ownership interest in (i) any Person with which any of the Flexi Companies is party to a Contract or has a material business relationship or (ii) any Person that competes with any of the Flexi Companies, not including any equity of publicly traded companies that may compete with any of the Flexi Companies; and

(c)            no Related Party is directly or indirectly interested in any Contract with any of the Flexi Companies, other than any such Contracts related to such Person’s (i) ownership of Company Shares, options or other securities of the Company, (ii) indemnification by the Company or (iii) employment with, or the provision of services to, a Flexi Company entered into in the ordinary course of business (including benefit plans, indemnification arrangements and other ordinary course compensation).

Section 3.20           Labor Agreements and Actions; Employee Compensation .

(a)            None of the Flexi Companies is bound by or subject to (and none of their assets or properties is bound by or subject to) any Contract with any labor union, labor management council or similar employee representative group, and, to the Company’s knowledge, no labor union, labor management council or similar employee representative group has requested or has sought to represent any of the employees of any of the Flexi Companies. There is no strike or other labor dispute involving any of the Flexi Companies pending, or to the Company’s knowledge, threatened, nor, to the knowledge of the Company, is there any labor organization activity involving the employees of any of the Flexi Companies.

(b)           To the Company’s knowledge, no officer, management employee or any group of management employees intends to terminate their employment with any of the Flexi Companies, nor does any of the Flexi Companies have a present intention to terminate the employment of any of the foregoing. Each officer and management employee of each of the Flexi Companies is currently providing full-time services to the conduct of the business of each of the Flexi Companies. To the Company’s knowledge, no officer or management employee is currently working for a competitive enterprise.

(c)            Except as set forth in the Company Disclosure Letter, the employment of each officer, employee and Contract Worker of each of the Flexi Companies is terminable by each of the Flexi Companies pursuant to applicable Law and no such individual is entitled to any compensation upon termination of employment, except as required by Law applicable to the jurisdiction in which such officer, employee or Contract Worker is employed.

(d)           Except as expressly set forth in the Company Disclosure Letter and except as has been mandated by Governmental Authority, as of the date of this Agreement, the Flexi Companies have not had, nor are there any facts that would give rise to, any material workforce changes due to COVID-19 or COVID-19 Measures, whether directly or indirectly, including any actual or expected terminations, layoffs, furloughs, shutdowns (whether voluntary or by Governmental Order), or any material changes to benefit or compensation programs, nor are any such changes currently contemplated.

(e)           With respect to all current and former Persons who have performed services for or on behalf of any of the Flexi Companies, each of the Flexi Companies is in compliance, and since December 31, 2019, has complied in all material respects with all applicable labor and employment Laws, including equal employment opportunity, wage and hour, compensation, overtime requirements, classification of employees and independent contractors (or other Contract Workers) (including for Tax purposes and for purposes of determining eligibility to participate in any Company Benefit Plan (as defined below)), hours of work, leaves of absence, sexual and other harassment, whistleblower protections, immigration, occupational health and safety, workers’ compensation and the withholding and payment of all applicable Taxes, and COVID-19 Measures related to employment, and there are no arrears in the payments of wages, unemployment insurance premiums or other similar obligations.

(f)            The Flexi Companies have since December 31, 2019, properly classified for all purposes (including for Tax purposes and for purposes of determining eligibility to participate in any Company Benefit Plan) all current and former employees, officers, directors or Contract Workers who have performed services for or on behalf of any of the Flexi Companies and have properly withheld and paid all applicable Taxes and made all required filings in connection with services provided by such Person to the applicable Flexi Company in accordance with such classifications.

(g)           Set forth on Section 3.20(g) of the Company Disclosure Letter is a complete and accurate list of all of the employees of the Company and its Subsidiaries as of the date of this Agreement and separately for each Flexi Company, of all their employees including for each such employee his or her: (i) name (redacted where required by applicable Laws); (ii) employing entity; (iii) job title; (iv) location; (v) date of hire (or date of recognized seniority if earlier); (vi) status as a full-time or part-time employee; (vii) base salary or wage rate; (viii) whether the position is classified by the applicable Flexi Company as exempt from overtime pay (as applicable under local Laws); (ix) 2021 bonus or commission; (x) 2022 bonus or commission opportunity; (xi) the application of any applicable modern awards (for employees located in Australia); and (xii) whether the employee is not actively at work for any reason other than vacation, and the reason for such absence, as of the date of this Agreement.

(h)           Set forth on Section 3.20(h) of the Company Disclosure Letter are complete and accurate lists, as of the date of this Agreement and separately for each Flexi Company, of all individuals who perform services for any of the Flexi Companies as a Contract Worker (including for the avoidance of doubt, as (i) an independent contractor, (ii) a leased employee, or (iii) an unpaid intern), including for each such individual his or her name (redacted where required by applicable Laws), services performed, and rate of compensation (if any), and location at which such individual performs services for such Flexi Company.

(i)            There are no material claims, disputes, grievances, or controversies pending or, to the knowledge of the Company, threatened, involving any employee or Contract Worker. To the knowledge of the Company there are no charges, investigations, administrative proceedings or formal complaints of (i) discrimination or retaliation (including discrimination, harassment or retaliation based upon sex, age, marital status, race, national origin, sexual orientation, disability or veteran status), (ii) unfair labor practices, (iii) violations of health and safety Laws, (iv) workplace injuries, (v) whistleblower retaliation against the Company or (vi) wage and hour laws, in each case that (y) pertain to any current or former employee and (z) have been threatened in writing by such employee or are pending before any Governmental Authority.

Section 3.21           Employee Benefit Plans .

(a)            The Company has made available to SPAC in the virtual data room each material Company Benefit Plan (whether written or unwritten). For purposes of this Agreement, a “Company Benefit Plan” means (i) any “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), whether or not subject to ERISA, (ii) any other employee or compensatory benefit plan, agreement, arrangement, program, policy or practice, including any equity or equity-based compensation (including stock option, stock purchase, stock award, stock appreciation, phantom stock, restricted stock or restricted stock unit), deferred compensation, pension, retirement, savings, bonus, profit sharing, incentive compensation, retention, change-in-control, medical, dental, vision, prescription drug, life insurance, death benefit, cafeteria, flexible spending, dependent care, fringe benefit, vacation, paid time off, holiday pay, disability, sick pay, workers compensation, unemployment, severance, employee loan or educational assistance plan, agreement, arrangement, program, policy or practice and (iii) any employment, consulting, or other individual services agreement (except as those providing for notice, severance or other termination indemnities no greater than required by applicable Laws pursuant to form employment agreements provided by the Company), which in the case of each of clauses (i), (ii) and (iii), is sponsored or maintained by any of the Flexi Companies, or to which any of the Flexi Companies contributes or is required to contribute or is a party, on behalf of current or former employees, officers, independent contractors or directors of any of the Flexi Companies or their spouses, beneficiaries or dependents, or with respect to which any of the Flexi Companies has or may have any liability, contingent or otherwise. No Company Benefit Plan covers individuals other than current or former employees, officers, independent contractors or directors (or spouses, beneficiaries or dependents thereof) of any of the Flexi Companies. None of the Flexi Companies has communicated to present or former employees of any of the Flexi Companies, or formally adopted or authorized, any additional Company Benefit Plan or any change in or termination of any existing Company Benefit Plan. With respect to each material Company Benefit Plan, the Company has delivered to SPAC, to the extent applicable, true, complete and correct copies of (A) the plan document (or a written summary of any unwritten Company Benefit Plan), including all amendments thereto (B) trust agreements, insurance policies or other funding vehicles, third-party administrator agreements, and all amendments to any of these, (C) the most recent summary plan description, including any summary of material modifications, (D) the three most recent annual reports filed with any applicable Governmental Authority with respect to such Company Benefit Plan, (E) the three most recent actuarial reports or other financial statements relating to such Company Benefit Plan, and (F) the most recent determination or opinion letter, if any, issued by any Governmental Authority with respect to any Company Benefit Plan and any pending request for such a determination letter.

(b)           Each Company Benefit Plan has been operated and administered in compliance in all material respects with its terms and all applicable Laws and, to the knowledge of the Company, no Event has occurred that would reasonably be expected to adversely affect the qualified status of any such Company Benefit Plan.

(c)           All contributions and premium payments required to have been paid under or with respect to any Company Benefit Plan have been timely paid in accordance with the terms of such Company Benefit Plan and applicable Law except as would not result in material liability to the Flexi Companies.

(d)           No Company Benefit Plan provides health, life insurance or other welfare benefits to retired or other terminated employees, officers, Contract Workers or directors of any of the Flexi Companies (or any spouse, beneficiary or dependent thereof), other than as required by applicable Law.

(e)           No event has occurred and no condition exists with respect to any Company Benefit Plan or any other employee benefit plan, agreement, arrangement, program, policy or practice currently or previously sponsored, maintained or contributed to by any of the Flexi Companies that could subject any Company Benefit Plan, any of the Flexi Companies, PubCo, SPAC or any of their employees, agents, directors or Affiliates, directly or indirectly (through an indemnification agreement or otherwise), to a material liability penalty, Tax or fine under applicable Laws, including liability for a breach of fiduciary duty, or which could result in the imposition of a Lien on the assets of any of the Flexi Companies.

(f)            None of the Flexi Companies nor any of their respective ERISA Affiliates have sponsored or contributed to, been required to contribute to, or had any actual or contingent liability under or with respect to (i) a pension plan that as per Title IV of ERISA (whether or not subject to ERISA) or any other defined benefit pension plan or (ii) a multiemployer pension plan (as defined in Section 3(37) of ERISA, whether or not subject to ERISA) at any time.

(g)           With respect to each Company Benefit Plan, no Actions (other than routine claims for benefits in the Ordinary Course) are pending or, to the knowledge of the Company, threatened in writing, and, to the knowledge of the Company, no facts or circumstances exist that would reasonably be expected to give rise to any such Actions. No Company Benefit Plan is currently under investigation or audit (nor has written notice been received of a potential investigation or audit) by any Governmental Authority and, to the knowledge of the Company, no such investigation or audit is contemplated or under consideration.

(h)           No event has occurred and no condition exists with respect to any employee benefit plan, agreement, arrangement, program, policy or practice currently or previously sponsored, maintained or contributed to by any Person who is or was an ERISA Affiliate of any of the Flexi Companies (other than the Company or one of its Subsidiaries) that could subject any of the Flexi Companies, PubCo, SPAC or any of their employees, agents, directors, or Affiliates, directly or indirectly (through an indemnification agreement or otherwise), to a material liability, or that could result in the imposition of a Lien on the assets of any of the Flexi Companies.

(i)            Except as set forth in Section 3.21 of the Company Disclosure Letter, the execution of this Agreement and the consummation of the Transactions will not, either alone or in combination with another event (such as termination following the consummation of the Transactions, and regardless of whether that other event has or will occur), (i) entitle any current or former director, employee, officer or other service provider of any of the Flexi Companies to any severance pay or any other compensation payable by any of the Flexi Companies, (ii) accelerate the time of payment or vesting, or increase the amount of compensation due to any director, employee, officer or other individual service provider by any of the Flexi Companies or (iii) result in any payment being considered an “excess parachute payment” within the meaning of Section 280G of the Code to any “disqualified individual” within the meaning of Section 280G of the Code.

(j)            Each Company Benefit Plan that is a “nonqualified deferred compensation plan” has been maintained and administered, in all material respects, in accordance with its terms and in operational and documentary compliance with all applicable Laws.

(k)            None of the Flexi Companies has any obligation to gross up, indemnify or otherwise reimburse any current or former employee, officer, independent contractor, or director of any of the Flexi Companies for any Taxes, interest or penalties incurred in connection with any Company Benefit Plan.

(l)            The Flexi Companies and each Company Benefit Plan that is a “group health plan” as defined in Section 733(a)(1) of ERISA (each, a “Company Health Plan”) (whether or not subject to ERISA) is in compliance with applicable Laws. No event has occurred and no condition or circumstance exists that could subject any of the Flexi Companies or any Company Health Plan to material penalties, fines or Taxes under applicable Laws.

(m)           None of the Flexi Companies has hired or engaged any employees or Contract Workers, or established, adopted, sponsored, contributed to or maintained any Company Benefit Plan, in the United States or United States territory, at any time.

Section 3.22          Tax Matters . Each of the Flexi Companies has filed all material Tax Returns as required by Law. These Tax Returns are true, correct and complete in all material respects. Each of the Flexi Companies has paid all material Taxes that are due and payable, other than Taxes being contested in good faith and for which adequate reserves have been established. None of the Flexi Companies is currently engaged in any material audit, administrative or judicial proceeding with respect to Taxes. None of the Flexi Companies has received any written notice from a Governmental Authority of a proposed deficiency of any material amount of Taxes. Each of the Flexi Companies has withheld or collected from each payment made to or received from its employees, independent contractors, shareholders, customers or other parties, all material Taxes required to be withheld or collected therefrom and has paid the same to the proper tax authority. None of the Flexi Companies (i) has a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business in a country other than the country in which it is organized or incorporated or (ii) has received written notice from a jurisdiction where it does not file Tax Returns that it is subject to Tax or required to file Tax Returns in that jurisdiction. There are no encumbrances for material Taxes (other than encumbrances for Taxes not yet due and payable) upon the assets of the Flexi Companies. None of the Flexi Companies has been a member of an affiliated, consolidated, unitary or similar Tax group or otherwise has any liability for the Taxes of any Person (other than another Flexi Company), as a transferee or successor, or by contract (including any Tax sharing, allocation or similar agreement or arrangement but excluding any commercial contract entered into in the ordinary course and not primarily relating to Taxes). None of the Flexi Companies is a controlled foreign corporation within the meaning of Section 957 of the Internal Revenue Code. None of the Flexi Companies has taken, or agreed to take, any action not contemplated by this Agreement and/or any Ancillary Agreements that could reasonably be expected to prevent the Transactions from qualifying for the Intended Tax Treatment. To the knowledge of the Company, there are no facts or circumstances that could reasonably be expected to prevent the Transactions from qualifying for the Intended Tax Treatment. It is the present intention of the Company to cause the SPAC to use its cash to make one or more loans to the Surviving Corporation or its Affiliates or otherwise transfer cash to the Surviving Corporation or its Affiliates for use in a trade or business as provided in Section 8.4(a) of this Agreement. The Company has no plan or intention to cause SPAC or the Surviving Corporation to liquidate (for federal income tax purposes) following the Transactions.

Section 3.23          Books and Records . The minute books of each of the Flexi Companies contain complete and accurate records in all material respects of all meetings and other corporate actions of each of the Company Shareholders, the Company Board or the applicable Subsidiary’s shareholders or board of directors (or similar governing body) and all committees, if any, appointed by the Company Board or the applicable Subsidiary’s board of directors (or similar governing body), as applicable. The registers of members of each of the Flexi Companies is complete and reflects all issuances, transfers, repurchases and cancellations of shares of capital stock of each of the Flexi Companies.

Section 3.24           Foreign Corrupt Practices Act . None of the Flexi Companies nor, to the Company’s knowledge, any of their respective Affiliates, directors, officers, employees, nor any agents, distributors, resellers, or other third parties acting for or on behalf of any of the foregoing, have made, directly or indirectly, any payment or promise to pay, or any gift or promise to give or authorized such a promise or gift, of any money or anything of value, directly or indirectly, to (a) any foreign official (as such term is defined in the U.S. Foreign Corrupt Practices Act (the “FCPA”)) for the purpose of influencing any official act or decision of such foreign official or inducing him or her to use his or her influence to affect any act or decision of a Governmental Authority or (b) any foreign political party or official thereof or candidate for foreign political office for the purpose of influencing any official act or decision of such party, official or candidate or inducing such party, official or candidate to use his, her or its influence to affect any act or decision of a Governmental Authority, in the case of both (a) and (b) above in order to assist any of the Flexi Companies to obtain or retain business for, or direct business to, any of the Flexi Companies. None of the Flexi Companies nor any of their respective directors, officers, employees or agents, distributors, resellers, or other third parties, has made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment of funds or received or retained any such funds in violation of any Anti-Bribery Laws. No Action by or before any Governmental Authority involving any of the Flexi Companies with respect to FCPA or any other applicable Anti-Bribery Laws is pending or, to the Company’s knowledge, threatened. Each of the Flexi Companies has sought to maintain accurate financial records and a system of internal controls sufficient to provide reasonable assurance over management’s control, authority and responsibility over the company’s assets.

Section 3.25          Anti-Money Laundering . The operations of each of the Flexi Companies are and have been conducted at all times in compliance with applicable financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, applicable provisions of the USA PATRIOT Act of 2001, the money laundering Laws of all jurisdictions to the extent applicable to each of the Flexi Companies, or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority (collectively, the “Anti-Money Laundering Laws”) in each case, to the extent applicable to each of the Flexi Companies, and no Action by or before any Governmental Authority involving any of the Flexi Companies with respect to Anti-Money Laundering Laws is pending or, to the knowledge of the Company, threatened.

Section 3.26          Sanctions . None of any of the Flexi Companies nor, to the knowledge of the Company, any of their respective Affiliates, directors, officers, employees or agents is a Person that is, or is owned or controlled by, a Person that is (i) the subject of any Sanctions nor (ii) located, organized, incorporated or resident in a country or territory that is the subject of comprehensive Sanctions (including the Crimea region of Ukraine, Cuba, Iran, North Korea, Russia and Syria). For the past five years, to the Company’s knowledge, none of the Flexi Companies has engaged in, or is now engaged in, any dealings or transactions with any Person, or in any country or territory, that at the time of such dealing or transaction is or was, or whose government is or was, the subject of Sanctions.

Section 3.27          Takeover Statutes and Stockholder Rights Plans . The Company Board has taken all actions necessary so that any restrictions on a “business combination” contained under any foreign Laws will be inapplicable to the Transactions. As of the date of this Agreement, no “fair price,” “moratorium,” “control share acquisition” or other antitakeover statute or similar domestic or foreign Law applies with respect to any of the Flexi Companies in connection with this Agreement or the Transactions. As of the date of this Agreement, there is no stockholder rights plan, “poison pill” or similar antitakeover agreement or plan in effect to which any of the Flexi Companies is subject, party or otherwise bound.

Section 3.28          Board Approval . The Company Board (including any required committee or subgroup of such board) has, as of the date of this Agreement, unanimously (a) declared the advisability of the transactions contemplated by this Agreement, (b) determined that the transactions contemplated hereby are in the best interests of the Company and the Company Shareholders, (c) subject to the effectiveness of the Registration Statement and receipt of the Regulatory Approvals, recommended that the Company Shareholders approve and adopt this Agreement, the Mergers and the other Transactions and execute the Company Written Consent, and (d) approved the terms of this Agreement and the Ancillary Agreements (and the performance by the Company of its obligations hereunder and thereunder) and the execution thereof.

Section 3.29           Vendors and Customers .

(a)           Section 3.29(a) of the Company Disclosure Letter sets forth, as of the date of this Agreement, the top 20 vendors based on the aggregate dollar value of the Flexi Companies’ transaction volume with such counterparty during the trailing twelve months for the period ending December 31, 2021 (the “Top Vendors”).

(b)           None of the Top Vendors has, as of the date of this Agreement, informed in writing any of the Flexi Companies that it will or, to the knowledge of the Flexi Companies, has threatened in writing to, terminate, cancel, or materially limit or materially and adversely modify any of its existing business with the Company or any of the other Flexi Companies (other than due to the expiration of an existing contractual arrangement), and to the knowledge of the Company, none of the Top Vendors is, as of the date of this Agreement, otherwise involved in or has threatened in writing a material dispute against the Flexi Companies or their respective businesses.

(c)           Section 3.29(c) of the Company Disclosure Letter sets forth, as of the date of this Agreement, the top 20 customers based on the aggregate dollar value of the Flexi Companies’ transaction volume with such counterparty during the trailing 12 months for the period ending December 31, 2021 (the “Top Customers”).

(d)           Except as set forth on Section 3.29(d) of the Company Disclosure Letter, none of the Top Customers has, as of the date of this Agreement, informed in writing any of the Flexi Companies that it will or, to the knowledge of the Flexi Companies, has threatened in writing to, terminate, cancel, or materially limit or materially and adversely modify any of its customer agreement or its existing business with the Flexi Companies (other than due to the expiration of an existing contractual arrangement), and to the knowledge of the Flexi Companies, none of the Top Customers is, as of the date of this Agreement, otherwise involved in or has threatened in writing a material dispute of its customer agreement nor against the Flexi Companies or their respective businesses.

Section 3.30          No Additional Representations or Warranties . The Company acknowledges that, except as provided in Article IV or in the case of intentional fraud, neither SPAC nor any of its Affiliates, nor any of its equityholders, partners, members or Representatives has made, or is making, any representation or warranty whatsoever to the Company, its Subsidiaries or holders of Company Shares, and except as provided in Article IV or in the case of intentional fraud, SPAC hereby expressly disclaims and negates, to the fullest extent permitted by applicable Law, any other representation or warranty whatsoever (whether at Law or in equity), and any statement, information, opinion, projection or advice made, communicated or furnished (orally or in writing) to any of the Flexi Companies or its or their respective Representatives, with respect to SPAC or any of its Affiliates, their respective equityholders, partners, members or Representatives, and any matter relating to any of them, including their affairs, the condition, value or quality of the assets, liabilities, financial condition or results of operations, or with respect to the accuracy or completeness of any other information provided or made available to the Company, its Affiliates or any of their respective Representatives by, or on behalf of, SPAC or any of its Affiliates, whether orally or in writing, in any confidential information memoranda, any actual or virtual “datarooms,” management presentations, due diligence discussions or in any other form in contemplation of the Transactions, and except as provided in Article IV or in the case of intentional fraud, no such party shall be liable in respect of the accuracy or completeness of any information provided to the Company, its Subsidiaries or Company Shareholders or their respective Affiliates. Without limiting the generality of the foregoing, except as provided in Article IV, or in the case of intentional fraud, neither SPAC nor any other Person on behalf of SPAC has made or makes, any representation or warranty, whether express or implied, with respect to any projections, forecasts, estimates or budgets made available to the Company, its Affiliates or any of their respective Representatives of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of SPAC (including the reasonableness of the assumptions underlying any of the foregoing), or the probable success or profitability of PubCo or the Flexi Companies, whether or not included in any management presentation or in any other information made available to the Company, its Affiliates or any of their respective Representatives or any other person, and that, except as provided in Article IV or in the case of intentional fraud, any such representations or warranties are expressly disclaimed. The Company acknowledges that the Company and its Representatives have been provided with full and complete access to the Representatives, books and records of SPAC and other information that they have requested in connection with their investigation of SPAC and the Transactions. Except as provided in Article IV, or in the case of intentional fraud, the Company is not relying on any representation or warranty, oral or written, express or implied, whatsoever as to the condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of SPAC, the prospects (financial or otherwise) or the viability or likelihood of success of the business of SPAC as conducted after the Closing, as contained in any materials provided by SPAC or any of its Affiliates or any of their respective stockholders, partners, members or Representatives or otherwise. Notwithstanding anything to the contrary in this Agreement, including Section 4.4 and Section 4.12, no representation or warranty is made as to the accounting treatment of SPAC’s issued and outstanding warrants, or as to any deficiencies in related disclosure (including with respect to internal control over financial reporting or disclosure controls and procedures).

Article IV
REPRESENTATIONS AND WARRANTIES OF SPAC

SPAC hereby represents and warrants to the Company the following, except as set forth in (i) the SPAC SEC Filings (excluding “risk factors” or predictive or forward-looking statements) or (ii) the disclosure letter delivered to the Company by SPAC on the date of this Agreement (the “SPAC Disclosure Letter”), which exceptions shall, in the case of clause (ii), be deemed to be part of the representations and warranties made hereunder subject to, and in accordance with, Section 11.9 (and any reference in this Agreement or any Ancillary Agreement to this Article IV or any provision thereof shall be deemed to refer to such Article or provision as modified by the SPAC Disclosure Letter in accordance with Section 11.9).

Section 4.1           Organization, Good Standing, Corporate Power and Qualification . SPAC is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. SPAC has the requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted, to execute and deliver this Agreement and the Ancillary Agreements to which it is or will be a party, and to perform its obligations pursuant hereto and thereto. As of the date of this Agreement, SPAC has either delivered or made available to the Company, including via the SEC’s Electronic Data Gathering Analysis and Retrieval system database, accurate and complete copies of the certificate of incorporation and bylaws of SPAC, including all amendments thereto as in effect as of the date of this Agreement.

Section 4.2             Capitalization .

(a)            The authorized capital stock of SPAC consists of (i) 100,000,000 shares of SPAC Class A Common Stock, 11,557,500 of which are issued and outstanding, (ii) 10,000,000 shares of SPAC Class B Common Stock, 2,889,149 of which are issued and outstanding and (iii) 1,000,000 shares of SPAC Preferred Stock, none of which are issued and outstanding.

(b)           All shares of SPAC Capital Stock that are issued and outstanding have been duly authorized and validly issued in compliance with applicable Laws, are fully paid and nonassessable, and have not been issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or other similar right. The SPAC Capital Stock has the rights, preferences, privileges and restrictions set forth in the SPAC Charter.

(c)            Except for (i) the conversion privileges of the SPAC Class B Common Stock, and (ii) SPAC Warrants to purchase 17,057,500 shares of SPAC Class A Common Stock, there are no outstanding options, warrants or other equity appreciation, phantom equity, profit participation or similar rights for the purchase or acquisition from SPAC of any shares of SPAC Capital Stock. Except as set forth on Section 4.2(c) of the SPAC Disclosure Letter and the Ancillary Agreements, SPAC is not a party to or subject to any agreement or understanding and, to SPAC’s knowledge, there is no agreement or understanding between any Persons that affects or relates to the voting or giving of written consents with respect to any security or by a director of SPAC. The shares of SPAC Class B Common Stock outstanding on the Closing Date shall automatically convert into shares of SPAC Class A Common Stock effective upon the SPAC Merger Effective Time, in accordance with the provisions the SPAC Governing Documents.

(d)           SPAC does not own or control, directly or indirectly, any interest in any corporation, partnership, limited liability company, association or other business entity.

(e)            The only shares of capital stock of SPAC that will be outstanding immediately after the Closing will be such share(s) owned by PubCo following the consummation of the SPAC Merger.

(f)            Other than the SPAC Warrants there are no options, warrants, preemptive rights, calls, convertible securities, conversion rights or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of SPAC or obligating SPAC to issue or sell any shares of capital stock of, or other equity interests in, SPAC. SPAC is not a party to, or otherwise bound by, and has not granted, any equity appreciation rights, participations, phantom equity or similar rights. There are no voting trusts, voting agreements, proxies, shareholder agreements or other agreements with respect to the voting or transfer of SPAC Common Stock or any of the equity interests or other securities of SPAC. SPAC does not own any equity interests in any person.

(g)           Other than rights to exercise the SPAC Share Redemption and other rights in respect of disbursements from and liquidation of the trust under the Trust Agreement, there are no outstanding contractual obligations of SPAC to repurchase, redeem or otherwise acquire any SPAC Common Stock or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any person.

Section 4.3             Due Authorization . All corporate action on the part of SPAC necessary for the (a) authorization, execution and delivery by SPAC of this Agreement and the Ancillary Agreements to which it is or will be a party, (b) consummation of the Transactions and (c) performance of its obligations hereunder or thereunder has been taken or will be taken prior to the Closing, subject to (i) obtaining the SPAC Stockholders’ Approval, (ii) the filing of the SPAC Merger Certificate and (iii) the receipt of the Regulatory Approvals. This Agreement and each Ancillary Agreement to which it is or will be a party assuming due authorization, execution and delivery by each other party thereto constitute, or will constitute upon execution and delivery thereof, valid and binding obligations of SPAC, enforceable against SPAC in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other Laws of general application affecting enforcement of creditors’ rights generally and (ii) as limited by Laws relating to the availability of specific performance, injunctive relief or other equitable remedies or by general principles of equity.

Section 4.4             Financial Statements .

(a)            The financial statements of SPAC contained in the SPAC SEC Filings (the “SPAC Financial Statements”) are true and correct in all material respects and present fairly the financial condition, operating results, stockholders equity and cash flows of SPAC as of the dates and during the periods indicated. The SPAC Financial Statements have been prepared in accordance with GAAP, applied on a consistent basis throughout the periods indicated (except that they are subject to normal and recurring year-end adjustments and as may be indicated in the notes thereto or, in the case of unaudited financial statements, as permitted by Form 10-Q of the SEC). The books of account, ledgers, order books, records and other financial documents of SPAC accurately and completely reflect all material information relating to SPAC’s business, the nature, acquisition, maintenance, location and collection of its assets and the nature of all transactions giving rise to its obligations and accounts receivable.

(b)           SPAC has in place disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act) that are designed to reasonably ensure that material information relating to SPAC (including any fraud that involves management or other employees who have a significant role in the internal controls of the SPAC) is made known to the management of SPAC and are effective in recording, processing, summarizing and reporting financial data. SPAC has established and maintains a system of internal control over financial reporting (as defined in Rule 13a-15 under the Exchange Act) that is sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(c)           Since the formation of SPAC, neither SPAC nor, to the knowledge of SPAC, any Representative of SPAC has received or otherwise had or obtained knowledge of any written complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of SPAC with respect to the SPAC Financial Statements, the internal accounting controls of SPAC, or SPAC’s internal control over financial reporting, including any written complaint, allegation, assertion or claim that SPAC has engaged in questionable accounting or auditing practices. To the knowledge of SPAC, since the formation of SPAC, no attorney representing SPAC, whether or not employed by SPAC, has reported evidence of a violation of securities Laws, breach of fiduciary duty or similar violation by SPAC or any of its Representatives to the SPAC Board or any committee thereof, or to any director or officer of SPAC.

(d)           SPAC has no liability or obligation, absolute or contingent, individually or in the aggregate, that would be required to be set forth on a consolidated balance sheet of SPAC prepared in accordance with GAAP, applied and in accordance with past practice, other than (i) obligations and liabilities that have not had and would not reasonably be expected to have, individually or in the aggregate, a SPAC Material Adverse Effect, (ii) obligations and liabilities under Contracts incurred in the Ordinary Course (other than due to a breach under any such Contracts, or any act or omission that with the giving of notice, the lapse of time or otherwise, would constitute a breach thereunder), (iii) SPAC Transaction Expenses, (iv) obligations incurred by SPAC’s execution of this Agreement (other than due to a breach hereunder, or any act or omission that with the giving of notice, the lapse of time or otherwise, would constitute a breach hereunder) and (v) obligations and liabilities reflected, or reserved against, in the SPAC Financial Statements or as set forth in Section 4.4(d) of the SPAC Disclosure Letter.

Section 4.5             Compliance with Other Instruments . SPAC is not in material violation of any term of its Governing Documents. SPAC is not in violation of any term or provision of any Governmental Order by which it is bound that has had or would reasonably be expected to have, individually or in the aggregate, a SPAC Material Adverse Effect. The execution, delivery and the performance by SPAC of its obligations pursuant to this Agreement and the Ancillary Agreements to which it is or will be a party will not result in, by the giving of notice, the lapse of time or otherwise, (a) any violation of, conflict with, or subject to obtaining the SPAC Stockholders’ Approval, the filing of the SPAC Merger Certificate and the receipt of the Regulatory Approvals, require any consent, filing, notice, waiver or approval or constitute a default under, (i) its Governing Documents, (ii) any Contract to which it is a party or by which its assets are bound or (iii) any applicable Law, Permit or Governmental Order, nor (b) the creation of any Lien upon any of its properties or assets (other than Permitted Liens) except, in the case of clauses (a)(ii), (a)(iii) and (b), to the extent that the occurrence of the foregoing has not had, and would not reasonably be expected to have, individually or in the aggregate, a SPAC Material Adverse Effect.

Section 4.6             Absence of Changes .

(a)           Since the date of the most recent SPAC Financial Statements there has not been, individually or in the aggregate, any SPAC Material Adverse Effect.

(b)           Since the date of the most recent SPAC Financial Statements to the date of this Agreement, SPAC has conducted its business in all material respects in the Ordinary Course (other than with respect to the evaluation of and negotiations in connection with this Agreement, the Ancillary Agreements, and the Transactions).

Section 4.7             Litigation . As of the date of this Agreement, (a) there are no Actions pending or, to SPAC’s knowledge, currently threatened, against SPAC or its assets or properties before any Governmental Authority that (i) question the validity of this Agreement or any Ancillary Agreement, the right of SPAC to enter into this Agreement or any Ancillary Agreement, or the right of SPAC to perform its obligations contemplated by this Agreement or any Ancillary Agreement, or (ii) if determined adversely to SPAC, would reasonably be expected to have, individually or in the aggregate, a SPAC Material Adverse Effect; (b) SPAC is not a party or subject to the provisions of any material Governmental Order; and (c) there is no Action initiated by SPAC currently pending or that SPAC currently intends to initiate, except, in the case of each of clauses (a)(i), (b) and (c), as has not had, and would not reasonably be expected to have, individually or in the aggregate, a SPAC Material Adverse Effect.

Section 4.8             Governmental Consents . Assuming the accuracy of the representations made by the Company in Article III and Article V, no consent, approval or authorization of or registration, qualification, designation, declaration or filing with any Governmental Authority on the part of SPAC is required in connection with the valid execution and delivery of this Agreement or any Ancillary Agreement, or the consummation of any Transaction except for (i) such filings or notices as may be required under the Securities Act or under applicable state securities Laws, (ii) the filing of the SPAC Merger Certificate and any other filings or notices required for the consummation of the SPAC Merger, (iii) the Regulatory Approvals, (iv) compliance with and any necessary filings under the HSR Act and (v) any consents, approvals or authorizations of or registrations, qualifications, designations, declarations or filings, the absence of which, individually or in the aggregate, would not reasonably be expected to have a SPAC Material Adverse Effect.

Section 4.9             Brokers or Finders . Except as set forth in Section 4.9 of the SPAC Disclosure Letter, SPAC has not incurred, or will incur, directly or indirectly, as a result of any action taken by SPAC, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement, and Ancillary Agreement, or the Transactions.

Section 4.10          Tax . SPAC has filed all material Tax Returns as required by Law. These Tax Returns are true, correct and complete in all material respects. SPAC has paid all material Taxes that are due and payable, other than Taxes being contested in good faith and for which adequate reserves have been established. SPAC is not currently engaged in any material audit, administrative or judicial proceeding with respect to Taxes. SPAC has not received any written notice from a Governmental Authority of a proposed deficiency of any material amount of Taxes. SPAC has withheld or collected from each payment made to or received from its employees, Contract Workers, shareholders, customers or other parties all material Taxes required to be withheld or collected therefrom and has paid the same to the proper tax authority. There are no encumbrances for material Taxes (other than encumbrances for Taxes not yet due and payable) upon the assets of the Flexi Companies. SPAC has not taken, and has not agreed to take, any action not contemplated by this Agreement and/or any Ancillary Agreements that could reasonably be expected to prevent the Transactions from qualifying for the Intended Tax Treatment. To the knowledge of SPAC, there are no facts or circumstances that could reasonably be expected to prevent the Transactions from qualifying for the Intended Tax Treatment.

Section 4.11           Takeover Statutes and Charter Provisions . SPAC Board has taken all action necessary so that the restrictions on a “business combination” (as such term is used in Section 203 of the DGCL) contained in Section 203 of the DGCL, or any similar restrictions under any foreign Laws, will be inapplicable to this Agreement and the SPAC Merger. As of the date of this Agreement, no “fair price,” “moratorium,” “control share acquisition” or other antitakeover Law or similar domestic or foreign Law applies with respect to SPAC in connection with this Agreement or the SPAC Merger. As of the date of this Agreement, there is no stockholder rights plan, “poison pill” or similar antitakeover agreement or plan in effect to which SPAC is subject, party or otherwise bound.

Section 4.12          SEC Filings . SPAC has timely filed or furnished all statements, prospectuses, registration statements, forms, reports and documents required to be filed by it with the SEC pursuant to the Exchange Act or the Securities Act (collectively, as they have been amended since the time of their filing through the date of this Agreement, the “SPAC SEC Filings”). Each of the SPAC SEC Filings, as of the respective date of its filing, and as of the date of any amendment, complied in all material respects with the requirements of the Securities Act or the Exchange Act applicable to the SPAC SEC Filings. As of the respective date of its filing (or if amended or superseded by a filing prior to the date of this Agreement or the Closing Date, then on the date of such filing), the SPAC SEC Filings did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the SPAC SEC Filings. To the knowledge of SPAC, none of the SPAC SEC Filings filed on or prior to the date of this Agreement is subject to ongoing SEC review or investigation as of the date of this Agreement.

Section 4.13          Trust Account . As of the date of this Agreement, SPAC has at least $115,000,000 in the Trust Account, such monies invested in United States government securities or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act pursuant to the Investment Management Trust Agreement, dated as of November 2, 2021, between SPAC and Continental Stock Transfer & Trust Company, as trustee (the “Trustee,” and such Investment Management Trust Agreement, the “Trust Agreement”). There are no separate Contracts or side letters that would cause the description of the Trust Agreement in the SPAC SEC Filings to be inaccurate in any material respect or that would entitle any Person (other than (i) SPAC Stockholders holding SPAC Common Stock (prior to the Initial Merger Effective Time) sold in SPAC’s initial public offering (the “IPO”) who shall have elected to redeem their shares of SPAC Common Stock (prior to the Initial Merger Effective Time) pursuant to the SPAC Governing Documents, or (ii) as contemplated by the following sentence) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released other than to pay Taxes and payments with respect to all SPAC Share Redemptions. There are no Actions pending or, to the knowledge of SPAC, threatened, with respect to the Trust Account. SPAC has performed all material obligations required to be performed by it to date under, and is not in default, breach or delinquent in performance or any other respect (claimed or actual) in connection with, the Trust Agreement, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default or breach thereunder. As of the Closing, the obligations of SPAC to dissolve or liquidate pursuant to the SPAC Governing Documents shall terminate, and as of the Closing, SPAC shall have no obligation whatsoever pursuant to the SPAC Governing Documents to dissolve and liquidate the assets of SPAC by reason of the consummation of the Transactions. To SPAC’s knowledge, as of the date of this Agreement, following the Closing, no SPAC Stockholder shall be entitled to receive any amount from the Trust Account except to the extent such SPAC Stockholder is exercising a SPAC Share Redemption (or a redemption right in connection with an amendment of SPAC’s Governing Documents to extend SPAC’s deadline to consummate the Business Combination), and excluding claims that a SPAC Stockholder may make against SPAC’s assets, properties or funds that are not held in the Trust Account or have been distributed therefrom (other than to other Public Stockholders exercising redemption rights).

Section 4.14          Investment Company Act; Emerging Growth Company Status . SPAC is not an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company,” in each case within the meaning of the Investment Company Act. SPAC constitutes an “emerging growth company” as defined in Rule 12b-2 under the Exchange Act.

Section 4.15           Business Activities .

(a)           Since its incorporation, SPAC has not conducted any business activities other than activities related to the IPO or directed toward the accomplishment of a Business Combination. Except as set forth in the SPAC Governing Documents or as otherwise contemplated by this Agreement or the Ancillary Agreements and the Transactions, there is no Contract to which SPAC is a party which has or would reasonably be expected to have the effect of prohibiting or impairing in any material respect any business practice of SPAC, any acquisition of property by SPAC or the conduct of business by SPAC as currently conducted or as contemplated to be conducted as of the Closing.

(b)           SPAC does not own or have a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity.

(c)           Other than any former officers or as described in the SPAC SEC Filings, SPAC has never had any employees. Other than reimbursement of any out-of-pocket expenses incurred by SPAC’s officers and directors in connection with activities on SPAC’s behalf, SPAC has no unsatisfied liability with respect to any employee. SPAC does not currently maintain or have any liability under any employment or employee benefit plan, program or arrangement, and neither the execution and delivery of this Agreement or any of the Ancillary Agreements, nor the consummation of the Transactions will (i) result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any director, officer or employee of SPAC, or (ii) result in the acceleration of the time of payment or vesting of any such benefits. The Transactions shall not be the direct or indirect cause of any amount paid or payable by SPAC being classified as an “excess parachute payment” under Section 280G of the Code.

Section 4.16          Nasdaq Listing . As of the date of this Agreement, the SPAC Class A Common Stock, the SPAC Warrants and the SPAC Units are each registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the Nasdaq under the symbols “TGVC,” “TGVCW” and “TGVCU” respectively. SPAC is in compliance with the rules of the Nasdaq and there is no Action pending or, to the knowledge of SPAC, threatened, against SPAC by Nasdaq or the SEC with respect to any intention by such entity to deregister the SPAC Class A Common Stock or the SPAC Warrants, or terminate the listing of the SPAC Class A Common Stock, the SPAC Warrants or the SPAC Units on Nasdaq. SPAC has not taken any action in an attempt to terminate the registration of the SPAC Class A Common Stock, the SPAC Warrants or the SPAC Units under the Exchange Act except as contemplated by this Agreement.

Section 4.17           Board Approval . The SPAC Board (including any required committee or subgroup of such board) has, as of the date of this Agreement, unanimously (a) declared the advisability of the transactions contemplated by this Agreement, (b) determined that the transactions contemplated hereby are in the best interests of the SPAC Stockholders, (c) determined that the transactions contemplated hereby constitutes a Business Combination and (d) subject to the receipt of the Regulatory Approvals, recommended that the SPAC Stockholders approve the Transaction Proposal.

Section 4.18           No Additional Representations or Warranties . SPAC acknowledges that, except as provided in Article III or in the case of intentional fraud, neither the Company, its Subsidiaries, nor any of their Affiliates, nor any of their respective equityholders, partners, members or Representatives has made, or is making, any representation or warranty whatsoever to SPAC or its Affiliates, and except as provided in Article III or in the case of intentional fraud, the Company hereby expressly disclaims and negates, to the fullest extent permitted by applicable Law, any other representation or warranty whatsoever (whether at Law or in equity), and any statement, information, opinion, projection or advice made, communicated or furnished (orally or in writing) to SPAC or any of its Affiliates or their respective Representatives with respect to any of the Flexi Companies, their respective equityholders, partners, members or Representatives, and any matter relating to any of them, including their affairs, the condition, value or quality of the assets, liabilities, financial condition or results of operations, or with respect to the accuracy or completeness of any other information provided or made available to SPAC, its Affiliates or any of their respective Representatives by, or on behalf of, any of the Flexi Companies, whether orally or in writing, in any confidential information memoranda, any actual or virtual “datarooms,” management presentations, due diligence discussions or in any other form in contemplation of the Transactions, and except as provided in Article III, or in the case of intentional fraud, no such party shall be liable in respect of the accuracy or completeness of any such information. Without limiting the generality of the foregoing, except as provided in Article III, or in the case of intentional fraud, neither the Company nor any other Person on behalf of the Company has made or makes, any representation or warranty, whether express or implied, with respect to any projections, forecasts, estimates or budgets made available to SPAC, its Affiliates or any of their respective Representatives of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of the Company (including the reasonableness of the assumptions underlying any of the foregoing), or the probable success or profitability of any of the Flexi Companies, whether or not included in any management presentation or in any other information made available to SPAC, its Affiliates or any of their respective Representatives or any other person, and that, except as provided in Article III or in the case of intentional fraud, any such representations or warranties are expressly disclaimed. SPAC acknowledges that SPAC and its Representatives have been provided with full and complete access to the Representatives, books and records of the Company and the Company Subsidiaries and other information that they have requested in connection with their investigation of the Flexi Companies and the Transactions. Except as provided in Article III, or in the case of intentional fraud, is not relying on any representation or warranty, oral or written, express or implied, whatsoever as to the condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of any of the Company or its Subsidiaries, the prospects (financial or otherwise) or the viability or likelihood of success of the business of any of the Company and its Subsidiaries as conducted after the Closing, as contained in any materials provided by the Company or any of its Affiliates, or any of their respective stockholders, partners, members or Representatives or otherwise.

Article V
REPRESENTATIONS AND WARRANTIES OF THE ACQUISITION ENTITIES

PubCo, Merger Sub 1 and Merger Sub 2 hereby jointly and severally represent and warrant to SPAC the following:

Section 5.1           Organization, Good Standing, Corporate Power and Qualification . Each Acquisition Entity is a company duly incorporated, validly existing and in good standing under the Laws of the British Virgin Islands or the State of Delaware, as applicable. Each Acquisition Entity has the requisite power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted, to execute and deliver this Agreement and the Ancillary Agreements to which it is or will be a party, and to perform its obligations pursuant hereto and thereto. The PubCo Governing Documents are in full force and effect.

Section 5.2             Capitalization and Voting Rights .

(a)           Capitalization. The authorized shares of PubCo consists of 50,000 PubCo Ordinary Shares of a single class of no par value, of which one (1) PubCo Ordinary Share (the “PubCo Share”) is issued and outstanding as of the date of this Agreement. The authorized shares of Merger Sub 1 consist of 50,000 ordinary shares of a single class without par value, of which one (1) ordinary share (the “Merger Sub 1 Share”) is issued and outstanding as of the date of this Agreement. The authorized membership interests of Merger Sub 2 consists of one membership interest (that is issued and outstanding as of the date of this Agreement). The PubCo Share, the Merger Sub 1 Share and the Merger Sub 2 interest, and any PubCo Ordinary Shares and shares of Merger Sub 1 and membership interests of Merger Sub 2 that will be issued pursuant to the Transactions, (i) have been, or will be prior to such issuance, duly authorized and have been, or will be at the time of issuance, validly issued and are fully paid, (ii) were, or will be, issued, in compliance in all material respects with applicable Law and (iii) were not, and will not be, issued in breach or violation of any preemptive rights or Contract.

(b)           Except as set forth in Section 5.2(a), including any PubCo Ordinary Shares, shares of Merger Sub 1 and membership interests of Merger Sub 2 that will be issued pursuant to the Transactions, there are no outstanding options, warrants or other equity appreciation, phantom equity, profit participation or similar rights for the purchase or acquisition from any Acquisition Entity of any shares of capital stock of any Acquisition Entity to which any Acquisition Entity is a party.

(c)            PubCo does not own or control, directly or indirectly, any interest in any corporation, partnership, limited liability company, association or other business entity other than, as of the date of this Agreement, Merger Sub 1 and Merger Sub 2 and, as of the Closing Date, SPAC and the Surviving Corporation. Neither Merger Sub 1 nor Merger Sub 2 owns or controls, directly or indirectly, any interest in any corporation, partnership, limited liability company, association or other business entity.

Section 5.3             Due Authorization . All corporate action on the part of each Acquisition Entity necessary for the authorization, execution and delivery of this Agreement and the other Ancillary Agreement to which it is or will be a party, and the performance of all its obligations hereunder and thereunder (including any board or shareholder approval, as applicable) have been taken, subject to the filing of the Initial Merger Filing Documents and the SPAC Merger Certificate. This Agreement and each other Ancillary Agreement to which an Acquisition Entity is, or will be a party is, or when executed by the other parties thereto, will be valid and legally binding obligations of such Acquisition Entity enforceable against it in accordance with its terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other applicable laws now or hereafter in effect of general application affecting enforcement of creditors’ rights generally, and (b) as limited by applicable laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

Section 5.4            Compliance with Other Instruments . No Acquisition Entity is in violation of any term of its respective Governing Documents. No Acquisition Entity is in violation of any term or provision of any Governmental Order by which it is bound that has had or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of any Acquisition Entity to enter into this Agreement and the Ancillary Agreements to which it is or will be a party and to consummate the Transactions. The execution and delivery by each Acquisition Entity and the performance by each Acquisition Entity of its obligations pursuant to this Agreement and the Ancillary Agreements to which it is or will be a party will not result in, by the giving of notice, the lapse of time or otherwise, (a) any violation of, conflict with, require any consent, filing, notice, waiver or approval or constitute a default under, (i) its Governing Documents, (ii) any Contract to which it is a party or by which its assets are bound or (iii) any applicable Law, Permit or Governmental Order, nor (b) the creation of any Lien upon any of its properties or assets except, in the case of clauses (a)(ii), (a)(iii) and (b), to the extent that the occurrence of the foregoing has not had, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of any Acquisition Entity to enter into this Agreement and the Ancillary Agreements and to consummate the Transactions.

Section 5.5             Absence of Changes . (a) Since the date of its incorporation there has not been, individually or in the aggregate, a material adverse effect on the ability of any Acquisition Entity to enter into this Agreement and the Ancillary Agreements and to consummate the Transactions, and (b) since the date of its incorporation to the date of this Agreement, each Acquisition Entity has not conducted any business (other than with respect to the evaluation of and negotiations in connection with this Agreement, the Ancillary Agreements, and the Transactions).

Section 5.6             Actions . (a) There are no Actions pending or, to the Company’s knowledge, threatened in writing against any Acquisition Entity, and (b) there is no judgment or award unsatisfied against any Acquisition Entity, nor is there any Governmental Order in effect and binding on any Acquisition Entity or its assets or properties that, individually or in the aggregate, has had or would be reasonably likely to have a material adverse effect on the ability of any Acquisition Entity to enter into this Agreement or the Ancillary Agreements or to consummate the Transactions.

Section 5.7             Brokers or Finders . No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee, commission or expense reimbursement in connection with the Transactions based upon arrangements made by and on behalf of any Acquisition Entity.

Section 5.8            Investment Company Act; Emerging Growth Company Status . No Acquisition Entity is an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company,” in each case within the meaning of the Investment Company Act. No Acquisition Entity constitutes an “emerging growth company” as defined in Rule 12b-2 under the Exchange Act.

Section 5.9             Business Activities . Each Acquisition Entity was formed solely for the purpose of effecting the Transactions and has not engaged in any business activities or conducted any operations other than in connection with the Transactions and has no, and at all times prior to the Closing except as expressly contemplated by this Agreement or the Ancillary Agreements and the Transactions, will have no assets, liabilities or obligations of any kind or nature whatsoever other than those incident to its formation.

Section 5.10          PubCo Incentive Equity Plan . Prior to the Closing Date, and subject to the approval of PubCo’s stockholders, the board of directors of PubCo shall approve and adopt an equity incentive plan in a form consistent with the form of equity plan customary for publicly traded companies, with an initial award pool of PubCo Ordinary Shares equal to no more than 10% of PubCo’s common stock outstanding as of immediately after the SPAC Merger Effective Time (rounded up to the nearest whole share), without an “evergreen” provision, and with other terms to be mutually agreed between the Company and SPAC.

Section 5.11           Intended Tax Treatment . None of the Acquisition Entities has taken, or agreed to take, any action not contemplated by this Agreement and/or any Ancillary Agreements that could reasonably be expected to prevent the Transactions from qualifying for the Intended Tax Treatment. PubCo has no plan or intention to liquidate SPAC or the Surviving Corporation (or to cause SPAC or the Surviving Corporation to liquidate for federal income tax purposes) following the Transactions.

Section 5.12           Foreign Private Issuer . PubCo is and shall be at all times, commencing from the date 30 days prior to the first filing of the Registration Statement with the SEC through the Closing, a foreign private issuer as defined in Rule 405 under the Securities Act.

Article VI
COVENANTS OF THE COMPANY AND THE ACQUISITION ENTITIES

Section 6.1            PubCo Nasdaq Listing . From the date of this Agreement through the Closing, PubCo shall apply for, and shall use reasonable best efforts to cause, the PubCo Ordinary Shares and the Assumed SPAC Warrants to be issued in connection with the Transactions to be approved for listing on Nasdaq and accepted for clearance by the Depository Trust Company, subject to official notice of issuance, prior to the Closing Date.

Section 6.2            Company Conduct of Business . Except (i) as expressly permitted by this Agreement or the Ancillary Agreements, (ii) as required by applicable Law, Governmental Authority, or any Contract to which any of the Flexi Companies is a party, (iii) as required by Permitted COVID-19 Measures, (iv) as set forth on Section 6.2 of the Company Disclosure Letter, (v) for the incurrence of Company Transaction Expenses or (vi) as consented to by SPAC in writing (which consent shall not be unreasonably withheld, conditioned, or delayed), from the date of this Agreement through the earlier of the Closing or valid termination of this Agreement pursuant to Article X (the “Interim Period”), the Company shall, and shall cause the other Flexi Companies to, and each Acquisition Entity shall, operate its business in the Ordinary Course. Without limiting the generality of the foregoing, except (A) as expressly permitted by this Agreement or the Ancillary Agreements, (B) as required by applicable Law, (C) as set forth on Section 6.2 of the Company Disclosure Letter, (D) for the incurrence of Company Transaction Expenses, (E) as required by COVID-19 Measures or Permitted COVID-19 Measures or (F) as consented to by SPAC in writing (which consent shall not be unreasonably withheld), the Company shall not, and shall cause the other Flexi Companies not to, and each Acquisition Entity shall not:

(a)            change or amend the Governing Documents of any Flexi Company or any Acquisition Entity;

(b)           make or declare any dividend or distribution to its stockholders or members, as applicable, of any Flexi Company or any Acquisition Entity or make any other distributions in respect of any of the Flexi Companies’ or any Acquisition Entity’s shares, capital stock or equity interests, except dividends and distributions by a wholly owned Subsidiary of a Flexi Company to such Flexi Company or another wholly owned Subsidiary of such Flexi Company;

(c)           split, combine, reclassify, recapitalize or otherwise amend any terms of any shares or series of the Flexi Companies’ or any Acquisition Entity’s capital stock or equity interests, except for any such transaction by a wholly owned Subsidiary of a Flexi Company that remains a wholly owned Subsidiary of such Flexi Company after consummation of such transaction;

(d)           purchase, repurchase, redeem or otherwise acquire any issued and outstanding share capital, shares, outstanding shares of capital stock, membership interests or other equity interests of any Flexi Company or any Acquisition Entity, except for transactions between a Flexi Company and any wholly owned Subsidiary of such Flexi Company;

(e)           sell, assign, transfer, convey, lease or otherwise dispose of any material assets or properties of the Flexi Companies or any Acquisition Entity, except for (i) dispositions of equipment in the Ordinary Course, (ii) sales of inventory in the Ordinary Course or (iii) transactions solely among the Flexi Companies;

(f)            acquire any ownership interest in any real property except in the Ordinary Course;

(g)           acquire by merger or consolidation with, or merge or consolidate with, or purchase substantially all or a material portion of the equity or assets of, any corporation, partnership, association, joint venture or other business organization or division thereof;

(h)           (i) make, change or revoke any material election in respect of Taxes, except to comply with GAAP or IFRS, or settle or compromise any material United States federal, state, local or non-United States Tax liability, except in the Ordinary Course, or (ii) change any annual Tax accounting period, adopt or change any method of Tax accounting, amend any Tax Returns or file claims for Tax refunds, enter into any closing agreement, waive or extend any statute of limitations period in respect of an amount of Taxes, settle any Tax claim, audit or assessment, or surrender any right to claim a Tax refund, offset or other reduction in Tax liability;

(i)             take, agree to take or fail to take any action that could reasonably be expected to prevent the Transactions from qualifying for the Intended Tax Treatment;

(j)            as applicable, (A) issue any additional interests of any Acquisition Entity or Flexi Company interests or securities exercisable for or convertible into Flexi Company interests or interests of any Acquisition Entity, or (B) grant any options, warrants, convertible equity instruments or other equity-based awards that relate to the equity of any Flexi Company;

(k)           adopt a plan of, or otherwise enter into or effect a, complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of any Flexi Company or any Acquisition Entity, merge or consolidate with any Person or be acquired by any Person, or file for bankruptcy in respect of any Flexi Company or any Acquisition Entity;

(l)            waive, release, settle, compromise or otherwise resolve any Action, except in the Ordinary Course or where such waivers, releases, settlements or compromises involve only the payment of monetary damages in an amount less than $100,000 in the aggregate;

(m)          enter into, adopt or amend in any material respect any collective bargaining agreements or similar Contracts or arrangements with a labor union, labor management organization or other employee representative group that represents any employees or Contract Workers of any Flexi Company;

(n)           enter into or amend in any material respect any Contracts or arrangements with officers of any Flexi Company, including with respect to wages, salary, bonus, incentive, profit-sharing or other compensation payable;

(o)           hire, engage or terminate, or offer to hire or engage, any employees, officers, directors or Contract Workers with annual base compensation in excess of $200,000;

(p)           establish, adopt, amend in any material respect or terminate any Company Benefit Plan (except as required by applicable Law), or grant or increase any material bonus, severance, retention or termination payments;

(q)           incur, assume or guarantee any Indebtedness for borrowed money (other than in connection with the Bridge Loan, which shall not exceed $2,000,000) the principal amount of which exceeds $1,500,000 in the aggregate;

(r)            enter into, renew or amend in any material respect (i) any transaction or Contract with a Company Shareholder or any of their respective family members or other related Persons that would require disclosure of transactions therewith under Item 404 of Regulation S-K promulgated by the SEC, (ii) any Contract between any Flexi Company or any Acquisition Entity and any broker, finder, investment banker or financial advisor with respect to any of the Transactions or (iii) except in the Ordinary Course, any Contract that, had such Contract been entered into on or before the date of this Agreement, would have been required to be disclosed pursuant to Section 3.5(a)(i), (iv), (v), (vi) (only with respect to subclauses (B) or (C)), (vii) or (viii) of the Company Disclosure Letter;

(s)            limit the right of any Flexi Company to engage in any line of business or in any geographic area, to develop, market or sell products or services, or to compete with any Person; or

(t)            enter into any agreement or otherwise make a binding commitment to do any action prohibited under this Section 6.2.

During the Interim Period, the Company shall, and shall cause its Subsidiaries to, and each Acquisition Entity shall, comply (1) in all material respects with, and continue performing under, as applicable, such Subsidiary’s Governing Documents, and the Governing Documents of each Acquisition Entity, and all other Material Contracts to which any of the Flexi Companies may be a party, and (2) with all applicable Sanctions. If, during the Interim Period, the Company or any Acquisition Entity (A) receives written notice of any actual, alleged or potential violation of any Sanctions, (B) becomes a party to or the subject of any pending (or to the knowledge of the Company, threatened) Action by or before any Governmental Authority (including receipt of any subpoena) related to any actual, alleged or potential violation of any Sanctions, or (C) otherwise becomes aware of any actual, alleged, or potential violation of any Sanctions, it shall provide written notice to the SPAC within one Business Day of the discovery of the actual, alleged, or potential violation.

Section 6.3            Post-Closing Directors and Officers of PubCo . Subject to the terms of the PubCo Governing Documents, PubCo shall take all such action within its power as may be necessary or appropriate such that immediately following the Closing:

(a)            the PubCo Board shall consist of no less than five directors, two of which may be designated in writing by Sponsor, and a majority of which must qualify as an “independent director” under stock exchange regulations applicable to PubCo, and that shall comply with all diversity requirements under applicable Law, each such director to hold office in accordance with the PubCo Governing Documents; and

(b)           the officers of the Company holding such positions as set forth on Section 6.3(b) of the Company Disclosure Letter shall be officers of PubCo, each such officer to hold office in accordance with the PubCo Governing Documents.

Section 6.4             D&O Indemnification and Insurance .

(a)            From and after the Closing, PubCo and the Surviving Corporation shall jointly and severally indemnify and hold harmless each present and former director and officer of the Flexi Companies, SPAC and any Acquisition Entity (in each case, solely to the extent acting in their capacity as such and to the extent such activities are related to the business of the Flexi Companies, SPAC or such Acquisition Entity, respectively (the “D&O Indemnified Parties”)) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any Action, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters alleged to be or actually existing or occurring at or prior to the Closing, whether asserted or claimed prior to, at or after the Closing, to the fullest extent that the Flexi Companies, SPAC or such Acquisition Entity, respectively, would have been permitted under applicable Law and its respective certificate of incorporation, certificate of formation, bylaws, limited liability company agreement, limited liability partnership agreement, limited liability limited partnership agreement, indemnification agreements, or other Governing Documents in effect on the date of this Agreement to indemnify such D&O Indemnified Parties (including the advancing of expenses as incurred, to the fullest extent permitted under applicable Law). Without limiting the foregoing, PubCo and the Surviving Corporation shall, and shall cause the other Flexi Companies to, (i) maintain for a period of not less than six years from the Closing provisions in its certificate of incorporation, certificate of formation, bylaws, limited liability company agreement, limited liability partnership agreement, limited liability limited partnership agreement or other Governing Documents concerning the indemnification (including provisions relating to expense advancement) of the Flexi Companies’ and each Acquisition Entity’s or SPAC’s former and current officers, directors, employees, and agents that are no less favorable to those Persons with regard to their rights hereunder than the provisions of the certificate of incorporation, certificate of formation, bylaws, limited liability company agreement, operating agreement, limited liability partnership agreement, limited liability limited partnership agreement and other Governing Documents of the applicable Flexi Companies, such Acquisition Entity or SPAC, respectively, in each case, as of the date of this Agreement, and (ii) not amend, repeal or otherwise modify such provisions in any respect that would adversely affect the rights of those Persons thereunder, in each case, except as required by Law.

(b)           Prior to and effective as of Closing, PubCo, the Surviving Corporation and SPAC shall purchase a prepaid noncancellable six-year “tail” for each current policy of directors’ and officers’ liability insurance with respect to claims existing or occurring at or prior to the Closing. The Flexi Companies, PubCo and SPAC, respectively, shall maintain such policies in effect, fulfill all conditions (including without limitation relating to notice of claims thereunder), and honor all obligations thereunder.

(c)           Notwithstanding anything contained in this Agreement to the contrary, this Section 6.4 shall survive the Closing indefinitely and shall be binding, jointly and severally, on PubCo, the Surviving Corporation, the other Flexi Companies, SPAC and all of their respective successors and assigns (and their respective successive successors and assigns). In the event that PubCo, the Surviving Corporation, any of the other Flexi Companies, SPAC or any of their respective successors or assigns (or their respective successive successors and assigns) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, PubCo, Surviving Corporation or SPAC, respectively, shall ensure (and PubCo, the Surviving Corporation and SPAC shall cause its Subsidiaries to ensure) that proper provision shall be made so that the successors and assigns (and their respective successive successors and assigns) of PubCo, the Surviving Corporation, any of the other Flexi Companies or SPAC, as the case may be, shall succeed to the obligations set forth in this Section 6.4.

(d)           The provisions of Section 6.4(a) through (c): (i) are intended to be for the benefit of, and shall be enforceable by, each Person who is now, or who has been at any time prior to the date of this Agreement or who becomes prior to the Closing, a D&O Indemnified Party, his or her heirs and his or her personal representatives, (ii) shall be binding on PubCo, the Surviving Corporation, SPAC and their respective successors and assigns, (iii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have, whether pursuant to Law, Contract, Governing Documents, or otherwise and (iv) shall survive the consummation of the Closing and shall not be terminated or modified in such a manner as to adversely affect any D&O Indemnified Party without the consent of such D&O Indemnified Party.

Section 6.5             No Trading in SPAC Stock . The Company acknowledges and agrees that it and each other Flexi Company is aware of the restrictions imposed by U.S. federal securities Laws and the rules and regulations of the SEC and Nasdaq promulgated thereunder or otherwise and other applicable Laws on a Person possessing material nonpublic information about a publicly traded company. The Company hereby agrees that, while it is in possession of such material nonpublic information, it shall not purchase or sell any securities of SPAC (except with the prior written consent of SPAC), take any other action with respect to SPAC in violation of such Laws, or cause or encourage any third party to do any of the foregoing.

Section 6.6            Anti-Takeover Matters . The Company shall not adopt any stockholder rights plan, “poison pill” or similar anti-takeover instrument or plan in effect to which any Flexi Company would be or become subject, party or otherwise bound.

Section 6.7             Financials .

(a)           As soon as reasonably practicable, but in no case later than 30 days following the date of this Agreement, the Company shall deliver to SPAC (i) the consolidated statement of financial position of the Flexi Companies as of December 31, 2020, and December 31, 2021, and the related consolidated statements of profit or loss, changes in equity and cash flows for the years then ended, in each case audited in accordance with PCAOB standards and including the notes thereto and the report of BF Borgers CPA PC (collectively, the “Company Audited Financial Statements”), and (ii) the unaudited consolidated statement of financial position and statements of profit or loss, changes in equity and cash flows, of the Flexi Companies as of and for the three-month period ended March 31, 2022 (the “Q1 Financial Statements”) and for the three-month and six-month periods ended June 30, 2022 (the “Q2 Financial Statements”), each subject to normal and recurring year-end adjustments and the absence of footnotes.

(b)           As soon as reasonably practicable and to the extent required for the Registration Statement, the Company shall deliver to SPAC the unaudited consolidated statement of financial position and statements of profit or loss, changes in equity and cash flows, of the Flexi Companies as of and for the three-month and nine-month periods ended September 30, 2022 (subject to normal and recurring year-end adjustments and the absence of footnotes) (the “Q3 Financial Statements”).

Section 6.8             Shareholder Support Agreement . In the event that any Key Company Shareholder fails to comply in any material respect with his, her or its obligations under the Shareholder Support Agreement in a timely manner, the Company will utilize the proxy granted to it under the Shareholder Support Agreement by such Key Company Shareholder to act for such Key Company Shareholder in accordance with the terms and conditions of the Shareholder Support Agreement, the BVI Act and other applicable Law, provided that no such action by the Company will be necessary if the failed action by such Key Company Shareholder is not necessary for any vote or written consent to be approved by a required percentage of shareholders.

Section 6.9             Registration Statement and Consent Solicitation Statement – Company . The Company shall ensure that the information supplied by the Company for inclusion or incorporation by reference in the Registration Statement, the Proxy Statement/Prospectus, the Consent Solicitation Statement, or any current report of SPAC on Form 8-K shall not, (a) in the case of the Registration Statement, on the effective date of the Registration Statement, (b) in the case of the Registration Statement, the Proxy Statement/Prospectus or any current report of SPAC on Form 8-K, when filed, made available, mailed or distributed, as the case may be, (c) in the case of the Proxy Statement/Prospectus, at the time of the SPAC Stockholder Meeting and (d) in the case of the Consent Solicitation Statement, at the time the Consent Solicitation Statement is first made available, mailed or distributed, as the case may be, to the Company Shareholders, contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. All documents that the Company is responsible for filing with the SEC in connection with the Transactions shall comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the Exchange Act. Notwithstanding the foregoing, the Company makes no representation, warranty or covenant with respect to any information supplied by or on behalf of SPAC, its Affiliates or any holder of SPAC Capital Stock.

Section 6.10          Registration Statement and Consent Solicitation Statement – Acquisition Entities . Each Acquisition Entity shall ensure that the information supplied by it for inclusion or incorporation by reference in the Registration Statement, the Proxy Statement/Prospectus, the Consent Solicitation Statement or any current report of SPAC on Form 8-K shall not, (a) in the case of the Registration Statement, on the effective date of the Registration Statement, (b) in the case of the Registration Statement or any current report of SPAC on Form 8-K, when filed, made available, mailed or distributed, as the case may be, (c) in the case of the Proxy Statement/Prospectus, at the time of the SPAC Stockholder Meeting and (d) in the case of the Consent Solicitation Statement, at the time the Consent Solicitation Statement is first made available, mailed or distributed, as the case may be, to the Company Shareholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. All documents that an Acquisition Entity is responsible for filing with the SEC in connection with the Transactions will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the Exchange Act.

Article VII
COVENANTS OF SPAC

Section 7.1             Trust Account Payments . Upon satisfaction or waiver of the conditions set forth in Article IX and provision of notice thereof to the Trustee (which notice SPAC shall provide to the Trustee in accordance with the terms of the Trust Agreement), (a) in accordance with and pursuant to the Trust Agreement, at the Closing, SPAC (i) shall cause any documents, opinions and notices required to be delivered to the Trustee pursuant to the Trust Agreement to be so delivered and (ii) shall use its reasonable best efforts to cause the Trustee to, and the Trustee shall thereupon be obligated to (A) pay as and when due all amounts payable to SPAC Stockholders pursuant to the SPAC Share Redemptions, and (B) immediately thereafter, disburse all remaining amounts then available in the Trust Account as directed by SPAC, subject to this Agreement and the Trust Agreement and (b) thereafter, the Trust Account shall terminate, except as otherwise provided therein.

Section 7.2          SPAC Nasdaq Listing . From the date of this Agreement until the Closing, SPAC shall use reasonable best efforts to ensure that the SPAC Class A Common Stock, SPAC Warrants and SPAC Units remain listed on Nasdaq.

Section 7.3             SPAC Conduct of Business .

(a)            Except (i) as expressly permitted by this Agreement or the Ancillary Agreements, (ii) as required by applicable Law or Governmental Authority, (iii) as required by Permitted COVID-19 Measures, (iv) as set forth on Section 7.3(a) of the SPAC Disclosure Letter, or (v) as consented to by the Company in writing (which consent shall not be unreasonably withheld, conditioned or delayed, and in any event, such consent shall be deemed given if the Company has not affirmatively denied consent in writing within five Business Days of receipt of SPAC’s written request for consent), during the Interim Period, SPAC shall operate its business in the Ordinary Course and shall not:

(i)         (A) change, modify or amend the Trust Agreement or the SPAC Governing Documents, or seek any approval from the SPAC Stockholders to take any such action, except as contemplated by the Transaction Proposals, or (B) change, modify or amend its organizational documents;

(ii)        change, modify or amend the SPAC Warrant Agreement, including by reducing the Warrant Price (as defined in the SPAC Warrant Agreement);

(iii)       (A) make or declare any dividend or distribution to the SPAC Stockholders or make any other distributions in respect of its capital stock, share capital or equity interests, (B) split, combine, reclassify or otherwise amend any terms of any shares or series of its capital stock or equity interests or (C) purchase, repurchase, redeem or otherwise acquire any issued and outstanding share capital, outstanding shares of capital stock, share capital or membership interests, warrants or other equity interests, other than a redemption of SPAC Class A Common Stock (prior to the SPAC Merger Effective Time) made as part of the SPAC Share Redemptions;

(iv)       merge, consolidate or amalgamate with or into, or acquire (by purchasing a substantial portion of the assets of or equity in, or by any other manner) any other Person or be acquired by any other Person;

(v)        (A) make, change or revoke any material election in respect of Taxes, except to comply with GAAP or applicable Law, or settle or compromise any material United States federal, state, local or non-United States Tax liability, except in the Ordinary Course, or (B) change any annual Tax accounting period, adopt or change any method of Tax accounting, amend any Tax Returns or file claims for Tax refunds, enter into any closing agreement, waive or extend any statute of limitations period in respect of an amount of Taxes, settle any Tax claim, audit or assessment, or surrender any right to claim a Tax refund, offset or other reduction in Tax liability;

(vi)       take, agree to take, or fail to take, any action that could reasonably be expected to prevent the Transactions from qualifying for the Intended Tax Treatment;

(vii)       enter into, renew or amend in any material respect, any transaction or Contract (A) with an Affiliate of SPAC, other than any transaction or Contract pursuant to which Sponsor or any of its Affiliates provides debt financing to SPAC, or (B) with any SPAC Stockholder except as permitted or contemplated by this Agreement;

(viii)     incur or assume any Indebtedness or guarantee any Indebtedness of another Person, issue or sell, or guaranty any debt securities or warrants or other rights to acquire any debt securities or guaranty any debt securities of another Person, other than any (A) Indebtedness for borrowed money or guarantee expressly contemplated by this Agreement or (B) debt financing provided by Sponsor or any of its Affiliates to SPAC;

(ix)        (A) make any material change in its accounting principles, policies, procedures or methods unless required by an amendment in GAAP made subsequent to the date hereof, as agreed to by its independent accountants, or (B) engage in any conduct in a new line of business or engage in any material commercial activities (other than to consummate the transactions contemplated by this Agreement);

(x)         (A) issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, any SPAC Capital Stock or securities exercisable for or convertible into SPAC Capital Stock, or (B) grant any options, warrants or other equity-based awards with respect to SPAC Capital Stock not outstanding on the date of this Agreement and disclosed in documents filed publicly with the SEC;

(xi)       waive, release, compromise, settle or agree to waive, release, compromise, or settle any Action except where such waivers, releases, settlements or compromises involve only the payment of monetary damages in an amount less than $250,000 in the aggregate;

(xii)       (A) hire, or otherwise enter into any employment, consulting or similar agreement with, any person, (B) grant any increase in the compensation of any current or former officer or director, (C) adopt any benefit plan for the benefit of any current or former officer or director or (D) materially amend any existing agreement with any current or former officer or director;

(xiii)      make any loans, advances or capital contributions to, or investments in, any other Person (including to any of its officers, directors, agents or consultants, other than business expenses advanced to officers or directors in the Ordinary Course), make any change in its existing borrowing or lending arrangements for or on behalf of such Persons, or enter into any “keep well” or similar agreement to maintain the financial condition of any Person;

(xiv)      liquidate, dissolve, reorganize or otherwise wind up its business and operations;

(xv)       enter into any formal or informal agreement or otherwise make a binding commitment to do any action prohibited under this Section 7.3;

(xvi)      split, combine, reclassify, recapitalize or otherwise amend any terms of any shares or series of SPAC Capital Stock or equity interests;

(xvii)     purchase, repurchase, redeem (except for the exercise of the SPAC Share Redemption) or otherwise acquire any issued and outstanding share capital, outstanding shares of capital stock, membership interests or other equity interests of SPAC; or

(xviii)    enter into any agreement or otherwise make a binding commitment to do any action prohibited under this Section 7.3(a).

(b)           During the Interim Period, SPAC shall comply in all material respects with, and continue performing under, as applicable, its Governing Documents, the Trust Agreement and all other material Contracts to which it may be a party.

Section 7.4             SPAC Public Filings . Between the date of this Agreement and the SPAC Merger Effective Time or the earlier termination of this Agreement, SPAC will keep current and timely file all of the forms, reports, schedules, statements and other documents required to be filed by SPAC with the SEC, including all necessary amendments and supplements thereto, and otherwise comply in all material respects with applicable securities Laws (the “Additional SEC Reports”). All such Additional SEC Reports (including any financial statements or schedules included therein) (a) shall be prepared in all material respects in accordance with either the requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations promulgated thereunder, and (b) will not, at the time they are filed, or, if amended, as of the date of such amendment, contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. As used in this Section 7.4, the term “file” shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC or Nasdaq. SPAC shall consult with the Company regarding any Additional SEC Reports which discuss or refer to this Agreement or the Transactions; provided, however, that SPAC will have the final approval.

Section 7.5             Amendment to the SPAC Warrant Agreement . PubCo and SPAC shall, on terms to be approved in writing by the Company (which approval shall not be unreasonably withheld, conditioned or delayed), (a) enter into an assignment, assumption and amendment agreement pursuant to which SPAC will assign to PubCo all of its rights, interests, and obligations in and under the SPAC Warrant Agreement and (b) amend the SPAC Warrant Agreement (such amended agreement, the “Amended and Restated SPAC Warrant Agreement”) to change all references to SPAC Warrants (as such term is defined therein) to Assumed SPAC Warrants (and all references to Class A Common Stock (as such term is defined therein) underlying such warrants to PubCo Ordinary Shares), in accordance with Section 2.3(g)(iv). Certificates representing the SPAC Warrants need not be surrendered and exchanged because of adjustments made pursuant to this Section 7.5; provided, however, that any holder of SPAC Warrants may at any time surrender to PubCo certificate(s) representing such SPAC Warrants and request replacement certificates representing the SPAC Warrants received in exchange therefor, which shall not affect the interest of any such warrant holders and shall only be adjusted as set forth in this Section 7.5. PubCo shall issue any such replacement certificates representing Assumed SPAC Warrants within 10 Business Days of its receipt of a written request from the holder of a SPAC Warrant.

Section 7.6            Registration Statement and Consent Solicitation Statement . SPAC shall ensure that the information it supplies for inclusion or incorporation by reference in the Registration Statement, the Proxy Statement/Prospectus, the Consent Solicitation Statement or any current report of SPAC on Form 8-K shall not, (a) in the case of the Registration Statement, on the effective date of the Registration Statement, (b) in the case of the Registration Statement or any current report of SPAC on Form 8-K, when filed, made available, mailed or distributed, as the case may be, (c) in the case of the Proxy Statement/Prospectus, at the time of the SPAC Stockholder Meeting and (d) in the case of the Consent Solicitation Statement, at the time the Consent Solicitation Statement is first made available, mailed or distributed, as the case may be, to the Company Shareholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. All documents that SPAC is responsible for filing with the SEC in connection with the Transactions will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the Exchange Act. Notwithstanding the foregoing, SPAC makes no representation, warranty, or covenant with respect to any information supplied by or on behalf of the Company, its Affiliates, the Acquisition Entities or any Company Shareholder.

Article VIII
JOINT COVENANTS

Section 8.1             Regulatory Approvals; Other Filings .

(a)            Each of the Company, SPAC and the Acquisition Entities shall use their commercially reasonable efforts to cooperate in good faith with any Governmental Authority in connection with and to undertake promptly any and all action required to obtain any necessary or advisable regulatory approvals, consents, Actions, nonactions or waivers in order to complete lawfully the Transactions, under the Laws set forth and described on Section 8.1 of the Company Disclosure Letter (the “Regulatory Approvals”) as soon as practicable (but in any event prior to the Agreement End Date (as defined below)) and any and all action necessary to consummate the Transactions as contemplated hereby. Each of the Company, SPAC and the Acquisition Entities shall take such action as may be required to cause the expiration or termination of any waiting, notice or review periods under any applicable Regulatory Approval with respect to the Transactions as promptly as practicable after the execution of this Agreement. Notwithstanding anything to the contrary contained in this Agreement, nothing contained in this Section 8.1(a), the first sentence of Section 8.1(b) or Section 8.3 shall require any Affiliate of SPAC to take or forbear from any action, and for the avoidance of doubt, it is acknowledged and agreed by the parties hereto that the obligations in this Section 8.1 and Section 8.3 shall not apply to Sponsor or any of its Affiliates (other than SPAC).

(b)           With respect to each of the Regulatory Approvals and any other requests, inquiries, Actions or other proceedings by or from Governmental Authorities, each of the Company, SPAC and the Acquisition Entities shall: (i) promptly (and, in the case of the initial filing required under the HSR Act, within 20 Business Days after the date hereof) submit all notifications, reports, and other filings required to be submitted to a Governmental Authority in order to obtain the Regulatory Approvals and to provide all information reasonably required of such party in connection therewith; (ii) diligently and expeditiously defend and use commercially reasonable efforts to obtain any necessary clearance, approval, consent or Regulatory Approval under any applicable Laws prescribed or enforceable by any Governmental Authority for the Transactions and to resolve any objections as may be asserted by any Governmental Authority with respect to the Transactions; and (iii) cooperate in good faith with each other in the defense of such matters. To the extent not prohibited by Law, the Company and the Acquisition Entities shall promptly furnish to SPAC, and SPAC shall promptly furnish to the Company, copies of any substantive notices or written communications received by such party or any of its Affiliates from any Governmental Authority with respect to the Transactions, and each such party shall permit counsel to the other parties an opportunity to review in advance, and each such party shall consider in good faith the views of such counsel in connection with, any proposed substantive written communications by such party or its Affiliates to any Governmental Authority concerning the Transactions; provided, however, that none of the Company, SPAC or any of the Acquisition Entities shall enter into any agreement with any Governmental Authority relating to any Regulatory Approval contemplated in this Agreement without the written consent of the other parties. To the extent not prohibited by Law, the Company and the Acquisition Entities agree to provide SPAC and its counsel, and SPAC agrees to provide to the Company and its counsel, the opportunity, on reasonable advance notice, to participate in any substantive meetings or discussions, either in person or by telephone, between such party or any of its Affiliates or Representatives, on the one hand, and any Governmental Authority, on the other hand, concerning or in connection with the Transactions; provided, further, that no party shall be required to provide information pursuant to this Section 8.1(b) to the extent that (w) any applicable Law requires it or its Affiliates to restrict or prohibit access to such information, (x) in the reasonable judgment of such party, the information is subject to confidentiality obligations to a third party, (y) in the reasonable judgment of such party, the information is commercially sensitive and disclosure of such information would have a material impact on the business, results of operations or financial condition of such party, or (z) disclosure of any such information would reasonably be likely to result in the loss or waiver of the attorney-client, work product or other applicable privilege.

(c)            The Company, on the one hand, and SPAC, on the other, shall each be responsible for and pay one-half of the filing fees payable to the Governmental Authorities in connection with the Transactions, including such filing fees payable by an Acquisition Entity.

Section 8.2            Preparation of Registration Statement; Consent Solicitation Statement; SPAC Stockholder Meeting and Approvals; Company Written Consent and Approvals .

(a)           Registration Statement.

(i)         As promptly as reasonably practicable after the execution of this Agreement, the Company and SPAC shall prepare and mutually agree upon (such agreement not to be unreasonably withheld, conditioned or delayed by either the Company or SPAC, as applicable), and PubCo shall file with the SEC, a registration statement on Form F-4 (as amended or supplemented from time to time, the “Registration Statement”) (it being understood that the Registration Statement shall include the Proxy Statement/Prospectus) in connection with the registration under the Securities Act of the offer and sale of the PubCo Ordinary Shares and Assumed SPAC Warrants to be issued to all of the Company Shareholders and all of the SPAC Stockholders pursuant to this Agreement and that will be used as a proxy statement to solicit proxies from SPAC Stockholders in connection with the SPAC Stockholders Meeting. The Company, each Acquisition Entity and SPAC shall furnish all information concerning such party as SPAC and the Company may reasonably request in connection with such actions and the preparation of the Registration Statement. Each such party each shall use their commercially reasonable efforts to (A) cause the Registration Statement, including the Proxy Statement/Prospectus, when filed with the SEC to comply in all material respects with all Laws applicable thereto, including all rules and regulations promulgated by the SEC, (B) respond as promptly as reasonably practicable to and resolve all comments received from the SEC concerning the Registration Statement, (C) cause the Registration Statement to be declared effective under the Securities Act as promptly as practicable and (D) keep the Registration Statement effective as long as is necessary to consummate the Transactions. Prior to the effective date of the Registration Statement, the Company, SPAC and PubCo shall take all or any action required under any applicable federal or state securities Laws in connection with the issuance of PubCo Ordinary Shares and Assumed SPAC Warrants pursuant to this Agreement. Each of the Company, SPAC and PubCo also agrees to use its commercially reasonable efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the Transactions, and the Company and SPAC shall furnish all information concerning the Company and its Subsidiaries (in the case of the Company) or SPAC (in the case of SPAC) and any of their respective members or shareholders as may be reasonably requested in connection with any such action. As promptly as practicable after finalization and effectiveness of the Registration Statement, SPAC shall mail (or cause to be mailed) the Proxy Statement/Prospectus to the SPAC Stockholders. Each of SPAC, PubCo and the Company shall furnish to the other parties all information concerning itself and its Subsidiaries, officers, directors, managers, shareholders, and other equityholders and information regarding such other matters as may be reasonably necessary or advisable or as may be reasonably requested in connection with the Consent Solicitation Statement, the Registration Statement (including the Proxy Statement/Prospectus), a current report of SPAC on Form 8-K pursuant to the Exchange Act in connection with the Transactions, or any other statement, filing, notice or application made by or on behalf of SPAC, PubCo, the Company or their respective Affiliates to any regulatory authority (including Nasdaq) in connection with the Transactions. Subject to Section 11.6, the Company, on the one hand, and SPAC, on the other, shall each be responsible for and pay one-half of the cost for the preparation, filing and mailing of the Registration Statement and/or the Proxy Statement/Prospectus, and other related fees. SPAC shall comply in all material respects with all applicable rules and regulations promulgated by the SEC, any applicable rules and regulations of Nasdaq, SPAC Governing Documents, and this Agreement in the distribution of the Proxy Statement/Prospectus, any solicitation of proxies thereunder, the calling and holding of the SPAC Stockholder Meeting, and the SPAC Share Redemption.

(ii)        Any filing of, or amendment or supplement to, the Registration Statement or any amendment or supplement to the Consent Solicitation Statement, will be mutually prepared and agreed upon by SPAC, PubCo and the Company. PubCo and the Company will advise SPAC, and SPAC will advise PubCo and the Company, as applicable, promptly after receiving notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order, of the suspension of the qualification of PubCo Ordinary Shares to be issued or issuable in connection with this Agreement for offering or sale in any jurisdiction, or of any request by the SEC for amendment of the Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information and responses thereto, and shall provide each other with a reasonable opportunity to provide comments and amendments to any such filing. SPAC and the Company shall cooperate and mutually agree upon (such agreement not to be unreasonably withheld or delayed) any response to comments of the SEC or its staff with respect to the Registration Statement and any amendments filed in response thereto.

(iii)        If, at any time prior to the Closing, any event or circumstance relating to SPAC or its officers or directors is discovered by SPAC that should be set forth in an amendment or a supplement to the Registration Statement, the Proxy Statement/Prospectus, the Consent Solicitation Statement, and/or a current report of SPAC on Form 8-K, SPAC shall promptly inform the Company and PubCo. If, at any time prior to the Closing, any event or circumstance relating to an Acquisition Entity, the Company, any of its Subsidiaries or their respective officers or directors is discovered by an Acquisition Entity or the Company that should be set forth in an amendment or a supplement to the Registration Statement, the Proxy Statement/Prospectus, the Consent Solicitation Statement, or a current report of SPAC on Form 8-K, the Company or PubCo, as the case may be, shall promptly inform SPAC. Thereafter, SPAC, PubCo and the Company shall promptly cooperate in the preparation of an appropriate amendment or supplement to the Registration Statement, the Proxy Statement/Prospectus, or the Consent Solicitation Statement, describing or correcting such information and shall promptly file such amendment or supplement with the SEC and, to the extent required by Law, disseminate such amendment or supplement to the SPAC Stockholders (in the case of the Registration Statement and/or the Proxy Statement/Prospectus) or to the Company Shareholders (in the case of the Consent Solicitation Statement).

(b)           SPAC Stockholders’ Approval.

(i)          Prior to or as promptly as practicable after the Registration Statement is declared effective under the Securities Act, SPAC shall establish a record date for, and as promptly as reasonably practicable after the Registration Statement is declared effective under the Securities Act, SPAC shall duly call, give notice of, and convene and hold a meeting of the SPAC Stockholders (including any adjournment or postponement thereof, the “SPAC Stockholder Meeting”) (and in any event, the SPAC Stockholder Meeting shall be held not more than 30 days after the date on which the Proxy Statement/Prospectus is mailed to the SPAC Stockholders) for the purpose of voting on the approval and adoption of (A) this Agreement, the SPAC Merger and the other Transactions, (B) any other proposals as the SEC (or staff member thereof) may indicate are necessary in its comments to the Registration Statement or correspondence related thereto, (C) any other proposals as determined by SPAC and PubCo to be necessary or appropriate in connection with the transactions contemplated hereby, and (D) adjournment of the SPAC Stockholder Meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt any of the foregoing (such proposals in (A) through (D), collectively, the “Transaction Proposals”) and obtaining the SPAC Stockholders’ Approval, providing SPAC Stockholders with the opportunity to elect to effect a SPAC Share Redemption and such other matters as may be mutually agreed by SPAC and the Company. SPAC will use its reasonable best efforts to (1) solicit from its stockholders proxies in favor of the adoption and approval of the Transaction Proposals, including the SPAC Stockholders’ Approval, and will take all other action necessary or advisable to obtain such proxies and SPAC Stockholders’ Approval and (2) to obtain the vote or consent of its stockholders required by and in compliance with all applicable Law, Nasdaq rules and the SPAC Charter; provided, that none of SPAC, Sponsor or any of their Affiliates shall be required to pay any additional consideration to any SPAC Stockholder in order to obtain the SPAC Stockholders’ Approval. SPAC (y) shall consult with the Company regarding the record date and the date of the SPAC Stockholder Meeting and (z) shall not adjourn or postpone the SPAC Stockholder Meeting without the prior written consent of the Company (which consent shall not be unreasonably withheld, conditioned or delayed); provided further, however, that SPAC may adjourn or postpone the SPAC Stockholder Meeting without any such consent (i) to the extent necessary to ensure that any supplement or amendment to the Registration Statement and/or the Proxy Statement/Prospectus that SPAC reasonably determines (following consultation with the Company) is necessary to comply with applicable Laws, is provided to the SPAC Stockholders in advance of a vote on the adoption of this Agreement, (ii) if, as of the time that the SPAC Stockholder Meeting is originally scheduled, there are insufficient shares of SPAC Common Stock represented at such meeting (either in person or by proxy) to constitute a quorum necessary to conduct the business of the SPAC Stockholder Meeting, (iii) if, as of the time that the SPAC Stockholder Meeting is originally scheduled, adjournment or postponement of the SPAC Stockholder Meeting is necessary to enable SPAC to solicit additional proxies required to obtain SPAC Stockholder Approval, or (iv) in the event that, as a result of the SPAC Share Redemptions submitted by the SPAC Stockholders prior to the SPAC Stockholder Meeting, SPAC reasonably believes that the conditions set forth in Section 9.3(c) would not be satisfied as of the Closing; provided, further, that in addition to the exceptions specified in the foregoing proviso, SPAC may postpone or adjourn on one occasion without the consent of the Company so long as the date of the SPAC Stockholder Meeting is not postponed or adjourned more than an aggregate of 15 consecutive calendar days in connection with such postponement or adjournment. To the extent practicable, and in any event subject to the SPAC’s obligations under Law, SPAC shall provide the Company with (I) reasonable updates with respect to the tabulated vote counts received by SPAC, and (II) the right to review and discuss all material communication sent to SPAC Stockholders and holders of SPAC Warrants with respect to the SPAC Stockholder Meeting.

(ii)        Subject to clause (iii) below, the Proxy Statement/Prospectus shall include a statement to the effect that SPAC Board has unanimously recommended that the SPAC Stockholders vote in favor of the Transaction Proposals at the SPAC Stockholder Meeting (such statement, the “SPAC Board Recommendation”) and neither the SPAC Board nor any committee thereof shall withhold, withdraw, qualify, amend or modify, or publicly propose or resolve to withhold, withdraw, qualify, amend or modify, the SPAC Board Recommendation (a “SPAC Modification in Recommendation”).

(iii)        Notwithstanding anything to the contrary contained in this Agreement (including Section 8.2(b)(ii)), the SPAC Board may, at any time prior to, but not after, obtaining the SPAC Stockholder Approval, make a SPAC Modification in Recommendation in response to an Intervening Event (an “Intervening Event Change in Recommendation”) if the SPAC Board determines in good faith, based on the advice of its outside legal counsel, that the failure to take such action would be a breach of the fiduciary duties of the SPAC Board under applicable Law, provided, that (A) the Company shall have received written notice from SPAC of SPAC’s intention to make an Intervening Event Change in Recommendation at least five Business Days prior to the taking of such action by SPAC (the “Intervening Event Notice Period”), which notice shall specify the applicable Intervening Event in reasonable detail, (B) during the Intervening Event Notice Period and prior to making an Intervening Event Change in Recommendation, if requested by the Company, SPAC and its Representatives shall have negotiated in good faith with the Company and its Representatives regarding any revisions or adjustments proposed by the Company to the terms and conditions of this Agreement as would enable SPAC to proceed with its recommendation of this Agreement and the Transactions and not make such Intervening Event Change in Recommendation and (C) if the Company requested negotiations in accordance with clause (B), SPAC may make an Intervening Event Change in Recommendation only if the SPAC Board, after considering in good faith any revisions or adjustments to the terms and conditions of this Agreement that the Company shall have, prior to the expiration of the five Business Day period, offered in writing in a manner that would form a binding contract if accepted by SPAC (and the other applicable parties hereto), continues to determine in good faith that failure to make an Intervening Event Change in Recommendation would be a breach of its fiduciary duties to the SPAC Stockholders under applicable Law. An “Intervening Event” shall mean any Event that was not known to the SPAC Board as of the date of this Agreement (or the consequences of which (or the magnitude of which) were not reasonably foreseeable to the SPAC Board as of the date of this Agreement) that becomes known to the SPAC Board prior to the SPAC Stockholder Meeting. Notwithstanding anything to the contrary contained in this Agreement, during an Intervening Event Notice Period, the obligations on SPAC and/or the SPAC Board to make filings with the SEC with respect to the proposals contemplated herein, to give notice for or to convene a meeting, or make a recommendation, shall be tolled to the extent reasonably necessary until such time as SPAC has filed an update to the Proxy Statement/Prospectus with the SEC (which SPAC shall file as promptly as practicable after the Intervening Event Change in Recommendation), and in the event a filing and /or notice for a meeting was made prior to the Intervening Event Notice Period, SPAC shall be permitted to adjourn such meeting and amend such filing as necessary in order to provide sufficient time for the stockholders to consider any revised recommendation. To the fullest extent permitted by applicable Law, SPAC’s obligations to establish a record date for, duly call, give notice of, convene and hold the SPAC Stockholder Meeting shall not be affected by any SPAC Modification in Recommendation.

(iv)       Promptly following the execution of this Agreement, PubCo, as the sole stockholder of Merger Sub 1 and Merger Sub 2, shall approve and adopt this Agreement and approve the Transactions.

(c)           Written Consent of Company Shareholders.

(i)          The Company shall (A) send the Consent Solicitation Statement and a copy of this Agreement and the Plan of Initial Merger to the Company Shareholders, and (B) seek the irrevocable written consent, in form and substance reasonably acceptable to SPAC, of the Key Company Shareholders in favor of the approval and adoption of this Agreement, the Initial Merger and the other Transactions (including as required under the BVI Act and the Company Governing Documents) (the “Company Written Consent”) as promptly as reasonably practicable, but in any event within five Business Days after the Registration Statement becomes effective. The Company will use its reasonable best efforts to solicit the Company Written Consent from the Key Company Shareholders, and to take all other action necessary or advisable to obtain the Company Written Consent and to secure the vote or consent of its shareholders required by and in compliance with all applicable Laws, Nasdaq rules and the Company Governing Documents; provided that none of the Company or any of its Affiliates shall be required to pay or provide any additional consideration to any Company Shareholder in order to obtain the Company Written Consent. To the extent practicable, and in any event subject to the Company’s obligations under Law, the Company shall provide SPAC with (1) reasonable updates regarding the status of and any issues arising with respect to obtaining the Company Written Consent and (2) the right to review and discuss all material communication sent to Company Shareholders with respect to the Company Written Consent. The Company shall comply in all material respects with Company Governing Documents, the applicable provisions of the BVI Act and this Agreement in the distribution of the Consent Solicitation Statement, this Agreement, and the Plan of Initial Merger and any solicitation of the Company Written Consent.

(ii)         The Consent Solicitation Statement shall include a statement to the effect that (A) the Company Board has recommended that the Company Shareholders vote in favor of the approval and adoption of this Agreement, the Mergers and the other Transactions and execute and deliver the Company Written Consent (the “Company Board Recommendation”) and (B) neither the Company Board nor any committee thereof shall withhold, withdraw, qualify, amend or modify, or publicly propose or resolve to withhold, withdraw, qualify, amend or modify, the Company Board Recommendation (a “Company Modification in Recommendation”).

(iii)        Notwithstanding anything to the contrary contained in this Agreement (including Section 8.2(c)(ii)), the Company Board may, at any time prior to, but not after, receipt of the Company Written Consent, make a Company Modification in Recommendation in response to a Company Intervening Event (a “Company Intervening Event Change in Recommendation”) if the Company Board determines in good faith, based on the advice of its outside legal counsel, that the failure to take such action would be a breach of the fiduciary duties of the Company Board under applicable Law, provided that (A) the SPAC shall have received written notice from the Company of the Company’s intention to make a Company Intervening Event Change in Recommendation at least five Business Days prior to the taking of such action by the Company (the “Company Intervening Event Notice Period”), which notice shall specify the applicable Company Intervening Event in reasonable detail, (B) during the Company Intervening Event Notice Period and prior to making a Company Intervening Event Change in Recommendation, if requested by SPAC, the Company and its Representatives shall have negotiated in good faith with SPAC and its Representatives regarding any revisions or adjustments proposed by SPAC to the terms and conditions of this Agreement as would enable the Company to proceed with its recommendation of this Agreement and the Transactions and not make such Company Intervening Event Change in Recommendation and (C) if SPAC requested negotiations in accordance with clause (B), the Company may make a Company Intervening Event Change in Recommendation only if the Company Board, after considering in good faith any revisions or adjustments to the terms and conditions of this Agreement that SPAC shall have, prior to the expiration of the five Business Day period, offered in writing in a manner that would form a binding contract if accepted by the Company (and the other applicable parties hereto), continues to determine in good faith that failure to make a Company Intervening Event Change in Recommendation would be a breach of its fiduciary duties to the Company Shareholders under applicable Law. A “Company Intervening Event” shall mean any material Event that was not known and was not reasonably foreseeable to the Company Board as of the date of this Agreement (or the consequences of which (or the magnitude of which) were not reasonably foreseeable to the Company Board as of the date of this Agreement) that becomes known to the Company Board prior to the Company obtaining the Company Written Consent. To the fullest extent permitted by applicable Law, Company’s obligations to seek the Company Written Consent shall not be affected by any Company Modification in Recommendation.

Section 8.3             Support of Transaction . (i) The Company shall, and shall cause the other Flexi Companies and the Acquisition Entities to, and (ii) SPAC shall, (a) use reasonable best efforts to obtain all material consents and approvals of third parties that any Flexi Company or any of the Acquisition Entities and SPAC, as applicable, are required to obtain in order to consummate the Transactions, and (b) take or cause such other action as may be reasonably necessary or as another party hereto may reasonably request to satisfy the conditions of Article IX or otherwise to comply with this Agreement and to consummate the Transactions as soon as practicable; provided, that, notwithstanding anything contained herein to the contrary, nothing in this Agreement shall require any Flexi Company, SPAC or the Acquisition Entities or any of their respective Affiliates to (1) commence or threaten to commence, pursue or defend against any Action (except as required under Section 8.5, and without limiting the express obligations to make regulatory filings under Section 8.1), whether judicial or administrative, (2) seek to have any stay or other Governmental Order vacated or reversed, (3) propose, negotiate, commit to or effect by consent decree, hold separate order or otherwise, the sale, divestiture, licensing or disposition of any assets or businesses of the Flexi Companies, (4) take or commit to take actions that limit the freedom of action of any of the Flexi Companies or SPAC with respect to, or the ability to retain, control or operate, or to exert full rights of ownership in respect of, any of the businesses, product lines or assets of the Flexi Companies or SPAC or (5) grant any financial, legal or other accommodation to any other Person (for the avoidance of doubt, without limiting the express obligations of such parties under the terms of this Agreement and the Ancillary Agreements).

Section 8.4             Tax Matters .

(a)            Each of PubCo, SPAC, Merger Sub 1, Merger Sub 2, Surviving Corporation and the Company shall use its respective reasonable best efforts to cause the Transactions to qualify, and agree not to, and not to permit or cause any of their Affiliates or Subsidiaries to, take any action which to its knowledge could reasonably be expected to prevent or impede the Transactions from qualifying for the Intended Tax Treatment. This Agreement is intended to constitute, and the parties hereto hereby adopt this Agreement as, a “plan of reorganization” within the meaning of Treasury Regulation Sections 1.368-2(g) and 1.368-3(a) for purposes of Sections 354, 361 and 368 of the Code and the Treasury Regulations thereunder. Unless otherwise required by applicable Law or pursuant to a “determination” within the meaning of Section 1313(a) of the Code, each of PubCo, SPAC, Merger Sub 1, Merger Sub 2, Surviving Corporation and the Company shall report the Mergers consistently with the Intended Tax Treatment, including attaching the statement described in Treasury Regulations Section 1.368-3(a) on or with its Tax Return for the taxable year of the Mergers. In the event either the SPAC or the Company seeks a tax opinion from its respective tax advisor regarding the Intended Tax Treatment of the Transactions, each party shall use reasonable best efforts to execute and deliver customary tax representation letters as the applicable tax advisor may reasonably request in form and substance reasonably satisfactory to such advisor. Subject to the following sentence, PubCo shall cause SPAC to use its cash to make one or more loans to the Surviving Corporation or its Affiliates for use in a trade or business, or to otherwise transfer its cash to the Surviving Corporation or its Affiliates for use in a trade or business, or a combination of the foregoing. Neither PubCo nor any of its Subsidiaries shall transfer or distribute any assets or stock of SPAC or the Surviving Corporation if such transfer or distribution would not satisfy the requirements of Treasury Regulation Section 1.368-2(k)(1)(i) or (ii). PubCo shall cause SPAC and the Company not to liquidate for federal income tax purposes following the Transactions for a period of at least two years after the Closing. The covenants contained in this Section 8.4(a), notwithstanding any provision elsewhere in this Agreement, shall survive in full force and effect indefinitely.

Section 8.5            Stockholder Litigation . The Company and PubCo shall promptly advise SPAC, and SPAC shall promptly advise the Company, as the case may be, of any Action commenced (or to the knowledge of the Company or PubCo (as applicable) or the knowledge of SPAC, as applicable, threatened) on or after the date of this Agreement against such party, any of its Subsidiaries or any of its directors by any Company Shareholder or SPAC Stockholder relating to this Agreement, the Mergers or any of the other Transactions (any such Action, “Stockholder Litigation”), and such party shall keep the other party reasonably informed regarding any such Stockholder Litigation. The Company and PubCo shall give SPAC the opportunity to participate in the defense or settlement of any such Stockholder Litigation brought against the Company or PubCo, any of its Subsidiaries or any of its directors, and no such settlement shall be agreed to without the SPAC’s prior consent (which consent shall not be unreasonably withheld, conditioned or delayed). The SPAC shall give the Company the opportunity to participate in the defense or settlement of any such Stockholder Litigation brought against the SPAC, any of their respective Subsidiaries or any of their respective directors, and no such settlement shall be agreed to without the Company’s prior consent (which consent shall not be unreasonably withheld, conditioned or delayed).

Section 8.6            Acquisition Proposals and Alternative Transactions . During the Interim Period, each of the Company and SPAC shall not, and shall cause its Representatives not to, (a) initiate any negotiations with any Person with respect to, or provide any non-public information or data concerning the Company and SPAC or their respective Subsidiaries, to any Person relating to an Acquisition Proposal or Alternative Transaction or afford to any Person access to the business, properties, assets or personnel of any Flexi Company or SPAC or any of its Subsidiaries in connection with an Acquisition Proposal or Alternative Transaction, (b) enter into any acquisition agreement, merger agreement or similar definitive agreement, or any letter of intent, memorandum of understanding or agreement in principle, or any other agreement relating to an Acquisition Proposal or Alternative Transaction, (c) grant any waiver, amendment or release under any confidentiality agreement or the anti-takeover Laws of any state relating to an Acquisition Proposal or Alternative Transaction or (d) otherwise knowingly facilitate any such inquiries, proposals, discussions, or negotiations or any effort or attempt by any Person to make an Acquisition Proposal or Alternative Transaction. Each of the Company and SPAC shall, and shall cause its Representatives to, immediately cease any and all existing discussions or negotiations with any person conducted heretofore with respect to any Alternative Transaction or Acquisition Proposal. Without limiting the foregoing, the parties agree that any violation of the restrictions set forth in this Section 8.6 by a party or its Affiliates or Representatives shall be deemed to be a breach of this Section 8.6 by such party.

Section 8.7             Access to Information . During the Interim Period, to the extent permitted by applicable Law, each of the Company, SPAC and the Acquisition Entities shall, and shall cause each of its Subsidiaries to, (a) afford to the other party and its Representatives reasonable access, during normal business hours and with reasonable advance notice, in such manner as to not materially interfere with the Ordinary Course of its operations, to all of its respective assets, properties, facilities, books, Contracts, Tax Returns, records and appropriate officers, employees and other personnel, and shall furnish such Representatives with all financial and operating data and other information concerning its affairs that are in its possession as such Representatives may reasonably request, and (b) cooperate with the other party and its Representatives regarding all due diligence matters, including document requests. All information obtained by the Company, SPAC, the Acquisition Entities and their respective Representatives pursuant to the foregoing shall be subject to the NDA. Notwithstanding the foregoing, neither the Company nor SPAC shall be required to directly or indirectly provide access to or disclose information where the access or disclosure would violate its obligations of confidentiality or similar legal restrictions with respect to such information, jeopardize the protection afforded under the attorney-client privilege or the attorney work product doctrine, or contravene applicable Law (it being agreed that the parties shall use their reasonable best efforts to cause such information to be provided in a manner that would not result in such jeopardy or contravention).

Section 8.8            Delisting and Deregistration . The Company, PubCo and SPAC shall use their respective reasonable best efforts to cause the SPAC Units, the SPAC Common Stock and the SPAC Warrants to be delisted from Nasdaq (or be succeeded by the respective PubCo securities) and to terminate the registration of such securities with the SEC pursuant to Sections 12(b), 12(g) and 15(d) of the Exchange Act (or be succeeded by PubCo) as of the SPAC Merger Effective Time or as soon as practicable thereafter.

Section 8.9             Bridge Loan . The Company and SPAC agree that the Company may negotiate a bridge loan, which shall not exceed an amount of $2,000,000 (the “Bridge Loan”). The terms of the Bridge Loan shall be mutually agreed upon by the Company and SPAC.

Article IX
CONDITIONS TO OBLIGATIONS

Section 9.1             Conditions to Obligations of SPAC, the Acquisition Entities and the Company . The obligations of each of SPAC, the Acquisition Entities and the Company to consummate, or cause to be consummated, the Transactions is subject to the satisfaction or, if permitted by applicable Law, waiver by the party for whose benefit such condition exists, of the following conditions:

(a)            the SPAC Stockholders’ Approval and the Company Written Consent shall have been obtained;

(b)           all Regulatory Approvals shall have been obtained or have expired or been terminated, as applicable;

(c)            the Registration Statement shall have become effective under the Securities Act, no stop order suspending the effectiveness of the Registration Statement shall have been issued, and no proceedings for that purpose shall have been initiated or threatened by the SEC and not withdrawn;

(d)           (i) PubCo’s initial listing application with Nasdaq in connection with the Transactions shall have been conditionally approved and, immediately following the Closing, PubCo shall satisfy any applicable initial and continuing listing requirements of Nasdaq and PubCo shall not have received any notice of non-compliance therewith, and (ii) the PubCo Ordinary Shares and the Assumed SPAC Warrants to be issued in connection with the Transactions shall have been approved for listing on Nasdaq, subject to any requirement to have a sufficient number of round lot holders of the PubCo Ordinary Shares or Assumed SPAC Warrants, and the outstanding PubCo Ordinary Shares and Assumed SPAC Warrants held by Public Stockholders shall be listed on such exchange on the Closing Date;

(e)            no Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) or Governmental Order that is then in effect or pending and that has the effect of making the Transactions illegal or that otherwise prevents or prohibits consummation of the Transactions; and

(f)            SPAC’s net tangible assets shall be at least $5,000,001 immediately prior to the Closing. For purposes of calculating net tangible assets in this Agreement, including without limitation this Section 9.1(f), SPAC’s total assets shall be net of any SPAC Share Redemptions and SPAC’s liabilities shall include the value of any SPAC Transaction Expenses.

Section 9.2            Conditions to Obligations of SPAC . The obligations of SPAC to consummate, or cause to be consummated, the Transactions at the Closing are subject to the satisfaction of or, if permitted by applicable Law, waiver in writing by SPAC, the following additional conditions:

(a)           each of the representations and warranties of the Company and of each Acquisition Entity contained in this Agreement shall be true and correct as of the date hereof and as of the Closing Date as though then made, except with respect to such representations and warranties that speak as to an earlier date, which representations and warranties shall be true and correct at and as of such date, except for, in each case, inaccuracies or omissions that (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” or another similar materiality qualification set forth therein), individually or in the aggregate, have not had, and would not reasonably be expected to have, a Company Material Adverse Effect;

(b)           each of the covenants of the Company and of each Acquisition Entity to be performed as of or prior to the Closing shall have been performed in all material respects;

(c)            there has not been any Event that has had, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect;

(d)           all approvals, waivers or consents from any third parties set forth and described on Section 9.2 of the Company Disclosure Letter shall have been obtained;

(e)           the Company shall have obtained executed counterparts to the Shareholder Support Agreement from all the Key Company Shareholders; and

(f)            the Company shall have obtained executed counterparts to the Lock-Up Agreement from the Key Company Shareholders and certain other holders of Company Shares, together holding at least 90% of the outstanding shares of the Fully Diluted Company Shares.

Section 9.3             Conditions to the Obligations of the Company . The obligations of the Company to consummate, or cause to be consummated, the Transactions at the Closing is subject to the satisfaction or, if permitted by applicable Law, waiver in writing by the Company, of the following additional conditions:

(a)           each of the representations and warranties of SPAC contained in this Agreement shall be true and correct as of the date hereof and as of the Closing Date, except with respect to such representations and warranties that speak as to an earlier date, which representations and warranties shall be true and correct at and as of such date, and except for, in each case, inaccuracies or omissions that (without giving effect to any limitation as to “materiality,” “SPAC Material Adverse Effect” or another similar materiality qualification set forth therein), individually or in the aggregate, have not had, and would not reasonably be expected to have, a SPAC Material Adverse Effect;

(b)           each of the covenants of SPAC to be performed as of or prior to the Closing shall have been performed in all material respects; and

(c)            there has not been any Event that has had, or would reasonably be expected to have, individually or in the aggregate, a SPAC Material Adverse Effect.

Section 9.4             Frustration of Conditions . None of SPAC, the Acquisition Entities or the Company may rely on the failure of any condition set forth in this Article X to be satisfied if such failure was caused by such party’s failure to act in good faith or to take such actions as may be necessary to cause the conditions of the other party hereto to be satisfied, as required by Section 8.3.

Article X
TERMINATION/EFFECTIVENESS

Section 10.1           Termination . This Agreement may be terminated and the Transactions abandoned:

(a)           by mutual written consent of the Company and SPAC;

(b)           by written notice from the Company or SPAC to the other(s) if any Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order that has become final and nonappealable and has the effect of making consummation of the Transactions illegal or otherwise preventing or prohibiting consummation of the Transactions;

(c)            by written notice from the Company to SPAC within 10 Business Days after there has been a SPAC Modification in Recommendation;

(d)           by written notice from SPAC to the Company within 10 Business Days after there has been a Company Modification in Recommendation;

(e)           by written notice from the Company or SPAC to the other(s) if the SPAC Stockholders’ Approval shall not have been obtained by reason of the failure to obtain the required vote at the SPAC Stockholder Meeting duly convened therefor or at any adjournment or postponement thereof;

(f)            by written notice from SPAC to the Company if the Company Written Consent shall not have been obtained within five Business Days after the Registration Statement became effective;

(g)           by written notice from SPAC to the Company if (i) to the extent required in accordance with Section 6.7(a), the Company Audited Financial Statements, Q1 Financial Statements or Q2 Financial Statements shall not have been delivered to SPAC by the Company in accordance with Section 6.7(a) within 30 days of the date of this Agreement, or (ii) to the extent required in accordance with Section 6.7(b), the Q3 Financial Statements shall not have been delivered to SPAC by the Company in accordance with Section 6.7(b) on or before January 16, 2023;

(h)           prior to the Closing, by written notice to the Company from SPAC if (i) there is any breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, such that the conditions specified in Section 9.2(a) or 9.2(b) would not be satisfied at the Closing (a “Terminating Company Breach”), except that, if such Terminating Company Breach is curable by the Company through the exercise of its reasonable best efforts, then, for a period of up to 30 days after receipt by the Company of notice from SPAC of such breach (the “Company Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating Company Breach is not cured within the Company Cure Period, or (ii) the Closing has not occurred on or before May 5, 2023 (the “Agreement End Date”), unless SPAC is in material breach hereof; or

(i)            prior to the Closing, by written notice to SPAC from the Company if (i) there is any breach of any representation, warranty, covenant or agreement on the part of SPAC or any Acquisition Entity set forth in this Agreement, such that the conditions specified in Section 9.3(a) and Section 9.3(b) would not be satisfied at the Closing (a “Terminating SPAC Breach”), except that, if any such Terminating SPAC Breach is curable by SPAC or such Acquisition Entity through the exercise of its reasonable best efforts, then, for a period of up to 30 days after receipt by SPAC of notice from the Company of such breach (the “SPAC Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating SPAC Breach is not cured within the SPAC Cure Period, or (ii) the Closing has not occurred on or before the Agreement End Date, unless the Company is in material breach hereof.

Section 10.2          Effect of Termination . In the event of the termination of this Agreement pursuant to Section 10.1, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party hereto or its respective Affiliates, officers, directors, stockholders or other Representatives, other than liability of the Company, SPAC or any Acquisition Entity, as the case may be, for any willful and material breach of this Agreement occurring prior to such termination, except that the provisions of this Section 10.2, Article XI and the NDA shall survive any termination of this Agreement.

Article XI
MISCELLANEOUS

Section 11.1         Trust Account Waiver . The Company and each Acquisition Entity acknowledges that, as described in the final prospectus of SPAC, dated and filed with the SEC on November 3, 2021 (File No: 333- 258773) available at www.sec.gov, substantially all of SPAC’s assets consist of the cash proceeds of the IPO and private placements of its securities occurring simultaneously with the IPO, and substantially all of those proceeds (including overallotment securities acquired by SPAC’s underwriters) have been deposited in a trust account (the “Trust Account”) for the benefit of SPAC’s public stockholders (including overallotment shares acquired by the underwriters of SPAC) (“Public Stockholders”). The Company and each Acquisition Entity understands and acknowledges that, except with respect to interest earned on the funds held in the Trust Account that may be released to SPAC to pay its Taxes (and up to $100,000 in dissolution expenses), cash in the Trust Account may be disbursed only (i) to the Public Stockholders that elect to redeem their SPAC Common Stock if SPAC completes a transaction that constitutes a Business Combination or in connection with an extension of the deadline to consummate a Business Combination; (ii) to the Public Stockholders if SPAC fails to complete a Business Combination within 18 months after the closing of the IPO (as such date may be extended by amendment to the SPAC Governing Documents with the consent of the SPAC Stockholders); and (iii) to SPAC after or concurrently with the consummation of a Business Combination. For and in consideration of SPAC entering into this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company, on behalf of itself and its Affiliates, and each Acquisition Entity hereby agrees that, notwithstanding anything to the contrary contained in this Agreement, neither it nor any of its Affiliates do now or shall at any time hereafter have any right, title, interest, or claim of any kind in or to any monies in the Trust Account or distributions therefrom, or make any claim against the Trust Account (including any distributions therefrom), regardless of whether such claim arises as a result of, in connection with or relating in any way to this Agreement, or any proposed or actual business relationship between SPAC or its Representatives, on the one hand, and the Company or its Representatives, on the other hand, or any other matter, and regardless of whether such claim arises based on contract, tort, equity, or any other theory of legal liability (any and all such claims are collectively referred to hereafter as the “Released Claims”). The Company on behalf of itself and its Affiliates hereby irrevocably waives any Released Claims that the Company or any of its Affiliates may have against the Trust Account (including any distributions therefrom) now or in the future as a result of, or arising out of, any negotiations, contracts, or agreements with SPAC or its Representatives and will not seek recourse against the Trust Account (including any distributions therefrom) for any reason whatsoever. The Company acknowledges and agrees that such irrevocable waiver is material to this Agreement and specifically relied upon by SPAC and its Affiliates to induce SPAC to enter into this Agreement, and the Company further intends and understands such waiver to be valid, binding, and enforceable against the Company and each of its Affiliates under applicable Law. To the extent that the Company or any of its Affiliates commences any Action based upon, in connection with, relating to, or arising out of any matter relating to SPAC or its Representatives, which Action seeks, in whole or in part, monetary relief against SPAC or its Representatives, the Company hereby acknowledges and agrees that the Company’s and its Affiliates’ sole remedy shall be against funds held outside of the Trust Account and that such claim shall not permit the Company or any of its Affiliates (or any Person claiming on any of their behalves or in lieu of any of them) to have any claim against the Trust Account (including any distributions therefrom) or any amounts contained therein. This Section 11.1 will survive any termination of this Agreement for any reason and continue indefinitely. Notwithstanding the foregoing, (x) nothing herein shall prohibit the Flexi Companies’ right to pursue a claim against SPAC for legal relief against monies or other assets held outside the Trust Account (other than distributions therefrom directly or indirectly to the Public Stockholders), for specific performance or other equitable relief in connection with the consummation of the Transactions (including a claim for SPAC to specifically perform its obligations under this Agreement and cause the disbursement of the cash balance remaining in the Trust Account (after giving effect to the SPAC Share Redemptions) to SPAC in accordance with the terms of this Agreement and the Trust Agreement), so long as such claim would not affect SPAC’s ability to fulfill its obligations to effectuate the SPAC Share Redemptions and (y) nothing herein shall serve to limit or prohibit any claims that the Flexi Companies may have in the future against SPAC’s assets or funds that are not held in the Trust Account (including any funds that have been released from the Trust Account and any assets that have been purchased or acquired with any such funds but excluding distributions from the Trust Account directly or indirectly to the Public Stockholders).

Section 11.2           Waiver . Any party to this Agreement may, at any time prior to the Closing, by action taken by its board of directors or officers or Persons thereunto duly authorized, (a) extend the time for the performance of the obligations or acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties (of another party hereto) that are contained in this Agreement or (c) waive compliance by the other parties hereto with any of the agreements or conditions contained in this Agreement, but such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party granting such extension or waiver.

Section 11.3          Notices . All notices and other communications among the parties shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by FedEx or other nationally recognized overnight delivery service or (iv) when delivered by email during normal business hours at the location of the recipient and otherwise on the next following Business Day, addressed as follows:

(a)	If to SPAC, to:

TG Venture Acquisition Corp.

1390 Market Street, Suite 200

San Francisco, CA 94102

Email: TGVC@tsangsgroup.co

Attention: Chief Executive Officer

with a copy (which shall not constitute notice) to:

DLA Piper LLP (US)

500 8th Street, NW

Washington, DC 20004
Email: jay.tannon@us.dlapiper.com
Attention: Jay M. Tannon

(b)	If to the Company or any Acquisition Entity, to:

The Flexi Group Limited

Wisma Uoa Damansara II, Penthouse 16-1 Level 16, No 6

Changkat Semantan, Bukit Damansara

50490 Kuala Lumpur, Malaysia

Email: chris.edwards@thehive.com
Attention: Chris Edwards

with a copy (which shall not constitute notice) to:

Lucosky Brookman LLP

101 Wood Avenue South

Woodbridge, New Jersey 08830

Email: jlucosky@lucbro.com

Attention: Joseph M. Lucosky

or to such other address or addresses as the parties may from time to time designate in writing. Copies delivered solely to outside counsel shall not constitute notice.

Section 11.4          Assignment . No party hereto shall assign this Agreement or any part hereof without the prior written consent of the other parties, and any such transfer without prior written consent shall be void. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns.

Section 11.5          Rights of Third Parties . Nothing expressed or implied in this Agreement is intended or shall be construed to (i) confer upon or give any Person (including any equityholder, any current or former director, manager, officer, employee, or independent contractor of the Company, or any participant in any Company Benefit Plan or other employee benefit plan, agreement or other arrangement (or any dependent or beneficiary thereof)), other than the parties hereto, any right or remedies under or by reason of this Agreement, (ii) establish, amend or modify any employee benefit plan, program, policy, agreement or arrangement or (iii) limit the right of SPAC, the Company, or their respective Affiliates to amend, terminate, or otherwise modify any Company Benefit Plan or other employee benefit plan, policy, agreement, or other arrangement following the Closing; provided, however, that (x) the D&O Indemnified Parties (and their successors, heirs and Representatives) are intended third-party beneficiaries of, and may enforce, Section 6.5(a)-(d), (y) the Company Non-Recourse Parties (as defined below) and the SPAC Non-Recourse Parties (as defined below) (and their successors, heirs and Representatives), are intended third-party beneficiaries of, and may enforce, Section 11.16 and (z) Sponsor is an intended third-party beneficiaries of, and may enforce, any provision of this Agreement that confers any right or privilege to Sponsor.

Section 11.6           Expenses . Except as otherwise set forth in this Agreement, including in Section 8.1(c), each party hereto shall be responsible for and pay its own expenses incurred in connection with this Agreement and the Transactions, including all fees of its legal counsel, financial advisers, and accountants provided that if the Closing shall occur, PubCo shall pay or cause to be paid, in accordance with Section 2.5(c), the Company Transaction Expenses (in the case of PubCo) and the SPAC Transaction Expenses (in the case of SPAC).

Section 11.7           Governing Law . This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the Transactions, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of Laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction (provided that the fiduciary duties of the Board of Directors of the Company, the Initial Merger, and any exercise of appraisal and dissention rights with respect to the Initial Merger, shall in each case be governed by the laws of the British Virgin Islands).

Section 11.8           Headings; Counterparts . The headings in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two or more counterparts and by different parties in separate counterparts, with the same effect as if all parties hereto had signed the same document, but all of which together shall constitute one and the same instrument. Copies of executed counterparts of this Agreement transmitted by electronic transmission (including by email or in .pdf format) or facsimile as well as electronically or digitally executed counterparts (such as DocuSign) shall have the same legal effect as original signatures and shall be considered original executed counterparts of this Agreement.

Section 11.9           Company and SPAC Disclosure Letters . The Company Disclosure Letter and the SPAC Disclosure Letter (including, in each case, any section thereof) referenced herein are a part of this Agreement as if fully set forth herein. All references herein to the Company Disclosure Letter and/or the SPAC Disclosure Letter (including, in each case, any section thereof) shall be deemed references to such parts of this Agreement, unless the context shall otherwise require. Any disclosure made by a party in the applicable Disclosure Letter, or any section thereof, with reference to any section of this Agreement or section of the applicable Disclosure Letter shall be deemed to be a disclosure with respect to such other applicable sections of this Agreement or sections of applicable Disclosure Letter if it is reasonably apparent on the face of such disclosure that such disclosure is responsive to such other section of this Agreement or section of the applicable Disclosure Letter. Certain information set forth in the Disclosure Letters is included solely for informational purposes and may not be required to be disclosed pursuant to this Agreement. The disclosure of any information shall not be deemed to constitute an acknowledgment that such information is required to be disclosed in connection with the representations and warranties made in this Agreement, nor shall such information be deemed to establish a standard of materiality.

Section 11.10         Entire Agreement . This Agreement (together with the Company Disclosure Letter and the SPAC Disclosure Letter) and the Ancillary Agreements constitute the entire agreement among the parties to this Agreement relating to the Transactions and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the parties hereto or any of their respective Subsidiaries relating to the Transactions (including the Non-Binding Letter of Intent between SPAC and the Company, dated August 23, 2022, as amended). No representations, warranties, covenants, understandings, agreements, oral or otherwise, relating to the Transactions exist between such parties except as expressly set forth in this Agreement and the Ancillary Agreements.

Section 11.11        Amendments . This Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing executed in the same manner as this Agreement and which makes reference to this Agreement.

Section 11.12         Publicity .

(a)            All press releases or other public communications relating to the Transactions, and the method of the release for publication thereof, shall prior to the Closing be subject to the prior mutual approval of SPAC and the Company, which approval shall not be unreasonably withheld by any party; provided, that no party shall be required to obtain consent pursuant to this Section 11.12(a) to the extent that any proposed release or statement is substantially equivalent to the information that has previously been made public without breach of the obligation under this Section 11.12(a). For the avoidance of doubt, nothing contained in this Section 11.12 shall prevent SPAC or the Company and/or their respective Affiliates from furnishing customary summarized information concerning the Transactions and publicly available information to their current and prospective investors.

(b)           The restriction in Section 11.12(a) shall not apply to the extent that the public announcement is required by applicable securities Law, any Governmental Authority or stock exchange rule; provided, however, that in such an event, the party making the announcement shall use its reasonable best efforts to consult with the other party in advance as to its form, content and timing. Disclosures resulting from the parties’ efforts to satisfy or obtain approval or early termination in connection with the Regulatory Approvals and to make any relating filing shall be deemed not to violate this Section 11.12.

Section 11.13        Severability . If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the parties.

Section 11.14         Jurisdiction; Waiver of Jury Trial .

(a)           Any Action based upon, arising out of, or related to this Agreement or the Transactions must be brought in the Court of Chancery of the State of Delaware (or, to the extent such court does not have subject matter jurisdiction, the Complex Commercial Litigation Division of the Delaware Superior Court, New Castle County), or, if it has or can acquire jurisdiction, in the United States District Court for the District of Delaware, and each of the parties irrevocably submits to the exclusive jurisdiction of each such court in any such Action, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of the Action shall be heard and determined only in any such court and agrees not to bring any Action arising out of or relating to this Agreement or the Transactions in any other court. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by Law or to commence Actions or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any Action brought pursuant to this Section 11.14.

(b)           Each party acknowledges and agrees that any controversy that may arise under this Agreement and the Transactions is likely to involve complicated and difficult issues, and therefore each such party hereby irrevocably, unconditionally, and voluntarily waives any right that such party may have to a trial by jury in respect of any Action directly or indirectly arising out of or relating to this Agreement or any of the Transactions.

Section 11.15         Enforcement . The parties hereto agree that irreparable damage could occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to specific enforcement of the terms and provisions of this Agreement, in addition to any other remedy to which any party is entitled at Law or in equity. In the event that any Action shall be brought in equity to enforce the provisions of this Agreement, no party shall allege, and each party hereby waives the defense, that there is an adequate remedy at law, and each party agrees to waive any requirement for the securing or posting of any bond in connection therewith.

Section 11.16         Non-Recourse .

(a)           Solely with respect to the Company, SPAC, and the Acquisition Entities, this Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the Transactions may only be brought against the Company, SPAC, or the Acquisition Entities as named parties hereto; and

(b)           Except to the extent that a party hereto (and then only to the extent of the specific obligations undertaken by such party hereto), (i) no past, present, or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor, or other Representative of the Company or any Acquisition Entity (each, a “Company Non-Recourse Party”) or of SPAC (each, an “SPAC Non-Recourse Party”) and (ii) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate (including Sponsor), agent, attorney, advisor or other Representative of any of the foregoing shall have any liability (whether in Contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of the Company, SPAC, or the Acquisition Entities under this Agreement for any claim based on, arising out of, or related to this Agreement or the Transactions.

Section 11.17         Non-Survival of Representations, Warranties, and Covenants . Except as otherwise contemplated by Section 10.2, none of the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate (including confirmations therein), statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions shall survive the Closing and shall terminate and expire upon the occurrence of the Closing (and there shall be no liability after the Closing in respect thereof), except for (a) those covenants and agreements contained herein that by their terms expressly apply in whole or in part after the Closing and then only with respect to any breaches occurring after the Closing and (b) this Article XI.

Section 11.18         Conflicts and Privilege .

(a)           SPAC and the Company hereby agree that, in the event a dispute with respect to this Agreement or the Transactions arises after the Closing between or among SPAC and/or Sponsor, on the one hand, and the Company, PubCo, Merger Sub 1, Merger Sub 2, on the other hand, any legal counsel (including DLA Piper LLP and Hunter Taubman Fischer & Li LLC) that represented SPAC and/or Sponsor prior to the Closing (“Prior SPAC Counsel”) may represent Sponsor in such dispute even though the interests of Sponsor may be directly adverse to SPAC and even though such counsel may have represented SPAC in a matter substantially related to such dispute, or may be handling ongoing matters for SPAC and/or Sponsor. All communication between or among Prior SPAC Counsel, on the one hand, and SPAC or Sponsor, on the other hand, shall remain privileged after the Closing and the privilege and the expectation of client confidence relating thereto shall belong solely to the Sponsor, shall be controlled by the Sponsor and shall not pass to or be claimed by Company, SPAC, PubCo or the Surviving Corporation following the Closing. Notwithstanding the foregoing, any privileged communications or information shared by the Company prior to the Closing with SPAC or Sponsor (in any capacity) under a common interest agreement shall remain the privileged communications or information of the Company following the Closing.

(b)           The Company further agrees, on behalf of itself, and after the Closing, on behalf of SPAC, PubCo, and the Flexi Companies, that all communications in any form or format whatsoever between or among any of Prior SPAC Counsel, SPAC or the Sponsor, or any of their respective Representatives that relate in any way to the negotiation, documentation, and consummation of the Transactions or, beginning on the date of this Agreement, any dispute arising under this Agreement (collectively, the “SPAC Deal Communications”) shall be deemed to be retained and owned collectively by Sponsor, shall be controlled by Sponsor, and shall not pass to or be claimed by SPAC, PubCo or the Flexi Companies after the Closing. All SPAC Deal Communications that are attorney-client privileged (the “Privileged SPAC Deal Communications”) shall remain privileged after the Closing, and the privilege and the expectation of client confidence relating thereto shall belong solely to Sponsor, shall be controlled by Sponsor and shall not pass to or be claimed by SPAC, PubCo or the Flexi Companies after the Closing; provided, further, that nothing contained herein shall be deemed to be a waiver by the Sponsor or any of its Affiliates of any applicable privileges or protections that can or may be asserted to prevent disclosure of any such communications to any third party.

(c)            Notwithstanding the foregoing, in the event that a dispute arises between SPAC, PubCo, or the Flexi Companies, on the one hand, and a third party other than Sponsor, on the other hand, the Sponsor may assert the attorney-client privilege to prevent the disclosure of the Privileged SPAC Deal Communications to such third party; provided, however, that neither SPAC nor the Flexi Companies may waive such privilege with respect to Privileged Company Deal Communications without the prior written consent of Surviving Corporation. In the event that SPAC, PubCo or the Flexi Companies is legally required by Governmental Order or otherwise to access or obtain a copy of all or a portion of the Privileged SPAC Deal Communications, PubCo shall as promptly as practicable (and, in any event, within two Business Days) after becoming aware thereof notify Sponsor in writing (including by making specific reference to this Section 11.18) so that Sponsor can seek a protective order and SPAC, PubCo and the Flexi Companies agree to use all commercially reasonable efforts to assist therewith.

(d)           To the extent that files or other materials maintained by Prior SPAC Counsel constitute property of its clients, only Sponsor shall hold such property rights and Prior SPAC Counsel shall have no duty to reveal or disclose any such files or other materials or any Privileged SPAC Deal Communications by reason of any attorney-client relationship between Prior SPAC Counsel, on the one hand, and SPAC, PubCo or any Flexi Companies after the Closing, on the other hand so long as such files or other materials would be subject to a privilege or protection if they were being requested in a proceeding by an unrelated third party.

(e)            The Company agrees on behalf of itself and SPAC, PubCo, and the Flexi Companies after the Closing (i) to the extent that SPAC or, after the Closing, PubCo or the Flexi Companies receives or takes physical possession of any SPAC Deal Communications, (a) such physical possession or receipt shall not, in any way, be deemed a waiver by Sponsor or any other Person, of the privileges or protections described in this Section 11.18, and (b) neither SPAC, PubCo nor the Flexi Companies after the Closing shall assert any claim that Sponsor or any other Person waived the attorney-client privilege, attorney work-product protection, or any other right or expectation of client confidence applicable to any such materials or communications, (ii) not to access or use the SPAC Deal Communications, including by way of review of any electronic data, communications, or other information, or by seeking to have SPAC, PubCo or any Flexi Company waive the attorney-client or other privilege or by otherwise asserting that SPAC, PubCo or the Flexi Companies after the Closing has the right to waive the attorney-client or other privilege and (iii) not to seek to obtain the SPAC Deal Communications from Prior SPAC Counsel so long as such SPAC Deal Communications would be subject to a privilege or protection if they were being requested in a proceeding by an unrelated third party.

(f)            Each of the parties hereto acknowledges and agrees that Lucosky Brookman LLP (“Prior Company Counsel”) has acted as counsel to the Company in various matters involving a range of issues and as counsel to the Company in connection with the negotiation of this Agreement, the Ancillary Agreements and the Transactions. In connection with any matter or dispute under this Agreement, SPAC hereby irrevocably waives and agrees not to assert any conflict of interest arising from or in connection with (i) Prior Company Counsel’s prior representation of the Company and (ii) Prior Company Counsel’s representation of any member of the Flexi Companies (collectively, the “Company Advised Parties”) prior to and after the Closing.

(g)           SPAC further agrees that all communications in any form or format whatsoever between or among any of Prior Company Counsel, the Company, any of the Flexi Companies, or PubCo or the Acquisition Entities or any of their respective Representatives that relate in any way to the negotiation, documentation, and consummation of the Transactions or, beginning on the date of this Agreement, any dispute arising under this Agreement (collectively, the “Company Deal Communications”) shall be deemed to be retained and owned collectively by the Company Advised Parties, shall be controlled by Surviving Corporation on behalf of the Flexi Companies and shall not pass to or be claimed by SPAC. All Company Deal Communications that are attorney-client privileged (the “Privileged Company Deal Communications”) shall remain privileged after the Closing and the privilege and the expectation of client confidence relating thereto shall belong solely to Surviving Corporation and the Company, shall be controlled by Surviving Corporation on behalf of the Company, and shall not pass to or be claimed by SPAC; provided, further, that nothing contained herein shall be deemed to be a waiver by SPAC or any of its Affiliates of any applicable privileges or protections that can or may be asserted to prevent disclosure of any such communications to any third party.

(h)            Notwithstanding the foregoing, in the event that a dispute arises between SPAC or the Flexi Companies, PubCo or the Acquisition Entities, on the one hand, and a third party other than Sponsor, on the other hand, SPAC, or the Flexi Companies may assert the attorney-client privilege to prevent the disclosure of the Privileged Company Deal Communications to such third party; provided, however, that neither SPAC nor the Flexi Companies may waive such privilege with respect to Privileged Company Deal Communications without the prior written consent of Surviving Corporation. In the event that SPAC or the Flexi Companies is legally required by Governmental Order or otherwise to access or obtain a copy of all or a portion of the Privileged Company Deal Communications, SPAC shall as promptly as practicable (and, in any event, within two Business Days) after becoming aware thereof notify Surviving Corporation in writing (including by making specific reference to this Section 11.8) so that Surviving Corporation can seek a protective order and SPAC agrees to use all commercially reasonable efforts to assist therewith.

(i)             To the extent that files or other materials maintained by Prior Company Counsel constitute property of its clients, only Surviving Corporation and the Company Advised Parties shall hold such property rights and Prior Company Counsel shall have no duty to reveal or disclose any such files or other materials or any Privileged Company Deal Communications by reason of any attorney-client relationship between Prior Company Counsel, on the one hand, and the Flexi Companies after the Closing on the other hand so long as such files or other materials would be subject to a privilege or protection if they were being requested in a proceeding by an unrelated third party.

(j)             SPAC agrees (i) to the extent that SPAC receives or takes physical possession of any Company Deal Communications that (a) such physical possession or receipt shall not, in any way, be deemed a waiver by any of the Company Advised Parties or any other Person, of the privileges or protections described in this Section 11.18, and (b) SPAC shall not assert any claim that any of the Company Advised Parties or any other Person waived the attorney-client privilege, attorney work-product protection, or any other right or expectation of client confidence applicable to any such materials or communications, (ii) not to access or use the Company Deal Communications, including by way of review of any electronic data, communications, or other information or by seeking to have Surviving Corporation waive the attorney-client or other privilege or by otherwise asserting that SPAC has the right to waive the attorney-client or other privilege and (iii) not to seek to obtain the Company Deal Communications from Prior Company Counsel so long as such Company Deal Communications would be subject to a privilege or protection if they were being requested in a proceeding by an unrelated third party.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF the parties have hereunto caused this Business Combination Agreement to be duly executed as of the date first above written.

SPAC:

TG Venture Acquisition Corp.

By:	/s/ Patrick Tsang
Name:	Patrick Tsang
Title:	Chief Executive Officer

[Signature Page to Business Combination Agreement]

IN WITNESS WHEREOF the parties have hereunto caused this Business Combination Agreement to be duly executed as of the date first above written.

COMPANY:

The Flexi Group Limited

By:	/s/ Chris Edwards
Name:	Chris Edwards
Title:	Chief Executive Officer

PUBCO:

The Flexi Group Holdings Ltd

By:	/s/ Chris Edwards
Name:	Chris Edwards
Title:

MERGER SUB 1:

The Flexi Merger Co. Ltd

By:	/s/ Chris Edwards
Name:	Chris Edwards
Title:

MERGER SUB 2:

Flexi Merger Co. LLC

By:	/s/ Patrick Tsang
Name:	Patrick Tsang
Title:

[Signature Page to Business Combination Agreement]

EXHIBIT A

Form of Shareholder Support Agreement

EXHIBIT B

Form of Sponsor Support Agreement

EXHIBIT C

Form of Lock-up Agreement

EXHIBIT D

Form of Registration Rights Agreement

EXHIBIT E

Articles of Initial Merger

EXHIBIT F

Plan of Initial Merger

EXHIBIT G

PubCo Governing Documents

EXHIBIT H

SPAC Merger Certificate

Annex B

Memorandum and Articles of Association of The Flexi Group Holdings Ltd

TERRITORY OF THE BRITISH VIRGIN ISLANDS

THE BVI BUSINESS COMPANIES ACT

AMENDED AND RESTATED

MEMORANDUM OF ASSOCIATION

AND ARTICLES OF ASSOCIATION

OF

The Flexi Group Holdings Ltd

Incorporated on the 10th day of November 2022

Amended and Restated on 31st day March, 2023

Conyers Trust Company (BVI) Limited

P.O. Box 3140

Road Town

Tortola

British Virgin Islands

TERRITORY OF THE BRITISH VIRGIN ISLANDS

BVI BUSINESS COMPANIES ACT

AMENDED AND RESTATED

MEMORANDUM OF ASSOCIATION

OF

The Flexi Group Holdings Ltd

1.            NAME

  The name of the Company is The Flexi Group Holdings Ltd (the “Company”).

2.            STATUS

   The Company is a company limited by shares.

3.            REGISTERED OFFICE AND REGISTERED AGENT

(a)           The first registered office of the Company is Commerce House, Wickhams Cay 1, P.O. Box 3140, Road Town, Tortola, British Virgin Islands VG1110.

(b)          The first registered agent of the Company is Conyers Trust Company (BVI) Limited of Commerce House, Wickhams Cay 1, P.O. Box 3140, Road Town, Tortola, British Virgin Islands VG1110.

4.            CAPACITY AND POWERS

Subject to the Act and any other British Virgin Islands legislation, the Company has, irrespective of corporate benefit:

(a)          full capacity to carry on or undertake any business or activity, do any act or enter into any transaction; and

(b)          for the purposes of subparagraph (a), full rights, powers and privileges.

5.            NUMBER AND CLASSES OF SHARES

  The Company is authorised to issue 200,000,000 ordinary shares of par value US$0.0001 each.

6.            RIGHTS ATTACHING TO SHARES

Subject to the Articles, the terms of the issue of any share, or any Resolution of Members to the contrary (and, for greater clarity, without prejudice to any special rights conferred thereby on the holders of any other shares), the shares of the Company confers on the holder the following rights:

(a)           Voting: The right to one vote at a meeting of the Members or on any Resolution of Members.

(b)           Distribution: The right to an equal share in any Distribution paid by the Company.

(c)           Winding-Up: The right to an equal share in the distribution of the surplus assets of the Company on a winding up.

The Flexi Group Holdings Ltd

7.            VARIATION OF CLASS RIGHTS

The rights attached to any class or series of shares (unless otherwise provided by the terms of issue of the shares of that class or series), whether or not the Company is being wound-up, may be varied with the consent in writing of all the holders of the issued shares of that class or series or with the sanction of a resolution passed by a majority of the votes cast at a separate meeting of the holders of the shares of the class or series.

8.            RIGHTS NOT VARIED BY THE ISSUE OF SHARES PARI PASSU

Rights conferred upon the holders of the shares of any class or series issued with preferred or other rights shall not, unless otherwise expressly provided by the terms of issue of the shares of that class or series, be deemed to be varied by the creation or issue of further shares ranking pari passu therewith.

9.            REGISTERED SHARES

The Company shall issue registered shares only, and such shares may be in full or fractional form. The Company is not authorised to issue bearer shares, convert registered shares to bearer shares, or exchange registered shares for bearer shares.

10.          AMENDMENT OF MEMORANDUM AND ARTICLES OF ASSOCIATION

Subject to Clause 7, the Company may amend its Memorandum or Articles by a Resolution of Members or a Resolution of Directors, save that no amendment may be made by a Resolution of Directors:

(a)           to restrict the rights or powers of the Members to amend the Memorandum or Articles;

(b)           to change the percentage of Members required to pass a Resolution of Members to amend the Memorandum or Articles;

(c)           in circumstances where the Memorandum or Articles cannot be amended by the Members;

(d)           to clauses 6, 7, 8 or this clause 10.

11.         DEFINITIONS

   The meanings of words in this Memorandum are as defined in the Articles annexed hereto.

The Flexi Group Holdings Ltd

We, CONYERS TRUST COMPANY (BVI) LIMITED, registered agent of the Company, of Commerce House, Wickhams Cay 1, PO Box 3140, Road Town, Tortola, British Virgin Islands VG1110 for the purpose of incorporating a BVI Business Company under the laws of the British Virgin Islands hereby sign this Memorandum of Association on the 10th November 2022:

Incorporator

CONYERS TRUST COMPANY (BVI) LIMITED

/s/ Juan Quezada

Per: Juan Quezada
For and on behalf of
Conyers Trust Company (BVI) Limited

The Flexi Group Holdings Ltd

TERRITORY OF THE BRITISH VIRGIN ISLANDS

THE BVI BUSINESS COMPANIES ACT

AMENDED AND RESTATED

ARTICLES OF ASSOCIATION

OF

THE FLEXI GROUP HOLDINGS LTD

(a Company Limited by Shares)

The Flexi Group Holdings Ltd

TABLE OF CONTENTS

INTERPRETATION
1.	Definitions
SHARES
2.	Power to Issue Shares
3.	Power of the Company to Purchase its Shares
4.	Treatment of Purchased, Redeemed or Acquired Shares
5.	Treasury Shares
6.	Consideration
7.	Forfeiture of Shares
8.	Share Certificates
9.	Fractional Shares
REGISTRATION OF SHARES
10.	Register of Members
11.	Closing Register of Members or Fixing Record Date
12.	Registered Holder Absolute Owner
13.	Transfer of Registered Shares
14.	Transmission of Registered Shares
ALTERATION OF SHARES
15.	Power to Alter Shares
16.	Restrictions on the Division of Shares
DISTRIBUTIONS
17.	Distributions
18.	Power to Set Aside Profits
19.	Unauthorised Distributions
20.	Distributions to Joint Holders of Shares
MEETINGS OF MEMBERS
21.	General Meetings
22.	Location
23.	Requisitioned General Meetings
24.	Notice
25.	Giving Notice
26.	Service of Notice
27.	Participating in Meetings
28.	Quorum at General Meetings

The Flexi Group Holdings Ltd

29.	Chairman to Preside
30.	Voting on Resolutions
31.	Power to Demand a Vote on a Poll
32.	Voting by Joint Holders of Shares
33.	Instrument of Proxy
34.	Representation of Members and Corporate Members
35.	Adjournment of General Meetings
36.	Business at Adjourned Meetings
37.	Directors Attendance at General Meetings
DIRECTORS AND OFFICERS
38.	Election of Directors
39.	Number and Classes of Directors
40.	Term of Office of Directors
41.	Alternate and Reserve Directors
42.	Removal of Directors
43.	Vacancy in the Office of Director
44.	Remuneration of Directors
45.	Resignation of directors
46.	Directors to Manage Business
47.	Committees of Directors
48.	Officers and Agents
49.	Removal of Officers and Agents
50.	Duties of Officers
51.	Remuneration of Officers
52.	Standard of Care
53.	Conflicts of Interest
54.	Indemnification and Exculpation
MEETINGS OF THE BOARD OF DIRECTORS
55.	Board Meetings
56.	Notice of Board Meetings
57.	Participation in Meetings by Telephone
58.	Quorum at Board Meetings
59.	Board to Continue in the Event of Vacancy
60.	Chairman to Preside
61.	Powers of Sole Director
62.	Proceedings if One Director

The Flexi Group Holdings Ltd

CORPORATE RECORDS
63.	Documents to be Kept
64.	Form and Use of Seal
ACCOUNTS
65.	Books of Account
66.	Form of Records
67.	Financial Statements
68.	Distribution of Accounts
AUDITS
69.	Audit
70.	Appointment of Auditor
71.	Remuneration of Auditor
72.	Duties of Auditor
73.	Access to Records
74.	Auditor Entitled to Notice
BUSINESS COMBINATIONS
75.	Business Combinations
FUNDAMENTAL CHANGES
76.	Changes
77.	Continuation under Foreign Law

The Flexi Group Holdings Ltd

interpretation

1.	Definitions

1.1.	In these Articles, the following words and expressions shall, where not inconsistent with the context, have the following meanings, respectively:

Act	BVI Business Companies Act, as from time to time amended or restated;
Applicable Law	means, with respect to any person, all provisions of laws, statutes, ordinances, rules, regulations, permits, certificates, judgments, decisions, decrees or orders of any governmental authority applicable to such person;
Articles	these Articles of Association as originally registered or as from time to time amended or restated;
Audit Committee	means the audit committee of the Board established pursuant to the Articles, or any successor committee;
Auditor	means the person for the time being performing the duties of auditor of the Company (if any);
Board	the board of directors appointed or elected pursuant to these Articles and acting by Resolution of Directors;
Business Combination	means a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganisation or similar business combination involving the Company, with one or more businesses or entities (the “target business”), which Business Combination:

(a) as long as the Company’s securities are listed on NASDAQ, must occur with one or more operating businesses or assets with a fair market value equal to at least 80 per cent of the net assets held in the Trust Account (net of amounts disbursed to management for working capital purposes, if permitted, and excluding the amount of any deferred underwriting discount held in trust) at the time of signing the agreement to enter into such Business Combination; and

(b) must not be effectuated solely with another blank cheque company or a similar company with nominal operations.

The Flexi Group Holdings Ltd

Clearing House	means a clearing house recognised by the laws of the jurisdiction in which the Shares (or depositary receipts therefor) are listed or quoted on a stock exchange or interdealer quotation system in such jurisdiction;
Company	The Flexi Group Holdings Ltd;
Compensation Committee	means the compensation committee of the board of directors of the Company established pursuant to the Articles, or any successor committee;
Company’s Website	means the website of the Company and/or its web-address or domain name, if any;
Designated Stock Exchange	means any United States national securities exchange on which the securities of the Company are listed for trading, including the Nasdaq Capital Market;
Directors	means the directors for the time being of the Company;
Distribution	(a) the direct or indirect transfer of an asset, other than the Company’s own shares, to or for the benefit of a Member; or

(b) the incurring of a debt to or for the benefit of a Member;

in relation to shares held by a Member and whether by means of the purchase of an asset, the purchase, redemption or other acquisition of shares, a transfer of indebtedness or otherwise, and includes a dividend;
Group	the Company and every company which is for the time being controlled by or under common control with the Company (for these purposes, “control” means the power to direct management or policies of the person in question, whether by means of an ownership interest or otherwise);

The Flexi Group Holdings Ltd

IPO	means the Company’s initial public offering of securities;
Member	a person whose name is entered in the register of members as the holder of one or more shares, or fractional shares, in the Company;
Memorandum	the Memorandum of Association of the Company as originally registered or as from time to time amended or restated;
Resolution of Directors	(a) a resolution approved at a duly constituted meeting of directors or of a committee of directors of the Company by the affirmative vote of a simple majority of the directors present who voted and did not abstain; or

(b) a resolution consented to in writing by all of the directors or of all the members of the committee, as the case may be;
Resolution of Members	(a) a resolution approved at a duly constituted meeting of Members by the affirmative vote of a simple majority of the votes of those Members entitled to vote and voting on the resolution; or

(b) a resolution consented to in writing by all of the Members entitled to vote thereon;
Seal	the common seal of the Company;
Secretary	the person appointed to perform any or all of the duties of secretary of the Company and includes any deputy or assistant secretary and any person appointed by the Board to perform any of the duties of the Secretary; and
Securities and Exchange Commission	means the United States Securities and Exchange Commission;
Securities Act	means the United States Securities Act of 1933, as amended, or any similar U.S. federal statute and the rules and regulations of the Securities and Exchange Commission thereunder, all as the same shall be in effect at the time;

The Flexi Group Holdings Ltd

Share or share	means an ordinary share issued or to be issued by the Company and includes a fraction of a Share in the Company; and
Treasury Share	a share of the Company that was previously issued but was repurchased, redeemed or otherwise acquired by the Company and not cancelled.

1.2.	In these Articles, where not inconsistent with the context:

(a)	words denoting the plural number include the singular number and vice versa;

(b)	words denoting the masculine gender include the feminine and neuter genders;

(c)	words importing persons include companies, associations or bodies of persons whether corporate or not;

(d)	a reference to voting in relation to shares shall be construed as a reference to voting by Members holding the shares, except that it is the votes allocated to the shares that shall be counted and not the number of Members who actually voted and a reference to shares being present at a meeting shall be given a corresponding construction;

(e)	a reference to money is, unless otherwise stated, a reference to the currency in which shares of the Company shall be issued;

(f)	the words:

(i)	“may” shall be construed as permissive; and

(ii)	“shall” shall be construed as imperative; and

(g)	unless otherwise provided herein, words or expressions defined in the Act shall bear the same meaning in these Articles.

1.3.	In these Articles expressions referring to writing or its cognates shall, unless the contrary intention appears, include facsimile, printing, lithography, photography, electronic mail and other modes of representing words in visible form.

1.4.	Headings used in these Articles are for convenience only and are not to be used or relied upon in the construction hereof.

The Flexi Group Holdings Ltd

SHARES

2.	Power to Issue Shares

2.1.	Subject to the provisions, if any, in the Memorandum (and to any direction that may be given by the Company in general meeting) and, where applicable, the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law, and without prejudice to any rights attached to any existing Shares, the Board may, in its absolute discretion and without approval of the holders of Shares, allot, issue, grant options over or otherwise dispose of Shares (including fractions of a Share) with or without preferred, deferred or other rights or restrictions, whether in regard to Distributions, voting, return of capital or otherwise to such persons, at such times and on such other terms as they think proper, which shall be conclusively evidenced by their approval of the terms thereof, and may also (subject to the Act and the Articles) vary such rights.

2.2.	At the discretion of the Board, whether or not in connection with the issuance and sale of any shares or other securities of the Company, the Company may issue securities, contracts, warrants or other instruments evidencing any shares, option rights, securities having conversion or option rights, or obligations on such terms, conditions and other provisions as are fixed by the Board, including, without limiting the generality of this authority, conditions that preclude or limit any person or persons owning or offering to acquire a specified number or percentage of any of the issued Shares, other shares, option rights, securities having conversion or option rights, or obligations of the Company or transferee of the person or persons from exercising, converting, transferring or receiving the shares, option rights, securities having conversion or option rights, or obligations.

3.	Power of the Company to Purchase its Shares

Subject to these Articles, the Company may by Resolution of Directors, purchase, redeem or otherwise acquire and hold its own shares. Sections 60, 61 and 62 of the Act shall not apply to the Company.

4.	Treatment of Purchased, Redeemed or Acquired Shares

4.1.	Subject to article 4.2, a share that the Company purchases, redeems or otherwise acquires may be cancelled or held by the Company as a Treasury Share.

4.2.	The Company may only hold a share that has been purchased, redeemed or otherwise acquired as a Treasury Share if the number of shares purchased, redeemed or otherwise acquired, when aggregated with shares of the same class already held by the Company as Treasury Shares, does not exceed 50% of the shares of that class previously issued by the Company, excluding shares that have been cancelled.

The Flexi Group Holdings Ltd

5.	Treasury Shares

5.1.	Treasury Shares may be transferred by the Company and the provisions of the Act, the Memorandum and these Articles that apply to the issue of shares apply to the transfer of Treasury Shares.

5.2.	All the rights and obligations attaching to a Treasury Share are suspended and shall not be exercised by or against the Company while it holds the share as a Treasury Share.

6.	Consideration

6.1.	A share may be issued for consideration, in any form or a combination of forms, including money, a promissory note or other written obligation to contribute money or property, real property, personal property (including goodwill and know-how), services rendered or a contract for future services.

6.2.	No share may be issued for a consideration, which is in whole or part, other than money unless the Board passes a resolution stating:

(a)	the amount to be credited for the issue of the share; and

(b)	that, in its opinion, the present cash value of the non-money consideration and money consideration, if any, is not less than the amount to be credited for the issue of the share.

6.3.	No share may be issued by the Company that:

(a)	increases the liability of a person to the Company; or

(b)	imposes a new liability on a person to the Company,

unless that person, or an authorised agent of that person, agrees in writing to becoming the holder of the share.

6.4.	Shares in the Company may be issued for such amount of consideration as the Board may from time to time determine, except that in the case of shares with par value, the amount shall not be less than the par value, and in the absence of fraud, the decision of the Board as to the value of the consideration received by the Company in respect of the issue is conclusive unless a question of law is involved. The consideration in respect of the shares constitutes capital to the extent of the par value and the excess constitutes surplus.

6.5.	A bonus share issued by the Company shall be deemed to have been fully paid for on issue.

7.	Forfeiture of Shares

7.1.	Where a share is not fully paid for on issue, the Board may, subject to the terms on which the share was issued, at any time serve upon the Member a written notice of call specifying a date for payment to be made.

The Flexi Group Holdings Ltd

7.2.	The written notice of call shall name a further date not earlier than the expiration of fourteen days from the date of service of the notice on or before which the payment required by the notice is to be made and shall contain a statement that in the event of non-payment at or before the time named in the notice, the share will be liable to be forfeited.

7.3.	Where a notice complying with the foregoing provisions has been issued and the requirements of the notice have not been complied with, the Board by Resolution of Directors may, at any time before tender of payment, forfeit and cancel the share to which the notice relates and direct that the register of members be updated.

7.4.	Upon forfeiture and cancellation pursuant to article 7.3, the Company shall be under no obligation to refund any moneys to that Member and that Member shall be discharged from any further obligation to the Company as regards the forfeited share.

8.	Share Certificates

8.1.	A Member shall only be entitled to a share certificate if the Directors resolve that share certificates shall be issued. Share certificates representing Shares, if any, shall be in such form as the Directors may determine. Share certificates shall be signed by one or more Directors or other person authorised by the Directors. The Directors may authorise certificates to be issued with the authorised signature(s) affixed by mechanical process. All certificates for Shares shall be consecutively numbered or otherwise identified and shall specify the Shares to which they relate. All certificates surrendered to the Company for transfer shall be cancelled and, subject to the Articles, no new certificate shall be issued until the former certificate representing a like number of relevant Shares shall have been surrendered and cancelled.

8.2.	The Company shall not be bound to issue more than one certificate for Shares held jointly by more than one person and delivery of a certificate to one joint holder shall be a sufficient delivery to all of them.

8.3.	If a share certificate is defaced, worn out, lost or destroyed, it may be renewed on such terms (if any) as to evidence and indemnity and on the payment of such expenses reasonably incurred by the Company in investigating evidence, as the Directors may prescribe, and (in the case of defacement or wearing out) upon delivery of the old certificate.

8.4.	Every share certificate sent in accordance with the Articles will be sent at the risk of the Member or other person entitled to the certificate. The Company will not be responsible for any share certificate lost or delayed in the course of delivery.

8.5.	Share certificates shall be issued within the relevant time limit as prescribed by the Statute, if applicable, or as the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law may from time to time determine, whichever is shorter, after the allotment or, except in the case of a Share transfer which the Company is for the time being entitled to refuse to register and does not register, after lodgement of a Share transfer with the Company

The Flexi Group Holdings Ltd

9.	Fractional Shares

The Company may issue fractional shares and a fractional share shall have the corresponding fractional rights, obligations and liabilities of a whole share of the same class or series of shares.

REGISTRATION OF SHARES

10.	Register of Members

10.1.	The Board shall cause there to be kept a register of members in which there shall be recorded the name and address of each Member, the number of each class and series of shares held by each Member, the date on which the name of each Member was entered in the register of members and the date upon which any person ceased to be a Member.

10.2.	The register of members may be in such form as the Board may approve, but if it is in magnetic, electronic or other data storage form, the Company must be able to produce legible evidence of its contents. Unless the Board otherwise determines, the magnetic, electronic or other data storage form shall be the original register of members.

11.	Closing Register of Members or Fixing Record Date

11.1.	For the purpose of determining Members entitled to notice of, or to vote at any meeting of Members or any adjournment thereof, or Members entitled to receive payment of any Distribution, or in order to make a determination of Members for any other purpose, the Directors may, after notice has been given by advertisement in an appointed newspaper or any other newspaper or by any other means in accordance with the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law, provide that the Register of Members shall be closed for transfers for a stated period which shall not in any case exceed forty days.

11.2.	In lieu of, or apart from, closing the Register of Members, the Directors may fix in advance or arrears a date as the record date for any such determination of Members entitled to notice of, or to vote at any meeting of the Members or any adjournment thereof, or for the purpose of determining the Members entitled to receive payment of any Distribution, or in order to make a determination of Members for any other purpose.

11.3.	If the Register of Members is not so closed and no record date is fixed for the determination of Members entitled to notice of, or to vote at, a meeting of Members or Members entitled to receive payment of a Distribution, the date on which notice of the meeting is sent or the date on which the resolution of the Directors resolving to pay such Distribution is passed, as the case may be, shall be the record date for such determination of Members. When a determination of Members entitled to vote at any meeting of Members has been made as provided in this Article, such determination shall apply to any adjournment thereof.

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12.	Registered Holder Absolute Owner

12.1.	The entry of the name of a person in the register of members as a holder of a share in the Company is prima facie evidence that legal title in the share vests in that person.

12.2.	The Company may treat the holder of a registered share as the only person entitled to:

(a)	exercise any voting rights attaching to the share;

(b)	receive notices;

(c)	receive a Distribution in respect of the share; and

(d)	exercise other rights and powers attaching to the share.

13.	Transfer of Registered Shares

13.1.	Subject to the terms of the Articles, any Member may transfer all or any of their Shares by an instrument of transfer provided that such transfer complies with the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law. If the Shares in question were issued in conjunction with rights, options or warrants issued pursuant to the Articles on terms that one cannot be transferred without the other, the Board shall refuse to register the transfer of any such Share without evidence satisfactory to them of the like transfer of such right, option or warrant.

13.2.	The instrument of transfer of any Share shall be in writing, signed by the transferor. Such shares be may transferred without a written instrument if transferred in accordance with the Act and may be in the usual or common form or in a form prescribed by the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law or in any other form approved by the Board and shall be executed by or on behalf of the transferor and containing the name and address of the transferee (and if the Board so requires, signed by or on behalf of the transferee) and may be under hand or, if the transferor or transferee is a Clearing House or its nominee(s), by hand or by machine imprinted signature or by such other manner of execution as the Board may approve from time to time. The transferor shall be deemed to remain the holder of a Share until the name of the transferee is entered in the Register of Members.

13.3.	The instrument of transfer shall also be signed by the transferee if registration as a holder of the share imposes a liability to the Company on the transferee.

13.4.	The instrument of transfer shall be sent to the Company for registration.

13.5.	The Company shall, on receipt of an instrument of transfer, enter the name and address of the transferee of the share in the register of members unless the Board resolves to refuse or delay the registration of the transfer for reasons that shall be specified in the resolution.

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13.6.	The Board is permitted to pass a Resolution of Directors refusing or delaying the registration of a transfer where it reasonably determines that it is in the best interest of the Company to do so. Without limiting the generality of the foregoing, the Board may refuse or delay the registration of a transfer of shares if the transferor has failed to pay an amount due in respect of those shares.

13.7.	Where the Board passes a resolution to refuse or delay the registration of a transfer, the Company shall, as soon as practicable, send the transferor and the transferee a notice of the refusal or delay.

13.8.	The transfer of a share is effective when the name of the transferee is entered in the register of members and the Company shall not be required to treat a transferee of a share in the Company as a Member until the transferee’s name has been entered in the register of members.

13.9.	If the Board is satisfied that an instrument of transfer has been signed but that the instrument has been lost or destroyed, it may resolve:

(a)	to accept such evidence of the transfer of the shares as they consider appropriate; and

(b)	that the transfer of shares be recorded, including the entry of the transferee’s name in the register of members.

14.	Transmission of Registered Shares

14.1.	The executor or administrator of the estate of a deceased Member, the guardian of an incompetent Member, the liquidator of an insolvent Member or the trustee of a bankrupt Member shall be the only person recognised by the Company as having any title to the Member’s share.

14.2.	Any person becoming entitled by operation of law or otherwise to a share in consequence of the death, incompetence or bankruptcy of any Member may be registered as a Member upon such evidence being produced as may reasonably be required by the Board. An application by any such person to be registered as a Member shall for all purposes be deemed to be a transfer of the share of the deceased, incompetent or bankrupt Member and the Board shall treat it as such.

14.3.	Any person who has become entitled to a share or shares in consequence of the death, incompetence or bankruptcy of any Member may, instead of being registered himself, request in writing that some person to be named by him be registered as the transferee of such share and such request shall likewise be treated as if it were a transfer.

14.4.	What amounts to incompetence on the part of a person is a matter to be determined by the court having regard to all the relevant evidence and the circumstances of the case.

ALTERATION OF SHARES

15.	Power to Alter Shares

15.1.	The Company may, by a Resolution of Members or by a Resolution of Directors, amend the Memorandum to increase or reduce the maximum number of shares that the Company is authorised to issue, or to authorise the Company to issue an unlimited number of shares.

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15.2.	Subject to the Memorandum and these Articles, the Company may:

(a)	divide its shares, including issued shares, into a larger number of shares; or

(b)	combine its shares, including issued shares, into a smaller number of shares;

(c)	provided that, where shares are divided or combined, the aggregate par value (if any) of the new shares must be equal to the aggregate par value (if any) of the original shares.

15.3.	A division or combination of shares, including issued shares, of a class or series shall be for a larger or smaller number, as the case may be, of shares in the same class or series.

16.	Restrictions on the Division of Shares

The Company shall not divide its shares if it would cause the maximum number of shares that the Company is authorised to issue to be exceeded.

DISTRIBUTIONS

17.	Distributions

17.1.	The Board may, by Resolution of Directors, authorise a Distribution by the Company to Members at such time and of such an amount as it thinks fit if it is satisfied, on reasonable grounds, that immediately after the Distribution, the value of the Company’s assets exceeds its liabilities and the Company is able to pay its debts as they fall due. The resolution shall include a statement to that effect.

17.2.	Notice of any Distribution that may have been authorised shall be given to each Member entitled to the Distribution in the manner provided in Article 25.

17.3.	Any distribution payable in respect of a share which has remained unclaimed for 3 years, or such other timeframe as prescribed by Applicable Law or the Designated Stock Exchange listing rules from the date when it became due for payment shall, if the Board so resolves, be forfeited and cease to remain owing by the Company. The payment of any unclaimed distribution may (but need not) be paid by the Company into an account separate from the Company’s own account. Such payment shall not constitute the Company a trustee in respect thereof.

17.4.	The Company shall be entitled to cease sending distributions by post or otherwise to a Member if those instruments have been returned undelivered to, or left uncashed by, that Member on at least two consecutive occasions, or, following one such occasion reasonable enquiries have failed to establish the Member’s new address. The entitlement conferred on the Company by this Article in respect of any Member shall cease if the Member claims a distribution or cashes a cheque or warrant.

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18.	Power to Set Aside Profits

The Board may, before authorising any Distribution, set aside out of the profits of the Company such sum as it thinks proper as a reserve fund, and may invest the sum so set apart as a reserve fund in such securities as it may select.

19.	Unauthorised Distributions

19.1.	If, after a Distribution is authorised and before it is made, the Board ceases to be satisfied on reasonable grounds that immediately after the Distribution the value of the Company’s assets will exceed its liabilities and the Company will be able to pay its debts as they fall due, such Distribution is deemed not to have been authorised.

19.2.	A Distribution made to a Member at a time when, immediately after the Distribution, the value of the Company’s assets did not exceed its liabilities and the Company was not able to pay its debts as they fell due, is subject to recovery in accordance with the provisions of the Act.

20.	Distributions to Joint Holders of Shares

If two or more persons are registered as joint holders of any shares, any one of such persons may give an effectual receipt for any Distribution payable in respect of such shares.

MEETINGS OF MEMBERS

21.	General Meetings

The Board, by Resolution of Directors, may convene meetings of the Members of the Company at such times and in such manner as the Board considers necessary or desirable.

22.	Location

Any meeting of the Members may be held in such place within or outside the British Virgin Islands as the Board considers appropriate.

23.	Requisitioned General Meetings

The Board shall call a meeting of the Members if requested in writing to do so by Members entitled to exercise at least thirty percent of the voting rights in respect of the matter for which the meeting is being requested.

24.	Notice

24.1.	The Board shall give not less than ten clear days’ notice of meetings of Members to those persons whose names, on the date the notice is given, appear as Members in the register of members of the Company and are entitled to vote at the meeting.

24.2.	A meeting of Members held in contravention of the requirement in article 24.1 is valid if Members holding a ninety percent majority of the total voting rights on all the matters to be considered at the meeting have waived notice of the meeting and, for this purpose, the presence of a Member at the meeting shall be deemed to constitute waiver on his part.

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24.3.	The inadvertent failure of the Board to give notice of a meeting to a Member, or the fact that a Member has not received notice, does not invalidate the meeting.

25.	Giving Notice

25.1.	A notice may be given by the Company to any Member either by delivering it to such Member in person or by sending it to such Member’s address in the register of members or to such other address given for the purpose. Notice may be sent by mail, courier service, facsimile, electronic mail or other mode of representing words in a legible form as agreed by such Member in accordance with the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or by placing it on the Company’s Website.

25.2.	Any notice required to be given to a Member shall, with respect to any shares held jointly by two or more persons, be given to whichever of such persons is named first in the register of members and notice so given shall be sufficient notice to all the holders of such shares.

26.	Service of Notice

26.1.	Save as provided in Article 26.2, any notice shall be deemed to have been served at the time when the same would be delivered in the ordinary course of transmission and, in proving such service, it shall be sufficient to prove that the notice was properly addressed and prepaid, if posted, and the time when it was posted, delivered to the courier or transmitted by facsimile, electronic mail or other method as the case may be. Where notice is sent by placing it on the Company’s Website; service of the notice shall be deemed to have been effected one hour after the notice or document was placed on the Company’s Website.

26.2.	Mail notice shall be deemed to have been served seven days after the date on which it is deposited, with postage prepaid, in the mail of any member state of the European Union, the United States, or the British Virgin Islands.

26.3.	The Company shall be under no obligation to send a notice or other document to the address shown for any particular Member in the Register of Members if the Board considers that the legal or practical problems under the laws of, or the requirements of any regulatory body or stock exchange in, the territory in which that address is situated are such that it is necessary or expedient not to send the notice or document concerned to such Member at such address and may require a Member with such an address to provide the Company with an alternative acceptable address for delivery of notices by the Company.

27.	Participating in Meetings

27.1.	A Member shall be deemed to be present at a meeting of Members if he participates by telephone or other electronic means and all Members participating in the meeting are able to hear each other.

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27.2.	The Board and/or the chairman of a meeting may make any arrangement and impose any requirement or restriction it or he considers appropriate to ensure the security of a meeting, including, without limitation, requirements for evidence of identity to be produced by those attending the meeting, the searching of personal property and the restriction of items that may be taken into the meeting place. The Board and/or the chairman are entitled to refuse entry to a person who refuses to comply with such arrangements, requirements or restrictions.

28.	Quorum at General Meetings

28.1.	A meeting of Members is properly constituted if at the commencement of the meeting there are present in person or by proxy not less than fifty percent of the votes of the shares or class or series of shares entitled to vote on Resolutions of Members to be considered at the meeting.

28.2.	If, within two hours from the time appointed for the meeting a quorum is not present, the meeting, if convened upon the requisition of Members, shall be dissolved; in any other case it shall stand adjourned to the next business day at the same time and place or to such other time and place as the Board may determine, and if at the adjourned meeting there are present within one hour from the time appointed for the meeting in person or by proxy not less than one third of the votes of the shares or each class or series of shares entitled to vote on the resolutions to be considered by the meeting, those present shall constitute a quorum but otherwise the meeting shall be dissolved.

28.3.	If a quorum is present, notwithstanding the fact that such quorum may be represented by only one person, then such person may resolve any matter and a certificate signed by such person accompanied, where such person be a proxy, by a copy of the proxy form, shall constitute a valid Resolution of Members.

29.	Chairman to Preside

At every meeting of Members, the chairman of the Board shall preside as chairman of the meeting. If there is no chairman of the Board or if the chairman of the Board is not present at the meeting, the Members present shall choose one of their number to be the chairman. If the Members are unable to choose a chairman for any reason, then the person representing the greatest number of voting shares present in person or by proxy at the meeting shall preside as chairman.

30.	Voting on Resolutions

At any meeting of the Members the chairman shall be responsible for deciding in such manner as he shall consider appropriate whether any resolution has been carried or not and the result of his decision shall be announced to the meeting and recorded in the minutes thereof.

31.	Power to Demand a Vote on a Poll

31.1.	At any meeting of Members a resolution put to the vote of the meeting shall, in the first instance, be voted upon by a show of hands and, subject to any rights or restrictions for the time being lawfully attached to any class of shares and subject to the provisions of these Articles, every Member present in person and every person holding a valid proxy at such meeting shall be entitled to one vote and shall cast such vote by raising his hand.

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31.2.	If the chairman shall have any doubt as to the outcome of any resolution put to the vote, he shall cause a poll to be taken of all votes cast upon such resolution, but if the chairman shall fail to take a poll then any Member present in person or by proxy who disputes the announcement by the chairman of the result of any vote may immediately following such announcement demand that a poll be taken and the chairman shall thereupon cause a poll to be taken. If a poll is taken at any meeting, the result thereof shall be duly recorded in the minutes of that meeting by the chairman.

32.	Voting by Joint Holders of Shares

The following shall apply where shares are jointly owned: (a) if two or more persons hold shares jointly each of them may be present in person or by proxy at a meeting of Members and may speak as a Member; (b) if only one of the joint owners is present in person or by proxy he may vote on behalf of all of them; and (c) if two or more of the joint owners are present in person or by proxy they must vote as one.

33.	Instrument of Proxy

33.1.	A Member may be represented at a meeting of Members by a proxy (who need not be a Member) who may speak and vote on behalf of the Member.

33.2.	An instrument appointing a proxy shall be in such form as the Board may from time to time determine or such other form as the chairman of the meeting shall accept as properly evidencing the wishes of the Member appointing the proxy.

33.3.	The chairman of any meeting at which a vote is cast by proxy or on behalf of any person other than an individual may call for a notarially certified copy of such proxy or authority which shall be produced within seven days of being so requested or the votes cast by such proxy or on behalf of such person shall be disregarded.

33.4.	The instrument appointing a proxy must be received by the Company at the registered office or at such other place or in such manner as is specified in the notice convening the meeting or in any instrument of proxy sent out by the Company in relation to the meeting at which the person named in the appointment proposes to vote, and an appointment of proxy which is not received in the manner so permitted shall be invalid.

34.	Representation of Members and Corporate Members

34.1.	Any corporation or other non-natural person which is a Member may by resolution in writing (certified or signed by a duly authorised person) of its directors or other governing body authorise such person as it thinks fit to act as its representative (in this article, “Representative”) at any meeting of the Members or at the meeting of the Members of any class or series of shares and the Representative shall be entitled to exercise the same powers on behalf of the Member which he represents as that Member could exercise if it were an individual.

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34.2.	The right of a Representative shall be determined by the law of the jurisdiction where, and by the documents by which, the Member is constituted or derives its existence. In case of doubt, the Board may in good faith seek legal advice from any qualified person and unless and until a court of competent jurisdiction shall otherwise rule, the Board may rely and act upon such advice without incurring any liability to any Member.

34.3.	If a Clearing House or depository (or its nominee(s)), being a corporation, is a Member, it may authorise such persons as it sees fit to act as its representative at any meeting of the Company or at any meeting of any class of Members provided that the authorisation shall specify the number and class of Shares in respect of which each such representative is so authorised. Each person so authorised under the provisions of this Article shall be deemed to have been duly authorised without further evidence of the facts and be entitled to exercise the same rights and powers on behalf of the Clearing House (or its nominee(s)) as if such person was the registered holder of such Shares held by the Clearing House (or its nominee(s)).

35.	Adjournment of General Meetings

35.1.	The chairman may adjourn any meeting from time to time, and from place to place.

35.2.	The chairman may adjourn the meeting to another time and place without consent or direction of the meeting if it appears to him that:

(a)	it is likely to be impracticable to hold or continue that meeting because of the number of Members wishing to attend who are not present; or

(b)	the unruly conduct of persons attending the meeting prevents, or is likely to prevent, the orderly continuation of the business of the meeting; or

(c)	an adjournment is otherwise necessary so that the business of the meeting may be properly conducted.

36.	Business at Adjourned Meetings

No business shall be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place.

37.	Directors Attendance at General Meetings

Directors of the Company may attend and speak at any meeting of Members of the Company and at any separate meeting of the holders of any class or series of shares in the Company.

DIRECTORS AND OFFICERS

38.	Election of Directors

38.1.	The first registered agent of the Company shall appoint one or more persons as the first director or directors of the Company. The first director or directors may at the first meeting of directors elect any number of additional directors as it or they may determine up to the maximum number set by Article 39. Thereafter, the directors shall be elected in accordance with the following Articles.

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38.2.	Only persons who are proposed or nominated in accordance with this Article shall be eligible for election as directors. Any Member or the Board may propose any person for election as a director. Where any person, other than a director retiring at the meeting or a person proposed for re-election or election as a director by the Board, is to be proposed for election as a director, notice must be given to the Company of the intention to propose him and of his willingness to serve as a director. Such notice must be given not later than 10 days following the earlier of the date on which notice of the general meeting was posted to the Members or the date on which public disclosure of the date of the next general meeting was made.

38.3.	Where the number of persons validly proposed for re-election or election as a director is greater than the number of directors to be elected, the persons receiving the most votes (up to the number of directors to be elected) shall be elected as directors, and an absolute majority of the votes cast shall not be a prerequisite to the election of such directors.

38.4.	A director shall not require a share qualification but must be an individual.

39.	Number and Classes of Directors

39.1.	The number of directors shall be fixed by the first director or directors of the Company, and thereafter by a Resolution of Members.

39.2.	Directors shall thereafter be divided into three classes designated as Class I, Class II and Class III. Each class of directors shall consist, as nearly as possible, as one third of the total number of directors constituting the entire Board.

40.	Term of Office of Directors

At the first general meeting which is held after the date of the adoption of these Articles for the purpose of electing directors, the Class I directors shall be elected for a three year term of office, the Class II directors shall be elected for a two year term of office, and the Class III directors shall be elected for a one year term of office. At a general meeting in each year, successors to the class of directors whose term expires in that year shall be elected for a three year term. If the number of directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, and any director of any class elected to fill a vacancy shall hold office for a term that shall coincide with the remaining term of the other directors of that class, but in no case shall a decrease in the number of directors shorten the term of any director then in office.

41.	Alternate and Reserve Directors

41.1.	A director may at any time appoint any person (including another director) to be his alternate director and may at any time terminate such appointment. An appointment and a termination of appointment shall be by notice in writing signed by the director and deposited at the registered office or delivered at a meeting of the Board.

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41.2.	The appointment of an alternate director shall terminate on the happening of any event which, if he were a director, would cause him to vacate such office or if his appointor ceases for any reason to be a director.

41.3.	An alternate director has the same rights as the appointing director in relation to any directors’ meeting and any written resolution circulated for written consent, save that he may not himself appoint an alternate director or a proxy. Any exercise by the alternate director of the appointing director’s powers in relation to the taking of decisions by the directors is as effective as if the powers were exercised by the appointing director.

41.4.	If an alternate director is himself a director or attends a meeting of the Board as the alternate director of more than one director, his voting rights shall be cumulative.

41.5.	Unless the Board determines otherwise, an alternate director may also represent his appointor at meetings of any committee of the directors on which his appointor serves; and this Article shall apply equally to such committee meetings as to meetings of the Board.

41.6.	Where the Company has only one Member who is an individual and that Member is also the sole director, the sole Member/director may, by instrument in writing, nominate a person who is not disqualified from being a director under the Act as a reserve director in the event of his death.

41.7.	The nomination of a person as a reserve director ceases to have effect if: (a) before the death of the sole Member/director who nominated him he resigns as reserve director, or the sole Member/director revokes the nomination in writing, or (b) the sole Member/director who nominated him ceases to be the sole Member/director for any reason other than his death.

42.	Removal of Directors

42.1.	A director may be removed from office, with cause:

(a)	by a Resolution of Members at a meeting of the Members called for the purpose of removing the director or for purposes including the removal of the director; or

(b)	by a Resolution of Members consented to in writing by all of the Members entitled to vote thereon.

42.2.	Notice of a meeting called under article 42.1(a) shall state that the purpose of the meeting is, or the purposes of the meeting include, the removal of a director.

42.3.	For the purposes of Article 42.1, “cause” shall mean a conviction for a criminal offence involving dishonesty or engaging in conduct which brings the director or the Company into disrepute and which results in material financial detriment to the Company.

43.	Vacancy in the Office of Director

43.1.	Notwithstanding article 38, the Board may appoint one or more directors to fill a vacancy on the Board.

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43.2.	For the purposes of this article, there is a vacancy on the Board if a director dies or otherwise ceases to hold office as a director prior to the expiration of his term of office or there is otherwise a vacancy in the number of directors as fixed pursuant to article 39.

43.3.	The term of any appointment under this article may not exceed the term that remained when the person who has ceased to be a director left or otherwise ceased to hold office.

44.	Remuneration of Directors

With the prior or subsequent approval by a Resolution of Members, the Board may, by a Resolution of Directors, fix the emoluments of directors with respect to services to be rendered in any capacity to the Company.

45.	Resignation of directors

A director may resign his office by giving written notice of his resignation to the Company and the resignation shall have effect from the date the notice is received by the Company or from such later date as may be specified in the notice.

46.	Directors to Manage Business

46.1.	The business and affairs of the Company shall be managed by, or under the direction or supervision of, the Board.

46.2.	The Board has all the powers necessary for managing, and for directing and supervising, the business and affairs of the Company.

46.3.	The Board may authorise the payment of all expenses incurred preliminary to and in connection with the formation and registration of the Company and may exercise all such powers of the Company as are not by the Act or by the Memorandum or these Articles required to be exercised by the Members of the Company, subject to any delegation of such powers as may be authorised by these Articles and to such requirements as may be prescribed by a Resolution of Members; but no requirement made by a Resolution of Members shall prevail if it is inconsistent with these Articles nor shall such requirement invalidate any prior act of the Board which would have been valid if such requirement had not been made.

46.4.	Subject to the provisions of the Act, all cheques, promissory notes, drafts, bills of exchange and other negotiable instruments and all receipts for moneys paid to the Company, shall be signed, drawn, accepted, endorsed or otherwise executed, as the case may be, in such manner as shall from time to time be determined by Resolution of Directors.

47.	Committees of Directors

47.1.	The Board may, by a Resolution of Directors, designate one or more committees of directors, each consisting of one or more directors.

47.2.	Each committee of directors has such powers and authorities of the Board, including the power and authority to affix the Seal, as are set forth in these Articles or the Resolution of Directors establishing the committee, except that the Board has no power to delegate the following powers to a committee of directors:

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(a)	to amend the Memorandum or these Articles;

(b)	to designate committees of directors;

(c)	to delegate powers to a committee of directors;

(d)	to appoint or remove directors;

(e)	to appoint or remove an agent;

(f)	to approve a plan of merger, consolidation or arrangement;

(g)	to make a declaration of solvency or approve a liquidation plan; or

(h)	to make a determination that the Company will, immediately after a proposed Distribution, meet the solvency test set out in the Act.

47.3.	A committee of directors, where authorised by the Board, may appoint a sub-committee.

47.4.	The meetings and proceedings of each committee of directors consisting of two or more directors shall be governed mutatis mutandis by the provisions of these Articles regulating the proceedings of directors so far as the same are not superseded by any provisions in the resolution establishing the committee.

48.	Officers and Agents

48.1.	The Board may, by a Resolution of Directors, appoint any person, including a person who is a director, to be an officer or agent of the Company. Such officers may consist of a chairman of the Board, a vice chairman of the Board, a president and one or more vice presidents, secretaries and treasurers and such other officers as may from time to time be deemed desirable. Any number of offices may be held by the same person.

48.2.	Each officer or agent has such powers and authorities of the Board, including the power and authority to affix the Seal, as are set forth in these Articles or the Resolution of Directors appointing the officer or agent, except that no officer or agent has any power or authority with respect to the following:

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(a)	to amend the Memorandum or these Articles;

(b)	to change the registered office or agent;

(c)	to designate committees of directors;

(d)	to delegate powers to a committee of directors;

(e)	to appoint or remove directors;

(f)	to appoint or remove an agent;

(g)	to fix emoluments of directors;

(h)	to approve a plan of merger, consolidation or arrangement;

(i)	to make a declaration of solvency or approve a liquidation plan;

(j)	to make a determination that the Company will, immediately after a proposed distribution, meet the solvency test set out in the Act; or

(k)	to authorise the Company to continue as a company incorporated under the laws of a jurisdiction outside the British Virgin Islands.

49.	Removal of Officers and Agents

The officers and agents of the Company shall hold office until their successors are duly elected and qualified, but any officer or agent elected or appointed by the Board may be removed at any time, with or without cause, by Resolution of Directors. Any vacancy occurring in any office of the Company may be filled by Resolution of Directors.

50.	Duties of Officers

50.1.	In the absence of any specific allocation of duties it shall be the responsibility of the chairman of the Board to preside at meetings of directors and Members, the vice chairman to act in the absence of the chairman, the president to manage the day to day affairs of the Company, the vice presidents to act in order of seniority in the absence of the president but otherwise to perform such duties as may be delegated to them by the president, the Secretary to maintain the register of members, register of directors, minute books, records (other than financial records) of the Company, and Seal and to ensure compliance with all procedural requirements imposed on the Company by applicable law, and the treasurer to be responsible for the financial affairs of the Company.

50.2.	Every officer has such powers and authority of the Board, including the power and authority to affix the Seal, as are set forth in these Articles and the resolution appointing the officer or agent, except that no officer has any power or authority with respect to fixing the emoluments of directors.

51.	Remuneration of Officers

The emoluments of all officers shall be fixed by Resolution of Directors.

52.	Standard of Care

A director, when exercising powers or performing duties as a director, shall exercise the care, diligence, and skill that a reasonable director would exercise in the same circumstances taking into account, but without limitation, (a) the nature of the Company, (b) the nature of the decision, and (c) the position of the director and the nature of the responsibilities undertaken by him.

The Flexi Group Holdings Ltd

53.	Conflicts of Interest

53.1.	A director shall, forthwith after becoming aware of the fact that he is interested in a transaction entered into or to be entered into by the Company, disclose the interest to the Board, unless the transaction or proposed transaction (a) is between the director and the Company and (b) is to be entered into in the ordinary course of the Company’s business and on usual terms and conditions.

53.2.	A transaction entered into by the Company in respect of which a director is interested is voidable by the Company unless the director complies with article 53.1 or (a) the material facts of the interest of the director in the transaction are known by the Members entitled to vote at a meeting of Members and the transaction is approved or ratified by a Resolution of Members or (b) the Company received fair value for the transaction.

53.3.	For the purposes of this article, a disclosure is not made to the Board unless it is made or brought to the attention of every director on the Board.

53.4.	A director who is interested in a transaction entered into or to be entered into by the Company may vote on a matter relating to the transaction, attend a meeting of directors at which a matter relating to the transaction arises and be included among the directors present at the meeting for the purposes of a quorum and sign a document on behalf of the Company, or do any other thing in his capacity as director that relates to the transaction.

54.	Indemnification and Exculpation

54.1.	Subject to article 54.2 the Company shall indemnify against all expenses, including legal fees, and against all judgments, fines and amounts paid in settlement and reasonably incurred in connection with legal, administrative or investigative proceedings any person who:

(a)	is or was a party or is threatened to be made a party to any threatened, pending or completed proceedings, whether civil, criminal, administrative or investigative, by reason of the fact that the person is or was a director, an officer or a liquidator of the Company; or

(b)	is or was, at the request of the Company, serving as a director, officer or liquidator of, or in any other capacity is or was acting for, another body corporate or a partnership, joint venture, trust or other enterprise.

54.2.	Article 54.1 does not apply to a person referred to in that Article unless the person acted honestly and in good faith and in what he believed to be the best interests of the Company and, in the case of criminal proceedings, the person had no reasonable cause to believe that his conduct was unlawful.

54.3.	The decision of the Board as to whether the person acted honestly and in good faith and in what he believed to be the best interests of the Company and as to whether the person had no reasonable cause to believe that his conduct was unlawful is, in the absence of fraud, sufficient for the purposes of these Articles, unless a question of law is involved.

The Flexi Group Holdings Ltd

54.4.	The termination of any proceedings by any judgment, order, settlement, conviction or the entering of a nolle prosequi does not, by itself, create a presumption that the person did not act honestly and in good faith and with a view to the best interests of the Company or that the person had reasonable cause to believe that his conduct was unlawful.

54.5.	If a person referred to in this Article has been successful in defence of any proceedings referred to therein, the person is entitled to be indemnified against all expenses, including legal fees, and against all judgments, fines and amounts paid in settlement and reasonably incurred by the person in connection with the proceedings.

54.6.	Expenses, including legal fees, incurred by a director (or former director) in defending any legal, administrative or investigative proceedings may be paid by the Company in advance of the final disposition of such proceedings upon receipt of an undertaking by or on behalf of the director (or former director, as the case may be) to repay the amount if it shall ultimately be determined that the director (or former director, as the case may be) is not entitled to be indemnified by the Company.

54.7.	The indemnification and advancement of expenses provided by, or granted under, these Articles are not exclusive of any other rights to which the person seeking indemnification or advancement of expenses may be entitled under any agreement, Resolution of Members, resolution of disinterested directors or otherwise, both as to acting in the person’s official capacity and as to acting in another capacity while serving as a director of the Company.

54.8.	The Company may purchase and maintain insurance in relation to any person who is or was a director, an officer or a liquidator of the Company, or who at the request of the Company is or was serving as a director, an officer or a liquidator of, or in any other capacity is or was acting for, another body corporate or a partnership, joint venture, trust or other enterprise, against any liability asserted against the person and incurred by the person in that capacity, whether or not the Company has or would have had the power to indemnify the person against the liability under article 54.1.

MEETINGS OF THE BOARD OF DIRECTORS

55.	Board Meetings

The Board or any committee thereof may meet at such times and in such manner and places within or outside the British Virgin Islands as they may determine to be necessary or desirable. Any director or the Secretary of the Company may call a Board meeting.

56.	Notice of Board Meetings

A director shall be given reasonable notice of a Board meeting, but a Board meeting held without reasonable notice having been given to all directors shall be valid if all the directors entitled to vote at the meeting waive notice of the meeting, and for this purpose, the presence of a director at the meeting shall be deemed to constitute waiver on his part (except where a director attends a meeting for the express purpose of objecting to the transaction of business on the grounds that the meeting is not properly called). The inadvertent failure to give notice of a meeting to a director, or the fact that a director has not received the notice, does not invalidate the meeting.

The Flexi Group Holdings Ltd

57.	Participation in Meetings by Telephone

A director shall be deemed to be present at a Board meeting if he participates by telephone or other electronic means and all directors participating in the meeting are able to hear each other.

58.	Quorum at Board Meetings

The quorum necessary for the transaction of business at a meeting of directors shall be two directors.

59.	Board to Continue in the Event of Vacancy

The continuing directors may act notwithstanding any vacancy in their body, save that if their number is reduced below the number fixed by or pursuant to these Articles as the necessary quorum for a Board meeting, the continuing directors or director may act only for the purpose of appointing directors to fill any vacancy that has arisen or summoning a meeting of Members.

60.	Chairman to Preside

At every Board meeting the chairman of the Board shall preside as chairman of the meeting. If there is not a chairman of the Board or if the chairman of the Board is not present at the meeting, the vice chairman of the Board shall preside. If there is no vice chairman of the Board or if the vice chairman of the Board is not present at the meeting, the directors present shall choose one of their number to be chairman of the meeting.

61.	Powers of Sole Director

If the Company shall have only one director the provisions herein contained for Board meetings shall not apply but such sole director shall have full power to represent and act for the Company in all matters as are not by the Act or the Memorandum or these Articles required to be exercised by the Members of the Company.

62.	Proceedings if One Director

If the Company shall have only one director, in lieu of minutes of a meeting the director shall record in writing and sign a note or memorandum (or adopt a resolution in writing) concerning all matters requiring a Resolution of Directors and such note, memorandum or resolution in writing shall be kept in the minute book. Such a note, memorandum or resolution in writing shall constitute sufficient evidence of such resolution for all purposes.

CORPORATE RECORDS

63.	Documents to be Kept

63.1.	The Company shall (or, in the case of item (b) below and following the IPO, may) keep the following documents at the office of its registered agent:

The Flexi Group Holdings Ltd

(a)	the Memorandum and these Articles;

(b)	the register of members or a copy of the register of members;

(c)	the register of directors or a copy of the register of directors;

(d)	the register of charges or a copy of the register of charges;

(e)	copies of all notices and other documents filed by the Company in the previous ten years.

63.2.	Where the Company keeps a copy of its register of members or register of directors at the office of its registered agent, it shall within 15 days of any change in the register, notify the registered agent, in writing, of the change, and it shall provide the registered agent with a written record of the physical address of the place or places at which the original register of members or the original register of directors is kept.

63.3.	Where the place at which the original register of members or the original register of directors is changed, the Company shall provide the registered agent with the physical address of the new location of the records within 14 days of the change of location.

63.4.	The Company shall keep the following records at the office of its registered agent or at such other place or places, within or outside the British Virgin Islands, as the Board may determine:

(a)	the minutes of meetings and Resolutions of Members and of classes of Members; and

(b)	the minutes of meetings and Resolutions of Directors and committees of directors.

63.5.	Where any of the minutes or resolutions described in the previous Article are kept at a place other than at the office of the Company’s registered agent, the Company shall provide the registered agent with a written record of the physical address of the place or places at which the records are kept.

63.6.	Where the place at which any of the records described in Article 63.4 is changed, the Company shall provide the registered agent with the physical address of the new location of the records within 14 days of the change of location.

63.7.	The Company’s records shall be kept in written form or either wholly or partly as electronic records.

64.	Form and Use of Seal

The Board shall provide for the safe custody of the Seal. An imprint thereof shall be kept at the office of the registered agent of the Company. The Seal when affixed to any written instrument shall be witnessed by any one director, the Secretary or Assistant Secretary, or by any person or persons so authorised from time to time by Resolution of Directors.

The Flexi Group Holdings Ltd

ACCOUNTS

65.	Books of Account

The Company shall keep records and underlying documentation that:

(a)	are sufficient to show and explain the Company’s transactions; and

(b)	will, at any time, enable the financial position of the Company to be determined with reasonable accuracy.

66.	Form of Records

66.1.	The records required to be kept by the Company under the Act, the Mutual Legal Assistance (Tax Matters Act), 2003, the Memorandum or these Articles shall be kept in written form or either wholly or partly as electronic records complying with the requirements of the Electronic Transactions Act (British Virgin Islands).

66.2.	The records and underlying documentation shall be kept for a period of at least five years from the date of completion of the relevant transaction or the company terminates the business relationship to which the records and underlying documentation relate.

67.	Financial Statements

67.1.	If required by a Resolution of Members and not otherwise prohibited by Applicable Law or the Designated Stock Exchange listing rules, the Board shall cause to be made out and served on the Members or laid before a meeting of Members a profit and loss account and balance sheet of the Company for such period and on such recurring basis as the Members think fit.

67.2.	The Company’s profit and loss account and balance sheet shall be drawn up so as to give respectively a true and fair view of the profit or loss of the Company for that financial period, and a true and fair view of the state of affairs of the Company as at the end of that financial period.

68.	Distribution of Accounts

A copy of such profit and loss account and balance sheet shall be served on every Member in the manner and with similar notice to that prescribed herein for calling a meeting of Members or upon such shorter notice as the Members may agree to accept.

AUDITS

69.	Audit

69.1.	Without prejudice to the freedom of the Directors to establish any other committee, if the Shares (or depositary receipts therefor) are listed or quoted on the Designated Stock Exchange, and if required by the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law, the Directors shall establish and maintain an Audit Committee as a committee of the Directors and shall adopt a formal written Audit Committee charter and review and assess the adequacy of the formal written charter on an annual basis. The composition and responsibilities of the Audit Committee shall comply with the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law. The Audit Committee shall meet at least once every financial quarter, or more frequently as circumstances dictate.

The Flexi Group Holdings Ltd

69.2.	If the Shares (or depositary receipts therefor) are listed or quoted on the Designated Stock Exchange, the Company shall conduct an appropriate review of all related party transactions on an ongoing basis and shall utilise the Audit Committee for the review and approval of potential conflicts of interest.

70.	Appointment of Auditor

70.1.	The Directors may appoint an Auditor of the Company who shall hold office on such terms as the Directors determine.

70.2.	At least one member of the Audit Committee shall be an “audit committee financial expert” as determined by the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law. The “audit committee financial expert” shall have such past employment experience in finance or accounting, requisite professional certification in accounting, or any other comparable experience or background which results in the individual’s financial sophistication.

71.	Remuneration of Auditor

71.1.	The remuneration of the auditor of the Company shall be fixed by the Audit Committee (if one exists) and if not, by the Board by Resolution of Directors.

72.	Duties of Auditor

The auditor shall examine each profit and loss account and balance sheet required to be served on every Member of the Company or laid before a meeting of the Members of the Company and shall state in a written report whether or not:

(a)	in its opinion the profit and loss account and balance sheet give a true and fair view respectively of the profit and loss for the period covered by the accounts, and of the state of affairs of the Company at the end of that period; and

(b)	all the information and explanations required by the auditor have been obtained.

73.	Access to Records

Every auditor of the Company shall have right of access at all times to the books of account of the Company, and shall be entitled to require from the directors and officers of the Company such information and explanations as he thinks necessary for the performance of the duties of the auditor.

The Flexi Group Holdings Ltd

74.	Auditor Entitled to Notice

The auditor of the Company shall be entitled to receive notice of, and to attend any meetings of Members of the Company at which the Company’s profit and loss account and balance sheet are to be presented.

Business Combinations

75.	Business Combinations

75.1.	(a) Any Business Combination with any Interested Shareholder within a period of two years following the time of the transaction in which the person becomes an Interested Shareholder must be approved by the Board and authorised at an annual or special general meeting, by the affirmative vote of at least 66 and 2/3% of the issued and outstanding voting shares of the Company that are not owned by the Interested Shareholder unless:

(i)	prior to the time that the person became an Interested Shareholder, the Board approved either the Business Combination or the transaction which resulted in the person becoming an Interested Shareholder; or

(ii)	upon consummation of the transaction which resulted in the person becoming an Interested Shareholder, the Interested Shareholder owned at least 85% of the number of issued and outstanding voting shares of the Company at the time the transaction commenced, excluding for the purposes of determining the number of shares issued and outstanding those shares owned (i) by persons who are directors and also officers and (ii) employee share plans in which employee participants do not have the right to determine whether shares held subject to the plan will be tendered in a tender or exchange offer.

(b)	The restrictions contained in this Article 75.1 shall not apply if:

(i)	a Member becomes an Interested Shareholder inadvertently and (i) as soon as practicable divests itself of ownership of sufficient shares so that the Member ceases to be an Interested Shareholder; and (ii) would not, at any time within the two year period immediately prior to a Business Combination between the Company and such Member, have been an Interested Shareholder but for the inadvertent acquisition of ownership; or

(ii)	the Business Combination is proposed prior to the consummation or abandonment of, and subsequent to the earlier of the public announcement or the notice required hereunder of, a proposed transaction which (i) constitutes one of the transactions described in the following sentence; (ii) is with or by a person who either was not an Interested Shareholder during the previous two years or who became an Interested Shareholder with the approval of the Board; and (iii) is approved or not opposed by a majority of the members of the Board then in office who were Directors prior to any person becoming an Interested Shareholder during the previous two years or were recommended for election or elected to succeed such Directors by resolution of the Board approved by a majority of such Directors. The proposed transactions referred to in the preceding sentence are limited to:

The Flexi Group Holdings Ltd

(a)	a merger, amalgamation or consolidation of the Company (except an amalgamation in respect of which, pursuant to the Act, no vote of the shareholders of the Company is required);

(b)	a sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions), whether as part of a dissolution or otherwise, of assets of the Company or of any entity directly or indirectly wholly-owned or majority-owned by the Company (other than to the Company or any entity directly or indirectly wholly-owned by the Company) having an aggregate market value equal to 50% or more of either the aggregate market value of all of the assets of the Company determined on a consolidated basis or the aggregate market value of all the issued and outstanding shares of the Company; or

(c)	a proposed tender or exchange offer for 50% or more of the issued and outstanding voting shares of the Company.

The Company shall give not less than 20 days’ notice to all Interested Shareholders prior to the consummation of any of the transactions described in subparagraphs (a) or (b) of the second sentence of this paragraph (ii).

(c)	For the purpose of this Article 75 only, the term:

(i)	“affiliate” means a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, another person;

(ii)	“associate”, when used to indicate a relationship with any person, means: (i) any company, partnership, unincorporated association or other entity of which such person is a director, officer or partner or is, directly or indirectly, the owner of 20% or more of any class of voting shares; (ii) any trust or other estate in which such person has at least a 20% beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity; and (iii) any relative or spouse of such person, or any relative of such spouse, who has the same residence as such person;

(iii)	“control”, including the terms “controlling” “controlled by” and “under common control with”, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting shares, by contract or otherwise. A person who is the owner of 20% or more of the issued and outstanding voting shares of any company, partnership, unincorporated association or other entity shall be presumed to have control of such entity, in the absence of proof by a preponderance of the evidence to the contrary; provided that notwithstanding the foregoing, such presumption of control shall not apply where such person holds voting shares, in good faith and not for the purpose of circumventing this provision, as an agent, bank, broker, nominee, custodian or trustee for one or more owners who do not individually or as a group have control of such entity;

(iv)	“Interested Shareholder” means any person (other than the Company and any entity directly or indirectly wholly-owned or majority-owned by the Company) that (i) is the owner of 15% or more of the issued and outstanding voting shares of the Company, (ii) is an affiliate or associate of the Company and was the owner of 15% or more of the issued and outstanding voting shares of the Company at any time within the two-year period immediately prior to the date on which it is sought to be determined whether such person is an Interested Shareholder or (iii) is an affiliate or associate of any person listed in (i) or (ii) above; provided, however, that the term “Interested Shareholder” shall not include any person whose ownership of shares in excess of the 15% limitation set forth herein is the result of action taken solely by the Company unless such person referred to in this proviso acquires additional voting shares of the Company otherwise than as a result of further corporate action not caused, directly or indirectly, by such person. For the purpose of determining whether a person is an Interested Shareholder, the voting shares of the Company deemed to be issued and outstanding shall include voting shares deemed to be owned by the person through application of paragraph (vii) below, but shall not include any other unissued shares which may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise;

The Flexi Group Holdings Ltd

(v)	“person” means any individual, company, partnership, unincorporated association or other entity;

(vi)	“voting shares” means, with respect to any company, shares of any class or series entitled to vote generally in the election of directors and, with respect to any entity that is not a company, any equity interest entitled to vote generally in the election of the governing body of such entity;

(vii)	“owner”, including the terms “own” and “owned”, when used with respect to any shares, means a person that individually or with or through any of its affiliates or associates:

(a)	beneficially owns such shares, directly or indirectly; or

(b)	has (A) the right to acquire such shares (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding, or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise; provided, however, that a person shall not be deemed the owner of shares tendered pursuant to a tender or exchange offer made by such person or any of such person’s affiliates or associates until such tendered shares are accepted for purchase or exchange; or (B) the right to vote such shares pursuant to any agreement, arrangement or understanding; provided, however, that a person shall not be deemed the owner of any shares because of such person’s right to vote such shares if the agreement, arrangement or understanding to vote such shares arises solely from a revocable proxy or consent given in response to a proxy or consent solicitation made to 10 or more persons; or

(c)	has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting (except voting pursuant to a revocable proxy or consent as described in item (B) of subparagraph (b) of this paragraph), or disposing of such shares with any other person that beneficially owns, or whose affiliates or associates beneficially own, directly or indirectly, such shares.

75.2.	In respect of any Business Combination to which the restrictions contained in Article 75.1 do not apply but which the Act requires to be approved by the Members, the necessary general meeting quorum and Members’ approval shall be as set out in these Articles.

FUNDAMENTAL CHANGES

76.	Changes

Notwithstanding section 175 of the Act, the Board may sell, transfer, lease, exchange or otherwise dispose of the assets of the Company without the sale, transfer, lease, exchange or other disposition being authorised by a Resolution of Members.

77.	Continuation under Foreign Law

The Company may by Resolution of Members or by unanimous Resolution of Directors continue as a company incorporated under the laws of a jurisdiction outside the British Virgin Islands in the manner provided under those laws.

We, CONYERS TRUST COMPANY (BVI) LIMITED, registered agent of the Company, of Commerce House, Wickhams Cay 1, PO Box 3140, Road Town, Tortola, British Virgin Islands VG1110 for the purpose of incorporating a BVI Business Company under the laws of the British Virgin Islands hereby sign these Articles of Association on the 11th November 2022:

Incorporator

CONYERS TRUST COMPANY (BVI) LIMITED

/s/ Juan Quezada

Per: Juan Quezada
For and on behalf of
Conyers Trust Company (BVI) Limited

Annex C

Opinion of Marshall & Stevens Transaction Advisory Services LLC

December 5, 2022 File Reference: 34-36-63494

Board of Directors of TG Venture Acquisition Corp.

c/o Pui Lan (Patrick) Tsang, Chairman, President, and CEO

1390 Market Street, Suite 200

San Francisco, CA 94102

To the Board of Directors:

Marshall & Stevens Transaction Advisory Services LLC (referred to herein as “Marshall & Stevens” or “we,” “us,” or “our”) has been engaged by TG Venture Acquisition Corp. (“TGV”) for the benefit of and to advise their board of directors (the “Board”) in connection with the consideration by the Board of a possible acquisition (the “Transaction”) of The Flexi Group Ltd., a business company with limited liability incorporated under the laws of the British Virgin Islands (“Flexi Group” or the “Acquired Business”) in accordance with the terms of the Business Combination Agreement by and among TGV, Flexi Group and certain other parties and dated December 5, 2022 (the “Merger Agreement”). We have been engaged to perform a fairness analysis, from a financial point of view, of the purchase price to be paid by TGV for the Acquired Business all as set forth in our Engagement Letter dated October 5, 2022 and the General Contractual Conditions incorporated therein (collectively, the “Agreement”). This letter shall serve as our opinion (the “Opinion”) as to the fairness, from a financial point of view, of the Purchase Price (as defined herein below) to be paid by TGV for the Acquired Business as referenced in and governed by that Agreement. Any reference in this letter to dollars are United States Dollars (US$).

We are advised, and have relied upon such advice with your approval, that the Transaction will be consummated as set forth in the Merger Agreement. We understand that the Transaction is expected to close (the “Closing”) by April 30, 2023, unless extended pursuant to the terms of the Merger Agreement. We are further advised, and have relied upon such advice with your approval, that the Transaction consists of a business combination between TGV and Flexi Group and pursuant to which TGV, in effect, will acquire Flexi Group for the Merger Consideration of One Hundred Ninety Million Dollars (US$190,000,000) payable in the form of shares of the surviving company (the “Upfront Shares”) and up to Two Million Nine Hundred Thousand (2,900,000) additional shares of the surviving company(the “Earn Out Shares”) to be issued if certain criteria are met and as specified in the Merger Agreement. We have determined the purchase price (the “Purchase Price”) as the sum of (a) the Upfront Shares (valued, as provided below, at $10.00 per share) plus (b) the discounted fair value of the Earn Out Shares.

350 Fifth Avenue, Suite 4100, New York, NY 10118

212.425.4300        212.344.9731 fax        www.marshall-stevens.com

Chicago                                        Los Angeles                                         New York                                         Tampa

Board of Directors of TG Venture Acquisition Corp.

December 5, 2022

Based on the fact that TGV is only recently formed, has no operating history, has no assets other than cash and its rights under the Merger Agreement, which is subject to various contingencies, including the approval of the shareholders of TGV, , and that its securities are thinly traded, we have assumed, with your approval, that the fair value of each of the Upfront Shares to be issued in the Transaction at the Closing is equivalent to the estimated redemption price ($10.00 per share) payable to shareholders of TGV electing to redeem their common shares in connection with the Transaction as provided in TGV’s governing documents (the “Redemption Price”). We have estimated a per share value of the Earn Out Shares using a Monte Carlo simulation method and (a) assuming $10.00 per share as starting point and (b) stock price volatility based upon market comparables and we assume that such value per share is equivalent to fair value for purposes of our analysis. We have not performed any separate analysis regarding the fair value of the Upfront Shares or the Earn Out Shares. It is understood that the Redemption Price may vary from $10.00 per share, but that this $10.00 value is within the range of value estimated for such Redemption Price and has been used by the parties to the Merger Agreement for valuing the shares to be issued in the Transaction.

We understand that in connection with the Transaction, certain employees of Flexi Group may enter into employment agreements with the surviving entity, and that certain equity of TGV may be reserved for issuance pursuant to stock bonus or incentive arrangements. Our Opinion will not address the fairness of such agreements or stock bonus or incentive arrangements. We further understand that in connection with the Transaction, TGV may make commitments with respect to the future financing or funding of the Acquired Business. Our Opinion will assign no value to such future financing or funding commitments or obligations. In addition, we understand that the Transaction contemplates certain changes in the rights, privileges, and preferences of the holders of TGV’s shares and certain changes in the composition of TGV’s management and board of directors. We have done no analysis of and express no opinion as to the fairness of such changes in rights, privileges, and preferences and/or in the changes to the composition of TGV’s management and board of directors.

We have been asked to advise the Board to the fairness, from a financial point of view, of the Purchase Price to be paid by TGV in the Transaction in the form of issuance of common stock of the surviving corporation to the shareholders of Flexi Group. We have not been asked to render any opinion with respect to the fairness of the Purchase Price to any other person or entity besides the Board, and we specifically express no such opinion. We have not been engaged to serve as the financial advisor to the Board; we were not involved in the negotiation or structuring of the Transaction or the negotiation or structuring of the LOI or the Merger Agreement; we have not been involved in the raising of any funding for or with respect to, or associated with TGV and/or the Transaction or provided any advices with respect to such funding; and we have not been asked to consider any non-financial elements of the Transaction or any other alternatives that might be available to the Board or TGV.

Board of Directors of TG Venture Acquisition Corp.

December 5, 2022

With your consent, in establishing fair value, we have solely considered the equity value of Flexi Group as of a valuation date of November 15, 2022 and prior to the Transaction, and have not taken into consideration any possible consequences of the Transaction (either positive or negative). We have, with your consent, not considered the dilution effects of the issuance of common stock on equity holders of TGV. Our services in rendering this opinion have been in our capacity as an independent valuation consultant and not as a fiduciary to the Board, TGV, the shareholders of TGV, the shareholders of Flexi Group, or any other person or entity.

In connection with this opinion, we have made such reviews, analysis, and inquiry as we, in the exercise of our professional judgment, have deemed necessary and appropriate under the circumstances. We have considered, among other things, the following information:

●	An interview with Flexi Group management on September 28, 2022. Topics addressed included, but were not limited to, transaction overview, business operations, product and service lines, financial results, projections, economic conditions and industry trends, market competitors, customer composition and various other topics related to business operations. Additionally, we conducted a management interview with Flexi Group’s chief financial officer on September 29, 2022 to discuss the financial projections provided to us.

●	Flexi Group’s historical financial statements for the years ended December 31, 2021, and year-to-date ended July 31, 2022;

●	Projections for Flexi Group for the fiscal year ending December 31, 2022 to December 31, 2026;

●	The Letter of Intent dated August 23, 2022;

●	The Merger Agreement;

●	Investor presentations;

●	Industry research reports;

●	Third-party industry and economic research, including, but not limited to, IBISWorld, Capital IQ, Guide to Cost of Capital published by Duff & Phelps LLC; and

●	Other information, studies, and analyses as we deemed appropriate.

Board of Directors of TG Venture Acquisition Corp.

December 5, 2022

With your consent, we have i) relied upon the accuracy and completeness of the financial and supplemental information (a) provided by or on behalf of the Board, TGV and/or Flexi Group or (b) which we have otherwise obtained from public sources or from private sources and which we believe, in the exercise of our professional judgment to be reasonably dependable, ii) not assumed responsibility for independent verification of such information, and iii) not conducted any independent valuation or appraisal of any specific assets of TGV or Flexi Group or any appraisal or estimate of any specific liabilities of TGV or Flexi Group. With respect to the projections and/or financial forecasts relating to Flexi Group, we have assumed, with your consent, that such projections and/or financial forecasts have been reasonably prepared on the basis of and reflect the best currently available estimates and judgments of the management of Flexi Group as to the future financial performance of that company and that management of the surviving corporation will be able to execute on the business plan underlying such projections and/or financial forecasts. With your consent, we assume no responsibility for, and express no view as to, such projections and/or financial forecasts or the assumptions on which they are based. Our Opinion assumes that there are no contingent or off-balance sheet assets or liabilities for TGV or Flexi Group.

Our opinion is based upon economic, market and other conditions as they exist and can reasonably be evaluated on the date hereof and does not address the fairness of the Purchase Price as of any other date. In rendering our Opinion, we have assumed that the factual circumstances, agreements, and terms, as they existed at the date of the Opinion, will remain substantially unchanged through the time the Transaction is completed. It is understood that financial markets are subject to volatility, and our opinion does not purport to address potential developments in applicable financial markets.

Our Opinion expressed herein has been prepared for the Board in connection with its consideration of the Transaction and may not be relied upon by any other person or entity or for any other purpose. Our Opinion does not constitute a recommendation to the Board or the shareholders of TGV, the shareholders of Flexi Group or any other person or entity as to any action the Board, the shareholders of TGV, the shareholders of Flexi Group or any other person or entity should take in connection with the Transaction or any aspect thereof. Our opinion does not address the merits of the Transaction or the underlying decision by the Board to engage in the Transaction or the relative merits of any alternatives that may be available to TGV. This Opinion addresses only the Purchase Price and does not address any other aspect of the Transaction. By way of example, our Opinion does not represent any advice as to the fairness of any matters of management compensation or of any fees paid or expenses incurred, any future funding or fund raising commitments, or any changes in the rights, privileges and preferences of the holders of TGV’s shares or in the composition of TGV’s management and board of directors. Furthermore, our Opinion is not to be construed or deemed to be a solvency opinion or provide any advice as to legal, accounting or tax matters.

This Opinion may not be reproduced, disseminated, quoted, or referred to at any time without our prior written consent.

Therefore, subject to the foregoing, it is our Opinion that, based upon our reconciled fair market value range for the Acquired Business, the midpoint of such range of fair market value ($190,600,000) exceeds 80% of the value of the cash assets held in TGV’s Trust Account ($118,805,026.97), excluding taxes payable on the interest earned on such account and assuming the Company has no liabilities (including contingent liabilities) that could result in claims against such assets) as of the date hereof. It is further our Opinion as of the date hereof, that the Purchase Price to be paid by TGV to Flexi Group in the Transaction in the form of the issuance of the common shares of the surviving company to the equity holders of Flexi Group as provided in the Merger Agreement is fair to TGV from a financial point of view.

Very truly yours,

/s/ Marshall & Stevens Transaction Advisory Services, LLC

Marshall & Stevens Transaction Advisory Services, LLC

File No. 34-36-63494

Annex D

The Flexi Group Holdings Ltd. 2023 Omnibus Securities and Incentive Plan

THE FLEXI GROUP HOLDINGS LTD
2023 OMNIBUS SECURITIES AND INCENTIVE PLAN

	Section 14.2	Recapitalization	D-13
	Section 14.3	Other Events	D-14
	Section 14.4	Powers Not Affected	D-14
	Section 14.5	No Adjustment for Certain Awards	D-14
ARTICLE XV	AMENDMENT AND TERMINATION OF PLAN
ARTICLE XVI	MISCELLANEOUS
	Section 16.1	No Right to Award
	Section 16.2	No Rights Conferred
	Section 16.3	Other Laws; No Fractional Shares; Withholding
	Section 16.4	No Restriction on Corporate Action
	Section 16.5	Restrictions on Transfer
	Section 16.6	Beneficiary Designations
	Section 16.7	Rule 16b-3
	Section 16.8	Section 409A
	Section 16.9	Indemnification
	Section 16.10	Other Plans
	Section 16.11	Limits of Liability
	Section 16.12	Governing Law
	Section 16.13	Severability of Provisions
	Section 16.14	No Funding
	Section 16.15	Headings
	Section 16.16	Terms of Award Agreements

THE FLEXI GROUP HOLDINGS LTD
2023 OMNIBUS SECURITIES AND INCENTIVE PLAN

Article I.
PURPOSE

The purpose of this The Flexi Group Holdings Ltd 2023 Omnibus Securities and Incentive Plan (the “Plan”) is to benefit the stockholders of The Flexi Group Holdings Ltd, a British Virgin Islands corporation (the “Company”), by helping the Company attract, retain and provide incentives to key management employees and non-employee directors of, and non-employee consultants to, the Company and its Affiliates, and to align the interests of such employees, non-employee directors and non-employee consultants with those of the Company’s stockholders. Accordingly, the Plan provides for the granting of Incentive Share Options, Non-Qualified Share Options, Restricted Share Awards, Restricted Share Unit Awards, Share Appreciation Rights, Unrestricted Share Awards or any combination of the foregoing, as may be best suited to the circumstances of the particular Employee, Director or Consultant as provided herein.

Article II.
DEFINITIONS

The following definitions shall be applicable throughout the Plan unless the context otherwise requires:

“Administrator” shall mean the Board or such other person or committee designated by the Board to administer the Plan.

“Affiliate” shall mean any corporation which, with respect to the Company, is a “subsidiary corporation” within the meaning of Section 424(f) of the Code.

“Award” shall mean, individually or collectively, any Option, Restricted Share Award, Restricted Share Unit Award, Share Appreciation Right or Unrestricted Share Award.

“Award Agreement” shall mean a written agreement between the Company and the Holder with respect to an Award, setting forth the terms and conditions of the Award, and each of which shall constitute a part of the Plan.

“Board” shall mean the Board of Directors of the Company.

“Change of Control” shall mean (i) for a Holder who is a party to an employment or consulting agreement with the Company or an Affiliate which agreement defines “Change of Control” (or a similar term) therein, “Change of Control” shall have the same meaning as provided for in such agreement, or (ii) for a Holder who is not a party to such an agreement, “Change of Control” shall mean the satisfaction of any one or more of the following conditions (and the “Change of Control” shall be deemed to have occurred as of the first day that any one or more of the following conditions shall have been satisfied):

(a) Any person (as such term is used in paragraphs 13(d) and 14(d)(2) of the Exchange Act, hereinafter in this definition, “Person”), other than the Company or an Affiliate or an employee benefit plan of the Company or an Affiliate, becomes the beneficial owner (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the combined voting power of the Company’s then outstanding securities;

(b) The closing of a merger, consolidation or other business combination (a “Business Combination”) other than a Business Combination in which holders of the Common Stock immediately prior to the Business Combination hold more than 50% oof the ownership of Common Stock surviving corporation immediately after the Business Combination;

(c) The closing of an agreement for the sale or disposition of all or substantially all of the Company’s assets to any entity that is not an Affiliate;

(d) The approval by the holders of shares of Common Stock of a Plan of complete liquidation of the Company other than a liquidation of the Company into any subsidiary or a liquidation a result of which Persons who were stockholders of the Company immediately prior to such liquidation have substantially the same proportionate ownership of shares of the surviving corporation immediately after such liquidation as immediately before; or

(e) Within any twenty-four (24)-month period, the Incumbent Directors shall cease to constitute at least a majority of the Board or the board of directors of any successor to the Company; provided, however, that any director elected to the Board, or nominated for election, by a majority of the Incumbent Directors then still in office, shall be deemed to be an Incumbent Director for purposes of this paragraph (e), but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of an individual, entity or “group” other than the Board (including, but not limited to, any such assumption that results from paragraph (a), (b), (c) or (d) of this definition).

Notwithstanding the foregoing, a “Change of Control” shall not be deemed to occur if the Company makes an initial public offering of its stock, or files for bankruptcy, liquidation or reorganization under the United States Bankruptcy Code.

“Code” shall mean the Internal Revenue Code of 1986, as amended. Reference in the Plan to any section of the Code shall be deemed to include any amendments or successor provisions to any section and any regulation under such section.

“Common Share” shall mean a share of Common Stock.

“Common Stock” shall mean the common stock, without par value, of the Company.

“Company” shall mean The Flexi Group Holdings Ltd, a British Virgin Islands corporation, and any successor thereto.

“Consultant” shall mean any non-Employee advisor to the Company or an Affiliate who or which has contracted directly with the Company or an Affiliate to render bona fide consulting, advisory, marketing or similar services thereto.

“Director” shall mean a member of the Board or a member of the board of directors of an Affiliate, in either case, who is not an Employee.

“Effective Date” shall have the meaning ascribed to that term in Article III.

“Employee” shall mean any employee, including officers, of the Company or an Affiliate.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Fair Market Value” shall mean, as determined consistent with the applicable requirements of Sections 409A and 422 of the Code, as of any specified date, the closing sales price of the Common Stock for such date (or, in the event that the Common Stock are not traded on such date, on the immediately preceding trading date) as reported in The Wall Street Journal or a comparable reporting service. If the Common Stock is not listed on a national securities exchange, but are quoted on the OTC Markets OTC Link, the Fair Market Value of the Common Stock shall be the mean of the bid and asked prices per Common Share for such date. If the Common Stock is not quoted or listed as set forth above, Fair Market Value shall be determined by the Administrator in good faith by any fair and reasonable means (which means, with respect to a particular Award grant, may be set forth with greater specificity in the applicable Award Agreement). The Fair Market Value of property other than Common Stock shall be determined by the Administrator in good faith by any fair and reasonable means, and consistent with the applicable requirements of Sections 409A and 422 of the Code.

“Family Member” shall mean any child, stepchild, grandchild, parent, stepparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law, including adoptive relationships, any person sharing the Holder’s household (other than a tenant or employee of the Holder), a trust in which such persons have more than fifty percent (50%) of the beneficial interest, a foundation in which such persons (or the Holder) control the management of assets and any other entity in which such persons (or the Holder) own more than fifty percent (50%) of the voting interests.

“Holder” shall mean an Employee, Director or Consultant who has been granted an Award or any such individual’s beneficiary, estate or representative, to the extent applicable.

“Incentive Share Option” shall mean an Option which is intended by the Administrator to constitute an “incentive stock option” under Section 422 of the Code.

“Incumbent Director” shall mean, with respect to any period of time specified under the Plan for purposes of determining whether or not a Change of Control has occurred, the individuals who were members of the Board at the beginning of such period.

“Non-Qualified Share Option” shall mean an Option which is not an Incentive Share Option.

“Option” shall mean an Award granted under Article VII of the Plan of an option to purchase Common Stock and includes both Incentive Share Options and Non-Qualified Share Options.

“Option Agreement” shall mean a written agreement between the Company and a Holder with respect to an Option.

“Plan” shall mean this The Flexi Group Holdings Ltd 2023 Omnibus Securities and Incentive Plan, as amended from time to time, together with each of the Award Agreements utilized hereunder.

“Restricted Share Award” shall mean an Award granted under Article VIII of the Plan of Common Stock, the transferability of which by the Holder shall be subject to Restrictions.

“Restricted Share Award Agreement” shall mean a written agreement between the Company and a Holder with respect to a Restricted Share Award.

“Restricted Share Unit Award” shall mean an Award granted under Article X of the Plan under which, upon the satisfaction of predetermined individual service-related vesting requirements, a payment in cash or stock shall be made to the Holder, based on the number of Units awarded to the Holder.

“Restricted Share Unit Award Agreement” shall mean a written agreement between the Company and a Holder with respect to a Restricted Share Unit Award.

“Restriction Period” shall mean the period of time for which Common Stock subject to a Restricted Share Award shall be subject to Restrictions, as set forth in the applicable Restricted Share Award Agreement.

“Restrictions” shall mean forfeiture, transfer and/or other restrictions applicable to Common Stock awarded to an Employee, Director or Consultant under the Plan pursuant to a Restricted Share Award and set forth in a Restricted Share Award Agreement.

“Rule 16b-3” shall mean Rule 16b-3 promulgated by the Securities and Exchange Commission under the Exchange Act, as such may be amended from time to time, and any successor rule, regulation or statute fulfilling the same or a substantially similar function.

“Share Appreciation Right” shall mean an Award granted under Article XIII of the Plan of a right, granted alone or in connection with a related Option, to receive a payment on the date of exercise.

“Share Appreciation Right Award Agreement” shall mean a written agreement between the Company and a Holder with respect to a Share Appreciation Right.

“Ten Percent Shareholder” shall mean an Employee who, at the time an Option is granted to them, owns shares possessing more than ten percent (10%) of the total combined voting power of all classes of shares of the Company or of any parent corporation or subsidiary corporation thereof (both as defined in Section 424 of the Code), within the meaning of Section 422(b)(6) of the Code.

“Units” shall mean bookkeeping units, each of which represents such monetary amount that represents one (1) Common Share for purposes of each Restricted Share Unit Award.

“Unrestricted Share Award” shall mean an Award granted under Article IX of the Plan of Common Stock which are not subject to Restrictions.

“Unrestricted Share Award Agreement” shall mean a written agreement between the Company and a Holder with respect to an Unrestricted Share Award.

Article III.
EFFECTIVE DATE OF PLAN

The Plan shall be effective as of [the closing date of the Merger] (the “Effective Date”), subject to approval by the stockholders of the Company.

Article IV.
ADMINISTRATION

Section 4.01 Administration. The Plan shall be administered by the Administrator.

Section 4.02 Powers. Subject to the provisions of the Plan, the Administrator shall have the sole authority, in its discretion, to make all determinations under the Plan, including, but not limited to, determining which Employees, Directors or Consultants shall receive an Award, the time or times when an Award shall be made (the date of grant of an Award shall be the date on which the Award is awarded by the Administrator), what type of Award shall be granted, the term of an Award, the date or dates on which an Award vests (including acceleration of vesting), the form of any payment to be made pursuant to an Award, the terms and conditions of an Award (including the forfeiture of the Award (and/or any financial gain) if the Holder of the Award violates any applicable restrictive covenant thereof), the Restrictions under a Restricted Share Award and the number of Common Stock which may be issued under an Award, all as applicable. In making such determinations, the Administrator may take into account the nature of the services rendered by the respective Employees, Directors and Consultants, their present and potential contribution to the Company’s (or the Affiliate’s) success and such other factors as the Administrator, in its discretion, shall deem relevant.

Section 4.03 Additional Powers. The Administrator shall have such additional powers as are delegated to it under the other provisions of the Plan. Subject to the express provisions of the Plan, the Administrator is authorized to construe the Plan and the respective Award Agreements executed hereunder, to prescribe such rules and regulations relating to the Plan as it may deem advisable to carry out the intent of the Plan, and to determine the terms, restrictions and provisions of each Award, including such terms, restrictions and provisions as shall be requisite in the judgment of the Administrator to cause designated Options to qualify as Incentive Share Options, and to make all other determinations necessary or advisable for administering the Plan. The Administrator may correct any defect or supply any omission or reconcile any inconsistency in any Award Agreement in the manner and to the extent it shall deem expedient to carry it into effect. The determinations of the Administrator on the matters referred to in this Article IV shall be conclusive and binding on the Company and all Holders.

Section 4.04 Delegation. The Administrator may delegate to one or more officers or Directors of the Company, subject to such terms, conditions and limitations as the Administrator may establish, in its sole discretion, the authority to grant Awards; provided, however, that the Administrator shall not delegate such authority (i) with regard to grants of Awards to be made to officers of the Company or any Affiliate who are subject to Section 16 of the Exchange Act, or (ii) in such a manner as would cause the Plan not to comply with the requirements of applicable law or applicable exchange rules.

Section 4.05 Power and Authority of the Board. Notwithstanding anything to the contrary contained herein, (i) the Board may, at any time and from time to time, without any further action of the Administrator, exercise the powers and duties of the Administrator under the Plan, unless the exercise of such powers and duties by the Board would cause the Plan not to comply with the requirements of Rule 16b-3, other applicable law or applicable exchange rules, and (ii) only the Administrator (or another committee of the Board comprised of directors who qualify as independent directors within the meaning of the independence rules of any applicable securities exchange where the shares of Common Stock are then listed) may grant Awards to Directors who are not also Employees.

Article V.
SHARES SUBJECT TO PLAN AND LIMITATIONS THEREON

Section 5.01 Shares Grant and Award Limits. The Administrator may from time to time grant Awards to one or more Employees, Directors and/or Consultants determined by it to be eligible for participation in the Plan in accordance with the provisions of Article VI. Subject to this Article V and Article XII, the aggregate number of Common Shares that may be issued under the Plan is limited to 10% of the overall outstanding shares of the Company. The Common Stock shall be deemed to have been issued under the Plan solely to the extent actually issued and delivered pursuant to an Award.

Section 5.02 Share Reserve Return.

(a)	Options and Stock Appreciation Rights. If an Option or Stock Appreciation Right expires or becomes unexercisable without having been exercised in full or is surrendered under an Exchange Program, the unissued Shares subject to the Option or Stock Appreciation Right will become available for future issuance under the Plan.

(b)	Share Appreciation Rights. Only Shares actually issued pursuant to a Share Appreciation Right (i.e., the net Shares issued) will cease to be available under the Plan; all remaining Shares originally subject to the Share Appreciation Right will remain available for future issuance under the Plan.

(c)	Full-Value Awards. Shares issued pursuant to Awards of Restricted Shares, Restricted Share Units that are reacquired by the Company due to failure to vest or are forfeited to the Company will become available for future issuance under the Plan.

(d)	Withheld Shares. Shares used to pay the Exercise Price of an Award or to satisfy Tax Withholdings related to an Award will become available for future issuance under the Plan.

(e)	Cash-Settled Awards. If any portion of an Award under the Plan is paid to a Participant in cash rather than Shares, that cash payment will not reduce the number of Shares available for issuance under the Plan.

Section 5.03 Share Reserve. The Company, during the term of this Plan, will at all times reserve and keep available such number of Shares as will be sufficient to satisfy the requirements of the Plan.

Section 5.04 Common Stock Offered. The Common Stock to be offered pursuant to the grant of an Award may be authorized but unissued Common Stock, or Common Stock previously issued and outstanding and reacquired by the Company.

Section 5.05 Limitations on Awards for Directors. Notwithstanding any provision to the contrary in the Plan, the sum of the grant date fair value of equity-based Awards (such value computed as of the date of grant in accordance with applicable financial accounting rules) and the amount of any cash-based compensation granted to a Director during any calendar year shall not exceed Three Hundred Thousand Dollars ($300,000). The independent members of the Board may make exceptions to this limit for a non-executive chair of the Board, provided that the non-employee Director receiving such additional compensation may not participate in the decision to award such compensation.

Article VI.
ELIGIBILITY FOR AWARDS

Awards made under the Plan may be granted solely to persons who, at the time of grant, are Employees, Directors or Consultants (or any such person to whom an offer of employment or engagement with the Company or any Affiliate is extended). An eligible person must be a natural person, and may only be granted an Award in connection with the provision of services not related to capital raising or promoting or maintaining a market for the Common Stock. An Award may be granted on more than one occasion to the same Employee, Director or Consultant, and, subject to the limitations set forth in the Plan, such Award may include a Non-Qualified Share Option, a Restricted Share Award, an Unrestricted Share Award, a Share Appreciation Right, or any combination thereof or, solely for Employees, an Incentive Share Option.

Article VII.
OPTIONS

Section 7.01 Option Period. The term of each Option shall be as specified in the Option Agreement; provided, however, that except as set forth in Section 7.03, no Option shall be exercisable after the expiration of ten (10) years from the date of its grant.

Section 7.02 Limitations on Exercise of Option. An Option shall be exercisable in whole or in such installments and at such times as specified in the Option Agreement.

Section 7.03 Special Limitations on Incentive Share Options. To the extent that the aggregate Fair Market Value (determined at the time the respective Incentive Share Option is granted) of Common Stock with respect to which Incentive Share Options are exercisable for the first time by an individual during any calendar year under all plans of the Company and any parent corporation or subsidiary corporation thereof (both as defined in Section 424 of the Code) which provide for the grant of Incentive Share Options exceeds One Hundred Thousand Dollars ($100,000) (or such other individual limit as may be in effect under the Code on the date of grant), the portion of such Incentive Share Options that exceeds such threshold shall be treated as Non-Qualified Share Options. Incentive Share Options shall be granted to Employees only. The Administrator shall determine, in accordance with applicable provisions of the Code, Treasury Regulations and other administrative pronouncements, which of a Holder’s Options, which were intended by the Administrator to be Incentive Share Options when granted to the Holder, will not constitute Incentive Share Options because of such limitation, and shall notify the Holder of such determination as soon as practicable after such determination. No Incentive Share Option shall be granted to an Employee if, at the time the Incentive Share Option is granted, such Employee is a Ten Percent Shareholder, unless (i) at the time such Incentive Share Option is granted the Option price is at least one hundred ten percent (110%) of the Fair Market Value of the Common Stock subject to the Incentive Share Option, and (ii) such Incentive Share Option by its terms is not exercisable after the expiration of five (5) years from the date of grant. No Incentive Share Option shall be granted more than ten (10) years from the date on which the Plan is approved by the Company’s stockholders. The designation by the Administrator of an Option as an Incentive Share Option shall not guarantee the Holder that the Option will satisfy the applicable requirements for “incentive stock option” status under Section 422 of the Code.

Section 7.04 Option Agreement. Each Option shall be evidenced by an Option Agreement in such form and containing such provisions not inconsistent with the provisions of the Plan as the Administrator from time to time shall approve, including, but not limited to, provisions intended to qualify an Option as an Incentive Share Option. An Option Agreement may provide for the payment of the Option price, in whole or in part, by the delivery of a number of shares of Common Stock (plus cash if necessary) that have been owned by the Holder for at least six (6) months and having a Fair Market Value equal to such Option price, or such other forms or methods as the Administrator may determine from time to time, in each case, subject to such rules and regulations as may be adopted by the Administrator. Each Option Agreement shall specify the effect of termination of employment, Director status or Consultant status on the exercisability of the Option. Moreover, without limiting the generality of the foregoing, an Option Agreement may provide for a “cashless exercise” of the Option, in whole or in part, by (a) establishing procedures whereby the Holder, by a properly-executed written notice, directs (i) an immediate market sale or margin loan as to all or a part of the Common Stock to which he is entitled to receive upon exercise of the Option, pursuant to an extension of credit by the Company to the Holder of the Option price, (ii) the delivery of the Common Stock from the Company directly to a brokerage firm, and (iii) the delivery of the Option price from sale or margin loan proceeds from the brokerage firm directly to the Company, or (b) reducing the number of shares of Common Stock to be issued upon exercise of the Option by the number of such Shares having an aggregate Fair Market Value equal to the Option price (or portion thereof to be so paid) as of the date of the Option’s exercise. Each Option Agreement shall specify the effect of the termination of the Holder’s employment, Director status or Consultant status on the exercisability of the Option. An Option Agreement may also include provisions relating to (i) subject to the provisions hereof, accelerated vesting of Options, including, but not limited to, upon the occurrence of a Change of Control, (ii) tax matters (including provisions covering any applicable Employee wage withholding requirements), and (iii) any other matters not inconsistent with the terms and provisions of the Plan that the Administrator shall, in its sole discretion, determine. The terms and conditions of the respective Option Agreements need not be identical.

Section 7.05 Option Price and Payment. The price at which a Common Share may be purchased upon exercise of an Option shall be determined by the Administrator and shall not be less than the Fair Market Value of a Common Share on the date of grant of such Option; provided, however, that such Option price as determined by the Administrator shall be subject to adjustment as provided in Article XII. The Option price or portion thereof shall be paid in full in the manner prescribed by the Administrator as set forth in the Plan and the applicable Option Agreement, which manner, with the consent of the Administrator, may include the withholding of Common Stock otherwise issuable in connection with the exercise of the Option, for purposes of Section 7.04(b). Separate share certificates shall be issued by the Company for those shares of Common Stock acquired pursuant to the exercise of an Incentive Share Option and for those shares of Common Stock acquired pursuant to the exercise of a Non-Qualified Share Option.

Section 7.06 Stockholder Rights and Privileges. The Holder of an Option shall be entitled to all the privileges and rights of a stockholder of the Company solely with respect to such Common Stock as have been purchased under the Option and for which share certificates have been registered in the Holder’s name.

Section 7.07 Options and Rights in Substitution for Stock or Share Options Granted by Other Corporations. Options may be granted under the Plan from time to time in substitution for stock or share options held by individuals employed by entities who become Employees as a result of a merger or consolidation of the employing entity with the Company or any Affiliate, or the acquisition by the Company or an Affiliate of the assets of the employing entity or the acquisition by the Company or an Affiliate of stock or shares of the employing entity with the result that such employing entity becomes an Affiliate. Notwithstanding Section 7.05, the Administrator may designate a purchase price below Fair Market Value on the date of grant if the Option is granted in substitution for a stock option previously granted by an entity that is acquired by or merged with the Company or an Affiliate.

Section 7.08 Prohibition Against Repricing. Except to the extent (i) approved in advance by holders of a majority of the shares of the Company entitled to vote generally in the election of directors, or (ii) as a result of any Change of Control or any adjustment as provided in Article XII, the Administrator shall not have the power or authority to reduce, whether through amendment or otherwise, the exercise price under any outstanding Option or Share Appreciation Right, or to grant any new Award or make any payment of cash in substitution for or upon the cancellation of Options and/or Share Appreciation Rights previously granted.

Article VIII.
RESTRICTED SHARE AWARDS

Section 8.01 Restriction Period. At the time a Restricted Share Award is made, the Administrator shall establish the Restriction Period applicable to such Award. Each Restricted Share Award may have a different Restriction Period, in the discretion of the Administrator. The Restriction Period applicable to a particular Restricted Share Award shall not be changed except as permitted by Section 8.02.

Section 8.02 Other Terms and Conditions. Common Stock awarded pursuant to a Restricted Share Award shall be represented by a share certificate registered in the name of the Holder of such Restricted Share Award. If provided for under the Restricted Share Award Agreement, the Holder shall have the right to vote its shares of Common Stock subject thereto and to enjoy all other stockholder rights, including the entitlement to receive dividends on the Common Stock during the Restriction Period, except that (i) the Holder shall not be entitled to delivery of the share certificate until the Restriction Period shall have expired, (ii) the Company shall retain custody of the share certificate during the Restriction Period (with a share power endorsed by the Holder in blank), (iii) the Holder may not sell, transfer, pledge, exchange, hypothecate or otherwise dispose of the Common Stock during the Restriction Period, and (iv) a breach of the terms and conditions established by the Administrator pursuant to the Restricted Share Award Agreement shall cause a forfeiture of the Restricted Share Award. At the time of such Award, the Administrator may, in its sole discretion, prescribe additional terms and conditions or restrictions relating to Restricted Share Awards, including, but not limited to, rules pertaining to the effect of termination of employment, Director status or Consultant status prior to expiration of the Restriction Period. Such additional terms, conditions or restrictions shall be set forth in a Restricted Share Award Agreement made in conjunction with the Award. Such Restricted Share Award Agreement may also include provisions relating to (i) subject to the provisions hereof, accelerated vesting of Awards, including, but not limited to, accelerated vesting upon the occurrence of a Change of Control, (ii) tax matters (including provisions covering any applicable Employee wage withholding requirements), and (iii) any other matters not inconsistent with the terms and provisions of the Plan that the Administrator shall, in its sole discretion, determine. The terms and conditions of the respective Restricted Share Agreements need not be identical.

Section 8.03 Payment for Restricted Shares. The Administrator shall determine the amount and form of any payment from a Holder for Common Stock received pursuant to a Restricted Share Award, if any, provided that in the absence of such a determination, a Holder shall not be required to make any payment for Common Stock received pursuant to a Restricted Share Award, except to the extent otherwise required by law.

Section 8.04 Restricted Share Award Agreements. At the time any Award is made under this Article VIII, the Company and the Holder shall enter into a Restricted Share Award Agreement setting forth each of the matters contemplated hereby and such other matters as the Administrator may determine to be appropriate.

Article IX.
UNRESTRICTED SHARE AWARDS

Pursuant to the terms of the applicable Unrestricted Share Award Agreement, a Holder may be awarded (or sold) Common Stock which are not subject to Restrictions, in consideration for past services rendered thereby to the Company or an Affiliate or for other valid consideration.

Article X.
RESTRICTED SHARE UNIT AWARDS

Section 10.01 Terms and Conditions. The Administrator shall set forth in the applicable Restricted Share Unit Award Agreement the individual service-based vesting requirement which the Holder would be required to satisfy before the Holder would become entitled to payment pursuant to Section 10.02 and the number of Units awarded to the Holder. At the time of such Award, the Administrator may, in its sole discretion, prescribe additional terms and conditions or restrictions relating to Restricted Share Unit Awards, including, but not limited to, rules pertaining to the effect of termination of employment, Director status or Consultant status prior to expiration of the applicable vesting period. The terms and conditions of the respective Restricted Share Unit Award Agreements need not be identical.

Section 10.02 Payments. The Holder of a Restricted Share Unit shall be entitled to receive a cash payment equal to the Fair Market Value of an Common Share, or one (1) Common Share, as determined, in the sole discretion, of the Administrator and as set forth in the Restricted Share Unit Award Agreement, for each Restricted Share Unit subject to such Restricted Share Unit Award, if the Holder satisfies the applicable vesting requirement.

Article XI.
SHARE APPRECIATION RIGHTS

Section 11.01 Terms and Conditions. The Administrator shall set forth in the applicable Share Appreciation Right Award Agreement the terms and conditions of the Share Appreciation Right, including (i) the base value (the “Base Value”) for the Share Appreciation Right, which shall be not less than the Fair Market Value of a Common Share on the date of grant of the Share Appreciation Right (unless granted in substitution for an appreciation right previously granted by an entity that is acquired by or merged with the Company or an Affiliate), (ii) the number of shares of Common Stock subject to the Share Appreciation Right, (iii) the period during which the Share Appreciation Right may be exercised; provided, however, that no Share Appreciation Right shall be exercisable after the expiration of ten (10) years from the date of its grant, and (iv) any other special rules and/or requirements which the Administrator imposes upon the Share Appreciation Right. Upon the exercise of some or all of the portion of a Share Appreciation Right, the Holder shall receive a payment from the Company, in cash or in the form of Common Stock having an equivalent Fair Market Value or in a combination of both, as determined, in the sole discretion of the Administrator, equal to the product of:

(a) The excess of (i) the Fair Market Value of a Common Share on the date of exercise, over (ii) the Base Value, multiplied by;

(b) The number of shares of Common Stock with respect to which the Share Appreciation Right is exercised.

Article XII.
RECAPITALIZATION OR REORGANIZATION

Section 12.01 Adjustments to Common Stock. The shares with respect to which Awards may be granted under the Plan are Common Stock as presently constituted; provided, however, that if, and whenever, prior to the expiration or distribution to the Holder of Common Stock underlying an Award theretofore granted, the Company shall effect a subdivision or consolidation of the Common Stock or the payment of a Common Share dividend on Common Stock without receipt of consideration by the Company, the number of shares of Common Stock with respect to which such Award may thereafter be exercised or satisfied, as applicable, (i) in the event of an increase in the number of outstanding shares of Common Stock, shall be proportionately increased, and the purchase price per Common Share shall be proportionately reduced, and (ii) in the event of a reduction in the number of outstanding shares of Common Stock, shall be proportionately reduced, and the purchase price per Common Share shall be proportionately increased. Notwithstanding the foregoing or any other provision of this Article XII, any adjustment made with respect to an Award (x) which is an Incentive Share Option, shall comply with the requirements of Section 424(a) of the Code, and in no event shall any adjustment be made which would render any Incentive Share Option granted under the Plan to be other than an “incentive stock option” for purposes of Section 422 of the Code, and (y) which is a Non-Qualified Share Option, shall comply with the requirements of Section 409A of the Code, and in no event shall any adjustment be made which would render any Non-Qualified Share Option granted under the Plan to become subject to Section 409A of the Code.

Section 12.02 Recapitalization. If the Company recapitalizes or otherwise changes its capital structure, thereafter upon any exercise or satisfaction, as applicable, of a previously granted Award, the Holder shall be entitled to receive (or entitled to purchase, if applicable) under such Award, in lieu of the number of shares of Common Stock then covered by such Award, the number and class of shares and securities to which the Holder would have been entitled pursuant to the terms of the recapitalization if, immediately prior to such recapitalization, the Holder had been the holder of record of the number of shares of Common Stock then covered by such Award.

Section 12.03 Other Events. In the event of changes to the outstanding shares of Common Stock by reason of extraordinary cash dividend, reorganization, mergers, consolidations, combinations, split-ups, spin-offs, exchanges, stock split, reverse stock split or other relevant changes in capitalization occurring after the date of the grant of any Award and not otherwise provided for under this Article XII, any outstanding Awards and any Award Agreements evidencing such Awards shall be adjusted by the Administrator, in such manner as the Administrator shall deem equitable or appropriate taking into consideration the applicable accounting and tax consequences, as to the number and price of shares of Common Stock or other consideration subject to such Awards. In the event of any adjustment pursuant to Sections 12.01, 12.02 or this Section 12.03, the aggregate number of shares of Common Stock available under the Plan pursuant to Section 5.01 may be appropriately adjusted by the Administrator, the determination of which shall be conclusive. In addition, the Administrator may make provision for a cash payment to a Holder or a person who has an outstanding Award. The number of shares of Common Stock subject to any Award shall be rounded to the nearest whole number.

Section 12.04 Powers Not Affected. The existence of the Plan and the Awards granted hereunder shall not affect in any way the right or power of the Board or of the stockholders of the Company to make or authorize any adjustment, recapitalization, reorganization or other change of the Company’s capital structure or business, any merger or consolidation of the Company, any issue of debt or equity securities ahead of or affecting the Common Stock or the rights thereof, the dissolution or liquidation of the Company or any sale, lease, exchange or other disposition of all or any part of its assets or business or any other corporate act or proceeding.

Section 12.05 No Adjustment for Certain Awards. Except as hereinabove expressly provided, the issuance by the Company of shares of any class or securities convertible into shares of any class, for cash, property, labor or services, upon direct sale, upon the exercise of rights or warrants to subscribe therefor or upon conversion of shares or obligations of the Company convertible into such shares or other securities, and in any case whether or not for fair value, shall not affect previously granted Awards, and no adjustment by reason thereof shall be made with respect to the number of shares of Common Stock subject to Awards theretofore granted or the purchase price per Common Share, if applicable.

Article XIII.
AMENDMENT AND TERMINATION OF PLAN

The Plan shall continue in effect, unless sooner terminated pursuant to this Article XIII, until the tenth (10th) anniversary of the date on which it is adopted by the Board (except as to Awards outstanding on that date). The Board, in its discretion, may terminate the Plan at any time with respect to any shares for which Awards have not theretofore been granted; provided, however, that the Plan’s termination shall not materially and adversely impair the rights of a Holder with respect to any Award theretofore granted without the consent of the Holder. The Board shall have the right to alter or amend the Plan or any part hereof from time to time; provided, however, stockholder approval shall be required for ay modification of the Plan that (i) requires stockholder approval under the rules or regulations of the Securities and Exchange Commission or any securities exchange applicable to the Company, (ii) increases the number of shares authorized under the Plan as specified in Section 5.01, (iii) increases the dollar limitation specified in Section 5.04, or (iv) amends, modifies or suspends Section 7.08 (repricing prohibitions) or this Article XIII. In addition, unless otherwise permitted under the Award Agreement, no change in any Award theretofore granted may be made which would materially and adversely impair the rights of a Holder with respect to such Award without the consent of the Holder.

Article XIV.
MISCELLANEOUS

Section 14.01 No Right to Award. Neither the adoption of the Plan by the Company nor any action of the Board or the Administrator shall be deemed to give an Employee, Director or Consultant any right to an Award except as may be evidenced by an Award Agreement duly executed on behalf of the Company, and then solely to the extent and on the terms and conditions expressly set forth therein.

Section 14.02 No Rights Conferred. Nothing contained in the Plan shall (i) confer upon any Employee any right with respect to continuation of employment with the Company or any Affiliate, (ii) interfere in any way with any right of the Company or any Affiliate to terminate the employment of an Employee at any time, (iii) confer upon any Director any right with respect to continuation of such Director’s membership on the Board, (iv) interfere in any way with any right of the Company or an Affiliate to terminate a Director’s membership on the Board at any time, (v) confer upon any Consultant any right with respect to continuation of such Consultant’s consulting engagement with the Company or any Affiliate, or (vi) interfere in any way with any right of the Company or an Affiliate to terminate a Consultant’s consulting engagement with the Company or an Affiliate at any time.

Section 14.03 Other Laws; No Fractional Shares; Withholding. The Company shall not be obligated by virtue of any provision of the Plan to recognize the exercise of any Award or to otherwise sell or issue Common Stock in violation of any laws, rules or regulations, and any postponement of the exercise or settlement of any Award under this provision shall not extend the term of such Award. Neither the Company nor its directors or officers shall have any obligation or liability to a Holder with respect to any Award (or Common Stock issuable thereunder) (i) that shall lapse because of such postponement, or (ii) for any failure to comply with the requirements of any applicable law, rules or regulations, including, but not limited to, any failure to comply with the requirements of Section 409A of this Code. No fractional shares of Common Stock shall be delivered, nor shall any cash in lieu of fractional shares of Common Stock be paid. The Company shall have the right to deduct in cash (whether under this Plan or otherwise) in connection with all Awards any taxes required by law to be withheld and to require any payments required to enable it to satisfy its withholding obligations. In the case of any Award satisfied in the form of Common Stock, no Common Stock shall be issued unless and until arrangements satisfactory to the Company shall have been made to satisfy any tax withholding obligations applicable with respect to such Award. Subject to such terms and conditions as the Administrator may impose, the Company shall have the right to retain, or the Administrator may, subject to such terms and conditions as it may establish from time to time, permit Holders to elect to tender, shares of Common Stock (including Common Stock issuable in respect of an Award) to satisfy, in whole or in part, the amount required to be withheld.

Section 14.04 No Restriction on Corporate Action. Nothing contained in the Plan shall be construed to prevent the Company or any Affiliate from taking any corporate action which is deemed by the Company or such Affiliate to be appropriate or in its best interest, whether or not such action would have an adverse effect on the Plan or any Award made under the Plan. No Employee, Director, Consultant, beneficiary or other person shall have any claim against the Company or any Affiliate as a result of any such action.

Section 14.05 Restrictions on Transfer. No Award under the Plan or any Award Agreement and no rights or interests herein or therein, shall or may be assigned, transferred, sold, exchanged, encumbered, pledged or otherwise hypothecated or disposed of by a Holder except (i) by will or by the laws of descent and distribution, or (ii) except for an Incentive Share Option, by gift to any Family Member of the Holder. An Award may be exercisable during the lifetime of the Holder only by such Holder or by the Holder’s guardian or legal representative unless it has been transferred by gift to a Family Member of the Holder, in which case it shall be exercisable solely by such transferee. Notwithstanding any such transfer, the Holder shall continue to be subject to the withholding requirements provided for under Section 14.3 hereof.

Section 14.06 Beneficiary Designations. The Administrator may also establish procedures as it deems appropriate for a Holder to designate a person or persons, as beneficiary or beneficiaries, to exercise the rights of the Holder and receive any property distributable with respect to any Award in the event of the Holder’s death. In the absence of any such written beneficiary designation, for purposes of the Plan, a Holder’s beneficiary shall be the Holder’s estate.

Section 14.07 Rule 16b-3. It is intended that the Plan and any Award made to a person subject to Section 16 of the Exchange Act shall meet all of the requirements of Rule 16b-3. If any provision of the Plan or of any such Award would disqualify the Plan or such Award under, or would otherwise not comply with the requirements of, Rule 16b-3, such provision or Award shall be construed or deemed to have been amended as necessary to conform to the requirements of Rule 16b-3.

Section 14.08 Section 409A. Notwithstanding anything in the Plan or any Award to the contrary, to the extent that any amount or benefit that constitutes “deferred compensation” to a Holder under Section 409A of the Code and applicable guidance thereunder is otherwise payable or distributable to a Holder under the Plan or any Award solely by reason of the occurrence of a change in control event or due to the Holder’s disability or “separation from service” (as such term is defined under Section 409A of the Code), such amount or benefit will not be payable or distributable to the Holder by reason of such circumstance unless the Administrator determines in good faith that (i) the circumstances giving rise to such change in control event, disability or separation from service meet the definition of a change in control event, disability or separation from service, as the case may be, in Section 409A of the Code and applicable proposed or final regulations, or (ii) the payment or distribution of such amount or benefit would be exempt from the application of Section 409A of the Code by reason of the short-term deferral exemption or otherwise. Any payment or distribution that otherwise would be made to a Holder who is a “specified employee” (as defined under Section 409A of the Code) on account of separation from service may not be made before the date which is six (6) months after the date of the specified employee’s separation from service (or if earlier, upon the specified employee’s death) unless the payment or distribution is exempt from the application of Section 409A of the Code by reason of the short-term deferral exemption or otherwise.

Section 14.09 Indemnification. Each person who is or shall have been a member of the Board or of the Administrator shall be indemnified and held harmless by the Company against and from any loss, cost, liability or expense that may be imposed upon or reasonably incurred thereby in connection with or resulting from any claim, action, suit or proceeding to which such person may be made a party or may be involved by reason of any action taken or failure to act under the Plan and against and from any and all amounts paid thereby in settlement thereof, with the Company’s approval, or paid thereby in satisfaction of any judgment in any such action, suit or proceeding against such person; provided, however, that such person shall give the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf. The foregoing right of indemnification shall not be exclusive and shall be independent of any other rights of indemnification to which such persons may be entitled under the Company’s Articles of Incorporation or By-laws, by contract, as a matter of law, or otherwise.

Section 14.10 Other Plans. No Award, payment or amount received hereunder shall be taken into account in computing an Employee’s salary or compensation for the purposes of determining any benefits under any pension, retirement, life insurance or other benefit plan of the Company or any Affiliate, unless such other plan specifically provides for the inclusion of such Award, payment or amount received. Nothing in the Plan shall be construed to limit the right of the Company to establish other plans or to pay compensation to its employees, directors and other service providers, in cash or property, in a manner which is not expressly authorized under the Plan.

Section 14.11 Limits of Liability. Any liability of the Company with respect to an Award shall be based solely upon the contractual obligations created under the Plan and the Award Agreement. None of the Company, any member of the Board nor any member of the Administrator shall have any liability to any party for any action taken or not taken, in good faith, in connection with or under the Plan.

Section 14.12 Governing Law. Except as otherwise provided herein, the Plan shall be construed in accordance with British Virgin Islands law, without regard to principles of conflicts of law.

Section 14.13 Severability of Provisions. If any provision of the Plan is held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provision of the Plan, and the Plan shall be construed and enforced as if such invalid or unenforceable provision had not been included in the Plan.

Section 14.14 No Funding. The Plan shall be unfunded. The Company shall not be required to establish any special or separate fund or to make any other segregation of funds or assets to ensure the payment of any Award.

Section 14.15 Headings. Headings used throughout the Plan are for convenience only and shall not be given legal significance.

Section 14.16 Terms of Award Agreements. Each Award shall be evidenced by an Award Agreement. The terms of the Award Agreements utilized under the Plan need not be the same.

Part II
Information not Required in Prospectus

Item 20. Indemnification of Directors and Officers

Pursuant to the BVI Act and the PubCo Governing Documents, PubCo shall indemnify against all expenses, including legal fees, and against all judgements, fines and amounts paid in settlement and reasonably incurred in connection with legal, administrative or investigative proceedings any person who: (a) is or was a party or is threatened to be made a party to any threatened, pending or completed proceedings, whether civil, criminal, administrative or investigative, by reason of the fact that the person is or was a director, an officer or a liquidator of PubCo; or (b) is or was, at the request of PubCo, serving as a director or in any other capacity is or was acting for, another body corporate or a partnership, joint venture, trust or other enterprise. This indemnification does noy apply to a person unless the person acted honestly and in good faith and in what he believed to be the best interests of PubCo and, in the case of criminal proceedings, the person had no reasonable cause to believe that his conduct was unlawful.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is theretofore unenforceable.

Item 21. Exhibits and Financial Statement Schedule

Exhibit Number	Description
2.1*#	Business Combination Agreement, dated as of December 5, 2022, by and among TG Venture Acquisition Corp., Flexi Group Holdings Ltd, Flexi Merger Co. LLC, The Flexi Merger Co. Ltd and The Flexi Group Limited (included as Annex A to the proxy statement/prospectus).

3.1*	Memorandum and Articles of Association of The Flexi Group Holdings Ltd, dated November 10, 2022.

3.2	Amended and Restated Memorandum and Articles of Association of The Flexi Group Holdings Ltd, dated March 31, 2023 (included as Annex B to the proxy statement/prospectus).

3.3	Certificate of Amendment to the Amended and Restated Certificate of Incorporation of TG Venture Acquisition Corp., dated as of May 4, 2023. (incorporated by reference to Exhibit 10.1 to TG Venture Acquisition Corp.’s Current Report on Form 8-K filed on May 1, 2023).

4.1	Specimen warrant certificate of The Flexi Group Holdings Ltd.

4.2	Warrant Agreement, dated November 2, 2021, by and between TG Venture Acquisition Corp. and Continental Stock Transfer & Trust Company, as warrant agent (incorporated by reference to Exhibit 4.4 of TG Venture Acquisition Corp.’s Current Report on Form 8-K filed November 5, 2021).

4.3	Form of Warrant Assumption Agreement among TG Venture Acquisition Corp., The Flexi Group Holdings Ltd and Continental Stock Transfer & Trust Company, as Warrant agent.

5.1	Opinion of Conyers Dill & Pearman as to validity of The Flexi Group Holdings Ltd Ordinary Shares.

5.2	Opinion of Lucosky Brookman LLP as to the Flexi Group Holdings Ltd Warrants.

8.1	Opinion of DLA Piper LLP (US) regarding material U.S. federal income tax matters.

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10.1*	Form of Shareholder Support Agreement, dated as of December 5, 2022, by and between The Flexi Group Holdings Ltd and The Flexi Group Limited (incorporated by reference to Exhibit 10.1 of TG Venture Acquisition Corp.’s Current Report on Form 8-K filed December 6, 2022).

10.2*	Form of Sponsor Support Agreement, dated as of December 5, 2022, by and among The Flexi Group Holdings Ltd, The Flexi Group Limited, Dragon Active Limited, TriPoint Capital Management and HFI Limited (incorporated by reference to Exhibit 10.2 of TG Venture Acquisition Corp.’s Current Report on Form 8-K filed December 6, 2022).

10.3*	Form of Lock-Up Agreement (incorporated by reference to Exhibit 10.3 of TG Venture Acquisition Corp.’s Current Report on Form 8-K filed December 6, 2022).

10.4*	Form of Registration Rights Agreement (incorporated by reference to Exhibit 10.4 of TG Venture Acquisition Corp.’s Current Report on Form 8-K filed December 6, 2022).

10.5*	Form of Letter Agreement, dated as of November 2, 2021, by and among TG Venture Acquisition Corp., Tsangs Group Holdings Limited, Dragon Active Limited, ThinkEquity, LLC, TriPoint Capital Management, LLC and HFI Limited (incorporated by reference to Exhibit 10.1 to TG Venture Acquisition Corp.’s Registration Statement on Form S-1 filed on October 15, 2021).

10.6	Advisory Agreement, dated as of December 23, 2022, between TG Venture Acquisition Corp., Tsangs Group Holding Limited and ThinkEquity, LLC.

10.7	Amendment No. 1 to Advisory Agreement, dated as of May 1, 2023, between TG Venture Acquisition Corp., Tsangs Group Holding Limited and ThinkEquity, LLC.

10.8	Non-Redemption Agreement, dated as of April 30, 2023, by and among TG Venture Acquisition Corp., Tsangs Group Holdings Limited, Bulldog Investors, LLP and Phillip Goldstein (incorporated by reference to Exhibit 10.1 to TG Venture Acquisition Corp.’s Current Report on Form 8-K filed on May 10, 2023).

10.9	Investment Management Trust Agreement, dated as of November 2, 2021, by and between TG Venture Acquisition Corp. and Continental Stock Transfer & Trust Company. (incorporated by reference to Exhibit 10.4 to TG Venture Acquisition Corp.’s Current Report on Form 8-K filed November 5, 2021).

10.10	Amendment No. 1 to Investment Management Trust Agreement, dated as of March 24, 2023, by and between TG Venture Acquisition Corp. and Continental Stock Transfer & Trust Company.

10.11	Amendment No. 2 to Investment Management Trust Agreement, dated as of May 4, 2023, by and between TG Venture Acquisition Corp. and Continental Stock Transfer & Trust Company. (incorporated by reference to Exhibit 10.2 to TG Venture Acquisition Corp.’s Current Report on Form 8-K filed on May 1, 2023).

10.12	Promissory Note, dated June 2, 2023, issued to Tsangs Group Holdings Limited.

10.13	Promissory Note, dated June 5, 2023, issued to Tsangs Group Holdings Limited.

10.14	Loan Agreement, dated May 9, 2023, by and between Teo Juhn How and Common Ground Works Sdn. Bhd.

10.15	Deed of Trust, dated May 9, 2023, by and between The Flexi Group Holdings Ltd and Teo Juhn How.

21.1	List of Subsidiaries.

23.1	Consent of Marcum LLP.

23.2	Consent of BF Borgers CPA PC.

23.3	Consent of Conyers Dill & Pearman (included in Exhibit 5.1).

23.4	Consent of Lucosky Brookman LLP (included in Exhibit 5.2).

23.5	Consent of DLA Piper LLP (US) (included in Exhibit 8.1).

24.1*	Powers of Attorney (included on signature page herein).

99.1	Form of Proxy Card for TG Venture Acquisition Corp.’s Special Meeting of Stockholders.

99.2*	Consent of Marshall & Stevens Transaction Advisory Services LLC.

107	Filing Fee Table

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*	previously filed.

#	Certain exhibits and schedules to this Exhibit have been omitted in accordance with Regulation S-K Item 601(a)(5). TGVC agrees to furnish supplementally a copy of any omitted exhibit or schedule to the SEC upon its request; however, The Flexi Group Holdings Ltd may request confidential treatment of omitted items.

Item 22. Undertakings

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

ii.	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

iii.	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A of Form 20-F at the start of any delayed offering or throughout a continuous offering.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and shall be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus shall contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

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The registrant undertakes that every prospectus: (1) that is filed pursuant to the immediately preceding paragraph, or (2) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, shall be filed as a part of an amendment to the registration statement and shall not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

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Signatures

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Hong Kong, Hong Kong, on June 12, 2023.

The Flexi Group Holdings Ltd

By:	/s/ Christopher Ian Edwards
Christopher Ian Edwards Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following on June 12, 2023 in the capacities indicated.

Name	Title

/s/ Christopher Ian Edwards
Christopher Ian Edwards	Chief Executive Officer and Director (principal executive officer and principal financial and principal accounting officer)

*
Constant Tedder	Director

*
Erman Akinci	Director

*
Juhn Teo	Director

*
Alexis Grolin	Director

By:	/s/ Christopher Ian Edwards
Christopher Ian Edwards
Attorney-in-Fact

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Authorized Representative

Pursuant to the requirement of the Securities Act of 1933, the undersigned, the duly undersigned representative in the United States of PubCo, has signed this registration statement in New York, New York, on June 12, 2023.

Cogency Global Inc.

By:	/s/ Colleen A. De Vries
Name:	Colleen A. De Vries
Senior Vice-President on behalf of Cogency Global Inc.

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